Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143580

PROSPECTUS

Time Warner Cable Inc.

OFFER TO EXCHANGE

$1,500,000,000 in aggregate principal amount of 5.40% Notes due 2012, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 5.40% Notes due 2012.

$2,000,000,000 in aggregate principal amount of 5.85% Notes due 2017, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 5.85% Notes due 2017.

$1,500,000,000 in aggregate principal amount of 6.55% Debentures due 2037, which have been registered under the Securities Act of 1933, as amended, for any and all outstanding 6.55% Debentures due 2037.

The exchange debt securities will be fully and unconditionally guaranteed on a senior unsecured basis by our subsidiaries Time Warner Entertainment Company, L.P. and TW NY Cable Holding Inc.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding debt securities for freely tradeable exchange debt securities that have been registered under the Securities Act of 1933.

The Exchange Offer

•	We will exchange all outstanding debt securities that are validly tendered and not validly withdrawn for an equal principal amount of exchange debt securities that are freely tradeable.

•	You may withdraw tenders of outstanding debt securities at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on October 25, 2007, unless we extend it.

•	The exchange of outstanding debt securities for exchange debt securities in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange debt securities to be issued in the exchange offer are substantially identical to the outstanding debt securities, except that the exchange debt securities will be registered under the Securities Act of 1933, as amended, and will not have any transfer restrictions, registration rights or rights to additional interest.

•	No public market exists for the initial debt securities or exchange debt securities. We do not intend to apply for listing of the exchange debt securities or to arrange for them to be quoted on a quotation system.

•	We will not receive any proceeds from the exchange offer.

You should carefully consider the “Risk Factors” beginning on page 14 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange debt securities to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2007.

i

SUMMARY

Except as the context otherwise requires, references in this prospectus to “TWC,” the “Company,” “we,” “our” or “us” are to Time Warner Cable Inc. and references to “Time Warner” are to our parent corporation, Time Warner Inc. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment. You should read the entire prospectus carefully. Please see “Forward-Looking Statements” for more information regarding these statements.

Except as the context otherwise requires, references to information being “pro forma” or “on a pro forma basis” assume that the transactions with Adelphia Communications Corporation (“Adelphia”) and its affiliates and subsidiaries and Comcast Corporation (“Comcast”) and its affiliates and the dissolution of Texas and Kansas City Cable Partners, L.P. (“TKCCP”), including the distribution of TKCCP’s cable systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), occurred on January 1, 2006, as described in our unaudited pro forma condensed combined financial statements contained herein. See “Unaudited Pro Forma Condensed Combined Financial Information.” Certain of the subscriber data contained in this prospectus includes subscribers in the Kansas City Pool for all periods presented. Prior to January 1, 2007, we managed, but did not consolidate the financial results of, the Kansas City Pool.

The term “initial debt securities” refers to the 5.40% Notes due 2012 (the “2012 initial notes”), the 5.85% Notes due 2017 (the “2017 initial notes”) and the 6.55% Debentures due 2037 (the “2037 initial debentures”) that were issued on April 9, 2007 in an offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The term “exchange debt securities” refers to the 5.40% Notes due 2012 (the “2012 exchange notes” and, together with the 2012 initial notes, the “2012 notes”), the 5.85% Notes due 2017 (the “2017 exchange notes” and, together with the 2017 initial notes, the “2017 notes”) and the 6.55% Debentures due 2037 (the “2037 exchange debentures” and, together with the 2037 initial debentures, the “2037 debentures”) offered with this prospectus. The term “debt securities” refers to the initial debt securities and the exchange debt securities, collectively. The term “2007 Bond Offering” refers to the issuance of the initial debt securities.

Our Company

We, together with our subsidiaries, are the second-largest cable operator in the U.S. and are an industry leader in developing and launching innovative video, data and voice services. At June 30, 2007, we had cable systems that passed approximately 26 million U.S. homes in well-clustered locations and had approximately 14.7 million customer relationships. Approximately 85% of these homes passed were located in one of five principal geographic areas: New York state, the Carolinas, Ohio, southern California and Texas. As of June 30, 2007, we were the largest cable system operator in a number of large cities, including New York City and Los Angeles.

As part of our strategy to expand our cable footprint and improve the clustering of our cable systems, on July 31, 2006, a subsidiary of ours, Time Warner NY Cable LLC (“TW NY”), and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia. TW NY paid approximately $8.9 billion in cash (after giving effect to certain purchase price adjustments) and shares of our Class A common stock, par value $.01 per share (“Class A common stock”), representing approximately 16% of our outstanding common stock for the portion of the Adelphia assets it acquired. Immediately prior to the Adelphia acquisition, we and our subsidiary, Time Warner Entertainment Company, L.P. (“TWE”), redeemed Comcast’s interests in us (the “TWC Redemption”) and TWE (the “TWE Redemption” and, together with the TWC Redemption, the “Redemptions”), respectively, with the result that Comcast no longer had an interest in either company. In addition, TW NY exchanged certain cable systems with subsidiaries of Comcast (the “Exchange”). As a result of the closing of these transactions (referred to generally herein as the “Transactions”), we acquired systems with approximately 4.0 million basic video subscribers and disposed of systems with approximately 0.8 million basic video subscribers that were transferred to Comcast in connection with the Redemptions and the Exchange for a net gain of approximately 3.2 million basic video subscribers.

In addition, effective January 1, 2007, we began consolidating the results of the Kansas City Pool we received upon the distribution of the assets of TKCCP to us and Comcast. Prior to January 1, 2007, our interest in TKCCP was reported as an equity method investment. TKCCP was formally dissolved on May 15, 2007.

For the presentation of subscriber information, cable systems we acquired in and retained after the Transactions are referred to herein as the “Acquired Systems,” and systems we owned before and retained after the Transactions, as well as the Kansas City Pool, are referred to herein as the “Legacy Systems.” For the presentation of financial information, however, “Legacy Systems” refers only to those systems that the Company owned both before and after the Transactions and does not include the Kansas City Pool. The “Acquired Systems” have the same definition as above.

On February 13, 2007, Adelphia’s Chapter 11 reorganization plan became effective and, under applicable securities law regulations and provisions of the U.S. bankruptcy code, we became a public company subject to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the terms of the reorganization plan, most of the 155,913,430 shares of our Class A common stock that Adelphia received in the Adelphia acquisition (representing approximately 16% of our outstanding common stock) are being distributed to Adelphia’s creditors. As of June 30, 2007, approximately 91% of these shares had been distributed to Adelphia’s creditors. The remaining shares are expected to be distributed during the coming months as the remaining disputes are resolved by the bankruptcy court. On March 1, 2007, our Class A common stock began trading on the New York Stock Exchange (the “NYSE”) under the symbol “TWC.”

Time Warner currently owns approximately 84.0% of our common stock (representing a 90.6% voting interest). The financial results of our operations are consolidated by Time Warner.

As the marketplace for basic video services has matured, the cable industry has responded by introducing new services, including enhanced video services like high definition television (“HDTV”) and video-on-demand (“VOD”), high-speed Internet access and Internet protocol (“IP”)-based telephony. As of June 30, 2007, approximately 7.7 million (or 58%) of our 13.4 million basic video customers subscribed to digital video services, 7.2 million (or 28%) of high-speed data service-ready homes subscribed to a residential high-speed data service such as our Road Runner service and 2.3 million (or 12%) of voice service-ready homes subscribed to Digital Phone. We launched Digital Phone broadly in the Legacy Systems during 2004 and as of June 30, 2007, it was available to over 40% of the homes passed in the Acquired Systems. As of June 30, 2007, in the Legacy Systems, approximately 59% of our 9.6 million basic video customers subscribed to digital video services and over 32% of high-speed data service-ready homes subscribed to a residential high-speed data service.

SUMMARY OF THE EXCHANGE OFFER

We are offering to exchange (i) $1,500,000,000 aggregate principal amount of our 2012 exchange notes for a like aggregate principal amount of our 2012 initial notes, (ii) $2,000,000,000 aggregate principal amount of our 2017 exchange notes for a like aggregate principal amount of our 2017 initial notes and (iii) $1,500,000,000 aggregate principal amount of our 2037 exchange debentures for a like aggregate principal amount of our 2037 initial debentures. In order to exchange your initial debt securities, you must properly tender them and we must accept your tender. We will exchange all outstanding initial debt securities that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange our exchange debt securities for a like aggregate principal amount at maturity of our initial debt securities.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on October 25, 2007, unless we extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

• the exchange offer does not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission (the “SEC”);

• no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; and

• we obtain all the governmental approvals we deem necessary to complete this exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Debt Securities	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial debt securities to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial debt securities by book-entry delivery following the procedures described in this prospectus. For more information on tendering your initial debt securities, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Debt Securities.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial debt securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial debt securities in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial debt securities and you cannot get the required documents to the exchange agent on time, you may tender your initial debt securities by using the guaranteed delivery procedures described under the section of this prospectus entitled

“The Exchange Offer—Procedures for Tendering Initial Debt Securities—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial debt securities at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Debt Securities and Delivery of Exchange Debt Securities	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial debt securities that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return to you any initial debt security that we do not accept for exchange without expense promptly after the expiration date. We will deliver the exchange debt securities to you promptly after the expiration date and acceptance of your initial debt securities for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Debt Securities for Exchange; Delivery of Exchange Debt Securities.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial debt securities for exchange debt securities will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain Material U.S. Federal Income Tax Consequences.”

Exchange Agent	The Bank of New York is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange debt securities. We are making this exchange offer solely to satisfy certain of our obligations under a registration rights agreement entered into among our company, the guarantors and the initial purchasers of the debt securities (the “Registration Rights Agreement”) in connection with the issuance of the initial debt securities.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

• except as set forth in the next paragraph, you will not be able to require us to register your initial debt securities under the Securities Act;

• you will not be able to resell, offer to resell or otherwise transfer your initial debt securities unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act; and

• the trading market for your initial debt securities will become more limited to the extent other holders of initial debt securities participate in the exchange offer.

You will not be able to require us to register your initial debt securities under the Securities Act unless:

• changes in applicable law or the interpretations of the staff of the SEC do not permit us to effect the exchange offer;

• for any reason the exchange offer is not consummated by January 4, 2008;

• any holder notifies us prior to the 30th day following consummation of this exchange offer that it is prohibited by law or SEC policy from participating in the exchange offer;

• in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 30th day following the consummation of the exchange offer that it did not receive exchange debt securities that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act); or

• any initial purchaser of the debt securities so requests with respect to initial debt securities that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution.

In these cases, the Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial debt securities described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial debt securities that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the debt securities issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial debt securities in this exchange offer and resell the exchange debt securities without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial debt securities and to acquire exchange debt securities, and that we will acquire good and unencumbered title to the initial debt securities,

• the exchange debt securities acquired by you are being acquired in the ordinary course of business,

• you have no arrangement or understanding with any person to participate in a distribution of the exchange debt securities and are not participating in, and do not intend to participate in, the distribution of such exchange debt securities,

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange debt securities, and

• if you are a broker-dealer, initial debt securities to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange debt securities.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Debt Securities—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange debt securities” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) that receives exchange debt securities, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange debt securities, (2) who acquired the initial debt securities as a result of market-making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange debt securities, or (3) who acquired the initial debt securities directly from the issuers in the initial offering and not as a result of market-making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange debt securities.

Summary of Terms of the Exchange Debt Securities

The following summary is not intended to be complete. For a more detailed description of the debt securities, see “Description of the Debt Securities and the Guarantees.”

Issuer	Time Warner Cable Inc.

Exchange Debt Securities	$1,500,000,000 aggregate principal amount of 5.40% Notes due 2012; $2,000,000,000 aggregate principal amount of 5.85% Notes due 2017; and $1,500,000,000 aggregate principal amount of 6.55% Debentures due 2037. The forms and terms of the exchange debt securities are substantially identical to the forms and terms of the initial debt securities except that the exchange debt securities will be registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under the Registration Rights Agreement or additional interest. The exchange debt securities will evidence the same debt as the initial debt securities, and both the initial debt securities and the exchange debt securities will be governed by the same indenture.

Maturity	2012 notes: July 2, 2012 2017 notes: May 1, 2017 2037 debentures: May 1, 2037

Interest Payment Dates	Interest on the 2012 notes is payable semi-annually in arrears on January 2 and July 2 of each year, beginning on July 2, 2007. Interest on the 2017 notes and the 2037 debentures is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2007. Interest began to accrue from April 9, 2007.

Guarantors	Our subsidiaries, TWE and TW NY Cable Holding Inc. (“TW NY Holding” and, together with TWE, the “guarantors”).

Guarantees	The debt securities are fully, irrevocably and unconditionally guaranteed by the guarantors.

Ranking	The debt securities are our unsecured senior obligations and rank equally with our other unsecured and unsubordinated obligations.

The guarantees are unsecured senior obligations of the guarantors and rank equally with other unsecured and unsubordinated obligations of the guarantors.

The debt securities and the guarantees effectively rank junior in right of payment to any obligations, including trade payables, of all of our other subsidiaries that do not guarantee the debt securities. Please read “Description of the Debt Securities and the Guarantees—Ranking” and “Description of the Debt Securities and the Guarantees—Guarantees” in this prospectus for a discussion of the structural subordination of the debt securities with respect to the assets of certain of our subsidiaries.

Optional Redemption	We may redeem some or all of the debt securities at any time or from time to time, at our option, at the redemption prices described in this prospectus. See “Description of the Debt Securities and the Guarantees—Optional Redemption.”

Absence of Public Market for the Exchange Debt Securities	The exchange debt securities are new securities with no established market for them. We cannot assure you that a market for these exchange debt securities will develop or that this market will be liquid.

Form of the Exchange Debt Securities	The exchange debt securities will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of New York, as custodian. You will not receive exchange debt securities in certificated form unless one of the events described in the section of this prospectus entitled “Book-Entry, Delivery and Form—Exchange of Book-Entry Notes for Certificated Debt Securities” occurs. Instead, beneficial interests in the exchange debt securities will be shown on, and transfers of these exchange debt securities will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

No Listing	We do not intend to apply for the listing of the debt securities on any securities exchange or for the quotation of the debt securities in any dealer quotation system.

Governing Law	New York.

Risk Factors	Investing in the debt securities involves risk. You should carefully consider the risks, uncertainties and assumptions discussed under the section “Risk Factors” in this prospectus, together with all the other information contained in this prospectus.

Corporate Information

Although we and our predecessors have been in the cable business for over 30 years in various legal forms, Time Warner Cable Inc. was incorporated as a Delaware corporation in March 2003. Our principal executive offices are located at One Time Warner Center, North Tower, New York, New York 10019. Our telephone number is (212) 364-8200 and our corporate website is www.timewarnercable.com. Information included on or accessible through our website does not constitute a part of this prospectus.

Summary Financial and Subscriber Data

Our summary financial and subscriber data are set forth on the following tables. The summary historical balance sheet data as of December 31, 2005 and 2006 and statement of operations data for each of the years ended December 31, 2004, 2005 and 2006 have been derived from our audited financial statements included elsewhere in this prospectus. The summary historical balance sheet data as of December 31, 2004 have been derived from our audited financial statements not included in this prospectus. The summary balance sheet data as of June 30, 2007 and the statement of operations data for the six months ended June 30, 2006 and 2007 have been derived from our unaudited consolidated financial statements contained elsewhere in this prospectus. The summary historical balance sheet data as of June 30, 2006 have been derived from our unaudited financial statements not included in this prospectus. In the opinion of management, the unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of our results of operations for those periods. Our results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results that can be expected for the full year or for any future period.

The summary unaudited pro forma statement of operations data set forth below give effect to the Transactions, the dissolution of TKCCP, including TKCCP’s distribution of the Kansas City Pool to us, and the other matters described under “Unaudited Pro Forma Condensed Combined Financial Information,” as if the Transactions and the dissolution of TKCCP occurred on January 1, 2006. The unaudited pro forma information does not purport to represent what our results of operations or financial position would have been if the Transactions, the dissolution of TKCCP and such other matters had occurred as of the dates indicated or what those results will be for future periods.

The subscriber data set forth below covers cable systems serving 13.4 million basic video subscribers as of June 30, 2007. Subscriber numbers for all periods presented have been recast to include the subscribers in the Kansas City Pool and to exclude the subscribers that were transferred to Comcast in connection with the Transactions.

The following information should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information,” “Capitalization,” “Use of Proceeds,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” our consolidated financial statements and related notes, Adelphia’s consolidated financial statements and related notes and Comcast’s special purpose combined carve-out financial statements of the former Comcast Los Angeles, Dallas and Cleveland cable system operations and related notes, each of which is included elsewhere in this prospectus.

	Year Ended				Six Months Ended
	December 31,				June 30,
				Pro		Pro
				Forma		Forma
	2004	2005	2006	2006	2006	2006	2007
	(in millions, except per share data)

Statement of Operations Data:(1)
Revenues:
Video	$5,706	$6,044	$7,632	$9,821	$3,199	$4,881	$5,083
High-speed data	1,642	1,997	2,756	3,271	1,169	1,574	1,818
Voice(2)	29	272	715	818	297	361	549
Advertising	484	499	664	850	242	384	415

Total revenues	7,861	8,812	11,767	14,760	4,907	7,200	7,865
Costs and expenses:
Costs of revenues	3,456	3,918	5,356	6,974	2,202	3,430	3,755
Selling, general and administrative	1,450	1,529	2,126	2,569	883	1,242	1,343
Depreciation	1,329	1,465	1,883	2,360	768	1,144	1,318
Amortization	72	72	167	317	37	157	143
Merger-related and restructuring costs	—	42	56	56	21	21	16
Impairment of long-lived assets	—	—	—	9	—	9	—

Total costs and expenses	6,307	7,026	9,588	12,285	3,911	6,003	6,575

Operating Income	1,554	1,786	2,179	2,475	996	1,197	1,290
Interest expense, net	(465)	(464)	(646)	(909)	(225)	(451)	(454)
Income from equity investments, net	41	43	129	—	42	—	7
Minority interest expense, net	(56)	(64)	(108)	(122)	(43)	(51)	(79)
Other income (expense), net	11	1	2	(4)	1	(4)	143

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,085	1,302	1,556	1,440	771	691	907
Income tax provision	(454)	(153)	(620)	(579)	(307)	(280)	(359)

Income before discontinued operations and cumulative effect of accounting change	631	1,149	936	$861	464	$411	548

Discontinued operations, net of tax	95	104	1,038		64		—
Cumulative effect of accounting change, net of tax	—	—	2		2		—

Net income	$726	$1,253	$1,976		$530		$548

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.63	$1.15	$0.95	$0.88	$0.47	$0.42	$0.56

Discontinued operations	0.10	0.10	1.05		0.06		—
Cumulative effect of accounting change	—	—	—		—		—

Basic net income per common share	$0.73	$1.25	$2.00		$0.53		$0.56

Average basic common shares	1,000.0	1,000.0	990.4	976.9	1,000.0	976.9	976.9

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.63	$1.15	$0.95	$0.88	$0.47	$0.42	$0.56

Discontinued operations	0.10	0.10	1.05		0.06		—
Cumulative effect of accounting change	—	—	—		—		—

Diluted net income per common share	$0.73	$1.25	$2.00		$0.53		$0.56

Average diluted common shares	1,000.0	1,000.0	990.4	976.9	1,000.0	976.9	977.1

OIBDA(3)	$2,955	$3,323	$4,229	$5,152	$1,801	$2,498	$2,751

	December 31,			June 30,
	2004	2005	2006	2006	2007
	(in millions)

Balance Sheet Data:(1)
Cash and equivalents	$102	$12	$51	$26	$70
Total assets	43,138	43,677	55,743	44,010	55,873
Total debt and preferred equity(4)	7,299	6,863	14,732	6,523	14,171

	Year Ended			Six Months
	December 31,			Ended June 30,
	2004	2005	2006	2006	2007
	(in millions)

Other Operating Data:(1)
Cash provided by operating activities	$2,661	$2,540	$3,595	$1,541	$2,204
Free Cash Flow(5)	851	435	735	388	591
Capital expenditures from continuing operations	(1,559)	(1,837)	(2,718)	(1,018)	(1,551)

	December 31,			June 30,
	2004	2005	2006	2006	2007
	(in thousands, except percentages)

Subscriber Data:(1)(6)
Customer relationships(7)	9,904	10,088	14,565	10,260	14,677
Revenue generating units(8)	17,128	19,301	29,527	20,750	30,983
Video:
Homes passed(9)	15,977	16,338	26,062	16,613	26,335
Basic subscribers(10)	9,336	9,384	13,402	9,469	13,391
Basic penetration(11)	58.4%	57.4%	51.4%	57.0%	50.8%
Digital subscribers(12)	4,067	4,595	7,270	4,971	7,732
Digital penetration(13)	43.6%	49.0%	54.2%	52.5%	57.7%
High-speed data:
Service-ready homes passed(14)	15,870	16,227	25,691	16,399	26,033
Residential subscribers(15)	3,368	4,141	6,644	4,649	7,188
Residential high-speed data penetration(16)	21.2%	25.5%	25.9%	28.3%	27.6%
Commercial accounts(15)	151	183	245	199	263
Voice:
Service-ready homes passed(17)	8,814	14,308	16,623	15,140	19,863
Subscribers(18)	206	998	1,860	1,462	2,335
Penetration(19)	2.3%	7.0%	11.2%	9.7%	11.8%

(1)	Our 2006 and 2007 financial and subscriber results include the impact of the Transactions for periods subsequent to the closing of the Transactions on July 31, 2006. Our 2007 financial results include the impact of the consolidation of the Kansas City Pool on January 1, 2007.

(2)	Pro forma voice revenues include revenues of $71 million and $38 million for the year ended December 31, 2006 and the six months ended June 30, 2006, respectively, associated with subscribers acquired from Comcast who receive traditional, circuit-switched telephone service (approximately 106,000 and 136,000 subscribers at December 31, 2006 and June 30, 2006, respectively). Additionally, voice revenues for the year ended December 31, 2006 and the six months ended June 30, 2007 include approximately $27 million and $25 million, respectively, of revenues associated with approximately 106,000 subscribers and 74,000 subscribers as of December 31, 2006 and June 30, 2007, respectively, receiving traditional, circuit-switched telephone service. We continue to provide traditional, circuit-switched services to some of those subscribers and, in some areas, have begun the process of discontinuing the circuit-switched offering in accordance with regulatory requirements. In those areas where the circuit-switched offering is discontinued, Digital Phone will be the only voice service we provide.

(3)	Operating Income before Depreciation and Amortization (“OIBDA”) is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We define OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of our business because OIBDA eliminates the uneven effect across our business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA because it believes this measure provides valuable insight into the underlying performance of our individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA is a significant measure used in our annual incentive compensation programs. OIBDA also is a metric used by our parent, Time Warner, to evaluate our performance and is an important measure in the Time Warner reportable segment disclosures. Management also uses OIBDA because it believes it provides an indication of our ability to service debt and fund capital expenditures, as OIBDA removes the impact of depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by us for income taxes, debt servicing costs, the share of OIBDA related to the minority ownership, the results of our equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share. Additionally, OIBDA should be considered in addition to, and not as a substitute for, Operating Income, net income and other measures of financial performance reported in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of Net income and Operating Income to OIBDA:

				Six Months
	Year Ended			Ended
	December 31,			June 30,
	2004	2005	2006	2006	2007
	(in millions)

Net income	$726	$1,253	$1,976	$530	$548
Reconciling items:
Discontinued operations, net of tax	(95)	(104)	(1,038)	(64)	—
Cumulative effect of accounting change, net of tax	—	—	(2)	(2)	—
Income tax provision	454	153	620	307	359
Other income, net	(11)	(1)	(2)	(1)	(143)
Minority interest expense, net	56	64	108	43	79
Income from equity investments, net	(41)	(43)	(129)	(42)	(7)
Interest expense, net	465	464	646	225	454

Operating Income	1,554	1,786	2,179	996	1,290
Depreciation	1,329	1,465	1,883	768	1,318
Amortization	72	72	167	37	143

OIBDA	$2,955	$3,323	$4,229	$1,801	$2,751

The following is a reconciliation of pro forma Income before discontinued operations and cumulative effect of accounting change and pro forma Operating Income to pro forma OIBDA:

		Pro Forma
	Pro Forma	Six Months
	Year Ended	Ended
	December 31,	June 30,
	2006	2006
	(in millions)

Income before discontinued operations and cumulative effect of accounting change	$861	$411
Reconciling items:
Income tax provision	579	280
Other expense, net	4	4
Minority interest expense, net	122	51
Interest expense, net	909	451

Operating Income	2,475	1,197
Depreciation	2,360	1,144
Amortization	317	157

OIBDA	$5,152	$2,498

(4)	Total debt and preferred equity includes debt due within one year of $2 million at June 30, 2007 (none at June 30, 2006) and $4 million and $1 million at December 31, 2006 and December 31, 2004, respectively (none at December 31, 2005), long-term debt, mandatorily redeemable preferred membership units issued by a subsidiary and mandatorily redeemable preferred equity issued by a subsidiary.

(5)	Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate our business. It is also a significant component of our annual incentive compensation programs. We believe this measure is an important indicator of our liquidity, including our ability to reduce net debt (defined as total debt less cash and equivalents) and make strategic investments, because it reflects our operating cash flow after considering the significant capital expenditures required to operate our business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses. Free Cash Flow should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity, and may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of Cash provided by operating activities to Free Cash Flow:

				Six Months
	Year Ended			Ended
	December 31,			June 30,
	2004	2005	2006	2006	2007
	(in millions)

Cash provided by operating activities	$2,661	$2,540	$3,595	$1,541	$2,204
Reconciling items:
Discontinued operations, net of tax	(95)	(104)	(1,038)	(64)	—
Adjustments relating to the operating cash flow of discontinued operations	(145)	(133)	926	(55)	(46)

Cash provided by continuing operating activities	2,421	2,303	3,483	1,422	2,158
Add: Excess tax benefit from exercise of stock options	—	—	4	—	5
Less:
Capital expenditures from continuing operations	(1,559)	(1,837)	(2,718)	(1,018)	(1,551)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(11)	(31)	(34)	(16)	(21)

Free Cash Flow	$851	$435	$735	$388	$591

(6)	As a result of the closing of the Transactions, we acquired systems with approximately 4.0 million basic video subscribers and disposed of systems with approximately 0.8 million basic video subscribers that were transferred to Comcast in connection with the Redemptions and the Exchange for a net gain of approximately 3.2 million basic video subscribers.

(7)	Customer relationships represent the number of subscribers that receive at least one level of service, including circuit-switched telephone service, encompassing video, high-speed data and voice services, without regard to the service(s) purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(8)	Revenue generating units represent the total of all basic video, digital video, high-speed data, Digital Phone and circuit-switched telephone service customers. Therefore, a subscriber who purchases basic video, digital video, high-speed data and Digital Phone services will count as four revenue generating units.
(9)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.
(10)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.
(11)	Basic video penetration represents basic video subscribers as a percentage of homes passed.
(12)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.
(13)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.

(14)	High-speed data service-ready homes passed represent the estimated number of high-speed data service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(15)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by us.
(16)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of high-speed data service-ready homes passed.

(17)	Voice service-ready homes passed represent the estimated number of voice service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(18)	Voice subscriber numbers reflect billable subscribers who receive IP-based telephony service and exclude subscribers acquired from Comcast who receive traditional, circuit-switched telephone service (approximately 106,000 and 74,000 subscribers at December 31, 2006 and June 30, 2007, respectively).

(19)	Voice penetration represents voice subscribers as a percentage of voice service-ready homes passed.

RISK FACTORS

You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in these debt securities. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. Certain statements in “Risk Factors” are forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Competition

We face a wide range of competition, which could affect our future results of operations.

Our industry is and will continue to be highly competitive. Some of our principal competitors—in particular, direct broadcast satellite operators and incumbent local telephone companies—either offer or are making significant capital investments that will allow them to offer services that provide directly comparable features and functions to those we offer, and they are aggressively seeking to offer them in bundles similar to ours.

Incumbent local telephone companies have recently increased their efforts to provide video services. The two major incumbent local telephone companies — AT&T Inc. (“AT&T”) and Verizon Communications Inc. (“Verizon”)—have both announced that they intend to make fiber upgrades of their networks, although each is using a different architecture. AT&T is expected to utilize one of a number of fiber architectures, including fiber-to-the-node (“FTTN”), and Verizon utilizes a fiber architecture known as fiber-to-the-home (“FTTH”). Some upgraded portions of these networks are or will be capable of carrying video services that are technically comparable to ours, high-speed data services that operate at speeds as high or higher than those we make available to customers in these areas and digital voice services that are similar to ours. In addition, these companies continue to offer their traditional phone services as well as bundles that include wireless voice services provided by them or affiliated companies. In areas where they have launched video services, these parties are aggressively marketing video, voice and data bundles.

Our video business faces intense competition from direct broadcast satellite providers. These providers compete with us based on aggressive promotional pricing and exclusive programming (e.g., “NFL Sunday Ticket,” which is not available to cable operators). Direct broadcast satellite services are comparable in many respects to our analog and digital video services, including our digital video recorder (“DVR”) service. In addition, the two largest direct broadcast satellite providers are launching DVR services intended to provide a VOD-like user experience, and they offer some interactive programming features. These providers are working to increase the number of HDTV channels they offer in order to differentiate their service from services offered by cable operators.

In some areas, incumbent local telephone companies and direct broadcast satellite operators have entered into co-marketing arrangements that allow both parties to offer synthetic bundles (i.e., video services provided principally by the direct broadcast satellite operator, and digital subscriber line (“DSL”) and traditional phone service offered by the telephone companies). From a consumer standpoint, the synthetic bundles appear similar to our bundles and result in a single bill. AT&T is offering a service in some areas that utilizes direct broadcast satellite video but in an integrated package with AT&T’s DSL product, which enables an Internet-based return path that allows the user to order a video-on-demand-like product and other services that we provide using our two-way network.

We operate our cable systems under non-exclusive franchises granted by state or local authorities. The existence of more than one cable system operating in the same territory is referred to as an “overbuild.” In some of our operating areas, other operators have overbuilt our systems and offer video, data and/or voice services in competition with us.

In addition to these competitors, we face competition on individual services from a range of competitors. For instance, our video service faces competition from providers of paid television services (such as satellite master antenna services) and from video delivered over the Internet. Our high-speed data service faces competition from, among others, incumbent local telephone companies utilizing their newly-upgraded fiber networks and/or DSL lines, Wi-Fi, Wi-Max and 3G wireless broadband services provided by mobile carriers such as Verizon Wireless, broadband over power line providers, municipal Wi-Fi services and from providers of traditional dial-up Internet access. Our voice service faces competition for voice customers from incumbent local telephone companies, cellular telephone service providers, Internet phone providers, such as Vonage, and others.

Any inability to compete effectively or an increase in competition with respect to video, voice or high-speed data services could have an adverse effect on our financial results and return on capital expenditures due to possible increases in the cost of gaining and retaining subscribers and lower per subscriber revenue, could slow or cause a decline in our growth rates, reduce our revenues, reduce the number of our subscribers or reduce our ability to increase penetration rates for services. As we expand and introduce new and enhanced products and services, we may be subject to competition from other providers of those products and services, such as telecommunications providers, Internet service providers (“ISP”) and consumer electronics companies, among others. We cannot predict the extent to which this competition will affect our future financial results or return on capital expenditures.

Future advances in technology, as well as changes in the marketplace and in the regulatory and legislative environments, may result in changes to the competitive landscape. For additional information regarding the regulatory and legal environment, see “—Risks Related to Government Regulation” and “Business—Regulatory Matters.”

We operate our cable systems under franchises that are non-exclusive. State and local franchising authorities can grant additional franchises and foster additional competition.

Our cable systems are constructed and operated under non-exclusive franchises granted by state or local governmental authorities. Federal law prohibits franchising authorities from unreasonably denying requests for additional franchises. Consequently, competing operators may build systems in areas in which we hold franchises. In the past, competing operators—most of them relatively small—have obtained such franchises and offered competing services in some areas in which we hold franchises. More recently, incumbent local telephone companies with significant resources, particularly Verizon and AT&T, have obtained or have sought to obtain such franchises in connection with or in preparation for offering of video, high-speed data and digital voice services in some of our service areas. See “—We face a wide range of competition, which could affect our future results of operations” above. The existence of more than one cable system operating in the same territory is referred to as an “overbuild.”

We face competition from incumbent local telephone companies and other overbuilders in many of the areas we serve, including within each of our five major geographic operating areas. In New York City, we face competition from Verizon and another overbuilder, RCN Corporation (“RCN”). In upstate New York, overbuild activity is focused primarily in the Binghamton and Rochester areas, where competitors include Delhi Telephone in Binghamton and Empire Video Corporation and Frontier in Rochester. In the Carolinas, a number of local telephone companies, including Horry Telephone Cooperative, Southern Coastal Cable and Knology, are offering competing services, principally in South Carolina. Our Ohio operations face competition from local telephone companies such as Cincinnati Bell, New Knoxville Telephone Company, Wide Open West, Telephone Service Company and Columbus Grove Telephone Company. Recently, AT&T was granted franchises in the Cleveland, Columbus and Milwaukee areas. There is also local telephone company and other overbuild competition in our Texas region in the areas of Dallas, San Antonio, Waco, Austin and other areas in south and west Texas that we serve. Competing providers include FISION, Grande Communications, Wide Open West, and Western Integrated Networks. AT&T and Verizon have also been granted state-issued franchises in Texas. In southern California, we face competition from RCN, AT&T and Verizon. Verizon also has a statewide franchise in California.

Additional overbuild situations may occur in these and our other operating areas. In particular, Verizon and AT&T have both indicated that they will continue to upgrade their networks to enable the delivery of video and high-speed data services, in addition to their existing telephone services. In addition, companies that traditionally have not provided cable services and that have substantial financial resources may also decide to obtain franchises and seek to provide competing services.

Increased competition from any source, including overbuilders, could require us to charge lower prices for existing or future services than we otherwise might or require us to invest in or otherwise obtain additional services more quickly or at higher costs than we otherwise might. These actions, or the failure to take steps to allow us to compete effectively, could adversely affect our growth, financial condition and results of operations.

We face risks relating to competition for the leisure and entertainment time of audiences, which has intensified in part due to advances in technology.

In addition to the various competitive factors discussed above, our business is subject to risks relating to increasing competition for the leisure and entertainment time of consumers. Our business competes with all other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media and the Internet. Technological advancements, such as VOD, new video formats, and Internet streaming and downloading, many of which have been beneficial to our business, have nonetheless increased the number of entertainment and information delivery choices available to consumers and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could negatively impact not only consumer demand for our products and services, but also advertisers’ willingness to purchase advertising from us. If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate, and our financial results could suffer.

Our competitive position could suffer if we are unable to develop a compelling wireless offering.

We offer high-quality information, entertainment and communication services over sophisticated broadband cable networks. We believe these networks currently provide the most efficient means to provide such services to consumers’ homes. However, consumers are increasingly interested in accessing information, entertainment and communication services outside the home as well.

We are exploring various means by which we can offer our customers mobile services but there can be no assurance that we will be successful in doing so or that any such services we offer will appeal to consumers. In November 2005, we and several other cable operators, together with Sprint Nextel Corporation (“Sprint”), announced the formation of a joint venture that would develop integrated cable and wireless products that the venture’s owners could offer to customers bundled with cable services. In 2006, we began offering—under the Pivot brand name—a service bundle that includes Sprint wireless voice service in limited operating areas and will continue to roll this product out in 2007. There can be no assurance that these offerings will be accepted by consumers or, even if accepted, that the offerings will be profitable. A separate joint venture formed by the same cable operators was the winning bidder of 137 licenses in the Federal Communications Commission (“FCC”) Auction 66 for Advanced Wireless Spectrum. The FCC awarded these licenses to the venture on November 29, 2006. There can be no assurance that the venture will successfully develop mobile voice and related wireless services or otherwise benefit from the acquired spectrum.

Until recently, our telephone competitors have only been able to include mobile services in their offerings through co-marketing relationships with affiliated wireless providers, which we do not believe have proven particularly compelling to consumers. However, we anticipate that, in the future, our competitors will either gain greater ownership of, or enter into more effective marketing arrangements with, these wireless providers. For instance, AT&T has acquired 100% ownership of Cingular Wireless, LLC, a wireless provider of which it previously owned only 60%. In addition, if our competitors begin to expand their service bundles to include compelling mobile features before we have developed and rolled out an equivalent or more compelling offering, we may not be in a position to provide a competitive product offering and our business and financial results could suffer.

If we pursue wireless strategies intended to provide us with a competitive response to offerings such as those described above, there can be no assurance that such strategies will succeed. For instance, we could, in pursuing such a strategy, select technologies, products and services that fail to appeal to consumers. In addition, we could incur significant costs in gaining access to, developing and marketing, such services. If we incurred such costs, and the resulting products and services were not competitive with other parties’ products or appealing to our customers, our business and financial results could suffer.

Additional Risks of our Operations

Our business is characterized by rapid technological change, and if we do not respond appropriately to technological changes, our competitive position may be harmed.

We operate in a highly competitive, consumer-driven and rapidly changing environment and are, to a large extent, dependent on our ability to acquire, develop, adopt and exploit new and existing technologies to distinguish our services from those of our competitors. This may take long periods of time and require significant capital investments. In addition, we may be required to anticipate far in advance which technologies and equipment we should adopt for new products and services or for future enhancements of or upgrades to our existing products and services. If we choose technologies or equipment that are less effective, cost-efficient or attractive to our customers than those chosen by our competitors, or if we offer products or services that fail to appeal to consumers, are not available at competitive prices or that do not function as expected, our competitive position could deteriorate, and our business and financial results could suffer.

Our competitive position also may be adversely affected by various timing factors, such as the ability of our competitors to acquire or develop and introduce new technologies, products and services more quickly than we do. Furthermore, advances in technology, decreases in the cost of existing technologies or changes in competitors’ product and service offerings also may require us in the future to make additional research and development expenditures or to offer at no additional charge or at a lower price certain products and services we currently offer to customers separately or at a premium. In addition, the uncertainty of the costs for obtaining intellectual property rights from third parties could impact our ability to respond to technological advances in a timely manner.

The combination of increased competition, more technologically advanced platforms, products and services, the increasing number of choices available to consumers and the overall rate of change in media and entertainment industries requires companies such as us to become more responsive to consumer needs and to adapt more quickly to market conditions than has been necessary in the past. We could have difficulty managing these changes while at the same time maintaining our rates of growth and profitability.

We face certain challenges relating to the integration of the systems acquired in the Transactions into our existing systems and we may not realize the anticipated benefits of the Transactions.

The Transactions have combined cable systems that were previously owned and operated by three different companies. The successful integration of the Acquired Systems will depend primarily on our ability to manage the combined operations and integrate into our operations the Acquired Systems (including management information, marketing, purchasing, accounting and finance, sales, billing, customer support and product distribution infrastructure, personnel, payroll and benefits, regulatory compliance and technology systems). The integration of these systems, including the upgrade of certain portions of the Acquired Systems, requires significant capital expenditures and may require us to use financial resources we would otherwise devote to other business initiatives, including marketing, customer care, the development of new products and services and the expansion of our existing cable systems. While we have planned for certain capital expenditures for, among other things, improvements to plant and technical performance and upgrading system capacity of the Acquired Systems, we may be required to spend more than anticipated for those purposes. Furthermore, these integration efforts may require more attention from our management and impose greater strains on our technical resources than anticipated. If we fail to successfully integrate the Acquired Systems, it could limit our ability to introduce our advanced services, which we believe is critical to improving the performance of certain of the Acquired Systems, and could have a material adverse effect on our business and financial results.

Additionally, to the extent we encounter significant difficulties in integrating systems or other operations, our customer care efforts may be hampered. For instance, we may experience higher-than-normal call volumes under such circumstances, which might interfere with our ability to take orders, assist customers not impacted by the integration difficulties, and conduct other ordinary course activities. In addition, depending on the scope of the difficulties, we may be the subject of negative press reports or customer perception.

We have transitional services arrangements with Comcast under which Comcast has agreed to assist us by providing certain services to applicable Acquired Systems as we integrate those systems into our existing systems. Any failure by Comcast to perform under our agreements may cause the integration of the applicable Acquired Systems to be delayed and may increase the amount of time and money we need to devote to the integration of the applicable Acquired Systems.

We expect that we will realize cost savings and other financial and operating benefits as a result of the Transactions. However, due to the complexity of and risks relating to the integration of these systems, among other factors, we cannot predict with certainty when these cost savings and benefits will occur or the extent to which they actually will be achieved, if at all.

We face risks inherent to our voice services business.

We may encounter unforeseen difficulties as we introduce our voice services in new operating areas, including the Acquired Systems, and/or increase the scale of our voice service offerings in areas in which they have already been launched. First, we face heightened customer expectations for the reliability of voice services as compared with our video and high-speed data services. We have undertaken significant training of customer service representatives and technicians, and we will continue to need a highly trained workforce. To ensure reliable service, we may need to increase our expenditures, including spending on technology, equipment and personnel. If the service is not sufficiently reliable or we otherwise fail to meet customer expectations, our voice services business could be adversely affected. Second, the competitive landscape for voice services is intense; we face competition from providers of Internet phone services, as well as incumbent local telephone companies, cellular telephone service providers and others. See “—Risks Related to Competition—We face a wide range of competition, which could affect our future results of operations.” Third, our voice services depend on interconnection and related services provided by certain third parties. As a result, our ability to implement changes as the service grows may be limited. Finally, we expect advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment. Consequently, we are unable to predict the effect that ongoing or future developments in these areas might have on our voice services business and operations.

In addition, our launch of voice services in the Acquired Systems may pose certain risks. We will be unable to provide our voice services in some of the Acquired Systems without first upgrading the facilities. Additionally, we may need to obtain certain services from third parties prior to deploying voice services in the Acquired Systems. If we encounter difficulties or significant delays in launching voice services in the Acquired Systems, our business and financial results may be adversely affected.

Significant increases in the use of bandwidth-intensive Internet-based services could increase our costs.

The rising popularity of bandwidth-intensive Internet-based services poses special risks for our high-speed data business. Examples of such services include peer-to-peer file sharing services, gaming services, the delivery of video via streaming technology and by download, as well as Internet phone services. If heavy usage of bandwidth-intensive services grows beyond our current expectations, we may need to invest more capital than currently anticipated to expand the bandwidth capacity of our systems or our customers may have a suboptimal experience when using our high-speed data service. In addition, in order to continue to provide quality service at attractive prices, we need the continued flexibility to develop and refine business models that respond to changing consumer uses and demands, to manage bandwidth usage efficiently and to make upgrades to our broadband facilities. Our ability to do these things could be restricted by legislative efforts to impose so-called “net neutrality” requirements on cable operators. See “—Risks Related to Government Regulation—Our business is subject to extensive governmental regulation, which could adversely affect our business.”

Our ability to attract new basic video subscribers is dependent in part on growth in new housing in our service areas.

Providing basic video services is an established and highly penetrated business. As a result, our ability to achieve incremental growth in basic video subscribers is dependent in part on growth in new housing in our service areas, which is influenced by various factors outside of our control, including both national and local economic conditions. If growth in new housing falls or if there are population declines in our operating areas, opportunities to gain new basic subscribers will decrease, which may have a material adverse effect on our growth, business and financial results or financial condition.

We rely on network and information systems and other technology, and a disruption or failure of such networks, systems or technology as a result of computer viruses, misappropriation of data or other malfeasance, as well as outages, natural disasters, accidental releases of information or similar events, may disrupt our business.

Because network and information systems and other technologies are critical to our operating activities, network or information system shutdowns caused by events such as computer hacking, dissemination of computer viruses, worms and other destructive or disruptive software, denial of service attacks and other malicious activity, as well as power outages, natural disasters, terrorist attacks and similar events, pose increasing risks. Such an event could have an adverse impact on us and our customers, including degradation of service, service disruption, excessive call volume to call centers and damage to equipment and data. Such an event also could result in large expenditures necessary to repair or replace such networks or information systems or to protect them from similar events in the future. Significant incidents could result in a disruption of our operations, customer dissatisfaction, or a loss of customers and revenues.

Furthermore, our operating activities could be subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in our information technology systems and networks, including customer, personnel and vendor data. We could be exposed to significant costs if such risks were to materialize, and such events could damage our reputation and credibility. We also could be required to expend significant capital and other resources to remedy any such security breach. As a result of the increasing awareness concerning the importance of safeguarding personal information, the potential misuse of such information and legislation that has been adopted or is being considered regarding the protection and security of personal information, information-related risks are increasing, particularly for businesses like ours that handle a large amount of personal customer data.

If we are unable to retain senior executives and attract and retain other qualified employees, our growth might be hindered, which could impede our ability to run our business and potentially reduce our revenues and profitability.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales, customer service and marketing personnel. We face significant competition for these types of personnel. We may be unsuccessful in attracting and retaining the required personnel to conduct and expand our operations successfully and, in such an event, our revenues and profitability could decline. Our success also depends to a significant extent on the continued service of our senior management team, including Messrs. Britt and Hobbs, with whom we have employment agreements. The loss of any member of our senior management team or other qualified employees could impair our ability to execute our business plan and growth strategy, cause us to lose subscribers and reduce our net sales, or lead to employee morale problems and/or the loss of key employees. In addition, key personnel may leave us and compete against us.

Our business may be adversely affected if we cannot continue to license or enforce the intellectual property rights on which our business depends.

We rely on patent, copyright, trademark and trade secret laws and licenses and other agreements with our employees, customers, suppliers, and other parties, to establish and maintain our intellectual property rights in technology and the products and services used in our operations. However, any of our intellectual property rights could be challenged or invalidated, or such intellectual property rights may not be sufficient to permit us to take advantage of current industry trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain product or service offerings or other competitive harm. Additionally, from time to time we receive notices from others claiming that we infringe their intellectual property rights, and the number of these claims could increase in the future. Claims of intellectual property infringement could require us to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question, which could require us to change our business practices and limit our ability to compete effectively. Even if we believe that the claims are without merit, the claims can be time-consuming and costly to defend and divert management’s attention and resources away from our businesses. Also, because of the rapid pace of technological change, we rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses from these third parties on reasonable terms, if at all. See also “—Risks Related to our Relationship with Time Warner—We are party to agreements with Time Warner governing the use of our brand names, including the “Time Warner Cable” brand name, that may be terminated by Time Warner if we fail to perform our obligations under those agreements or if we undergo a change of control.”

The accounting treatment of goodwill and other identified intangibles could result in future asset impairments, which would be recorded as operating losses.

Financial Accounting Standards Board (“FASB”) Statement No. 142, Goodwill and Other Intangible Assets (“FAS 142”) requires that goodwill, including the goodwill included in the carrying value of investments accounted for using the equity method of accounting, and other intangible assets deemed to have indefinite useful lives, such as franchise agreements, cease to be amortized. FAS 142 requires that goodwill and certain intangible assets be tested at least annually for impairment. If we find that the carrying value of goodwill or a certain intangible asset exceeds its fair value, it will reduce the carrying value of the goodwill or intangible asset to the fair value, and we will recognize an impairment loss. Any such impairment losses are required to be recorded as noncash operating losses.

Our 2006 annual impairment analysis, which was performed during the fourth quarter, did not result in an impairment charge. For one reporting unit, the 2006 estimated fair value was within 10% of the respective book value. Applying a hypothetical 10% decrease to the fair value of this reporting unit would result in a greater book value than fair value for cable franchises in the amount of approximately $20 million. Other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or circumstances indicate that the asset might be impaired. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Critical Accounting Policies—Asset Impairments—Goodwill and Indefinite-lived Intangible Assets” and “—Finite-lived Intangible Assets.”

The impairment tests require us to make an estimate of the fair value of intangible assets, which is primarily determined using discounted cash flow methodologies, research analyst estimates, market comparisons and a review of recent transactions. Since a number of factors may influence determinations of fair value of intangible assets, including those set forth in this discussion of “Risk Factors,” we are unable to predict whether impairments of goodwill or other indefinite-lived intangibles will occur in the future. Any such impairment would result in us recognizing a corresponding operating loss.

The IRS and state and local tax authorities may challenge the tax characterizations of the Adelphia acquisition, the Redemptions and the Exchange, or our related valuations, and any successful challenge by the IRS or state or local tax authorities could materially adversely affect our tax profile, significantly increase our future cash tax payments and significantly reduce our future earnings and cash flow.

The Adelphia acquisition was designed to be a fully taxable asset sale, the TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended (the “Tax Code”), the TWE Redemption was designed as a redemption of Comcast’s partnership interest in TWE, and the Exchange was designed as an exchange of designated cable systems. There can be no assurance, however, that the Internal Revenue Service (the “IRS”) or state or local tax authorities (collectively with the

IRS, the “Tax Authorities”) will not challenge one or more of such characterizations or our related valuations. Such a successful challenge by the Tax Authorities could materially adversely affect our tax profile (including our ability to recognize the intended tax benefits from the Transactions), significantly increase our future cash tax payments and significantly reduce our future earnings and cash flow. The tax consequences of the Adelphia acquisition, the Redemptions and the Exchange are complex and, in many cases, subject to significant uncertainties, including, but not limited to, uncertainties regarding the application of federal, state and local income tax laws to various transactions and events contemplated therein and regarding matters relating to valuation.

As a result of the indebtedness incurred in connection with the Transactions, we will be required to use an increased amount of the cash provided by our operating activities to service our debt obligations, which could limit our flexibility to grow our business and take advantage of new business opportunities.

As a result of our funding needs for the Transactions, our obligations to make principal and interest payments related to our indebtedness have increased. Our increased amount of indebtedness and debt servicing obligations will require us to dedicate a larger amount of our cash flow from operations to making payments on our indebtedness than we have in the past. This reduces the availability of our cash flow to fund working capital and capital expenditures and for other general corporate purposes, may increase our vulnerability to general adverse economic and industry conditions, may limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, may limit our ability to make strategic acquisitions or pursue other business opportunities and may limit our ability to borrow additional funds and may increase the cost of any such borrowings.

Risks Related to Dependence on Third Parties

Increases in programming costs could adversely affect our operations, business or financial results.

Video programming costs represent a major component of our expenses and are expected to continue to increase, reflecting contractual rate increases, subscriber growth and the expansion of service offerings, and it is expected that our video service margins will decline over the next few years as programming cost increases outpace growth in video revenues.

In addition, increased demands by owners of some broadcast stations for carriage of other services or payments to those broadcasters for retransmission consent could further increase our programming costs. Federal law allows commercial television broadcast stations to make an election between “must-carry” rights and an alternative “retransmission-consent” regime. When a station opts for the latter, cable operators are not allowed to carry the station’s signal without the station’s permission. We currently have multi-year agreements with most of the retransmission consent stations that we carry. In some cases, we carry stations under short-term arrangements while we attempt to negotiate new long-term retransmission agreements. If negotiations with these programmers prove unsuccessful, they could require us to cease carrying their signals, possibly for an indefinite period. Any loss of stations could make our video service less attractive to subscribers, which could result in less subscription and advertising revenue. In retransmission-consent negotiations, broadcasters often condition consent with respect to one station on carriage of one or more other stations or programming services in which they or their affiliates have an interest. Carriage of these other services may increase our programming expenses and diminish the amount of capacity we have available to introduce new services, which could have an adverse effect on our business and financial results.

Current and future programming providers that provide content that is desirable to our subscribers may enter into exclusive affiliation agreements with our cable and non-cable competitors and may be unwilling to enter into affiliation agreements with us on acceptable terms, if at all.

We may not be able to obtain necessary hardware, software and operational support.

We depend on third party suppliers and licensors to supply some of the hardware, software and operational support necessary to provide some of our services. We obtain these items from a limited number of vendors, some of which do not have a long operating history. Some of our hardware, software and operational support vendors represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity. If demand exceeds these vendors’ capacity or if these vendors experience operating or financial difficulties, our ability to provide some services might be materially adversely affected, or the need to procure or develop alternative sources of the affected materials might delay the provision of services. These events could materially and adversely affect our ability to retain and attract subscribers, and have a material negative impact on our operations, business, financial results and financial condition.

A limited number of vendors of key technologies can lead to less product innovation and higher costs. For these reasons, we generally endeavor to establish alternative vendors for materials we consider critical, but may not be able to establish these relationships or be able to obtain required materials on favorable terms. For example, each of our systems currently purchase set-top boxes from a limited number of vendors. This is due to the fact that each of our cable systems use one of two proprietary conditional access security schemes, which allows us to regulate subscriber access to some services, such as premium channels. We believe that the proprietary nature of these conditional access schemes makes other manufacturers reluctant to produce set-top boxes. Future innovation in set-top boxes may be restricted until these issues are resolved. In addition, we believe that the general lack of compatibility among set-top box operating systems has slowed the industry’s development and deployment of digital set-top box applications. We have developed a user interface and interactive programming guide, designed to operate across different manufacturers’ set-top boxes and other devices, that we expect to introduce during 2007. No assurance can be given that our user interface and guide will operate correctly, will be popular with consumers or will be compatible with other products and services that our customers value.

In addition, we have agreements with Verizon and Sprint under which these companies assist us in providing Digital Phone service to customers by routing voice traffic to the public switched network, delivering enhanced 911 service and assisting in local number portability and long distance traffic carriage. In July 2006, we agreed to expand our multi-year relationship with Sprint, selecting Sprint as our primary provider of these services, including in the Acquired Systems. Our transition to and reliance on a single provider for the bulk of these services may render us vulnerable to service disruptions and other operational difficulties, which could have an adverse effect on our business and financial results.

We may encounter substantially increased pole attachment costs.

Under federal law, we have the right to attach cables carrying video services to telephone and similar poles of investor-owned utilities at regulated rates. However, because these cables carry services other than video services, such as high-speed data services or new forms of voice services, some utility pole owners have sought to impose additional fees for pole attachment. The U.S. Supreme Court has rejected the efforts of some utility pole owners to make cable attachments carrying Internet traffic ineligible for regulatory protection. Pole owners have, however, made arguments in other areas of pole regulation that, if successful, could significantly increase our costs. In addition, our pole attachment rates may increase insofar as our systems are providing voice services.

Some of the poles we use are exempt from federal regulation because they are owned by utility cooperatives and municipal entities. These entities may not renew our existing agreements when they expire, and they may require us to pay substantially increased fees. A number of these entities are currently seeking to impose substantial rate increases. Any inability to secure continued pole attachment agreements with these cooperatives or municipal utilities on commercially reasonable terms could cause our business, financial results or financial condition to suffer.

The adoption of, or the failure to adopt, certain consumer electronics devices or computers may negatively impact our offerings of new and enhanced services.

Customer acceptance and use of new and enhanced services depend, to some extent, on customers having ready access and exposure to these services. One of the ways this access is facilitated is through the user interface included in our digital set-top boxes. The consumer electronics industry’s provision of “cable ready” and “digital cable ready” televisions and other devices, as well as the IT industry’s provision of computing devices capable of tuning, storing and displaying cable video signals, means customers owning these devices may use a different user interface from the one we provide and/or may not be able to access services requiring two-way transmission capabilities unless they also have a set-top box. Accordingly, customers using these devices without set-top boxes may have limited exposure and access to our advanced video services, including our interactive program guide and VOD and subscription-video-on-demand (“SVOD”). If such devices attain wide consumer acceptance, our revenue from equipment rental and two-way transmission-based services could decrease, and there could be a negative impact on our ability to sell advanced services to customers. We cannot predict the extent to which different interfaces will affect our future business and operations. See “Business—Regulatory Matters—Communications Act and FCC Regulation.”

We and other cable operators are involved in various efforts to ensure that consumer electronics and IT industry devices are capable of utilizing our two-way services, including: direct arrangements with a handful of consumer electronics companies that will lead to the deployment of a limited number of two-way capable televisions and other devices; continuing efforts (unsuccessful to date) to negotiate two-way interoperability standards with the broad consumer electronics industry; the development of an open software architecture layer that such devices could use to accept two-way applications; and an effort to develop a downloadable security system for consumer electronics devices. No assurances can be given that these or other efforts will be successful or that, if successful, consumers will widely adopt devices utilizing these technologies.

Risks Related to Government Regulation

Our business is subject to extensive governmental regulation, which could adversely affect our business.

Our video and voice services are subject to extensive regulation at the federal, state, and local levels. In addition, the federal government also has been exploring possible regulation of high-speed data services. Additional regulation, including regulation relating to rates, equipment, technologies, programming, levels and types of services, taxes and other charges, could have an adverse impact on our services. Among the regulatory risks, if Congress or regulators were to disallow the use of certain technologies we use today or to mandate the implementation of other technologies, our services and results of operations could suffer. We expect that legislative enactments, court actions, and regulatory proceedings will continue to clarify and in some cases change the rights of cable companies and other entities providing video, data and voice services under the Communications Act of 1934, as amended (the “Communications Act”) and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial, and administrative actions may materially affect our business operations in areas such as:

•	Cable Franchising. At the federal level, various provisions have been introduced in connection with broader Communications Act reform that would streamline the video franchising process to facilitate entry by new competitors. To date, no such measures have been adopted by the United States Congress (“Congress”). In December 2006, the FCC adopted an order in which the agency concluded that the current franchise approval process constitutes an unreasonable barrier to entry that impedes the development of cable competition and broadband deployment. As a result, the agency adopted new rules intended to limit the ability of county- and municipal-level franchising authorities to delay or refuse the grant of competitive franchises. Among other things, the new rules: establish deadlines for franchising authorities to act on applications; prohibit franchising authorities from placing unreasonable build-out demands on applicants; specify that certain fees, costs, and other compensation to franchising authorities will count towards the statutory five-percent cap on franchise fees; prohibit franchising authorities from requiring applicants to undertake certain obligations concerning the provision of public, educational, and governmental access programming and institutional networks; and preempt local level-playing-field regulations, and similar provisions, to the extent they impose restrictions on applicants greater than those in the FCC’s new rules.

At the state level, several states, including California, New Jersey, North Carolina, South Carolina and Texas, have enacted statutes intended to streamline entry by additional video competitors. Some of these statutes provide more favorable treatment to new entrants than to existing providers. Similar bills are pending or may be enacted in additional states. To the extent federal or state laws or regulations facilitate additional competitive entry or create more favorable regulatory treatment for new entrants, our operations could be materially and adversely affected. The FCC is currently considering whether, and to what extent, to adopt similar rules for incumbent cable operators.

•	A la carte Video Services. There has from time to time been federal legislative interest in requiring cable operators to offer historically bundled programming services on an à la carte basis. Currently, no such legislation is pending. In November 2004, the FCC released a study concluding that à la carte would raise costs for consumers and reduce programming choices. In February 2006, the FCC’s Media Bureau issued a revised report that concluded, contrary to the findings of the earlier study, that à la carte could be beneficial in some instances. There are no pending proceedings related to à la carte at the FCC.

•	Carriage Regulations. In 2005, the FCC reaffirmed its earlier decision rejecting multi-casting (i.e., carriage of more than one program stream per broadcaster) requirements with respect to carriage of broadcast signals pursuant to must-carry rules. Certain parties filed petitions for reconsideration. To date, no action has been taken on these reconsideration petitions, and we are unable to predict what requirements, if any, the FCC might adopt. On September 11, 2007, the FCC adopted an order that will require cable operators to provide to subscribers both analog and digital feeds of must-carry broadcast stations beginning February 18, 2009. This obligation, subject to FCC review, will end after three years. In addition, the FCC has launched proceedings related to leased access and program carriage. With respect to leased access, the FCC is seeking comment on how leased access is being used in the marketplace, and whether any rule changes are necessary to better effectuate statutory objectives. With respect to program carriage, the FCC is re-examining both its substantive and procedural rules. We are unable to predict whether any such proceedings will lead to any changes in existing regulations.

•	Voice Communications. Traditional providers of voice services generally are subject to significant regulations. It is unclear to what extent those regulations (or other regulations) apply to providers of nontraditional voice services, including ours. In 2004, the FCC broadly inquired how Voice-over Internet Protocol should be classified for purposes of the Communications Act, and how it should be regulated. To date, however, the FCC has not issued an order comprehensively resolving that inquiry. Instead, the FCC has addressed certain individual issues on a piecemeal basis. In particular, the FCC declared in 2004 that certain nontraditional voice services are not subject to state certification or tariffing obligations. The full extent of this preemption is unclear. In orders over the past several years, the FCC subjected nontraditional voice service providers to a number of obligations applicable to traditional voice service, including to provide 911 emergency service, to accommodate law enforcement requests for information and wiretapping, to contribute to the federal universal service fund and to comply with customer privacy rules. We were already operating in accordance with these requirements when they were adopted. To the extent that the FCC (or Congress) imposes additional burdens, our operations could be adversely affected. See “Business—Regulatory Matters—Regulation of Telephony.”

“Net neutrality” legislation or regulation could limit our ability to operate our high-speed data business profitably, to manage our broadband facilities efficiently and to make upgrades to those facilities sufficient to respond to growing bandwidth usage by our high-speed data customers.

Several disparate groups have adopted the term “net neutrality” in connection with their efforts to persuade Congress and regulators to adopt rules that could limit the ability of broadband providers to manage their networks efficiently and profitably. Although the positions taken by these groups are not well defined and are sometimes inconsistent with one another, most would directly or indirectly limit the ability of broadband providers to apply differential pricing or network management policies to different uses of the Internet. Proponents of such regulation also seek to prohibit broadband providers from recovering the costs of rising bandwidth usage from any parties other than retail customers. The average bandwidth usage of our high-speed data customers has been increasing significantly in recent years as the amount of high-bandwidth content and the number of applications available on the Internet continues to grow. In order to continue to provide quality service at attractive prices, we need the continued flexibility to develop and refine business models that respond to changing consumer uses and demands, to manage bandwidth usage efficiently and to make upgrades to our broadband facilities. As a result, depending on the form it might take, “net neutrality” legislation or regulation could impact our ability to operate our high-speed data network profitably and to undertake the upgrades that may be needed to continue to provide high quality high-speed data services. We are unable to predict the likelihood that such regulatory proposals will be adopted. For a description of current regulatory proposals, see “Business—Regulatory Matters—Communications Act and FCC Regulation.”

Rate regulation could materially adversely impact our operations, business, financial results or financial condition.

Under current FCC regulations, rates for “basic” video service and associated equipment are permitted to be regulated. In many localities, we are not subject to basic video rate regulation, either because the local franchising authority has not asked the FCC for permission to regulate rates or because the FCC has found that there is “effective competition.” Also, there is currently no rate regulation for our other services, including high-speed data services. It is possible, however, that the FCC or Congress will adopt more extensive rate regulation for our video services or regulate other services, such as high-speed data and voice services, which could impede our ability to raise rates, or require rate reductions, and therefore could cause our business, financial results or financial condition to suffer.

Changes in carriage regulations could impose significant additional costs on us.

Although we would likely choose to carry almost all local full power analog broadcast signals voluntarily, so called “must carry” rules require us to carry video programming that we might not otherwise carry, including some local broadcast television signals on some of our cable systems. In addition, we are required to carry unaffiliated commercial leased access video programming and, under some of our franchises, public, educational and government access video programming. These regulations require us to use a substantial part of our capacity for this video programming and, for the most part, we must carry this programming without payment or compensation from the programmer.

Our carriage burden might increase due to changes in regulation in connection with the transition to digital broadcasting, which is scheduled for February 17, 2009. FCC regulations require most television broadcast stations to broadcast in digital format as well as in analog format during the “transition period” leading up to that date. The FCC has concluded that, during the transition period, cable operators will not be required to carry the digital signals of broadcasters that are broadcasting in both analog and digital format. The few stations that broadcast solely in digital format are entitled to carriage of a single digital program stream during the transition period. Some broadcast parties have asked that the FCC reconsider these determinations. If the FCC does so and changes the decision, our carriage burden could become more onerous.

If our carriage burden becomes more onerous, we could be compelled to carry more programming over which we are not able to assert editorial control. Consequently, our mix of programming could become less attractive to subscribers. Moreover, if the FCC adopts rules that are not competitively neutral, cable operators could be placed at a disadvantage versus other multi-channel video providers.

We may have to pay fees in connection with our cable modem service.

Local franchising authorities generally require cable operators to pay a franchise fee of five percent of revenue, which cable operators collect in turn from their subscribers. We have taken the position that under the Communications Act, local franchising authorities are allowed to impose a franchise fee only on revenue from “cable services.” Following the FCC’s March 2002 determination that cable modem service does not constitute a “cable service,” we and most other multiple system operators stopped collecting and paying franchise fees on cable modem revenue.

The FCC has initiated a rulemaking proceeding to explore the consequences of its March 2002 order. If either the FCC or a court were to determine that, despite the March 2002 order, we are required to pay franchise fees on cable modem revenue, our franchise fee burden could increase going forward. We would be permitted to collect those increased fees from our subscribers, but doing so could impair our competitive position as compared to high-speed data service providers who are not required to collect and pay franchise fees. We could also become liable for franchise fees back to the time we stopped paying them. We may not be able to recover those fees from subscribers. Most courts interpreting the rules, including several involving our company, have determined that cable operators are not required to pay these fees on cable modem service. Recently, an intermediate state appellate court decided, in a case not involving our company, that cable operators can be required to pay franchise fees on cable modem service. This decision may encourage other franchise authorities to seek such fees.

Our competitors may not be required to comply with certain FCC set-top box rules to which we are subject.

Currently, many cable subscribers rent set-top boxes from us that perform both signal-reception functions and conditional-access security functions, as well as enable delivery of advanced services. In 1996, Congress enacted a statute seeking to allow cable subscribers to use set-top boxes obtained from certain third parties, including third-party retailers. Effective July 1, 2007, cable operators must offer separate equipment that provides only the security functions and not the signal-reception functions (so that cable subscribers can purchase set-top boxes or other navigational devices from third parties) and cease placing into service new set-top boxes that have integrated security and signal-reception functions. The FCC has indicated that direct broadcast satellite operators and certain telephone companies are not required to comply with certain FCC set-top box rules. We may be at a competitive disadvantage insofar as our competitors are not required to comply with the rule prohibiting set-top boxes with integrated security.

Applicable law is subject to change.

The exact requirements of applicable law are not always clear, and the rules affecting our businesses are always subject to change. For example, the FCC may interpret its rules and regulations in enforcement proceedings in a manner that is inconsistent with the judgments we have made. Likewise, regulators and legislators at all levels of government may sometimes change existing rules or establish new rules. Congress, for example, considers new legislative requirements for cable operators virtually every year, and there is always a risk that such proposals will ultimately be enacted. See “Business—Regulatory Matters.”

Risks Related to our Relationship with Time Warner

Some of our officers and directors may have interests that diverge from ours in favor of Time Warner because of past and ongoing relationships with Time Warner and its affiliates.

Some of our officers and directors may experience conflicts of interest with respect to decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of Time Warner and its affiliates. One of our directors is also an executive officer of Time Warner, another is an executive officer of a subsidiary of Time Warner that is a sister company of ours and four of our directors (including Glenn A. Britt, our President and Chief Executive Officer) served as executive officers of Time Warner or its predecessors in the past. A number of our directors and all of our executive officers also have restricted shares, restricted stock units and/or options to purchase shares of Time Warner common stock. In addition, many of our directors and executive officers have invested in Time Warner common stock through their participation in Time Warner’s and our savings plans. These past and ongoing relationships with Time Warner and any significant financial interest in Time Warner by these persons may present conflicts of interest that could materially adversely affect our business, financial results or financial condition. For example, these decisions could be materially related to:

•	the nature, quality and cost of services rendered to us by Time Warner;

•	the desirability of corporate opportunities, such as the entry into new businesses or pursuit of potential acquisitions, particularly those that might allow us to compete with Time Warner; and

•	employee retention or recruiting.

Our amended and restated certificate of incorporation (our “Certificate of Incorporation”) requires that our board of directors include independent members, subject to certain limitations, and our amended and restated by-laws (our “By-Laws”) require that certain related party transactions be approved by a majority of these independent directors.

Time Warner and its affiliates may compete with us in one or more lines of business and may provide some services under the “Time Warner” brand or similar brand names.

Time Warner and its affiliates are engaged in a diverse range of entertainment and media-related businesses, including filmed entertainment, home video and Internet-related businesses, and these businesses may have interests that conflict with or compete in some manner with our business. Time Warner and its affiliates are generally under no obligation to share any future business opportunities available to it with us and our Certificate of Incorporation contains provisions that release Time Warner and its affiliates, including our directors who are also Time Warner’s employees or executive officers, from this obligation and any liability that would result from breach of this obligation. Time Warner may deliver video, high-speed data, voice and wireless services over DSL, satellite or other means using the “Time Warner” brand name or similar brand names, potentially causing confusion among customers and complicating our marketing efforts. For instance, Time Warner has licensed the use of “Time Warner Telecom,” until July 2008, and “TW Telecom” and “TWTC” to Time Warner Telecom Inc., a former affiliate of Time Warner and a provider of managed voice and data networking solutions to enterprise organizations, which may compete with our commercial offerings. Any competition directly with Time Warner or its affiliates could materially adversely impact our business, financial results or financial condition.

We are party to agreements with Time Warner governing the use of our brand names, including the “Time Warner Cable” brand name that may be terminated by Time Warner if we fail to perform our obligations under those agreements or if we undergo a change of control.

Some of the agreements governing the use of our brand names may be terminated by Time Warner if we:

•	commit a significant breach of our obligations under such agreements;

•	undergo a change of control, even if Time Warner causes that change of control by selling some or all of its interest in us; or

•	materially fail to maintain the quality standards established for the use of these brand names and the products and services related to these brand names.

We license our brand name, “Time Warner Cable,” and the trademark “Road Runner” from affiliates of Time Warner. We believe the “Time Warner Cable” and “Road Runner” brand names are valuable, and their loss could materially adversely affect our business, financial results or financial condition.

If Time Warner terminates these brand name license agreements, we would lose the goodwill associated with our brand names and be forced to develop new brand names, which would likely require substantial expenditures, and our business, financial results or financial condition would likely be materially adversely affected.

Time Warner controls approximately 90.6% of the voting power of our outstanding common stock and has the ability to elect a majority of our directors, and its interest may conflict with the interests of our other stockholders.

Time Warner indirectly holds all of our outstanding Class B common stock and approximately 82.7% of our outstanding Class A common stock. The common stock held by Time Warner represents approximately 90.6% of our combined voting power and 84.0% of the total number of shares of capital stock outstanding of all classes of our voting stock. Accordingly, Time Warner can control the outcome of most matters submitted to a vote of our stockholders. In addition, Time Warner, because it is the indirect holder of all of our outstanding Class B common stock, and because it also indirectly holds more than a majority of our outstanding Class A common stock, is able to elect all of our directors and will continue to be able to do so as long as it owns a majority of our Class A common stock and Class B common stock. As a result of Time Warner’s share ownership and representation on our board of directors, Time Warner is able to influence all of our affairs and actions, including matters requiring stockholder approval such as the election of directors and approval of significant corporate transactions. The interests of Time Warner may differ from the interests of our other stockholders. Our Certificate of Incorporation requires that our board of directors include independent members, subject to certain limitations, and our By-Laws require that certain related party transactions be approved by a majority of these independent directors.

Time Warner’s approval right over our ability to incur indebtedness may harm our liquidity and operations and restrict our growth.

Under a shareholder agreement entered into between us and Time Warner on April 20, 2005 (the “Shareholder Agreement”), which became effective in July 2006, until Time Warner no longer considers us to have an impact on its credit profile, we must obtain the approval of Time Warner prior to incurring additional debt or rental expense (other than with respect to certain approved leases) or issuing preferred equity, if our consolidated ratio of debt, including preferred equity, plus six times our annual rental expense to consolidated earnings before interest, taxes, depreciation and amortization (each as defined in the Shareholder Agreement) (“EBITDA”) plus rental expense, or “EBITDAR,” then exceeds, or would as a result of that incurrence exceed, 3:1, calculated without including any of our indebtedness or preferred equity held by Time Warner and its wholly owned subsidiaries. As of June 30, 2007, this ratio did not exceed 3:1. Although Time Warner has consented to ordinary course issuances of commercial paper or borrowings under our current revolving credit facility up to the limit of that credit facility, if the ratio were exceeded, any other incurrence of debt or rental expense (other than with respect to certain approved leases) or the issuance of preferred stock would require Time Warner’s approval. As a result, we may in the future have a limited ability to incur future debt and rental expense (other than with respect to certain approved leases) and issue preferred equity without the consent of Time Warner, which if needed to raise additional capital, could limit our flexibility in exploring and pursuing financing alternatives and could have a material adverse effect on our liquidity and operations and restrict our growth.

Time Warner’s capital markets and debt activity could adversely affect capital resources available to us.

Our ability to obtain financing in the capital markets and from other private sources may be adversely affected by future capital markets activity undertaken by Time Warner and its other subsidiaries. Capital raised by or committed to Time Warner for matters unrelated to us may reduce the supply of capital available for us as a result of increased leverage of Time Warner on a consolidated basis or reluctance in the market to incur additional credit exposure to Time Warner on a consolidated basis. In addition, our ability to undertake significant capital raising activities may be constrained by competing capital needs of other Time Warner businesses unrelated to us. As of June 30, 2007, Time Warner had unused committed capacity of $4.0 billion, including approximately $890 million of cash and equivalents, under its $7.0 billion committed credit facility, and we had approximately $3.4 billion of available borrowing capacity, including approximately $70 million of cash and equivalents, under our $14.0 billion committed credit facilities.

We are exempt from certain corporate governance requirements since we are a “controlled company” within the meaning of the NYSE rules and, as a result, our stockholders do not have the protections afforded by these corporate governance requirements.

Time Warner controls more than 50% of the voting power of our outstanding common stock. As a result, we are considered to be a “controlled company” for the purposes of the NYSE listing requirements and therefore are permitted to, and have, opted out of the NYSE listing requirements that would otherwise require our board of directors to have a majority of independent directors and our compensation and nominating and governance committees to be comprised entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. However, our Certificate of Incorporation contains provisions requiring that independent directors constitute at least 50% of our board of directors and our By-Laws require that certain related party transactions be approved by a majority of these independent directors.

As a condition to the consummation of the Adelphia acquisition, our Certificate of Incorporation provides that this provision may not be amended, altered or repealed, and no provision inconsistent with this requirement may be adopted, until August 1, 2009 (three years following the closing of the Adelphia acquisition) without, among other things, the consent of a majority of the holders of the Class A common stock other than Time Warner and its affiliates.

Risks Related to the Exchange Offer

The issuance of the exchange debt securities may adversely affect the market for the initial debt securities.

To the extent the initial debt securities are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial debt securities could be adversely affected. Because we anticipate that most holders of the initial debt securities will elect to exchange their initial debt securities for exchange debt securities due to the absence of restrictions on the resale of exchange debt securities under the Securities Act, we anticipate that the liquidity of the market for any initial debt securities remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange debt securities.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling LLP, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange debt securities without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange debt securities. In these cases, if you transfer any exchange debt securities without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange debt securities under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements anticipating future growth in revenues, OIBDA, cash provided by operating activities and other financial measures. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and we are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in “Risk Factors” and in our other filings made from time to time with the SEC after the date of this prospectus. In addition, we operate in a highly competitive, consumer and technology-driven and rapidly changing business. Our business is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, our continued ability to protect and secure any necessary intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors.

Further, lower than expected valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. Additionally, achieving our financial objectives could be adversely affected by the factors discussed in detail in “Risk Factors” above, as well as:

•	economic slowdowns;

•	the impact of terrorist acts and hostilities;

•	changes in our plans, strategies and intentions;

•	the impacts of significant acquisitions, dispositions and other similar transactions;

•	the failure to meet earnings expectations; and

•	decreased liquidity in the capital markets, including any reduction in our ability to access the capital markets for debt securities or bank financings.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange debt securities in exchange for the outstanding initial debt securities. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the exchange debt securities, we will receive initial debt securities in like aggregate principal amount. The initial debt securities surrendered in the exchange for the exchange debt securities will be cancelled and cannot be reissued. Accordingly, issuance of the exchange debt securities will not result in any change in our indebtedness.

The net proceeds from the 2007 Bond Offering were $4.955 billion, after deducting the private placement discount and our estimated offering expenses. We used the net proceeds from the 2007 Bond Offering to repay all of the outstanding indebtedness under our $4.0 billion three-year term loan facility ($2.0 billion was repaid on each of April 11, 2007 and April 13, 2007) and a portion of the outstanding indebtedness under our $4.0 billion five-year term loan facility (on April 27, 2007), each of which bore interest at a rate of LIBOR plus 0.40% as of the date of the respective repayment.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of June 30, 2007. You should read this information in conjunction with “Summary Financial and Subscriber Data,” “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes, each of which is included elsewhere in this prospectus.

June 30, 2007
(in millions)

Cash and equivalents	$70

Debt:
Bank credit agreements and commercial paper program(1)	$5,542
TWE notes and debentures:(2)
$600 million 7.250% senior debentures due 2008	602
$250 million 10.150% senior notes due 2012	269
$350 million 8.875% senior notes due 2012	367
$1.0 billion 8.375% senior debentures due 2023	1,042
$1.0 billion 8.375% senior debentures due 2033	1,054
TWC notes and debentures:
$1.5 billion 5.40% notes due 2012	1,497
$2.0 billion 5.85% notes due 2017	1,996
$1.5 billion 6.55% debentures due 2037	1,490
Capital leases and other	12

Total debt	13,871
Mandatorily redeemable preferred membership units issued by a subsidiary(3)	300
Minority interests	1,674
Shareholders’ equity:
Class A common stock, par value $0.01 per share; 20 billion shares authorized, 902 million shares issued and outstanding, actual and as adjusted	9
Class B common stock, par value $0.01 per share; 5 billion shares authorized, 75 million shares issued and outstanding, actual and as adjusted	1
Additional paid-in capital	19,307
Accumulated other comprehensive loss, net	(143)
Retained earnings	4,884

Total shareholders’ equity	24,058

Total capitalization	$39,903

(1)	Represents amounts borrowed under our credit facilities and commercial paper program. For more information, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Bank Credit Agreements and Commercial Paper Program.”

(2)	The recorded value of each series of TWE’s debt securities exceeds that series’ face value because it includes an unamortized fair value adjustment recorded in connection with the 2001 merger of AOL LLC (formerly America Online, Inc.) (“AOL”) and Historic TW Inc., which is being amortized as a reduction of the weighted-average interest expense over the term of the indebtedness. The aggregate amount of the fair value adjustment for all classes of debt securities was approximately $134 million as of June 30, 2007. For more information regarding our outstanding debt, please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity.”

(3)	The mandatorily redeemable preferred membership units issued by a subsidiary represent mandatorily redeemable non-voting Series A Preferred Equity Membership Units (the “TW NY Series A Preferred Membership Units”) issued by TW NY in connection with the Transactions, which pay quarterly cash distributions at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon. The TW NY Series A Preferred Membership Units mature and are redeemable on August 1, 2013.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statement of operations of our company for the year ended December 31, 2006 and for the six months ended June 30, 2006 is presented as if the Transactions and the dissolution of TKCCP, including TKCCP’s distribution to us of the Kansas City Pool, had occurred on January 1, 2006. The unaudited pro forma condensed combined financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what our future financial condition or operating results will be after giving effect to the Transactions and the dissolution of TKCCP and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). Additionally, this information does not reflect financial and operating benefits we expect to realize as a result of the Transactions and the dissolution of TKCCP, including TKCCP’s distribution to us of the Kansas City Pool. For additional information on the Transactions and the dissolution of TKCCP, see “Summary—Our Company.”

Comcast’s and Adelphia’s independent registered public accounting firms have not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined financial information presented herein and, accordingly, assume no responsibility for them. Our independent registered public accounting firm has not examined, reviewed, compiled or applied agreed upon procedures to the unaudited pro forma condensed combined financial information presented herein. The unaudited pro forma condensed combined financial information for the systems acquired by us includes certain allocated assets, liabilities, revenues and expenses. We believe such allocations are made on a reasonable basis.

The unaudited pro forma condensed combined financial information set forth below should be read in conjunction with “Summary—Summary Financial and Subscriber Data,” the notes to these unaudited pro forma condensed combined financial statements, “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” our consolidated financial statements and the notes thereto, Adelphia’s consolidated financial statements and the notes thereto and Comcast’s “Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation)” and the notes thereto, each of which is included elsewhere in this prospectus.

The following is a brief description of the amounts recorded under each of the column headings in the unaudited pro forma condensed combined statements of operations:

Historical TWC

This column reflects our historical operating results for the year ended December 31, 2006, which are derived from our audited financial statements, and for the six months ended June 30, 2006, which are derived from our unaudited interim financial statements, prior to any adjustments for the Transactions, the dissolution of TKCCP and TKCCP’s distribution of the Kansas City Pool to us. In addition, our historical results reflect the presentation of certain cable systems transferred to Comcast in the Redemptions and the Exchange as discontinued operations, and our operating results for the year ended December 31, 2006 include five months of activity from systems acquired and retained after the Transactions.

Historical Adelphia

This column reflects Adelphia’s historical operating results for the seven months ended July 31, 2006 and six months ended June 30, 2006 and represents Adelphia’s unaudited interim financial statements as reported by Adelphia in its Quarterly Reports on Form 10-Q for the nine months ended September 30, 2006 and six months ended June 30, 2006, which were prepared by Adelphia. This column includes amounts relating to systems that were not acquired and retained by us, but instead were acquired by Comcast (as part of the Adelphia acquisition or the Exchange) or that were retained by Adelphia and, thus, are excluded from our unaudited pro forma condensed combined financial information through the adjustments made in the “Less Items Not Acquired” column described below.

Comcast Historical Systems

This column represents the historical operating results for the seven months ended July 31, 2006 and six months ended June 30, 2006 of the cable systems previously owned by Comcast in Dallas, Cleveland and Los Angeles, which were transferred to us in the Exchange (the “Comcast Historical Systems”). The operating results for the first six months of 2006 were derived from Comcast’s unaudited interim Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation), which were prepared by Comcast, prior to any adjustments for the Transactions. The operating results for the month ended July 31, 2006 were prepared by and provided to us by Comcast, prior to any adjustments for the Transactions. See Note 6 to our unaudited pro forma condensed combined financial information for additional information on the historical operating results for the seven months ended July 31, 2006. This column includes certain allocated assets, liabilities, revenues and expenses. This column also includes allocated amounts that were retained by Comcast and, thus, were not transferred to us in the Exchange and therefore, are excluded from our unaudited pro forma condensed combined financial information through the adjustments made in the “Less Items Not Acquired” column described below.

Less Items Not Acquired

This column represents the unaudited historical operating results of the Adelphia systems up to the closing of the Transactions that were (i) received by us in the Adelphia acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia acquisition and not transferred to us in the Exchange or (iii) retained by Adelphia after the Transactions. This column also includes certain items and allocated costs that were included in the Comcast Historical Systems financial information and the Adelphia acquired systems that were not ultimately acquired by us (collectively with the items in (i), (ii) and (iii) above, the “Items Not Acquired”). Specifically, the following items relate to the Comcast Historical Systems and the Adelphia acquired systems that were not ultimately transferred to us and, therefore, are included as part of this column:

•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia;

•	Intercompany charges between Adelphia cable systems that we acquired and Adelphia cable systems that Comcast acquired that were discontinued as a result of the Transactions;

•	The gain on sale recognized by Adelphia in connection with the Transactions; and

•	Income tax provisions for the Historical Adelphia and Comcast Historical Systems.

For additional information on the “Items Not Acquired,” see Note 5 to our unaudited pro forma condensed combined financial information.

Subtotal of Net Acquired Systems

This column represents the unaudited historical operating results of the “Net Acquired Systems.” This column includes the operating results of “Historical Adelphia” and the “Comcast Historical Systems” less the historical operating results of the “Items Not Acquired.” This column does not include our historical operating results and does not reflect the impact of pro forma adjustments.

Pro Forma Adjustments—The Transactions

This column represents pro forma adjustments related to the consummation of the Transactions, as more fully described in the notes to the unaudited pro forma condensed combined financial information.

Consolidation of the Kansas City Pool/Pro Forma Adjustments—TKCCP

These columns reflect the consolidation of the Kansas City Pool of TKCCP’s cable systems. We began consolidating the Kansas City Pool on January 1, 2007, as a result of the distribution of these assets to us. Prior to January 1, 2007, we accounted for our interest in TKCCP under the equity method of accounting. The “Consolidation of the Kansas City Pool” column reflects the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool. The “Pro Forma Adjustments—TKCCP” column reflects the elimination of intercompany transactions between us and TKCCP and adjustments to depreciation and amortization based upon the preliminary allocation of purchase price. For additional information on the dissolution of TKCCP, see Note 4 to our unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2006
					Subtotal			Consolidation
			Comcast	Less Items	of Net	Pro Forma		of the		Pro Forma
	Historical	Historical	Historical	Not	Acquired	Adjustments—		Kansas		Adjustments—		Pro Forma
	TWC	Adelphia(1)	Systems(1)	Acquired(1)	Systems(1)	The Transactions		City Pool		TKCCP		TWC
	(in millions, except per share data)

Total revenues	$11,767	$2,745	$740	$(1,203)	$2,282	$—		$795		$(84	)(j)	$14,760
Costs of revenues	5,356	1,641	289	(660)	1,270	—		399		(51	)(j)	6,974
Selling, general and administrative expenses	2,126	204	238	(135)	307	—		121		15	(j)	2,569
Depreciation	1,883	443	124	(194)	373	21	(a)	119		(36	)(k)	2,360
Amortization	167	77	6	(21)	62	68	(a)	1		19	(k)	317
Merger-related and restructuring costs	56	—	—	—	—	—		—		—		56
Impairment of long-lived assets	—	17	9	(17)	9	—		—		—		9
(Gain) loss on disposition of long-lived assets	—	(2)	—	2	—	—		—		—		—
Investigation and re-audit related fees	—	32	—	(32)	—	—		—		—		—

Operating Income (Loss)	2,179	333	74	(146)	261	(89)		155		(31)		2,475
Interest expense, net	(646)	(438)	(4)	442	—	(263	)(b)	—		—		(909)
Income (loss) from equity investments, net	129	(2)	(3)	—	(5)	—		(124	)(i)	—		—
Minority interest (expense) income, net	(108)	13	—	(13)	—	(14	)(c)	—		—		(122)
Other income (expense), net	2	(109)	(2)	105	(6)	—		—		—		(4)
Reorganization expenses due to bankruptcy	—	53	—	(53)	—	—		—		—		—
Gain on the Transactions	—	6,130	—	(6,130)	—	—		—		—		—

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	1,556	5,980	65	(5,795)	250	(366)		31		(31)		1,440
Income tax (provision) benefit	(620)	(273)	2	271	—	41	(d)	(12)		12	(l)	(579)

Income (loss) before discontinued operations and cumulative effect of accounting change	$936	$5,707	$67	$(5,524)	$250	$(325)		$19		$(19)		$861

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.95	$—	$—	$—	$—	$—		$—		$—		$0.88

Basic and diluted common shares	990	—	—	—	—	(13)		—		—		977

(1)	Reflects operating results for the seven months ended July 31, 2006.

See accompanying notes.

Unaudited Pro Forma Condensed Combined Statement of Operations

	Six Months Ended June 30, 2006
					Subtotal			Consolidation
			Comcast	Less Items	of Net	Pro Forma		of the		Pro Forma
	Historical	Historical	Historical	Not	Acquired	Adjustments—		Kansas		Adjustments—		Pro Forma
	TWC	Adelphia	Systems	Acquired	Systems	The Transactions		City Pool		TKCCP		TWC
	(in millions, except per share data)

Total revenues	$4,907	$2,348	$630	$(1,030)	$1,948	$—		$384		$(39	)(j)	$7,200
Costs of revenues	2,202	1,394	248	(587)	1,055	—		196		(23	)(j)	3,430
Selling, general and administrative expenses	883	177	205	(96)	286	—		60		13	(j)	1,242
Depreciation	768	380	106	(167)	319	17	(e)	58		(18	)(k)	1,144
Amortization	37	67	5	(18)	54	56	(e)	—		10	(k)	157
Merger-related and restructuring costs	21	—	—	—	—	—		—		—		21
Impairment of long-lived assets	—	—	9	—	9	—		—		—		9
(Gain) loss on disposition of long-lived assets	—	(1)	—	1	—	—		—		—		—
Investigation and re-audit related fees	—	30	—	(30)	—	—		—		—		—

Operating Income (Loss)	996	301	57	(133)	225	(73)		70		(21)		1,197
Interest expense, net	(225)	(377)	(4)	381	—	(226	)(f)	—		—		(451)
Income (loss) from equity investments, net	42	(1)	(3)	—	(4)	—		(38	)(i)	—		—
Minority interest (expense) income, net	(43)	11	—	(11)	—	(8	)(g)	—		—		(51)
Other income (expense), net	1	(108)	(1)	104	(5)	—		—		—		(4)
Reorganization expenses due to bankruptcy	—	63	—	(63)	—	—		—		—		—

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	771	(111)	49	278	216	(307)		32		(21)		691
Income tax (provision) benefit	(307)	(71)	8	63	—	32	(h)	(13)		8	(l)	(280)

Income (loss) before discontinued operations and cumulative effect of accounting change	$464	$(182)	$57	$341	$216	$(275)		$19		$(13)		$411

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.46	$—	$—	$—	$—	$—		$—		$—		$0.42

Basic and diluted common shares	1,000	—	—	—	—	(23)		—		—		977

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Description of the Transactions

Contractual Purchase Price

On July 31, 2006, TW NY, a subsidiary of ours, purchased certain assets and assumed certain liabilities from Adelphia for a total of $8.935 billion in cash and shares representing 17.3% of our Class A common stock and 16% of our total outstanding common stock. The 16% interest reflects 155,913,430 shares of Class A common stock issued to Adelphia, which were valued at $35.28 per share for purposes of the Adelphia acquisition. The original cash cost of $9.154 billion was preliminarily reduced at closing by $219 million as a result of contractual adjustments, which resulted in a net cash payment by TW NY of $8.935 billion for the Adelphia acquisition. A summary of the purchase price is set forth below (in millions):

Cash	$8,935
16% interest in TWC(1)	5,500

Total	$14,435

(1)	The valuation of $5.5 billion for the 16% interest in us as of July 31, 2006 was determined by management using a discounted cash flow and market comparable valuation model. The discounted cash flow valuation model was based upon our estimated future cash flows derived from our business plan and utilized a discount rate consistent with the inherent risk in the business.

Redemptions

Immediately prior to the Adelphia acquisition on July 31, 2006, we and our subsidiary, TWE, respectively, redeemed Comcast’s interests in us and TWE, each of which was accounted for as an acquisition of a minority interest. Specifically, in the TWC Redemption, we redeemed Comcast’s 17.9% interest in us for 100% of the capital stock of a subsidiary of ours that held both cable systems serving approximately 589,000 subscribers, with an approximate fair value of $2.470 billion, as determined using a discounted cash flow and market comparable valuation model, and approximately $1.857 billion in cash. The discounted cash flow valuation model was based upon our estimated future cash flows derived from our business plan and utilized a discount rate consistent with the inherent risk in the business. In addition, in the TWE Redemption, TWE redeemed Comcast’s 4.7% residual equity interest in TWE for 100% of the equity interests in a subsidiary of TWE that held both cable systems serving approximately 162,000 subscribers, with an approximate fair value of $630 million, as determined using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash. The transfer of cable systems as part of the Redemptions is a sale of cable systems for accounting purposes, and a $131 million pretax gain was recognized representing the excess of the estimated fair value of these cable systems over their book value. This gain is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

Exchange

Immediately after the Adelphia acquisition on July 31, 2006, we and Comcast exchanged certain cable systems, with an estimated fair value on each side of approximately $8.7 billion, as determined using a discounted cash flow valuation model, to enhance our company’s and Comcast’s respective geographic clusters of subscribers. The discounted cash flow valuation model was based upon our estimated future cash flows derived from our business plan and utilized a discount rate consistent with the inherent risk in the business. We paid Comcast a contractual closing adjustment totaling $67 million related to the Exchange. We accounted for the Exchange as a purchase of cable systems from Comcast and a sale of our cable systems to Comcast. We recorded a pretax gain of $34 million on the Exchange related to the disposition of Urban Cable Works of Philadelphia, L.P. This gain is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

ATC Contribution

On July 28, 2006, American Television and Communications Corporation (“ATC”), a subsidiary of Time Warner, contributed its 1% equity interest and $2.4 billion preferred equity interest in TWE to TW NY Holding, a newly created subsidiary of ours that is the parent of TW NY, in exchange for a 12.4% non-voting common equity interest in TW NY Holding having an equivalent fair value (the “ATC Contribution”).

Financing Arrangements

We incurred incremental debt and redeemable preferred equity of approximately $11.1 billion associated with the cash used in executing the Transactions. In connection with the dissolution of TKCCP, in October 2006, we received approximately $631 million of cash in repayment of outstanding loans we had made to TKCCP (which were allocated to the assets distributed to Comcast). The cash that was received was used to pay down amounts outstanding under our existing credit facilities.

For additional information, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition.”

Note 2: Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments—Year Ended December 31, 2006—The Transactions

The pro forma adjustments to the statement of operations for the year ended December 31, 2006 relating to the Transactions are as follows:

(a) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets.

(b) The increase in interest expense reflects incremental borrowings to finance our portion of the Adelphia acquisition and the Redemptions, net of the impact of the ATC Contribution. The following tables illustrate the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

Adelphia Acquisition

			Interest
			Expense for the
			Seven Months
			Ended
	Long-term Debt	Annual Rate	July 31, 2006
	(in millions)		(in millions)
TW NY Series A Preferred Membership Units(1)	$300	8.21%	$14
Other debt(1)	8,822	5.74%	295

Total incremental borrowing	9,122		309
Redemption of mandatorily redeemable preferred equity	(2,400)	8.06%	(113)

Net increase in debt/redeemable preferred equity	$6,722		$196

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings used to finance our portion of the Adelphia acquisition. The rates for “Other debt” and the TW NY Series A Preferred Membership Units are based on actual borrowing rates when the loans were made and the TW NY Series A Preferred Membership Units were issued. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $11 million per year.

Redemptions

			Interest
			Expense for the
			Seven Months
			Ended
	Long-term Debt	Annual Rate	July 31, 2006
	(in millions)		(in millions)
Other debt(1)	$2,004	5.74%	$67

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings under these financing arrangements. The rates for “Other debt” are based on actual borrowing rates when the loans were made. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $3 million per year.

(c) The net increase in minority interest expense reflects an adjustment to record ATC’s direct non-voting common ownership interest in TW NY Holding of approximately 12.4%, the elimination of ATC’s historical minority interest in TWE and the elimination of Comcast’s residual equity interest in TWE.

(in millions)

Eliminate ATC’s historical minority interest in TWE	$9
Record ATC’s minority interest in TW NY Holding	(62)
Eliminate Comcast’s residual equity interest in TWE	39

Net adjustment	$(14)

(d) The adjustment to the income tax provision is required to adjust the historical income taxes on both the “Subtotal of Net Acquired Systems” and the “Pro Forma Adjustments—The Transactions” at our marginal tax rate of 40.2% and considering the impact of the non-deductible interest expense related to the TW NY Series A Preferred Membership Units.

Note 3: Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments—Six Months Ended June 30, 2006—The Transactions

The pro forma adjustments to the statement of operations for the six months ended June 30, 2006 relating to the Transactions are as follows:

(e) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets.

(f) The increase in interest expense reflects incremental borrowings to finance our portion of the Adelphia acquisition and the Redemptions, net of the impact of the ATC Contribution. The following tables illustrate the allocation of borrowings to various financing arrangements and the computation of incremental interest expense.

Adelphia Acquisition

			Interest
			Expense for the
			Six Months
			Ended
	Long-term Debt	Annual Rate	June 30, 2006
	(in millions)		(in millions)

TW NY Series A Preferred Membership Units(1)	$300	8.21%	$12
Other debt(1)	8,822	5.74%	253

Total incremental borrowing	9,122		265
Redemption of mandatorily redeemable preferred equity	(2,400)	8.06%	(97)

Net increase in debt/redeemable preferred equity	$6,722		$168

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings used to finance our portion of the Adelphia acquisition. The rates for “Other debt” and the TW NY Series A Preferred Membership Units are based on actual borrowing rates when the loans were made and the TW NY Series A Preferred Membership Units were issued. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $11 million per year.

Redemptions

			Interest
			Expense for the
			Six Months
			Ended
	Long-term Debt	Annual Rate	June 30, 2006
	(in millions)		(in millions)

Other debt(1)	$2,004	5.74%	$58

(1)	This table reflects borrowings under our revolving credit facility and term loans and the issuance of commercial paper. The interest rate utilized in the pro forma information for “Other debt” is a weighted-average rate based on the borrowings under these financing arrangements. The rates for “Other debt” are based on actual borrowing rates when the loans were made. A 1/8% change in the annual interest rate for the “Other debt” noted above would change interest expense by $3 million per year.

(g) The net increase in minority interest expense reflects an adjustment to record ATC’s direct non-voting common ownership interest in TW NY Holding of approximately 12.4%, the elimination of ATC’s historical minority interest in TWE and the elimination of Comcast’s residual equity interest in TWE.

(in millions)

Eliminate ATC’s historical minority interest in TWE	$8
Record ATC’s minority interest in TW NY Holding	(53)
Eliminate Comcast’s residual equity interest in TWE	37

Net adjustment	$(8)

(h) The adjustment to the income tax provision is required to adjust the historical income taxes on both the “Subtotal of Net Acquired Systems” and the “Pro Forma Adjustments—The Transactions” at our marginal tax rate of 40.2% and considering the impact of the non-deductible interest expense related to the TW NY Series A Preferred Membership Units.

Note 4: TKCCP Dissolution

On January 1, 2007, TKCCP distributed its assets to us and Comcast. Comcast received TKCCP’s cable systems in Houston (the “Houston Pool”) and we received the Kansas City Pool and we began consolidating the financial results of the Kansas City Pool on that date. All debt of TKCCP (inclusive of debt provided by us and Comcast) was allocated to the Houston Pool and became the responsibility of Comcast. We accounted for the distribution of the assets of TKCCP as a sale of our 50% equity interest in the Houston Pool in exchange for acquiring an additional 50% equity interest in the Kansas City Pool. We recorded a gain based on the difference between the carrying value and the fair value of our 50% investment in the Houston Pool surrendered in connection with the dissolution of TKCCP. This pretax gain of approximately $146 million is not reflected in the accompanying unaudited pro forma condensed combined statement of operations.

(i) Prior to the distribution of its assets, we accounted for our investment in TKCCP under the equity method of accounting. The adjustments to the unaudited pro forma condensed combined statement of operations reflect the reversal of historical equity income and the consolidation of the operations of the Kansas City Pool.

(j) The adjustments to the unaudited pro forma condensed combined statement of operations reflect the elimination of intercompany transactions between TKCCP and Historical TWC, primarily the provision of Road Runner services to TKCCP and management fees received by Historical TWC for management functions provided to TKCCP.

(k) The adjustments to historical depreciation and amortization expense reflect the impact of using the fair values and useful lives of the underlying assets based on a valuation analysis performed by management. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and utilized a discount rate consistent with the inherent risk of each of the acquired assets. The purchase price allocation with respect to the acquisition of Comcast’s 50% equity interest in the Kansas City Pool is preliminary.

(l) The adjustment to the income tax provision is required to adjust the historical income taxes on the dissolution of TKCCP at our marginal tax rate of 40.2%.

Note 5: Items Not Acquired

The following table represents the unaudited historical operating results of the Adelphia systems up to the closing of the Transactions that were (i) received by TW NY in the Adelphia acquisition and then transferred to Comcast in the Exchange, (ii) acquired by Comcast in the Adelphia acquisition and not transferred to us in the Exchange or (iii) retained by Adelphia after the Transactions. The “Other Adjustments” columns include certain items and allocated costs that were included in the Comcast Historical Systems financial information and the Adelphia acquired systems that were not acquired by us. Specifically, the following items relate to the Comcast Historical Systems and the Adelphia acquired systems that were not transferred to us and, therefore, are included as part of the “Other Adjustments” columns:

•	Adelphia’s and Comcast’s parent and subsidiary interest expense;

•	Intercompany management fees related to the Comcast Historical Systems;

•	Adelphia investigation and re-audit related fees;

•	Reorganization expenses due to the bankruptcy of Adelphia;

•	Intercompany charges between Adelphia cable systems that we acquired and Adelphia cable systems that Comcast acquired that will be discontinued as a result of the Transactions;

•	The gain on sale recognized by Adelphia in connection with the Transactions; and

•	Income tax provisions for the Historical Adelphia and Comcast Historical Systems.

	Items Not Acquired for the Seven Months Ended July 31, 2006
	Adelphia	Adelphia	Historical
	Systems	Systems	Adelphia
	Purchased	Purchased by	Not	Other Adjustments		Total
	by TW NY	Comcast	Purchased	Adelphia	Comcast	Items
	Transferred	Retained by	by TW NY	Acquired	Historical	Not
	to Comcast	Comcast	or Comcast	Systems	Systems	Acquired
	(in millions)

Total revenues	$1,113	$76	$14	$—	$—	$1,203
Costs of revenues	629	40	7	(16)	—	660
Selling, general and administrative expenses	90	6	7	(11)	43	135
Depreciation	178	13	3	—	—	194
Amortization	20	1	—	—	—	21
Impairment of long-lived assets	—	17	—	—	—	17
Gain on disposition of long-lived assets	—	—	(2)	—	—	(2)
Investigation and re-audit related fees	13	1	—	18	—	32

Operating Income (Loss)	183	(2)	(1)	9	(43)	146
Interest expense, net	(158)	(13)	—	(267)	(4)	(442)
Minority interest income, net	—	—	13	—	—	13
Other expense, net	(2)	—	(103)	—	—	(105)
Reorganization income due to bankruptcy	21	3	1	28	—	53
Gain on the Transactions	—	—	—	6,130	—	6,130

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	44	(12)	(90)	5,900	(47)	5,795
Income tax (provision) benefit	(50)	(4)	3	(222)	2	(271)

Income (loss) before discontinued operations and cumulative effect of accounting change	$(6)	$(16)	$(87)	$5,678	$(45)	$5,524

Note 6: Comcast Historical Systems—Supplemental Information

The following table represents the unaudited historical operating results of the Comcast Historical Systems for the seven months ended July 31, 2006, which have been separated into the six months ended June 30, 2006 and the one month period ended July 31, 2006.

	Comcast Historical Systems
	Six Months	One Month	Seven Months
	Ended	Ended	Ended
	June 30, 2006	July 31, 2006	July 31, 2006
	(in millions)

Total revenues	$630	$110	$740
Costs of revenues	248	41	289
Selling, general and administrative expenses	205	33	238
Depreciation	106	18	124
Amortization	5	1	6
Impairment of long-lived assets	9	—	9

Operating Income	57	17	74
Interest expense, net	(4)	—	(4)
Loss from equity investments, net	(3)	—	(3)
Other expense, net	(1)	(1)	(2)

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	49	16	65
Income tax (provision) benefit	8	(6)	2

Income before discontinued operations and cumulative effect of accounting change	$57	$10	$67

SELECTED FINANCIAL INFORMATION

Our selected financial information is set forth in the following tables. The balance sheet data as of December 31, 2002 and the statement of operations data for the year ended December 31, 2002 have been derived from our unaudited consolidated financial statements for such periods not included in this prospectus. The balance sheet data as of December 31, 2003 and 2004 and the statement of operations data as of December 31, 2003 have been derived from our audited financial statements not included in this prospectus. The balance sheet data as of December 31, 2005 and 2006 and the statement of operations data for the years ended December 31, 2004, 2005 and 2006 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

The balance sheet data as of June 30, 2007 and the statement of operations data for the six months ended June 30, 2006 and 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of June 30, 2006 have been derived from our unaudited financial statements not included in this prospectus. In the opinion of management, the unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of our results of operations for those periods. Our results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results that can be expected for the full year or for any future period.

						Six Months Ended
	Year Ended December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
			(in millions, except per share data)

Selected Operating Statement Information:
Revenues:
Video	$4,923	$5,351	$5,706	$6,044	$7,632	$3,199	$5,083
High-speed data	949	1,331	1,642	1,997	2,756	1,169	1,818
Voice	—	1	29	272	715	297	549
Advertising	504	437	484	499	664	242	415

Total revenues	6,376	7,120	7,861	8,812	11,767	4,907	7,865
Total costs and expenses(a)	14,504	5,818	6,307	7,026	9,588	3,911	6,575

Operating Income (Loss)(a)	(8,128)	1,302	1,554	1,786	2,179	996	1,290
Interest expense, net	(385)	(492)	(465)	(464)	(646)	(225)	(454)
Income from equity investments, net	13	33	41	43	129	42	7
Minority interest expense, net	(118)	(59)	(56)	(64)	(108)	(43)	(79)
Other income (expense), net(b)	(420)	—	11	1	2	1	143

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change	(9,038)	784	1,085	1,302	1,556	771	907
Income tax provision	(118)	(327)	(454)	(153)	(620)	(307)	(359)

Income (loss) before discontinued operations and cumulative effect of accounting change	(9,156)	457	631	1,149	936	464	548
Discontinued operations, net of tax	(443)	207	95	104	1,038	64	—
Cumulative effect of accounting change, net of tax(c)	(28,031)	—	—	—	2	2	—

Net income (loss)	$(37,630)	$664	$726	$1,253	$1,976	$530	$548

Basic income (loss) per common share before discontinued operations and cumulative effect of accounting change	$(11.15)	$0.48	$0.63	$1.15	$0.95	$0.47	$0.56
Discontinued operations	(0.54)	0.22	0.10	0.10	1.05	0.06	—
Cumulative effect of accounting change	(34.14)	—	—	—	—	—	—

Basic net income (loss) per common share	$(45.83)	$0.70	$0.73	$1.25	$2.00	$0.53	$0.56

Average basic common shares	821.0	955.3	1,000.0	1,000.0	990.4	1,000.0	976.9

Diluted income (loss) per common share before discontinued operations and cumulative effect of accounting change	$(11.15)	$0.48	$0.63	$1.15	$0.95	$0.47	$0.56
Discontinued operations	(0.54)	0.22	0.10	0.10	1.05	0.06	—
Cumulative effect of accounting change	(34.14)	—	—	—	—	—	—

Diluted net income (loss) per common share	$(45.83)	$0.70	$0.73	$1.25	$2.00	$0.53	$0.56

Average diluted common shares	821.0	955.3	1,000.0	1,000.0	990.4	1,000.0	977.1

	December 31,					June 30,
	2002	2003	2004	2005	2006	2006	2007
			(in millions, except ratios)

Selected Balance Sheet Information:
Cash and equivalents	$868	$329	$102	$12	$51	$26	$70
Total assets	62,146	42,902	43,138	43,677	55,743	44,010	55,873
Total debt and preferred equity(d)	6,976	8,368	7,299	6,863	14,732	6,523	14,171

Other Financial Data:
Ratio of earnings to fixed charges(e)	$(8,894)	2.5x	3.0x	3.3x	3.1x	3.6x	3.1x
Ratio of earnings to combined fixed charges and preferred dividends(e)	$(8,894)	2.5x	3.0x	3.3x	3.1x	3.6x	3.1x

(a)	Includes merger-related costs and restructuring costs of $16 million and $21 million in the six months ended June 30, 2007 and 2006, respectively, and $56 million, $42 million and $15 million in the years ended December 31, 2006, 2005 and 2003, respectively (none in 2004 and 2002). Includes a $9.210 billion goodwill impairment charge and a $6 million gain related to the sale of a cable system at TWE in 2002.

(b)	Includes a pretax gain of $146 million in the six months ended June 30, 2007 related to the sale of our 50% equity interest in the Houston Pool of TKCCP. Includes a charge of $420 million in 2002 to reflect the other than temporary declines in the value of certain unconsolidated cable television system joint ventures.

(c)	Includes a benefit of $2 million in the six months ended June 30, 2006 and the year ended December 31, 2006 related to the cumulative effect of a change in accounting principle in connection with the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment, and a charge of $28.031 billion in 2002 related to the cumulative effect of a change in accounting principle in connection with the adoption of FASB Statement No. 142, “Goodwill and Other Intangible Assets.”

(d)	Includes debt due within one year of $2 million at June 30, 2007 (none at June 30, 2006) and $4 million, $1 million, $4 million and $8 million at December 31, 2006, 2004, 2003 and 2002, respectively (none at December 31, 2005), long-term debt, TW NY Series A Preferred Membership Units and mandatorily redeemable preferred equity issued by a subsidiary.

(e)	For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding: (i) pretax income, (ii) interest expense, (iii) preferred stock dividend requirements of majority-owned companies, (iv) minority interest in the income of majority-owned subsidiaries that have fixed charges, and (v) the amount of undistributed losses (earnings) of our less than 50%-owned companies. Fixed charges consist of interest expense.
Combined fixed charges and preferred stock dividends include the fixed charges mentioned above and the amount of pretax income necessary to cover any preferred stock dividend requirements.

Earnings as defined include significant noncash charges for depreciation and amortization primarily relating to the amortization of intangible assets recognized in business combinations.

For periods in which earnings before fixed charges were insufficient to cover fixed charges (or combined fixed charges and preferred dividends), the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION

You should read the following discussion in conjunction with “Selected Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and our historical financial statements and related notes, Adelphia’s consolidated financial statements and related notes and Comcast’s special purpose combined carve-out financial statements of the former Comcast Los Angeles, Dallas and Cleveland cable system operations and related notes, each of which is included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. For more information, please see “Forward-Looking Statements.” The following discussion and analysis of our results of operations includes periods prior to the consummation of the Transactions and the consolidation of the Kansas City Pool. Accordingly, our historical results of operations are not indicative of what our future results of operations will be.

Overview

We are the second-largest cable operator in the U.S. and are an industry leader in developing and launching innovative video, data and voice services. At June 30, 2007, we had approximately 13.4 million basic video subscribers in technologically advanced, well-clustered systems located mainly in five geographic areas—New York state, the Carolinas, Ohio, southern California and Texas. As of June 30, 2007, we were the largest cable operator in a number of large cities, including New York City and Los Angeles.

On July 31, 2006, a subsidiary of ours, TW NY, and Comcast completed the acquisition of substantially all of the cable assets of Adelphia and related transactions. In addition, effective January 1, 2007, we began consolidating the results of the Kansas City Pool upon the distribution of the assets of TKCCP to us and Comcast. Prior to January 1, 2007, our interest in TKCCP was reported as an equity method investment. Refer to “—Recent Developments” for further details.

Time Warner currently owns approximately 84.0% of our common stock (representing a 90.6% voting interest). The financial results of our operations are consolidated by Time Warner.

We principally offer three services—video, high-speed data and voice, which have been primarily targeted to residential customers. Video is our largest service in terms of revenues generated. We expect to continue to increase video revenues through the offering of advanced digital video services such as VOD, SVOD, HDTV and set-top boxes equipped with DVRs, as well as through price increases and subscriber growth. Our digital video subscribers provide a broad base of potential customers for additional advanced services. Providing basic video services is a competitive and highly penetrated business, and, as a result, we expect slower incremental growth in the number of basic video subscribers compared to the growth in our advanced service offerings. Video programming costs represent a major component of our expenses and are expected to continue to increase, reflecting contractual rate increases, subscriber growth and the expansion of service offerings, and it is expected that our video service margins will decline over the next few years as programming cost increases outpace growth in video revenues.

High-speed data has been one of our fastest-growing services over the past several years and is a key driver of our results. As of June 30, 2007, we had approximately 7.2 million residential high-speed data subscribers. We expect continued strong growth in residential high-speed data subscribers and revenues for the foreseeable future; however, the rate of growth of both subscribers and revenues is expected to slow over time as high-speed data services become increasingly well-penetrated. In addition, as narrowband Internet users continue to migrate to broadband connections, we anticipate that an increasing percentage of our new high-speed data customers will elect to purchase our entry-level high-speed data service, which is generally less expensive than our flagship service. As a result, over time, our average high-speed data revenue per subscriber may decline reflecting this shift in mix. We also offer commercial high-speed data services and had approximately 263,000 commercial high-speed data subscribers as of June 30, 2007.

Approximately 2.3 million subscribers received Digital Phone service, our voice service, as of June 30, 2007. Under our primary calling plan, for a monthly fixed fee, Digital Phone customers typically receive the following services: an unlimited local, in-state and U.S., Canada and Puerto Rico calling plan, as well as call waiting, caller ID and E911 services. We are also currently deploying lower-priced calling plans to serve those customers that do not use interstate and/or long-distance calling plans extensively and intend to offer additional plans with a variety of calling options in the future. Digital Phone enables us to offer our customers a convenient package, or “bundle,” of video, high-speed data and voice services, and to compete effectively against bundled services available from our competitors. We expect strong increases in Digital Phone subscribers and revenues for the foreseeable future. We have begun to introduce Business Class Phone, a commercial Digital Phone service, to small- and medium-sized businesses and will continue to roll out this service during the remainder of 2007 in most of the Legacy Systems. We are also introducing this service in some of the Acquired Systems.

In November 2005, we and several other cable companies, together with Sprint, announced the formation of a joint venture to develop integrated wireline and wireless video, data and voice services. In 2006, we began offering — under the “Pivot” brand name — a bundle that includes Sprint wireless service (with some of our unique features) in limited operating areas and we will continue to roll out this service during the remainder of 2007.

Some of our principal competitors, in particular, direct broadcast satellite operators and incumbent local telephone companies, either offer or are making significant capital investments that will allow them to offer services that provide features and functions comparable to the video, data and/or voice services that we offer and they are aggressively seeking to offer them in bundles similar to ours. We expect that the availability of these bundled service offerings will continue to intensify competition.

In addition to the subscription services described above, we also earn revenues by selling advertising time to national, regional and local businesses.

As of July 31, 2006, the date the transactions with Adelphia and Comcast closed, the penetration rates for basic video, digital video and high-speed data services were generally lower in the Acquired Systems than in the Legacy Systems. Furthermore, certain advanced services were not available in some of the Acquired Systems, and an IP-based telephony service was not available in any of the Acquired Systems. To increase the penetration of these services in the Acquired Systems, we are in the midst of a significant integration effort that includes upgrading the capacity and technical performance of these systems to levels that will allow the delivery of these advanced services and features. Such integration-related efforts are expected to be largely complete by the end of 2007. As of June 30, 2007, Digital Phone was available to over 40% of the homes passed in the Acquired Systems. We expect to continue to roll out Digital Phone service across the Acquired Systems during the remainder of 2007.

Improvement in the financial and operating performance of the Acquired Systems depends in part on the completion of these initiatives and the subsequent availability of our bundled advanced services in the Acquired Systems. In addition, due to various operational and competitive challenges, we expect that the acquired systems located in Los Angeles, CA and Dallas, TX will continue to require more time and resources than the other acquired systems to stabilize and then meaningfully improve their financial and operating performance. As of June 30, 2007, the Los Angeles and Dallas acquired systems together served approximately 1.9 million basic video subscribers (about 50% of the basic video subscribers served by the Acquired Systems). We believe that by upgrading the plant and integrating the Acquired Systems into our operations, there is a significant opportunity over time to increase service penetration rates, and improve Subscription revenues and OIBDA in the Acquired Systems.

Recent Developments

Time Warner’s Interest in TW NY Holding

Time Warner has recently expressed interest in a transaction pursuant to which our subsidiary, TW NY Holding, would redeem a significant portion of Time Warner’s 12.43% non-voting, equity interest in it. On September 13, 2007, our board of directors appointed a special committee of independent directors and authorized it to consider any proposal Time Warner may make in this regard and negotiate with Time Warner regarding the terms of such a transaction. No assurance can be given that Time Warner will make a proposal that will result in an agreement for us to redeem a portion of its interest in TW NY Holding or, if an agreement is reached, that a redemption transaction will be consummated. In April 2005, in connection with the announcement of the Transactions, we valued this interest (as if the Transactions had occurred at that time)

at approximately $2.9 billion. This valuation is not necessarily indicative of the fair value of the interest as of the date of this prospectus. If a redemption transaction takes place, we would expect to finance the transaction through available borrowing capacity under our existing committed revolving credit facility or by accessing the bank credit or debt capital markets. If a redemption transaction is completed, it will not change the 84% ownership interest Time Warner has in our common stock.

2007 Bond Offering

On April 9, 2007, in the 2007 Bond Offering, we issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures consisting of $1.5 billion principal amount of 2012 initial notes, $2.0 billion principal amount of 2017 initial notes, and $1.5 billion principal amount of 2037 initial debentures pursuant to Rule 144A and Regulation S under the Securities Act. We used the net proceeds from this issuance to repay all of the outstanding indebtedness under our $4.0 billion three-year term loan facility and a portion of the outstanding indebtedness under our $4.0 billion five-year term loan facility. See “—Financial Condition and Liquidity—Debt Securities” for further details.

TKCCP Joint Venture

TKCCP was a 50-50 joint venture between a consolidated subsidiary of ours (Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”)) and Comcast. In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified us of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the Houston Pool. On August 1, 2006, we notified Comcast of our election to receive the Kansas City Pool. On October 2, 2006, we received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool. From July 1, 2006 through December 31, 2006, we were entitled to 100% of the economic interest in the Kansas City Pool (and recognized such interest pursuant to the equity method of accounting), and we were not entitled to any economic benefits of ownership from the Houston Pool.

On January 1, 2007, TKCCP distributed its assets to us and Comcast. We received the Kansas City Pool, which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the Houston Pool, which served approximately 795,000 basic video subscribers as of December 31, 2006. We began consolidating the results of the Kansas City Pool on January 1, 2007. TKCCP was formally dissolved on May 15, 2007. For accounting purposes, we have treated the distribution of TKCCP’s assets as a sale of our 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of our 50% equity interest in the Houston Pool, we recorded a pretax gain of approximately $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations for the six months ended June 30, 2007.

Adelphia Acquisition

On July 31, 2006, TW NY and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable assets of Adelphia. At the closing of the Adelphia acquisition, TW NY paid approximately $8.9 billion in cash, after giving effect to certain purchase price adjustments, and shares representing 17.3% of our Class A common stock (approximately 16% of our outstanding common stock) for the portion of the Adelphia assets it acquired. In addition, on July 28, 2006, in the ATC Contribution, ATC contributed its 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY Holding, in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding.

On February 13, 2007, Adelphia’s Chapter 11 reorganization plan became effective and, under applicable securities law regulations and provisions of the U.S. bankruptcy code, we became a public company subject to the requirements of the Exchange Act. Under the terms of the reorganization plan, most of the 155,913,430 shares of our Class A common stock that Adelphia received in the Adelphia acquisition (representing approximately 16% of our outstanding common stock) are being distributed to Adelphia’s creditors. As of June 30, 2007, approximately 91% of these shares of our Class A common stock had been distributed to Adelphia’s creditors.

The remaining shares are expected to be distributed during the coming months as the remaining disputes are resolved by the bankruptcy court. On March 1, 2007, our Class A common stock began trading on the NYSE under the symbol “TWC.”

The Redemptions

On July 31, 2006, immediately before the closing of the Adelphia acquisition, Comcast’s interests in us and TWE were redeemed. Specifically, in the TWC Redemption, Comcast’s 17.9% interest in us was redeemed in exchange for 100% of the capital stock of a subsidiary of ours holding both cable systems serving approximately 589,000 subscribers and approximately $1.857 billion in cash. In addition, in the TWE Redemption, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests of a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers and approximately $147 million in cash. The TWC Redemption was designed to qualify as a tax free split off under section 355 of the Tax Code. For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in us and TWE and a disposition of the cable systems that were transferred to Comcast. The purchase of the minority interests resulted in a reduction of goodwill of $738 million related to the excess of the carrying value of the Comcast minority interests over the total fair value of the Redemptions. In addition, the disposition of the cable systems resulted in an after-tax gain of $945 million, included in discontinued operations for the year ended December 31, 2006, which is comprised of a $131 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.969 billion and the estimated fair value of $3.100 billion) and a net tax benefit of $814 million, including the reversal of historical deferred tax liabilities of approximately $838 million that had existed on systems transferred to Comcast in the TWC Redemption.

The Exchange

Following the Redemptions and the Adelphia acquisition, on July 31, 2006, TW NY and Comcast swapped certain cable systems, most of which were acquired from Adelphia, in order to enhance our and Comcast’s respective geographic clusters of subscribers, and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. The systems exchanged by TW NY included Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) and systems acquired from Adelphia. We did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia acquisition. We did, however, record a pretax gain of $34 million ($20 million net of tax) on the Exchange related to the disposition of Urban Cable, which is included in discontinued operations for the year ended December 31, 2006.

The results of the systems acquired in connection with the Transactions have been included in our consolidated statement of operations since the closing of the Transactions. The systems previously owned by us that were transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including the gains discussed above, have been reflected as discontinued operations in the consolidated financial statements for all periods presented.

As a result of the closing of the Transactions, we acquired systems with approximately 4.0 million basic video subscribers and disposed of the Transferred Systems, with approximately 0.8 million basic video subscribers, for a net gain of approximately 3.2 million basic video subscribers. As of June 30, 2007, Time Warner owned approximately 84.0% of our outstanding common stock (including 82.7% of our outstanding Class A common stock and all outstanding shares of our Class B common stock), as well as an approximately 12.4% non-voting common stock interest in TW NY Holding. As a result of the Redemptions, Comcast no longer had an interest in us or TWE.

Tax Benefits from the Transactions

The Adelphia acquisition was designed to be a taxable acquisition of assets that would result in a tax basis in the acquired assets equal to the purchase price paid. The depreciation and amortization deductions resulting from this step-up in the tax basis of the assets would reduce future net cash tax payments and thereby increase our future cash flows. We believe that most cable operators have a tax basis that is below the fair market value of their cable systems and, accordingly, we have viewed a portion of our tax basis in the acquired assets as incremental value above the amount of basis more generally associated with cable systems. The tax benefit of such incremental step-up would reduce net cash tax payments by more than $300 million per year, assuming the following: (i) incremental step-up relating to 85% of a $14.4 billion purchase price (which assumes that 15% of the fair market value of cable systems represents a typical amount of basis), (ii) straight-line amortization deductions over 15 years, (iii) sufficient taxable income to utilize the amortization deductions, and (iv) a 40% effective tax rate. The IRS or state or local tax authorities might challenge the anticipated tax characterizations or related valuations, and any successful challenge could materially adversely affect our tax profile (including our ability to recognize the intended tax benefits from the Transactions), significantly increase our future cash tax payments and significantly reduce our future earnings and cash flow.

Also, the TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code. If the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by us.

Financial Statement Presentation

Revenues

Our revenues consist of Subscription and Advertising revenues. Subscription revenues consist of revenues from video, high-speed data and voice services.

Video revenues include monthly fees for basic, standard and digital services from both residential and commercial subscribers, together with related equipment rental charges, including charges for set-top boxes, and charges for premium programming and SVOD services. Video revenues also include installation, pay-per-view and VOD charges and franchise fees relating to video charges collected on behalf of local franchising authorities. Several ancillary items are also included within video revenues, such as commissions earned on the sale of merchandise by home shopping services and rental income earned on the leasing of antenna attachments on our transmission towers. In each period presented, these ancillary items constitute less than 2% of video revenues.

High-speed data revenues include monthly subscriber fees from both residential and commercial subscribers, along with related equipment rental charges, home networking fees and installation charges. High-speed data revenues also include fees received from third-party internet service providers, certain cable systems owned by a subsidiary of TWE-A/N and managed by the Advance/Newhouse Partnership (“A/N”) and, in 2006, fees received from TKCCP.

Voice revenues include monthly subscriber fees principally from voice subscribers, including Digital Phone subscribers and approximately 74,000 circuit-switched subscribers (as of June 30, 2007) acquired from Comcast in the Exchange, along with related installation charges. We continue to provide traditional, circuit-switched services to some of those subscribers and, in some areas, have begun the process of discontinuing the circuit-switched offering in accordance with regulatory requirements. In those areas where the circuit-switched offering is discontinued, Digital Phone will be the only voice service we provide.

Advertising revenues include the fees charged to local, regional and national advertising customers for advertising placed on our video and high-speed data services. Nearly all Advertising revenues are attributable to our video service.

Costs and Expenses

Costs of revenues include: video programming costs (including fees paid to the programming vendors net of certain amounts received from the vendors); high-speed data connectivity costs; Digital Phone network costs; other service-related expenses, including non-administrative labor costs directly associated with the delivery of services to subscribers; maintenance of our delivery systems; franchise fees; and other related expenses. Our programming agreements are generally multi-year agreements that provide for us to make payments to the programming vendors at agreed upon rates based on the number of subscribers to which we provide the service.

Selling, general and administrative expenses include amounts not directly associated with the delivery of services to subscribers or the maintenance of our delivery systems, such as administrative labor costs, marketing expenses, billing charges, non-plant repair and maintenance costs, management fees paid to Time Warner and other administrative overhead costs, net of management fees received from TKCCP. Effective August 1, 2006, we no longer receive management fees from TKCCP.

Use of Operating Income before Depreciation and Amortization and Free Cash Flow

OIBDA is a non-GAAP financial measure. We define OIBDA as Operating Income before depreciation of tangible assets and amortization of intangible assets. Management utilizes OIBDA, among other measures, in evaluating the performance of our business because OIBDA eliminates the uneven effect across our business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes OIBDA because it believes this measure provides valuable insight into the underlying performance of our individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax provision, other income (expense), net, minority interest expense, net, income from equity investments, net, and interest expense, net. In this regard, OIBDA is a significant measure used in our annual incentive compensation programs. OIBDA also is a metric used by our parent, Time Warner, to evaluate our performance and is an important measure in the Time Warner reportable segment disclosures. Management also uses OIBDA because it believes it provides an indication of our ability to service debt and fund capital expenditures, as OIBDA removes the impact of depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by us for income taxes, debt servicing costs, the share of OIBDA related to the minority ownership, the results of our equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income and earnings per share.

Free Cash Flow is a non-GAAP financial measure. We define Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate our business. It is also a significant component of our annual incentive compensation programs. We believe this measure is an important indicator of our liquidity, including our ability to reduce net debt and make strategic investments, because it reflects our operating cash flow after considering the significant capital expenditures required to operate our business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.

Both OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, our Operating Income, net income and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. A reconciliation of OIBDA to Operating Income is presented under “Results of Operations.” A reconciliation of Free Cash Flow to cash provided by operating activities is presented under “Financial Condition and Liquidity.”

Results Of Operations

Changes in Basis of Presentation

Consolidation of Kansas City Pool

On January 1, 2007, we began consolidating the results of the Kansas City Pool we received upon the distribution of the assets of TKCCP to us and Comcast. The results of operations for the Kansas City Pool have been presented below separately from the results of the Legacy Systems.

Discontinued Operations

We have reflected the operations of the Transferred Systems as discontinued operations for all periods presented.

Reclassifications

Certain reclassifications have been made to the prior years’ financial information to conform to the June 30, 2007 presentation.

Stock-based Compensation

Historically, our employees were granted equity awards under Time Warner’s equity plans. When we became a public company, Time Warner ceased making equity awards under its equity plans to our employees. We have established the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”). Through March 31, 2007, our financial statements reflect equity awards under Time Warner’s equity plans and all future grants of equity awards to our employees will be made under our equity plans. Our employees who have outstanding equity awards under Time Warner’s equity plans will retain any rights under those Time Warner equity awards pursuant to their terms regardless of their participation in our equity plans.

We have adopted the provisions of FAS 123R as of January 1, 2006. The provisions of FAS 123R require that a company measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.

Prior to the adoption of FAS 123R, we had followed the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which allowed us to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, we elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123 (see Note 1 to our consolidated financial statements for the year ended December 31, 2006 for a discussion on the impact of the adoption of FAS 123R).

Prior to the adoption of FAS 123R, we recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, we treat such awards as a single award and recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.

When recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, for disclosure purposes, we recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures. We recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption of FAS 123R in the first quarter of 2006, to recognize the effect of estimating the number of awards granted prior to January 1, 2006 that are not ultimately expected to vest. Total equity-based compensation expense (which includes expense recognized related to Time Warner stock options, restricted stock and restricted stock units, as well as our stock options and restricted stock units) recognized during the six months ended June 30, 2007 and 2006 was $38 million and $21 million, respectively, and during the years ended December 31, 2006, 2005 and 2004 was $33 million, $53 million and $70 million, respectively.

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

On December 31, 2006, we adopted the provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans (“plans”). Specifically, FAS 158 requires companies to recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status as of the end of the company’s fiscal year, the offset of which is recorded, net of tax, as a component of accumulated other comprehensive income (loss) in shareholders’ equity. As a result of adopting FAS 158, on December 31, 2006, we reflected the funded status of our plans by reducing our net pension asset by approximately $208 million to reflect actuarial and investment losses that had been deferred pursuant to prior pension accounting rules and recording a corresponding deferred tax asset of approximately $84 million and a net after-tax charge of approximately $124 million in accumulated other comprehensive loss, net, in shareholders’ equity.

Accounting for Sabbatical Leave and Other Similar Benefits

On January 1, 2007, we adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”), related to certain sabbatical leave and other employment arrangements that are similar to a sabbatical leave. EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. Adoption of this guidance resulted in a decrease in retained earnings of $62 million ($37 million, net of tax) on January 1, 2007. The resulting change in the accrual for the six months ended June 30, 2007 was not material.

Income Statement Classification of Taxes Collected from Customers

In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 became effective for us as of January 1, 2007. EITF 06-03 did not have a material impact on our consolidated financial statements.

Accounting for Uncertainty in Income Taxes

On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires us to recognize in our consolidated financial statements only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the positions. Upon adoption, we recognized a $3 million reduction of previously recorded tax reserves, which was accounted for as an increase to the retained earnings balance as of January 1, 2007.

Quantifying Effects of Prior Years Misstatements in Current Year Financial Statements

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that registrants quantify errors using both a balance sheet and statement of operations approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 became effective for us in the fourth quarter of 2006 and did not have a material impact on our consolidated financial statements.

Recent Accounting Standards

Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment

In September 2006, the EITF reached a consensus on EITF Issue No. 06-01, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-01”). EITF 06-01 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. EITF 06-01 will be effective for us as of January 1, 2008 and is not expected to have a material impact on our consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. FAS 157 is effective for us on January 1, 2008 and will be applied prospectively. The provisions of FAS 157 are not expected to have a material impact on our consolidated financial statements.

Six months ended June 30, 2007 compared to six months ended June 30, 2006

Revenues.  Revenues by major category were as follows (in millions):

	Six Months Ended June 30,
	2007(a)	2006(b)	% Change

Subscription:
Video	$5,083	$3,199	59%
High-speed data	1,818	1,169	56%
Voice	549	297	85%

Total Subscription	7,450	4,665	60%
Advertising	415	242	71%

Total	$7,865	$4,907	60%

(a)	Revenues for the six months ended June 30, 2007 include the results of the Legacy Systems, the Acquired Systems and the Kansas City Pool as reported in the table below.

(b)	Revenues for the six months ended June 30, 2006 consist only of the results of the Legacy Systems.

Revenues, including the components of Subscription revenues, for the Legacy Systems, the Acquired Systems, the Kansas City Pool and the Total Systems were as follows for the six months ended June 30, 2007 (in millions):

	Legacy	Acquired	Kansas	Total
	Systems	Systems	City Pool	Systems

Subscription:
Video	$3,403	$1,407	$273	$5,083
High-speed data	1,314	404	100	1,818
Voice	475	34	40	549

Total Subscription	5,192	1,845	413	7,450
Advertising	257	140	18	415

Total	$5,449	$1,985	$431	$7,865

Subscriber numbers were as follows (in thousands):

	Consolidated Subscribers(a)			Managed Subscribers(a)
	as of June 30,			as of June 30,
	2007	2006	% Change	2007	2006	% Change

Basic video(b)	13,391	8,680	54%	13,391	9,469	41%
Digital video(c)	7,732	4,649	66%	7,732	4,971	56%
Residential high-speed data(d)	7,188	4,308	67%	7,188	4,649	55%
Commercial high-speed data(d)	263	183	44%	263	199	32%
Digital Phone(e)	2,335	1,350	73%	2,335	1,462	60%

(a)	Historically, managed subscribers included our consolidated subscribers and subscribers in the Kansas City Pool of TKCCP, which we received on January 1, 2007 in the TKCCP asset distribution. Beginning January 1, 2007, subscribers in the Kansas City Pool are included in both managed and consolidated subscriber results as a result of the consolidation of the Kansas City Pool.

(b)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.
(c)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.
(d)	High-speed data subscriber numbers reflect billable subscribers who receive our Road Runner high-speed data service or any of the other high-speed data services offered by us.

(e)	Digital Phone subscriber numbers reflect billable subscribers who receive IP-based telephony service. Digital Phone subscribers exclude subscribers acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service (which totaled approximately 74,000 consolidated subscribers at June 30, 2007).

Subscription revenues increased for the six months ended June 30, 2007 as a result of increases in video, high-speed data and voice revenues. The increase in video revenues was primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool, the continued penetration of digital video services, video price increases and growth in basic video subscriber levels in the Legacy Systems. Aggregate revenues associated with our digital video services, including digital tiers, digital pay channels, pay-per-view, VOD, SVOD and DVRs, increased 70% to $1.172 billion for the six months ended June 30, 2007 from $689 million for the six months ended June 30, 2006.

High-speed data revenues for the six months ended June 30, 2007 increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and growth in high-speed data subscribers in the Legacy Systems. Commercial high-speed data revenues increased to $207 million for the six months ended June 30, 2007 from $144 million for the six months ended June 30, 2006. Strong growth rates for high-speed data service revenues are expected to continue during the remainder of 2007.

The increase in voice revenues for the six months ended June 30, 2007 was primarily due to growth in Digital Phone subscribers in the Legacy Systems and the consolidation of the Kansas City Pool. Voice revenues associated with the Acquired Systems also included approximately $25 million for the six months ended June 30, 2007 of revenues associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service. Strong growth rates for voice revenues are expected to continue during the remainder of 2007.

Average monthly subscription revenue (which includes video, high-speed data and voice revenues) per basic video subscriber (“subscription ARPU”) increased approximately 3% to $93 for the six months ended June 30, 2007 from approximately $90 for the six months ended June 30, 2006, primarily as a result of the increased penetration of advanced services (including digital video, high-speed data and Digital Phone) in the Legacy Systems and higher video prices, as discussed above, partially offset by lower penetration of advanced services in both the Acquired Systems and the Kansas City Pool.

For the six months ended June 30, 2007, Advertising revenues increased due to a $151 million increase in local advertising and a $22 million increase in national advertising, primarily due to the impact of the Acquired Systems and, to a lesser extent, the consolidation of the Kansas City Pool and growth in the Legacy Systems.

Costs of revenues.  The major components of costs of revenues were as follows (in millions):

	Six Months Ended June 30,
	2007	2006	% Change

Video programming	$1,762	$1,041	69%
Employee	1,078	605	78%
High-speed data	83	70	19%
Voice	223	131	70%
Other	609	355	72%

Total	$3,755	$2,202	71%

Costs of revenues increased 71%, and, as a percentage of revenues, were 48% for the six months ended June 30, 2007 compared to 45% for the six months ended June 30, 2006. The increase in costs of revenues was primarily related to the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as increases in video programming, employee, voice and other costs. The increase in costs of revenues as a percentage of revenues reflects the lower margins in the Acquired Systems.

The increase in video programming costs was due primarily to the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as contractual rate increases, the increase in video subscribers and the expansion of service offerings in the Legacy Systems. Video programming costs for the six months ended June 30, 2006 also included an $11 million benefit reflecting an adjustment in the amortization of certain launch support payments. Video programming costs in the Acquired Systems and the Kansas City Pool totaled $513 million and $101 million, respectively, for the six months ended June 30, 2007. Average per subscriber programming costs increased 9%, to $21.89 per month in 2007 from $20.06 per month in 2006.

Employee costs increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool, higher headcount resulting from the continued roll-out of advanced services and salary increases. Additionally, employee costs for the six months ended June 30, 2006 included a benefit of approximately $16 million (with an additional benefit of approximately $5 million included in selling, general and administrative expenses) due to changes in estimates related to prior period medical benefit accruals.

High-speed data service costs consist of the direct costs associated with the delivery of high-speed data services, including network connectivity and certain other costs. High-speed data service costs increased due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and subscriber growth, offset partially by a decrease in per subscriber connectivity costs.

Voice costs consist of the direct costs associated with the delivery of voice services, including network connectivity costs. Voice costs increased primarily due to growth in Digital Phone subscribers and the consolidation of the Kansas City Pool, offset partially by a decline in per subscriber connectivity costs.

Other costs increased primarily due to the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as revenue-driven increases in fees paid to local franchise authorities and increases in other costs associated with the continued roll-out of advanced services in the Legacy Systems. Additionally, other costs for the six months ended June 30, 2006 included a benefit of $10 million related to third-party maintenance support payment fees, reflecting the resolution of terms with an equipment vendor.

Selling, general and administrative expenses.  The major components of selling, general and administrative expenses were as follows (in millions):

	Six Months Ended June 30,
	2007	2006	% Change

Employee	$546	$400	37%
Marketing	255	166	54%
Other	542	317	71%

Total	$1,343	$883	52%

Selling, general and administrative expenses increased as a result of higher employee, marketing and other costs. Employee costs increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool, increased headcount resulting from the continued roll-out of advanced services, salary increases and an increase in equity-based compensation. Marketing costs increased as a result of the Acquired Systems and higher costs associated with the continued roll-out of advanced services. Other costs increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and increases in administrative costs associated with the increase in headcount discussed above. Other costs for the six months ended June 30, 2006 also included an $11 million charge (with an additional $2 million charge included in costs of revenues) reflecting an adjustment to prior period facility rent expense.

Merger-related and restructuring costs.  We expensed non-capitalizable merger-related costs associated with the Transactions of $7 million and $11 million for the six months ended June 30, 2007 and 2006, respectively. In addition, the results included restructuring costs of $9 million and $10 million for the six months ended June 30, 2007 and 2006, respectively. Our restructuring activities are part of our broader plans to simplify our organizational structure and enhance our customer focus. We are in the process of executing these initiatives and expect to incur additional costs as these plans continue to be implemented throughout 2007.

Reconciliation of Operating Income to OIBDA.  The following table reconciles Operating Income to OIBDA. In addition, the table provides the components from Operating Income to net income for purposes of the discussions that follow (in millions):

	Six Months Ended June 30,
	2007	2006	% Change

Net income	$548	$530	3%
Discontinued operations, net of tax	—	(64)	(100)%
Cumulative effect of accounting change, net of tax	—	(2)	(100)%

Income before discontinued operations and cumulative effect of accounting change	548	464	18%
Income tax provision	359	307	17%

Income before income taxes, discontinued operations and cumulative effect of accounting change	907	771	18%
Interest expense, net	454	225	102%
Income from equity investments, net	(7)	(42)	(83)%
Minority interest expense, net	79	43	84%
Other income, net	(143)	(1)	NM

Operating Income	1,290	996	30%
Depreciation	1,318	768	72%
Amortization	143	37	286%

OIBDA	$2,751	$1,801	53%

NM—Not meaningful.

OIBDA.  OIBDA increased for the six months ended June 30, 2007 principally due to revenue growth, partially offset by higher costs of revenues and selling, general and administrative expenses, as discussed above.

Depreciation expense.  Depreciation expense increased for the six months ended June 30, 2007 primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and demand-driven increases in recent years of purchases of customer premise equipment, which generally has a significantly shorter useful life compared to the mix of assets previously purchased.

Amortization expense.  Amortization expense increased for the six months ended June 30, 2007 primarily as a result of the amortization of intangible assets related to customer relationships associated with the Acquired Systems. This was partially offset by a decrease due to the absence during the second quarter of

2007 of amortization expense associated with customer relationships recorded in connection with the restructuring of TWE in 2003, which were fully amortized at the end of the first quarter of 2007.

Operating Income.  Operating Income increased for the six months ended June 30, 2007 primarily due to the increase in OIBDA, partially offset by increases in both depreciation and amortization expense, as discussed above.

We anticipate that OIBDA and Operating Income will continue to increase during the second half of 2007 as compared to the similar period in the prior year, although the full year rates of growth are expected to be lower than those experienced in the first half of 2007 because the last five months of 2006 also included contributions from the Acquired Systems.

Interest expense, net.  Interest expense, net, increased for the six months ended June 30, 2007 primarily due to an increase in long-term debt and mandatorily redeemable preferred membership units issued by a subsidiary in connection with the Transactions, partially offset by a decrease in mandatorily redeemable preferred equity issued by a subsidiary as a result of the ATC Contribution.

Income from equity investments, net.  Income from equity investments, net, decreased for the six months ended June 30, 2007 primarily due to our no longer treating TKCCP as an equity method investment. Refer to “—Overview—Recent Developments—TKCCP Joint Venture” for additional information.

Minority interest expense, net.  Minority interest expense, net, increased for the six months ended June 30, 2007 primarily reflecting the change in the ownership structure of our company and TWE as a result of the ATC Contribution and the Redemptions.

Other income, net.  We recorded a pretax gain of approximately $146 million for the six months ended June 30, 2007 as a result of the distribution of TKCCP’s assets, which was treated as a sale of our 50% equity interest in the Houston Pool. Refer to “—Overview—Recent Developments—TKCCP Joint Venture” for additional information.

Income tax provision.  Our income tax provision has been prepared as if we operated as a stand-alone taxpayer for all periods presented. For the six months ended June 30, 2007 and 2006, we recorded income tax provisions of $359 million and $307 million, respectively. The effective tax rate was approximately 40% for both the six months ended June 30, 2007 and 2006.

Income before discontinued operations and cumulative effect of accounting change.  Income before discontinued operations and cumulative effect of accounting change was $548 million for the six months ended June 30, 2007 compared to $464 million for the six months ended June 30, 2006. Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change were $0.56 for the six months ended June 30, 2007 compared to $0.47 for the six months ended June 30, 2006. These increases were primarily due to increases in Operating Income and other income, net, partially offset by increases in interest expense, net, income tax provision and minority interest expense, net, and a decrease in income from equity investments, net.

Discontinued operations, net of tax.  Discontinued operations, net of tax, reflect the impact of treating the Transferred Systems as discontinued operations. For the six months ended June 30, 2006, we recognized pretax income applicable to these systems of $107 million ($64 million, net of tax).

Cumulative effect of accounting change, net of tax.  For the six months ended June 30, 2006, we recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption of FAS 123R to recognize the effect of estimating the number of Time Warner equity-based awards granted to our employees prior to January 1, 2006 that are not ultimately expected to vest.

Net income and net income per common share.  Net income was $548 million for the six months ended June 30, 2007 compared to $530 million for the six months ended June 30, 2006. Basic and diluted net income per common share were $0.56 for the six months ended June 30, 2007 compared to $0.53 for the six months ended June 30, 2006.

Full year 2006 compared to full year 2005

Revenues.  Revenues by major category were as follows (in millions):

	Year Ended December 31,
	2006	2005	% Change

Subscription:
Video	$7,632	$6,044	26%
High-speed data	2,756	1,997	38%
Voice	715	272	163%

Total Subscription	11,103	8,313	34%
Advertising	664	499	33%

Total	$11,767	$8,812	34%

As previously reported, Adelphia and Comcast employed methodologies that differed slightly from those used by us to determine subscriber numbers. As of September 30, 2006, we had converted subscriber numbers for most of the Acquired Systems to our methodology. During the fourth quarter of 2006, we completed the conversion of such data, which resulted in a reduction of approximately 46,000 basic video subscribers in the Acquired Systems. Subscriber numbers were as follows (in thousands):

	Consolidated Subscribers			Managed Subscribers(a)
	as of December 31,			as of December 31,
	2006	2005	% Change	2006	2005	% Change

Basic video(b)	12,614	8,603	47%	13,402	9,384	43%
Digital video(c)	6,938	4,294	62%	7,270	4,595	58%
Residential high-speed data(d)	6,270	3,839	63%	6,644	4,141	60%
Commercial high-speed data(d)	230	169	36%	245	183	34%
Digital Phone(e)	1,719	913	88%	1,860	998	86%

(a)	Managed subscribers include consolidated subscribers and subscribers in the Kansas City Pool of TKCCP, which we received on January 1, 2007 in the TKCCP asset distribution. Since January 1, 2007, subscribers in the Kansas City Pool have been included in consolidated subscriber results.

(b)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.
(c)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.
(d)	High-speed data subscriber numbers reflect billable subscribers who receive our Road Runner high-speed data service or any of the other high-speed data services offered by us.
(e)	Digital Phone subscriber numbers reflect billable subscribers who receive IP-based telephony service. Digital Phone subscribers exclude subscribers acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service (which totaled approximately 106,000 consolidated subscribers at December 31, 2006).

Subscription revenues increased in 2006 as a result of increases in video, high-speed data and Digital Phone revenues. The increase in video revenues in 2006 was primarily due to the impact of the Acquired Systems, the continued penetration of digital video services and video price increases and growth in basic video subscriber levels in the Legacy Systems. Video revenues in the Acquired Systems totaled $1.165 billion in 2006. Aggregate revenues associated with our digital video services, including digital tiers, Pay-Per-View, VOD, SVOD and DVRs, increased 41% to $1.027 billion in 2006 from $727 million in 2005.

High-speed data revenues in 2006 increased primarily due to the Acquired Systems and growth in high-speed data subscribers. High-speed data revenues in the Acquired Systems totaled $321 million in 2006. Consolidated commercial high-speed data revenues increased to $318 million in 2006 from $241 million in 2005. Consolidated residential high-speed data penetration, expressed as a percentage of service-ready homes, was 26.1% at both December 31, 2006 and December 31, 2005 as a result of strong growth in the Legacy Systems offset by lower penetration rates in the Acquired Systems.

The increase in voice revenues in 2006 was primarily due to growth in Digital Phone subscribers. Voice revenues in 2006 also included approximately $27 million of revenues associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service. As of December 31, 2006, Digital Phone service was only available in some of the Acquired Systems on a limited basis. Consolidated Digital

Phone penetration, expressed as a percentage of service-ready homes, increased to 11.3% at December 31, 2006 from 7.0% at December 31, 2005.

Subscription ARPU increased approximately 11% to $90 in 2006 from approximately $81 in 2005 as a result of the increased penetration in advanced services and higher video rates, as discussed above.

Advertising revenues increased primarily due to a $136 million increase in local advertising and a $29 million increase in national advertising in 2006, primarily attributable to the Acquired Systems. Advertising revenues in the Acquired Systems totaled $137 million in 2006. Excluding the results of the Acquired Systems, Advertising revenues increased slightly as a result of an increase in political advertising revenues in 2006.

Costs of revenues.  The major components of costs of revenues were as follows (in millions):

	Year Ended December 31,
	2006	2005	% Change

Video programming	$2,523	$1,889	34%
Employee	1,505	1,156	30%
High-speed data	156	102	53%
Voice	309	122	153%
Other	863	649	33%

Total	$5,356	$3,918	37%

Costs of revenues increased 37%, and, as a percentage of revenues, were 46% in 2006 compared to 44% in 2005. The increase in costs of revenues is primarily related to the impact of the Acquired Systems, as well as increases in video programming costs, employee costs and Digital Phone costs. The increase in costs of revenues as a percentage of revenues reflects the items noted above and lower margins for the Acquired Systems.

The increase in video programming costs was due primarily to the impact of the Acquired Systems, higher sports network programming costs, the increase in video subscribers and non-sports-related contractual rate increases. Video programming costs in the Acquired Systems were $409 million in 2006. Per subscriber programming costs increased 11%, to $20.33 per month in 2006 from $18.35 per month in 2005. The increase in per subscriber programming costs was primarily due to higher sports network programming costs and non-sports-related contractual rate increases. Video programming costs in both 2006 and 2005 also benefited from comparable amounts of adjustments related to changes in programming estimates and the settlement of terms with program vendors.

Employee costs increased primarily due to the impact of the Acquired Systems, salary increases and higher headcount resulting from the roll-out of advanced services. These increases were partially offset by a benefit of approximately $32 million related to both changes in estimates and a correction of prior period medical benefit accruals.

High-speed data service costs consist of the direct costs associated with the delivery of high-speed data services, including network connectivity and certain other costs. High-speed data service costs increased due to the Acquired Systems, subscriber growth and an increase in per subscriber connectivity costs.

Voice costs consist of the direct costs associated with the delivery of Digital Phone services, including network connectivity and certain other costs. Voice costs increased primarily due to the growth in Digital Phone subscribers.

Other costs increased due to revenue-driven increases in fees paid to local franchise authorities, as well as increases in other costs associated with the continued roll-out of advanced services, including Digital Phone.

Selling, general and administrative expenses.  The major components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,
	2006	2005	% Change

Employee	$872	$678	29%
Marketing	414	306	35%
Other	840	545	54%

Total	$2,126	$1,529	39%

Selling, general and administrative expenses increased as a result of higher employee, marketing and other costs. Employee costs increased primarily due to the impact of the Acquired Systems, increased headcount resulting from the continued roll-out of advanced services and salary increases, partially offset by a benefit of approximately $8 million related to both changes in estimates and a correction of prior period medical benefit accruals. Marketing costs increased as a result of the Acquired Systems and higher costs associated with the roll-out of advanced services. Other costs increased primarily due to the impact of the Acquired Systems and increases in administrative costs associated with the increase in headcount discussed above.

Merger-related and restructuring costs.  In 2006 and 2005, we expensed $38 million and $8 million, respectively, of non-capitalizable merger-related costs associated with the Transactions. These merger-related costs are related primarily to consulting fees concerning integration planning for the Transactions and other costs incurred in connection with notifying new customers of the change in cable providers. In addition, the results for 2006 include $18 million of restructuring costs. The results for 2005 included $35 million of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels, partially offset by a $1 million reduction in restructuring charges, reflecting changes to previously established restructuring accruals. Our restructuring activities are part of our broader plans to simplify our organizational structure and enhance our customer focus.

Reconciliation of Operating Income to OIBDA.  The following table reconciles Operating Income to OIBDA. In addition, the table provides the components from Operating Income to net income for purposes of the discussions that follow (in millions):

	Year Ended December 31,
	2006	2005	% Change

Net income	$1,976	$1,253	58%
Discontinued operations, net of tax	(1,038)	(104)	NM
Cumulative effect of accounting change, net of tax	(2)	—	NM

Income before discontinued operations and cumulative effect of accounting change	936	1,149	(19)%
Income tax provision	620	153	305%

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,556	1,302	20%
Interest expense, net	646	464	39%
Income from equity investments, net	(129)	(43)	200%
Minority interest expense, net	108	64	69%
Other income, net	(2)	(1)	100%

Operating Income	2,179	1,786	22%
Depreciation	1,883	1,465	29%
Amortization	167	72	132%

OIBDA	$4,229	$3,323	27%

NM—Not meaningful.

OIBDA.  OIBDA increased to $4.229 billion in 2006 from $3.323 billion in 2005. This increase was attributable to the impact of the Acquired Systems and revenue growth (particularly growth in high margin high-speed data revenues), partially offset by higher costs of revenues and selling, general and administrative expenses, as discussed above.

Depreciation expense.  Depreciation expense increased to $1.883 billion in 2006 from $1.465 billion in 2005 primarily due to the impact of the Acquired Systems and demand-driven increases in recent years of purchases of customer premise equipment, which generally has a significantly shorter useful life compared to the mix of assets previously purchased.

Amortization expense.  Amortization expense increased to $167 million in 2006 from $72 million in 2005 as a result of the amortization of intangible assets associated with customer relationships acquired as part of the Transactions.

Operating Income.  Operating Income increased to $2.179 billion in 2006 from $1.786 billion in 2005 primarily due to the increase in OIBDA, partially offset by the increase in depreciation and amortization expense, as discussed above.

Interest expense, net.  Interest expense, net, increased to $646 million in 2006 from $464 million in 2005 primarily due to an increase in debt levels attributable to the Transactions.

Income from equity investments, net.  Income from equity investments, net, increased to $129 million in 2006 from $43 million in 2005. This increase was primarily due to an increase in the profitability of TKCCP, as well as changes in the economic benefit of TWE’s partnership interest in TKCCP due to the then pending dissolution of the partnership triggered by Comcast on July 3, 2006. Beginning in the third quarter of 2006, the income from TKCCP reflects 100% of the operations of the Kansas City Pool and does not reflect any of the economic benefits of the Houston Pool. In addition, income from equity investments, net reflects the benefit from the allocation of all the TKCCP debt to the Houston Pool, which reduced interest expense for the Kansas City Pool. We received the Kansas City Pool on January 1, 2007 in the TKCCP asset distribution and began consolidating our results on that date.

Minority interest expense, net.  Minority interest expense, net, increased to $108 million in 2006 from $64 million in 2005. This increase primarily reflects a change in the ownership structure of us and TWE. At December 31, 2005, ATC, a subsidiary of Time Warner, and Comcast had residual equity ownership interests in TWE of 1% and 4.7%, respectively. On July 28, 2006, ATC contributed its 1% common equity interest (as well as its $2.4 billion preferred equity interest) in TWE to TW NY Holding in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding. On July 31, 2006, we and TWE redeemed Comcast’s ownership interests in us and TWE, respectively.

Income tax provision.  Our income tax provision has been prepared as if we operated as a stand-alone taxpayer for all periods presented. In 2006 and 2005, we recorded income tax provisions of $620 million and $153 million, respectively. The effective tax rate was approximately 40% in 2006 compared to approximately 12% in 2005. The increase in the effective tax rate was primarily due to the favorable impact in 2005 of state tax law changes in Ohio, an ownership restructuring in Texas and certain other methodology changes. The income tax provision for 2005, absent the noted deferred tax impacts, would have been $532 million, with a related effective tax rate of approximately 41%.

Income before discontinued operations and cumulative effect of accounting change.  Income before discontinued operations and cumulative effect of accounting change was $936 million in 2006 compared to $1.149 billion in 2005. Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change were $0.95 in 2006 compared to $1.15 in 2005. These decreases were primarily due to the increase in the income tax provision, discussed above, and higher interest expense, partially offset by increased Operating Income and income from equity investments, net.

Discontinued operations, net of tax.  Discontinued operations, net of tax, reflect the impact of treating the Transferred Systems as discontinued operations. For the years ended December 31, 2006 and 2005, we recognized pretax income applicable to these systems of $285 million and $163 million, respectively,

($1.038 billion and $104 million, respectively, net of tax). Included in the 2006 results are a pretax gain of approximately $165 million on the Transferred Systems and a tax benefit of approximately $800 million comprised of a tax benefit of $814 million on the Redemptions, partially offset by a provision of $14 million on the Exchange. The tax benefit of $814 million resulted primarily from the reversal of historical deferred tax liabilities that had existed on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code, and as a result, such liabilities were no longer required. However, if the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by us. See “—Recent Developments—Tax Benefits from the Transactions.”

Cumulative effect of accounting change, net of tax.  In 2006, we recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption of FAS 123R in 2006, to recognize the effect of estimating the number of Time Warner equity-based awards granted to our employees prior to January 1, 2006 that are not ultimately expected to vest.

Net income and net income per common share.  Net income was $1.976 billion in 2006 compared to $1.253 billion in 2005. Basic and diluted net income per common share were $2.00 in 2006 compared to $1.25 in 2005.

Full year 2005 compared to full year 2004

Revenues.  Revenues by major category were as follows (in millions):

	Year Ended December 31,
	2005	2004	% Change

Subscription:
Video	$6,044	$5,706	6%
High-speed data	1,997	1,642	22%
Voice	272	29	NM

Total Subscription	8,313	7,377	13%
Advertising	499	484	3%

Total	$8,812	$7,861	12%

NM—Not meaningful.

Subscriber results were as follows (in thousands):

	Consolidated Subscribers			Managed Subscribers(a)
	as of December 31,			as of December 31,
	2005	2004	% Change	2005	2004	% Change

Basic video(b)	8,603	8,561	0.5%	9,384	9,336	0.5%
Digital video(c)	4,294	3,773	14%	4,595	4,067	13%
Residential high-speed data(d)	3,839	3,126	23%	4,141	3,368	23%
Commercial high-speed data(d)	169	140	21%	183	151	21%
Digital Phone(e)	913	180	NM	998	206	NM

NM—Not meaningful.

(a)	Managed subscribers include consolidated subscribers and subscribers in the Kansas City Pool of TKCCP, which we received on January 1, 2007 in the TKCCP asset distribution. Since January 1, 2007, subscribers in the Kansas City Pool have been included in consolidated subscriber results.

(b)	Basic video subscriber numbers reflect billable subscribers who receive basic video service.
(c)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital technology.
(d)	High-speed data subscriber numbers reflect billable subscribers who receive our Road Runner high-speed data service or any of the other high-speed data services offered by us.
(e)	Digital Phone subscriber numbers reflect billable subscribers who receive IP-based telephony service.

Subscription revenues increased in 2005 as a result of increases in video, high-speed data and Digital Phone revenues. Total video revenues increased by $338 million, or 6%, over 2004, primarily due to continued penetration of digital video services and video price increases, as well as an increase in basic video subscribers between December 31, 2004 and December 31, 2005. Aggregate revenues associated with digital video services, including digital tiers, Pay-Per-View, VOD, SVOD and DVRs, increased 19% from $612 million in 2004 to $727 million in 2005.

High-speed data revenues increased in 2005 primarily due to growth in high-speed data subscribers. Consolidated residential high-speed data penetration, expressed as a percentage of service-ready homes, increased from 21.8% at December 31, 2004 to 26.1% at December 31, 2005. Commercial high-speed data revenues increased from $181 million in 2004 to $241 million in 2005.

The increase in voice revenues in 2005 was primarily due to the full-scale launch of Digital Phone across our footprint. Digital Phone was available to nearly 88% of our consolidated homes passed as of December 31, 2005.

Subscription ARPU increased approximately 13% to $81 in 2005 from approximately $72 in 2004 as a result of the increased penetration in advanced services and higher video prices, as discussed above.

Advertising revenues in 2005 increased as a result of an approximate $19 million increase in national advertising, partially offset by a $4 million decline in local advertising. The increase in national advertising was driven by growth in both the rate and volume of advertising spots sold. Local advertising declined as a result of a decrease in political advertising.

Costs of revenues.  The primary components of costs of revenues were as follows (in millions):

	Year Ended December 31,
	2005	2004	% Change

Video programming	$1,889	$1,709	11%
Employee	1,156	1,002	15%
High-speed data	102	128	(20)%
Voice	122	14	NM
Other	649	603	8%

Total	$3,918	$3,456	13%

NM—Not meaningful.

Total video programming costs increased by 11% in 2005. On a per subscriber basis, programming costs increased by 11%, from $16.60 per month in 2004 to $18.35 per month in 2005. These increases were primarily attributable to contractual rate increases and the ongoing deployment of new service offerings, including VOD and SVOD.

Employee costs increased in 2005, in part, as a result of increased headcount driven by new service deployment initiatives, including Digital Phone. Salary increases also contributed to the increase in employee costs.

High-speed data costs have benefited as connectivity costs have continued to decrease on a per subscriber basis due to industry-wide cost reductions.

Voice costs increased due to the ongoing deployment of Digital Phone.

Other costs increased due largely to the revenue-driven increase in fees paid to local franchise authorities.

Selling, general and administrative expenses.  The primary components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,
	2005	2004	% Change

Employee	$678	$632	7%
Marketing	306	272	13%
Other	545	546	—

Total	$1,529	$1,450	5%

Employee costs increased primarily due to an increase in headcount associated with the continued roll-out of advanced services, as well as salary increases, partially offset by a decrease in equity-based compensation expense. Marketing costs increased due to a continued focus on aggressive marketing of our broad range of services. Other costs decreased slightly primarily due to $34 million of costs incurred in 2004 in connection with a settlement related to Urban Cable, partially offset by an increase in legal fees.

Merger-related and restructuring costs.  In 2005, we expensed approximately $8 million of non-capitalizable merger-related costs associated with the Adelphia acquisition and the Exchange. In addition, the 2005 results include approximately $35 million of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels, partially offset by a $1 million reduction in restructuring charges, reflecting changes to previously established restructuring accruals. These charges are part of our broader plans to simplify our organizational structure and enhance our customer focus.

Reconciliation of Operating Income to OIBDA.  The following table reconciles Operating Income to OIBDA. In addition, the table provides the components from Operating Income to net income for purposes of the discussions that follow (in millions):

	Year Ended December 31,
	2005	2004	% Change

Net income	$1,253	$726	73%
Discontinued operations, net of tax	(104)	(95)	9%

Income before discontinued operations	1,149	631	82%
Income tax provision	153	454	(66)%

Income before income taxes and discontinued operations	1,302	1,085	20%
Interest expense, net	464	465	—
Income from equity investments, net	(43)	(41)	5%
Minority interest expense, net	64	56	14%
Other income, net	(1)	(11)	(91)%

Operating Income	1,786	1,554	15%
Depreciation	1,465	1,329	10%
Amortization	72	72	—

OIBDA	$3,323	$2,955	12%

OIBDA.  OIBDA increased $368 million, or 12%, from $2.955 billion in 2004 to $3.323 billion in 2005. This increase was driven by revenue growth (particularly high margin high-speed data revenues), partially offset by increases in costs of revenues, selling, general and administrative expenses and the $42 million of merger-related and restructuring charges in 2005, discussed above.

Depreciation expense.  Depreciation expense increased 10% to $1.465 billion in 2005 from $1.329 billion in 2004. This increase was primarily due to the increased spending on customer premise equipment in recent years. Such equipment generally has a shorter useful life compared to the mix of assets previously purchased.

Operating Income.  Operating Income increased to $1.786 billion in 2005 from $1.554 billion in 2004, due to the increase in OIBDA, partially offset by the increase in depreciation expense.

Interest expense, net.  Interest expense, net, decreased slightly from $465 million in 2004 to $464 million in 2005, primarily due to an increase in interest income associated with loans to TKCCP, which was largely offset by an increase in interest expense related to long-term debt.

Income from equity investments, net.  Income from equity investments, net, increased slightly from $41 million in 2004 to $43 million in 2005. This increase was primarily due to an increase in the profitability of iN DEMAND and a decrease in losses incurred by local news joint ventures, partially offset by a decline in profitability of TKCCP, as a result of higher interest expense associated with an increase in debt at the joint venture.

Minority interest expense, net.  The results of TWE are consolidated by us for financial reporting purposes. Minority interest expense, net, increased from $56 million in 2004 to $64 million in 2005. This increase primarily reflects an increase in the profitability of TWE, in which Time Warner and Comcast had residual equity ownership interests of 1% and 4.7%, respectively, at December 31, 2005.

Other income, net.  Other income, net, decreased from $11 million in 2004 to $1 million in 2005 due to a reversal of previously established reserves associated with the dissolution of a joint venture in 2004.

Income tax provision.  Our income tax provision has been prepared as if we operated as a stand-alone taxpayer for all periods presented. The income tax provision decreased from $454 million in 2004 to $153 million in 2005. The effective tax rate was approximately 42% in 2004 compared to 12% in 2005. The decrease in the tax provision and the effective tax rate was primarily a result of the favorable impact of state tax law changes in Ohio, an ownership restructuring in Texas and certain other methodology changes, partially offset by an increase in earnings during 2005 as compared to 2004. The income tax provision for 2005, absent the noted deferred tax impacts, would have been $532 million, with a related effective tax rate of approximately 41%.

Income before discontinued operations.  Income before discontinued operations was $1.149 billion in 2005 compared to $631 million in 2004. Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change were $1.15 in 2005 compared to $0.63 in 2004. These increases were due to higher Operating Income and a lower income tax provision, partially offset by higher minority interest expense.

Discontinued operations, net of tax.  Discontinued operations, net of tax, reflect the impact of treating the Transferred Systems as discontinued operations. The increase to $104 million in 2005 from $95 million in 2004 was as a result of higher earnings at the Transferred Systems.

Net income and net income per common share.  Net income was $1.253 billion in 2005 compared to $726 million in 2004. Basic and diluted net income per common share were $1.25 in 2005 compared to $0.73 in 2004.

Financial Condition and Liquidity

Current Financial Condition

Management believes that cash generated by or available to us should be sufficient to fund our capital and liquidity needs for the foreseeable future. Our sources of cash include cash provided by operating activities, cash and equivalents on hand, $3.327 billion of available borrowing capacity under our committed credit facilities and commercial paper program as of June 30, 2007 and access to the capital markets.

At June 30, 2007, we had $13.871 billion of debt, $70 million of cash and equivalents (net debt of $13.801 billion), $300 million of TW NY Series A Preferred Membership Units and $24.058 billion of shareholders’ equity. At December 31, 2006, we had $14.432 billion of debt, $51 million of cash and equivalents (net debt of $14.381 billion), $300 million of TW NY Series A Preferred Membership Units and $23.564 billion of shareholders’ equity. At December 31, 2005, we had $4.463 billion of debt, $12 million of cash and equivalents (net debt of $4.451 billion), $2.400 billion of mandatorily redeemable preferred equity issued by a subsidiary and $20.347 billion of shareholders’ equity.

The following table shows the significant items contributing to the change in net debt from December 31, 2005 to December 31, 2006 and from December 31, 2006 to June 30, 2007 (in millions):

Balance at December 31, 2005	$4,451
Cash provided by operating activities	(3,595)
Proceeds from the repayment by Comcast of TKCCP debt owed to TWE-A/N	(631)
Proceeds from the issuance of TW NY Series A Preferred Membership Units	(300)
Capital expenditures from continuing operations	2,718
Capital expenditures from discontinued operations	56
Redemption of Comcast’s interests in us and TWE	2,004
Cash used for the Adelphia acquisition and the Exchange(a)	9,080
Investment in Wireless Joint Venture	633
All other, net	(35)

Balance at December 31, 2006(b)	14,381
Cash provided by operating activities	(2,204)
Capital expenditures from continuing operations	1,551
All other, net	73

Balance at June 30, 2007(b)	$13,801

(a)	Included in the cash used for the Adelphia acquisition and the Exchange is cash paid at closing of $8.935 billion, a contractual closing adjustment of $67 million and other transaction-related costs of $78 million paid in 2006.

(b)	Includes an unamortized fair value adjustment of $140 million and $134 million at December 31, 2006 and June 30, 2007, respectively.

In connection with the closing of the Adelphia acquisition, TW NY paid $8.935 billion in cash, after giving effect to certain purchase price adjustments, that was funded by an intercompany loan from us and the proceeds of the private placement issuance of $300 million of TW NY Series A Preferred Membership Units with a mandatory redemption date of August 1, 2013 and a cash dividend rate of 8.21% per annum. The intercompany loan was financed by borrowings under the Cable Revolving Facility and the Term Facilities described below and the issuance of commercial paper. In connection with the TWC Redemption, Comcast received 100% of the capital stock of a subsidiary of ours holding both cable systems and approximately $1.857 billion in cash that was funded through the issuance of our commercial paper and borrowings under the Cable Revolving Facility. In addition, in connection with the TWE Redemption, Comcast received 100% of the equity interests in a subsidiary of TWE holding both cable systems and approximately $147 million in cash that was funded by the repayment of a pre-existing loan TWE had made to us (which repayment we funded through the issuance of commercial paper and borrowings under the Cable Revolving Facility). Additionally, ATC’s 1% common equity interest and $2.4 billion preferred equity interest in TWE were contributed to TW NY Holding in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding. Following these transactions, TW NY also exchanged certain cable systems with Comcast and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. See “—Bank Credit Agreements and Commercial Paper Program,” “—Mandatorily Redeemable Preferred Equity” and “—TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units” for additional information on the indebtedness incurred and preferred membership units issued in connection with the Adelphia acquisition and the Redemptions.

We are a participant in a wireless spectrum joint venture with several other cable companies (the “Wireless Joint Venture”), which, on November 29, 2006, was awarded certain advanced wireless spectrum licenses in an FCC auction. In 2006, we invested approximately $633 million in the Wireless Joint Venture. Sprint was a participant in the Wireless Joint Venture until August 2007. Under the joint venture agreement, Sprint exercised its option to have the Wireless Joint Venture purchase its interests in the Wireless Joint Venture for an amount equal to Sprint’s capital contributions. In August 2007, we contributed $28 million to the Wireless Joint Venture to fund our share of the payment to Sprint. Under certain circumstances, the remaining members have the ability to exit the Wireless Joint Venture and receive from the Wireless Joint Venture, subject to certain limitations and adjustments, advanced wireless spectrum licenses covering their operating areas.

On October 2, 2006, we received approximately $630 million from Comcast for the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool.

Cash Flows

Cash and equivalents increased by $19 million and $14 million for the six months ended June 30, 2007 and 2006, respectively, and by $39 million for the year ended December 31, 2006. Cash and equivalents decreased by $90 million and $227 million for the years ended December 31, 2005 and 2004, respectively. Components of these changes are discussed below in more detail.

Operating Activities

Details of cash provided by operating activities are as follows (in millions):

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

OIBDA	$2,751	$1,801	$4,229	$3,323	$2,955
Net interest payments(a)	(400)	(251)	(662)	(507)	(492)
Net income taxes refunded (paid)(b)	(50)	(143)	(474)	(535)	13
Noncash equity-based compensation	38	21	33	53	70
Net cash flows from discontinued operations(c)	46	119	112	237	240
Merger-related and restructuring payments, net of accruals(d)	(8)	(1)	(3)	30	—
Pension plan contributions	—	—	(101)	(91)	(150)
All other, net, including working capital changes	(173)	(5)	461	30	25

Cash provided by operating activities	$2,204	$1,541	$3,595	$2,540	$2,661

(a)	Includes interest income received of $6 million for the six months ended June 30, 2007 (none for the six months ended June 30, 2006 and the years ended December 31, 2006, 2005 and 2004).

(b)	Includes income tax refunds received of $5 million and $4 million for the six months ended June 30, 2007 and 2006, respectively, and $4 million, $6 million and $61 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(c)	Reflects net income from discontinued operations of $64 million for the six months ended June 30, 2006 (none for the six months ended June 30, 2007) and $1.038 billion, $104 million and $95 million for the years ended December 31, 2006, 2005 and 2004, respectively, as well as noncash gains and expenses and working capital-related adjustments of $46 million and $55 million for the six months ended June 30, 2007 and 2006, respectively, and $(926) million, $133 million and $145 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(d)	Includes payments for merger-related and restructuring costs and payments for certain other merger-related liabilities, net of accruals.

Cash provided by operating activities increased from $1.541 billion for the six months ended June 30, 2006 to $2.204 billion for the six months ended June 30, 2007. This increase was primarily related to an increase in OIBDA (due to revenue growth, partially offset by increases in costs of revenues and selling, general and administrative expenses, as described above) and a decrease in net income taxes paid (primarily as a result of the timing of tax payments to Time Warner under our tax sharing arrangement), which were partially offset by an increase in working capital requirements, an increase in net interest payments reflecting the increase in debt levels attributable to the Transactions and a decrease in cash relating to discontinued operations. The increase in working capital requirements was primarily due to the timing of accounts payable and accrual payments.

Cash provided by operating activities increased from $2.540 billion in 2005 to $3.595 billion in 2006. This increase was primarily related to an increase in OIBDA (attributable to the impact of the Acquired Systems and revenue growth in the Legacy Systems (particularly high margin high-speed data revenues), partially offset by increases in costs of revenues and selling, general and administrative expenses), a decrease in working capital requirements and a decrease in net income taxes paid, partially offset by lower net cash flows from discontinued operations, an increase in net interest payments and an increase in merger-related and restructuring payments. The decrease in working capital requirements was primarily due to the impact of the Transactions, as well as the timing of accounts payable and accrual payments, partially offset by lower cash collections on receivables.

Cash provided by operating activities decreased from $2.661 billion in 2004 to $2.540 billion in 2005. This decrease was principally due to an increase in net cash tax payments, partially offset by an increase in OIBDA (attributable to revenue growth (particularly high margin high-speed data revenues), partially offset by increases in costs of revenues, selling, general and administrative expenses and merger-related and restructuring costs), and a decrease in contributions to our pension plans.

Investing Activities

Details of cash used by investing activities are as follows (in millions):

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Investments and acquisitions, net of cash acquired and distributions received:
Distributions received from an investee	$47	$—	$—	$—	$—
Adelphia acquisition and the Exchange(a)	(16)	(11)	(9,080)	—	—
Wireless Joint Venture	(1)	—	(633)	—	—
Redemption of Comcast’s interest in TWE	—	—	(147)	—	—
All other	(7)	(94)	(2)	(113)	(103)
Capital expenditures from continuing operations	(1,551)	(1,018)	(2,718)	(1,837)	(1,559)
Capital expenditures from discontinued operations	—	(48)	(56)	(138)	(153)
Proceeds from the repayment by Comcast of TKCCP debt owed to TWE-A/N	—	—	631	—	—
Proceeds from disposal of property, plant and equipment	4	6	6	4	3
Investments and acquisitions, from discontinued operations	—	—	—	(48)	(4)

Cash used by investing activities	$(1,524)	$(1,165)	$(11,999)	$(2,132)	$(1,816)

(a)	Included in the cash used for the Adelphia acquisition and the Exchange for the year ended December 31, 2006 is cash paid at closing of $8.935 billion, a contractual closing adjustment of $67 million and other transaction-related costs of $78 million paid in 2006.

Cash used by investing activities increased from $1.165 billion for the six months ended June 30, 2006 to $1.524 billion for the six months ended June 30, 2007. This increase was principally due to an increase in capital expenditures from continuing operations, driven by capital expenditures associated with the Acquired Systems, as well as the continued roll-out of advanced digital services. The increase was partially offset by an increase in net cash acquired from investments, which included distributions received from Sterling Entertainment Enterprises, LLC (dba SportsNet New York), an equity method investee, and decreases in investment spending related to our equity investments and capital expenditures from discontinued operations.

Cash used by investing activities increased from $2.132 billion in 2005 to $11.999 billion in 2006. This increase was principally due to the Adelphia acquisition and the Exchange and an increase in capital expenditures from continuing operations, driven by capital expenditures associated with the integration of the Acquired Systems, the continued roll-out of advanced digital services, including Digital Phone services, and continued growth in high-speed data services. The increase also reflects the investment in the Wireless Joint Venture and cash used in the TWE Redemption, partially offset by decreases in investment spending related to our equity investments and other acquisition-related expenditures and capital expenditures from discontinued operations.

Cash used by investing activities increased from $1.816 billion in 2004 to $2.132 billion in 2005. This increase was principally due to increases in capital expenditures from continuing operations, cash used by investing activities of discontinued operations and acquisition-related expenditures, partially offset by decreases in investment spending related to our equity investments and capital expenditures from discontinued operations. The increase in capital expenditures from continuing operations in 2005 was primarily associated with increased spending associated with the continued roll-out of advanced digital services, including Digital Phone.

Our capital expenditures from continuing operations included the following major categories (in millions):

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Customer premise equipment(a)	$736	$506	$1,125	$805	$656
Scalable infrastructure(b)	221	150	568	325	184
Line extensions(c)	167	122	280	235	218
Upgrades/rebuilds(d)	132	43	151	113	126
Support capital(e)	295	197	594	359	375

Total capital expenditures	$1,551	$1,018	$2,718	$1,837	$1,559

(a)	Represents costs incurred in the purchase and installation of equipment that resides at a customer’s home or business for the purpose of receiving/sending video, high-speed data and/or Digital Phone signals. Such equipment typically includes digital set-top boxes, remote controls, high-speed data modems, telephone modems and the costs of installing such equipment for new customers. Customer premise equipment also includes materials and labor incurred to install the “drop” cable that connects a customer’s dwelling or business to the closest point of the main distribution network.

(b)	Represents costs incurred in the purchase and installation of equipment that controls signal reception, processing and transmission throughout our distribution network, as well as controls and communicates with the equipment residing at a customer’s home or business. Also included in scalable infrastructure is certain equipment necessary for content aggregation and distribution (VOD equipment) and equipment necessary to provide certain video, high-speed data and Digital Phone service features (voicemail, e-mail, etc.).

(c)	Represents costs incurred to extend our distribution network into a geographic area previously not served. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.
(d)	Represents costs incurred to upgrade or replace certain existing components or an entire geographic area of our distribution network. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(e)	Represents all other capital purchases required to run day-to-day operations. These costs typically include vehicles, land and buildings, computer hardware/software, office equipment, furniture and fixtures, tools and test equipment.

We incur expenditures associated with the construction of our cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. We generally capitalize expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, labor and overhead and interest. Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred. With respect to certain customer premise equipment, which includes set-top boxes and cable modems, we capitalize installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives. For set-top boxes and modems, the useful life is 3 to 5 years, and, for distribution plant, the useful life is up to 16 years.

In connection with the Transactions, TW NY acquired significant amounts of property, plant and equipment, which were recorded at their estimated fair values. The remaining useful lives assigned to such assets were generally shorter than the useful lives assigned to comparable new assets, to reflect the age, condition and intended use of the acquired property, plant and equipment.

As a result of the Transactions, we have made and anticipate continuing to make significant capital expenditures related to the continued integration of the Acquired Systems, including improvements to plant and technical performance and upgrading system capacity, which will allow us to offer our advanced services and features in the Acquired Systems. Through December 31, 2006, we incurred approximately $200 million of such expenditures, and we estimate that we will incur additional expenditures of approximately $225 million to $275 million during 2007 (including approximately $90 million incurred during the six months ended June 30, 2007). We expect that these upgrades will be substantially complete by the end of 2007. We do not believe that these expenditures will have a material negative impact on our liquidity or capital resources.

Financing Activities

Details of cash provided (used) by financing activities are as follows (in millions):

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Borrowings (repayments), net(a)	$238	$(346)	$634	$(422)	$1,149
Borrowings	5,629	—	10,300	—	147
Repayments	(6,448)	—	(975)	—	(2,353)
Redemption of Comcast’s interest in us	—	—	(1,857)	—	—
Issuance of TW NY Series A Preferred Membership Units	—	—	300	—	—
Excess tax benefit from exercise of stock options	5	—	4	—	—
Principal payments on capital leases	(2)	—	(3)	(1)	(2)
Distributions to owners, net	(19)	(16)	(31)	(30)	(13)
Other financing activities	(64)	—	71	—	—
Cash used by financing activities of discontinued operations	—	—	—	(45)	—

Cash provided (used) by financing activities	$(661)	$(362)	$8,443	$(498)	$(1,072)

(a)	Borrowings (repayments), net, reflect borrowings under our commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also included $28 million and $13 million of debt issuance costs for the six months ended June 30, 2007 and 2006, respectively, and $17 million of debt issuance costs for the year ended December 31, 2006.

Cash used by financing activities increased from $362 million for the six months ended June 30, 2006 to $661 million for the six months ended June 30, 2007. This increase was due primarily to an increase in the net repayments of borrowings under our debt obligations and other financing activities.

Cash provided by financing activities was $8.443 billion in 2006 compared to cash used by financing activities of $498 million in 2005. This increase in cash provided (used) by financing activities was due to an increase in net borrowings primarily associated with the Transactions, the issuance of the TW NY Series A Preferred Membership Units and other financing activities, partially offset by cash used in the TWC Redemption.

Cash used by financing activities decreased from $1.072 billion in 2004 to $498 million in 2005. This decrease was primarily due to a decline in net repayments of debt, partially offset by increases in net partnership tax distributions and stock option distributions and cash used by financing activities of discontinued operations in 2005.

Free Cash Flow

Reconciliation of Cash provided by operating activities to Free Cash Flow.  The following table reconciles Cash provided by operating activities to Free Cash Flow (in millions):

	Six Months Ended
	June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004

Cash provided by operating activities	$2,204	$1,541	$3,595	$2,540	$2,661
Reconciling items:
Discontinued operations, net of tax	—	(64)	(1,038)	(104)	(95)
Adjustments relating to the operating cash flow of discontinued operations	(46)	(55)	926	(133)	(145)

Cash provided by continuing operating activities	2,158	1,422	3,483	2,303	2,421
Add: Excess tax benefit from exercise of stock options	5	—	4	—	—
Less:
Capital expenditures from continuing operations	(1,551)	(1,018)	(2,718)	(1,837)	(1,559)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(21)	(16)	(34)	(31)	(11)

Free Cash Flow	$591	$388	$735	$435	$851

Free Cash Flow increased from $388 million for the six months ended June 30, 2006 to $591 million for the six months ended June 30, 2007 primarily as a result of an increase in cash provided by continuing operating activities, partially offset by an increase in capital expenditures from continuing operations, as discussed above.

Free Cash Flow increased to $735 million during 2006, as compared to $435 million during 2005. This increase of $300 million was primarily driven by a $906 million increase in OIBDA, as previously discussed, and a decrease in working capital requirements, partially offset by an increase in capital expenditures from continuing operations.

Free Cash Flow decreased to $435 million during 2005 as compared to $851 million during 2004. This decrease of $416 million was primarily driven by increases in net cash tax payments and capital expenditures from continuing operations, partially offset by an increase in OIBDA, as previously discussed, and a decrease in contributions to our pension plans.

Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity

Debt, mandatorily redeemable preferred equity and unused borrowing capacity as of June 30, 2007 and December 31, 2006 were as follows:

	Interest Rate at			Outstanding Balance as of
	June 30, 2007		Maturity	June 30, 2007		December 31, 2006
				(in millions)

Bank credit agreements and commercial paper program(a)(b)	5.590	%(c)	2011	$5,542		$11,077
TWE notes and debentures(d)	7.250	%(e)	2008	602		602
	10.150	%(e)	2012	269		271
	8.875	%(e)	2012	367		369
	8.375	%(e)	2023	1,042		1,043
	8.375	%(e)	2033	1,054		1,055
TWC notes and debentures	5.400	%(f)	2012	1,497		—
	5.850	%(f)	2017	1,996		—
	6.550	%(f)	2037	1,490		—
TW NY Series A Preferred Membership Units	8.210%		2013	300		300
Capital leases and other				12	(g)	15	(g)

Total				$14,171		$14,732

(a)	Unused capacity, which includes $70 million and $51 million in cash and equivalents at June 30, 2007 and December 31, 2006, respectively, equals $3.397 billion and $2.798 billion at June 30, 2007 and December 31, 2006, respectively. Unused capacity at both June 30, 2007 and December 31, 2006 reflects a reduction of $159 million for outstanding letters of credit backed by the Cable Revolving Facility, as defined below.

(b)	Outstanding balance amounts exclude an unamortized discount on commercial paper of $18 million and $17 million at June 30, 2007 and December 31, 2006, respectively.

(c)	Rate represents a weighted-average interest rate.

(d)	Includes an unamortized fair value adjustment of $134 million and $140 million as of June 30, 2007 and December 31, 2006, respectively.

(e)	Rate represents the stated rate at original issuance. The effective weighted-average interest rate for the TWE notes and debentures in the aggregate is 7.65% at June 30, 2007.

(f)	Rate represents the stated rate at original issuance. The effective weighted-average interest rate for the TWC notes and debentures in the aggregate is 5.97% at June 30, 2007.

(g)	Amounts include $2 million and $4 million of capital leases due within one year at June 30, 2007 and December 31, 2006, respectively.

Debt Securities

On April 9, 2007, we issued $1.5 billion principal amount of 2012 initial notes, $2.0 billion principal amount of 2017 initial notes and $1.5 billion principal amount of 2037 initial debentures pursuant to Rule 144A and Regulation S under the Securities Act. The debt securities are guaranteed by TWE and TW NY Holding.

The initial debt securities were issued pursuant to an Indenture, dated as of April 9, 2007 (the “Base Indenture”), by and among us, the guarantors and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of April 9, 2007 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among us, the guarantors and The Bank of New York, as trustee.

The 2012 notes mature on July 2, 2012, the 2017 notes mature on May 1, 2017 and the 2037 debentures mature on May 1, 2037. Interest on the 2012 notes is payable semi-annually in arrears on January 2 and July 2 of each year, beginning on July 2, 2007. Interest on the 2017 notes and the 2037 debentures is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2007. The debt securities are unsecured senior obligations of ours and rank equally with our other unsecured and unsubordinated obligations. The guarantees of the debt securities are unsecured senior obligations of the guarantors and rank equally in right of payment with all other unsecured and unsubordinated obligations of the guarantors.

The debt securities may be redeemed in whole or in part at any time at our option at a redemption price equal to the greater of (i) 100% of the principal amount of the debt securities being redeemed and (ii) the sum of the present values of the remaining scheduled payments on the debt securities discounted to the redemption date on a semi-annual basis at a government treasury rate plus 20 basis points for the 2012 notes, 30 basis points for the 2017 notes and 35 basis points for the 2037 debentures as further described in the Indenture, plus, in each case, accrued but unpaid interest to the redemption date.

The Indenture contains customary covenants relating to restrictions on our or any material subsidiary’s ability to create liens and on our and the guarantors’ ability to consolidate, merge or convey or transfer substantially all of our or their assets. The Indenture also contains customary events of default.

In connection with the issuance of the initial debt securities, on April 9, 2007, we, the guarantors and the purchasers of the initial debt securities entered into the Registration Rights Agreement pursuant to which we agreed, among other things, to use our commercially reasonable efforts to consummate a registered exchange offer for the initial debt securities within 270 days after the issuance date of the initial debt securities or cause a shelf registration statement covering the resale of the initial debt securities to be declared effective within specified periods. We will be required to pay additional interest of 0.25% per annum on the initial debt securities if we fail to timely comply with our obligations under the Registration Rights Agreement until such time as we comply. See “Description of the Debt Securities and the Guarantees.”

Bank Credit Agreements and Commercial Paper Program

In the first quarter of 2006, we entered into $14.0 billion of bank credit agreements, consisting of an amended and restated $6.0 billion senior unsecured five-year revolving credit facility maturing February 15, 2011 (the “Cable Revolving Facility”), a $4.0 billion five-year term loan facility maturing February 21, 2011 (the “Five-Year Term Facility”) and a $4.0 billion three-year term loan facility maturing February 24, 2009 (the “Three-Year Term Facility” and, together with the Five-Year Term Facility, the “Term Facilities”). The Term Facilities, together with the Cable Revolving Facility, are referred to as the “Cable Facilities.” Collectively, the Cable Facilities refinanced $4.0 billion of previously existing committed bank financing, and $2.0 billion of the Cable Revolving Facility and $8.0 billion of the Term Facilities were used to finance, in part, the cash portions of the Transactions. The Cable Facilities are guaranteed by TWE and TW NY Holding (or, in the case of the Three-Year Term Facility was guaranteed by TWE and TW NY Holding, as discussed below).

In April 2007, we used the net proceeds of the 2007 Bond Offering to repay all of the outstanding indebtedness under the Three-Year Term Facility, which was terminated on April 13, 2007. The balance of the net proceeds was used to repay a portion of the outstanding indebtedness under the Five-Year Term Facility on April 27, 2007, which reduced the outstanding indebtedness under such facility to $3.045 billion as of such date.

Borrowings under the Cable Revolving Facility bear interest at a rate based on our credit rating, which rate was LIBOR plus 0.27% per annum as of June 30, 2007. In addition, we are required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by our credit rating, which rate was 0.08% per annum as of June 30, 2007. We may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Five-Year Term Facility accrue interest at a rate based on our credit rating, which rate was LIBOR plus 0.40% per annum as of June 30, 2007.

The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Revolving Facility and the Five-Year Term Facility contain a maximum leverage ratio covenant of 5.0 times our consolidated EBITDA. The terms and related financial metrics associated with the leverage ratio are defined in the applicable agreements. At June 30, 2007, we were in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 2.6 times. The Cable Revolving Facility and the Five-Year Term Facility do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in our financial condition or results of operations or those of Time Warner. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under our commercial paper program.

In addition to the Cable Revolving Facility and the Five-Year Term Facility, we maintain a $6.0 billion unsecured commercial paper program (the “CP Program”) that is also guaranteed by TW NY Holding and TWE. Commercial paper issued under the CP Program is supported by unused committed capacity under the Cable Revolving Facility and ranks pari passu with other unsecured senior indebtedness of our company, TWE and TW NY Holding.

As of June 30, 2007, there were borrowings of $3.045 billion outstanding under the Five-Year Term Facility, letters of credit totaling $159 million outstanding under the Cable Revolving Facility, and $2.515 billion of commercial paper outstanding under the CP Program and supported by the Cable Revolving Facility. Our available committed capacity under the Cable Revolving Facility as of June 30, 2007 was approximately $3.327 billion, and we had $70 million of cash and equivalents on hand.

TWE Notes

During 1992 and 1993, TWE issued notes and debentures (the “TWE Notes”) publicly in a number of offerings. The maturities of these outstanding issuances ranged from 15 to 40 years and the fixed interest rates range from 7.25% to 10.15%. The fixed-rate borrowings include an unamortized debt premium of $140 million and $154 million as of December 31, 2006 and 2005, respectively. The debt premium is amortized over the term of each debt issue as a reduction of interest expense. As discussed below, we and TW NY Holding have each guaranteed TWE’s obligations under the TWE Notes. Prior to November 2, 2006, ATC and Warner Communications Inc. (“WCI”) (subsidiaries of Time Warner) each guaranteed pro-rata portions of the TWE Notes based on the relative fair value of the net assets that each contributed to TWE prior to the restructuring of TWE, which was completed on March 31, 2003 (the “TWE Restructuring”). On September 10, 2003, TWE submitted an application with the SEC to withdraw its 7.25% Senior Debentures (due 2008) from listing and registration on the NYSE. The application to withdraw was granted by the SEC effective on October 17, 2003. As a result, TWE has no obligation to file reports with the SEC under the Exchange Act.

Pursuant to the Ninth Supplemental Indenture to the TWE Indenture, TW NY, a subsidiary of ours and a successor in interest to Time Warner NY Cable Inc., agreed to waive, for so long as it remained a general partner of TWE, the benefit of certain provisions in the TWE Indenture which provided that it would not have any liability for the TWE Notes as a general partner of TWE (the “TW NY Waiver”). On October 18, 2006, TW NY contributed all of its general partnership interests in TWE to TWE GP Holdings LLC, its wholly owned subsidiary (the “TWE GP Transfer”), and, as a result, the TW NY Waiver, by its terms, ceased to be in effect. In addition, on October 18, 2006, we, together with TWE, TW NY Holding, ATC, WCI and The Bank of New York, as trustee, entered into the Tenth Supplemental Indenture to the TWE Indenture. Pursuant to the Tenth Supplemental Indenture to the TWE Indenture, TW NY Holding fully, unconditionally and irrevocably guaranteed the payment of principal and interest on the TWE Notes.

On October 19, 2006, TWE commenced a consent solicitation to amend the TWE Indenture to simplify the guaranty structure of the TWE Notes and to amend TWE’s reporting obligations under the TWE Indenture. On November 2, 2006, the consent solicitation was completed, and we, TWE, TW NY Holding and The Bank of New York, as Trustee, entered into the Eleventh Supplemental Indenture to the TWE Indenture, which (i) amended the guaranty of the TWE Notes previously provided by us to provide a direct guaranty of the TWE Notes by us, rather than a guaranty of the TW Partner Guaranties (as defined below), (ii) terminated the guaranties (the “TW Partner Guaranties”) previously provided by ATC and WCI and (iii) amended TWE’s reporting obligations under the TWE Indenture to allow TWE to provide holders of the TWE Notes with quarterly and annual reports that we (or any other ultimate parent guarantor, as described in the Eleventh Supplemental Indenture) would be required to file with the SEC pursuant to Section 13 of the Exchange Act, if it were required to file such reports with the SEC in respect of the TWE Notes pursuant to such section of the Exchange Act, subject to certain exceptions as described in the Eleventh Supplemental Indenture.

TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units

In connection with the financing of the Adelphia acquisition, TW NY issued $300 million of its Series A Preferred Membership Units to a limited number of third parties. The TW NY Series A Preferred Membership Units pay cash dividends at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon, on a quarterly basis. The TW NY Series A Preferred Membership Units are subject to mandatory redemption by TW NY on August 1, 2013 and are not redeemable by TW NY at any time prior to that date. The redemption price of the TW NY Series A Preferred Membership Units is equal to their liquidation preference plus any accrued and unpaid dividends through the redemption date. Except under limited circumstances, holders of TW NY Series A Preferred Membership Units have no voting rights.

The terms of the TW NY Series A Preferred Membership Units require that holders owning a majority of the TW NY Series A Preferred Membership Units must approve any agreement for a material sale or transfer by TW NY and its subsidiaries of assets at any time during which TW NY and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such asset sale) cause TW NY to maintain, directly or indirectly, fewer than 500,000 cable subscribers, unless the net proceeds of the asset sale are applied to fund the redemption of the TW NY Series A Preferred Membership Units and the sale occurs on or immediately prior to the redemption date. Additionally, for so long as the TW NY Series A Preferred Membership Units remain outstanding, TW NY may not merge or consolidate with another company, or convert from a limited liability company to a corporation, partnership or other entity, unless (i) such merger or consolidation is permitted by the asset sale covenant described above, (ii) if TW NY is not the surviving entity or is no longer a limited liability company, the then holders of the TW NY Series A Preferred Membership Units have the right to receive from the surviving entity securities with terms at least as favorable as the TW NY Series A Preferred Membership Units and (iii) if TW NY is the surviving entity, the tax characterization of the TW NY Series A Preferred Membership Units would not be affected by the merger or consolidation. Any securities received from a surviving entity as a result of a merger or consolidation or the conversion into a corporation, partnership or other entity must rank senior to any other securities of the surviving entity with respect to dividends and distributions or rights upon a liquidation.

Mandatorily Redeemable Preferred Equity

On July 28, 2006, ATC, a subsidiary of Time Warner, contributed its $2.4 billion of mandatorily redeemable preferred equity interest and a 1% common equity interest in TWE to TW NY Holding in exchange for a 12.4% non-voting common equity interest in TW NY Holding. TWE originally issued the $2.4 billion mandatorily redeemable preferred equity to ATC in connection with the TWE Restructuring. The issuance was a noncash transaction. The preferred equity pays cash distributions on a quarterly basis, at an annual rate of 8.059% of its face value, and is required to be redeemed by TWE in cash on April 1, 2023.

Time Warner Approval Rights

Under a shareholder agreement entered into between us and Time Warner on April 20, 2005 (the “Shareholder Agreement”), we are required to obtain Time Warner’s approval prior to incurring additional debt (except for ordinary course issuances of commercial paper or borrowings under the Cable Revolving Facility up to the limit of that credit facility, to which Time Warner has consented) or rental expenses (other than with respect to certain approved leases) or issuing preferred equity, if our consolidated ratio of debt, including preferred equity, plus six times our annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, we are required to include the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that we manage and/or in which we own an equity interest, in the calculation of the TW Leverage Ratio. The Shareholder Agreement defines EBITDAR, at any time of measurement, as operating income plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of our most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period.

The following table sets forth the calculation of the TW Leverage Ratio for the twelve months ended June 30, 2007 (in millions, except ratio):

Indebtedness	$13,871
Preferred Membership Units	300
Six times annual rental expense	1,086

Total	$15,257

EBITDAR	$5,586

TW Leverage Ratio	2.73x

As indicated in the table above, as of June 30, 2007, the TW Leverage Ratio did not exceed 3:1.

Contractual and Other Obligations

Firm Commitments

We have commitments under various firm contractual arrangements to make future payments for goods and services. These firm commitments secure future rights to various assets and services to be used in the normal course of operations. For example, we are contractually committed to make some minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on our consolidated balance sheet.

The following table summarizes our material firm commitments at June 30, 2007 and the timing of and effect that these obligations are expected to have on our liquidity and cash flow in future periods. We expect to fund these firm commitments with cash provided by operating activities generated in the ordinary course of business.

				2012 and
	2007	2008-2009	2010-2011	Thereafter	Total
	(in millions)

Programming purchases(a)	$1,603	$5,375	$3,715	$2,133	$12,826
Outstanding debt obligations and TW NY Series A Preferred Membership Units(b)	2	600	5,560	7,910	14,072
Interest and dividends(c)	449	1,740	1,447	5,969	9,605
Facility leases(d)	59	179	149	371	758
Data processing services	22	89	89	40	240
High-speed data connectivity	30	40	2	2	74
Digital Phone connectivity(e)	160	394	197	—	751
Converter and modem purchases	33	—	—	—	33
Other	22	18	2	7	49

Total	$2,380	$8,435	$11,161	$16,432	$38,408

(a)	We have purchase commitments with various programming vendors to provide video services to subscribers. Programming fees represent a significant portion of our costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts of the commitments reflected above are based on the number of subscribers at June 30, 2007 applied to the per subscriber contractual rates contained in the contracts that were in effect as of June 30, 2007.

(b)	Outstanding debt obligations and TW NY Series A Preferred Membership Units represent the principal amounts due on outstanding debt obligations and the TW NY Series A Preferred Membership Units as of June 30, 2007. Amounts do not include any fair value adjustments, bond premiums, discounts, interest payments or dividends.

(c)	With the exception of commercial paper issued under our commercial paper program, amounts are based on the outstanding debt or mandatorily redeemable preferred membership units balances, respective interest or dividend rates (interest rates on variable-rate debt were held constant through maturity at the June 30, 2007 rates) and maturity schedule of the respective instruments as of June 30, 2007. With regard to commercial paper issued under the commercial paper program, amounts assume the outstanding commercial paper and interest rates at June 30, 2007 will remain outstanding through the maturity of the underlying credit facility. Interest ultimately paid on these obligations may differ based on changes in interest rates for variable-rate debt, as well as any potential future refinancings entered into by us.

(d)	We have facility lease commitments under various operating leases including minimum lease obligations for real estate and operating equipment.

(e)	Digital Phone connectivity commitments are based on the number of Digital Phone subscribers at June 30, 2007 and the per subscriber contractual rates contained in the contracts that were in effect as of June 30, 2007.

Our total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $91 million for the six months ended June 30, 2007 and $149 million, $98 million and $101 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Contingent Commitments

Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to TWE’s non-cable businesses, including Warner Bros., Home Box Office, and TWE’s interests in The WB Television Network (which has subsequently ceased operations), Comedy Central (which was subsequently sold) and the Courtroom Television Network (collectively, the “Non-cable Businesses”). In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE. Specifically, in connection with the Non-cable Businesses’ former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and, collectively, the “Parks”), in 1997, Time Warner and TWE each agreed to guarantee (the “Six Flags Guarantee”), for the benefit of the limited partners, certain obligations of the partnerships that hold the Parks (the “Partnerships”), including the following (the “Guaranteed Obligations”): (a) the obligation to make a minimum amount of annual distributions to the limited partners of the Partnerships; (b) the obligation to make a minimum amount of capital expenditures each year; (c) the requirement that an annual offer to purchase be made in respect of 5% of the limited partnership units of the Partnerships (plus any such units not purchased in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (the “Base Valuations”) and (ii) a weighted-average multiple of EBITDA for the respective Park over the previous four-year period; (d) ground lease payments; and (e) either (i) the purchase of all of the outstanding limited partnership units by Six Flags through the exercise of a call option upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) the obligation to cause each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate amount payable in connection with an End of Term Purchase of either Park will be the Base Valuation applicable to such Park, adjusted for changes in the consumer price index from December 1996, in the case of Six Flags Georgia, and December 1997, in the case of Six Flags Texas through December of the year immediately preceding the year in which the End of Term Purchase occurs, in each case, reduced ratably to reflect limited partnership units previously purchased.

In connection with the 1998 sale of Six Flags Entertainment Corporation to Six Flags Inc. (formerly Premier Parks Inc.) (“Six Flags”), Six Flags, Historic TW Inc. (formerly known as Time Warner Inc., “Historic TW”) and TWE, among others, entered into a Subordinated Indemnity Agreement pursuant to which Six Flags agreed to guarantee the performance of the Guaranteed Obligations when due and to indemnify Historic TW and TWE, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Six Flags’ obligations under the Subordinated Indemnity Agreement, the Subordinated Indemnity Agreement and related agreements provide, among other things, that Historic TW and TWE have the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to Historic TW and TWE are further secured by its interest in all limited partnership units that are purchased by Six Flags.

Additionally, Time Warner and WCI have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments. In the event that TWE is required to make a payment related to any contingent liabilities of the TWE Non-cable Businesses, TWE will recognize an expense from discontinued operations and will receive a capital contribution from Time Warner and/or its subsidiary WCI for reimbursement of the incurred expenses. Additionally, costs related to any acquisition and subsequent distribution to Time Warner would also be treated as an expense of discontinued operations to be reimbursed by Time Warner.

To date, no payments have been made by Historic TW or TWE pursuant to the Six Flags Guarantee. In its annual report on Form 10-K for the year ended December 31, 2006, Six Flags has reported a maximum limited partnership unit obligation for 2007 of approximately $277 million. We believe the current fair values of the Parks are in excess of this amount.

We have cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, we obtain surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such surety bonds and letters of credit as of June 30, 2007 and December 31, 2006 and 2005 amounted to $322 million, $328 million and $245 million, respectively. Payments under these arrangements are required only in the event of nonperformance. We do not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

We are required to make cash distributions to Time Warner when our employees exercise previously issued Time Warner stock options. For more information, see “—Market Risk Management—Equity Risk” below.

Market Risk Management

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and changes in the market value of investments.

Interest Rate Risk

Variable-rate Debt

As of June 30, 2007, we had an outstanding balance of variable-rate debt of $5.542 billion, which excludes an unamortized discount adjustment of $18 million. Based on the variable-rate obligations outstanding at June 30, 2007, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease our annual interest expense and related cash payments by approximately $14 million. These potential increases or decreases are based on simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-yield curve increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the periods.

Fixed-rate Debt and TW NY Series A Preferred Membership Units

As of June 30, 2007, we had approximately $8.617 billion of fixed-rate debt and TW NY Series A Preferred Membership Units, including an unamortized fair value adjustment of $134 million. Based on the fixed-rate debt obligations outstanding at June 30, 2007, a 25 basis point increase or decrease in the level of interest would, respectively, increase or decrease the fair value of the fixed-rate debt by approximately $172 million. These potential increases or decreases are based on simplifying assumptions, including a constant level and rate of fixed-rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the periods.

Equity Risk

We are also exposed to market risk as it relates to changes in the market value of our investments. We invest in equity instruments of private companies for operational and strategic business purposes. These investments are subject to significant fluctuations in fair market value due to volatility of the industries in which the companies operate. As of June 30, 2007, we had approximately $692 million of investments.

Some of our employees have been granted options to purchase shares of Time Warner common stock in connection with their past employment with subsidiaries and affiliates of Time Warner. We have agreed that, upon the exercise by any of our officers or employees of any options to purchase Time Warner common stock, we will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner common stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner common stock. At June 30, 2007, we had accrued approximately $131 million of stock option distributions payable to Time Warner. That amount, which is not payable until the underlying options are exercised and then only subject to limitations on cash distributions in accordance with the senior unsecured revolving credit facilities, will be adjusted in subsequent accounting periods based on changes in the quoted market prices for Time Warner’s common stock.

Critical Accounting Policies

The SEC considers an accounting policy to be critical if it is important to our financial condition and results, and if it requires significant judgment and estimates on the part of management in its application. The development and selection of these critical accounting policies have been determined by our management and the related disclosures have been reviewed with the audit committee of our board of directors. For a summary of all of our significant accounting policies, see Note 2 to our consolidated financial statements for the year ended December 31, 2006.

Asset Impairments

Goodwill and Indefinite-lived Intangible Assets

Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. We have identified six reporting units based on the geographic locations of our systems. The estimates of fair value of a reporting unit are determined using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on our budget and business plan and assumptions are made about the perpetual growth rate for periods beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In estimating the fair values of our reporting units, we also use research analyst estimates, as well as comparable market analyses. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not deemed to be impaired and the second step of the impairment test is not performed. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. We have identified six units of accounting based upon geographic locations of our systems in performing our testing. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. The methodology used to value the cable franchises entails identifying the projected discrete cash flows related to such franchises and discounting them back to the valuation date. Significant assumptions inherent in the methodologies employed include estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

Our 2006 annual impairment analysis, which was performed during the fourth quarter, did not result in an impairment charge. For one reporting unit, the 2006 estimated fair value was within 10% of the respective book value. Applying a hypothetical 10% decrease to the fair value of this reporting unit would result in a greater book value than fair value for cable franchises in the amount of approximately $20 million. Other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or circumstances indicate that the asset might be impaired.

Finite-lived Intangible Assets

In determining whether finite-lived intangible assets (e.g., customer relationships) are impaired, the accounting rules do not provide for an annual impairment test. Instead, they require that a triggering event occur before testing an asset for impairment. Such triggering events include the significant disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related asset. The Redemptions were a triggering event for testing such assets for impairment. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of undiscounted future cash flows against the carrying value of the asset. If the carrying value of such asset exceeds the undiscounted cash flow, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale or there is an actively pursuing buyer), the impairment test involves comparing the asset’s carrying value to its fair value. To the extent the carrying value is greater than the asset’s fair value, an impairment loss is recognized for the difference.

Significant judgments in this area involve determining whether a triggering event has occurred and the determination of the cash flows for the assets involved and the discount rate to be applied in determining fair value. There was no impairment of finite-lived intangible assets in 2006 or in connection with testing done as a result of the Redemptions.

Equity-based Compensation Expense

We account for equity-based compensation in accordance with FAS 123R. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SAB No. 107, Share-Based Payment.  Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value Time Warner stock options at their grant date.

	Year Ended December 31,
	2006	2005	2004

Expected volatility	22.3%	24.5%	34.9%
Expected term to exercise from grant date	5.07 years	4.79 years	3.60 years
Risk-free rate	4.6%	3.9%	3.1%
Expected dividend yield	1.1%	0.1%	0%

The two most significant judgments involved in the selection of fair value assumptions are the expected volatility of Time Warner’s common stock and the expected term to exercise from grant date. In estimating expected volatility, we look to the volatility implied by long-term traded Time Warner options (i.e., terms of two years). Because Time Warner options granted to our employees have terms greater than two years, the volatility implied by the traded Time Warner options is adjusted to reflect the expected life of the options. In estimating the expected term of stock options granted to an employee, we utilize a mathematical model which considers factors such as historical employee exercise patterns and volatility of Time Warner common stock to predict the expected term of an employee stock option. The judgments involved here also include determining whether different segments of the employee population have different exercise behavior. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. We determine the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.

Our stock option compensation expense for the years ended December 31, 2006, 2005 and 2004 was $29 million, $53 million and $66 million, respectively. The weighted-average fair value of an option for the years ended December 31, 2006, 2005 and 2004, was $4.47, $5.11 and $5.11, respectively. A one year increase in the expected term, from 5.07 years to 6.07 years, while holding all other assumptions constant, would result in an increase to the 2006 weighted-average grant date fair value of approximately $0.46 per option, resulting in approximately $4 million of additional compensation expense recognized in income over the period during which an employee is required to provide service in exchange for the award. A 500 basis point increase in the volatility, from 22.3% to 27.3%, while holding all other assumptions constant, would result in an increase to the 2006 weighted-average grant date fair value of approximately $0.63 per option, resulting in approximately $6 million of additional compensation expense recognized in income over the period during which an employee is required to provide service in exchange for the award.

Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining fair value of the different elements in a bundled transaction. As the term is used here, multiple-element arrangements can involve:

•	Contemporaneous purchases and sales. We sell a product or service (e.g., advertising services) to a customer and at the same time purchases goods or services (e.g., programming);

•	Sales of multiple products and/or services. We sell multiple products or services to a counterparty (e.g., we sell video, Digital Phone and high-speed data services to a customer); and/or

•	Purchases of multiple products and/or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service. We purchase multiple products or services from a counterparty (e.g., we settle a dispute on an existing programming contract at the same time that it is renegotiating a new programming contract with the same programming vendor).

Contemporaneous Purchases and Sales

In the normal course of business, we enter into multiple-element transactions where we are simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, we may at the same time negotiate for the sale of advertising to the same cable network. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, we look to the guidance contained in the following authoritative literature:

•	APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”);

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29 (“FAS 153”);

•	EITF Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (“EITF 01-09”); and

•	EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (“EITF 02-16”).

Our policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. The judgments made in determining fair value in such arrangements impact the amount and period in which revenues, expenses and net income are recognized over the term of the contract. In determining the fair value of the respective elements, we refer to quoted market prices (where available), historical transactions or comparable cash transactions. The most frequent transactions of this type that we encounter involve funds received from our vendors, which we account for in accordance with EITF 02-16. We record cash consideration received from a vendor as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred in which case we would record the cash consideration received as a reduction in such cost or (ii) we are providing an identifiable benefit in exchange for the consideration in which case we recognize revenue for this element.

With respect to programming vendor advertising arrangements being negotiated simultaneously with the same cable network, we assess whether each piece of the arrangements is at fair value. The factors that are considered in determining the individual fair values of the programming and advertising vary from arrangement to arrangement and include:

•	existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•	comparison to fees under a prior contract;

•	comparison to fees paid for similar networks; and

•	comparison to advertising rates paid by other advertisers on our systems.

Advertising revenues associated with such arrangements were less than $1 million for each of the years ended December 31, 2006 and 2005, and were $9 million in 2004.

Sales of Multiple Products or Services

Our policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is in accordance with EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Specifically, if we enter into sales contracts for the sale of multiple products or services, then we evaluate whether we have objective fair value evidence for each deliverable in the transaction. If we have objective fair value evidence for each deliverable of the transaction, then we account for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. However, if we are unable to determine objective fair value for one or more undelivered elements of the transaction, we recognize revenue on a straight-line basis over the term of the agreement. For example, we sell cable, Digital Phone and high-speed data services to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Subscription revenues received from such subscribers are allocated to each product in a pro-rata manner based on the fair value of each of the respective services.

Purchases of Multiple Products or Services

Our policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with our policy for the sale of multiple deliverables to a customer. Specifically, if we enter into a contract for the purchase of multiple products or services, we evaluate whether it has fair value evidence for each product or service being purchased. If we have fair value evidence for each product or service being purchased, we account for each separately, based on the relevant cost recognition accounting policies. However, if we are unable to determine fair value for one or more of the purchased elements, we would recognize the cost of the transaction on a straight-line basis over the term of the agreement.

This policy also would apply in instances where we settle a dispute at the same time we purchase a product or service from that same counterparty. For example, we may settle a dispute on an existing programming contract with a programming vendor at the same time that we are renegotiating a new programming contract with the same programming vendor. Because we are negotiating both the settlement of the dispute and a new programming contract, each of the elements should be accounted for at fair value. The amount allocated to the settlement of the dispute would be recognized immediately, whereas the amount allocated to the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements.

Property, Plant and Equipment

We incur expenditures associated with the construction of our cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. With respect to certain customer premise equipment, which includes set-top boxes and cable modems, we capitalize installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives.

We use product-specific and, in the case of customers who have multiple products installed at once, bundle-specific standard costing models to capitalize installation activities. Significant judgment is involved in the development of these costing models, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of standard costing models for new products such as Digital Phone involve more estimates than the standard costing models for established products because we have less historical data related to the installation of new products. The standard costing models are reviewed annually and adjusted prospectively, if necessary, based on comparisons to actual costs incurred.

We generally capitalize expenditures for tangible fixed assets having a useful life of greater than one year. Types of capitalized expenditures include: customer premise equipment, scalable infrastructure, line extensions, plant upgrades and rebuilds and support capital. For set-top boxes and modems, useful life is generally 3 to 5 years and for distribution plant, useful life is up to 16 years. In connection with the Transactions, TW NY acquired significant amounts of property, plant and equipment, which were recorded at their estimated fair values. The remaining useful lives assigned to such assets were generally shorter than the useful lives assigned to comparable new assets to reflect the age, condition and intended use of the acquired property, plant and equipment.

Programming Agreements

We exercise significant judgment in estimating programming expense associated with certain video programming contracts. Our policy is to record video programming costs based on our contractual agreements with programming vendors, which are generally multi-year agreements that provide for us to make payments to the programming vendors at agreed upon rates, which represent fair market value, based on the number of subscribers to which we provide the service. If a programming contract expires prior to entering into a new agreement, we are required to estimate the programming costs during the period there is no contract in place. We consider the previous contractual rates, inflation and the status of the negotiations in determining our estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. We must also make estimates in the recognition of programming expense related to other items, such as the accounting for free periods, “most-favored-nation” clauses and service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required by management when we purchase multiple services from the same cable programming vendor. In these scenarios, the total consideration provided to the programming vendor is required to be allocated to the various services received based upon their respective fair values. Because multiple services from the same programming vendor are often received over different contractual periods and often have different contractual rates, the allocation of consideration to the individual services will have an impact on the timing of our expense recognition.

Income Taxes

From time to time, we engage in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and disposals, issues related to consideration paid or received in connection with acquisitions and disposals, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. For example, the Adelphia acquisition was designed as a taxable acquisition. Accordingly, we have viewed a portion of our tax basis in the acquired assets resulting from the Adelphia acquisition as incremental value above the amount of basis more generally associated with cable systems. The tax benefit of such incremental step-up would reduce net cash tax payments by more than $300 million per year, assuming the following: (i) incremental step-up relating to 85% of the $14.4 billion purchase price (which assumes that 15% of the fair market value of cable systems represents a typical amount of basis), (ii) straight-line amortization deductions over 15 years, (iii) sufficient taxable income to utilize the amortization deductions, and (iv) a 40% effective tax rate. The IRS or state and local taxing authorities might challenge the anticipated tax characterizations or related valuations, and any successful challenge could significantly increase our future tax payments and significantly reduce our future earnings and cash flow. Additionally, the TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code. If the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could be payable by us.

We prepare and file tax returns based on interpretation of tax laws and regulations. In the normal course of business, our tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. Although we believe we have support for the positions taken on our tax return, we have recorded a liability for our best estimate of the probable loss on certain of these positions. There is considerable judgment involved in determining whether positions taken on the tax return are probable of being sustained. We adjust our tax reserve estimates periodically because of ongoing examinations by and settlements with the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate.

BUSINESS

Overview

We, together with our subsidiaries, are the second-largest cable operator in the U.S. and are an industry leader in developing and launching innovative video, data and voice services. At June 30, 2007, we had cable systems that passed approximately 26 million U.S. homes in well-clustered locations and had approximately 14.7 million customer relationships. Approximately 85% of these homes passed were located in one of five principal geographic areas: New York state, the Carolinas, Ohio, southern California and Texas. As of June 30, 2007, we were the largest cable system operator in a number of large cities, including New York City and Los Angeles.

As part of our strategy to expand our cable footprint and improve the clustering of our cable systems, on July 31, 2006, TW NY and Comcast completed their respective acquisitions of assets comprising, in the aggregate, substantially all of the cable systems of Adelphia. TW NY paid for the Adelphia assets acquired by it with approximately $8.9 billion in cash (after certain purchase price adjustments) and shares of our Class A common stock representing approximately 16% of our outstanding common stock. Immediately prior to the Adelphia acquisition, we and our subsidiary, TWE, redeemed Comcast’s interests in us and TWE, respectively, with the result that Comcast no longer had an interest in either company. In addition, TW NY exchanged certain cable systems with subsidiaries of Comcast. As a result of the closing of the Transactions, we acquired systems with approximately 4.0 million basic video subscribers and disposed of systems with approximately 0.8 million basic video subscribers transferred to Comcast in connection with the Redemptions and the Exchange for a net gain of approximately 3.2 million basic video subscribers.

On February 13, 2007, Adelphia’s Chapter 11 reorganization plan became effective and, under applicable securities law regulations and provisions of the U.S. bankruptcy code, we became a public company subject to the requirements of the Exchange Act. Under the terms of the reorganization plan, most of the 155,913,430 shares of our Class A common stock that Adelphia received in the Adelphia acquisition (representing approximately 16% of our common stock) are being distributed to Adelphia’s creditors. As of June 30, 2007, approximately 91% of these shares of Class A common stock had been distributed to Adelphia’s creditors. The remaining shares are expected to be distributed during the coming months as remaining disputes are resolved by the bankruptcy court. On March 1, 2007, our Class A common stock began trading on the NYSE under the symbol “TWC.”

Time Warner currently owns approximately 84.0% of our common stock (representing a 90.6% voting interest). Our financial results are consolidated by Time Warner.

As the marketplace for basic video services has matured, the cable industry has responded by introducing new services, including enhanced video services like HDTV and VOD, high-speed internet access and IP-based telephony. As of June 30, 2007, approximately 7.7 million (or 58%) of our 13.4 million basic video customers subscribed to digital video services, 7.2 million (or 28%) of high-speed data service-ready homes subscribed to a residential high-speed data service such as our Road Runner service and 2.3 million (or 12%) of voice service-ready homes subscribed to Digital Phone. We launched Digital Phone broadly in the Legacy Systems during 2004 and as of June 30, 2007, it was available to over 40% of the homes passed in the Acquired Systems. As of June 30, 2007, in the Legacy Systems, approximately 59% of our 9.6 million basic video customers subscribed to digital video services and over 32% of high-speed data service-ready homes subscribed to a residential high-speed data service. For periods presented prior to January 1, 2007, the customer data contained in this section include subscribers in managed, but unconsolidated, Kansas City Pool systems, which were distributed to us by TKCCP effective on January 1, 2007 and were consolidated on January 1, 2007. For additional information with respect to the distribution of the assets of TKCCP to its partners on January 1, 2007, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Recent Developments—TKCCP Joint Venture.”

Corporate Structure

The following chart illustrates our corporate structure as of June 30, 2007. The subscriber numbers, long-term debt and preferred equity balances presented below are approximate as of June 30, 2007. Certain intermediate entities and certain preferred interests held by us or our subsidiaries are not reflected. The subscriber counts within each entity indicate the number of basic video subscribers attributable to cable systems owned by such entity. Basic video subscriber numbers reflect billable subscribers who receive our basic video service.

(1)	The principal amount of TWE’s debt securities excludes an unamortized fair value adjustment of $134 million.

(2)	We are also the obligor under an intercompany loan from TWE with an aggregate principal amount of $2.5 billion.

(3)	TW NY is also the obligor under an intercompany loan from us with an aggregate principal amount of $8.7 billion.

(4)	The subscribers and economic ownership interests listed in the chart for TWE-A/N relate only to those TWE-A/N systems in which we have an economic interest and over which we exercise day-to-day supervision. See “—Operating Partnerships and Joint Ventures—Description of Certain Provisions of the TWE-A/N Partnership Agreement” for a more detailed description of the TWE-A/N capital structure.

(5)	Pursuant to the terms of Adelphia’s plan of reorganization, as of June 30, 2007, approximately 91% of the shares of our Class A common stock that Adelphia received in the Adelphia acquisition had been distributed to Adelphia’s creditors.

Services

We offer a variety of services over our broadband cable systems, including video, high-speed data and voice services. We market our services separately and as “bundled” packages of multiple services and features. Increasingly, our customers subscribe to more than one of our services for a single price reflected on a single consolidated monthly bill.

Video Services

We offer a full range of analog and digital video service levels, including premium services such as HBO and Showtime, as well as advanced services such as VOD, HDTV, and set-top boxes equipped with DVRs. The following table presents selected statistical data regarding our video services:

	December 31,			June 30,
	2004	2005	2006	2007
	(in thousands, except percentages)

Homes passed(1)	15,977	16,338	26,062	26,335
Basic subscribers(2)	9,336	9,384	13,402	13,391
Basic penetration(3)	58.4%	57.4%	51.4%	50.8%
Digital subscribers	4,067	4,595	7,270	7,732
Digital penetration(4)	43.6%	49.0%	54.2%	57.7%

(1)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(2)	Basic subscriber numbers reflect billable subscribers who receive basic video service.

(3)	Basic penetration represents basic subscribers as a percentage of homes passed.

(4)	Digital penetration represents digital subscribers as a percentage of basic subscribers.

Analog services.  Analog video service is available in almost all of our operating areas. We typically offer two levels or “tiers” of service—Basic and Standard—which together offer, on average, approximately 70 channels for viewing on “cable-ready” television sets generally without the need for a separate set-top box.

•	Basic Tier—generally, broadcast television signals, satellite delivered broadcast networks and superstations, local origination channels, and public access, educational and government channels; and

•	Standard Tier—generally includes national, regional and local cable news, entertainment and other specialty networks, such as CNN, A&E, ESPN, CNBC and MTV.

We offer our Basic and Standard tiers for a fixed monthly fee. The rates we can charge for our “Basic” tier and certain video equipment are subject to regulation under federal law. See “—Regulatory Matters.”

In certain areas, our Basic and Standard tiers also include proprietary local programming devoted to the communities we serve. For example, we provide 24-hour local news channels in the following areas: NY1 News and NY1 Noticias in New York, NY; News 14 Carolina in Charlotte, Greensboro and Raleigh, NC; R News in Rochester, NY; Capital News 9 in Albany, NY; News 8 Austin in Austin, TX; and News 10 Now in Syracuse, NY. In most of these areas, these news channels are available exclusively on our cable systems.

As of June 30, 2007, 50.8% of our homes passed, or 13.4 million subscribers, subscribed to our basic video services and, in the Legacy Systems, 56.5% of our homes passed, or 9.6 million subscribers, subscribed to our basic video services.

Digital services.  Subscribers to our digital video services receive up to 250 digital video and audio programming services. Our digital video services may include:

•	Additional Cable Networks—up to 60 digitally delivered cable networks, including spin-off and successor networks to successful national cable services, new networks and niche programming services, such as Discovery Home and MTV2;

•	Interactive Program Guide—an on-screen interactive program guide that contains descriptions of available viewing options, enables navigation among these options and provides convenient parental controls and access to our On-Demand services, which are described below;

•	Premium and Multiplex Premium Channels—multi-channel versions of premium services, such as the suite of HBO networks, which includes HBO, HBO 2, HBO Signature, HBO Family, HBO Comedy, HBO Zone and HBO Latino;

•	Music Channels—up to 45 CD-quality genre-themed audio music stations;

•	Seasonal Sports Packages—packages of sports programming, such as “MLB Extra Innings,” “NBA League Pass” and “NHL Center Ice,” which provide multiple channels displaying games from outside the subscriber’s local area;

•	Digital Tiers—specialized tiers comprising thematically linked programming services, including sports and Spanish language tiers; and

•	Family Choice Tier—a specialized tier comprising about 15 standard and digital channels selected to be appropriate for family viewing based on ratings information provided by the programmers and based on our best judgment.

Our analog and digital video subscribers pay a fixed monthly fee for the level of service they receive. Subscribers to premium channels are charged an additional monthly fee, with discounts generally available for the purchase of packages of more than one such service.

As of June 30, 2007, 57.7%, or approximately 7.7 million, of our basic video subscribers subscribed to our digital video services and, in the Legacy Systems, approximately 58.6%, or approximately 5.6 million, of our basic video subscribers subscribed to our digital video services.

On-Demand services.  We offer a number of On-Demand services that enable users to view what they want, when they want it. These services—which are provided only to our digital video customers—feature advanced functionality, such as the ability to pause, rewind and fast-forward the programming using our VOD system. We believe that access to On-Demand programming gives our existing analog subscribers and potential new subscribers a compelling reason to subscribe to our digital video service. Our On-Demand products and services include:

•	Movies-on-Demand—offers a wide selection of movies and occasional special events to our digital video subscribers.

•	Subscription-Video-on-Demand—provides digital subscribers with On-Demand access to packages of programming that are either associated with a particular premium content provider to which they already subscribe or are otherwise made available on a subscription basis.

•	Ad-Supported Video-on-Demand—provides digital subscribers with free On-Demand access to selected movies, programs and program excerpts from cable television networks such as A&E, PBS Sprout, Oxygen and CNN, as well as music videos, local programming and other content, and introduces subscribers to the convenience of our On-Demand services.

•	Start Over—this VOD-based, Emmy award-winning technology allows digital video customers to conveniently and instantly restart select programs then being aired by participating programming services. Users cannot fast forward through commercials while using Start Over, so traditional advertising economics are preserved for participating programming vendors. Introduced in our Columbia, South Carolina, division in 2005, we deployed this service in several areas during 2006 and are introducing it more broadly in 2007.

•	Quick Clips—permits our digital subscribers watching a program to access without switching channels, relevant short-form content on an “on demand” basis.

We believe our VOD technology will also facilitate the introduction of other service enhancements, including such features as Look Back, Catch Up and Coming Soon.

We charge for most of the movies that are made available in our Movies-on-Demand service on a per-use basis. Generally, the SVOD services that are associated with particular premium content are packaged together with such premium content and are made available as part of a separate package of SVOD services. Other SVOD services are made available for a fixed monthly fee.

DVRs.  Set-top boxes equipped with digital video recorders are available for a flat monthly fee. These set-top boxes enable customers to:

•	pause and/or rewind “live” television programs;

•	record programs on a hard drive built into the set-top box by selecting the program’s title from the interactive program guide rather than by start and stop times;

•	pause, rewind and fast-forward recorded programs;

•	automatically record each episode or only selected episodes of a particular series without the need to reprogram the DVR;

•	watch one show while recording another;

•	record two shows at the same time; and

•	set parental controls on what can be recorded.

Initially introduced in 2002, we currently offer our DVR product to our digital video subscribers in all of the Legacy Systems. As of June 30, 2007, 37.8%, or approximately 2.9 million, of our digital video subscribers also received a DVR set-top box. We charge a monthly fee for our DVR service over and above the normal set-top box charge. The monthly equipment fee for a DVR set-top box is subject to regulation. See “—Regulatory Matters” below.

High definition services.  We generally offer at least 15 channels of HDTV, in each of our systems, mainly consisting of broadcast signals and standard and premium cable networks, as well as HDTV Movies-on-Demand in most of the Legacy Systems. HDTV provides a higher resolution picture and improved audio quality. In most instances, customers who already subscribe to the standard-definition versions of these services, including in the case of broadcast stations those customers who receive only Basic service, are not charged for the high definition version of the channels. We also offer a package of HDTV channels for an additional monthly fee.

High-speed Data Services

We offer residential and commercial high-speed data services to nearly all of our homes passed as of June 30, 2007. Our high-speed data services provide customers with a fast, always-on connection to the Internet. Subscribers pay a monthly flat fee based on the level of service received. Due to their different characteristics, commercial and bulk subscribers are charged at different rates from residential subscribers.

The following table presents some statistical data regarding our high-speed data services:

	December 31,			June 30,
	2004	2005	2006	2007
	(in thousands, except percentages)

Service-ready homes passed(1)	15,870	16,227	25,691	26,033
Residential high-speed data subscribers	3,368	4,141	6,644	7,188
Residential high-speed data penetration(2)	21.2%	25.5%	25.9%	27.6%
Commercial high-speed data subscribers	151	183	245	263

(1)	Service-ready homes passed represent the estimated number of high-speed data service-ready single residence homes, apartment and condominium units and commercial establishments passed by our cable systems without further extending our transmission lines.

(2)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of high-speed data service-ready homes passed.

High-speed data subscribers connect their personal computers or other broadband ready devices to our cable systems using a cable modem, which we provide at no charge or which subscribers can purchase themselves if they wish. Our high-speed data service enables subscribers to connect to the Internet at speeds much greater than traditional dial-up telephone modems. In contrast to dial-up services, subscribers to our high-speed data service do not have to log in to their account each time they wish to access the service and can remain connected without being disconnected because of inactivity.

Road Runner.  As of June 30, 2007, we offered our Road Runner branded, high-speed data service to residential subscribers in virtually all of our systems.

Our Road Runner service provides communication tools and personalized services, including e-mail, PC security, parental controls, news group, online radio and personal home pages. Electronic messages can be personalized with photo attachments or video clips. The Road Runner portal provides access to content and media from local, national and international providers and topic-specific channels including games, news, sports, autos, kids, music, movie listings, and shopping sites.

We offer multiple tiers of Road Runner service, each with different operating characteristics and a different monthly fee. In recent years, we have steadily increased maximum download speeds in response to competitive factors and we anticipate that we will continue to be able to do so for the foreseeable future.

Road Runner was a recipient of the SATMetrics award for highest consumer “likelihood to recommend” in 2006, well ahead of all other cable providers, DSL providers, and other ISPs. In addition to Road Runner, most of our cable systems provide high-speed access to the services of certain other on-line providers, including EarthLink.

Time Warner Cable Business Class.  We offer commercial customers a variety of high-speed data services, including Internet access, website hosting and managed security. These services are offered to a broad range of businesses and are marketed under the “Time Warner Cable Business Class” brand. We expect that small- and medium-sized businesses will increasingly find the need to purchase high-speed data services and intend to pursue opportunities in this area.

In addition to the residential subscribers and commercial accounts serviced through our cable systems, we provide our Road Runner high-speed data service to third parties for a fee.

Voice Services

Digital Phone.  Digital Phone is the newest of our core services, having been launched broadly across the Legacy Systems in 2004. Under our primary calling plan, our customers receive a Digital Phone package that provides unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling and a number of calling features for a fixed monthly fee. We are also currently deploying lower-priced calling plans to serve those customers that do not use interstate and/or long-distance calling plans extensively and intend to offer additional plans with a variety of calling options in the future. Our Digital Phone plans include, among others, the following calling features:

•	Call Waiting;

•	Caller ID;

•	Voicemail;

•	Call Forwarding;

•	Speed Dial;

•	Anonymous Call Reject;

•	International Direct Dial service;

•	3-way calling;

•	Enhanced 911 Service, which allows our customers to contact local emergency services personnel by dialing 911. With Enhanced 911 service, the customer’s address and phone number will automatically display on the emergency dispatcher’s screen; and

•	Customer Service (611).

As of June 30, 2007, Digital Phone had been launched in all of the Legacy Systems and was available to 94% of the homes passed in those systems. At that time, in the Legacy Systems, we had 2.2 million Digital Phone customers and penetration of voice service to serviceable homes was approximately 14%. Since no comparable IP-based telephony service was available in the Acquired Systems at the time of acquisition, the continued introduction of Digital Phone in the Acquired Systems, separately and as part of a bundle, is a high priority. As of June 30, 2007, Digital Phone was available to over 40% of the homes passed in the Acquired Systems. We expect to continue to roll out Digital Phone across the Acquired Systems during the remainder of 2007.

As an adjunct to our existing commercial high-speed data business, we have begun to introduce Business Class Phone, a commercial Digital Phone service, to small- and medium-sized businesses and will continue to roll out this service during the remainder of 2007 in most of the Legacy Systems. We are also introducing this service in some of the Acquired Systems.

Digital Phone is delivered over the same system facilities we use to provide video and high-speed data services. We provide customers with a voice-enabled cable modem that digitizes voice signals and routes them as data packets, using IP technology, over our own managed broadband cable systems. Calls to destinations outside of our cable systems are routed to the traditional public switched telephone network. Unlike Internet phone providers, such as Vonage and Lingo, which utilize the Internet to transport telephone calls, our Digital Phone service uses only managed networks and public switched telephone networks to route calls. We believe our managed approach to delivery of voice services allows us to better monitor and maintain call and service quality.

We have agreements with Verizon and Sprint under which these companies assist us in providing Digital Phone service by routing voice traffic to the public switched telephone network, delivering enhanced 911 service and assisting in local number portability and long distance traffic carriage. In July 2006, we agreed to expand our multi-year relationship with Sprint as our primary provider of these services, including in the Acquired Systems. See “Risk Factors—Risks Related to Dependence on Third Parties—We may not be able to obtain necessary hardware, software and operational support.”

Circuit-switched Telephone.  In the Exchange, we acquired customers from Comcast who receive traditional, circuit-switched local and long distance telephone services. We continue to provide traditional, circuit-switched services to some of those subscribers and, in some areas, have begun the process of discontinuing the circuit-switched offering in accordance with regulatory requirements. In those areas where the circuit-switched offering is discontinued, Digital Phone will be the only voice service we provide.

Service Bundles

In addition to selling our services separately, we are focused on marketing differentiated packages of multiple services and features, or “bundles,” for a single price. Increasingly, many of our customers subscribe to two or three of our services. The bundle represents a discount from the price of buying the services separately and the convenience of a single monthly bill. We believe that these “Double Play” and “Triple Play” offerings increase our customers’ satisfaction with us, increase customer retention and encourage subscription to additional features. In the Legacy Systems as of June 30, 2007, 49.4% of our customers, received at least two services. The table below sets forth the number of our “Double Play” and “Triple Play” customers as of the dates indicated.

	December 31,			June 30,
	2004	2005	2006(1)	2007(1)
		(in thousands)

Double Play	2,850	3,099	4,647	4,745
Triple Play	145	760	1,523	1,915

(1)	As of December 31, 2006, double play and triple play subscribers include approximately 68,000 and 24,000 subscribers, respectively, acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service. As of June 30, 2007, double play and triple play subscribers include approximately 51,000 and 17,000 subscribers, respectively, acquired from Comcast in the Exchange who receive traditional, circuit-switched telephone service.

Cross-platform Features

In support of our bundled services strategy, we are developing features that operate across two or more of our services. For example, we have begun to offer customers who subscribe to both Time Warner Digital Cable and Digital Phone, at no charge, a Caller ID on TV feature that displays incoming call information on the customer’s television set. In July 2006, we introduced a new feature called “PhotoShowTV” in our Oceanic division in Hawaii that gives customers who subscribe to both Time Warner Digital Cable and Road Runner high-speed online service the ability to create and share their personal photo shows with our other Time Warner Cable digital video customers using our VOD technology.

Advertising

We sell advertising time to a variety of national, regional and local businesses. As part of the agreements under which we acquire video programming, we typically receive an allocation of scheduled advertising time in such programming, generally two minutes per hour, into which our systems can insert commercials, subject to limitations regarding subject matter. The clustering of our systems expands the share of viewers that we reach within a local designated market area, which helps our local advertising sales personnel to compete more effectively with broadcast and other media. Following the Transactions, we now have a strong presence in the country’s two largest advertising markets, New York, New York, and Los Angeles, California.

In addition, in many locations, contiguous cable system operators have formed advertising “interconnects” to deliver locally inserted commercials across wider geographic areas, replicating the reach of the broadcast stations as much as possible. Our local cable news channels also provide us with opportunities to generate advertising revenue.

New Opportunities

Commercial Services

We believe that selling video and telecommunications services to commercial customers could provide us with a significant growth opportunity. We have sold video and high-speed data services to businesses for some time. In 2007, we introduced an IP-based telephony service geared to small- and medium-sized businesses, which we expect to deploy in most of the Legacy Systems and some of the Acquired Systems by the end of 2007. We believe the introduction of a business phone offering will, over time, allow us to expand the commercial services part of our business.

Wireless Joint Ventures

In November 2005, we and several other cable companies, together with Sprint, announced the formation of a joint venture to develop integrated video entertainment, wireline and wireless data and communications products and services. In 2006, we began offering—under the “Pivot” brand name—a bundle that includes Sprint wireless voice service (with some of our unique features) in limited operating areas and will continue to roll out this service during the remainder of 2007. The package contains some wireline/wireless integration, such as a common voice mail-box for both the home and wireless phone. See “Risk Factors—Risks Related to Competition—Our competitive position could suffer if we are unable to develop a compelling wireless offering.”

A separate joint venture formed by the same parties participated in the FCC Auction 66 for Advanced Wireless Spectrum (“AWS”), and was the winning bidder of 137 licenses. These licenses cover 20 MHz of AWS in about 90% of the continental United States and Hawaii. The FCC awarded these licenses to the venture on November 29, 2006. There can be no assurance that the venture will successfully develop mobile and related services. Under the joint venture agreement, Sprint had the ability to exit the venture upon 60 days’ notice and to require that the venture purchase its interests for an amount equal to Sprint’s capital contributions. Sprint has exercised this option and, in August 2007, we contributed $28 million to the venture to fund our share of the payment to Sprint. In addition, under certain circumstances, the remaining members of the venture have the ability to exit the venture and receive from the venture, subject to certain limitations and adjustments, AWS licenses covering their operating areas.

Advanced Advertising

We are exploring various means by which we could utilize our advanced services, such as VOD and interactive TV to deliver the same kind of targeting and interactivity to television advertisers that currently is available to Internet advertisers. For example, in upstate New York, we provide overlays that enable customers to request additional information regarding certain advertised products, to “telescope” from a traditional advertisement to a long form VOD segment regarding the advertised product, to vote on a hot topic or receive more specific additional information. These tools can be used to provide advertisers with important feedback about the impact of their advertising efforts.

Marketing and Sales

We seek to deepen our relationships with existing customers, thereby increasing the amount of revenue we obtain from each home we serve and increasing customer retention, as well as to attract new customers. Our marketing is focused on conveying the benefits of our services—in particular, the way our services can enhance and simplify customers’ lives—to these target groups. Our marketing strategy focuses on bundles of video, data and voice services, including premium services, offered in differentiated but easy to understand packages. These bundles provide discounted pricing as compared with the aggregate prices for the services provided if they were purchased separately, in addition to the convenience of a single bill. We generally market bundles with entry level pricing, which provide our customer care representatives the opportunity to offer additional services or upgraded levels of existing services that are relevant to targeted customer groups.

To support these efforts, we utilize our brand and the brand statement, The Power of Youtm, in conjunction with a variety of integrated marketing, promotional and sales campaigns and techniques. Our advertising is intended to let our diverse base of subscribers and prospects know that we are a customer-centric company—one that empowers customers by providing maximum choice, convenience and value—and that we are committed to exceeding expectations through innovative product offerings and superior customer service. Our message is supported across broadcast, our own cable systems, print, radio and other outlets including outdoor advertising, direct mail, e-mail, on-line advertising, local grassroots efforts and non-traditional media.

We also employ a wide range of direct channels to reach our customers, including outbound telemarketing and door-to-door sales. In addition, we use customer care channels and inbound call centers to increase awareness of our products and services offered. Creative promotional offers are also a key part of our strategy, and an area where we work with third parties such as consumer electronics manufacturers and cable programmers.

We have been developing and implementing a number of technology-based tools and capabilities. These initiatives include the development of customized data storage and flexible access tools. This infrastructure will ensure that critical customer information is in the hands of customer service representatives as they interact with customers and prospects and on an aggregate basis to help us develop marketing programs.

Each of our local operations has a marketing and sales function responsible for selecting the relevant marketing communications, pricing and promotional offers for the products and services being sold and the consumer segments being targeted. The marketing and sales strategy is developed in coordination with our regional and corporate marketing teams, with execution by the local operating division.

We are also developing new sales channels through agreements with local and national retail stores, where our satellite competitors have a strong presence. This retail presence enables both new and existing customers to learn more about us, and purchase our products and services. We maintain dedicated customer service centers that allow for the resolution of billing and service issues as well as facilitate the sale of new products and services. Our centers are located in our local administrative offices or operations centers, independent facilities or kiosks or booths within larger retail establishments, such as shopping malls.

Customer Care

We believe that superior customer care can help increase customer satisfaction, promote customer loyalty and lasting customer relationships, and increase the penetration of our services. We are committed to putting our customers at the center of everything we do and are making significant investments in technology and people to support this commitment.

Our customer call centers use a range of software and systems to try to ensure the most efficient and effective customer care possible. For instance, many of our customer call centers utilize workforce and call flow management systems to route the millions of calls we receive each month to available representatives and to maximize existing resources. Customer representatives have access to desktop tools to provide the information our customers need, reducing call handling time. These desktop tools provide the representative with timely, valuable information regarding the customer then calling (e.g., notifying the representative if the customer has called previously on the same issue or helping to identify a new service in which the customer might be interested). We use quality assurance software that monitors both the representative’s customer interactions and the desktop tools the representative selects during each call.

Many of our divisions are utilizing interactive voice recognition systems and on-line customer care systems to allow customers to obtain information they require without the need to speak with a customer care representative. Most customers who wish or need to speak with a representative will talk to a locally-based representative, which enables us to respond to local customer needs and preferences. However, some specialized care functions, such as advanced technical support for our high-speed data service, are handled regionally or nationally.

In order to enhance customer convenience and satisfaction, we have implemented a number of customer care initiatives. Depending on location, these may include:

•	two-hour appointment windows with an on-time guarantee;

•	customer loyalty and reward programs;

•	weekend, evening and same-day installation and trouble-shooting service appointments;

•	payment and/or billing information through the Internet or by phone; and

•	follow-up calls to monitor satisfaction with installation or maintenance visits.

We also provide “Answers on Demand,” which allows customers to select discrete help topics from a menu and then view interactive videos that answer their questions. Customers can access Answers on Demand either on-line or on their television set (using our VOD technology).

Technology

Our Cable Systems

Our cable systems employ a flexible and extensible network architecture known as “hybrid fiber coax,” or “HFC.” We transmit signals on these systems via laser-fed fiber optic cable from origination points known as “headends” and “hubs” to a group of distribution “nodes,” and use coaxial cable to deliver these signals from the individual nodes to the homes they serve. We pioneered this architecture and received an Emmy award in 1994 for our HFC development efforts. HFC architecture allows the delivery of two-way video and broadband transmissions, which is essential to providing advanced video services, like VOD, Road Runner high-speed data services and Digital Phone.

HFC architecture is the cornerstone technology in our digital cable systems. HFC architecture provides us with numerous benefits, including the following:

•	Reliability. HFC enables the delivery of highly dependable traditional and two-way video and broadband services.

•	Signal quality. HFC delivers very clean signal quality, which permits us to provide excellent video signals, as well as facilitating the delivery of advanced services like VOD, high-speed data and voice services.

•	Flexibility. HFC utilizes optical networking that allows inexpensive and efficient bandwidth increases and takes advantage of favorable cost and performance curves.

•	Adaptability. HFC is highly adaptable, and allows us to utilize new networking techniques that afford increased capacity and performance without costly upgrades.

As of June 30, 2007, almost all of the homes passed in the Legacy Systems and, according to our estimates, approximately 97% of all homes passed were served by plant that had been upgraded to provide at least 750MHz of capacity. Carriage of analog programming (approximately 70 channels per system) uses about two thirds of a typical system’s capacity leaving capacity for digital video, high-speed data and voice products. Digital signals, including video, high-speed data and voice signals, can be carried more efficiently than analog signals. Generally 10 to 12 digital channels or their equivalent can be broadcast using the same amount of capacity required to broadcast just one analog channel. We are in the process of upgrading the plant in the Acquired Systems to our Legacy Systems’ standards.

We believe that our network architecture is sufficiently flexible and extensible to support our current requirements. However, in order for us to continue to innovate and deliver new services to our customers, as well as meet competitive imperatives, we anticipate that we will need to increase the amount of usable bandwidth available to us in most of our systems over the next few years. We believe that this can be achieved largely through the maximization and careful management of our systems’ existing bandwidth, without costly upgrades. For example, to accommodate increasing numbers of HDTV channels and other demands for greater capacity in our network, in certain areas we have begun deployment of a technology known as switched digital video (“SDV”). SDV ensures that only those channels that are being watched within a given grouping of households are being transmitted to those households. Since it is generally the case that not all channels are being watched at all times by a given group of households, this frees up capacity that can then be made available for other uses. This expansion of network capacity does not rely on extensive upgrade construction. Instead, we invest in switching equipment in our headends and hubs and, as necessary, segment our plant to ensure that switches and lasers are shared among fewer households. As a result of this process, capacity is made available for new services, including HDTV channels.

Video, High-speed Data and Voice Distribution

In most systems, we deliver our services via laser-fed fiber optic cable from the headend, either directly or via a hub, to a group of nodes, and use coaxial cable to deliver these signals and services from individual nodes to the homes they serve. A typical hub provides service to approximately 20,000 homes, and our average node provides service to approximately 500 homes.

National and regional video services are generally delivered to us through satellites that are owned or leased by the relevant programmer. These services’ signals are transmitted to downlink facilities located at our headends. Local video signals, including local broadcast signals, are picked up by antennae or are delivered to our headends via fiber connection. VOD content is received using a variety of these methods and generally stored on servers located at each system’s headend.

We deliver high-speed data services to our subscribers through our HFC network, our regional fiber networks that are either owned by us or leased from third parties, including, in some instances, AOL, a subsidiary of Time Warner, and through backbone networks that provide connectivity to the Internet and are operated by third parties, including AOL. We pay fees for leased circuits based on the amount of capacity used and pay for Internet connectivity based either on a fixed fee for a specified amount of available capacity or on the amount of data traffic received from and sent over the provider’s backbone network. We provide all major high-speed data customer service applications and monitor our IP network, through our operation of two national data centers, eight regional data centers and two network operations centers.

We deliver Digital Phone voice services to our customers over the same system facilities used to provide video and high-speed data services. We provide Digital Phone customers with a voice-enabled cable modem that digitizes voice signals and routes them as data packets, using “Internet protocol,” a common standard for the packaging of data for transmission, over the cable system to one of our regional data centers. At the regional data center, a “softswitch” routes the data packets as appropriate based on the call’s destination. Calls destined for end users outside of our network are routed through devices called “session border controllers” in the session initiation protocol format and delivered to our wholesale service providers. Such calls are then routed to a traditional public telephone switch, operated by one of our wholesale service providers, and then to their final destination (e.g., a residential or business end-user, a 911 dispatcher, or an operator). Calls placed outside of our network and intended for our subscribers follow a reverse route. Calls entirely within our network are generally routed by the softswitch to the appropriate end user without the use of a traditional public telephone switch.

Set-top Boxes

Our Basic and Standard tier subscribers generally do not require a set-top box to view their video services. However, because our digital signals and signals for premium programming are secured, our digital video customers receiving one-way (i.e., non-interactive) programming, such as premium channels and digital cable networks, can only receive such channels if they have a digital set-top box or if they have a “digital cable ready” television or similar device equipped with a CableCARD (as described below under “—Set-top Box Developments”). Customers receiving our two-way video services, such as VOD and our interactive program guide, must have a digital set-top box that we provide to receive these services. Each of our cable systems uses one of only two “conditional access” systems to secure signals from unauthorized receipt, the intellectual property rights to which are controlled by set-top box manufacturers. In part as a result of the proprietary nature of these conditional access schemes, we currently purchase set-top boxes from a limited number of suppliers. For more information, see “Risk Factors—Risks Related to Dependence on Third Parties—We may not be able to obtain necessary hardware, software and operational support.” The cable industry has recently entered into agreements with certain consumer electronics manufacturers under which they will shortly complete development of a limited number of “interactive digital cable ready” televisions (i.e., sets capable of utilizing our two-way services without the need for a set-top box). We have begun ordering some set-top boxes from some of these manufacturers as well. Our purchasing agreements generally provide us with “most favored nation” treatment under which the suppliers must offer us favorable price terms, subject to some limitations.

Historically, we have also relied primarily on set-top box suppliers to create the applications and interfaces we make available to our customers. Although we believe that our current applications and interfaces are compelling to customers, the lack of compatibility among set-top box operating systems has in the past hindered applications development. This is beginning to change somewhat, as third parties have begun to develop interactive applications, such as gaming and polling applications, notwithstanding the lack of common platform among set-top box schemes. Over the last few years, we have been developing our own interactive program guide and user interface, which we are in the process of deploying.

As described below under “—Set-top Box Developments,” as current technological and compatibility issues for set-top box applications are resolved and a common platform for set-top box applications emerges, we expect that applications developers will devote more time and resources to the creation of innovative digital platform products, which should enable us to offer new features to our subscribers in the future.

Set-top Box Developments

There have been a number of market and regulatory developments in recent years that may impact the costs and benefits to us of providing customers with set-top boxes.

“Plug and play.” In December 2002, cable operators and consumer-electronics companies entered into a standard-setting agreement, known as the “plug and play agreement,” relating to interoperability between cable systems and reception equipment. The FCC promulgated rules to implement the agreement, under which cable systems with activated spectrum of 750MHz or higher must, among other things, support “digital cable ready” consumer electronic devices (e.g., televisions) equipped with a slot for a CableCARD. The CableCARD performs certain security functions and enables the device to tune and receive encrypted (or “scrambled”) digital signals without the need for a separate set-top box.

The plug and play agreement and the FCC rules address only “unidirectional” devices (i.e., devices capable of utilizing only cable operators’ one-way transmission services) and not devices capable of carrying two-way services, such as interactive program guides and VOD. As a result, those of our customers who use a CableCARD equipped television set, and who do not have a set-top box, cannot access these advanced services. If a significant number of our subscribers decline set-top boxes in favor of one-way devices purchased at retail, it could have an adverse effect on our business. For more information, see “Risk Factors—Risks Related to Dependence on Third Parties—The adoption of, or the failure to adopt, certain consumer electronics devices may negatively impact our offerings of new and enhanced services.” Cable operators, consumer-electronics companies and other market participants have been holding discussions that may lead to a similar set of interoperability agreements covering digital devices capable of carrying cable operators’ two-way, interactive products and services. Although efforts to reach an inter-industry agreement on two-way interoperability standards have not yielded results, as noted above, certain consumer electronics manufacturers have entered into direct agreements with the cable industry under which they will shortly complete development of a limited number of two-way capable television sets.

If two-way interoperability standards can be agreed upon, or if other efforts to enable consumer electronics devices to securely receive and utilize our two-way services are successful, our business could be benefited. First, consumer electronic companies could manufacture set-top boxes without the need to license our current suppliers’ conditional access technology, which could lead to greater competition and innovation. Second, if customers widely adopted such devices sold at retail, it would likely reduce our set-top box capital expenditures and the need for installation appointments in homes already wired for cable. However, we could suffer a decline in set-top box revenues. Furthermore, in the long term, as interoperability for two-way devices evolves, consumer electronics companies may be more willing to develop products that make enhanced use of digital cable’s capabilities, expanding the range of services we could offer.

Under another set of FCC regulations, which became effective on July 1, 2007, cable operators must cease placing into service new set-top boxes with security functions built into the box. In other words, new set-top boxes deployed by cable operators are required to utilize a CableCARD or similar means of separating security functions from other set-top box functions. See “—Regulatory Matters—Communications Act and FCC Regulation—Other regulatory requirements of the Communications Act and the FCC” below. The provision of set-top boxes that accept a CableCARD, or similar separate security device, will significantly increase per-unit set-top box costs as compared with the set-top boxes we have been using, which utilize integrated security. The FCC has also ordered the cable industry to investigate and report on the possibility of implementing a downloadable security system that would be accessible to all set-top devices. If the implementation of such a system proves technologically feasible, this may eliminate the need for consumers to lease separate conditional-access security devices.

Open cable application platform.  CableLabs, a nonprofit research and development consortium founded by members of the cable industry, has put forward a set of hardware and software specifications known as OpenCable, which represent an effort to achieve compatibility across cable network interfaces. The OpenCable software specification, which is known as “open cable application platform,” or “OCAP,” is intended to create a common platform for set-top box applications regardless of what operating system the box uses. The OpenCable specification is consistent with the CableCARD specification promulgated under the FCC’s plug and play rules and the encryption technology that allows the CableCARD to securely communicate with the host device. If widely adopted, OCAP could spur innovation in applications for set-top boxes and cable-ready consumer electronics devices. Furthermore, the availability of multi-platform set-top box applications should, together with the move toward separable conditional access systems, help to make set-top boxes more fungible, resulting in increased competition among manufacturers. We expect to deploy OCAP in nearly all of our operating areas by the end of 2008.

Content and Equipment Suppliers

Video Programming Content

We believe that offering a wide variety of programming is an important factor influencing a subscriber’s decision to subscribe to and retain our video services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential subscribers.

Cable television networks.  The terms and conditions of carriage of cable programming services are generally established through written affiliation agreements between programmers, including affiliates of Time Warner, and us. Most cable programming services are available to us for a fixed monthly per subscriber fee, which sometimes includes a volume discount pricing structure. However, payments to the providers of some premium channels, may be based on a percentage of our gross receipts from subscriptions to the channels. For home shopping channels, we do not pay and generally receive a percentage of the amount spent on home shopping purchases that is attributable to our subscribers and in some instances receive minimum guarantees.

Our programming contracts usually continue for a fixed period of time, generally from three to seven years. We believe that our ability to provide compelling programming packages is best served when we have maximum flexibility to determine on which systems and tiers a programming service will be carried. Sometimes, our flexibility is limited by the affiliation agreement. It is often necessary to agree to carry a particular programming service in certain of our cable systems and/or carry the service on a specific tier. In some cases, it is necessary for us to agree to distribute a programming service to a minimum number of subscribers or to a minimum percentage of our subscribers.

Broadcast television signals.  Generally, we carry all local full power analog broadcast stations serving the areas in which we provide cable service. In most areas, we also carry the digital broadcast signals of a number of these stations. In some cases, we carry these stations under the FCC “must-carry” rules. In other cases, we must negotiate with the stations’ owners for the right to retransmit these stations’ signals. For more information, see “—Regulatory Matters” below. Currently, we have multi-year retransmission consent agreements in place with most of the retransmission consent stations we carry. In other cases, we are carrying stations under short-term arrangements while we negotiate new long-term agreements.

Pay-Per-View and On-Demand content.  Generally, we obtain rights to carry movies on an on-demand basis, as well as Pay-Per-View events, through iN Demand, a company in which we hold a minority interest. iN Demand negotiates with motion picture studios to obtain the relevant distribution rights. In some instances, we have contracted directly with the motion picture studios for the rights to carry their movies on an on-demand basis. Movies-on-Demand content is generally provided to us under a revenue-sharing arrangement, although in some cases there are minimum guaranteed payments required.

Our ability to get access to current hit films in a timely fashion is hampered to some extent by the traditional sequence of Hollywood’s distribution “windows.” Typically, after theatrical release, films are made available to home video distributors on an exclusive basis for a set period of time, currently about 45 days. It is only after home video has enjoyed its exclusive window that Movies-on-Demand and Pay-Per-View distributors can gain access to the content. It is possible that subscriber purchases of Movies-on-Demand would increase if we were able to provide hit films during the home video window. However, despite continuing efforts to do so, we have generally been unable to obtain the right to offer current hit films during this window on a regular basis.

In line with our goal of offering a wide variety of programming that will appeal to both existing and potential subscribers, we are trying to maximize the quantity and quality of all of our video offerings, especially our VOD offerings. As additional VOD content becomes available we evaluate it to determine if it meets our standards and to the extent it does, we begin offering it to our digital subscribers.

We obtain SVOD and other “free on-demand” content directly from the relevant content providers.

Set-top Boxes

We purchase set-top boxes and CableCARDs from a limited number of suppliers. We lease these devices to subscribers at monthly rates. Our video equipment fees are regulated. Under FCC rules, cable operators are allowed to set equipment rates for set-top boxes, CableCARDs and remote controls on the basis of actual capital costs, plus an annual after-tax rate of return of 11.25%, on the capital cost (net of depreciation). This rate of return allows us to economically provide sophisticated customer premise equipment to subscribers. See “—Technology—Set-top Boxes” above and “—Regulatory Matters” below.

Competition

We face intense competition from a variety of alternative information and entertainment delivery sources, principally from direct-to-home satellite video providers and certain regional telephone companies, each of which offers or will shortly be able to offer a broad range of services through increasingly varied technologies. In addition, technological advances will likely increase the number of alternatives available to our customers from other providers and intensify the competitive environment. See “Risk Factors—Risks Related to Competition.”

Principal Competitors

Direct broadcast satellite.  Our video services face competition from direct broadcast satellite services, such as the Dish Network and DirecTV. DirecTV and Dish Network offer satellite-delivered pre-packaged programming services that can be received by relatively small and inexpensive receiving dishes. The video services provided by these satellite providers are comparable, in many respects, to our analog and digital video services, and direct broadcast satellite subscribers can obtain satellite receivers with integrated digital video recorders from those providers as well. Both major direct broadcast satellite providers have entered into co-marketing arrangements with regional telephone companies that allow these telephone companies to offer customers a bundle of video, telephone and DSL services, which competes with our “Triple Play” of video, high-speed data and Digital Phone services.

Incumbent local telephone companies.  Our high-speed data and Digital Phone services face competition from the DSL and traditional phone offerings of incumbent local telephone companies in most of our operating areas. In some cases, DSL providers have partnered with ISPs such as AOL, which may enhance DSL’s competitive position. In addition, some incumbent local telephone companies, such as AT&T and Verizon, have undertaken fiber-optic upgrades of their networks. The technologies they are using, such as FTTN and FTTH, are capable of carrying two-way video, high-speed data with substantial bandwidth and IP-based telephony services, each of which is similar to the comparable services we offer. These networks allow for the marketing of service bundles of video, data and voice services and these companies also have the ability to include wireless services provided by owned or affiliated companies in bundles that they may offer.

Cable overbuilds.  We operate our cable systems under non-exclusive franchises granted by state or local authorities. The existence of more than one cable system, including municipality-owned systems, operating in the same territory is referred to as an “overbuild.” In some of our operating areas, other operators have overbuilt our systems and/or offer video, data and voice services in competition with us.

Satellite Master Antenna Television (“SMATV”).  Additional competition comes from private cable television systems servicing condominiums, apartment complexes and certain other multiple dwelling units, often on an exclusive basis, with local broadcast signals and many of the same satellite-delivered program services offered by franchised cable systems. Some SMATV operators now offer voice and high-speed data services as well.

Wireless Cable/Multi-channel Microwave Distribution Services (“MMDS”).  We face competition from wireless cable operators, including digital wireless operators, who use terrestrial microwave technology to distribute video programming and some of which now offer voice and high-speed data services.

Other Competition and Competitive Factors

Aside from competing with the video, data and voice services offered by direct broadcast satellite providers, local incumbent telephone companies, cable overbuilders and some SMATVs and MMDSs, each of our services also faces competition from other companies that provide services on a stand-alone basis.

Video competition.  Our video services face competition on a stand-alone basis from a number of different sources, including:

•	local television broadcast stations that provide free over-the-air programming which can be received using an antenna and a television set;

•	local television broadcasters, which in selected markets sell digital subscription services; and

•	video programming delivered over broadband Internet connections.

Our VOD services compete with online movie services, which are delivered over broadband Internet connections, and with video stores and home video products.

“Online” competition.  Our high-speed data services face or may face competition from a variety of companies that offer other forms of online services, including low cost dial-up services over ordinary telephone lines, and developing technologies, such as Internet service via power lines, satellite and various wireless services (e.g., Wi-Fi), including those of local municipalities.

Digital Phone competition.  Our Digital Phone service also competes with wireless phone providers and national providers of Internet-based phone products such as Vonage. The increase in the number of different technologies capable of carrying voice services has intensified the competitive environment in which our Digital Phone service operates.

Additional competition.  In addition to multi-channel video providers, cable systems compete with all other sources of news, information and entertainment, including over-the-air television broadcast reception, live events, movie theaters and the Internet. In general, we also face competition from other media for advertising dollars. To the extent that our products and services converge with theirs, we compete with the manufacturers of consumer electronics products. For instance, our digital video recorders compete with similar devices manufactured by consumer electronics companies.

Franchise process.  Under the Cable Television Consumer Protection and Competition Act of 1992, franchising authorities are prohibited from unreasonably refusing to award additional franchises. In December 2006, the FCC adopted an order intended to make it easier for competitors to obtain franchises, by defining when the actions of county- and municipal-level franchising authorities will be deemed to be unreasonable as part of the franchising process. The order, among other things, establishes deadlines for franchising authorities to act on competitive franchise applications; prohibits franchising authorities from placing unreasonable build-out demands on competitive applicants; and prohibits franchising authorities from requiring competitive applicants to undertake certain obligations concerning the provision of public, educational, and governmental access programming. Furthermore, legislation supported by regional telephone companies has been proposed at the state and federal level and enacted in a number of states to allow these companies to enter the video distribution business without obtaining local franchise approval and often on substantially more favorable terms than those afforded us and other existing cable operators. Legislation of this kind has been enacted in California, New Jersey, North Carolina, South Carolina and Texas. See “Risk Factors—Risks Related to Government Regulation.”

Employees

As of June 30, 2007, we had approximately 45,000 employees, including approximately 1,700 part-time employees. Approximately 4.5% of our employees are represented by labor unions. We consider our relations with our employees to be good.

Regulatory Matters

Our business is subject, in part, to regulation by the FCC and by most local and some state governments where we have cable systems. In addition, our business is operated subject to compliance with the terms of the Memorandum Opinion and Order issued by the FCC in July 2006 in connection with the regulatory clearance of the Transactions (the “Adelphia/Comcast Transactions Order”). In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past materially affected us and may do so in the future.

The following is a summary of the terms of the Adelphia/Comcast Transactions Order as well as current significant federal, state and local laws and regulations affecting the growth and operation of our businesses. The summary of the Adelphia/Comcast Transactions Order herein does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Adelphia/Comcast Transactions Order.

Adelphia/Comcast Transactions Order

In the Adelphia/Comcast Transactions Order, the FCC imposed conditions on us, which will expire in July 2012, related to regional sports networks, as defined in the Adelphia/Comcast Transactions Order (“RSNs”), and the resolution of disputes pursuant to the FCC’s leased access regulations. In particular, the Adelphia/Comcast Transactions Order provides that:

•	neither we nor our affiliates may offer an affiliated RSN on an exclusive basis to any multi-channel video programming distributor (“MVPD”);

•	we may not unduly or improperly influence:

•	the decision of any affiliated RSN to sell programming to an unaffiliated MVPD;

•	the prices, terms, and conditions of sale of programming by an affiliated RSN to an unaffiliated MVPD;

•	if an MVPD and an affiliated RSN cannot reach an agreement on the terms and conditions of carriage, the MVPD may elect commercial arbitration to resolve the dispute;

•	if an unaffiliated RSN is denied carriage by us, it may elect a form of commercial arbitration to resolve the dispute in accordance with federal and FCC rules, subject to de novo review by the FCC; and

•	with respect to leased access, if an unaffiliated programmer is unable to reach an agreement with us, that programmer may elect commercial arbitration to resolve the dispute, with the arbitrator being required to resolve the dispute using the FCC’s existing rate formula relating to pricing terms.

The application and scope of these conditions have not yet been tested, but some of them are the subject of an arbitration with the Mid-Atlantic Sports Network. We retain the right to obtain FCC and judicial review of any arbitration awards made pursuant to these conditions.

Communications Act and FCC Regulation

The Communications Act and the regulations and policies of the FCC affect significant aspects of our cable system operations, including video subscriber rates; carriage of broadcast television stations, as well as the way we sell our program packages to subscribers; the use of cable systems by franchising authorities and other third parties; cable system ownership; offering of voice and high-speed data services; and use of utility poles and conduits.

“Net neutrality” legislative and regulatory proposals.  In the 2005-2006 Congressional term, several “net neutrality”-type provisions were introduced as part of broader Communications Act reform legislation. These provisions would have limited to a greater or lesser extent the ability of broadband providers to adopt pricing models and network management policies that would differentiate based on different uses of the Internet. None of these provisions was adopted. Similar legislation has been introduced in the current Congressional term.

In September 2005, the FCC issued a non-binding policy statement regarding net neutrality (the “Net Neutrality Policy Statement”). The FCC indicated that the statement was intended to offer “guidance and insight” into its approach to the Internet and broadband related issues. The principles contained in the statement set forth the FCC’s view that consumers are entitled to access and use the lawful Internet content and applications of their choice, to connect lawful devices of their choosing that do not harm the broadband provider’s network and are entitled to competition among network, application, service and content providers. The FCC statement also noted that these principles are subject to “reasonable network management.” Subsequently, the FCC has made these principles binding as to certain telecommunications companies in orders adopted in connection with mergers undertaken by those companies. To date, the FCC has declined to adopt any such regulations that would be applicable to us.

Several parties are seeking to persuade the FCC to adopt net neutrality-type regulations in a number of proceedings that are currently pending before the agency. These include pending FCC rulemakings regarding IP-enabled services and broadband Internet access services. In addition, in March 2007, the FCC opened a Notice of Inquiry regarding the implementation of net neutrality regulations.

We are unable to predict the likelihood that legislative or additional regulatory proposals regarding net neutrality will be adopted. For a discussion of “net neutrality” and the impact such proposals could have on us if adopted, see the discussion in “Risk Factors—Risks Related to Government Regulation—“Net neutrality” legislation or regulation could limit our ability to operate our high-speed data business profitably, to manage our broadband facilities efficiently and to make upgrades to those facilities sufficient to respond to growing bandwidth usage by our high-speed data customers.”

Subscriber rates.  The Communications Act and the FCC’s rules regulate rates for basic cable service and equipment in communities that are not subject to “effective competition,” as defined by federal law. Where there is no effective competition, federal law authorizes franchising authorities to regulate the monthly rates charged by the operator for the minimum level of video programming service, referred to as basic service, which generally includes local broadcast channels and public access or educational and government channels required by the franchise. This kind of regulation also applies to the installation, sale and lease of equipment used by subscribers to receive basic service, such as set-top boxes and remote control units. In many localities, we are no longer subject to this rate regulation, either because the local franchising authority has not become certified by the FCC to regulate these rates or because the FCC has found that there is effective competition.

Carriage of broadcast television stations and other programming regulation.  The Communications Act and the FCC’s regulations contain broadcast signal carriage requirements that allow local commercial television broadcast stations to elect once every three years to require a cable system to carry their stations, subject to some exceptions, or to negotiate with cable systems the terms by which the cable systems may carry their stations, commonly called “retransmission consent.” The most recent election by broadcasters became effective on January 1, 2006.

The Communications Act and the FCC’s regulations require a cable operator to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. The Communications Act and the FCC’s regulations give local non-commercial television stations mandatory carriage rights, but non-commercial stations do not have the option to negotiate retransmission consent for the carriage of their signals by cable systems. Additionally, cable systems must obtain retransmission consent for all “distant” commercial television stations (i.e., those television stations outside the designated market area to which a community is assigned) except for commercial satellite-delivered independent “superstations” and some low-power television stations.

FCC regulations require us to carry the signals of both commercial and non-commercial local digital-only broadcast stations and the digital signals of local broadcast stations that return their analog spectrum to the government and convert to a digital broadcast format. The FCC’s rules give digital-only broadcast stations discretion to elect whether the operator will carry the station’s primary signal in a digital or converted analog format, and the rules also permit broadcasters with both analog and digital signals to tie the carriage of their digital signals to the carriage of their analog signals as a retransmission consent condition.

The Communications Act also permits franchising authorities to negotiate with cable operators for channels for public, educational and governmental access programming. It also requires a cable system with 36 or more activated channels to designate a significant portion of its channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

The FCC regulates various aspects of such third party commercial use of channel capacity on our cable systems, including the rates and some terms and conditions of the commercial use.

In connection with certain changes in our programming line-up, the Communications Act and FCC regulations also require us to give various kinds of advance notice. Under certain circumstances, we must give as much as 30 days’ advance notice to subscribers, programmers and franchising authorities. Under certain circumstances, notice may have to be given in the form of bill inserts, on-screen announcements and/or newspaper advertisements. Giving notice can be expensive and, given long lead times, may limit our ability to implement programming changes quickly. Direct broadcast satellite operators and other non-cable programming distributors are not subject to analogous duties.

High-speed Internet access.  From time to time, industry groups, telephone companies and ISPs have sought local, state and federal regulations that would require cable operators to sell capacity on their systems to ISPs under a common carrier regulatory scheme. Cable operators have successfully challenged regulations requiring this “forced access,” although courts that have considered these cases have employed varying legal rationales in rejecting these regulations.

In 2002, the FCC released an order in which it determined that cable-modem service constitutes an “information service” rather than a “cable service” or a “telecommunications service,” as those terms are used in the Communications Act. That determination was sustained by the U.S. Supreme Court. According to the FCC, an “information service” classification may permit but does not require it to impose “multiple ISP” requirements. In 2002, the FCC initiated a rulemaking proceeding to consider whether it may and should do so and whether local franchising authorities should be permitted to do so. As of September 2007, this rulemaking proceeding was still pending. As noted above, in 2005, the FCC adopted a Net Neutrality Policy Statement intended to offer guidance on its approach to the Internet and broadband access. Among other things, the Policy Statement stated that consumers are entitled to competition among network, service and content providers, and to access the lawful content and services of their choice, subject to the needs of law enforcement. The FCC may in the future adopt specific regulations to implement the Policy Statement.

Ownership limitations.  There are various rules prohibiting joint ownership of cable systems and other kinds of communications facilities. Local telephone companies generally may not acquire more than a small equity interest in an existing cable system in the telephone company’s service area, and cable operators generally may not acquire more than a small equity interest in a local telephone company providing service within the cable operator’s franchise area. In addition, cable operators may not have more than a small interest in MMDS facilities or SMATV systems in their service areas. Finally, the FCC has been exploring whether it should prohibit cable operators from holding ownership interests in satellite operators.

The Communications Act also required the FCC to adopt “reasonable limits” on the number of subscribers a cable operator may reach through systems in which it holds an ownership interest. In September 1993, the FCC adopted a rule that was later amended to prohibit any cable operator from serving more than 30% of all cable, satellite and other multi-channel subscribers nationwide. The Communications Act also required the FCC to adopt “reasonable limits” on the number of channels that cable operators may fill with programming services in which they hold an ownership interest. In September 1993, the FCC imposed a limit of 40% of a cable operator’s first 75 activated channels. In March 2001, a federal appeals court struck down both limits and remanded the issue to the FCC for further review. The FCC initiated a rulemaking in 2001 to consider adopting a new horizontal ownership limit and announced a follow-on proceeding to consider the issue anew. As of September 2007, the FCC was continuing to explore whether it should re-impose any limits.

Pole attachment regulation.  The Communications Act requires that utilities provide cable systems and telecommunications carriers with non-discriminatory access to any pole, conduit or right-of-way controlled by investor-owned utilities. The Communications Act also requires the FCC to regulate the rates, terms and conditions imposed by these utilities for cable systems’ use of utility pole and conduit space unless state authorities demonstrate to the FCC that they adequately regulate pole attachment rates, as is the case in some states in which we operate. In the absence of state regulation, the FCC administers pole attachment rates on a formula basis. The FCC’s original rate formula governs the maximum rate utilities may charge for attachments to their poles and conduit by cable operators providing cable services. The FCC also adopted a second rate formula that became effective in February 2001 and governs the maximum rate investor-owned utilities may charge for attachments to their poles and conduit by companies providing telecommunications services. The U.S. Supreme Court has upheld the FCC’s jurisdiction to regulate the rates, terms and conditions of cable operators’ pole attachments that are being used to provide both cable service and high-speed data service. The applicability of this determination to our voice services is still an open issue.

Set-top box regulation.  Certain regulatory requirements are also applicable to set-top boxes. Currently, many cable subscribers rent from their cable operator a set-top box that performs both signal-reception functions and conditional-access security functions. The lease rates cable operators charge for this equipment are subject to rate regulation to the same extent as basic cable service. In 1996, Congress enacted a statute seeking to allow subscribers to use set-top boxes obtained from third party retailers. The most important of the FCC’s implementing regulations requires cable operators to offer separate equipment providing only the security function (so that subscribers can purchase set-top boxes or other navigational devices from other sources) and to cease placing into service new set-top boxes that have integrated security. The regulations requiring cable operators to cease distributing new set-top boxes with integrated security became effective on July 1, 2007. We expect to incur approximately $50 million in incremental set-top box costs during 2007 as a result of these regulations.

In December 2002, cable operators and consumer-electronics companies entered into a standard-setting agreement relating to reception equipment that uses a conditional-access security card—a CableCARDtm—provided by the cable operator to receive one-way cable services. To implement the agreement, the FCC adopted regulations that (i) establish a voluntary labeling system for such one-way devices; (ii) require most cable systems to support these devices; and (iii) adopt various content-encoding rules, including a ban on the use of “selectable output controls.” The FCC has recently initiated a notice of proposed rulemaking that may lead to regulations covering equipment sold at retail that is designed to receive two-way products and services.

Other regulatory requirements of the Communications Act and the FCC.  The Communications Act also includes provisions regulating customer service, subscriber privacy, marketing practices, equal employment opportunity, technical standards and equipment compatibility, antenna structure notification, marking, lighting, emergency alert system requirements and the collection from cable operators of annual regulatory fees, which are calculated based on the number of subscribers served and the types of FCC licenses held.

Separately, the FCC has adopted cable inside wiring rules to provide specific procedures for the disposition of residential home wiring and internal building wiring where a subscriber terminates service or where an incumbent cable operator is forced by a building owner to terminate service in a multiple dwelling unit building. The FCC has also adopted rules providing that, in the event that an incumbent cable operator sells the inside wiring, it must make the wiring available to the multiple dwelling unit owner or the alternative cable service provider during the 24-hour period prior to the actual service termination by the incumbent, in order to avoid service interruption.

Compulsory copyright licenses for carriage of broadcast stations and music performance licenses.  Our cable systems provide subscribers with, among other things, local and distant television broadcast stations. We generally do not obtain a license to use the copyrighted performances contained in these stations’ programming directly from program owners. Instead, we obtain this license pursuant to a compulsory license provided by federal law, which requires us to make payments to a copyright pool. The elimination or substantial modification of the cable compulsory license could adversely affect our ability to obtain suitable programming and could substantially increase the cost of programming that remains available for distribution to our subscribers.

When we obtain programming from third parties, we generally obtain licenses that include any necessary authorizations to transmit the music included in it. When we create our own programming and provide various other programming or related content, including local origination programming and advertising that we insert into cable-programming networks, we are required to obtain any necessary music performance licenses directly from the rights holders. These rights are generally controlled by three music performance rights organizations, each with rights to the music of various composers. We generally have obtained the necessary licenses, either through negotiated licenses or through procedures established by consent decrees entered into by some of the music performance rights organizations.

State and Local Regulation

Cable operators operate their systems under non-exclusive franchises. Franchises are awarded, and cable operators are regulated, by state franchising authorities, local franchising authorities, or both. We believe we generally have good relations with state and local cable regulators.

Franchise agreements typically require payment of franchise fees and contain regulatory provisions addressing, among other things, upgrades, service quality, cable service to schools and other public institutions, insurance and indemnity bonds. The terms and conditions of cable franchises vary from jurisdiction to jurisdiction. The Communications Act provides protections against many unreasonable terms. In particular, the Communications Act imposes a ceiling on franchise fees of five percent of revenues derived from cable service. We generally pass the franchise fee on to our subscribers, listing it as a separate item on the bill.

Franchise agreements usually have a term of ten to 15 years from the date of grant, although some renewals may be for shorter terms. Franchises usually are terminable only if the cable operator fails to comply with material provisions. We have not had a franchise terminated due to breach. After a franchise agreement expires, a local franchising authority may seek to impose new and more onerous requirements, including requirements to upgrade facilities, to increase channel capacity and to provide various new services. Federal law, however, provides significant substantive and procedural protections for cable operators seeking renewal of their franchises. In addition, although we occasionally reach the expiration date of a franchise agreement without having a written renewal or extension, we generally have the right to continue to operate, either by agreement with the local franchising authority or by law, while continuing to negotiate a renewal. In the past, substantially all of the material franchises relating to our systems have been renewed by the relevant local franchising authority, though sometimes only after significant time and effort. During 2006, in adopting new regulations intended to limit the ability of local franchising authorities to delay or refuse the grant of competitive franchises (by, for example, imposing deadlines on franchise negotiations), the FCC announced the adoption of a Further Notice of Proposed Rulemaking that concluded tentatively that these new regulations should also apply to existing franchisees, including cable operators, at the time of their next franchise renewal. The FCC indicated it would issue an order in the Further Notice of Proposed Rulemaking within six months from release of the final order adopting the new regulations applicable to new entrants. Despite our efforts and the protections of federal law, it is possible that some of our franchises may not be renewed, and we may be required to make significant additional investments in our cable systems in response to requirements imposed in the course of the franchise renewal process. See “—Competition—Other Competition and Competitive Factors—Franchise process.”

Local telephone companies may provide service as traditional cable operators with local franchises or they may opt to provide their programming over unfranchised “open video systems.” Open video systems are subject to specified requirements, including, but not limited to, a requirement that they set aside a portion of their channel capacity for use by unaffiliated program distributors on a non-discriminatory basis.

Regulation of Telephony

Traditional providers of circuit-switched telephone services generally are subject to significant regulation. It is unclear whether and to what extent regulators will subject services like our Digital Phone service (“Non-traditional Voice Services”) to the regulations that apply to these traditional services provided by incumbent telephone companies. In February 2004, the FCC opened a broad-based rulemaking proceeding to consider these and other issues. That rulemaking remains pending. The FCC has, however, issued a series of orders resolving discrete issues on a piecemeal basis. For example, over the past several years, the FCC has required Non-traditional Voice Service providers to supply E911 capabilities as a standard feature to their subscribers, to assist law enforcement investigations with wiretaps and information, to contribute to the federal universal service fund, to pay regulatory fees, to comply with customer privacy rules and to provide access to their services to persons with disabilities. Certain other issues remain unclear. In particular, in November 2004, the FCC issued an order stating that certain kinds of Non-traditional Voice Services are not subject to state certification and tariffing requirements. The full extent of this preemption is not clear. One state public utility commission, for example, has determined that our Digital Phone service is subject to traditional, circuit-

switched telephone regulations. This determination has been appealed. It is also unclear whether utility pole owners may charge cable operators offering Non-traditional Voice Services higher rates for pole rental than for traditional cable service and cable-modem service.

Legal Proceedings

On May 20, 2006, the America Channel LLC (“America Channel”) filed a lawsuit in U.S. District Court for the District of Minnesota against both us and Comcast alleging that the purchase of Adelphia by Comcast and us will injure competition in the cable system and cable network markets and violate the federal antitrust laws. The lawsuit seeks monetary damages as well as an injunction blocking the Adelphia acquisition. The United States Bankruptcy Court for the Southern District of New York issued an order enjoining America Channel from pursuing injunctive relief in the District of Minnesota and ordering that America Channel’s efforts to enjoin the transaction can only be heard in the Southern District of New York, where the Adelphia bankruptcy is pending. America Channel’s appeal of this order was dismissed on October 10, 2006, and its claim for injunctive relief should now be moot. However, America Channel has announced its intention to proceed with its damages case in the District of Minnesota. On September 19, 2006, we filed a motion to dismiss this action, which was granted on January 17, 2007 with leave to replead. On February 5, 2007, the America Channel filed an amended complaint. We filed a motion to dismiss the amended complaint on April 10, 2007, which motion was granted on June 28, 2007. America Channel has appealed this decision. We intend to defend against this lawsuit vigorously, but are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. On April 14, 2006, TWE-A/N filed a motion for summary judgment, which is pending. We intend to defend against this lawsuit vigorously, but are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al.  v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs seek damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which we have opposed. On October 25, 2005, the court granted preliminary approval of a class settlement arrangement on terms that were not material to us. A final settlement approval hearing was held on May 19, 2006, and on January 26, 2007, the court denied approval of the settlement. We intend to defend against this lawsuit vigorously, but are unable to predict the outcome of the suit.

Certain Patent Litigation

On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a complaint in the U.S. District Court for the District of Delaware alleging that we and several other cable operators, among other defendants, infringe a number of patents purportedly relating to our customer call center operations, voicemail and/or VOD services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. On March 20, 2007, this case, together with other lawsuits filed by Katz, was made subject to a Multidistrict Litigation (“MDL”) Order transferring the case for pretrial proceedings to the U.S. District Court for the Central District of California. We intend to defend against the claim vigorously, but are unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On July 14, 2006, Hybrid Patents Inc. filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we and a number of other cable operators infringed a patent purportedly relating to high-speed data and Internet-based phone services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. We intend to defend against the claim vigorously, but are unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On June 1, 2006, Rembrandt Technologies, LP (“Rembrandt”) filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we and a number of other cable operators infringed several patents purportedly related to a variety of technologies, including high-speed data and Internet-based phone services. In addition, on September 13, 2006, Rembrandt filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we infringe several patents purportedly related to “high-speed cable modem internet products and services.” In each of these cases, the plaintiff is seeking unspecified monetary damages as well as injunctive relief. On June 18, 2007, these cases, along with other lawsuits filed by Rembrandt, were made subject to an MDL Order transferring the case for pretrial proceedings to the U.S. District Court for the District of Delaware. We intend to defend against these lawsuits vigorously, but are unable to predict the outcome of these suits or reasonably estimate a range of possible loss.

On April 26, 2005, Acacia Media Technologies (“AMT”) filed suit against us in the U.S. District Court for the Southern District of New York alleging that we infringe several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), pay-per-view, video-on-demand and ad insertion services over cable systems infringe its patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of an MDL Order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, our action was consolidated into the MDL proceedings. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. We intend to defend against this lawsuit vigorously, but are unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

From time to time, we receive notices from third parties claiming that we infringe their intellectual property rights. Claims of intellectual property infringement could require us to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements that we enter may require us to indemnify the other party for certain third-party intellectual property infringement claims, which could increase our damages and our costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time consuming and costly.

As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE Non-cable Businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against us relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on our business, financial condition and operating results.

Facilities and Properties

Our principal physical assets consist of operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and equipment at or near subscribers’ homes for each of our cable systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Our distribution system consists primarily of coaxial and fiber optic cables, lasers, routers, switches and related electronic equipment. Our cable plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. Customer premise equipment consists principally of set-top boxes and cable modems. The physical components of cable systems require periodic maintenance.

Our high-speed data backbone consists of fiber owned by us or circuits leased from affiliated and third-party vendors, and related equipment. We also operate regional and national data centers with equipment that is used to provide services, such as e-mail, news and web services to our high-speed data subscribers and to provide services to our Digital Phone customers. In addition, we maintain a network operations center with equipment necessary to monitor and manage the status of our high-speed data network.

As of June 30, 2007, the largest property we owned was an approximately 318,500 square foot building housing one of our divisional headquarters, a call center and a warehouse in Columbia, SC, of which approximately 50% is leased to a third-party tenant, and we leased and owned other real property housing national operations centers and regional data centers used in our high-speed data services business in Herndon, VA; Raleigh, NC; Tampa, FL; Syracuse, NY; Austin, TX; Kansas City, MO; Orange County, CA; New York, NY; Coudersport, PA; and Columbus, OH. As of June 30, 2007, we also leased and owned locations for our corporate offices in New York, NY, Stamford, CT and Charlotte, NC as well as numerous business offices, warehouses and properties housing divisional operations throughout the country. Our signal reception sites, primarily antenna towers and headends, and microwave facilities are located on owned and leased parcels of land, and we own or lease space on the towers on which certain of our equipment is located. We own most of our service vehicles.

We believe that our properties, both owned and leased, taken as a whole, are in good operating condition and are suitable and adequate for our business operations. The nature of the facilities and properties that we acquired as a result of the Transactions is substantially similar to those used in our existing business.

The Transactions

The following provides a more detailed description of the Transactions and contains summaries of the terms of the material agreements that were entered into in connection with the Transactions. This description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable agreements.

Agreements with Adelphia

As described in more detail below, under separate agreements (as amended, the “TW NY Purchase Agreement” and “Comcast Purchase Agreement,” respectively, and, collectively, the “Purchase Agreements”), TW NY and Comcast purchased substantially all of the cable assets of Adelphia. The Purchase Agreements were entered into after Adelphia filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). This section provides additional details regarding the Purchase Agreements, the Adelphia acquisition and Comcast’s underlying acquisition of Adelphia’s assets (the “Comcast Adelphia acquisition”), along with certain other agreements we entered into with Comcast.

The TW NY Purchase Agreement.  On April 20, 2005, TW NY, one of our subsidiaries, entered into the TW NY Purchase Agreement with Adelphia. The TW NY Purchase Agreement provided that TW NY would purchase certain assets and assume certain liabilities from Adelphia. On June 21, 2006, Adelphia and TW NY entered into Amendment No. 2 to the TW NY Purchase Agreement (the “TW NY Amendment”). Under the terms of the TW NY Amendment, the assets TW NY acquired from Adelphia and the consideration to be paid to Adelphia remained unchanged. However, the TW NY Amendment provided that the Adelphia acquisition would be effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and, as a result, Adelphia’s creditors were not required to approve a plan of reorganization under chapter 11 of the Bankruptcy Code prior to the consummation of the Adelphia acquisition. The Adelphia acquisition closed on July 31, 2006, immediately after the Redemptions. The Adelphia acquisition included cable systems located in the following areas: West Palm Beach, Florida; Cleveland and Akron, Ohio; Los Angeles, California; and suburbs of the District of Columbia (some of which we transferred to Comcast as part of the Exchange). As consideration for the assets purchased from Adelphia, TW NY assumed certain liabilities as specified in the TW NY Purchase Agreement and paid to Adelphia approximately $8.9 billion in cash (including approximately $360 million paid into escrow), after giving effect to certain purchase price adjustments discussed below, and delivered 149,765,147 shares of our Class A common stock to Adelphia and 6,148,283 shares of our Class A common stock into escrow. This represents approximately 17.3% of our Class A common stock outstanding (including shares issued into escrow), and approximately 16% of our total outstanding common stock as of the closing of the Adelphia acquisition.

The purchase price was subject to customary adjustments to reflect changes in Adelphia’s net liabilities and subscribers as well as any shortfall in Adelphia’s capital expenditure spending relative to its budget during the interim period between the execution of the TW NY Purchase Agreement and the closing of the transactions contemplated by the TW NY Purchase Agreement (the “Adelphia Closing”). Approximately 6 million shares of our Class A common stock and cash were deposited into escrow to secure Adelphia’s obligations in respect of any post-closing adjustments to the purchase price and its indemnification obligations for, among other things, breaches of its representations, warranties and covenants contained in the TW NY Purchase Agreement. All of the shares and substantially all of the cash have been released from escrow except for an amount of cash retained to satisfy claims against the escrow asserted on or prior to July 31, 2007.

The parties to the TW NY Purchase Agreement made customary representations and warranties. Adelphia’s representations and warranties survived until July 31, 2007 and, to the extent any claims were made prior to such date, until such claims are resolved. The debtors in Adelphia’s bankruptcy proceedings (excluding, except to the extent provided in the TW NY Purchase Agreement, the joint ventures described in “—The Comcast Purchase Agreement” below), are jointly and severally liable for breaches or violations by Adelphia of its representations, warranties and covenants. The representations and warranties of TW NY contained in the TW NY Purchase Agreement expired at the Adelphia Closing.

The TW NY Purchase Agreement included customary and certain other covenants made by Adelphia and TW NY, including covenants that require Adelphia to deliver financial statements for the systems purchased sufficient to fulfill our obligations to provide such financial statements in connection with the distribution of our Class A common stock by Adelphia to certain of Adelphia’s creditors.

The TW NY Purchase Agreement requires Adelphia to indemnify TW NY and each of its affiliates (including us), their respective directors, officers, shareholders, agents and other individuals (the “TW Indemnified Parties”) for losses and expenses stemming from the breach of any representation or warranty, covenant and certain other items. Subject to very limited exceptions, the TW Indemnified Parties are only able to seek reimbursement for losses from the escrowed cash and shares. In addition, subject to specified exceptions, losses associated with breaches of representations and warranties generally must exceed certain dollar amounts before a TW Indemnified Party may make a claim for indemnification. Even after the applicable threshold has been reached, a claim for indemnification for losses associated with breaches of representations and warranties is subject to specified aggregate deductibles and cap amounts. With respect to assets acquired from Adelphia by TW NY that were subsequently transferred to Comcast in the Exchange, Adelphia’s indemnification obligation is subject to a threshold of $74 million, a deductible of $42 million and is capped at $296.7 million, subject to certain adjustments, and with respect to assets acquired by TW NY that were not transferred to Comcast pursuant to the Exchange, Adelphia’s indemnification obligation is subject to a threshold of $67 million, a deductible of $38 million and is capped at $267.9 million, subject to certain adjustments.

The TW NY Purchase Agreement required us, at the Adelphia Closing, to amend and restate our by-laws to restrict us and our subsidiaries from entering into transactions with or for the benefit of Time Warner and its affiliates other than us and our subsidiaries (the “Time Warner Group”), subject to specified exceptions. Additionally, prior to August 1, 2011 (five years following the Adelphia Closing), our restated certificate of incorporation and by-laws do not allow for an amendment to the provisions of our by-laws restricting these transactions without the consent of a majority of the holders of our Class A common stock, other than any member of the Time Warner Group. Additionally, under the TW NY Purchase Agreement, we agreed that we will not enter into any short-form merger prior to August 1, 2008 (two years after the Adelphia Closing) and that we will not issue equity securities to any person (other than, subject to satisfying certain requirements, we and our affiliates) that have a higher vote per share than our Class A common stock prior to February 1, 2008 (18 months after the Adelphia Closing).

At the closing of the Adelphia acquisition, we and Adelphia entered into the Adelphia Registration Rights and Sale Agreement (the “Adelphia Registration Rights and Sale Agreement”), which governed the disposition of the shares of our Class A common stock received by Adelphia in the Adelphia acquisition. Upon the effectiveness of Adelphia’s plan of reorganization, the parties’ obligations under the Adelphia Registration Rights and Sale Agreement terminated.

Parent Agreement.  Pursuant to the Parent Agreement among Adelphia, TW NY and us, dated as of April 20, 2005, we, among other things, guaranteed the obligations of TW NY to Adelphia under the TW NY Purchase Agreement.

The Comcast Purchase Agreement.  The Comcast Purchase Agreement has similar terms to the TW NY Purchase Agreement and the transactions contemplated by the Comcast Purchase Agreement also closed on July 31, 2006. The Comcast Adelphia acquisition was effected in accordance with the provisions of sections 105, 363 and 365 of the Bankruptcy Code and a plan of reorganization for the joint ventures referred to in the following sentence. The Comcast Adelphia acquisition included cable systems and Adelphia’s interest in two joint ventures in which Comcast also held interests: Century-TCI California Communications, L.P. (the “Century-TCI joint venture”), which owned cable systems in the Los Angeles, California area, and Parnassos Communications, L.P. (the “Parnassos joint venture”), which owned cable systems in Ohio and Western New York. The purchase price under the Comcast Purchase Agreement was approximately $3.6 billion in cash.

Agreements with Comcast

As described in more detail below, on the same day as the parties consummated the transactions governed by the Purchase Agreements, we and some of our affiliates (collectively, the “TWC Group”) and Comcast consummated the TWC Redemption, the TWE Redemption and the Exchange (collectively, the “TWC/Comcast Transactions”). Under the terms of the agreement which governed the TWC Redemption (the “TWC Redemption Agreement”), we redeemed Comcast’s investment in us in exchange for one of our subsidiaries that held both cable systems and cash. In accordance with the terms of the agreement which governed the TWE Redemption (the “TWE Redemption Agreement”), TWE redeemed Comcast’s interest in TWE in exchange for one of TWE’s subsidiaries that held both cable systems and cash. In accordance with the terms of the agreement which governed the Exchange (as amended, the “Exchange Agreement”), TW NY and Comcast transferred to one another subsidiaries that held certain cable systems, including cable systems acquired by each from Adelphia. The TWC Redemption Agreement, the TWE Redemption Agreement and the Exchange Agreement, are collectively referred to as the “TWC/Comcast Agreements.”

The TWC Redemption Agreement.  Pursuant to the TWC Redemption Agreement, dated as of April 20, 2005, as amended, among us and certain other members of the TWC Group and Comcast, the TWC Redemption was effected and Comcast’s interest in us was redeemed on July 31, 2006, immediately prior to the Adelphia acquisition. The TWC Redemption Agreement required that we redeem all of our Class A common stock held by TWE Holdings II Trust (“Comcast Trust II”), a trust that was established for the benefit of Comcast, in exchange for 100% of the common stock of Cable Holdco II Inc. (“Cable Holdco II”), then a subsidiary of ours. At the time of the TWC Redemption, Cable Holdco II held both certain cable systems previously owned directly or indirectly by us (“TWC Redemption Systems”) serving approximately 589,000 basic subscribers and approximately $1.9 billion in cash, subject generally to the liabilities associated with the TWC Redemption Systems. Certain specified assets and liabilities of the TWC Redemption Systems were retained by us.

The TWC Redemption Agreement contains closing adjustments to be paid in cash based on (1) the relative growth or decline in the number of basic video subscribers served by the TWC Redemption Systems as compared to the relative growth or decline in the number of basic video subscribers served by the other cable systems operated by us and (2) the excess, if any, of the net liabilities of the TWC Redemption Systems over an agreed upon threshold amount.

The TWC Redemption Agreement contains various customary representations and warranties of the parties thereto including representations by us as to the absence of certain changes or events concerning the TWC Redemption Systems, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers. The representations and warranties of the parties to the TWC Redemption Agreement generally survive the closing of the TWC Redemption for a period of one year and certain representations and warranties either did not survive the closing of the TWC Redemption, survive indefinitely or survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

The TWC Redemption Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations, warranties and covenants and certain other matters, generally subject to a $20 million threshold and $200 million cap, with respect to certain of our representations and warranties regarding the TWC Redemption Systems and related matters, and with respect to certain representations and warranties of the Comcast parties relating to litigation, financial statements, finder’s fees and certain regulatory matters.

TWC/Comcast Tax Matters Agreement.  In connection with the closing of the TWC Redemption, we, Cable Holdco II and Comcast entered into the Holdco Tax Matters Agreement (the “TWC/Comcast Tax Matters Agreement”). The TWC/Comcast Tax Matters Agreement allocates responsibility for income taxes of Cable Holdco II and deals with matters relating to the income tax consequences of the TWC Redemption. This agreement contains representations, warranties and covenants relevant to such income tax treatment. The TWC/Comcast Tax Matters Agreement also contains indemnification obligations relating to the foregoing.

The TWE Redemption Agreement.  Pursuant to the TWE Redemption Agreement, dated as of April 20, 2005, as amended, among us and Comcast, Comcast’s interest in TWE was redeemed on July 31, 2006, immediately prior to the Adelphia acquisition. Prior to the TWE Redemption, TWE Holdings I Trust (“Comcast Trust I”), a trust established for the benefit of Comcast, owned a 4.7% residual equity interest in TWE. Pursuant to the TWE Redemption Agreement, TWE redeemed all of the TWE residual equity interest held by Comcast Trust I in exchange for 100% of the limited liability company interests of Cable Holdco III LLC (“Cable Holdco III”), then a subsidiary of TWE. At the time of the TWE Redemption, Cable Holdco III held both certain cable systems previously owned or operated directly or indirectly by TWE (the “TWE Redemption Systems”) serving approximately 162,000 subscribers and approximately $147 million in cash, subject generally to the liabilities associated with the TWE Redemption Systems. Certain specified assets and liabilities of the TWE Redemption Systems were retained by TWE.

The TWE Redemption Agreement contains closing adjustments to be paid in cash based on (1) the relative growth or decline in the number of basic video subscribers served by the TWE Redemption Systems as compared to the relative growth or decline in the number of basic video subscribers served by the other cable systems owned by TWE and (2) the excess, if any, of the net liabilities of the TWE Redemption Systems over an agreed upon threshold amount.

The TWE Redemption Agreement contained various customary representations and warranties of the parties thereto including representations by TWE as to the absence of certain changes or events concerning the TWE Redemption Systems, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers. The representations and warranties of the parties to the TWE Redemption Agreement generally survive the closing of the TWE Redemption Agreement for a period of one year and certain representations and warranties either survive indefinitely or survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

The TWE Redemption Agreement contained customary indemnification obligations on the part of the parties thereto with respect to breaches of representations and warranties and covenants and certain other matters, generally subject to a $6 million threshold and $60 million cap, with respect to certain representations and warranties of TWE regarding the TWE Redemption Systems and related matters, and with respect to certain representations and warranties of the Comcast parties relating to litigation, financial statements, finder’s fees and certain regulatory matters.

The Exchange Agreement.  Pursuant to the Exchange Agreement, dated as of April 20, 2005, as amended, among us, TW NY and Comcast, the Exchange closed on July 31, 2006, immediately after the Adelphia acquisition. Pursuant to the Exchange Agreement, TW NY transferred all outstanding limited liability company interests of certain newly formed limited liability companies (collectively, the “TW Newcos”) to Comcast in exchange for all limited liability company interests of certain newly formed limited liability companies or limited partnerships, respectively, owned by Comcast (collectively, the “Comcast Newcos”). In addition, we paid Comcast approximately $67 million in cash for certain adjustments related to the Exchange. Included in the systems we acquired in the Exchange were cable systems (i) that were owned by the Century-TCI joint venture in the Los Angeles, California area and the Parnassos joint venture in Ohio and Western New York and (ii) then owned by Comcast located in the Dallas, Texas, Los Angeles, California, and Cleveland, Ohio areas.

The Exchange Agreement contains various customary representations and warranties of the parties thereto (which generally survive for a period of 12 months after the closing of the Exchange), including representations concerning the cable systems subject to the Exchange Agreement originally owned by us or Comcast as to the absence of certain changes or events, compliance with law, litigation, employee benefit plans, property, intellectual property, environmental matters, financial statements, regulatory matters, taxes, material contracts, insurance and brokers.

The Exchange Agreement contains customary indemnification obligations on the part of the parties thereto with respect to breaches of representations, warranties, covenants and certain other matters. Each party’s indemnification obligations with respect to breaches of representations and warranties (other than certain specified representations and warranties) are subject to (1) with respect to cable systems originally owned by us that were acquired by Comcast, a $5.7 million threshold and $19.1 million cap, (2) with respect to cable systems originally owned by Adelphia that were initially acquired by us pursuant to the TW NY Purchase Agreement and then transferred to Comcast pursuant to the Exchange Agreement, a $74.6 million threshold and $746 million cap, (3) with respect to cable systems originally owned by Comcast that were acquired by us, a $41.5 million threshold and $415 million cap, and (4) with respect to cable systems originally owned by Adelphia that were initially acquired by Comcast pursuant to the Comcast Purchase Agreement and then transferred to us pursuant to the Exchange Agreement, a $34.9 million threshold and $349 million cap. In addition, no party is required to indemnify the other for breaches of representations, warranties or covenants relating to assets or liabilities initially acquired from Adelphia and then transferred to the other party, unless the breach is of a representation, warranty or covenant actually made by the party under the Exchange Agreement in relation to those Adelphia assets or liabilities.

Operating Partnerships and Joint Ventures

Time Warner Entertainment Company, L.P.

TWE is a Delaware limited partnership that was formed in 1992. At the time of the TWE Restructuring, which was completed on March 31, 2003, subsidiaries of Time Warner owned general and limited partnership interests in TWE consisting of 72.36% of the pro-rata priority capital and residual equity capital and 100% of the junior priority capital, and Comcast Trust I owned limited partnership interests in TWE consisting of 27.64% of the pro-rata priority capital and residual equity capital. Prior to the TWE Restructuring, TWE’s business consisted of interests in cable systems, cable networks and filmed entertainment.

Through a series of steps executed in connection with the TWE Restructuring, TWE transferred its non-cable businesses, including its filmed entertainment and cable network businesses, along with associated liabilities, to WCI, a wholly owned subsidiary of Time Warner, and the ownership structure of TWE was reorganized so that (i) we owned 94.3% of the residual equity interests in TWE, (ii) Comcast Trust I owned 4.7% of the residual equity interests in TWE and (iii) ATC, a wholly owned subsidiary of Time Warner, owned 1.0% of the residual equity interests in TWE and $2.4 billion in mandatorily redeemable preferred equity issued by TWE. In addition, following the TWE Restructuring, Time Warner indirectly held shares of our Class A common stock and Class B common stock representing, in the aggregate, 89.3% of our voting power and 82.1% of our outstanding equity.

On July 28, 2006, the partnership interests and preferred equity originally held by ATC, were contributed to TW NY Holding, a wholly owned subsidiary of ours, in exchange for a 12.4% non-voting common stock interest in TW NY Holding and upon the closing of the TWE Redemption, Comcast Trust I’s ownership interest in TWE was redeemed. As a result, Time Warner has no direct interest in TWE and Comcast no longer has any interest in TWE. As of June 30, 2007, TWE had $3.2 billion in principal amount of outstanding debt securities with maturities ranging from 2008 to 2033 and fixed interest rates ranging from 7.25% to 10.15%. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—TWE Notes.”

The TWE partnership agreement requires that transactions between us and our subsidiaries, on the one hand, and TWE and its subsidiaries on the other hand, be conducted on an arm’s-length basis, with management, corporate or similar services being provided by us on a “no mark-up” basis with fair allocations of administrative costs and general overhead.

Description of Certain Provisions of the TWE-A/N Partnership Agreement

The following description summarizes certain provisions of the partnership agreement relating to TWE-A/N. Such description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the TWE-A/N partnership agreement.

Partners of TWE-A/N.  The general partnership interests in TWE-A/N are held by TW NY and an indirect subsidiary of TWE (such TWE subsidiary and TW NY are together, the “TW Partners”) and A/N, a partnership owned by wholly owned subsidiaries of Advance Publications Inc. and Newhouse Broadcasting Corporation. The TW Partners also hold preferred partnership interests.

2002 Restructuring of TWE-A/N.  The TWE-A/N cable television joint venture was formed by TWE and A/N in December 1995. A restructuring of the partnership was completed during 2002. As a result of this restructuring, cable systems and their related assets and liabilities serving approximately 2.1 million subscribers as of December 31, 2002 (which amount is not included in TWE-A/N’s 4.8 million consolidated subscribers, as of June 30, 2007) located primarily in Florida (the “A/N Systems”), were transferred to a subsidiary of TWE-A/N (the “A/N Subsidiary”). As part of the restructuring, effective August 1, 2002, A/N’s interest in TWE-A/N was converted into an interest that tracks the economic performance of the A/N Systems, while the TW Partners retain the economic interests and associated liabilities in the remaining TWE-A/N cable systems. Also, in connection with the restructuring, we effectively acquired A/N’s interest in Road Runner. TWE-A/N’s financial results, other than the results of the A/N Systems, are consolidated with us. Road Runner continues to provide high-speed data services to the A/N Subsidiary.

Management and Operations of TWE-A/N.  Subject to certain limited exceptions, a subsidiary of TWE is the managing partner, with exclusive management rights of TWE-A/N, other than with respect to the A/N Systems. Also, subject to certain limited exceptions, A/N has authority for the supervision of the day-to-day operations of the A/N Subsidiary and the A/N Systems. In connection with the 2002 restructuring, TWE entered into a services agreement with A/N and the A/N Subsidiary under which TWE agreed to exercise various management functions, including oversight of programming and various engineering-related matters. TWE and A/N also agreed to periodically discuss cooperation with respect to new product development.

Restrictions on Transfer—TW Partners.  Each TW Partner is generally permitted to directly or indirectly dispose of its entire partnership interest at any time to a wholly owned affiliate of TWE (in the case of transfers by TWE-A/N Holdco, L.P. (“TWE-A/N Holdco”)) or to TWE, Time Warner or a wholly owned affiliate of TWE or Time Warner (in the case of transfers by us). In addition, the TW Partners are also permitted to transfer their partnership interests through a pledge to secure a loan, or a liquidation of TWE in which Time Warner, or its affiliates, receives a majority of the interests of TWE-A/N held by the TW Partners. TWE-A/N Holdco is allowed to issue additional partnership interests in TWE-A/N Holdco so long as Time

Warner continues to own, directly or indirectly, either 35% or 43.75% of the residual equity capital of TWE-A/N Holdco, depending on when the issuance occurs.

Restrictions on Transfer—A/N Partner.  A/N is generally permitted to directly or indirectly transfer its entire partnership interest at any time to certain members of the Newhouse family or specified affiliates of A/N. A/N is also permitted to dispose of its partnership interest through a pledge to secure a loan and in connection with specified restructurings of A/N.

Restructuring Rights of the Partners.  TWE-A/N Holdco and A/N each has the right to cause TWE-A/N to be restructured at any time. Upon a restructuring, TWE-A/N is required to distribute the A/N Subsidiary with all of the A/N Systems to A/N in complete redemption of A/N’s interests in TWE-A/N, and A/N is required to assume all liabilities of the A/N Subsidiary and the A/N Systems. To date, neither TWE-A/N Holdco nor A/N has delivered notice of the intent to cause a restructuring of TWE-A/N.

TWE’s Regular Right of First Offer.  Subject to exceptions, A/N and its affiliates are obligated to grant TWE-A/N Holdco a right of first offer prior to any sale of assets of the A/N Systems to a third party.

TWE’s Special Right of First Offer.  Within a specified time period following the first, seventh, thirteenth and nineteenth anniversaries of the deaths of two specified members of the Newhouse family (those deaths have not yet occurred), A/N has the right to deliver notice to TWE-A/N Holdco stating that it wishes to transfer some or all of the assets of the A/N Systems, thereby granting TWE-A/N Holdco the right of first offer to purchase the specified assets. Following delivery of this notice, an appraiser will determine the value of the assets proposed to be transferred. Once the value of the assets has been determined, A/N has the right to terminate its offer to sell the specified assets. If A/N does not terminate its offer, TWE-A/N Holdco will have the right to purchase the specified assets at a price equal to the value of the specified assets determined by the appraiser. If TWE-A/N Holdco does not exercise its right to purchase the specified assets, A/N has the right to sell the specified assets to an unrelated third party within 180 days on substantially the same terms as were available to TWE.

Our Governing Documents

Our Management and Operations

The following description summarizes certain provisions of our constituent documents and certain agreements that affect and govern our ongoing operations. Such description does not purport to be complete and is qualified in its entirety by reference to the provisions of such agreements and constituent documents.

Our Stockholders.  A subsidiary of Time Warner owns 746,000,000 shares of our Class A common stock, which generally has one vote per share, and 75,000,000 shares of our Class B common stock, which generally has ten votes per share, which together represent 90.6% of the voting power of our stock and approximately 84% of our equity. Our Class B common stock is not convertible into our Class A common stock. Our Class A common stock and our Class B common stock vote together as a single class on all matters, except with respect to the election of directors and certain matters described below.

Our Board of Directors.  Our Class A common stock votes as a separate class with respect to the election of our Class A directors (the “Class A Directors”), and our Class B common stock votes as a separate class with respect to the election of our Class B directors (the “Class B Directors”). Pursuant to our Certificate of Incorporation, which was adopted upon the closing of the Adelphia acquisition, the Class A Directors must represent not less than one-sixth and not more than one-fifth of our directors, and the Class B Directors must represent not less than four-fifths of our directors. As a result of its holdings, Time Warner has the ability to cause the election of all Class A Directors and Class B Directors, subject to certain restrictions on the identity of these directors discussed below.

Under the terms of our Certificate of Incorporation, until August 1, 2009, at least 50% of our board of directors must be independent directors as defined under the NYSE listed company rules.

Pursuant to our Shareholder Agreement, so long as Time Warner has the power to elect a majority of our board of directors, we must obtain Time Warner’s consent before entering into any agreement that binds or purports to bind Time Warner or its affiliates or that would subject us or our subsidiaries to significant penalties or restrictions as a result of any action or omission of Time Warner or its affiliates; or adopting a stockholder rights plan, becoming subject to section 203 of the Delaware General Corporation Law, adopting a “fair price” provision in its certificate of incorporation or taking any similar action.

Furthermore, pursuant to the Shareholder Agreement, Time Warner may purchase debt securities issued by TWE under the TWE Indenture only after giving notice to us of the approximate amount of debt securities it intends to purchase and the general time period for the purchase, which period may not be greater than 90 days, subject to our right to give notice to Time Warner that we intend to purchase such amount of TWE debt securities ourself.

Protections of Minority Class A Common Stockholders.  The approval of the holders of a majority of the voting power of the outstanding shares of our Class A common stock held by persons other than Time Warner is necessary in connection with:

•	any merger, consolidation or business combination of ours in which the holders of our Class A common stock do not receive per share consideration identical to that received by the holders of our Class B common stock (other than with respect to voting power) or which would adversely affect the specific rights and privileges of our Class A common stock relative to our Class B common stock;

•	any change to our Certificate of Incorporation that would have a material adverse effect on the rights of the holders of our Class A common stock in a manner different from the effect on the holders of our Class B common stock;

•	through July 31, 2011, any change to provisions of our By-Laws concerning restrictions on transactions between us and Time Warner and its affiliates and the adoption of provisions of our Certificate of Incorporation or our By-Laws inconsistent with such restrictions;

•	any change to our Certificate of Incorporation that would alter the number of independent directors required on our board of directors; and

•	any change to the provisions of our Certificate of Incorporation that would affect the right of our Class A common stock to vote as a class in connection with any of the events discussed above.

MANAGEMENT

Our Directors and Executive Officers

The following table sets forth the name of each of our directors and executive officers, the office held by such director or officer and the age of such director or officer as of July 31, 2007. Unless otherwise noted, each of the executive officers named below assumed his or her position with us at the time of the TWE Restructuring, which took place in March 2003 and, prior to that time, each held the same position within the Time Warner Cable division of TWE.

Name	Age	Office

Glenn A. Britt	58	President and Chief Executive Officer, Class B Director
Carole Black	64	Class B Director
Thomas H. Castro	53	Class B Director
David C. Chang	65	Class A Director
James E. Copeland, Jr.	62	Class A Director
Peter R. Haje	73	Class B Director
Don Logan	63	Chairman of the Board, Class B Director
Michael Lynne	66	Class B Director
N.J. Nicholas, Jr.	67	Class B Director
Wayne H. Pace	61	Class B Director
Landel C. Hobbs	44	Chief Operating Officer
Michael LaJoie	52	Executive Vice President and Chief Technology Officer
Marc Lawrence-Apfelbaum	52	Executive Vice President, General Counsel and Secretary
Robert D. Marcus	42	Senior Executive Vice President
John K. Martin, Jr.	40	Executive Vice President and Chief Financial Officer
Carl U.J. Rossetti	58	Executive Vice President, Corporate Development
Lynn M. Yaeger	58	Executive Vice President, Corporate Affairs

Set forth below are the principal positions held during at least the last five years by each of the directors and executive officers named above:

Mr. Britt	Glenn A. Britt has served as our President and Chief Executive Officer since February 15, 2006. Prior to that, he had served as our Chairman and Chief Executive Officer since the TWE Restructuring. Prior to the TWE Restructuring, Mr. Britt was the Chairman and Chief Executive Officer of the Time Warner Cable division of TWE from August 2001 and was President of the Time Warner Cable division of TWE from January 1999 to August 2001. Prior to assuming that position, he was Chief Executive Officer and President of Time Warner Cable Ventures, a unit of TWE, from January 1994 to January 1999. He was an Executive Vice President for certain of our predecessor entities from 1990 to January 1994. From 1972 to 1990, Mr. Britt held various positions at Time Warner and its predecessor Time Inc., including as Chief Financial Officer of Time Inc. Mr. Britt has served as a Class B director since March 2003. Mr. Britt also serves as a director of Xerox Corporation and a trustee of Teachers Insurance and Annuity Association.

Ms. Black	Carole Black served as the President and Chief Executive Officer of Lifetime Entertainment Services, a multi-media brand for women, including Lifetime Network, Lifetime Movie Network, Lifetime Real Women Network, Lifetime Online and Lifetime Home Entertainment, from March 1999 to March 2005. Prior to that, Ms. Black served as the President and General Manager of NBC4, Los

Angeles, a commercial television station, from 1994 to 1999, and at various marketing-related positions at The Walt Disney Company, a media and entertainment company, from 1986 to 1993. Ms. Black has served as a Class B Director since July 31, 2006.

Mr. Castro	Thomas H. Castro, the co-founder of Border Media Partners LLC, a radio broadcasting company that primarily targets Hispanic listeners, has served as its President and Chief Executive Officer since 2002. Prior to that, Mr. Castro, an entrepreneur, owned and operated other radio stations and founded a company that exported oil field equipment to Mexico. Mr. Castro has served as a Class B Director since July 31, 2006.

Dr. Chang	David C. Chang has served as Chancellor of Polytechnic University in New York since July 2005, having served as its President from 1994. He has also served as a Professor of Electrical and Computer Engineering since 1994. Prior to assuming that position, he was Dean of the College of Engineering and Applied Sciences at Arizona State University. Dr. Chang is also a director of AXT, Inc., has served as a Class A director since March 2003, and served as an independent director of ATC from 1986 to 1992.

Mr. Copeland	James E. Copeland, Jr. has served as a Global Scholar at the Robinson School of Business at Georgia State University since 2003. Prior to that, Mr. Copeland served as the Chief Executive Officer of Deloitte & Touche USA LLP, a public accounting firm, and Deloitte Touche Tohmatsu, its global parent, from 1999 to May 2003. Prior to that, Mr. Copeland served in various positions at Deloitte & Touche, and its predecessors from 1967. Mr. Copeland has served as a Class A director since July 31, 2006 and is also a director of Coca-Cola Enterprises Inc., ConocoPhillips and Equifax, Inc.

Mr. Haje	Peter R. Haje has served as a legal and business consultant and private investor since he retired from service as an executive officer of Time Warner on January 1, 2000. Prior to that, he served as the Executive Vice President and General Counsel of Time Warner from October 1990, adding the title of Secretary in May 1993. He also served as the Executive Vice President and General Counsel of TWE from June 1992 until 1999. Prior to his service to Time Warner, Mr. Haje was a partner of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP for more than 20 years. Mr. Haje has served as a Class B director since July 31, 2006 and is also a director of American Community Newspapers Inc.

Mr. Logan	Don Logan was appointed Chairman of our Board of Directors on February 15, 2006. He served as Chairman of Time Warner’s Media & Communications Group from July 2002 until December 31, 2005. Prior to assuming that position, he was Chairman and Chief Executive Officer of Time Inc., Time Warner’s publishing subsidiary, from 1994 to July 2002 and was its President and Chief Operating Officer from 1992 to 1994. Prior to that, Mr. Logan held various executive positions with Southern Progress Corporation, which was acquired by Time Inc. in 1985. Mr. Logan has served as a Class B director since March 2003.

Mr. Lynne	Michael Lynne has served as the Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation, a producer, marketer and distributor of theatrical motion pictures and a subsidiary of Time Warner, since 2001. Prior to that, he served as its President and Chief Operating Officer from 1990 and as Counsel to New Line Cinema for a decade prior to that. Mr. Lynne has served as a Class B director since July 31, 2006 and is also a director of Vornado Realty Trust.

Mr. Nicholas	N.J. Nicholas, Jr. is an investor. From 1964 until 1992, Mr. Nicholas held various positions at Time Inc. and Time Warner. He was named President of Time Inc. in 1986 and served as Co-Chief Executive Officer of Time Warner from 1990 to 1992. Mr. Nicholas is also a director of Boston Scientific Corporation and Xerox Corporation and has served as a Class B director since March 2003.

Mr. Pace	Wayne H. Pace has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001, and served as Executive Vice President and Chief Financial Officer of TWE from November 2001 until October 2004. He was Vice Chairman and Chief Financial and Administrative Officer of Turner Broadcasting System, Inc. (“TBS”) from March 2001 to November 2001 and held various other executive positions at TBS, including Chief Financial Officer, from 1993 to 2001. Prior to that Mr. Pace was an audit partner with Price Waterhouse, now PricewaterhouseCoopers LLP, an international accounting firm. Mr. Pace has served as a Class B director since March 2003.

Mr. Hobbs	Landel C. Hobbs has served as our Chief Operating Officer since August 2005. Prior to that, he served as our Executive Vice President and Chief Financial Officer since March 2003 and in the same capacity for the Time Warner cable division of TWE from October 2001. Prior to that, he was Vice President, Financial Analysis and Operations Support for Time Warner from September 2000 to October 2001. Beginning in 1993, Mr. Hobbs was employed by TBS (a subsidiary of Time Warner since 1996), including as Senior Vice President and Chief Accounting Officer from 1996 until September 2000.

Mr. LaJoie	Michael LaJoie has served as our Executive Vice President and Chief Technology Officer since January 2004. Prior to that, he served as Executive Vice President of Advanced Technology from March 2003 and in the same capacity for the Time Warner Cable division of TWE from August 2002 until the TWE Restructuring. Mr. LaJoie served as Vice President of Corporate Development of the Time Warner Cable division of TWE from 1998.

Mr. Lawrence-Apfelbaum	Marc Lawrence-Apfelbaum has served as our Executive Vice President, General Counsel and Secretary since January 2003. Prior to that, he served as Senior Vice President, General Counsel and Secretary of the Time Warner Cable division of TWE from 1996 and other positions in the law department prior to that.

Mr. Marcus	Robert D. Marcus has served as our Senior Executive Vice President since August 2005, joining us from Time Warner where he had served as Senior Vice President, Mergers and Acquisitions from 2002. Mr. Marcus joined Time Warner in 1998 as Vice President of Mergers and Acquisitions.

Mr. Martin	John K. Martin, Jr. has served as our Executive Vice President and Chief Financial Officer since August 2005, joining us from Time Warner where he had served as Senior Vice President of Investor Relations from May 2004 and Vice President from March 2002 to May 2004. Prior to that, Mr. Martin was Director in the Equity Research group of ABN AMRO Securities LLC from 2000 to 2002, and Vice President of Investor Relations at Time Warner from 1999 to 2000. Mr. Martin first joined Time Warner in 1993 as a Manager of SEC financial reporting.

Mr. Rossetti	Carl U.J. Rossetti has served as our Executive Vice President, Corporate Development since August 2002. Previously, Mr. Rossetti served as an Executive Vice President of the Time Warner Cable division of TWE from 1998 and in various other positions since 1976.

Ms. Yaeger	Lynn M. Yaeger has served as our Executive Vice President of Corporate Affairs since January 2003. Prior to assuming that position, she served as Senior Vice President of Corporate Affairs for our various predecessors beginning in 1988.

Currently, our board of directors consists of ten members, five of whom are independent as required pursuant to our by-laws. See “—Corporate Governance” below. Our board has identified Ms. Black and Messrs. Castro, Chang, Copeland and Nicholas as independent directors as independence is defined in the NYSE Listed Company Manual and as defined by Rule 10A-3 of the Exchange Act. Additionally, each of these directors meets the categorical standards for independence established by our board, as set forth in our Corporate Governance Policy. Our board has determined that the employment of Mr. Nicholas’ stepson by Time Inc., a subsidiary of Time Warner, does not affect Mr. Nicholas’ independence. A copy of our Corporate Governance Policy is available on our website.

Terms of Executive Officers and Directors

Each director serves for a term of one year. Directors hold office until the annual meeting of stockholders and until their successors have been duly elected and qualified. Our executive officers are appointed by the board of directors and serve at the discretion of the board.

Corporate Governance

Controlled Company

Our Class A common stock began trading on the NYSE on March 1, 2007. For purposes of the NYSE rules, we are a “controlled company.” “Controlled companies” under the NYSE rules are companies of which more than 50% of the voting power is held by an individual, a group or another company. A subsidiary of Time Warner currently holds approximately 84.0% of our common stock and 90.6% of the voting power and Time Warner, through its subsidiary, is able to elect the entire Board of Directors. Accordingly, we are exempt from certain NYSE governance requirements. Specifically, as a controlled company under NYSE rules, the board does not have a majority of independent directors and the Nominating and Governance Committee and Compensation Committee are not composed entirely of independent directors.

Board of Directors

Holders of our Class A common stock vote, as a separate class, with respect to the election of our Class A directors, and holders of our Class B common stock vote, as a separate class, with respect to the election of our Class B directors. Under our restated certificate of incorporation, the Class A directors must represent not less than one-sixth and not more than one-fifth of our directors, and the Class B directors must represent not less than four-fifths of our directors. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A directors and Class B directors, subject to certain restrictions on the identity of these directors discussed below.

Under the terms of our amended and restated certificate of incorporation at least 50% of our board of directors must be independent directors. As a condition to the consummation of the Adelphia acquisition, we agreed not to amend this charter provision prior to August 1, 2009 (three years following the Adelphia Closing) without, among other things, the consent of the holders of a majority of the shares of Class A common stock other than Time Warner and its affiliates.

Board Committees

Our board of directors has three principal standing committees, an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee.  The members of the audit committee are currently James Copeland, Jr., who serves as the Chair, David Chang and N.J. Nicholas, Jr. Among other things, the audit committee complies with all NYSE and legal requirements and consists entirely of independent directors. The Audit Committee assists the board in fulfilling its responsibilities in connection with our (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, as well as (v) our compliance program, internal controls, and risk management. The board has determined that each member of the Audit Committee qualifies as an audit committee financial expert under the rules of the SEC implementing section 407 of the Sarbanes-Oxley Act and meets the independence and experience requirements of the NYSE and the federal securities laws.

Compensation Committee.  The members of our compensation committee are Michael Lynne, who serves as the Chair, Carole Black, Thomas Castro, Peter Haje, Don Logan and N.J. Nicholas, Jr.

The members of the Compensation Committee who are independent directors are Ms. Black and Messrs. Castro and Nicholas. The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to certain of our senior executives, (ii) overseeing our disclosure regarding executive compensation, (iii) administering our equity-based compensation plans and (iv) reviewing our overall compensation structure and benefit plans. A sub-committee of the Compensation Committee, consisting of two independent directors, Ms. Black and Mr. Nicholas, is responsible for certain executive compensation matters, including (i) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and each of the executive officers and each of the other employees whose annual total compensation has a value of $2 million or more (the “Senior Executives”), (ii) evaluating the performance of the CEO and the Senior Executives, and (iii) setting the compensation level of the CEO and the Senior Executives.

Nominating and Governance Committee.  The members of our nominating and governance committee are N.J. Nicholas, Jr., who serves as the Chair, David Chang, Peter Haje, Don Logan and Wayne Pace. The members of the Nominating and Governance Committee who are independent directors are Messrs. Chang and Nicholas. The Nominating and Governance Committee is responsible for assisting the board in relation to (i) corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) CEO performance evaluations and succession planning, (v) Board performance evaluations, (vi) director compensation, (vii) regulatory matters relating to corporate governance, and (viii) stockholder proposals and communications.

Code of Ethics

We have adopted a Code of Ethics for our Chief Executive Officer and senior financial officers. Amendments to this Code of Ethics or any grant of a waiver from a provision of this Code of Ethics requiring disclosure under applicable SEC rules will be disclosed on our website. We have also adopted a code of business conduct and ethics for our employees that conforms to the requirements of the NYSE listing rules.

Copies of our audit, compensation and nominating and governance committee charters, our Code of Ethics for our senior executives and senior financial officers and our code of business conduct and ethics are available on our website, at www.timewarnercable.com. The information on our website is not part of this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Oversight and Authority for Executive Compensation

We developed our compensation philosophy for 2006 before we became a separately-traded public company and before we completed the Transactions with Adelphia and Comcast in July 2006. Some of our compensation philosophy, structure and practices are derived from our relationship with Time Warner, our corporate parent. We obtained certain efficiencies by making use of the Time Warner compensation logistics and infrastructure that are available to us. For example, as is explained below, our executives have participated in the equity award programs of Time Warner. The compensation paid to our executive officers also reflects the terms of their employment agreements that were developed before we became a public company.

Before July 31, 2006, our Compensation Committee was composed of all of the members of our Board of Directors (in such capacity, the “Old Compensation Committee”), which at that time consisted of six members. Our Board of Directors expanded from six members to ten on July 31, 2006 when the Transactions closed, and a new separate five-member compensation committee was appointed (the “New Compensation Committee”). Our New Compensation Committee had its first meeting in December 2006, and subsequently added a sixth member.

At all times, our Compensation Committee has been responsible for reviewing and/or approving all elements of our executive compensation programs. These include:

•	salary;

•	annual cash bonus;

•	long-term compensation, including equity-based awards;

•	employment agreements for our named executive officers, including any change of control or severance provisions or personal benefits set forth in those agreements; and

•	any change in control or severance arrangements for our named executive officers that are not part of their employment agreements.

For 2006, members of our management, including Glenn Britt, our President and Chief Executive Officer, Robert Marcus, our Senior Executive Vice President, and Tomas Mathews, our Senior Vice President, Human Resources, evaluated each of the compensation elements described above. They reviewed base salaries, target award levels and performance measures in the incentive plans, and the structure of each compensation program, as discussed in this Compensation Discussion and Analysis. They also consulted with Time Warner executive compensation personnel. Our management then made recommendations to the Old Compensation Committee, which reviewed and approved each compensation element for each of the named executive officers for 2006. Our New Compensation Committee determined final 2006 annual cash bonuses in February 2007. A similar process has been followed for establishing the elements of the compensation package for each named executive officer for 2007, except that the recommendations of management were reviewed and approved by the New Compensation Committee.

2006 Compensation Philosophy

We seek to use a competitive mix of base salary and incentive compensation that will attract, retain, motivate and reward our executive officers for achievement of our company and personal performance goals. Our philosophy is informed by the following key principles:

•	Competitive pay—Total compensation delivered to executives should reflect the competitive marketplace for talent inside and outside our industry so that we can attract, motivate and retain key talent while maintaining appropriate balance among our similarly situated executives.

•	Pay for performance—Total compensation delivered to executives should reflect an appropriate mix of variable, performance-based compensation tied to the achievement of our company financial performance goals.

•	Short-term and long-term elements—Our executives’ total compensation should be delivered in a form that focuses the executive on both our short-term and long-term strategic objectives.

We also enter into employment agreements with our named executive officers (as defined below) to foster retention, to be competitive and to protect our business (through the use of restrictive covenants).

As a result of awards made prior to 2007, our named executive officers continue to participate in the Time Warner equity program. For 2007, our executives will receive awards based on our Class A common stock and will not receive awards under Time Warner’s equity plans. Our employees who have outstanding equity awards under the Time Warner equity plans will retain any rights under those awards pursuant to their terms.

Review of Compensation Practices

To make sure our compensation practices for 2006 matched our compensation philosophy, we began to review our compensation programs and practices in 2005. We continued our review through 2006. We determined that the compensation programs in place were still effective and appropriate for 2006.

Application of Compensation Philosophy

Competitive Compensation Levels.  We compared our named executive officers’ current compensation levels to competitive market norms using survey market data that represented national companies from general industry, telecommunications and media industries, with revenues which were generally comparable to ours, when we made our 2006 compensation recommendations to our Old Compensation Committee. Each named executive officer’s compensation was compared to that of other executives in positions of comparable scope and responsibility.

Additionally, compensation levels for Glenn Britt, our Chief Executive Officer, Landel Hobbs, our Chief Operating Officer, and John Martin, our Chief Financial Officer, were compared to data published in proxy statements or other publicly available sources for executives in similarly situated positions in cable companies of varying sizes, including Comcast, Cox Communications, Inc., Cablevision Systems Corp., Charter Communications, Inc. and Adelphia. We believe that these cable companies represented some of our major competitors for executive talent in 2006. Where available, we supplemented the compensation review with internal compensation data for comparable positions within Time Warner. We refer to the survey companies, proxy companies and internal Time Warner positions used to benchmark 2006 compensation levels for our named executive officers as the “2006 Peer Group.”

We began our review of each named executive officer’s compensation package with a review of the relevant executive’s employment agreement. The employment agreements provide a minimum annual salary and a target annual discretionary bonus, stated as a percentage of annual salary. Our 2006 compensation recommendations to our Old Compensation Committee also took into account the importance of each named executive officer’s position in our company, the importance of retaining the executive in his role and his tenure in the role. In consideration of these factors, we recommended target levels of compensation, consisting of base salary, annual cash bonus and long-term incentives, that would place the pay of each named executive officer between the median and the 75th percentile of the 2006 Peer Group. The total cash compensation delivered was dependent on the ultimate awards under our cash-based incentive plans, which were based on achievement of certain financial performance goals, discussed in detail below, and an evaluation of the executive’s individual performance.

Compensation Elements.  Our 2006 compensation program incorporated the following elements, which together were intended to encourage executives to focus on both our short-term and long-term strategic objectives:

•	Annual Base Salary;

•	Short-Term Cash Incentive—variable, performance-based annual incentive payment based on the achievement of company financial goals and individual goals;

•	Long-Term Incentives—blend of Time Warner stock options, Time Warner restricted stock units and variable performance-based long-term cash awards; and

•	Other Benefits—health and welfare benefits available generally to all employees and special personal benefits that are considered on a case-by-case basis.

To support our “pay for performance” compensation objective, a portion of compensation paid was variable and dependent upon the achievement of our and the relevant executive’s performance goals. The higher the level of strategic impact on organizational success an executive has, the larger the portion of the overall compensation package that is delivered through variable compensation related to our performance. For example, Mr. Britt’s target compensation is based approximately 90% on variable, performance-based and/or equity-based compensation and 10% on base salary. Other named executive officers’ target compensation is based on approximately 75-80% variable, performance-based and/or equity-based compensation.

We believe the split between short-term and long-term performance-based 2006 compensation for our named executive officers, which was approximately even, but with slightly more compensation being delivered through long-term incentives, is consistent with the 2006 Peer Group.

2006 Base Salary.  We generally conduct reviews of base salaries annually, and we repeat the review when a named executive officer is promoted or his responsibilities change. During such a review we generally compare each named executive officer’s roles and responsibilities with the roles and responsibilities of his counterparts from other comparable companies, which for 2006 included the 2006 Peer Group. We consider each named executive officer’s performance, the importance of the executive officer’s position within our company, the importance of keeping the executive officer in his role and his tenure in the role. In general, the higher the strategic impact an executive officer has on our organizational success, the less we rely on base salary for his compensation.

We determined that Mr. Britt’s base salary for 2006 was within the ranges of the 2006 Peer Group; therefore, we did not consider a salary increase for Mr. Britt for 2006. Messrs. Hobbs, Martin and Marcus were hired or promoted into their current positions in August 2005. We considered data for comparable positions when we set their salaries at that time, so we did not think a base salary adjustment was needed for 2006. However, when we promoted Mr. Hobbs to Chief Operating Officer, we agreed to undertake a further review of his compensation during 2006. We reviewed Mr. Hobbs’ base salary in mid-2006 against the 2007 Peer Group (as described in “—Looking Forward”), his performance as our Chief Operating Officer and in light of his responsibility for a larger number of cable systems as a result of the Adelphia/Comcast Transactions. Based on this review, the New Compensation Committee approved a salary increase for Mr. Hobbs to $850,000, effective as of August 1, 2006.

Mr. LaJoie’s base salary was increased from $400,600 to $420,600 effective January 1, 2006 to reflect an annual performance merit increase. We reviewed Mr. LaJoie’s base salary against the 2006 Peer Group later in 2006 and, based on that review, Mr. LaJoie’s base salary was increased from $420,600 to $450,000 effective March 1, 2006.

2006 Short-Term Incentives.  The Time Warner Cable Incentive Plan (“TWCIP”) is a short-term annual cash incentive plan designed to motivate executives to help us meet and exceed our annual growth goals by giving them a chance to share in our financial success. The TWCIP also rewards executives for achieving specified individual and non-financial short-term goals. Each TWCIP participant is eligible to receive a target bonus stated as a percentage of base salary. Upon review of the 2006 Peer Group we determined that target bonus recommendations were in line with our compensation philosophy. For every level in our company, there is a TWCIP target bonus level. With increasing levels of responsibility, a higher percentage of the executive’s total compensation comes from performance-based bonuses.

Mr. Britt’s previous employment contract expired in August 2006. In connection with the negotiation of Mr. Britt’s new employment agreement, we compared Mr. Britt’s annual target bonus with publicly available data that had been assembled for these purposes, and we considered his increased responsibilities following the closing of the Adelphia/Comcast Transactions and our anticipated change to a public company. Our review and evaluation led to increasing Mr. Britt’s target bonus from $3,750,000 to $5,000,000 effective August 1, 2006. When we reviewed Mr. Hobbs’ employment agreement as discussed above, we also compared Mr. Hobbs’ annual target bonus with the 2007 Peer Group, and considered his responsibility for a larger number of cable systems following the closing of the Adelphia/Comcast Transactions. Our review and evaluation led to increasing Mr. Hobbs’ target bonus from 175% to 200% of base salary effective August 1, 2006. Earlier in 2006, we also compared Mr. LaJoie’s target bonus to the 2006 Peer Group. Our review and evaluation led to increasing his target bonus from 80% to 100% of base salary, effective March 1, 2006.

The TWCIP established for 2006 was similar in structure to short-term incentive programs implemented by other Time Warner companies.

For 2006, the TWCIP performance goals for the named executive officers were weighted 70% on company-wide financial goals and 30% on individual goals. The financial goals—following their amendment in July 2006, as discussed below—were further weighted 70% based on OIBDA, and 30% based on OIBDA less capital expenditures (other than capitalized transaction costs related to the Transactions). Management and the Old Compensation Committee believed that OIBDA is an important indicator of the operational strength and performance of our business, including our ability to provide cash flows to service debt and fund capital expenditures. This makes it a useful performance criterion. OIBDA less capital expenditures was chosen as the other financial measure because it is a measure of free cash flow (which is a common financial tool to assess a cable company’s ability to service debt).

Mr. Britt’s 2006 individual performance goals were as follows:

•	Adelphia/Comcast Integration—Close the Transactions and successfully integrate the Adelphia and Comcast resources into our existing systems;

•	Deployment of New Products and Technology—Successfully deploy within budget targets, Start Over, Digital Simulcast, Switched Digital and Mystro Digital Navigator;

•	Bundling—Increase the penetration of Triple-play products among subscribers;

•	Regionalization—Complete the regional organizational structure;

•	Digital Phone—Advance broad-based scaling and increase the penetration of our Digital Phone product;

•	Diversity—Implement a diversity program covering hiring, programming, marketing and partnering; and

•	Succession Planning—strengthen our management team through succession planning and the recruitment and retention of key executives (with a focus on diversity).

Mr. Britt established and approved the individual measurable goals for each of the other named executive officers. The goals for each of our named executive officers, other than Mr. Britt, include supporting Mr. Britt in achieving his goals, taking into account each named executive officer’s particular role and responsibilities.

At the time that the 2006 TWCIP was established, our Old Compensation Committee recognized that it was difficult to predict when the Transactions would ultimately close, and that the timing of the closing could significantly affect our financial results. Under the terms of the TWCIP, any significant change in our business that would impact our financial results, such as acquisitions or divestitures, should be reviewed to determine whether and to what extent the TWCIP targets should be modified. In light of this, the Old Compensation Committee did not initially establish the specific financial goals that would be used to determine payments under the 2006 TWCIP. However, it did, early in 2006, determine that the 2006 TWCIP would utilize a 70/30 weighting as between financial and individual goals discussed above. At that time, it also intended that the financial component would be further weighted 70% based on OIBDA and 30% based on Free Cash Flow. “Free Cash Flow” is a non-GAAP financial measure, which we define as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. In July 2006, the Old Compensation Committee acted to establish specific 2006 TWCIP financial goals, which were intended to reflect to the greatest extent possible the impact of the closing of the Adelphia/Comcast Transactions, as well as the then anticipated dissolution of TKCCP. In adopting the goals, our Old Compensation Committee elected to replace the Free Cash Flow financial measure originally contemplated with OIBDA less capital expenditures. Our Old Compensation Committee felt it would be difficult to predictably gauge Free Cash Flow for 2006 because of anticipated working capital fluctuations arising as a result of the closing of the Transactions and our integration of the cable systems acquired in the Transactions into our existing operations, as well as the pending dissolution of TKCCP. As discussed above, OIBDA less capital expenditures was considered a more reliable financial measure under the circumstances. However, in light of the significant changes in our operational environment during the year, it was anticipated that it would still be difficult to accurately assess management’s performance under this revised measure and that discretion would need to be exercised in determining final 2006 TWCIP payouts to ensure, to the extent possible, that the payments reflect the actual degree of difficulty required to achieve the financial goals that were established.

In early 2007, the New Compensation Committee determined 2006 awards for each named executive officer under the 2006 TWCIP based on the previously established financial and non-financial criteria. As a result of our superior financial results in 2006 that exceeded established financial targets and the Committee’s assessment of each named executive officer’s significant accomplishments in light of his individual goals, each of the named executive officers was awarded the maximum percentage of his target payout, as shown in the table under “Grants of Plan-Based Awards in 2006.” Mr. Britt’s annual award was capped pursuant to the terms of his employment agreement. Awards for Messrs. Britt, Hobbs and LaJoie were prorated to reflect changes in their TWCIP award targets during 2006. In establishing bonus payments for the executive officers, the Committee consulted with representatives of Korn/Ferry Compensation Advisors, its compensation consultant.

2006 Long-Term Incentives.  Our long-term incentive compensation (“LTI”) program is designed to retain and motivate employees to meet and exceed our long-term growth goals as a balance to the short-term incentive plan. The 2006 LTI Program was similar in structure to long-term incentive programs implemented by other Time Warner companies.

For 2006, the LTI program was designed to deliver its value using a combination of 55% in stock-based awards and 45% in cash awards. The mix was determined in a manner designed to deliver a target amount of value. We used Time Warner common stock for our stock-based awards since we did not have any publicly traded stock at the time. Because the performance of Time Warner common stock relates to other Time Warner businesses in addition to ours, we used a long-term performance-based cash award (“LTIP”) to increase the extent to which our named executive officers’ long-term compensation ties directly to our financial results.

We established LTI target awards for each named executive officer based on a competitive award level as compared against executives in comparable positions in the 2006 Peer Group. We based the target levels of the long-term awards on an evaluation of the named executive officer’s performance, the importance of his position within our organization, the importance of retaining the executive in his role, his tenure in the role and his established target award level.

2006 Stock-Based Awards.  We believe that the award of stock options and restricted stock units provides retention value and an opportunity to align the interests of our executives with the interests of our stockholders. Time Warner stock options and restricted stock units granted in 2006 to our named executive officers other than our Chief Executive Officer were based in part on the recommendations of our management to the compensation committee of Time Warner’s board of directors (the “Time Warner compensation committee”).

The 2006 stock-based awards, including the mix between stock options and restricted stock units, was similar in structure to 2006 stock programs utilized by other Time Warner companies. Upon exercise of Time Warner stock options, we are obligated to reimburse Time Warner for the excess of the market price of the Time Warner common stock over the option exercise price. See “Certain Relationships and Related Transactions—Relationship Between Time Warner and Us—Reimbursement for Time Warner Equity Compensation” and Note 4 to our audited consolidated financial statements.

For 2006, the stock-based grants reflected a mix between time-based stock options and time-based restricted stock units of approximately 70% and 30%, respectively. Stock options are designed to reward executives for stock price growth and company performance as well as to align executives’ interests with stockholders. Restricted stock units are designed to enhance executive retention even when the stock value is fluctuating, reward stock price growth and encourage executive stock ownership.

The Time Warner compensation committee approved and granted stock-based awards to our named executive officers in 2006. Time Warner stock-based awards can be granted only by Time Warner. The Time Warner compensation committee approved stock-based grants to Messrs. Britt and Hobbs with input from Time Warner senior management and our management in the case of Mr. Hobbs. Separately, the Time Warner compensation committee awarded stock-based grants within Time Warner’s guidelines to our other named executive officers based on the recommendations of our management, in light of the relevant named executive officer’s individual performance, as well as the established target award level for each named executive officer. All of these stock-based awards were also presented to our Old Compensation Committee for review as part of its approval of 2006 compensation. Mr. Britt and the other named executive officers were awarded both stock options and restricted stock units. Pursuant to Time Warner’s long-standing practice, the stock options were granted with an exercise price equal to the average of the high and low sales prices of Time Warner common stock on the grant date. The restricted stock units awarded by Time Warner to our executive officers in March 2006 vest in two equal installments on the third and fourth anniversaries of the date of grant, and the stock options awarded at the same time vest in four equal installments on each of the first four anniversaries of the date of grant. We believe that the multi-year vesting schedule encourages executive retention and emphasizes a longer-term perspective.

2006 Long-Term Cash Awards.  Performance goals under the 2006-2008 LTIP are based on cumulative OIBDA for the years 2006 to 2008 relative to established OIBDA targets as discussed below. At the end of the three-year performance period, performance against the established OIBDA objectives will be measured. Actual achievement versus the established objectives will determine individual awards. We selected OIBDA as a performance measure in the LTIP for the same reasons discussed under the short-term incentive plan above.

Our Old Compensation Committee initially approved dollar amounts payable under the LTIP for the 2006-2008 performance period if targets were met, intending to utilize a three-year cumulative OIBDA performance range against our then-current four year budget and long-range financial plan. Under the terms of the LTIP, any change in our business that impacts our financial results, such as acquisitions or divestitures, are to be reviewed to determine whether and to what extent the LTIP performance ranges should be modified. In December 2006, our New Compensation Committee modified the LTIP performance goal for the 2006-2008 performance period and adopted the same OIBDA measure used in the TWCIP for the 2006 portion of the three-year performance period. The New Compensation Committee also established OIBDA goals for 2007 and 2008 based on our then current proposed budget and long-range financial plan. Our New Compensation Committee also indicated it would review final payouts carefully in light of the significant changes in our operational environment.

Actual awards can range from 0% to 200% of the LTIP target based on our actual performance, although no payout will be made for performance below the established minimum threshold under the LTIP. Payouts under the LTIP will be made during the first quarter of the year following the completion of the three-year performance period. For example, payouts from the 2006-2008 LTIP will occur during the first quarter of 2009.

Total Compensation Review

We believe that the total compensation delivered for 2006, including base salary and short-term and long-term incentives, appropriately reflects market competitive levels, individual and company performance, the importance of each individual’s position within our company, the importance of retaining the executive in his role and his tenure in the role.

Pursuant to our compensation philosophy and practices, we targeted total direct 2006 compensation to executives to be between the 50th and 75th percentiles of the 2006 Peer Group.

Total direct 2006 compensation for each of Messrs. Britt, Martin, Marcus and LaJoie (including pro-rated adjustments for Mr. Britt due to an August increase in his short-term bonus target) is between the 50th and 75th percentile when compared to the survey market data. Mr. Britt’s and Mr. Martin’s total direct compensation was below the average when compared to the 2006 proxy data that had been assembled (the benchmark used by Time Warner when reviewing Mr. Britt’s compensation). Neither Mr. Marcus’ nor Mr. LaJoie’s compensation was compared to a public peer group at the time that 2006 compensation was initially reviewed. Mr. Hobbs’ 2006 total direct compensation (including pro-rated adjustments due to an August increase in base salary and short-term bonus target) is below the 50th percentile when compared to the survey market data and below the 50th percentile when compared to the 2007 Peer Group (the benchmark used by Time Warner when reviewing Mr. Hobbs’ compensation).

Looking Forward

Our management and our New Compensation Committee have evaluated the structure of our short-term and long-term incentive programs. As a newly-public company, we expect that our long-term compensation will consist largely of grants based on our Class A common stock, including stock options and restricted stock units. During 2006, we engaged Mercer Consulting to help us evaluate our executive compensation program for 2007, including measuring our executive compensation program against various benchmarks and advising us on our compensation mix and the structure of our bonus programs. Mercer also met with our New Compensation Committee in connection with reviewing 2007 salaries and bonus targets for our executive officers and provided insights on various executive compensation trends.

During 2006, we established a more refined peer group of 20 public cable, communications and entertainment companies with publicly available data that we believe are similar in size and focus to us and/or will better reflect our competitors for talent in the coming years. We call this group our “2007 Peer Group.” The companies in our 2007 Peer Group include: ALLTEL Corporation, AT&T Inc., Bell Canada Enterprises, BellSouth, Inc., Cablevision Systems Corporation, CBS Corporation, Charter Communications Inc., Clear Channel Communications, Inc., Comcast, DIRECTV Group, Inc., Echostar Communications Corporation, Liberty Global Inc., News Corporation, QWEST Communications International, Inc., Rogers Communications Inc., Sprint Nextel Corporation, TELUS Corporation, The Walt Disney Company, Verizon Communications, Inc. and Viacom Inc. Based upon the recommendation of the New Compensation Committee’s consultant, the New Compensation Committee determined that for future compensation comparisons, the 2007 Peer Group would be modified to eliminate three Canadian companies—Bell Canada Enterprises, Rogers Communications, Inc. and TELUS Corporation—and to replace Liberty Global Inc. with Liberty Media Corporation. We believe the 2007 compensation approved by the New Compensation Committee for our named executive officers is consistent with our compensation philosophy which is informed in part by the practices of the 2007 Peer Group.

Perquisites

As described below, we provide personal benefits, such as reimbursement for financial services, from time to time to our named executive officers under their employment agreements when we determine such personal benefits are a useful part of a competitive compensation package. Mr. Britt was also provided with a car allowance in 2006. Additionally, we own aircraft jointly with Time Warner and other Time Warner companies. Use of corporate aircraft for business and personal travel is governed by a policy established by Time Warner. Under the policy, Mr. Britt is authorized to use the corporate aircraft for domestic business travel and for personal use when there is available space on a flight scheduled for a business purpose or in the event of a medical or family emergency. Other executives require various approvals for use of the corporate aircraft.

Employment Agreements

Consistent with our goal of attracting and retaining executives in a competitive environment, we have entered into employment agreements with Mr. Britt and the other named executive officers. The employment agreements with Messrs. Britt, Martin and Marcus were reviewed and approved by our Old Compensation Committee. The employment agreement for each named executive officer is described in detail under “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Deferred Compensation

Before 2003, we maintained a nonqualified deferred compensation plan that generally permitted employees whose annual cash compensation exceeded a designated threshold to defer receipt of all or a portion of their annual bonus until a specified future date. Since March 2003, deferrals may no longer be made but amounts previously credited under the deferred compensation plan continue to track crediting rate elections made by the employee from an array of third-party investment vehicles offered under our savings plan. See “—Nonqualified Deferred Compensation.”

Tax Deductibility of Compensation

Section 162(m) of the Tax Code generally disallows a tax deduction to public corporations for compensation in excess of $1,000,000 in any one year with respect to each of its five most highly paid executive officers with the exception of compensation that qualifies as performance-based compensation. Because we were not a public company in 2006, section 162(m) did not apply to us with respect to compensation deductible for 2006. The New Compensation Committee will consider section 162(m) implications in making compensation recommendations and in designing compensation programs for our executives as a public company. However, the New Compensation Committee reserves the right to pay compensation that is not deductible if it determines that to be in our best interest and the best interests of our stockholders.

Executive Compensation Summary Table

The following table presents information concerning total compensation paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers who served in such capacities on December 31, 2006 (collectively, the “named executive officers”).

Summary Compensation Table

							Change in
							Pension
							Value and
				Time		Non-Equity	Nonqualified
				Warner	Time Warner	Incentive	Deferred
Name and Principal				Stock	Option	Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards(2)	Awards(3)	Compensation	Earnings(4)	Compensation(5)	Total

Glenn A. Britt(1)	2006	$1,000,000	—	$1,018,786	$1,645,404	$5,587,500	$150,810	$73,390	$9,475,890
President and Chief Executive Officer
John K. Martin, Jr.	2006	$650,000	—	$115,111	$246,094	$1,218,750	$40,570	$11,200	$2,281,725
Executive Vice President and Chief Financial Officer
Landel C. Hobbs	2006	$762,500	—	$230,364	$460,658	$2,134,376	$35,820	$36,780	$3,660,498
Chief Operating Officer
Robert D. Marcus	2006	$650,000	—	$124,719	$276,112	$1,218,750	$24,210	$13,360	$2,307,151
Senior Executive Vice President
Michael LaJoie	2006	$444,911	—	$51,953	$230,583	$646,620	$60,090	$12,000	$1,446,157
Executive Vice President and Chief Technology Officer

(1)	Mr. Britt served as Chairman from January 1, 2006 through February 15, 2006, at which time he added the title of President and ceased serving as Chairman.
(2)	Amounts set forth in the Time Warner Stock Awards column represent the value of Time Warner restricted stock and restricted stock unit awards, which represent a contingent right to receive a designated number of shares of Time Warner common stock, par value $.01 per share (“Time Warner Common Stock”), upon completion of the vesting period, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the average of the high and low sale prices of Time Warner Common Stock on the date of grant. The awards granted in 2006 vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment. Each of the named executive officers has a right to receive dividends on their unvested shares of restricted stock and dividend equivalents on unvested Time Warner restricted stock units, if paid.
(3)	Amounts set forth in the Time Warner Option Awards column represent the fair value of stock option awards with respect to Time Warner Common Stock, recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. For additional information about the assumptions used in these calculations, see Note 4 to our audited consolidated financial statements for the year ended December 31, 2006, included elsewhere in this prospectus. The discussion in our financial statements reflects average assumptions on a combined basis for retirement eligible employees and non-retirement eligible employees. The amounts provided in the table reflect specific assumptions for Mr. Britt, who is retirement-eligible, and for the other named executive officers, who are not retirement eligible. For example, the amounts with respect to awards in 2006 for the named executive officers other than Mr. Britt were calculated using the Black-Scholes option pricing model, based on the following assumptions used in developing the grant valuations for the awards on March 3, 2006 and June 21, 2006, respectively: an expected volatility of 22.15% and 24.00%, respectively, determined using implied volatilities based primarily on publicly-traded Time Warner options; an expected term to exercise of 4.86 years from the date of grant in each case; a risk-free interest rate of 4.61% and 4.90%, respectively; and a dividend yield of 1.1% in each case. Because the retirement provisions of these awards apply to Mr. Britt, different assumptions were used in developing his 2006 grant valuations: an expected volatility of 22.28%; an expected term to exercise of 6.71 years from the date of grant; a risk-free interest rate of 4.63% and a dividend yield of 1.1%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of Time Warner Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance. None of the stock options reflected was awarded with tandem stock appreciation rights.
(4)	This amount represents the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Time Warner Cable Pension Plan, the Time Warner Cable Excess Benefit Pension Plan, the Time Warner Employees’ Pension Plan and the Time Warner Excess Benefit Pension Plan, to the extent the named executive officer participates in these plans, from December 31, 2005 through December 31, 2006. See the Pension Benefits Table and “—Pension Plans” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(5)	The amounts shown in the All Other Compensation column include the following:

(a) Pursuant to our Savings Plan (the “Savings Plan”), a defined contribution plan available generally to our employees, for the 2006 plan year, each of the named executive officers deferred a portion of his annual compensation and we contributed $10,000 as a matching contribution on the amount deferred by each named executive officer.

(b) We maintain a program of life and disability insurance generally available to all salaried employees on the same basis. This group term life insurance coverage was reduced to $50,000 for each of Messrs. Britt, Hobbs, Marcus and Martin, who were each given a cash payment to cover the cost of specified coverage under a voluntary group program available to employees generally (“GUL insurance”). For 2006, this cash payment was $32,640 for Mr. Britt, $2,520 for Mr. Hobbs, $3,360 for Mr. Marcus and $1,200 for Mr. Martin. Mr. LaJoie elected not to receive a cash payment for life insurance over $50,000 and instead receives group term life insurance and is taxed on the imputed income. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see “—Employment Agreements.”

(c) The amounts of personal benefits shown in this column that aggregate $10,000 or more include: for Mr. Britt, financial services of $6,750 and an automobile allowance of $24,000; and for Mr. Hobbs, financial services of $22,156 and transportation-related benefits of $2,104. Mr. Hobbs’ transportation-related benefits consist of the incremental cost to us of personal use of corporate aircraft (based on fuel, landing, repositioning and catering costs and crew travel expenses). Mr. Hobbs flew, on several occasions, on corporate aircraft for personal reasons when there was available space on a flight that had been requested by others. There is no incremental cost to us for Mr. Hobbs’ use of the aircraft under these circumstances, except for our portion of employment taxes attributable to the income imputed to Mr. Hobbs for tax purposes.

Grants of Plan-Based Awards

The following table presents information with respect to each award in 2006 to each named executive officer of plan-based compensation, including annual cash awards under the TWCIP, long-term cash awards under our LTIP and awards of stock options to purchase Time Warner Common Stock and Time Warner restricted stock units granted by Time Warner under the Time Warner Inc. 2003 Stock Incentive Plan.

Grants of Plan-Based Awards During 2006

							Time Warner Equity Plan Awards
							All Other	All Other
							Stock	Stock
							Awards:	Awards:		Closing	Grant Date
							Number	Number of	Exercise or	Market	Fair Value
				Estimated Possible Payouts Under Non-			of Shares	Securities	Base Price	Price on	of Stock
	Grant		Approval	Equity Incentive Plan Awards			of Stock	Underlying	of Option	Date of	and Option
Name	Date		Date(1)	Threshold	Target	Maximum	or Units	Options	Awards(2)	Grant	Awards

Glenn A. Britt		(3)		$2,187,500	$4,375,000	$5,587,500
		(4)		730,000	1,460,000	2,920,000
	3/3/2006	(5)	1/25/2006					180,950	$17.40	$17.43	$941,591
	3/3/2006	(6)	1/25/2006				33,605				$584,727
John K. Martin, Jr.		(3)		$406,250	$812,500	$1,218,750
		(4)		289,000	578,000	1,156,000
	3/3/2006	(5)	1/25/2006					71,400	$17.40	$17.43	$311,425
	3/3/2006	(6)	1/25/2006				13,260				$230,724
	6/21/2006	(5)	6/21/2006					30,000	$17.23	$17.25	$139,221
Landel C. Hobbs		(3)		$711,459	$1,422,917	$2,134,376
		(4)		484,500	969,000	1,938,000
	3/3/2006	(5)	2/22/2006					119,700	$17.40	$17.43	$522,095
	3/3/2006	(6)	2/22/2006				22,230				$386,802
Robert D. Marcus		(3)		$406,250	$812,500	$1,218,750
		(4)		289,000	578,000	1,156,000
	3/3/2006	(5)	1/25/2006					71,400	$17.40	$17.43	$311,425
	3/3/2006	(6)	1/25/2006				13,260				$230,724
	6/21/2006	(5)	6/21/2006					25,000	$17.23	$17.25	$116,018
Michael LaJoie		(3)		$215,540	$431,080	$646,620
		(4)		168,300	336,600	673,200
	3/3/2006	(5)	1/25/2006					42,000	$17.40	$17.43	$183,191
	3/3/2006	(6)	1/25/2006				7,800				$135,720

(1)	The date of approval is the date on which the Time Warner compensation committee reviewed and approved stock-based awards to be made on a selected future date that (a) provided sufficient time for Time Warner and us to prepare communications materials for our employees and (b) was after the issuance of Time Warner’s earnings release for the 2005 fiscal year.
(2)	The exercise price for the awards of stock options under the Time Warner Inc. 2003 Stock Incentive Plan was determined based on the average of the high and low sale prices of Time Warner Common Stock on the date of grant.
(3)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2006 and were paid out in 2007 under the TWCIP. The target payout amount for each named executive officer was established in accordance with the terms of the named executive officer’s employment agreement. Each maximum payout amount reflects 150% of the applicable target payout amount, except for Mr. Britt’s payout, which is subject to a contractual limit. Mr. Britt’s 2006 target bonus has been pro-rated to reflect six months at a target bonus of $3,750,000 and six months at a target bonus of $5,000,000 and related pro-rated threshold and maximum bonus opportunity—Mr. Britt’s new employment agreement was approved by our board on July 28, 2006 and became effective on August 1, 2006; Mr. Hobbs’ 2006 target bonus has been pro-rated to reflect seven months base salary of $700,000, with a target bonus of 175% of his base salary, and five months base salary of $850,000, with a target bonus of 200% of his base salary—Mr. Hobbs’ new compensation became effective as of August, 1, 2006; and Mr. LaJoie’s 2006 target bonus has been pro-rated to reflect two months base salary of $420,600, with a target bonus of 80% of his base salary, and ten months base salary of $450,000, with a target bonus of 100% of his base salary—Mr. LaJoie’s new compensation became effective as of March 1, 2006.
(4)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded in 2006 and will be paid out in 2009 under our LTIP. The LTIP establishes a potential future cash payout based on a three-year performance cycle. Actual awards can range from 50% to 200% of target-based on actual performance, although no payout will be made for performance below the established minimum threshold for the LTIP. The target payout is 100% of the pre-established cash value. Payout levels under the LTIP for the three-year period starting in 2006 are based on our three-year cumulative OIBDA, as defined in the LTIP, compared to pre-established target levels. See “—Compensation Discussion and Analysis.” Results will be interpolated based on the percentage of the target achieved. Typically, payouts, if any, under the LTIP will be made during the first quarter of each year following the completion of a three-year performance period. In the event of a participant’s death, disability, retirement or job elimination, the participant (or the participant’s estate) receives a pro-rated payment at the end of the applicable three-year performance period.
(5)	Reflects awards of stock options to purchase Time Warner Common Stock under the Time Warner Inc. 2003 Stock Incentive Plan. See footnote (3) in the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock options in accordance with FAS 123R. Estimates of forfeitures related to service-related vesting conditions are disregarded in computing the value shown in this column.
(6)	Reflects awards of restricted stock units with respect to Time Warner Common Stock under the Time Warner Inc. 2003 Stock Incentive Plan. See footnote (2) in the Summary Compensation Table for the assumptions used to determine the grant-date fair value of the stock awards in accordance with FAS 123R. Estimates of forfeitures related to service-based vesting conditions are disregarded in computing the value shown in this column.

Employment Agreements

The following is a description of the material terms of the compensation provided to our named executive officers during the term of their employment pursuant to employment agreements between us or TWE, and each executive. See “—Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to our named executive officers in connection with a termination of their employment or a change in control of us.

Glenn A. Britt.  We entered into an employment agreement with Mr. Britt, effective as of August 1, 2006, which provides that Mr. Britt will serve as our Chief Executive Officer through December 31, 2009, subject to earlier termination as provided in the agreement. Mr. Britt’s agreement is automatically extended for consecutive one-month periods, unless terminated by either party upon 60 days’ notice, and terminates automatically on the date Mr. Britt becomes eligible for normal retirement at age 65. The agreement provides Mr. Britt with a minimum annual base salary of $1 million and an annual discretionary target bonus of $5 million, which will vary subject to Mr. Britt’s and our performance from a minimum of $0 up to a maximum of $6,675,000. In addition, the agreement provides that, beginning in 2007, for each year of the agreement, we will provide Mr. Britt with long-term incentive compensation with a target value of approximately $6,000,000 (based on a valuation method established by us), which may be in the form of stock options, restricted stock units, other equity-based awards, cash or other components, or any combination of such forms, as may be determined by our Board of Directors or, if delegated by the Board, the Compensation Committee, in its sole discretion. Mr. Britt participates in the benefit plans and programs available to our other senior executive officers, including $50,000 of group life insurance. Mr. Britt also receives an annual payment equal to two times the premium cost of $4 million of life insurance as determined under our GUL insurance program.

John K. Martin, Jr.  We entered into an employment agreement with Mr. Martin, effective as of August 8, 2005, which provides that Mr. Martin will serve as our Executive Vice President and Chief Financial Officer through August 8, 2008, subject to earlier termination as provided in the agreement. Mr. Martin’s agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Martin upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Martin with a minimum annual base salary of $650,000 (which was increased to $700,000 by the New Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased to 150% as of January 1, 2007), subject to Mr. Martin’s and our performance, a one-time grant of options to purchase 30,000 shares of Time Warner Common Stock, a discretionary long-term incentive compensation award for 2006 with a target value of $1,300,000 subject to Mr. Martin’s and our performance, and participation in our benefit plans and programs, including life insurance.

Landel C. Hobbs.  We entered into an employment agreement with Mr. Hobbs, effective as of August 1, 2005, which provides that Mr. Hobbs will serve as our Chief Operating Officer through July 31, 2008, subject to earlier termination as provided in the agreement. Mr. Hobbs’ agreement is automatically extended for consecutive one month periods, unless terminated by Mr. Hobbs upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Hobbs with a minimum annual base salary of $700,000 (which was increased to $850,000 by the New Compensation Committee as of August 1, 2006), an annual discretionary target bonus of 175% of his base salary (which was increased to 200% as of August 1, 2006), subject to Mr. Hobbs’ and our performance, eligibility for annual grants of stock options, awards under our long-term incentive plan and participation in our benefit plans and programs, including life insurance.

Robert D. Marcus.  We entered into an employment agreement with Mr. Marcus, effective as of August 15, 2005, which provides that Mr. Marcus will serve as our Senior Executive Vice President through August 15, 2008, subject to earlier termination as provided in the agreement. Mr. Marcus’ agreement is automatically extended for consecutive one-month periods, unless terminated by Mr. Marcus upon 60 days’ written notice or by us upon written notice specifying the effective date of such termination. The agreement provides Mr. Marcus with a minimum annual base salary of $650,000 (which was increased to $700,000 by the New Compensation Committee as of January 1, 2007), an annual discretionary target bonus of 125% of his base salary (which was increased to 150% as of January 1, 2007), subject to Mr. Marcus’ and our performance, a one-time grant of options to purchase 25,000 shares of Time Warner Common Stock, a discretionary annual equity and other long-term incentive compensation award with a minimum target value of $1,300,000, subject to Mr. Marcus’ and our performance, and participation in our benefit plans and programs, including $50,000 of group life insurance. Mr. Marcus also receives an annual payment equal to two times the premium cost of $2 million of life insurance as determined under our GUL insurance program.

Michael LaJoie.  Mr. LaJoie’s employment agreement was renewed and amended, effective as of January 1, 2006, and provides that Mr. LaJoie will serve as our Executive Vice President and Chief Technology Officer through December 31, 2008, subject to earlier termination as provided in the agreement. Our failure upon the expiration of the agreement to offer Mr. LaJoie a renewal agreement with terms substantially similar to those of his current agreement is considered a termination without cause. The agreement provides for a minimum annual base salary of $420,600 (which was increased to $480,000 by the New Compensation Committee as of January 1, 2007) and an annual discretionary target bonus of 80% of his base salary (which was increased to 100% as of March 1, 2006), subject to Mr. LaJoie’s and our performance, and participation in our benefit plans.

Outstanding Equity Awards

The following table provides information about each of the outstanding awards of options to purchase Time Warner Common Stock and the aggregate Time Warner restricted stock and restricted stock units held by each named executive officer as of December 31, 2006. As of December 31, 2006, none of the named executive officers held equity awards based on our securities or performance-based awards under any equity incentive plan of either ours or Time Warner.

Outstanding Time Warner Equity Awards at December 31, 2006

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market Value of
		Time Warner	Time Warner			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Time Warner	Time Warner
	Date of	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant	Exercisable(1)	Unexercisable(2)	Price	Date	Vested(3)(4)	Vested

Glenn A. Britt						129,346	$2,817,156
	3/19/1997	10,420	—	$14.52	3/18/2007
	3/18/1998	62,550	—	$24.02	3/17/2008
	3/17/1999	56,250	—	$46.10	3/16/2009
	3/15/2000	93,750	—	$57.79	3/14/2010
	1/18/2001	112,500	—	$48.96	1/17/2011
	2/27/2001	264,932	—	$45.31	2/26/2011
	4/6/2001	3,927	—	$38.56	4/5/2011
	4/17/2001	38,333	—	$44.16	4/16/2011
	8/24/2001	637,500	—	$40.95	8/23/2011
	2/15/2002	100,000	—	$26.65	2/14/2012
	2/14/2003	183,750	61,250	$10.32	2/13/2013
	2/13/2004	112,500	112,500	$17.28	2/12/2014
	2/18/2005	58,750	176,250	$17.97	2/17/2015
	3/3/2006	—	180,950	$17.40	3/2/2016
John K. Martin, Jr.						26,093	$568,306
	2/5/2002	70,000	—	$24.38	2/4/2012
	2/14/2003	15,000	15,000	$10.32	2/13/2013
	2/13/2004	32,500	32,500	$17.28	2/12/2014
	2/18/2005	12,250	36,750	$17.97	2/17/2015
	3/3/2006	—	71,400	$17.40	3/2/2016
	6/21/2006	—	30,000	$17.23	6/20/2016
Landel C. Hobbs						55,099	$1,200,056
	3/18/1998	18,000	—	$24.02	3/17/2008
	3/17/1999	18,000	—	$46.10	3/16/2009
	3/15/2000	22,500	—	$57.79	3/14/2010
	10/4/2000	75,000	—	$55.56	10/3/2010
	1/18/2001	225,000	—	$48.96	1/17/2011
	9/27/2001	200,000	—	$31.62	9/26/2011
	2/14/2003	—	30,625	$10.32	2/13/2013
	2/13/2004	75,000	75,000	$17.28	2/12/2014
	2/18/2005	24,000	72,000	$17.97	2/17/2015
	3/3/2006	—	119,700	$17.40	3/2/2016

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market Value of
		Time Warner	Time Warner			Shares or	Shares or
		Securities	Securities			Units of	Units of
		Underlying	Underlying			Time Warner	Time Warner
	Date of	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant	Exercisable(1)	Unexercisable(2)	Price	Date	Vested(3)(4)	Vested

Robert D. Marcus						27,926	$608,228
	1/28/1998	15,000	—	$21.22	1/27/2008
	3/18/1998	30,000	—	$24.02	3/17/2008
	3/17/1999	30,000	—	$46.10	3/16/2009
	3/15/2000	52,500	—	$57.79	3/14/2010
	1/18/2001	300,000	—	$48.96	1/17/2011
	4/6/2001	2,081	—	$38.56	4/5/2011
	2/15/2002	125,938	—	$26.65	2/14/2012
	2/14/2003	6,250	18,750	$10.32	2/13/2013
	2/13/2004	37,500	37,500	$17.28	2/12/2014
	2/18/2005	14,000	42,000	$17.97	2/17/2015
	3/3/2006	—	71,400	$17.40	3/2/2016
	6/21/2006	—	25,000	$17.23	6/20/2016
Michael LaJoie						14,419	$314,046
	3/18/1998	7,400	—	$24.02	3/17/2008
	3/17/1999	7,125	—	$46.10	3/16/2009
	3/15/2000	7,125	—	$57.79	3/14/2010
	1/18/2001	14,250	—	$48.96	1/17/2011
	2/27/2001	32,124	—	$45.31	2/26/2011
	2/15/2002	30,000	—	$26.65	2/14/2012
	2/14/2003	—	15,750	$10.32	2/13/2013
	2/13/2004	—	40,000	$17.28	2/12/2014
	2/18/2005	13,500	40,500	$17.97	2/17/2015
	3/3/2006	—	42,000	$17.40	3/2/2016

(1)	This column presents the number of shares of Time Warner Common Stock underlying exercisable options that have not been exercised at December 31, 2006.
(2)	This column presents the number of shares of Time Warner Common Stock underlying unexercisable and unexercised options at December 31, 2006. These options become exercisable in installments of 25% on the first four anniversaries of the date of grant.
(3)	This column presents the number of shares of Time Warner Common Stock represented by unvested restricted stock awards and restricted stock unit awards at December 31, 2006.
(4)	The awards of Time Warner restricted stock vest equally on each of the second, third and fourth anniversaries of the date of grant except for 70,000 of Mr. Britt’s shares of Time Warner restricted stock that vest equally on each of the third and fourth anniversaries of the date of grant, and the awards of restricted stock units vest equally on each of the third and fourth anniversaries of the date of grant, in each case, subject to continued employment.

Option Exercises and Stock Vesting in 2006

The following table sets forth as to each of the named executive officers information on exercises of Time Warner stock options and the vesting of restricted stock during 2006, including: (i) the number of shares of Time Warner Common Stock underlying options exercised during 2006; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the number of shares of Time Warner Common Stock received from the vesting of awards of Time Warner restricted stock during 2006; and (iv) the dollar value realized upon such vesting (based on the stock price of Time Warner Common Stock on February 14, 2006, the vesting date). No Time Warner restricted stock units vested during 2006.

Option Exercises and Stock Vested During 2006

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on	Acquired on	on
Name	Exercise	Exercise(1)	Vesting(2)	Vesting(3)

Glenn A. Britt	77,150	$270,504	25,896	$470,271
John K. Martin, Jr.	—	—	—	—
Landel C. Hobbs	91,875	$721,831	12,945	$235,081
Robert D. Marcus	50,000	$542,815	—	—
Michael LaJoie	65,750	$257,882	6,657	$120,891

(1)	Calculated using the difference between the sale price per share of Time Warner Common Stock and the option exercise price.
(2)	The awards of Time Warner restricted stock that vested in 2006 were awarded on February 14, 2003 and vest in installments of one-third on the second, third and fourth anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events such as death, disability or retirement. The payment of withholding taxes due upon vesting of the restricted stock (unless a section 83(b) election was made at the time of the grant) generally may be made in cash or by having full shares of Time Warner Common Stock withheld from the number of shares delivered to the individual. Each of the named executive officers has a right to receive dividends on unvested awards of restricted stock and dividend equivalents on awards of restricted stock units, if regular cash dividends are paid on the outstanding shares of Time Warner Common Stock. The holders have the right to vote unvested shares of Time Warner restricted stock on matters presented to Time Warner stockholders, but do not have any right to vote on such matters in connection with restricted stock units.
(3)	Calculated using the average of the high and low sale prices of Time Warner Common Stock, which was $18.16 per share, on February 14, 2006, the vesting date.

Pension Plans

Our Pension Plans

Each of the named executive officers currently participates in the Time Warner Cable Pension Plan, a tax qualified defined benefit pension plan, and the Time Warner Cable Excess Benefit Pension Plan (the “Excess Benefit Plan”), a non-qualified defined benefit pension plan (collectively, the “TWC Pension Plans”), which are sponsored by us. Mr. Britt was a participant in pension plans sponsored by Time Warner until March 31, 2003, when he commenced participation in the Time Warner Cable Pension Plan. Each of Messrs. Martin, Hobbs, Marcus and LaJoie ceased participation in the TW Pension Plans (as defined below) on August 7, 2005, October 15, 2001, August 14, 2005 and July 31, 1995, respectively, when their respective participation in the Time Warner Cable Pension Plan commenced.

The Excess Benefit Plan is designed to provide supplemental payments to highly compensated employees in an amount equal to the difference between the benefits payable to an employee under the tax-qualified Time Warner Cable Pension Plan and the amount the employee would have received under that plan if the limitations under the tax laws relating to the amount of benefit that may be paid and compensation that may be taken into account in calculating a pension payment were not in effect. In determining the amount of excess benefit pension payment, the Excess Benefit Plan takes into account compensation earned up to $350,000 per year (including any deferred bonus). The pension benefit under the Excess Benefit Plan is payable under the same options as are available under the Time Warner Cable Pension Plan.

Benefit payments are calculated using the highest consecutive five-year average annual compensation, which is referred to as “average compensation.” Compensation covered by the TWC Pension Plans takes into account salary, bonus, some elective deferrals and other compensation paid, but excludes the payment of deferred or long-term incentive compensation and severance paid in a lump sum. The annual pension payment under the terms of the TWC Pension Plans, if the employee is vested, and if paid as a single life annuity, commencing at age 65, is an amount equal to the sum of:

•	1.25% of the portion of average compensation which does not exceed the average of the social security taxable wage base ending in the year the employee reaches the social security retirement age, referred to as “covered compensation,” multiplied by the number of years of benefit service up to 35 years, plus

•	1.67% of the portion of average compensation which exceeds covered compensation, multiplied by the number of years of benefit service up to 35 years, plus

•	0.5% of average compensation multiplied by the employee’s number of years of benefit service in excess of 35 years, plus

•	a supplemental benefit in the amount of $60 multiplied by the employee’s number of years of benefit service up to 30 years, with a maximum supplemental benefit of $1,800 per year.

In addition, in determining the benefits under the TWC Pension Plans, special rules apply to various participants who were previously participants in plans that have been merged into the TWC Pension Plans and of various participants in the TWC Pension Plans prior to January 1, 1994. Reduced benefits are available before age 65 and in other optional forms of benefits payouts. Amounts calculated under the pension formula that exceed Tax Code limits are payable under the Excess Benefit Plan.

For vesting purposes under the TWC Pension Plans, each of Messrs. Britt, Martin, Marcus and LaJoie is credited with service under the TW Pension Plans and is therefore fully vested. Mr. Hobbs is also fully vested in his benefits under the TWC Pension Plans, based on past service with TWE and its affiliates.

Time Warner Pension Plans

The Time Warner Employees’ Pension Plan, as amended (the “Old TW Pension Plan”), which provides benefits to eligible employees of Time Warner and certain of its subsidiaries, was amended effective as of January 1, 2000, as described below, and was renamed (the “Amended TW Pension Plan” and, together with the Old TW Pension Plan, the “TW Pension Plans”). Messrs. Britt, Martin, Marcus and LaJoie have ceased to be active participants in the TW Pension Plans described below and commenced participation in the TWC Pension Plans described above. Each of them is entitled to benefits under the TW Pension Plans in addition to the TWC Pension Plans.

Under the Amended TW Pension Plan, a participant accrues benefits equal to the sum of 1.25% of a participant’s average annual compensation (defined as the highest average annual compensation for any five consecutive full calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) not in excess of his covered compensation up to the applicable average Social Security wage base and 1.67% of his average annual compensation in excess of such covered compensation multiplied by his years of benefit service (not in excess of 30). Compensation for purposes of calculating average annual compensation under the TW Pension Plans is limited to $200,000 per year for 1988 through 1993, $150,000 per year for 1994 through 2001 and $200,000 per year for 2002 and thereafter (each subject to adjustments provided in the Tax Code). Eligible employees become vested in all benefits under the TW Pension Plans on the earlier of five years of service or certain other events.

Under the Old TW Pension Plan, a participant accrues benefits on the basis of 1.67% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 0.50% for each year of service over 30. Annual pension benefits under the Old TW Pension Plan are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the “Social Security Offset”). Under the Old TW Pension Plan and

the Amended TW Pension Plan, the pension benefit of participants on December 31, 1977 in the former Time Employees’ Profit-Sharing Savings Plan (the “Profit Sharing Plan”) is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees’ account balances in the Profit Sharing Plan as of such date (the “Profit Sharing Offset”).

Under the Amended TW Pension Plan, employees who are at least 62 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. This provision could apply to Messrs. Martin and Marcus with respect to their benefits under the TW Plans. Under the Old TW Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension. This provision could apply to Mr. Britt. An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person’s accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person’s average compensation determined under the Old TW Pension Plan or such person’s accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60.

Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under both of the TW Pension Plans. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Time Warner has adopted the Time Warner Excess Benefit Pension Plan (the “TW Excess Plan”). The TW Excess Plan provides for payments by Time Warner of certain amounts which eligible employees would have received under the TW Pension Plans if eligible compensation (including deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. The amounts shown in the table do not reflect the effect of an offset that affects certain participants in the TW Pension Plans on December 31, 1977.

Set forth in the table below is each named executive officer’s years of credited service and present value of his accumulated benefit under each of the pension plans pursuant to which he would be entitled to a retirement benefit computed as of December 31, 2006, the pension plan measurement date used for financial statement reporting purposes in our audited financial statements for the year ended December 31, 2006. The estimated amounts are based on the assumption that payments under the TWC Pension Plans and the TW Pension Plans will commence upon normal retirement (generally age 65) or early retirement (for those who have at least ten years of service), that the TWC Pension Plans and the TW Pension Plans will continue in force in their present forms, that the maximum annual covered compensation is $350,000 and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Benefit Plan or the TW Excess Plan, as the case may be, from our or Time Warner’s assets, respectively, and are included in the present values shown in the table.

Pension Benefits

		Number	Present
		of Years	Value of
		Credited	Accumulated		Payments
Name	Plan Name	Service(1)	Benefit(2)		During 2006

Glenn A. Britt(3)	Old TW Pension Plan	30.7	$1,168,060	(4)	—
	TW Excess Plan	30.7	$791,710		—
	Time Warner Cable Pension Plan	3.8	$84,860		—
	Time Warner Cable Excess Benefit Plan	3.8	$65,320		—

	Total	34.5	$2,109,950

John K. Martin, Jr.	Amended TW Pension Plan	10.6	$99,650		—
	TW Excess Plan	10.6	$69,700		—
	Time Warner Cable Pension Plan	1.4	$10,460		—
	Time Warner Cable Excess Benefit Plan	1.4	$7,320		—

	Total	12.0	$187,130

		Number	Present
		of Years	Value of
		Credited	Accumulated	Payments
Name	Plan Name	Service(1)	Benefit(2)	During 2006

Landel C. Hobbs	Time Warner Cable Pension Plan	5.8	$59,960	—
	Time Warner Cable Excess Benefit Plan	5.8	$46,490	—

	Total	5.8	$106,450

Robert D. Marcus	Amended TW Pension Plan	7.7	$85,810	—
	TW Excess Plan	7.7	$66,660	—
	Time Warner Cable Pension Plan	1.4	$12,430	—
	Time Warner Cable Excess Benefit Plan	1.4	$9,670	—

	Total	9.1	$174,570

Michael LaJoie	Amended TW Pension Plan	1.6	$33,290	—
	TW Excess Plan	1.6	$25,380	—
	Time Warner Cable Pension Plan	11.4	$188,080	—
	Time Warner Cable Excess Benefit Plan	11.4	$143,670	—

	Total	13.0	$390,420

(1)	Consists of the number of years of service credited to the executive officers as of December 31, 2006 for the purpose of determining benefit service under the applicable pension plan.
(2)	The present value of accumulated benefits as of December 31, 2006 were calculated using a 6.00% interest rate and the RP2000 mortality table (projected to 2020 with no collar adjustment for the TWC Pension Plans and white collar adjustment for all other plans). All benefits are payable at the earliest retirement age at which unreduced benefits are payable (which is age 65 under the TWC Pension Plans, age 62 under the TW Pension Plans in the case of Messrs. Martin and Marcus, and age 60 under the TW Pension Plans in the case of Mr. Britt) as a life annuity, except for Mr. Britt’s benefits under the TW Pension Plans, which are assumed payable as a lump sum determined using a GATT mortality and a 4.69% discount rate as of December 31, 2006. No preretirement turnover is reflected in the calculations.
(3)	Under Mr. Britt’s employment agreement, in the event that the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the TW Pension Plans for his entire tenure, we will provide him or his survivors, if applicable, with the financial equivalent of the difference between the two benefits. See “—Employment Arrangements” for more information.
(4)	Because of certain grandfathering provisions under the TW Pension Plans, the benefit of participants with a minimum of ten years of benefit service whose age and years of benefit service equal or exceed 65 years as of January 1, 2000, including Mr. Britt, will be determined under either the provisions of the Old TW Pension Plan or the Amended TW Pension Plan, whichever produces the greater benefit. The amount shown in the table is greater than the estimated annual benefit payable under the Amended TW Pension Plan and the TW Excess Plan.

Nonqualified Deferred Compensation

Prior to 2003, TWE’s unfunded deferred compensation plan generally permitted employees whose annual cash compensation exceeded a designated threshold (including certain named executive officers) to defer receipt of all or a portion of their annual bonus until a specified future date at which a lump-sum or installment distribution will be made. During the deferral period, the participant selects the crediting rate applied to the deferred amount from the array of third party investment vehicles then offered under the TWC Savings Plan and may change that selection quarterly. Since March 2003, deferrals may no longer be made under the deferred compensation plan but amounts previously credited under the deferred compensation plan continue to track the available crediting rate elections. Certain named executive officers also participated in the Time Warner Inc. Deferred Compensation Plan prior to being employed by us. The terms of the Time Warner plan are substantially the same, except that employees of Time Warner may still make deferrals under the plan. While these executives may no longer make deferrals under these plans, during the deferral period, they may select the crediting rate applied to the deferred amount similarly to accounts maintained under TWE’s plan.

During his employment with Turner Broadcasting System, Inc., prior to his employment by us, Mr. Hobbs deferred a portion of his compensation under the Turner Broadcasting System, Inc. Supplemental Benefit Plan, a nonqualified defined contribution plan, and received matching contributions. While he may no longer make deferrals under this plan, he may maintain his existing account and select among several crediting rates, similar to those available under the Time Warner Savings Plan, to be applied to the balance maintained in a rabbi trust on his behalf.

In addition, prior to 2002, pursuant to his employment agreement then in place, TWE made contributions for Mr. Britt to a separate special deferred compensation account maintained in a grantor trust. The accounts maintained in the grantor trust are invested by a third party investment manager and the accrued amount will be paid to Mr. Britt following termination of employment in accordance with the terms of the deferred compensation arrangements. In general, except as otherwise described under “Potential Payments Upon Termination or Change in Control,” payments under Mr. Britt’s special deferred compensation account commence following the later of December 31, 2009 and the date Mr. Britt ceases to be our employee and leaves our payroll, for any reason. The payment is made either on the first regular payroll date to occur after such date or, if Mr. Britt is named in our most recent proxy statement, then in January of the year following the year of the event. There is no guaranteed rate of return on accounts maintained under any of these deferred compensation arrangements.

Set forth in the table below is information about the earnings, if any, credited to the accounts maintained by the named executive officers under these arrangements and any withdrawal or distributions therefrom during 2006 and the balance in the account on December 31, 2006.

Nonqualified Deferred Compensation for 2006

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings	Withdrawals/	December 31,
Name	in 2006	in 2006	in 2006(4)	Distributions	2006

Glenn A. Britt(1)	—	—	$454,343	—	$3,381,834
John K. Martin, Jr.	—	—	—	—	—
Landel C. Hobbs(2)	—	—	$35,169	—	$262,139
Robert D. Marcus(3)	—	—	$84,133	—	$1,542,544
Michael LaJoie	—	—	—	—	—

(1)	The amounts reported for Mr. Britt consist of the aggregate earnings and the aggregate year-end balance credited to his nonqualified deferred compensation under the Time Warner Excess Profit Sharing Plan, which is now maintained under the Time Warner Entertainment Deferred Compensation Plan ($79,585) and his individual deferred compensation account provided under the terms of his employment agreement ($3,302,249).
(2)	The amounts reported for Mr. Hobbs reflect the aggregate earnings/net loss, as the case may be, and the year-end balance credited to his account in the Turner Broadcasting System, Inc. Supplemental Benefit Plan.
(3)	The amounts reported for Mr. Marcus reflect the aggregate earnings/net loss, as the case may be, and the year-end balance credited to his nonqualified deferred compensation under the Time Warner Deferred Compensation Plan.
(4)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2006 in the Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

The following summaries and tables describe and quantify the potential payments and benefits that would be provided to each of our named executive officers in connection with a termination of employment or a change in control of our company under the executive’s employment agreement and our other compensation plans and programs. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases that (i) the executive’s employment terminates on December 31, 2006, (ii) he does not become employed by a new employer or return to work for us and (iii) we continue to be a consolidated subsidiary of Time Warner during the time that the executive remains on our payroll following termination of employment.

Glenn A. Britt

Termination without Cause/Our Material Breach.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Britt including failure to perform material duties; misappropriation, embezzlement or destruction of our property; material breach of duty of loyalty to us having a significant adverse financial impact; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the employment agreement; our or a successor’s failure to offer Mr. Britt the CEO position after a merger, sale, joint venture or other combination of assets with another entity in the cable business; Mr. Britt not being employed as our CEO with authority, functions, duties and powers consistent with that position; Mr. Britt not reporting to the Board; and Mr. Britt’s principal place of employment being anywhere other than the greater Stamford, Connecticut or New York, New York areas.

In the event of a “termination without cause,” Mr. Britt is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Britt has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	any unpaid bonus for the year before the year in which termination of employment occurs, to the extent the bonus amount has been determined or, if not determined, it will be deemed to be his average annual bonus;

•	any accrued but unpaid long-term compensation;

•	until the later of December 31, 2009 or 24 months after termination (and Mr. Britt will remain on our payroll during this period), continued payment by us of Mr. Britt’s base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Britt’s termination), his average annual bonus, the continuation of his benefits, including pension, automobile allowance and financial services benefits but not including any additional stock-based awards, unless Mr. Britt dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	office space, secretarial services, office facilities, services and furnishings reasonably appropriate to an employee of Mr. Britt’s position and responsibilities prior to termination, but taking into account his reduced need for such space, services, facilities and furnishings. We will provide these benefits for no charge for up to 12 months after termination. These benefits will cease if Mr. Britt commences full-time employment with another employer;

•	all stock options granted to Mr. Britt by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Britt is on our payroll;

•	unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Britt by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Britt leaves our payroll and (b) that are vested will remain exercisable for three years after Mr. Britt leaves our payroll (but not beyond the original term of the options);

•	if the date Mr. Britt leaves our payroll because of a “termination without cause” occurs before a change in control transaction (as described below) and Mr. Britt forfeits any restricted stock grants because of such termination, then, as of the date that Mr. Britt leaves our payroll, Mr. Britt will receive a cash payment equal to the value of any forfeited restricted stock based on the fair market value of the stock as of the date of termination; and

•	unless otherwise elected by Mr. Britt, his special deferred compensation account will be distributed in installments over 10 years following the later of December 31, 2009 and the date he leaves our payroll.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Britt’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Britt does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. Britt is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction. Also, if, following a “termination without cause,” Mr. Britt obtains other employment (other than with a non-profit organization or government entity), he is required to pay over to us the total cash salary and bonus (but not any equity-based compensation or similar benefit) payable to him by a new employer for services provided until December 31, 2009 to the extent of the amounts we have paid him that are in excess of any severance to which he would be entitled from us under our standard severance policies. Mr. Britt must pay us these amounts when he receives them from his new employer. The payments may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Britt is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Britt otherwise qualifies for retirement under the applicable stock option agreement, all Time Warner stock options granted to Mr. Britt on or after January 10, 2000 (a) that would have vested on or before December 31, 2009 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Britt’s employment was terminated without cause on the date of closing of the transaction. If this section applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not apply. Also, if Mr. Britt forfeits any restricted stock grants because of such transaction, then he will receive a cash payment equal to the value of the forfeited stock based on the value of the stock as of the date of the close of the transaction. Payments or benefits may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code.

Disability.  Under his employment agreement, Mr. Britt is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus, described above). In addition, through the later of December 31, 2009 or 12 months following the date the disability occurs, Mr. Britt will remain on our payroll, and we will pay Mr. Britt disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Britt during this payment period from Workers’ Compensation, Social Security and our disability insurance policies. Mr. Britt’s special deferred compensation account will be distributed in installments over 10 years following the date he leaves our payroll.

Retirement.  No benefits or payments provided above in connection with a termination without cause or due to disability shall be payable after Mr. Britt’s normal retirement date at age 65. Under his employment agreement and a separate agreement with Time Warner, Mr. Britt is entitled to certain payments and benefits when he retires. Under these arrangements, to the extent the benefits Mr. Britt receives upon retirement are not as generous as benefits he would have received if he had participated in the defined benefit pension plans offered by Time Warner instead of our defined benefit pension plans, then we will provide Mr. Britt with the financial equivalent of the more generous benefits. In addition, Time Warner has agreed to ensure that Mr. Britt receives the equivalent of the benefits he would have received under Time Warner’s retiree medical program if he had retired from Time Warner on the same terms and conditions as senior corporate executives of Time Warner upon retirement. This commitment is conditioned on Mr. Britt’s retiring pursuant to his employment agreement.

Death.  Under his employment agreement, if Mr. Britt dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Britt’s estate or designated beneficiary is entitled to receive: (i) Mr. Britt’s salary to the last day of the month in which his death occurs, (ii) any unpaid bonus for the year prior to his death (if not previously determined, then based on his average annual bonus) and (iii) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but prorated according to the number of whole or partial months Mr. Britt was employed by us in the calendar year. Mr. Britt’s special deferred compensation account will be distributed in a lump sum within 75 days following his death.

For Cause.  Under Mr. Britt’s employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Britt other than (i) to pay his base salary through the effective date of termination, (ii) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (iii) to satisfy any rights Mr. Britt has pursuant to any insurance or other benefit plans or arrangements. Mr. Britt’s special deferred compensation account will be valued as of the later of December 31, 2009 and 12 months after termination of employment, and distributed in a lump sum within 75 days of such valuation date.

See “—Pension Plans” for a description of Mr. Britt’s entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Britt’s entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Britt’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to hire certain of our employees for one year following termination of employment for cause, without cause, or due to retirement at age 65; and (3) not to compete with our business during his employment and until the latest of December 31, 2009, the date Mr. Britt leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause, without cause, or due to retirement at age 65.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Britt under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$3,000,000	$15,000,000	$5,000,000	$2,924,835	$103,568	$52,500	$5,489,405	$515,456
Change in Control	—	—	—	$2,438,168	—	—	$5,489,405	—
Retirement	—	—	$5,000,000	$2,438,168	(6)	—	$5,489,405	—
Disability	$2,250,000	$11,250,000	$5,000,000	$2,924,835	$103,568	—	$5,489,405	$447,456
Death	—	—	$5,000,000	$2,438,168	—	—	$5,489,405	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable (including treatment as a retirement under the LTIP, as applicable).
(2)	Includes $30,388 to cover the estimated cost of continued health, life and disability insurance for three years, $43,180 for medical subsidy under the Time Warner Inc. Retiree Medical Plan for three years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for three years. After three years, Mr. Britt would continue to receive the medical subsidy under the Time Warner Inc. Retiree Medical Plan, which, based on current plan rates, would be an amount equal to $14,393 per year before the age of 65 and $4,040 per year after turning 65 years old.
(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.
(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.
(5)	Includes car allowance of $24,000 annually for three years, financial planning reimbursement of up to $100,000 annually for three years, payments of $25,152 annually for three years corresponding to two times the premium cost of $4,000,000 of life insurance coverage under our GUL insurance program, and, other than in the case of disability, office space and secretarial support for one year after termination at a cost of $68,000.
(6)	Upon retirement, Mr. Britt would be entitled to receive the medical subsidy under the Time Warner Inc. Retiree Medical Plan, which, based on current plan rates, would be an amount equal to $14,393 per year before age 65 and $4,040 per year after turning 65 years old.

John K. Martin, Jr.

Termination without Cause/Our Material Breach.  Under his employment agreement, Mr. Martin is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Martin including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Martin not being employed as our Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; Mr. Martin not reporting to the CEO; and Mr. Martin’s principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of our principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Martin is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest regular annual bonuses paid in the prior five years, except that if Mr. Martin has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	until the later of August 8, 2008 or 24 months after termination (and Mr. Martin will remain on our payroll during this period), continued payment by us of Mr. Martin’s base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Martin’s termination), his average annual bonus, and the continuation of his benefits, including pension but not including any additional stock-based awards, unless Mr. Martin dies during such period, in which case these benefits will be replaced with the death benefits described below;

•	unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin by Time Warner will continue to vest, and these vested stock options will remain exercisable (but not beyond the original term of the options) while Mr. Martin is on our payroll; and

•	unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin by Time Warner on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Martin leaves our payroll and (b) that are vested will remain exercisable for three years after Mr. Martin leaves our payroll (but not beyond the original term of the options).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Martin’s right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Martin does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance.

Change in Control.  Under his employment agreement, Mr. Martin is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Martin otherwise qualifies for retirement under the applicable stock option agreement, all stock options granted to Mr. Martin on or after January 10, 2000 (a) that would have vested on or before December 31, 2008 will vest immediately and (b) that are vested will remain exercisable for three years following the date of the transaction (but not beyond the original term of the options). All other restricted stock, restricted stock units or other awards will be treated pursuant to applicable plans as if Mr. Martin’s employment was terminated without cause on the date of closing of the transaction. If this section applies to any equity-based compensation awards, then the “termination without cause” treatment of such awards (described above) will not apply.

Disability.  Under his employment agreement, Mr. Martin is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of August 8, 2008 or 12 months following the date the disability occurs, Mr. Martin will remain on our payroll, and we will pay Mr. Martin disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Martin during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Martin dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Martin’s estate or designated beneficiary is entitled to receive: (a) Mr. Martin’s salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Martin was employed by us in the calendar year.

For Cause.  Under Mr. Martin’s employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Martin other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Martin has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Martin’s entitlements under our pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. Martin’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to hire certain of our employees for one year following termination of employment for cause or without cause; and (3) not to compete with our business during his employment and until the latest of August 8, 2008, the date Mr. Martin leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Martin under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,300,000	$1,587,119	$793,560	$578,000	$77,807	$45,030	$775,862	$52,232
Change in Control	—	—	—	$192,667	—	—	$775,862	—
Disability	$771,859	$942,332	$793,560	$497,723	$77,807	—	$1,475,706	$52,232
Death	—	—	$793,560	$192,667	—	—	$1,475,706	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.
(2)	Includes $57,807 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for two years.
(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.
(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of our company results in our financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $1,475,706. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.
(5)	Includes financial planning reimbursement of up to $25,000 annually for two years and payments of $2,232 in the aggregate corresponding to two times the premium cost of $1,000,000 of life insurance coverage under our GUL insurance program.

Landel C. Hobbs

Termination without Cause/Our Material Breach.  Under his employment agreement, Mr. Hobbs is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Hobbs including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, hiring of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Hobbs not being employed as our COO with authority, functions, duties and powers consistent with that position; Mr. Hobbs not reporting to the CEO; and Mr. Hobbs’ principal place of employment being anywhere other than Stamford, Connecticut or New York, New York.

In the event of a “termination without cause,” Mr. Hobbs is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest annual bonuses paid in the prior five years, except that if Mr. Hobbs has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus; and

•	until the later of July 31, 2008 or 24 months after termination (and Mr. Hobbs will remain on our payroll during this period), continued payment by us of Mr. Hobbs’ base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Hobbs’ termination), his average annual bonus, and the continuation of his benefits, including pension, but not including any additional stock-based awards, unless Mr. Hobbs dies during such period, in which case these benefits will be replaced with the death benefits described below.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Hobbs’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Hobbs does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. Hobbs is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, Mr. Hobbs is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of July 31, 2008 or 12 months following the date the disability occurs, Mr. Hobbs will remain on our payroll, and we will pay Mr. Hobbs disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than additional equity-based plans) and to receive his other benefits (including financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Hobbs during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Hobbs dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Hobbs’ estate or designated beneficiary is entitled to receive: (a) Mr. Hobbs’ salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Hobbs was employed by us in the calendar year.

For Cause.  Under Mr. Hobbs’ employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Hobbs other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Hobbs has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Hobbs’ entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Hobbs’ entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Hobbs’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of our confidential matters, (b) not to hire certain of our employees for one year following termination of employment for cause or without cause; and (c) not to compete with our business during his employment and until the latest of July 31, 2008, the date Mr. Hobbs leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Hobbs under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,700,000	$2,023,270	$1,011,635	$1,567,400	$77,807	$36,400	$1,631,573	$84,176
Change in Control	—	—	—	$721,933	—	—	$406,653	—
Disability	$1,009,354	$1,201,291	$1,011,635	$1,432,817	$77,807	—	$2,687,125	$84,176
Death	—	—	$1,011,635	$721,933	—	—	$2,687,125	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.

(2)	Includes $57,807 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for two years.

(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.
(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of our company results in our financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $2,687,125. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.
(5)	Includes financial planning reimbursement of up to $40,000 annually and payments of $4,176 in the aggregate, corresponding to two times the premium cost of $1,500,000 of life insurance coverage under our GUL insurance program.

Robert D. Marcus

Termination without Cause/Our Material Breach.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits upon a “termination without cause,” which includes our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means certain felony convictions and certain willful and intentional actions by Mr. Marcus including failure to perform material duties; misappropriation, embezzlement or destruction of our property having a significant adverse effect on us; material breach of duty of loyalty to us having a significant adverse effect on us; improper conduct materially prejudicial to our business; and material breach of certain restrictive covenants regarding noncompetition, nonsolicitation of employees, and nondisclosure of confidential information. A material breach includes our failure to cause a successor to assume our obligations under the agreement; Mr. Marcus not being employed as our Senior Executive Vice President with authority, functions, duties and powers consistent with that position; Mr. Marcus not reporting to the CEO; and Mr. Marcus’ principal place of employment being anywhere other than the greater Stamford, Connecticut area or other location of our principal corporate offices in the New York metropolitan area.

In the event of a “termination without cause,” Mr. Marcus is entitled to the following payments and benefits:

•	any earned but unpaid base salary;

•	a pro-rata portion of his “average annual bonus,” which is defined as the average of his two largest regular annual bonuses paid in the prior five years, except that if Mr. Marcus has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus. We will pay this bonus between January 1 and March 15 of the calendar year following the year of termination, which is the same time the full annual bonus would have been paid under the employment agreement had such termination not occurred;

•	until the later of August 15, 2008 or 24 months after termination (and Mr. Marcus will remain on our payroll during this period), continued payment by us of Mr. Marcus’ base salary (paid on our normal payroll payment dates in effect immediately prior to Mr. Marcus’ termination), his average annual bonus, and the continuation of his benefits, including pension and financial services benefits but not including any additional stock-based awards, unless Mr. Marcus dies during such period, in which case these benefits will be replaced with the death benefits described below; and

•	unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, all stock options granted to Mr. Marcus by Time Warner or us on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date Mr. Marcus leaves our payroll and will remain exercisable for three years after Mr. Marcus leaves our payroll (but not beyond the original term of the options), (b) any unvested awards of Time Warner or our restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. Marcus’ right to receive these payments and benefits upon a “termination without cause” is conditioned on his execution of a release of claims against us. If Mr. Marcus does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. The payments may also be delayed to the extent we deem it necessary for compliance with section 409A of the Tax Code, governing nonqualified deferred compensation.

Change in Control.  Under his employment agreement, Mr. Marcus is entitled to certain payments and benefits if we cease to be a consolidated subsidiary of Time Warner or if Time Warner disposes of all or substantially all of our assets that results in the financial results of our business not being consolidated with Time Warner’s financial results. Upon such a transaction, unless Mr. Marcus otherwise qualifies for retirement under the applicable stock option, restricted stock, restricted stock unit or other equity-based award agreement, all stock options granted to Mr. Marcus by Time Warner or us on or after January 10, 2000 (a) that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and will remain exercisable for three years (but not beyond the original term of the options), (b) any unvested awards of Time Warner or our restricted stock, restricted stock units or other equity-based award that would have vested on or before the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and (c) any grants of long-term cash compensation which would vest as of the date when the salary and bonus continuation payments described above would otherwise cease, will vest immediately on the date the transaction closes and be paid on the dates on which such long-term cash compensation is ordinarily scheduled to be paid (with the awards in (b) and (c) above being deemed for this purpose to vest pro rata over the applicable vesting period).

Disability.  Under his employment agreement, Mr. Marcus is entitled to payments and benefits if he becomes disabled and has not resumed his duties after six consecutive months or an aggregate of six months in any 12-month period. In such event, we will pay him a pro-rata bonus for the year in which the disability occurs (which will be calculated based on his average annual bonus). In addition, through the later of August 15, 2008 or 24 months following the date the disability occurs, Mr. Marcus will remain on our payroll, and we will pay Mr. Marcus disability benefits equal to 75% of his annual base salary and average annual bonus, and he will continue to be eligible to participate in our benefit plans (other than equity-based plans) and to receive his other benefits (including automobile allowance and financial services). We may generally deduct from these payments amounts equal to disability payments received by Mr. Marcus during this payment period from Workers’ Compensation, Social Security and our disability insurance policies.

Death.  Under his employment agreement, if Mr. Marcus dies, the employment agreement and all of our obligations to make any payments under the agreement terminate, except that Mr. Marcus’ estate or designated beneficiary is entitled to receive: (a) Mr. Marcus’ salary to the last day of the month in which his death occurs and (b) bonus compensation, at the time bonuses are normally paid, based on his average annual bonus but pro-rated according to the number of whole or partial months Mr. Marcus was employed by us in the calendar year.

For Cause.  Under his employment agreement, if we terminate his employment for cause (as defined above), we will have no further obligations to Mr. Marcus other than (a) to pay his base salary through the effective date of termination, (b) to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination, and (c) to satisfy any rights Mr. Marcus has pursuant to any insurance or other benefit plans or arrangements.

See “—Pension Plans” for a description of Mr. Marcus’ entitlements under our pension plans and Time Warner’s pension plans. See “—Nonqualified Deferred Compensation” for a description of Mr. Marcus’ entitlements under nonqualified deferred compensation plans in which he participates.

Certain Restrictive Covenants.  Mr. Marcus’ employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (a) not to disclose any of our confidential matters, (b) not to solicit certain of our employees for one year following termination of employment for cause or without cause; and (c) not to compete with our business during his employment and until the latest of August 15, 2008, the date Mr. Marcus leaves our payroll and 12 months after the effective date of any termination of the term of employment for cause or without cause.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. Marcus under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,300,000	$1,716,919	$858,460	$578,000	$78,299	$31,160	$863,259	$55,184
Change in Control	—	—	—	$192,667	—	—	$863,259	—
Disability	$975,000	$1,287,689	$858,460	$578,000	$78,299	—	$1,578,355	$55,184
Death	—	—	$858,460	$192,667	—	—	$1,578,355	—

(1)	The amount shown reflects the amount payable under 2006 LTIP grant (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.
(2)	Includes $58,299 to cover the estimated cost of continued health, life and disability insurance for two years, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for two years.
(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.
(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted Stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of our company results in our financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $1,578,355. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.
(5)	Includes financial planning reimbursement of up to $25,000 annually and an annual payment of $2,592 for two years corresponding to two times the premium cost of $2,000,000 of life insurance coverage under our GUL insurance program.

Michael L. LaJoie

Termination without Cause.  Under his employment agreement, Mr. LaJoie is entitled to certain payments and benefits upon our termination of his employment under the employment agreement without “cause” or his termination of such employment due to our material breach. For this purpose, “cause” means a felony conviction; willful refusal to perform his obligations; material breach of specified covenants, including restrictive covenants relating to confidentiality, noncompetition and nonsolicitation; or willful misconduct that has a substantial adverse effect on us. A material breach includes Mr. LaJoie not being employed as our Executive Vice President and Chief Technology Officer, with authority, functions, duties and powers consistent with that position, or certain changes in Mr. LaJoie’s reporting line. If we terminate Mr. LaJoie’s employment without cause, if we fail to renew his agreement or if Mr. LaJoie terminates his employment due to our material breach of his agreement, he will receive the benefits due under any of our benefit plans, and he may elect to either:

•	receive a lump sum amount equivalent to 30 months of his annual base salary plus the greater of (a) the average of his two most recent annual bonuses (except that if Mr. LaJoie has not been paid any full-year annual bonus under his current employment agreement, then he is entitled to be paid his target annual bonus, or if he has been paid only one full-year annual bonus under his current employment agreement, he will be paid the average of such full-year annual bonus and his target annual bonus), multiplied by 2.5 or (b) his then applicable annual target bonus, multiplied by 2.5; or

•	be placed on a leave of absence as an inactive employee for up to 30 months during which he will continue to receive his annual base salary and annual bonuses equal to the greater of the average of (a) his two most recent annual bonuses (subject to the same exception as noted in the parenthetical in the preceding bullet) and (b) his then applicable annual target bonus; and while on leave he will continue to receive employee benefits (other than stock-based awards).

Mr. LaJoie will also be entitled to executive level outplacement services for up to one year following his termination of employment.

Retirement Option.  Under Mr. LaJoie’s employment agreement, because Mr. LaJoie has worked for us at the senior executive level for more than five years, if he is employed by us when he is 55 years of age, he may elect a retirement option. Mr. LaJoie is not currently eligible to receive this benefit. The retirement option would require Mr. LaJoie to remain actively employed by us for a transition period of six months to one year following this election, during which he will continue to receive his current annual salary and bonus (calculated in the same manner as bonus is computed above for severance purposes). Following the transition period, Mr. LaJoie would become an advisor to us for three years during which he will be paid his annual base salary and he will also receive his full bonus for the first year, a 50% bonus for the second year and no bonus for the third year. As an advisor, he will not be required to devote more than 5 days per month to such services. Mr. LaJoie would continue vesting in any outstanding stock options and long-term cash incentives during this period, continue participation in benefit plans, pension plans and group insurance plans, and receive reimbursement for financial and estate planning expenses and $10,000 for office space expenses.

If Mr. LaJoie attains age 65 by the end of the term of his employment agreement, we will not be obligated to renew the agreement, and Mr. LaJoie will not be entitled to severance as a result of our non-renewal in such event.

Conditions and Obligations Applicable to Receipt of Payments and Benefits.  Mr. LaJoie’s right to receive these payments and benefits upon a termination without cause, a termination due to a material breach or under the retirement option, is conditioned on his execution of a release of claims against us. If Mr. LaJoie does not execute a release of claims, he will receive a severance payment determined in accordance with our policies relating to notice and severance. Mr. LaJoie is required to engage in any mitigation necessary to preserve our tax deduction in respect of the payments described above and avoid applicability of the “golden parachute” excise taxes and related lost corporate tax deduction.

Disability.  Under his employment agreement, if Mr. LaJoie becomes disabled and cannot perform his duties for 26 consecutive weeks, his employment may be terminated, and he will receive, in addition to earned and unpaid base salary through termination, an amount equal to 2.5 times his annual base salary and the greater of the average of his two most recent annual bonuses or his then applicable annual target bonus amount (subject to the same exception described above if less than two annual bonuses are actually provided prior to termination).

Death.  If Mr. LaJoie dies prior to the termination of his employment agreement, his estate or beneficiaries will receive life insurance payments equal to 30 months of his annual salary and the greater of his average annual bonus multiplied by 2.5, or his then applicable target bonus multiplied by 2.5 (subject to the same exception described above if less than two annual bonuses are actually provided prior to termination).

For Cause.  Under Mr. LaJoie’s employment agreement, our obligations to Mr. LaJoie in the event of his termination for cause (as defined in the agreement) are the same as our obligations to Mr. Hobbs.

See “—Pension Plans” for a description of Mr. LaJoie’s entitlements under our pension plans and Time Warner’s pension plans.

Certain Restrictive Covenants.  Mr. LaJoie’s employment agreement provides that he is subject to restrictive covenants that obligate him, among other things: (1) not to disclose any of our confidential matters, (2) not to solicit certain of our employees for one year following termination of employment; and (3) not to compete with our business during his employment and for one year following termination of employment.

Assuming the trigger event causing any of the termination payments and other benefits described above occurred on December 31, 2006, and based on the NYSE closing price per share of Time Warner Common Stock on December 29, 2006 ($21.78), the dollar value of additional payments and other benefits provided Mr. LaJoie under his contract are estimated to be as follows:

		Annual			Group Benefit
	Base Salary	Bonus	Pro Rata		Plans	Pension	Stock-Based
	Continuation	Continuation	Bonus	LTIP(1)	Continuation(2)	Accrual(3)	Awards(4)	Other(5)

Termination without Cause	$1,125,000	$1,125,000	$431,080	$673,200	$99,772	$72,190	$881,874	$37,500
Change in Control	—	—	—	$336,600	—	—	$150,000	—
Disability	$1,125,000	$1,125,000	$431,080	$336,600	—	—	$1,012,806	—
Death	—	—	$431,080	$336,600	—	—	$1,012,806	—

(1)	The amount shown reflects the amount payable under 2005 and 2006 LTIP grants (based on target value) under his employment agreement and the terms of the LTIP by reason of his termination or a change in control, as applicable.
(2)	Includes $69,772 to cover the estimated cost of continued health, life and disability insurance for 30 months, plus estimated Savings Plan (401(k)) company contributions of $10,000 per year for thirty months.
(3)	Reflects the present value of the increase in the annual pension benefit payable as a result of the additional period of service during the post-termination period. See the Pension Benefits Table for additional information as of December 31, 2006.
(4)	Based on the excess of the closing sale price of Time Warner Common Stock on December 29, 2006 over the exercise price for each accelerated option, and based on the closing sale price of Time Warner Common Stock on December 29, 2006 in the case of accelerated restricted stock and restricted stock units. The change-in-control amount is based on the assumption that the change in control of our company results in our financial results ceasing to be consolidated with those of Time Warner. If there were a change in control of Time Warner that met the requirements of the Time Warner equity award agreements, the amount would be $1,012,806. See the Outstanding Time Warner Equity Awards at December 31, 2006 Table for additional information as of December 31, 2006.
(5)	Includes financial planning reimbursement of up to $3,000 annually for 30 months and $30,000 in the aggregate for outplacement services.

Director Compensation

The table below sets out the cash compensation that has been paid or earned by our directors who are not active employees of ours or of Time Warner or its affiliates (“non-employee directors”) during 2006. No equity awards or other compensatory awards were made to the non-employee directors during 2006. Directors who are active employees of Time Warner or its subsidiaries, including us, are not separately compensated for their Board activities.

We compensate non-employee directors with a combination of equity and cash that we believe is comparable to and consistent with approximately the median compensation provided to independent directors of similarly sized public entities. Prior to July 31, 2006, Messrs. Chang and Nicholas, who served as independent directors, received annual compensation of $75,000. “Independent Directors” are those directors the Board has determined have no material relationship with the Company either directly or indirectly and are “independent” within the meaning of the listing requirements of the NYSE and our more rigorous independent standards. Since July 31, 2006, each non-employee director receives an annual cash retainer of $85,000. Following the listing of our Class A common stock on the NYSE on March 1, 2007, each non-employee director is entitled to receive a total annual director compensation package consisting of (i) a cash retainer of $85,000 and (ii) an equity award of full value stock units, in the form of restricted stock units, valued at $95,000 representing our contingent obligation to deliver the designated number of shares of Class A common stock, generally after the Director ceases his service as a director.

An additional annual cash retainer of $20,000 is paid to the chair of the Audit Committee and $10,000 to each other member of the Audit Committee. No additional compensation is paid for attendance at meetings of the Board of Directors or a Board committee. Non-employee directors are reimbursed for out-of-pocket expenses (including travel, food and lodging) incurred in connection with attending Board, committee and stockholder meetings.

In general, for non-employee directors who join the Board less than six months prior to our next annual meeting of stockholders, our policy is to increase the stock unit grant on a pro-rated basis and to provide a pro-rated cash retainer consistent with the compensation package described above, subject to limitations that may exist under the applicable equity plan.

In the future, non-employee directors will be given the opportunity to defer for future distribution payment of their cash retainer. Deferred payments of director fees will be recorded as deferred units of Class A common stock. Distributions of the account upon the selected deferral date will be made in shares of Class A common stock.

Director Compensation for 2006

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
Name	in Cash(1)	Awards	Awards	Compensation	Earnings	Compensation	Total

Carole Black	$35,417	—	—	—	—	—	$35,417
Thomas H. Castro	$35,417	—	—	—	—	—	$35,417
David C. Chang	$84,334	—	—	—	—	—	$84,334
James E. Copeland, Jr.	$43,751	—	—	—	—	—	$43,751
Peter R. Haje	$35,417	—	—	—	—	—	$35,417
Don Logan	$35,417	—	—	—	—	—	$35,417
Michael Lynne	—	—	—	—	—	—	—
N.J. Nicholas, Jr.	$84,334	—	—	—	—	—	$84,334
Wayne H. Pace	—	—	—	—	—	—	—
Jeffrey Bewkes(2)	—	—	—	—	—	—	—

(1)	Amounts represent a pro-rata portion of (a) an annual cash retainer of (1) $75,000 paid to Messrs. Chang and Nicholas prior to July 31, 2006 and (2) $85,000 earned by each non-employee director commencing July 31, 2006 and paid in 2007; and (b) an annual additional payment of $10,000 for each member of the Audit Committee (Messrs. Chang and Nicholas), with $20,000 to its chair (Mr. Copeland) commencing July 31, 2006. Each of Messrs. Chang and Nicholas also received $1,000 in connection with an Audit Committee meeting not held on the same date as a Board meeting.
(2)	Mr. Bewkes, Time Warner’s President and Chief Operating Officer, served as a director until July 31, 2006.

Additional Information

In connection with an administrative order dated March 21, 2005, Mr. Pace reached a settlement with the SEC pursuant to which he agreed, without admitting or denying the SEC’s allegations, to the entry of an administrative order that he cease and desist from causing violations or future violations of certain reporting provisions of the securities laws; however, he is not subject to any suspension, bar or penalty. The spouse of Ms. Black’s half sister is employed by our North Carolina division. In connection with his employment, he received compensation in excess of $120,000 in 2006.

Compensation Committee Interlocks and Insider Participation

Prior to July 31, 2006, our entire six-member Board of Directors served as our Compensation Committee and participated in deliberations concerning the compensation of our executive officers. On July 31, 2006, upon the closing of the Adelphia/Comcast Transactions, Mr. Jeffrey Bewkes, Time Warner’s President and Chief Operating Officer, resigned from our Board and we expanded our Board from six members to ten. A new, separate, five-member Compensation Committee served through the remainder of 2006 consisting of Ms. Black and Messrs. Castro, Haje, Logan and Lynne. Mr. Britt, who serves as a Class B director, was our Chief Executive Officer throughout the last completed fiscal year and has served as our President and Chief Executive Officer since February 15, 2006. Mr. Logan, Chairman of our Board of Directors and a Class B director, served as Chairman of Time Warner’s Media and Communications Group from July 31, 2002 until December 31, 2005 and is currently a non-active employee of Time Warner. Mr. Wayne H. Pace, a Class B director, served as Executive Vice President and Chief Financial Officer of TWE from November 2001 to October 2004 and has served as Executive Vice President and Chief Financial Officer of Time Warner since November 2001.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Approval of Transactions with Related Persons

Our By-Laws, which were amended in connection with the Transactions, provide that Time Warner may only enter into transactions with us and our subsidiaries, including TWE, that are on terms that, at the time of entering into such transaction, are substantially as favorable to us or our subsidiaries as we or they would be able to receive in a comparable arm’s-length transaction with a third party. Any such transaction involving reasonably anticipated payments or other consideration of $50 million or greater also requires the prior approval of a majority of our independent directors. Our By-Laws prohibit us from entering into any transaction having the intended effect of benefiting Time Warner and any of its affiliates (other than us and our subsidiaries) in a manner that would deprive us of the benefit we would have otherwise obtained if the transaction were to have been effected on arm’s length terms. We have included a provision in our by-laws that prohibits amending this provision until August 1, 2011 (five years following the closing of the Transactions) without the consent of a majority of the holders of our Class A common stock, other than Time Warner and its affiliates (other than us and our subsidiaries).

Our Standards of Business Conduct and Guidelines for Non-Employee Directors contain general procedures for the approval of transactions between us and our directors and executive officers and certain other transactions involving our directors and executive officers. Our Standards of Business Conduct and Guidelines for Non-Employee Directors are available on our website.

The Transactions

We and/or our subsidiaries entered into the following agreements with Time Warner, Comcast and Adelphia in connection with the Transactions:

•	TWC Purchase Agreement;

•	Adelphia Registration Rights and Sale Agreement;

•	Exchange Agreement;

•	TWC Redemption Agreement; and

•	TWE Redemption Agreement.

We also entered into the TWC/Comcast Tax Matters Agreement in connection with the Transactions. See “Business—The Transactions” for a description of these agreements. In addition, we entered into the Shareholder Agreement with Time Warner in connection with the Transactions, the terms of which are described below under “—Relationship Between Time Warner and Us.”

Description of Certain Agreements Related to Comcast

Prior to the Transactions, trusts established for the benefit of Comcast, held a 21% economic interest in us through a 17.9% direct common stock ownership interest in us and a 4.7% residual equity interest in TWE, one of our subsidiaries. In the Redemptions, we and TWE, respectively, redeemed all of Comcast’s common stock ownership in us and its residual equity interest in TWE and, as a result, Comcast no longer beneficially owned an interest in our company. In the ordinary course of our cable business, we have entered into various agreements with Comcast and its various divisions and affiliates on terms that we believe are no less favorable than those that could be obtained in agreements with other third parties. We do not believe that any of these agreements are material to our business. These agreements include:

•	agreements, often entered into on a “spot” basis, to sell advertising to various video programming vendors owned by Comcast and carried on our cable systems;

•	local, regional and national advertising “interconnect” agreements under which Comcast or we owned cable system operators arrange for local or regional advertising to be carried by the various cable system operators in a market area;

•	agreements under which affiliates of Comcast sell advertising on our behalf in some geographic areas to local advertisers and our affiliates sell advertising on Comcast’s behalf in some geographic areas to local advertisers;

•	an agreement under which a joint venture owned by us (or our affiliates), Comcast and another cable operator sells national advertising on our behalf to national advertisers;

•	agreements, which generally expire prior to 2013, to purchase or license programming from various programming vendors owned in whole or in part by Comcast with license fees to the various vendors calculated generally on a per subscriber basis; and

•	agreements with and related to iN DEMAND, which is a joint venture among one of our subsidiaries (TWE-A/N), Comcast and Cox Communications Inc., that licenses, from film studios and other producers, motion pictures and other materials, which it then licenses to cable operators for VOD and Pay-Per-View distribution.

Under these agreements, we received $188,000, $0 and $6.8 million from Comcast and its affiliates, and we conferred $79.9 million, $119.2 million and $103.5 million to Comcast and its affiliates (other than us and our subsidiaries) during the years ended December 31, 2006, 2005 and 2004, respectively.

Relationship between Time Warner and Us

Time Warner Registration Rights Agreement

At the closing of the TWE Restructuring, we and Time Warner entered into the Time Warner Registration Rights Agreement relating to Time Warner’s shares of our common stock. Subject to several exceptions, including our right to defer a demand registration under some circumstances, Time Warner may, under that agreement, require that we take commercially reasonable steps to register for public resale under the Securities Act all shares of common stock that Time Warner requests to be registered. Time Warner may demand an unlimited number of registrations. In addition, Time Warner has been granted “piggyback” registration rights subject to customary restrictions and we are permitted to piggyback on their registrations as well. We have also agreed that, in connection with a registration and sale by Time Warner under the Time Warner Registration Rights Agreement, we will indemnify Time Warner and bear all fees, costs and expenses, except underwriting discounts and selling commissions.

Indebtedness Approval Right

Under the Shareholder Agreement, until such time as our indebtedness is no longer attributable to Time Warner, in Time Warner’s reasonable judgment, we, our subsidiaries and entities that we manage may not, without the consent of Time Warner, create, incur or guarantee any indebtedness (except for ordinary course issuances of commercial paper or borrowings under the Cable Revolving Facility up to the limit of that credit facility, to which Time Warner has consented), or rental expenses (other than with respect to certain approved leases) or issuing preferred equity, if our consolidated ratio of debt, including preferred equity, plus six times our annual rental expense to EBITDA (as defined in the Shareholder Agreement) plus rental expense, or “EBITDAR,” then exceeds, or would as a result of the incurrence or issuance exceed 3:1. See “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity—Time Warner Approval Rights.”

Other Time Warner Rights

Under the Shareholder Agreement, as long as Time Warner has the power to elect a majority of our Board of Directors, we must obtain Time Warner’s consent before we enter into any agreement that binds or purports to bind Time Warner or its affiliates or that would subject us or our subsidiaries to significant penalties or restrictions as a result of any action or omission of Time Warner or its affiliates; or adopt a stockholder rights plan, become subject to section 203 of the Delaware General Corporation Law, adopt a “fair price” provision in our certificate of incorporation or take any similar action.

Furthermore, pursuant to the Shareholder Agreement, Time Warner (and its subsidiaries) may purchase debt securities issued by TWE only after giving us notice of the approximate amount of debt securities it intends to purchase and the general time period (the “Specified Period”) for the purchase, which period may not be greater than 90 days and the opportunity to indicate our good faith intention to purchase the amount of debt securities indicated in Time Warner’s notice within the Specified Period.

Time Warner Standstill

Under the Shareholder Agreement, Time Warner has agreed that prior to August 1, 2009 (three years following the closing of the Adelphia acquisition), Time Warner will not make or announce a tender offer or exchange offer for our Class A common stock without the approval of a majority of our independent directors; and prior to August 1, 2016 (10 years following the closing of the Adelphia acquisition), Time Warner will not enter into any business combination with us, including a short form merger, without the approval of a majority of our independent directors. Under the TW NY Purchase Agreement, we have agreed that for a period of two years following the closing of the Adelphia acquisition we will not enter into any short form merger and that for a period of 18 months following the closing of the Adelphia acquisition we will not issue equity securities to any person (other than, subject to satisfying certain requirements, Time Warner and its affiliates) that have a higher vote per share than our Class A common stock.

Reimbursement for Time Warner Equity Compensation

From time to time our employees and employees of our subsidiaries and joint ventures have been granted options to purchase shares of Time Warner common stock in connection with their employment with subsidiaries and affiliates of Time Warner. We and TWE have agreed that, upon the exercise by any of our officers or employees of any options to purchase Time Warner common stock, we will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner common stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner common stock. As of June 30, 2007, we had accrued approximately $131 million of stock option reimbursement obligations payable to Time Warner. That amount, which is not payable until the underlying options are exercised, will be adjusted in subsequent accounting periods based on the number of additional options granted and changes in the quoted market prices for shares of Time Warner common stock. We reimbursed Time Warner $18 million in the first six months of 2007 and $16 million, $7 million and $8 million in 2006, 2005 and 2004, respectively. A similar arrangement has been entered into with respect to Time Warner’s reimbursement to us related to awards based on our Class A common stock that may from time to time be held by our former employees who may subsequently become employees of Time Warner and its subsidiaries other than us.

Debt Guarantees

WCI and ATC, subsidiaries of Time Warner that are not our subsidiaries, have previously guaranteed our obligations under our credit facilities and the $3.2 billion of TWE Notes. On November 2, 2006, each of WCI’s and ATC’s guarantees of the TWE Notes and our credit facilities were terminated.

Other Agreements Related to Our Business

In the ordinary course of our business, we have entered into various agreements and arrangements with Time Warner and its various divisions and affiliates on terms that we believe are no less favorable than those that could be obtained in agreements with third parties. We do not believe that any of these agreements or arrangements are individually material to our business. These agreements and arrangements include:

•	agreements to sell advertising to various video programming vendors owned by Time Warner and its affiliates and carried on our cable systems;

•	agreements to purchase or license programming from various programming vendors owned in whole or in part by Time Warner and its affiliates;

•	leases with AOL, an affiliate of ours, and Time Warner Telecom Inc., a former affiliate of Time Warner’s, relating to the use of fiber and backbone networks;

•	real property lease agreements with Time Warner and its affiliates;

•	intellectual property license agreements with Time Warner and its affiliates; and

•	carriage agreements with AOL and its affiliates.

Under these agreements, we received $9.2 million, $94.0 million, $106.7 million and $105.4 million in aggregate payments from Time Warner and its affiliates (other than us and our subsidiaries), and we made

$447.8 million, $719.4 million, $528.6 million and $529.0 million in aggregate payments to Time Warner and its affiliates (other than us and our subsidiaries) during the six months ended June 30, 2007 and the years ended December 31, 2006, 2005 and 2004, respectively.

Reimbursement for Services

Under an arrangement that went into effect immediately after the completion of the TWE Restructuring, Time Warner provides us with specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services. We pay fees that approximate Time Warner’s estimated overhead cost for services rendered. The services rendered and fees paid are renegotiated annually. In the first six months of 2007, we incurred a total of $6.8 million under this arrangement, and in 2006, 2005 and 2004, we incurred a total of $11.8 million, $7.6 million and $6.6 million, respectively.

Intellectual Property Agreements

Time Warner Brand and Trade Name License Agreement.  In connection with the TWE Restructuring, we entered into a license agreement with Time Warner, under which Time Warner granted us a perpetual, royalty-free, exclusive license to use, in the United States and its territories and possessions, the “TW,” “Time Warner Cable,” “TWC” and “TW Cable” marks and specified related marks as a trade name and on marketing materials, promotional products, portals and equipment and software. We may extend these rights to our subsidiaries and specified others involved in delivery of our products and services. This license agreement contains restrictions on use and scope, including as to exclusivity, as well as cross indemnification provisions. Time Warner may terminate the agreement if we fail to cure a material breach or other specified breach of the agreement, we become bankrupt or insolvent or if a change of control of us occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either our outstanding common stock or our outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of our outstanding common stock or our outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct our management and policies.

Road Runner Brand License Agreement.  In connection with the TWE Restructuring, we entered into a license agreement with WCI. WCI granted us a perpetual, royalty-free license to use, in the United States and its territories and possessions and in Canada, the “Road Runner” mark and copyright and some of the related marks. We may use the Road Runner licensed marks in connection with high-speed data services and other services ancillary to those services, and on marketing materials, promotional products, portals and equipment and software. The license is exclusive regarding high-speed data services, ancillary broadband services and equipment and software. The license is non-exclusive regarding promotional products and portals. WCI is prohibited from licensing to third parties the right to use these marks in connection with DSL, dial-up or direct broadcast satellite technologies in the United States, its territories and possession, or in Canada.

We may extend these rights to our subsidiaries and specified others involved in delivery of our products and services. This license agreement contains restrictions on use and scope, including quality control standards, as well as cross-indemnification provision. WCI may terminate the agreement if we fail to cure a material breach or other specified breach of the agreement, if we become bankrupt or insolvent or if a change of control of us occurs. A change of control occurs upon the earlier of:

•	Time Warner and its affiliates ceasing to beneficially own at least 40% of either our outstanding common stock or our outstanding securities entitled to vote in an election of directors; or

•	Time Warner and its affiliates ceasing to beneficially own at least 60% of our outstanding common stock or our outstanding securities entitled to vote in the election of directors, and Time Warner determines in good faith that it no longer has the power to direct our management and policies.

TWE Intellectual Property Agreement.  As part of the TWE Restructuring, TWE entered into an intellectual property agreement (the “TWE Intellectual Property Agreement”) with WCI that allocated to TWE intellectual property relating to the cable business and allocated to WCI intellectual property relating to the non-cable business, primarily content-related assets, such as HBO assets and Warner Bros. Studio assets. The agreement also provided for cross licenses between TWE and WCI so that each may continue to use intellectual property that each was respectively using at the time of the TWE Restructuring. Under the TWE Intellectual Property Agreement, each of TWE and WCI granted the other a non-exclusive, fully paid up, worldwide, perpetual, non-sublicensable (except to affiliates), non-assignable (except to affiliates), royalty free and irrevocable license to use the intellectual property covered by the TWE Intellectual Property Agreement. In addition, both TWE and WCI granted each other sublicenses to use intellectual property licensed to either by third parties that were being used at the time of the TWE Restructuring.

TWI Cable Intellectual Property Agreement.  Prior to the TWE Restructuring, TWI Cable Inc. (“TWI Cable”), an entity that was under the control of Time Warner, entered into an intellectual property agreement (the “TWI Cable Intellectual Property Agreement”) with WCI with substantially the same terms as the TWE Intellectual Property Agreement. The TWI Cable Intellectual Property Agreement allocated to WCI intellectual property related to the cable business and allocated to TWI Cable intellectual property related to the non-cable business. As part of the TWE Restructuring, WCI then assigned to us the cable-related intellectual property assets it received under that agreement. These agreements make us the beneficiary of cross licenses to TWI Cable intellectual property related to the non-cable business, on substantially the same terms as those described above. In connection with the TWI Cable Intellectual Property Agreement, TW Cable and WCI executed and delivered assignment agreements in substantially the same form as those executed in connection with the TWE Intellectual Property Agreement.

Tax Matters Agreement

We are party to a tax matters agreement with Time Warner that governs our inclusion in any Time Warner consolidated, combined or unitary group for federal and state tax purposes for taxable periods beginning on and after the date of the TWE Restructuring. Under the tax matters agreement, for each year we are included in the Time Warner consolidated group for federal income tax purposes, we have agreed to make periodic payments, subject to specified adjustments, to Time Warner based on the applicable federal income tax liability that we and our affiliated subsidiaries would have had for each taxable period if we had not been included in the Time Warner consolidated group. Time Warner agreed to reimburse us, subject to specified adjustments, for the use of tax items, such as net operating losses and tax credits attributable to us or an affiliated subsidiary, to the extent that these items are applied to reduce the taxable income of a member of the Time Warner consolidated group other than us or one of our subsidiaries. Similar provisions apply to any state income, franchise or other tax returns filed by any Time Warner consolidated, combined or unitary group for each year we are included in such consolidated, combined or unitary group for any state income, franchise or other tax purposes. During 2006 and 2005, we made cash tax payments to Time Warner of approximately $444 million and $496 million, respectively. During 2004, we received cash tax refunds, net of cash tax payments, from Time Warner of $58 million.

Under applicable United States Treasury Department regulations, each member of a consolidated group filing consolidated federal income tax returns is severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply with respect to members of combined or unitary groups for state tax purposes. If we ceased to be a member of the Time Warner consolidated group for federal income tax purposes, we would continue to have several liability for the federal income tax liability of the Time Warner consolidated group for all taxable years, or portions of taxable years, during which we were a member of the Time Warner consolidated group. In addition, we would have several liability for some state income taxes of groups with which we file or have filed combined or unitary state tax returns. Although Time Warner has indemnified us against this several liability, we would be liable in the event that this federal and/or state liability was incurred but not discharged by Time Warner or any member of the relevant consolidated, combined or unitary group.

PRINCIPAL STOCKHOLDERS

Security Ownership by the Board of Directors and Executive Officers

Our Class A common stock was listed for trading on the NYSE on March 1, 2007. The following table sets forth information as of the close of business on July 31, 2007 as to the number of shares of our Class A common stock and common stock of Time Warner, our parent company, beneficially owned by:

•	each executive officer named in the Summary Compensation Table included elsewhere in this prospectus;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

	TWC Class A Common Stock
	Beneficially Owned(1)		Time Warner Common Stock Beneficially Owned(1)
Name	Number of Shares	Percent of Class	Number of Shares	Option Shares(2)	Percent of Class

Carole Black	—	*	—	—	*
Glenn A. Britt(3)(7)	5,000	*	144,590	1,946,229	*
Thomas H. Castro	—	*	—	—	*
David C. Chang	—	*	2,735	—	*
James E. Copeland, Jr.	10,000	*	—	—	*
Peter R. Haje(4)(7)	12,600	*	35,686	180,000	*
Landel C. Hobbs	—	*	2,000	558,500	*
Michael LaJoie	—	*	—	142,024	*
Don Logan(7)	20,000	*	160,546	4,531,250	*
Michael Lynne(5)(7)	—	*	55,522	2,297,300	*
Robert D. Marcus	—	*	—	688,869	*
John K. Martin, Jr.(7)	—	*	2,498	198,600	*
N.J. Nicholas, Jr.(6)	3,000	*	—	—	*
Wayne H. Pace(7)	—	*	142,845	1,678,088	*
All current directors and executive officers as a group (17 persons)(3)-(7)	50,600	*	568,754	13,400,465	*

*	Represents beneficial ownership of less than one percent of the issued and outstanding Time Warner common stock or our Class A common stock on July 31, 2007, as applicable.

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of our or Time Warner common stock or other Time Warner equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of July 31, 2007, the only equity securities of TWC or Time Warner beneficially owned by the named persons or group were shares of our Class A common stock, Time Warner common stock and options to purchase Time Warner common stock.

(2)	Reflects shares of Time Warner common stock subject to options to purchase common stock issued by Time Warner which, on July 31, 2007, were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”

(3)	Includes 348 shares of Time Warner common stock owned by Mr. Britt’s spouse as to which Mr. Britt disclaims beneficial ownership.

(4)	Includes 2,000 shares of our Class A common stock owned by the Peter and Helen Haje Foundation, as to which Mr. Haje has shared voting and dispositive power, and 3,000 shares that Mr. Haje purchased on August 3, 2007.

(5)	Includes 3,115 shares of Time Warner common stock held by the Ninah and Michael Lynne Foundation and 50,000 stock options that have been transferred to trusts for the benefit of members of Mr. Lynne’s family.

(6)	Includes 3,000 shares of our Class A common stock that Mr. Nicholas purchased on August 3, 2007.

(7)	Includes (a) an aggregate of approximately 161,068 shares of Time Warner common stock held by a trust under the Time Warner Savings Plan and the TWC Savings Plan for the benefit of our current executive officers and directors, including 33,642 shares for Mr. Britt, 10,686 shares for Mr. Haje, 85,546 shares for Mr. Logan, 15,163 shares for Mr. Lynne, 2,498 shares for Mr. Martin and 745 shares for Mr. Pace and (b) an aggregate of approximately 5,141 shares of Time Warner common stock beneficially owned by members of such persons’ immediate family.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of July 31, 2007 as to the number of shares of our Common Stock beneficially owned by each person known to us to be the beneficial owner of more than 5% of our Common Stock.

Time Warner Cable Inc.
	Class A Common Stock		Class B Common Stock
	Number of	Percent of	Number of	Percent of	Total Voting
Name of Beneficial Owner(1)	Shares Owned	Class Owned	Shares Owned	Class Owned	Power(4)

Time Warner(2)(3)	746,000,000	82.7%	75,000,000	100%	90.6%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.
(2)	The shares are registered in the name of WCI, an indirect and wholly owned subsidiary of Time Warner. By virtue of Time Warner’s control of WCI, Time Warner is deemed to beneficially own the shares of Class A and Class B common stock held by WCI. The address of each of Time Warner and WCI is One Time Warner Center, New York, NY 10019.
(3)	Amounts shown as owned by Time Warner may be deemed to be beneficially owned by Mr. Pace who is an executive officer of Time Warner and is also a member of our Board of Directors. Mr. Pace disclaims such beneficial ownership.
(4)	Reflects the total voting power of such person or entity when both Class A and Class B common stock vote together as a single class.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange debt securities for a like aggregate principal amount of our initial debt securities.

The exchange debt securities that we propose to issue in this exchange offer will be substantially identical to our initial debt securities except that, unlike our initial debt securities, the exchange debt securities will have no transfer restrictions or registration rights. You should read the description of the exchange debt securities in the section in this prospectus entitled “Description of the Debt Securities and the Guarantees.”

We reserve the right in our sole discretion to purchase or make offers for any initial debt securities that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial debt securities in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on October 25, 2007, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Exchange Act.

We expressly reserve the right to delay acceptance of any initial debt securities, extend or terminate this exchange offer and not accept any initial debt securities that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial debt securities by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial debt securities of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial debt securities. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Debt Securities

Proper Execution and Delivery of Letters of Transmittal

To tender your initial debt securities in this exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure:  Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial debt securities being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure:  Send a timely confirmation of a book-entry transfer of your initial debt securities, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure:  If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial debt securities, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery.  You should not send any letters of transmittal or initial debt securities to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial debt securities on your behalf. Initial debt securities tendered in this exchange offer must be in denominations of principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000.

Only a holder of initial debt securities may tender initial debt securities in this exchange offer. A holder is any person in whose name initial debt securities are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial debt securities that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your debt securities, you must contact that registered holder promptly and instruct that registered holder to tender your debt securities on your behalf. If you wish to tender your initial debt securities on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial debt securities, either make appropriate arrangements to register the ownership of these debt securities in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2) a commercial bank or trust company having an office or correspondent in the United States, or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial debt securities are tendered:

•	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange debt securities are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial debt securities tendered: the signature must correspond with the name(s) written on the face of the initial debt securities without alteration, enlargement or any change whatsoever.

(2) a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial debt securities.

(3) a person other than the registered holder of any initial debt securities: these initial debt securities must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial debt securities on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial debt securities.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial debt securities in this exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial debt securities tendered and to acquire exchange debt securities issuable upon the exchange of such tendered initial debt securities, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2) any exchange debt securities acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3) neither you nor any other person who receives exchange debt securities, whether or not such person is the holder of the exchange debt securities, has an arrangement or understanding with any person to participate in a distribution of such exchange debt securities within the meaning of the Securities Act and neither you nor any other person who receives exchange debt securities is participating in, or intends to participate in, the distribution of such exchange debt securities within the meaning of the Securities Act,

(4) you are not, or such other person who receives exchange debt securities, whether or not such person is the holder of the exchange debt securities, is not, an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you are or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange debt securities, and

(6) if you are a broker-dealer that will receive exchange debt securities for your own account in exchange for initial debt securities, you represent that the initial debt securities to be exchanged for the exchange debt securities were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange debt securities.

You must also warrant that the acceptance of any tendered initial debt securities by the issuer and the issuance of exchange debt securities in exchange therefor shall constitute performance in full by the issuer of its obligations under the Registration Rights Agreement.

To effectively tender debt securities through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the debt securities that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial debt securities by causing The Depository Trust Company to transfer these initial debt securities into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender debt securities through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the debt securities that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial debt securities at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial debt securities through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial debt securities and desire to tender your debt securities, and (1) these debt securities are not immediately available, (2) time will not permit your debt securities or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial debt securities and the amount of debt securities tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three NYSE trading days after the expiration date the certificates for all the initial debt securities tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered initial debt securities in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

Acceptance of Initial Debt Securities for Exchange; Delivery of Exchange Debt Securities

Your tender of initial debt securities will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial debt securities tendered, or a timely confirmation of a book-entry transfer of these debt securities into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial debt securities not properly tendered or any initial debt securities which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular debt securities with the exception of conditions to this exchange offer relating to the obligations of broker-dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all debt security holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial debt securities must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial debt securities. Neither we nor the exchange agent, or any other person, will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial debt securities will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial debt securities that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial debt securities properly tendered and will issue the exchange debt securities promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial debt securities will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange debt securities in exchange for the initial debt securities tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial debt securities and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial debt securities into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial debt securities are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial debt securities are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial debt securities will be returned without expense to the tendering holder, or, in the case of initial debt securities tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the debt securities tendered. This proxy will be considered coupled with an interest in the tendered debt securities. This appointment will be effective only when, and to the extent that, we accept your debt securities in this exchange offer. All prior proxies on these debt securities will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of debt security holders or otherwise. The initial debt securities will be validly tendered only if we are able to exercise full voting rights on the debt securities, including voting at any meeting of the debt security holders, and full rights to consent to any action taken by the debt security holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial debt securities at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “—Exchange Agent” and before acceptance by us of your tendered debt securities for exchange.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial debt securities to be withdrawn,

(2) identify the initial debt securities to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these debt securities,

(3) be signed by the person having tendered the initial debt securities to be withdrawn in the same manner as the original signature on the letter of transmittal by which these debt securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial debt securities to register the transfer of these debt securities into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these initial debt securities are to be registered, if this name is different from that of the person having tendered the initial debt securities to be withdrawn, and

(5) if applicable because the initial debt securities have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial debt securities to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial debt securities that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial debt securities that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial debt securities in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Debt Securities” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1) the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC,

(2) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us, and

(3) we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all debt security holders. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial debt securities that have been tendered,

(2) extend the exchange offer and retain all debt securities tendered before the expiration date, subject to the rights of the holders of these debt securities to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered debt securities that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange debt securities at the same carrying value as the initial debt securities as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange debt securities over the term of the exchange debt securities.

Exchange Agent

We have appointed Bank of New York as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail, hand delivery or overnight delivery:

The Bank of New York
Reorganization Unit
Attn: Evangeline R. Gonzales
101 Barclay Street, 7E
New York, NY 10286
Facsimile Transmission: (212) 298-1915
Confirm by Telephone: (212) 815-3738

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial debt securities and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial debt securities in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange debt securities or initial debt securities for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the debt securities tendered,

(2) tendered initial debt securities are registered in the name of any person other than the person signing the letter of transmittal, or

(3) a transfer tax is payable for any reason other than the exchange of the initial debt securities in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial debt securities were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial debt securities for exchange debt securities in accordance with this exchange offer, or if you do not properly tender your initial debt securities in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial debt securities unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial debt securities under the Securities Act. You will not be able to require us to register your initial debt securities under the Securities Act unless:

(1) changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer,

(2) for any reason the exchange offer is not consummated by January 4, 2008,

(3) any holder notifies us prior to the 30th day following consummation of this exchange offer that it is prohibited by law or applicable interpretations of the staff of the SEC from participating in the exchange offer,

(4) in the case of any holder who participates in the exchange offer, such holder notifies us prior to the 30th day following the consummation of the exchange offer that it did not receive exchange debt securities that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), or

(5) any initial purchaser so requests with respect to initial debt securities that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution, in which case the Registration Rights Agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial debt securities described in this sentence. We do not currently anticipate that we will register under the Securities Act any debt securities that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange debt securities for its own account in exchange for initial debt securities, where such initial debt securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange debt securities. See “Plan of Distribution.”

DESCRIPTION OF THE DEBT SECURITIES AND THE GUARANTEES

General

The initial debt securities were issued, and the exchange debt securities will be issued, pursuant to the Indenture. The statements set forth below are brief summaries of certain provisions contained in the Indenture, which summaries do not purport to be complete and are qualified in their entirety by reference to the Indenture, which you may obtain from us upon request. Terms used herein that are otherwise not defined shall have the meanings given to them in the Indenture. Such defined terms shall be incorporated herein by reference.

The initial debt securities in an aggregate principal amount equal to $5 billion were issued on April 9, 2007 and an aggregate principal amount of the exchange debt securities up to $5 billion are being issued in this offering. The Indenture does not limit the amount of debt securities which may be issued thereunder and debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by us. We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing Holders of securities of that series. The debt securities will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The 2012 notes will mature on July 2, 2012, the 2017 notes will mature on May 1, 2017, and the 2037 debentures will mature on May 1, 2037. We will pay interest on the 2012 notes at the rate of 5.40% per year, on the 2017 notes at the rate of 5.85% per year and on the 2037 debentures at the rate of 6.55% per year. Interest on the 2012 notes will be payable semi-annually in arrears on January 2 and July 2 of each year to holders of record on the preceding December 15 and June 15 of each year. Interest on the 2017 notes and the 2037 debentures will be payable semi-annually in arrears on May 1 and November 1 of each year to holders of record on the preceding April 15 and October 15 of each year. If interest or principal on the debt securities is payable on a Saturday, Sunday or any other day when banks are not open for business in The City of New York, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. The first interest payment date on the 2012 notes is July 2, 2007. The first interest payment date on the 2017 notes and the 2037 debentures is November 1, 2007. Interest on the debt securities will accrue from April 9, 2007, and will accrue on the basis of a 360-day year consisting of twelve 30-day months.

Additional interest (“Additional Interest”) may accrue on the initial debt securities in certain circumstances pursuant to the Registration Rights Agreement.

The debt securities will be payable at the office of the paying agent, which initially will be an office or agency of The Bank of New York (the “Trustee”), or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York. Debt securities may be presented for exchange or registration of transfer at the office of the registrar, such agent initially being the Trustee. We will not charge a service fee for any registration of transfer or exchange of the debt securities.

Guarantees

Under the guarantees, each of TWE and TW NY Holding, as primary obligor and not merely as surety, will fully, irrevocably and unconditionally guarantee to each holder of the debt securities and to the Trustee and its successors and assigns, (1) the full and punctual payment of principal and interest on the debt securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of ours under the Indenture (including obligations to the Trustee) and the securities and (2) the full and punctual performance within applicable grace periods of all other obligations of ours under the Indenture and the debt securities. Such guarantees will constitute guarantees of payment, performance and compliance and not merely of collection. The obligations of each of TWE and TW NY Holding under the Indenture will be unconditional irrespective of the absence or existence of any action to enforce the same, the recovery of any judgment against us or each other or any waiver or amendment of the provisions of the Indenture or the debt securities to the extent that any such action or similar action would otherwise constitute a legal or equitable discharge or defense of a guarantor (except that any such waiver or amendment that expressly purports to modify or release such obligations shall be effective in accordance with its terms). The obligations of TWE and TW NY Holding to make any payments may be satisfied by causing us to make such payments. Each of

TWE and TW NY Holding shall further agree to waive presentment to, demand of payment from and protest to us and shall also waive diligence, notice of acceptance of its guarantee, presentment, demand for payment, notice of protest for non-payment, filing a claim if we complete a merger or declare bankruptcy and any right to require a proceeding first against us. These obligations shall be unaffected by any failure or policy of the Trustee to exercise any right under the Indenture or under any series of security. If any holder of any debt security (a “Holder”) or the Trustee is required by a court or otherwise to return to us, TWE or TW NY Holding, or any custodian, trustee, liquidator or other similar official acting in relation to us, TWE or TW NY Holding, any amount paid by us or any of them to the Trustee or such Holder, the guarantees of TWE and TW NY Holding, to the extent theretofore discharged, shall be reinstated in full force and effect.

Further, each of the guarantors agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of debt securities in enforcing any of their respective rights under the guarantees. The Indenture provides that each of the guarantees of TWE and TW NY Holding is limited to the maximum amount that can be guaranteed by TWE and TW NY Holding, respectively, without rendering the relevant guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Although we believe the guarantees of TWE and TW NY Holding are valid and enforceable, under certain circumstances, a court could find a subsidiary’s guarantee void or unenforceable under fraudulent conveyance, fraudulent transfer or similar laws.

The Indenture further provides that we and the Trustee may enter into a supplemental Indenture without the consent of the Holders to add additional guarantors in respect of the debt securities.

Existing Indebtedness

The following is a summary of the existing public debt and committed credit facilities of our company and the guarantors. Please see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Financial Condition and Liquidity” for a further description of this indebtedness. In addition to the following indebtedness, one of our non-guarantor subsidiaries, TW NY, has issued $300 million of Series A Preferred Membership Units, which are subject to mandatory redemption on August 1, 2013.

Our Company.  At June 30, 2007, the aggregate committed amount under our Five-Year Term Facility and our Cable Revolving Facility, including amounts reserved from time to time to support commercial paper borrowings and letters of credit, was $9.045 billion. As of June 30, 2007, there were borrowings of $3.045 billion outstanding under our Five-Year Term Facility, letters of credit totaling $159 million outstanding under our Cable Revolving Facility and approximately $2.5 billion of commercial paper was supported by our Cable Revolving Facility. The unused committed capacity under our credit facilities as of June 30, 2007 was $3.4 billion, net of $159 million of outstanding letters of credit backed by the Cable Revolving Facility and including $70 million of cash and equivalents.

TWE.  At June 30, 2007, the aggregate principal amount outstanding of debt securities of TWE was $3.2 billion. TWE is also a guarantor under our Five-Year Term Facility, Cable Revolving Facility and commercial paper program.

TW NY Holding.  As of June 30, 2007, TW NY Holding did not have any outstanding public debt or bank debt. TW NY Holding is also a guarantor under our Five-Year Term Facility, Cable Revolving Facility and commercial paper program.

Release of Guarantees

The Indenture provides that any guarantor shall be automatically released from its obligations under its guarantee upon receipt by the Trustee of a certificate of a Responsible Officer of ours certifying that such guarantor has no outstanding Indebtedness For Borrowed Money, as of the date of such certificate, other than any other guarantee of Indebtedness For Borrowed Money that will be released concurrently with the release of such guarantee. In addition, TW NY Holding will be released from its guarantee under such circumstances only if it is also a wholly-owned direct or indirect subsidiary of ours. However, there is no covenant in the Indenture that would prohibit any such guarantor from incurring Indebtedness For Borrowed Money after the date such guarantor is released from its guarantee.

Ranking

The debt securities will be our unsecured senior obligations, and will rank equally with our other unsecured and unsubordinated obligations. The guarantees of the debt securities will be unsecured and senior obligations of TWE and TW NY Holding, and will rank equally with all other unsecured and unsubordinated obligations of TWE and TW NY Holding, respectively.

The debt securities and the guarantee will effectively rank junior in right of payment to any of our or the guarantors’ future secured obligations to the extent of the value of the assets securing such obligations. Neither we nor the guarantors have any secured obligations other than secured obligations totaling approximately $12 million as of June 30, 2007.

The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. The Indenture does not limit the amount of unsecured indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries. As of June 30, 2007, our non-guarantor subsidiaries had total liabilities of $8.6 billion (excluding intercompany liabilities payable to the guarantors or us but including $6.8 billion in deferred income taxes).

Furthermore, we and TW NY Holding are holding companies with no material business operations. The ability of each of us and TW NY Holding to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our and TW NY Holding’s respective subsidiaries and the distribution or other payment to us or TW NY Holding of such earnings or cash flow. See “Business—Corporate Structure” for a chart showing our corporate organization and our direct and indirect ownership interests in our principal subsidiaries.

Certain Covenants

Limitation on Liens

The Indenture provides that neither we nor any Material Subsidiary of ours shall incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness For Borrowed Money that is secured by a lien on any asset now owned or hereafter acquired by us or it unless we make or cause to be made effective provisions whereby the debt securities will be secured by such lien equally and ratably with (or prior to) all other indebtedness thereby secured so long as any such indebtedness shall be secured. The foregoing restriction does not apply to the following:

•	liens existing as of the date of the Indenture;

•	liens issued, created or assumed by our Subsidiaries to secure indebtedness of such Subsidiaries to us or to one or more of our other Subsidiaries;

•	liens affecting property of a Person existing at the time it becomes a Subsidiary of ours or at the time it merges into or consolidates with us or a Subsidiary of ours or at the time of a sale, lease or other disposition of all or substantially all of the properties of such Person to us or our Subsidiaries;

•	liens on property or assets existing at the time of the acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure indebtedness incurred prior to, at the time of, or within 18 months after the acquisition thereof for the purpose of financing all or part of the purchase price thereof, in a principal amount not exceeding 110% of the purchase price;

•	liens on any property to secure all or part of the cost of improvements or construction thereon or indebtedness incurred to provide funds for such purpose in a principal amount not exceeding 110% of the cost of such improvements or construction;

•	liens on shares of stock, indebtedness or other securities of a Person that is not a Subsidiary of ours;

•	liens in respect of capital leases entered into after the date of the Indenture provided that such liens extend only to the property or assets that are the subject of such capital leases;

•	liens resulting from progress payments or partial payments under United States government contracts or subcontracts;

•	any extensions, renewal or replacement of any lien referred to above or of any indebtedness secured thereby; provided, however, that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, or at the time the lien was issued, created or assumed or otherwise permitted, and that such extension, renewal or replacement lien shall be limited to all or part of substantially the same property which secured the lien extended, renewed or replaced (plus improvements on such property);

•	liens in favor of the trustee; and

•	other liens arising in connection with our indebtedness and our Subsidiaries’ indebtedness in an aggregate principal amount for us and our Subsidiaries not exceeding at the time such lien is issued, created or assumed the greater of (a) 15% of the Consolidated Net Worth of our company and (b) $500 million.

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

None of our company, TWE or TW NY Holding may consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1) (a) in the case of our company, the Person formed by such consolidation or into which our company is merged or the Person which acquires by conveyance or transfer the properties and assets of our company substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the Indenture (as supplemented from time to time) on the part of our company to be performed or observed; (b) in the case of TWE or TW NY Holding, the Person formed by such consolidation or into which TWE or TW NY Holding is merged or the Person which acquires by conveyance or transfer the properties and assets of TWE or TW NY Holding substantially as an entirety shall be either (i) one of us, TWE or TW NY Holding or (ii) a Person organized and existing under the laws of the United States of America or any State or the District of Columbia, and in the case of clause (ii), shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the performance of every covenant of the Indenture (as supplemented from time to time) on the part of TWE or TW NY Holding to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) we have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of our company, TWE or TW NY Holding substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which our company, TWE or TW NY Holding is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of our company, TWE or TW NY Holding, as the case may be, under the Indenture with the same effect as if such successor had been named as our company, TWE or TW NY Holding, as the case may be, in the Indenture. In the event of any such conveyance or transfer, our company, TWE or TW NY Holding, as the case may be, as the predecessor shall be discharged from all obligations and covenants under the Indenture and the debt securities and may be dissolved, wound up or liquidated at any time thereafter.

Notwithstanding the foregoing, such provisions with respect to limitations on consolidation, merger, conveyance or transfer on certain terms shall not apply to any guarantor if at such time such guarantor has been released from its obligations under its guarantee upon receipt by the Trustee of a certificate of a Responsible Officer of ours certifying that such guarantor has no outstanding Indebtedness For Borrowed Money as described above under “Guarantees.”

Subject to the foregoing, the Indenture and the debt securities do not contain any covenants or other provisions designed to afford Holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving our company.

Certain Definitions

The following are certain of the terms defined in the Indenture:

“Consolidated Net Worth” means, with respect to any Person, at the date of any determination, the consolidated stockholders’ or owners’ equity of the holders of capital stock or partnership interests of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP consistently applied.

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the Indenture.

“Holder,” when used with respect to any debt securities, means a holder of the debt securities, which means a Person in whose name a debt security is registered in the Security Register.

“Indebtedness For Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness For Borrowed Money of others. The Indebtedness For Borrowed Money of any Person shall include the Indebtedness For Borrowed Money of any other entity (including any partnership in which such Person is general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other contractual relationship with such entity, except to the extent the terms of such Indebtedness For Borrowed Money provide that such Person is not liable therefor.

“Material Subsidiary” means any Person that is a Subsidiary if, at the end of our most recent fiscal quarter, the aggregate amount, determined in accordance with GAAP consistently applied, of securities of, loans and advances to, and other investments in, such Person held by us and our other Subsidiaries exceeded 10% of our Consolidated Net Worth.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Responsible Officer,” when used with respect to us, means any of the Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Senior Executive Vice President, General Counsel, Treasurer or Controller of our company (or any equivalent of the foregoing officers).

“Security Register” means the register or registers we shall keep or cause to be kept, in which, we shall provide for the registration of debt securities, or of debt securities of a particular series, and of transfers of debt securities or of debt securities of such series.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

We may redeem some or all of the debt securities at any time and from time to time, as a whole or in part, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus 20 basis points for the 2012 notes, 30 basis points for the 2017 notes and 35 basis points for the 2037 debentures, plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of four Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means four primary U.S. Government securities dealers to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each series of debt securities to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such series of debt securities, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury notes adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

The Indenture provides that we (and, to the extent applicable, TWE and TW NY Holding), at our option,

(a) will be Discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

(b) need not comply with the covenants described above under “—Certain Covenants,” the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the Holders of such series to recognize income, gain or loss for federal income tax purposes and, in the case of a Discharge pursuant to clause (a), accompanied by a ruling to such effect received from or published by the IRS.

In addition, we are required to deliver to the Trustee an Officers’ Certificate stating that such deposit was not made by us with the intent of preferring the Holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

The Indenture provides that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the Holders of 25% in aggregate principal amount of the outstanding debt securities of such series (or 25% in aggregate principal amount of all outstanding debt securities under the Indenture, in the case of certain Events of Default affecting all series of debt securities under the Indenture) may declare the principal of all the debt securities of such series to be due and payable.

“Events of Default” in respect of any series are defined in the Indenture as being:

•	default for 30 days in payment of any interest (including Additional Interest) installment with respect to such series;

•	default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•	default for 90 days after written notice to us (or TWE or TW NY Holding, if applicable) by the Trustee thereunder or by Holders of 25% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series;

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any Material Subsidiary thereof which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs; and

•	any guarantee ceasing to be, or asserted by any guarantor as not being, in full force and effect, enforceable according to its terms, except to the extent contemplated by the Indenture.

The Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series, give to the Holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the Holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the Holders of the debt securities before proceeding to exercise any right or power under the Indenture at the request of Holders of the debt securities.

The Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

In certain cases, the Holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the Holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such debt securities.

The Indenture includes a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indenture

We and the Trustee may, without the consent of the Holders of the debt securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another Person to us, TWE or TW NY Holding and the assumption by such successor of our company’s, TWE’s or TW NY Holding’s obligations under the Indenture and the debt securities of any series or the guarantees relating thereto;

(2) to add to the covenants of our company, TWE or TW NY Holding, or to surrender any rights or powers of our company, TWE or TW NY Holding, for the benefit of the Holders of debt securities of any or all series;

(3) to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture;

(4) to add to the Indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Section 316(a)(2) of the

Act as in effect at the date as of which the Indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities, to provide for the issuance of any series of debt securities and/or to add to the rights of the Holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the Indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the Indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into common stock or another such similar security;

(10) to secure any series of debt securities pursuant to the Indenture’s limitation on liens;

(11) to add additional guarantors in respect of the debt securities;

(12) to make any change necessary to comply with any requirement of the SEC in connection with the qualification of the Indentures or any supplemental indenture under the Act; and

(13) to make any other change that does not adversely affect the rights of the Holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the Holders of debt securities of any series in any material respect.

The Indenture contains provisions permitting us and the Trustee, with the consent of the Holders of a majority in principal amount of the outstanding debt securities of all series to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the Holders of affected debt securities, among other things:

(1) change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

(2) reduce the percentage in principal amount of any such debt securities the consent of whose Holders is required for any supplemental indenture, waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture;

(3) modify any of the provisions of the Indenture related to (i) the requirement that the Holders of debt securities consent to certain amendments of the Indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of Holders required to make such amendments or grant such waivers;

(4) impair or adversely affect the right of any Holder to institute suit for the enforcement of any payment on, or with respect to, such debt securities on or after the maturity of such debt securities; or

(5) amend or modify the terms of any of the guarantees in a manner adverse to the Holders.

The Trustee

The Bank of New York is the Trustee under the Indenture. The Trustee is a depository for funds and performs other services for, and transacts other banking business with, us in the normal course of business. The Bank of New York is also the trustee under the TWE Indenture.

Governing Law

The Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

Except as described below, we will initially issue the exchange debt securities in the form of one or more registered exchange debt securities in global form without coupons. We will deposit each global debt security on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange debt securities in the name of The Depository Trust Company or its nominee, or will leave these debt securities in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company, the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures,

(1) upon deposit of the global debt securities, it will credit the accounts of the direct participants with an interest in the global debt securities, and

(2) it will maintain records of the ownership interests of these direct participants in the global debt securities and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global debt securities. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global debt securities.

Investors in the global debt securities may hold their interests in the debt securities directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global debt securities may also hold their interests in the debt securities through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global debt securities on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global debt security, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global debt security to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global debt securities to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global debt securities will not have debt securities registered in their names, will not receive physical delivery of debt securities in certificated form and will not be considered the registered owners or holders of these debt securities under the Indenture for any purpose.

Payments with respect to the principal of and interest on any debt securities represented by a global debt securities registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global debt security representing these debt securities under the Indenture. Under the terms of the Indenture, we and the trustee will treat the person in whose names the debt securities are registered, including debt securities represented by global debt securities, as the owners of the debt securities for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global debt securities registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the Indenture. Consequently, none of The Bank of New York, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1) any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global debt securities or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global debt securities or

(2) any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the debt securities, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global debt securities will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the Trustee or us.

Neither we nor the Trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the debt securities and us and the Trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the debt securities.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global debt security in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of debt securities only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global debt securities and only in respect of the portion of the aggregate principal amount of the debt securities as to which the participant or participants has or have given that direction. However, if there is an Event of Default with respect to the debt securities, The Depository Trust Company reserves the right to exchange the global debt securities for legended debt securities in certificated form and to distribute them to its participants.

Although The Depository Trust Company has agreed to these procedures to facilitate transfers of interests in the global debt securities among participants in The Depository Trust Company, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. Neither we nor the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Debt Securities for Certificated Debt Securities

A global debt security will be exchangeable for definitive debt securities in registered certificated form if:

(1) The Depository Trust Company notifies us that it is unwilling or unable to continue as depository for the global debt securities and we fail to appoint a successor depository within 90 days,

(2) The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and we fail to appoint a successor within 90 days,

(3) we elect to cause the issuance of the certificated debt securities upon a notice of the Trustee, or

(4) a default or an Event of Default under the Indenture for the debt securities has occurred and is continuing with respect to a series of the debt securities entitling the holders of the debt securities of such series to accelerate the maturity of such debt securities.

In all cases, certificated debt securities delivered in exchange for any global note or beneficial interests in a global debt security will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Debt Securities for Book-Entry Debt Securities

Initial debt securities issued in certificated form may be exchanged for beneficial interests in the global debt securities.

Same Day Settlement

We expect that the interests in the global debt securities will be eligible to trade in The Depository Trust Company’s Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated debt securities will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global debt security from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global debt security by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Payment

We will make all payments of principal and interest on the debt securities at the office of the Trustee and at the agency of the Trustee maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At our option however, we may make these installments of interest by check mailed to the holders of debt securities at their respective addresses provided in the register of holders of debt securities.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain material anticipated U.S. federal income tax consequences to a U.S. Holder and to a Non-U.S. Holder, each as defined below, and of certain material anticipated U.S. federal estate tax consequences to a Non-U.S. Holder, of the exchange of initial debt securities for exchange debt securities in accordance with the exchange offer, as well as the ownership and disposition of the exchange debt securities by U.S Holders and Non-U.S. Holders, each as defined below. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to the classification of the exchange debt securities for U.S. federal income tax purposes or any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

This discussion does not address any U.S. federal alternative minimum tax; U.S. federal estate, gift, or other non-income tax except as expressly provided below; or any state, local, or non-U.S. tax consequences of the acquisition, ownership, or disposition of an exchange debt security. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of exchange debt securities subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions, or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers, or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold debt securities as part of hedges, straddles, constructive sales, conversion transactions, or other integrated investments, (vi) acquire debt securities as compensation for services, (vii) have a functional currency other than the U.S. dollar, (viii) use the mark-to-market method of accounting, or (ix) are U.S. expatriates.

As used in this discussion of certain U.S. federal income tax considerations, a “Holder” means a beneficial owner of an exchange debt security. A “U.S. Holder” means a Holder that is: (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or and the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner or partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of an exchange debt security. As used herein, a “Non-U.S. Holder” means a Holder that is neither a U.S. Holder nor a Partnership.

This discussion assumes that an exchange debt security will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times. This discussion also assumes that the initial debt securities were issued without original issue discount, and that a Holder did not purchase initial debt securities at a market discount that exceeded a statutorily defined de minimis amount or at a premium.

A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Tax Considerations Applicable to U.S. Holder and Non-U.S. Holders

An exchange of initial debt securities for exchange debt securities pursuant to the registration rights agreement will not be a taxable exchange for U.S. federal income tax purposes, and a Holder will not recognize any gain or loss on such exchange. Following an exchange of initial debt securities for exchange debt securities pursuant to such registration rights agreement, a Holder’s holding period in its exchange debt securities will include its holding period in the debt securities exchanged therefor, and a Holder’s tax basis in its exchange debt securities will equal its adjusted tax basis in the initial debt securities exchanged therefor immediately before such exchange. The U.S. federal income tax consequences of a Holder’s ownership or disposition of an exchange debt security generally will be the same as the U.S. federal income tax consequences of a Holder’s ownership or disposition of an initial debt security.

Tax Considerations for a U.S. Holder

Payments of Interest

Stated interest on an exchange debt security generally will be taxable to a U.S. Holder as ordinary income at the time it accrues or is received in accordance with a U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Payments on Early Redemptions

In certain circumstances (see “Description of the Debt Securities and the Guarantees—Optional Redemption”) we may be entitled to redeem exchange debt securities before their stated maturity date. Because we believe that there is only a remote chance that such redemption will occur, we do not intend to treat such potential redemptions as part of or affecting the yield to maturity of any debt security under applicable Treasury regulations. That is, we intend to take the position that the exchange debt securities are not “contingent payment debt instruments.” In the event that such a contingency occurs, it would affect the amount and timing of the income that a U.S. Holder will recognize. Our determination that this contingency is remote is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on an exchange debt security at a higher yield and to treat as ordinary income (rather than as capital gain) any income realized on the taxable disposition of an exchange debt security before the resolution of such contingencies.

Sale, Exchange, or Retirement of an Exchange Debt Security

A U.S. Holder generally will recognize gain or loss on the sale, exchange, retirement, or other taxable disposition of an exchange debt security in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest not previously included in income, which will be taxable as ordinary income), and (ii) such U.S. Holder’s adjusted tax basis in the exchange debt security. A U.S. Holder’s adjusted tax basis in an exchange debt security generally will be its cost to such U.S. Holder (including the cost of initial debt securities exchanged therefore, as described above in “Tax Considerations Applicable to U.S. Holder and Non-U.S. Holders”). Gain or loss recognized on the sale, exchange, retirement, or other taxable disposition of an exchange debt security generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such exchange debt security exceeds one year. Long-term capital gain is subject to tax at a reduced rate to a non-corporate U.S. Holder (which reduced rate is currently scheduled to expire on January 1, 2011). The deductibility of capital losses is subject to limitations.

Tax Considerations for a Non-U.S. Holder

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.

U.S. Federal Income Tax

Payments of interest on an exchange debt security by us or our paying agent to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest will qualify as “portfolio interest.” Interest on an exchange debt security paid to a Non-U.S. Holder will qualify as portfolio interest if:

•	for U.S. federal income tax purposes, such Non-U.S. Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of Company stock entitled to vote;

•	for U.S. federal income tax purposes, such Non-U.S. Holder is not a controlled foreign corporation related directly or indirectly to us through stock ownership;

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (or, if certain income tax treaties apply, such interest is not attributable to a permanent establishment maintained by such Non-U.S. Holder within the United States);

•	such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder of the exchange debt security.

The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder’s name, address, and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange debt security on behalf of such Non-U.S. Holder, and provides to us or our paying agent a statement, signed under penalty of perjury, in which such organization, bank, or other financial institution certifies that it has received an IRS Form W-8BEN (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to us or our paying agent a copy thereof. Other methods might be available to satisfy the certification requirement depending on a Non-U.S. Holder’s particular circumstances.

The gross amount of any payment of interest on a Non-U.S. Holder’s exchange debt security that does not qualify for the portfolio interest exception will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement, or other disposition of an exchange debt security unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.

If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on an exchange debt security or gain realized on the disposition of an exchange debt security is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest and gain on a net income basis at graduated rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, if such

Non-U.S. Holder is a non-U.S. corporation, (i) such interest and gain will be included in the non-U.S. corporation’s earnings and profits, and (ii) such non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profit tax is eliminated by an applicable tax treaty. Although such effectively connected income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

In certain circumstances (see “Description of the Debt Securities and the Guarantees—Optional Redemption”), we may become obligated to make additional payments to Holders of the exchange debt securities. If any such additional payments are made, they may be treated as interest subject to the rules described above, or as other income subject to U.S. federal withholding tax. Although the matter is not free from doubt, we may treat such payments made to Non-U.S. holders as subject to U.S. federal withholding tax at a rate of 30 percent subject to reduction or exemption (a) by an applicable treaty if the Non-U.S. holder provides an IRS From W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8EC1 from a Non-U.S. holder claiming that such payments are effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of any such contingent payments.

U.S. Federal Estate Tax

An exchange debt security held or treated as held by an individual who is a non-resident of the U.S. (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided that (i) the interest on such exchange debt security is exempt from withholding of U.S. federal income tax under the portfolio interest exemption discussed above (without regard to the certification requirement), and (ii) interest on such exchange debt security is not effectively connected with the conduct of a U.S. trade or business by such individual. An individual may be a Non-U.S. Holder but not a non-resident of the U.S. for U.S. federal estate tax purposes. A Non-U.S. Holder that is an individual is urged to consult its own tax advisor regarding the possible application of the U.S. federal estate tax to its particular circumstances, including the effect of any applicable treaty.

Tax Considerations for Each Holder

Information Reporting and Backup Withholding

A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate (currently 28%) with respect to certain payments of principal of, and interest on, an exchange debt security, and the proceeds of a disposition of an exchange debt security before maturity. Backup withholding may apply to a U.S. Holder that (i) fails to furnish its taxpayer identification number (“TIN”), which for an individual is his or her social security number, within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct, and that it has not been notified by the IRS that it is subject to backup withholding. The application for exemption is available by providing a properly completed IRS Form W-9. These requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, certain financial institutions and individual retirement accounts.

We generally must report to the IRS and to a Non-U.S. Holder the amount of interest on exchange debt securities paid to such Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS. A U.S. Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

If a Non-U.S. Holder provides the applicable IRS Form W-8BEN or other applicable form (together with all appropriate attachments, signed under penalties of perjury, and identifying such Non-U.S. Holder and stating that it is not a U.S. person), and we or our paying agent, as the case may be, has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person, then such Non-U.S. Holder will not be subject to U.S. backup withholding with respect to payments of principal or interest on exchange debt securities made by us or our paying agent. Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

Payment of the proceeds of a disposition of an exchange debt security by a Non-U.S. Holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder (i) certifies its non-U.S. status on IRS Form W-8BEN (or successor form) signed under penalty of perjury, or (ii) otherwise establishes an exemption. Payment of the proceeds of a disposition of an exchange debt security by a Non-U.S. Holder made to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless such non-U.S. broker is a “U.S. Related Person” (as defined below). Payment of the proceeds of a disposition of an exchange debt security by a Non-U.S. Holder made to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless (i) such Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN (or successor form) signed under penalty of perjury, or (ii) such U.S. broker or U.S. Related Person has documentary evidence in its records as to the non-U.S. status of such Non-U.S. Holder and has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person.

For this purpose, a “U.S. Related Person” is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, or (iii) a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Backup withholding is not an additional tax. Any amount withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the exchange debt securities, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange debt securities for its own account pursuant to the exchange offer in exchange for initial debt securities acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange debt securities received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange debt securities. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange debt securities received in exchange for initial debt securities where such initial debt securities were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange debt securities by broker-dealers. Exchange debt securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange debt securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange debt securities. Any broker-dealer that resells exchange debt securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange debt securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange debt securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will opine that the exchange debt securities and guarantees are binding obligations of the registrants. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented us and our related parties from time to time.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements, schedule and supplementary information at December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, as set forth in their report. We have included our financial statements, schedule and supplementary information in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Adelphia as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Adelphia’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The Special-Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the exchange debt securities. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange debt securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the Indenture without charge by writing to Investor Relations, Time Warner Cable Inc., One Time Warner Center, North Tower, New York, NY 10019.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Time Warner Cable Inc.	Page

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2006 and 2005	F-3
Consolidated Statement of Operations for the years ended December 31, 2006, 2005 and 2004	F-4
Consolidated Statement of Cash Flows for the years ended December 31, 2006, 2005 and 2004	F-5
Consolidated Statement of Shareholders’ Equity for the years ended December 31, 2006, 2005 and 2004	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Consolidated Financial Statements
Consolidated Balance Sheet as of June 30, 2007 and December 31, 2006	F-49
Consolidated Statement of Operations for the three months and six months ended June 30, 2007 and 2006	F-50
Consolidated Statement of Cash Flows for the six months ended June 30, 2007 and 2006	F-51
Consolidated Statement of Shareholders’ Equity for the six months ended June 30, 2007 and 2006	F-52
Notes to Consolidated Financial Statements	F-53
Additional Financial Information
Quarterly Financial Information	F-74
Schedule II — Valuation and Qualifying Accounts	F-75
Supplementary Information — Condensed Consolidating Financial Statements	F-76

Adelphia Communications Corporation
Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-91
Consolidated Balance Sheets at December 31, 2005 and 2004	F-92
Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-93
Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2005, 2004 and 2003	F-96
Consolidated Statements of Stockholders’ Deficit for the years ended December 31, 2005, 2004 and 2003	F-97
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-98
Notes to Consolidated Financial Statements	F-99
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2006 and December 31, 2005	F-166
Condensed Consolidated Statements of Operations for the three months and six months ended June 30, 2006 and 2005	F-167
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006 and 2005	F-169
Notes to Condensed Consolidated Financial Statements	F-170

Comcast Corporation
Audited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (A Carve-Out of Comcast Corporation)
Report of Independent Registered Public Accounting Firm	F-210
Combined Balance Sheets as of December 31, 2005 and 2004	F-211
Combined Statements of Operations for the years ended December 31, 2005, 2004 and 2003	F-212
Combined Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	F-213
Combined Statements of Invested Equity for the years ended December 31, 2005, 2004 and 2003	F-214
Notes to Special Purpose Combined Carve-Out Financial Statements	F-215
Unaudited Special Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (A Carve-Out of Comcast Corporation)
Combined Balance Sheets as of June 30, 2006 and December 31, 2005	F-229
Combined Statements of Operations for the three months and six months ended June 30, 2006 and 2005	F-230
Combined Statements of Cash Flows for the six months ended June 30, 2006 and 2005	F-231
Notes to Special Purpose Combined Carve-Out Financial Statements	F-232

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of
Time Warner Cable Inc.

We have audited the accompanying consolidated balance sheets of Time Warner Cable Inc. (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the Financial Statement Schedule II and Supplementary Information listed in the index at Item 21(b). These financial statements, schedule and supplementary information are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements, schedule and supplementary information based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner Cable Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule and supplementary information, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Notes 1 and 3, the Company adopted Financial Accounting Standards Board Statement No. 123R, Share-Based Payment, as of January 1, 2006 using the modified-retrospective application method and adopted Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits, as of December 31, 2006.

      /s/ Ernst & Young LLP

Charlotte, North Carolina
February 22, 2007, except for the
  Supplementary Information, as to which the
  date is April 2, 2007

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET

	As of December 31,
	2006	2005
	(in millions)

ASSETS
Current assets
Cash and equivalents	$51	$12
Receivables, less allowances of $73 million in 2006 and $51 million in 2005	632	390
Receivables from affiliated parties	98	8
Other current assets	77	53
Current assets of discontinued operations	52	24

Total current assets	910	487
Investments	2,072	1,967
Property, plant and equipment, net	11,601	8,134
Intangible assets subject to amortization, net	876	143
Intangible assets not subject to amortization	38,051	27,564
Goodwill	2,059	1,769
Other assets	174	390
Noncurrent assets of discontinued operations	—	3,223

Total assets	$55,743	$43,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$516	$211
Deferred revenue and subscriber-related liabilities	156	84
Payables to affiliated parties	165	165
Accrued programming expense	524	301
Other current liabilities	1,113	837
Current liabilities of discontinued operations	16	98

Total current liabilities	2,490	1,696
Long-term debt	14,428	4,463
Mandatorily redeemable preferred membership units issued by a subsidiary	300	—
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400
Deferred income tax obligations, net	12,902	11,631
Long-term payables to affiliated parties	137	54
Other liabilities	296	247
Noncurrent liabilities of discontinued operations	2	848
Minority interests	1,624	1,007
Commitments and contingencies (Note 14)
Mandatorily redeemable Class A common stock, $0.01 par value, 43 million shares issued and outstanding as of December 31, 2005, none as of December 31, 2006	—	984
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million and 882 million shares issued and outstanding as of December 31, 2006 and 2005, respectively	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of December 31, 2006 and 2005	1	1
Paid-in-capital	19,314	17,950
Accumulated other comprehensive loss, net	(130)	(7)
Retained earnings	4,370	2,394

Total shareholders’ equity	23,564	20,347

Total liabilities and shareholders’ equity	$55,743	$43,677

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2006	2005	2004
	(in millions, except per share data)

Revenues:
Subscription:
Video	$7,632	$6,044	$5,706
High-speed data	2,756	1,997	1,642
Digital Phone	715	272	29

Total Subscription	11,103	8,313	7,377
Advertising	664	499	484

Total revenues(a)	11,767	8,812	7,861
Costs and expenses:
Costs of revenues(a)(b)	5,356	3,918	3,456
Selling, general and administrative(a)(b)	2,126	1,529	1,450
Depreciation	1,883	1,465	1,329
Amortization	167	72	72
Merger-related and restructuring costs	56	42	—

Total costs and expenses	9,588	7,026	6,307

Operating Income	2,179	1,786	1,554
Interest expense, net(a)	(646)	(464)	(465)
Income from equity investments, net	129	43	41
Minority interest expense, net	(108)	(64)	(56)
Other income, net	2	1	11

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,556	1,302	1,085
Income tax provision	(620)	(153)	(454)

Income before discontinued operations and cumulative effect of accounting change	936	1,149	631
Discontinued operations, net of tax	1,038	104	95
Cumulative effect of accounting change, net of tax	2	—	—

Net income	$1,976	$1,253	$726

Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.95	$1.15	$0.63
Discontinued operations	1.05	0.10	0.10
Cumulative effect of accounting change	—	—	—

Basic and diluted net income per common share	$2.00	$1.25	$0.73

Weighted-average common shares outstanding	990	1,000	1,000

(a)	Includes the following income (expenses) resulting from transactions with related companies:

	Year Ended December 31,
	2006	2005	2004
	(in millions)

Revenues	$94	$106	$112
Costs of revenues	(830)	(637)	(623)
Selling, general and administrative	9	24	23
Interest expense, net	(73)	(158)	(168)

(b)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2006	2005	2004
	(in millions)

OPERATING ACTIVITIES
Net income(a)	$1,976	$1,253	$726
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(2)	—	—
Depreciation and amortization	2,050	1,537	1,401
Income from equity investments	(129)	(43)	(41)
Minority interest expense, net	108	64	56
Deferred income taxes	240	(395)	441
Equity-based compensation	33	53	70
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(146)	(6)	39
Accounts payable and other liabilities	456	41	(20)
Other changes	(65)	(97)	(156)
Adjustments relating to discontinued operations(a)	(926)	133	145

Cash provided by operating activities	3,595	2,540	2,661

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(9,229)	(113)	(103)
Investment in Wireless Joint Venture	(633)	—	—
Capital expenditures from continuing operations	(2,718)	(1,837)	(1,559)
Capital expenditures from discontinued operations	(56)	(138)	(153)
Proceeds from disposal of property, plant and equipment	6	4	3
Other investment proceeds	631	—	—
Investments and acquisitions from discontinued operations	—	(48)	(4)

Cash used by investing activities	(11,999)	(2,132)	(1,816)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	634	(422)	1,149
Borrowings(c)	10,300	—	147
Repayments	(975)	—	(2,353)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	300	—	—
Principal payments on capital leases	(3)	(1)	(2)
Redemption of Comcast’s interest in TWC	(1,857)	—	—
Distributions to owners, net	(31)	(30)	(13)
Excess tax benefit on stock options	4	—	—
Other	71	—	—
Debt repayments of discontinued operations	—	(45)	—

Cash provided (used) by financing activities	8,443	(498)	(1,072)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	39	(90)	(227)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	12	102	329

CASH AND EQUIVALENTS AT END OF PERIOD	$51	$12	$102

(a)	Includes income from discontinued operations of $1.038 billion, $104 million and $95 million for the years ended December 31, 2006, 2005 and 2004, respectively. Income from discontinued operations in 2006 includes gains, net of taxes, of approximately $965 million. After considering adjustments related to discontinued operations, net cash flows from discontinued operations were $112 million, $237 million and $240 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(b)	Borrowings (repayments), net, reflect borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also included $17 million of debt issuance costs for the year ended December 31, 2006.

(c)	Includes net borrowings of $9.875 billion in 2006, which financed, in part, the cash portions of payments made in the acquisition of certain cable systems of Adelphia Communications Corporation and the redemption of Comcast Corporation’s interests in TWC and TWE.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

	Common	Paid-in-	Retained
	Stock	Capital	Earnings	Total
	(in millions)

BALANCE AT DECEMBER 31, 2003	$10	$18,846	$412	$19,268
Net income(a)	—	—	726	726
Change in unfunded accumulated benefit obligation, net of $1 million tax benefit	—	—	(1)	(1)

Comprehensive income	—	—	725	725
Reclassification of 48 million shares of Class A common stock to mandatorily redeemable Class A common stock at fair value(b)	—	(1,065)	—	(1,065)
Allocations from Time Warner Inc. and other, net(c)	—	46	—	46

BALANCE AT DECEMBER 31, 2004	10	17,827	1,137	18,974
Net income(a)	—	—	1,253	1,253
Change in unfunded accumulated benefit obligation, net of $2 million tax benefit	—	—	(3)	(3)

Comprehensive income	—	—	1,250	1,250
Reclassification of mandatorily redeemable Class A common stock(b)	—	81	—	81
Allocations from Time Warner Inc. and other, net(c)	—	42	—	42

BALANCE AT DECEMBER 31, 2005	10	17,950	2,387	20,347
Net income(a)	—	—	1,976	1,976
Change in unfunded accumulated benefit obligation, net of $1 million tax impact	—	—	1	1

Comprehensive income	—	—	1,977	1,977
Change in unfunded benefit obligation upon adoption of FAS 158, net of $84 million tax benefit	—	—	(124)	(124)
Shares of Class A common stock issued in the Adelphia acquisition	2	5,498	—	5,500
Reclassification of mandatorily redeemable Class A common stock(b)	—	984	—	984
Redemption of Comcast’s interest in TWC	(2)	(4,325)	—	(4,327)
Adjustment to goodwill resulting from the pushdown of Time Warner’s basis in TWC	—	(719)	—	(719)
Allocations from Time Warner Inc. and other, net(c)	—	(74)	—	(74)

BALANCE AT DECEMBER 31, 2006	$10	$19,314	$4,240	$23,564

(a)	Includes income from discontinued operations of $1.038 billion, $104 million and $95 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(b)	The mandatorily redeemable Class A common stock represents shares of TWC’s Class A common stock that were held by Comcast Corporation (“Comcast”) until July 31, 2006. During 2004, these shares were classified as mandatorily redeemable as a result of an agreement with Comcast that under certain circumstances would have required TWC to redeem such shares. As a result of an amendment to this agreement, the Company reclassified a portion of its mandatorily redeemable Class A common stock to shareholders’ equity in the second quarter of 2005. During 2006, this requirement terminated upon the closing of the redemption of Comcast’s interest in TWC and TWE, and as a result, these shares were reclassified to shareholders’ equity (Class A common stock and paid-in-capital) before ultimately being redeemed on July 31, 2006.

(c)	Amounts represent a change in TWC’s accrued liability payable to Time Warner Inc. for vested employee stock options, as well as other amounts pursuant to accounting for stock option plans.

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC” or the “Company”) is the second-largest cable operator in the U.S. and is an industry leader in developing and launching innovative video, data and voice services. As part of the strategy to expand TWC’s cable footprint and improve the clustering of its cable systems, on July 31, 2006, a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable systems of Adelphia Communications Corporation (“Adelphia”). Immediately prior to the Adelphia acquisition, TWC and Time Warner Entertainment Company, L.P. (“TWE”) redeemed Comcast’s interests in TWC and TWE, respectively. In addition, TW NY exchanged certain cable systems with Comcast. In connection with these transactions, TWC acquired approximately 3.2 million net basic video subscribers, consisting of approximately 4.0 million acquired subscribers and approximately 0.8 million subscribers transferred to Comcast. The systems transferred to Comcast that TWC owned prior to the Adelphia acquisition have been reflected as discontinued operations for all periods presented. Refer to Note 5 for further details.

At December 31, 2006, TWC had approximately 13.4 million basic video subscribers in technologically advanced, well-clustered systems located mainly in five geographic areas — New York state, the Carolinas, Ohio, southern California and Texas. This subscriber number includes approximately 788,000 managed subscribers located in the Kansas City, south and west Texas and New Mexico cable systems (the “Kansas City Pool”) that were consolidated on January 1, 2007, upon the distribution of the assets of Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an equity method investee at December 31, 2006, to its partners, TWC and Comcast. Refer to Note 5 for further details. As of December 31, 2006, TWC was the largest cable operator in a number of large cities, including New York City and Los Angeles.

Time Warner Inc. (“Time Warner”) currently holds an 84.0% economic interest in TWC (representing a 90.6% voting interest). The financial results of TWC’s operations are consolidated by Time Warner.

TWC principally offers three products — video, high-speed data and voice, which have been primarily targeted to residential customers. Video is TWC’s largest product in terms of revenues generated. TWC continues to increase video revenues through the offering of advanced digital video services such as video-on-demand (“VOD”), subscription-video-on-demand (“SVOD”), high definition television (“HDTV”) and set-top boxes equipped with digital video recorders (“DVRs”), as well as through price increases and subscriber growth. TWC’s digital video subscribers provide a broad base of potential customers for additional advanced services.

High-speed data has been one of TWC’s fastest-growing products over the past several years and is a key driver of its results. At December 31, 2006, TWC had approximately 6.6 million residential high-speed data subscribers (including approximately 374,000 managed subscribers in the Kansas City Pool). TWC also offers commercial high-speed data services and had approximately 245,000 commercial high-speed data subscribers (including approximately 15,000 managed subscribers in the Kansas City Pool) at December 31, 2006.

TWC’s voice service, Digital Phone, is TWC’s newest product, and approximately 1.9 million subscribers (including approximately 141,000 managed subscribers in the Kansas City Pool) received the service as of December 31, 2006. For a monthly fixed fee, Digital Phone customers typically receive the following services: unlimited local, in-state and U.S., Canada and Puerto Rico long-distance calling, as well as call waiting, caller ID and E911 services. TWC also is currently deploying a lower-priced unlimited in-state-only calling plan to serve those customers that do not use long-distance services extensively and, in the future, intends to offer additional plans with a variety of local and long-distance options. Digital Phone enables TWC to offer its customers a convenient package, or “bundle,” of video, high-speed data and voice services, and to compete effectively against similar bundled products available from its competitors.

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In November 2005, TWC and several other cable companies, together with Sprint Nextel Corporation (“Sprint”), announced the formation of a joint venture to develop integrated video entertainment, wireline and wireless data and communications products and services. In 2006, TWC began offering a bundle that includes Sprint wireless voice service in limited operating areas and will continue to roll out this product during 2007.

Some of TWC’s principal competitors, in particular, direct broadcast satellite operators and incumbent local telephone companies, either offer or are making significant capital investments that will allow them to offer services that provide features and functions comparable to the video, data and/or voice services that TWC offers and they are aggressively seeking to offer them in bundles similar to TWC’s.

In addition to the subscription services described above, TWC also earns revenues by selling advertising time to national, regional and local businesses.

As of July 31, 2006, the date the transactions with Adelphia and Comcast closed, the penetration rates for basic video, digital video and high-speed data services were generally lower in the systems acquired from Adelphia and Comcast (the “Acquired Systems”) than in TWC’s legacy systems. Furthermore, certain advanced services were not available in some of the Acquired Systems, and IP-based telephony service was not available in any of the Acquired Systems. To increase the penetration of these services in the Acquired Systems, TWC is in the midst of a significant integration effort that includes upgrading the capacity and technical performance of these systems to levels that will allow the delivery of these advanced services and features. As of December 31, 2006, Digital Phone was available in some of the Acquired Systems on a limited basis.

Basis of Presentation

Changes in Basis of Presentation

On February 13, 2007, the Company filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K that contained recast consolidated financial information as of December 31, 2005 and 2004 and for each year in the three-year period ended December 31, 2005. The financial information was recast so that the basis of presentation would be consistent with that of 2006. Specifically, the financial information was recast to reflect (i) the retrospective application of Financial Accounting Standards Board (“FASB”) Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which was adopted by the Company in 2006, (ii) the retrospective presentation of certain cable systems transferred in 2006 as discontinued operations and (iii) the effect of a stock dividend that occurred immediately prior to the consummation of the acquisition of assets of Adelphia. The financial information presented herein reflects the impact of that recast as well as the restatement discussed below under the heading “Restatement of Prior Financial Information.”

Stock-based compensation.  Historically, TWC employees have participated in various Time Warner equity plans. TWC has established the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”). The Company expects that its employees will participate in the 2006 Plan starting in 2007 and thereafter will not continue to participate in Time Warner’s equity plan. TWC employees who have outstanding equity awards under the Time Warner equity plans will retain any rights under those Time Warner equity awards pursuant to their terms regardless of their participation in the 2006 Plan. The Company has adopted the provisions of FAS 123R as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also amends FASB Statement No. 95, Statement of Cash Flows, to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.

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Prior to the adoption of FAS 123R, the Company had followed the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation (“FAS 123”), which allowed the Company to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and disclose the pro forma effects on net income (loss) had the fair value of the equity awards been expensed. In connection with adopting FAS 123R, the Company elected to adopt the modified retrospective application method provided by FAS 123R and, accordingly, financial statement amounts for all prior periods presented herein reflect results as if the fair value method of expensing had been applied from the original effective date of FAS 123. The following tables set forth the changes to the Company’s consolidated statement of operations and balance sheet as a result of the adoption of FAS 123R for the years ended December 31, 2005 and 2004 (in millions, except per share data):

	Year Ended December 31,
	2005	2004
	increase (decrease)

Consolidated Statement of Operations:
Operating Income	$(53)	$(66)
Income before income taxes, discontinued operations and cumulative effect of accounting change	(50)	(63)
Net income	(30)	(38)
Net income per common share	$(0.03)	$(0.04)

	As of December 31,
	2005	2004
	increase (decrease)

Consolidated Balance Sheet:
Deferred income tax obligations, net	$(135)	$(130)
Minority interest	(10)	(7)
Shareholders’ equity	145	137

Prior to the adoption of FAS 123R, for disclosure purposes, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.

Additionally, when recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, for disclosure purposes, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures. Accordingly, the Company recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption of FAS 123R in 2006, to recognize the effect of estimating the number of Time Warner equity-based awards granted to TWC employees prior to January 1, 2006 that are not ultimately expected to vest.

Discontinued operations.  As discussed more fully in Note 5, the Company has reflected the operations of the Transferred Systems (as defined in Note 5 below) as discontinued operations for all periods presented.

Stock dividend.  Immediately prior to the consummation of the Adelphia Acquisition (as defined in Note 5 below), TWC effected a stock dividend and distributed approximately 999,999 shares of Class A

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common stock for each share of Class A common stock outstanding and 999,999 shares of Class B common stock for each share of Class B common stock outstanding as of the record date for such dividend. All prior period common stock information has been recast to reflect the effect of the stock dividend.

Restatement of Prior Financial Information

As previously disclosed, the SEC had been conducting an investigation into certain accounting and disclosure practices of TWC’s parent company, Time Warner. On March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement, which resolved the SEC’s investigation of Time Warner. Under the terms of the settlement with the SEC, Time Warner agreed, without admitting or denying the SEC’s allegations, to be enjoined from future violations of certain provisions of the securities laws and to comply with the cease-and-desist order issued by the SEC to AOL LLC (formerly America Online, Inc. (“AOL”)), a subsidiary of Time Warner, in May 2000. Time Warner also agreed to appoint an independent examiner, who was to either be or hire a certified public accountant. The independent examiner was to review whether Time Warner’s historical accounting for certain transactions (as well as any subsequent amendments) with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related online advertising elements, was appropriate, and provide a report to Time Warner’s Audit and Finance Committee of its conclusions. The transactions that were to be reviewed were entered into (or amended) between June 1, 2000 and December 31, 2001, including subsequent amendments thereto, and involved online advertising and related transactions for which the majority of the revenue was recognized by Time Warner before January 1, 2002.

During the third quarter of 2006, the independent examiner completed his review, in which he concluded that certain of the transactions under review with 15 counterparties, including the three cable programming affiliation agreements with advertising elements, had been accounted for improperly because the historical accounting did not reflect the substance of the arrangements. Under the terms of its SEC settlement, Time Warner was required to restate any transactions that the independent examiner determined were accounted for improperly. Accordingly, Time Warner restated its consolidated financial results for each of the years ended December 31, 2000 through December 31, 2005 and for the six months ended June 30, 2006. The impact of the adjustments is reflected in amendments filed by Time Warner with the SEC on September 13, 2006. In addition, TWC restated its consolidated financial results for the years ended December 31, 2001 through December 31, 2005 and for the six months ended June 30, 2006. The restated consolidated financial results are reflected in TWC’s Current Report on Form 8-K filed with the SEC on February 13, 2007, as well as in the financial statements presented herein.

The three transactions impacting TWC are ones in which TWC entered into cable programming affiliation agreements at the same time it committed to deliver (and did subsequently deliver) network and online advertising services to those same counterparties. Total Advertising revenues recognized by TWC under these transactions were approximately $274 million (approximately $134 million in 2001 and approximately $140 million in 2002). Included in the $274 million was $56 million related to operations that have been subsequently classified as discontinued operations. In addition to reversing the recognition of revenue, based on the independent examiner’s conclusions, the Company has recorded corresponding reductions in the cable programming costs over the life of the related cable programming affiliation agreements (which range from 10 to 12 years) that were acquired contemporaneously with the execution of the advertising agreements. This has the effect of increasing earnings beginning in 2003 and continuing through future periods.

The net effect of restating these transactions is that TWC’s net income was reduced by approximately $60 million in 2001 and $61 million in 2002 and was increased by approximately $12 million in each of 2003, 2004 and 2005, and by approximately $6 million for the first six months of 2006 (the impact for the year ended December 31, 2006 was an increase to the Company’s net income of approximately $12 million).

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While the restatement resulted in changes in the classification of cash flows within cash provided by operating activities, it has not impacted total cash flows during the periods.

Basis of Consolidation

The consolidated financial statements of TWC include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of all companies in which TWC has a controlling voting interest, as well as allocations of certain Time Warner corporate costs deemed reasonable by management to present the Company’s consolidated results of operations, financial position, changes in equity and cash flows on a stand-alone basis. The consolidated financial statements include the results of Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) only for the systems that are controlled by TWC and for which TWC holds an economic interest. The Time Warner corporate costs include specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services, and approximate Time Warner’s estimated overhead cost for services rendered. Intercompany transactions between the consolidated companies have been eliminated.

Reclassifications

Certain reclassifications have been made to the prior year financial information to conform to the December 31, 2006 presentation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Equivalents

Cash and equivalents include money market funds, overnight deposits and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.

Accounting for Investments

Investments in companies in which TWC has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when TWC owns between 20% and 50% of the investee. The effect of any changes in TWC ownership interests resulting from the issuance of capital by consolidated subsidiaries or unconsolidated cable television system joint ventures to unaffiliated parties is included as an adjustment to shareholders’ equity.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. With respect to certain customer premise equipment, which includes converters and cable modems, TWC capitalizes installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided, generally using the straight-line method, over their estimated useful lives.

TWC uses product-specific and, in the case of customers who have multiple products installed at once, bundle-specific standard costing models to capitalize installation activities. Significant judgment is involved in the development of these costing models, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of standard costing models for new products such as Digital Phone involve more estimates than the standard costing models for established products because the Company has less historical data related to the installation

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of new products. The standard costing models are reviewed annually and adjusted prospectively, if necessary, based on comparisons to actual costs incurred.

TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Types of capitalized expenditures include: customer premise equipment, scalable infrastructure, line extensions, plant upgrades and rebuilds and support capital. In connection with the Transactions, as defined in Note 5 below, TW NY acquired significant amounts of property, plant and equipment, which were recorded at their estimated fair values. The remaining useful lives assigned to such assets were generally shorter than the useful lives assigned to comparable new assets, to reflect the age, condition and intended use of the acquired property, plant and equipment.

As of December 31, 2006 and 2005, the Company’s property, plant and equipment and related accumulated depreciation included the following (in millions):

	As of December 31,		Estimated
	2006	2005	Useful Lives

Land, buildings and improvements(a)	$910	$634	10-20 years
Distribution systems	10,531	7,397	3-25 years(b	)
Converters and modems	3,630	2,772	3-4 years
Vehicles and other equipment	1,835	1,220	3-10 years
Construction in progress	637	521

	17,543	12,544
Less: Accumulated depreciation	(5,942)	(4,410)

Total	$11,601	$8,134

(a)	Land is not depreciated.
(b)	Weighted-average useful lives for distribution systems are approximately 12 years.

Asset Retirement Obligations

FASB Statement No. 143, Accounting for Asset Retirement Obligations, requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has certain franchise and lease agreements containing provisions requiring the Company to restore facilities or remove equipment in the event the agreement is not renewed. The Company anticipates that these agreements will be renewed on an ongoing basis; however, a remote possibility exists that such agreements could be terminated unexpectedly, which could result in the Company incurring significant expense in complying with such agreements. Should a franchise or lease agreement containing a provision referenced above be terminated, the Company would record an estimated liability for the fair value of the restoration and removal expense. As of December 31, 2006, no such liabilities have been recorded as the franchise and lease agreements are expected to be renewed and any costs associated with equipment removal provisions in the Company’s lease agreements are either not estimable or are insignificant to the Company’s results of operations.

Intangible Assets

TWC has a significant number of intangible assets, including customer relationships and cable franchises. Customer relationships and cable franchises acquired in business combinations are accounted for under the purchase method of accounting and are recorded at fair value on the Company’s consolidated balance sheet. Other costs incurred to negotiate and renew cable franchise agreements are capitalized as incurred. Customer

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relationships acquired are amortized over their estimated useful life (4 years) and other costs incurred to negotiate and renew cable franchise agreements are amortized over the term of such franchise agreements.

Asset Impairments

Investments

TWC’s investments are primarily accounted for using the equity method of accounting. A subjective aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. This evaluation is dependent on the specific facts and circumstances. For investments accounted for using the cost or equity method of accounting, TWC evaluates information including budgets, business plans and financial statements in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financings at an amount below the cost basis of the investment. This list is not all-inclusive and the Company’s management weighs all quantitative and qualitative factors in determining if an other-than-temporary decline in the value of an investment has occurred.

Long-lived Assets

Long-lived assets, including finite-lived intangible assets, are tested for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining the extent of an impairment, if any, typically requires various estimates and assumptions including cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, the Company uses internal cash flow estimates, quoted market prices and appraisals, as appropriate, to determine fair value.

Goodwill and Indefinite-lived Intangible Assets

Goodwill and indefinite-lived intangible assets, primarily certain franchise assets, are tested annually during the fourth quarter and whenever events or circumstances make it more likely than not that an impairment may have occurred, such as a significant adverse change in the business climate or a decision to sell or dispose of the unit. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow model. The use of a discounted cash flow model often involves the use of significant estimates and assumptions. Refer to Note 7 for further details.

Computer Software

TWC capitalizes certain costs incurred for the development of internal use software. These costs, which include the costs associated with coding, software configuration, upgrades and enhancements, are included in property, plant and equipment in the accompanying consolidated balance sheet. Such costs are depreciated on a straight-line basis over 3 to 5 years. These costs, net of accumulated depreciation, totaled $371 million and $280 million as of December 31, 2006 and 2005, respectively. Amortization of capitalized software costs was $81 million in 2006, $54 million in 2005 and $53 million in 2004.

Accounting for Pension Plans

TWC has defined benefit pension plans covering a majority of its employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, the discount rate used to determine

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the present value of future pension benefits and the rate of compensation increases. The determination of these assumptions is discussed in more detail in Note 11.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with FAS 123R, which requires that the Company measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the consolidated statement of operations over the period during which an employee is required to provide service in exchange for the award. Refer to “Changes in Basis of Presentation” in Note 1 and Note 4 for further information.

Revenues and Costs

Cable revenues are principally derived from video, high-speed data and Digital Phone subscriber fees and advertising. Subscriber fees are recorded as revenue in the period the service is provided. Subscription revenues received from subscribers who purchase bundled services at a discounted rate are allocated to each product in a pro-rata manner based on the individual product’s determined fair value. Installation revenues obtained from subscriber service connections are recognized in accordance with FASB Statement No. 51, Financial Reporting by Television Cable Companies, as a component of Subscription revenues as the connections are completed since installation revenues recognized are less than the related direct selling costs. Advertising revenues, including those from advertising purchased by programmers, are recognized in the period that the advertisements are exhibited.

Video programming, high-speed data and Digital Phone costs are recorded as the services are provided. Video programming costs are recorded based on the Company’s contractual agreements with its programming vendors. These contracts are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon rates, which represent fair market value, based on the number of subscribers to which the Company provides the service. If a programming contract expires prior to entering into a new agreement, management is required to estimate the programming costs during the period there is no contract in place. Management considers the previous contractual rates, inflation and the status of the negotiations in determining its estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management must also make estimates in the recognition of programming expense related to other items, such as the accounting for free periods, “most-favored-nation” clauses and service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required by management when the Company purchases multiple services from the same cable programming vendor. In these scenarios, the total consideration provided to the programming vendor is required to be allocated to the various services received based upon their respective fair values. Because multiple services from the same programming vendor are often received over different contractual periods and often have different contractual rates, the allocation of consideration to the individual services will have an impact on the timing of the Company’s expense recognition.

Launch fees received by the Company from programming vendors are recognized as a reduction of expense on a straight-line basis over the life of the related programming arrangement. Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expenses as the marketing services are provided.

Advertising costs are expensed upon the first exhibition of related advertisements. Marketing expense (including advertising), net of reimbursements from programmers, was $414 million in 2006, $306 million in 2005 and $272 million in 2004.

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Multiple-element Transactions

Multiple-element transactions involve situations where judgment must be exercised in determining fair value of the different elements in a bundled transaction. As the term is used here, multiple-element arrangements can involve:

•	Contemporaneous purchases and sales. The Company sells a product or service (e.g., advertising services) to a customer and at the same time purchases goods or services (e.g., programming);

•	Sales of multiple products and/or services. The Company sells multiple products or services to a counterparty (e.g., the Company sells video, Digital Phone and high-speed data services to a customer); and/or

•	Purchases of multiple products and/or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service. The Company purchases multiple products or services from a counterparty (e.g., the Company settles a dispute on an existing programming contract at the same time that it is renegotiating a new programming contract with the same programming vendor).

Contemporaneous purchases and sales.  In the normal course of business, TWC enters into multiple-element transactions where the Company is simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, TWC may at the same time negotiate for the sale of advertising to the same cable network. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, the Company looks to the guidance contained in the following authoritative literature:

•	APB Opinion No. 29, Accounting for Nonmonetary Transactions (“APB 29”);

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29 (“FAS 153”);

•	Emerging Issues Task Force (“EITF”) Issue No. 01-09, Accounting for Consideration Given by a Vendor to a Customer (“EITF 01-09”); and

•	EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (“EITF 02-16”).

The Company’s policy for accounting for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. The judgments made in determining fair value in such arrangements impact the amount and period in which revenues, expenses and net income are recognized over the term of the contract.

In determining the fair value of the respective elements, TWC refers to quoted market prices (where available), historical transactions or comparable cash transactions. The most frequent transactions of this type that the Company encounters involve funds received from its vendors, which the Company accounts for in accordance with EITF 02-16. The Company records cash consideration received from a vendor as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred in which case it would record the cash consideration received as a reduction in such cost or (ii) the Company is providing an identifiable benefit in exchange for the consideration in which case it recognizes revenue for this element.

With respect to programming vendor advertising arrangements being negotiated simultaneously with the same cable network, TWC assesses whether each piece of the arrangements is at fair value. The factors that

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are considered in determining the individual fair values of the programming and advertising vary from arrangement to arrangement and include:

•	existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•	comparison to fees under a prior contract;

•	comparison to fees paid for similar networks; and

•	comparison to advertising rates paid by other advertisers on the Company’s systems.

Sales of multiple products or services.  The Company’s policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is in accordance with EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and SEC Staff Accounting Bulletin No. 104, Revenue Recognition. Specifically, if the Company enters into sales contracts for the sale of multiple products or services, then the Company evaluates whether it has objective fair value evidence for each deliverable in the transaction. If the Company has objective fair value evidence for each deliverable of the transaction, then it accounts for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. However, if the Company is unable to determine objective fair value for one or more undelivered elements of the transaction, the Company recognizes revenue on a straight-line basis over the term of the agreement. For example, the Company sells cable, Digital Phone and high-speed data services to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Subscription revenues received from such subscribers are allocated to each product in a pro-rata manner based on the fair value of each of the respective services.

Purchases of multiple products or services.  The Company’s policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with the Company’s policy for the sale of multiple deliverables to a customer. Specifically, if the Company enters into a contract for the purchase of multiple products or services, the Company evaluates whether it has fair value evidence for each product or service being purchased. If the Company has fair value evidence for each product or service being purchased, it accounts for each separately, based on the relevant cost recognition accounting policies. However, if the Company is unable to determine fair value for one or more of the purchased elements, the Company would recognize the cost of the transaction on a straight-line basis over the term of the agreement.

This policy also would apply in instances where the Company settles a dispute at the same time the Company purchases a product or service from that same counterparty. For example, the Company may settle a dispute on an existing programming contract with a programming vendor at the same time that it is renegotiating a new programming contract with the same programming vendor. Because the Company is negotiating both the settlement of the dispute and a new programming contract, each of the elements should be accounted for at fair value. The amount allocated to the settlement of the dispute would be recognized immediately, whereas the amount allocated to the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements.

Gross Versus Net Revenue Recognition

In the normal course of business, TWC acts as an intermediary or agent with respect to payments received from third parties. For example, TWC collects taxes on behalf of franchising authorities. The accounting issue encountered in these arrangements is whether TWC should report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after payments to franchising authorities. The Company has determined that these amounts should be reported on a gross basis.

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Determining whether revenue should be reported gross or net is based on an assessment of whether TWC is acting as the principal in a transaction or acting as an agent in a transaction. To the extent TWC acts as a principal in a transaction, TWC reports as revenue the payments received on a gross basis. To the extent TWC acts as an agent in a transaction, TWC reports as revenue the payments received, less commissions and other payments to third parties on a net basis. The determination of whether TWC serves as principal or agent in a transaction involves judgment and is based on an evaluation of the terms of an arrangement. In determining whether TWC serves as principal or agent in these arrangements, TWC follows the guidance in EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

Income Taxes

TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The income tax benefits and provisions, related tax payments, and current and deferred tax balances have been prepared as if TWC operated as a stand-alone taxpayer for all periods presented in accordance with the tax sharing arrangement between TWC and Time Warner. Under the tax sharing arrangement, TWC is obligated to make tax sharing payments to Time Warner as if it were a separate payer. Income taxes are provided using the asset and liability method prescribed by FASB Statement No. 109, Accounting for Income Taxes. Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

During the years ended December 31, 2006 and 2005, the Company made cash tax payments to Time Warner of $444 million and $496 million. During the year ended December 31, 2004, the Company received cash tax refunds, net of cash tax payments, from Time Warner of $58 million.

Comprehensive Income (Loss)

Comprehensive income (loss), which is reported on the accompanying consolidated statement of shareholders’ equity, consists of net income (loss) and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income (loss). The following summary sets forth the net unfunded plan benefit obligations in accumulated other comprehensive loss (in millions):

	Year Ended December 31,
	2006	2005	2004

Balance at beginning of period	$(7)	$(4)	$(3)
Change in unfunded benefit obligation, net of tax(a)	(123)	(3)	(1)

Balance at end of period	$(130)	$(7)	$(4)

(a)	Primarily reflects the adoption of FAS 158 on December 31, 2006. Refer to Note 11 for further details.

Income per Common Share

Income per common share is computed by dividing net income by the weighted average of common shares outstanding during the period. Weighted-average common shares include shares of Class A common stock and Class B common stock. TWC does not have any dilutive or potentially dilutive securities or other obligations to issue common stock.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Segments

FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, requires public companies to disclose certain information about their reportable operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual segment and in assessing performance of the segment. Since the Company’s continuing operations provide its services over the same delivery system, the Company has only one reportable segment.

Use of Estimates

The preparation of the accompanying consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates. Estimates are used when accounting for certain items such as allowances for doubtful accounts, investments, programming agreements, depreciation, amortization, asset impairment, income taxes, pensions, stock-based compensation, business combinations, nonmonetary transactions and contingencies. Allocation methodologies used to prepare the accompanying consolidated financial statements are based on estimates and have been described in the notes, where appropriate.

3.	RECENT ACCOUNTING STANDARDS

Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans

On December 31, 2006, the Company adopted the provisions of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”). FAS 158 addresses the accounting for defined benefit pension plans and other postretirement benefit plans (“plans”). Specifically, FAS 158 requires companies to recognize an asset for a plan’s overfunded status or a liability for a plan’s underfunded status as of the end of the company’s fiscal year, the offset of which is recorded, net of tax, as a component of accumulated other comprehensive income (loss) in shareholders’ equity. As a result of adopting FAS 158, on December 31, 2006, the Company reflected the funded status of its plans by reducing its net pension asset by approximately $208 million to reflect actuarial and investment losses that had been deferred pursuant to prior pension accounting rules and recording a corresponding deferred tax asset of approximately $84 million and a net after-tax charge of approximately $124 million in accumulated other comprehensive loss, net, in shareholders’ equity.

Accounting for Sabbatical Leave and Other Similar Benefits

In June 2006, the EITF reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”). EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 became effective for TWC as of January 1, 2007 with respect to certain employment arrangements that are similar to a sabbatical leave and are expected to result in a reduction to retained earnings of approximately $62 million ($37 million, net of tax).

Income Statement Classification of Taxes Collected from Customers

In June 2006, the EITF reached a consensus on EITF Issue No. 06-03, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation) (“EITF 06-03”). EITF 06-03 provides that the presentation of taxes assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

customer on either a gross basis (included in revenues and costs) or on a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. The provisions of EITF 06-03 became effective for TWC as of January 1, 2007. EITF 06-03 is not expected to have a material impact on the Company’s consolidated financial statements.

Accounting for Uncertainty in Income Taxes

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that the Company recognize in the consolidated financial statements the tax benefits related to tax positions that are more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 became effective for TWC as of the beginning of the Company’s 2007 fiscal year. The cumulative impact of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment

In September 2006, the EITF reached a consensus on EITF Issue No. 06-01, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-01”). EITF 06-01 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. EITF 06-01 will be effective for TWC as of January 1, 2008 and is not expected to have a material impact on the Company’s consolidated financial statements.

Quantifying Effects of Prior Years Misstatements in Current Year Financial Statements

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). SAB 108 requires that registrants quantify errors using both a balance sheet and statement of operations approach and evaluate whether either approach results in a misstated amount that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 became effective for TWC in the fourth quarter of 2006 and did not have a material impact on the Company’s consolidated financial statements.

Fair Value Measurements

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements (“FAS 157”). FAS 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement. FAS 157 is effective for TWC on January 1, 2008 and will be applied prospectively. The provisions of FAS 157 are not expected to have a material impact on the Company’s consolidated financial statements.

4.	STOCK-BASED COMPENSATION

Time Warner has three active equity plans under which it is authorized to grant options to purchase Time Warner common stock to employees of TWC, including shares under Time Warner’s 2006 Stock Incentive Plan, which was approved at the annual meeting of Time Warner stockholders held on May 19, 2006. Such options have been granted to employees of TWC with exercise prices equal to, or in excess of, the fair market value at the date of grant. Generally, the options vest ratably, over a four-year vesting period, and expire ten years from the date of grant. Certain option awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Time Warner also has various restricted stock plans under which it may make awards to employees of TWC. Under these plans, shares of Time Warner common stock or restricted stock units (“RSUs”) are granted, which generally vest between three to five years from the date of grant. Certain RSU awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service. For the year ended December 31, 2006, Time Warner issued approximately 431,000 RSUs to employees of TWC and its subsidiaries at a weighted-average fair value of $17.40 per unit. For the year ended December 31, 2005, Time Warner issued approximately 58,000 RSUs to employees of TWC and its subsidiaries at a weighted-average fair value of $18.25 per unit.

Certain information for Time Warner stock-based compensation plans for the year ended December 31, 2006, 2005 and 2004 is as follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Compensation cost recognized:
Stock options	$29	$53	$66
Restricted stock and restricted stock units	4	—	4

Total	$33	$53	$70

Tax benefit recognized	$13	$20	$25

Prior to 2005, the Company recognized stock-based compensation expense related to retirement-age-eligible employees over the award’s contractual vesting period. During the first quarter of 2005, based on accounting interpretations, the Company recorded a charge related to the accelerated amortization of the fair value of options granted in prior periods to certain retirement-age-eligible employees with no subsequent substantive service requirement (e.g., no substantive non-compete agreement). As a result, stock-based compensation expense for the year ended December 31, 2005 reflects approximately $5 million, net of tax, related to the accelerated amortization of the fair value of options granted in prior years to certain retirement-age-eligible employees with no subsequent substantive service requirement. In May 2005, the staff of the SEC announced that companies that previously followed the contractual vesting period approach must continue following that approach prior to adopting FAS 123R and apply the recent accounting interpretation to new grants that have retirement eligibility provisions only upon adoption of FAS 123R. As a result, stock-based compensation expense related to awards granted subsequent to March 31, 2005 through December 31, 2005 have been determined using the contractual vesting period. For the year ended December 31, 2005, the impact of applying the contractual vesting period approach as compared to the approach noted in the accounting interpretations is not significant. Upon adoption of FAS 123R on January 1, 2006, the Company accelerated the amortization of the fair value of options and RSUs granted to retirement-age-eligible employees.

Other information pertaining to each category of stock-based compensation appears below.

Stock Option Plans

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SAB No. 107, Share-Based Payment. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value stock options at their grant date. In determining the volatility assumption, the Company considers implied volatilities from traded options, as well as quotes from third-party investment banks. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of the Company’s employees. The Company evaluated the historical exercise behaviors of five employee groups, one of which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related to retirement-eligible employees while the other four of which were segregated based on the number of options granted when determining the expected term assumptions. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.

	Year Ended December 31,
	2006	2005	2004

Expected volatility	22.3%	24.5%	34.9%
Expected term to exercise from grant date	5.07 years	4.79 years	3.60 years
Risk-free rate	4.6%	3.9%	3.1%
Expected dividend yield	1.1%	0.1%	0.0%

The following table summarizes information about Time Warner stock options awarded to TWC employees that are outstanding at December 31, 2006:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
Options	of Options	Price	Life	Value
	(in thousands)		(in years)	(in thousands)

Outstanding at December 31, 2005	53,952	$27.22
Granted	8,872	17.40
Exercised	(2,779)	12.86
Forfeited or expired	(1,963)	26.98

Outstanding at December 31, 2006	58,082	26.38	6.01	$196,200

Exercisable at December 31, 2006	38,169	31.38	4.88	$94,886

At December 31, 2006, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of options vested and expected to vest approximate amounts for options outstanding. Total unrecognized compensation cost related to unvested stock option awards at December 31, 2006, prior to the consideration of expected forfeitures is approximately $39 million and is expected to be recognized over a weighted-average period of 2 years.

The weighted-average fair value of a Time Warner stock option granted to TWC employees during the year was $4.47 ($2.68 net of taxes) in 2006 and $5.11 ($3.07 net of taxes) in both 2005 and 2004. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was approximately $16 million, $7 million and $8 million, respectively. The tax benefits realized from stock options exercised during the years ended December 31, 2006, 2005 and 2004 were approximately $6 million, $3 million and $3 million, respectively.

Upon exercise of Time Warner options, TWC is obligated to reimburse Time Warner for the excess of the market price of the stock on the day of exercise over the option price. TWC records a stock option distribution liability and a corresponding adjustment to shareholders’ equity with respect to unexercised options. This liability will increase or decrease depending on the market price of Time Warner common stock and the number of options held by TWC employees. This liability was $137 million and $55 million as of December 31, 2006 and 2005, respectively, and is included in long-term payables to affiliated parties in the accompanying consolidated balance sheet. TWC reimbursed Time Warner approximately $16 million, $7 million and $8 million during the years ended December 31, 2006, 2005 and 2004, respectively, in connection with the exercise of Time Warner options.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restricted Stock and Restricted Stock Unit Plans

The following table summarizes information about Time Warner restricted stock and RSUs granted to TWC employees that are unvested at December 31, 2006:

		Weighted-
		Average
	Number of	Grant Date
Restricted Stock and Restricted Stock Units	Shares/Units	Fair Value
	(in thousands)

Unvested at December 31, 2005	332	$13.32
Granted	431	17.40
Vested	(106)	10.72
Forfeited	—	—

Unvested at December 31, 2006	657	16.42

At December 31, 2006, the intrinsic value of Time Warner restricted stock and RSU awards granted to TWC employees was approximately $11 million. Total unrecognized compensation cost related to unvested Time Warner restricted stock and RSU awards granted to TWC employees at December 31, 2006 prior to the consideration of expected forfeitures was approximately $4 million and is expected to be recognized over a weighted-average period of 2 years. The fair value of Time Warner restricted stock and RSUs granted to TWC employees that vested during the year ended December 31, 2006 was approximately $1 million.

5.	TRANSACTIONS WITH ADELPHIA AND COMCAST

Adelphia Acquisition and Related Transactions

On July 31, 2006, TW NY and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable assets of Adelphia (the “Adelphia Acquisition”). At the closing of the Adelphia Acquisition, TW NY paid approximately $8.9 billion in cash, after giving effect to certain purchase price adjustments, and shares representing 17.3% of TWC’s Class A common stock (16% of TWC’s outstanding common stock) valued at approximately $5.5 billion for the portion of the Adelphia assets it acquired. The valuation of approximately $5.5 billion for the approximately 16% interest in TWC as of July 31, 2006 was determined by management using a discounted cash flow and market comparable valuation model. The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. The 16% interest reflects 155,913,430 shares of Class A common stock issued to Adelphia, which were valued at $35.28 per share for purposes of the Adelphia Acquisition.

In addition, on July 28, 2006, American Television and Communications Corporation (“ATC”), a subsidiary of Time Warner, contributed its 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY Cable Holding Inc. (“TW NY Holding”), a newly created subsidiary of TWC and the parent of TW NY, in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding having an equivalent fair value.

On July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE were redeemed. Specifically, Comcast’s 17.9% interest in TWC was redeemed in exchange for 100% of the capital stock of a subsidiary of TWC holding both cable systems serving approximately 589,000 subscribers, with an estimated fair value of approximately $2.470 billion, as determined by management using a discounted cash flow and market comparable valuation model, and approximately $1.857 billion in cash (the “TWC Redemption”). In addition, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests of a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers, with an estimated fair value of approximately $630 million, as determined

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by management using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash (the “TWE Redemption” and, together with the TWC Redemption, the “Redemptions”). The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in TWC and TWE and a disposition of the cable systems that were transferred to Comcast. The purchase of the minority interests resulted in a reduction of goodwill of $738 million related to the excess of the carrying value of the Comcast minority interests over the total fair value of the Redemptions. In addition, the disposition of the cable systems resulted in an after-tax gain of $945 million, included in discontinued operations, which is comprised of a $131 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.969 billion and the estimated fair value of $3.100 billion) and a net tax benefit of $814 million, including the reversal of historical deferred tax liabilities of approximately $838 million that had existed on systems transferred to Comcast in the TWC Redemption. At December 31, 2005, the net deferred tax liabilities on such systems were included in noncurrent liabilities of discontinued operations.

Following the Redemptions and the Adelphia Acquisition, on July 31, 2006, TW NY and Comcast swapped certain cable systems, most of which were acquired from Adelphia, each with an estimated value of approximately $8.7 billion, as determined by management using a discounted cash flow and market comparable valuation model, in order to enhance TWC’s and Comcast’s respective geographic clusters of subscribers (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”), and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. The discounted cash flow valuation model was based upon estimated future cash flows and utilized a discount rate consistent with the inherent risk in the business. The Exchange was accounted for as a purchase of cable systems from Comcast and a sale of TW NY’s cable systems to Comcast. The systems exchanged by TW NY included Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) and systems acquired from Adelphia. The Company did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. The Company did, however, record a pretax gain of $34 million ($20 million net of tax) on the Exchange related to the disposition of Urban Cable. This gain is included as a component of discontinued operations in the accompanying consolidated statement of operations in 2006.

The purchase price for each of the Adelphia Acquisition and the Exchange is as follows (in millions):

Cash consideration for the Adelphia Acquisition	$8,935
Fair value of equity consideration for the Adelphia Acquisition	5,500
Fair value of Urban Cable	190
Other costs	235

Total purchase price	$14,860

Other costs consist of (i) a contractual closing adjustment totaling $67 million relating to the Exchange, (ii) $113 million of total transaction costs and (iii) $55 million of transaction-related taxes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The purchase price allocation for the Adelphia Acquisition and the Exchange is as follows at December 31, 2006 (in millions):

		Depreciation/
		Amortization
		Periods(a)

Intangible assets not subject to amortization (cable franchise rights)	$10,487	non-amortizable
Intangible assets subject to amortization (primarily customer relationships)	882	4 years
Property, plant and equipment (primarily cable television equipment)	2,490	1-20 years
Other assets	149	not applicable
Goodwill	1,050	non-amortizable
Liabilities	(198)	not applicable

Total purchase price	$14,860

(a)	Intangible assets and goodwill associated with the Adelphia Acquisition are deductible over a 15-year period for tax purposes and would reduce net cash tax payments by more than $300 million per year, assuming the following: (i) straight-line amortization deductions over 15 years, (ii) sufficient taxable income to utilize the amortization deductions and (iii) a 40% effective tax rate.

The allocation of the purchase price for the Adelphia Acquisition and the Exchange, which primarily used a discounted cash flow approach with respect to identified intangible assets and a combination of the cost and market approaches with respect to property, plant and equipment, is being finalized and the Company does not expect any material changes to the allocation reflected above. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and liabilities and utilized a discount rate consistent with the inherent risk of each of the acquired assets and liabilities.

In connection with the closing of the Adelphia Acquisition, the $8.9 billion cash payment was funded by borrowings under the Company’s $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”), the Company’s two $4.0 billion term loan facilities (the “Cable Term Facilities” and together with the Cable Revolving Facility, the “Cable Facilities”) with maturity dates of February 24, 2009 and February 21, 2011, respectively, the issuance of TWC commercial paper and the proceeds of the private placement issuance by TW NY of $300 million of non-voting Series A Preferred Equity Membership Units with a mandatory redemption date of August 1, 2013 and a cash dividend rate of 8.21% per annum (the “TW NY Series A Preferred Membership Units”). In connection with the TWC Redemption, the $1.857 billion in cash was funded through the issuance of TWC commercial paper and borrowings under the Cable Revolving Facility. In addition, in connection with the TWE Redemption, the $147 million in cash was funded by the repayment of a pre-existing loan TWE had made to TWC (which repayment TWC funded through the issuance of commercial paper and borrowings under the Cable Revolving Facility).

The results of the systems acquired in connection with the Transactions have been included in the consolidated statement of operations since the closing of the Transactions on July 31, 2006. The systems transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including the gains discussed above, have been reflected as discontinued operations in the consolidated statement of operations for all periods presented.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Financial data for the Transferred Systems included in discontinued operations for the years ended December 31, 2006, 2005 and 2004 is as follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Total revenues	$457	$686	$623
Pretax income	285	163	158
Income tax benefit (provision)	753	(59)	(63)
Net income	1,038	104	95

The tax benefit resulted primarily from the reversal of historical deferred tax liabilities (included in noncurrent liabilities of discontinued operations) that had been established on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code, and as a result, such liabilities were no longer required. However, if the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by the Company.

The following schedule presents 2006 and 2005 supplemental unaudited pro forma information as if the Transactions had occurred on January 1, 2005. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Transactions and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this information does not reflect financial and operating benefits the Company expects to realize as a result of the Transactions (in millions, except per share data).

	Year Ended December 31,
	2006	2005

Subscription revenues	$13,241	$11,720
Advertising revenues	808	741

Total revenues	14,049	12,461
Costs of revenues(a)	(6,626)	(5,972)
Selling, general and administrative expenses(a)	(2,433)	(2,050)
Depreciation	(2,223)	(2,125)
Amortization	(296)	(291)
Other, net(b)	(65)	(46)

Operating Income	2,406	1,977
Interest expense, net	(909)	(917)
Other expense, net	(2)	(40)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,495	1,020
Income tax provision	(601)	(50)

Income before discontinued operations and cumulative effect of accounting change	$894	$970

Income per common share before discontinued operations and cumulative effect of accounting change	$0.92	$0.99

(a)  Costs of revenues and selling, general and administrative expenses exclude depreciation.

(b)	Other, net includes asset impairments recorded at the Acquired Systems of $9 million and $4 million for the years ended December 31, 2006 and 2005, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On February 13, 2007, Adelphia’s plan of reorganization under Chapter 11 of title 11 of the United States Code became effective and, under applicable securities law regulations and provisions of the U.S. bankruptcy code, TWC became a public company subject to the requirements of the Securities Exchange Act of 1934 on the same day. Under the terms of the plan, as of February 20, 2007, approximately 75% of the shares of TWC Class A common stock that Adelphia received as part of the payment for its assets in July 2006 have been distributed to Adelphia’s creditors. The remaining shares are expected to be distributed during the coming months as remaining disputes are resolved by the bankruptcy court, including 4% of such shares that are being held in escrow in connection with the Adelphia Acquisition. It is expected that the TWC Class A common stock will begin to trade on the New York Stock Exchange on or about March 1, 2007.

At the closing of the Adelphia Acquisition, TWC and Adelphia entered into a registration rights and sale agreement (the “Adelphia Registration Rights and Sale Agreement”), which governed the disposition of the shares of TWC’s Class A common stock received by Adelphia in the Adelphia Acquisition. Upon the effectiveness of Adelphia’s plan of reorganization, the parties’ obligations under the Adelphia Registration Rights and Sale Agreement terminated.

FCC Order Approving the Transactions

In its order approving the Adelphia Acquisition, the Federal Communications Commission (the “FCC”) imposed conditions on TWC related to regional sports networks (“RSNs”), as defined in the order, and the resolution of disputes pursuant to the FCC’s leased access regulations. In particular, the order provides that:

•	neither TWC nor its affiliates may offer an affiliated RSN on an exclusive basis to any multichannel video programming distributor (“MVPD”);

•	TWC may not unduly or improperly influence:

•	the decision of any affiliated RSN to sell programming to an unaffiliated MVPD; or

•	the prices, terms, and conditions of sale of programming by an affiliated RSN to an unaffiliated MVPD;

•	if an MVPD and an affiliated RSN cannot reach an agreement on the terms and conditions of carriage, the MVPD may elect commercial arbitration to resolve the dispute;

•	if an unaffiliated RSN is denied carriage by TWC, it may elect commercial arbitration to resolve the dispute; and

•	with respect to leased access, if an unaffiliated programmer is unable to reach an agreement with TWC, that programmer may elect commercial arbitration to resolve the dispute, with the arbitrator being required to resolve the dispute using the FCC’s existing rate formula relating to pricing terms.

The application and scope of these conditions, which will expire in July 2012, have not yet been tested. TWC retains the right to obtain FCC and judicial review of any arbitration awards made pursuant to these conditions.

Dissolution of TKCCP

TKCCP is a 50-50 joint venture between TWE-A/N (a partnership of TWE and the Advance/Newhouse Partnership) and Comcast. In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership and its decision to allocate all of TKCCP’s debt, which totaled approximately $2 billion, to the pool of assets consisting of the Houston cable systems (the “Houston Pool”). On August 1, 2006, TWC notified Comcast of its election to receive the Kansas City Pool. On October 2, 2006, TWC received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since July 1, 2006, TWC has been entitled to 100% of the economic interest in the Kansas City Pool (and has recognized such interest pursuant to the equity method of accounting), and it has not been entitled to any economic benefits of ownership from the Houston Pool.

On January 1, 2007, TKCCP distributed its assets to its partners. TWC received the Kansas City Pool, which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the Houston Pool, which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. As a result of the asset distribution, TKCCP no longer has any assets, and TWC expects that TKCCP will be formally dissolved in 2007. For accounting purposes, the distribution of TKCCP’s assets has been treated as a sale of the Company’s 50% interest in the Houston Pool, and, as a result, the Company expects to record a pretax gain of approximately $150 million in the first quarter of 2007.

6.	MERGER-RELATED AND RESTRUCTURING COSTS

Merger-related Costs

Through December 31, 2006, the Company has expensed non-capitalizable merger-related costs associated with the Transactions of approximately $46 million, of which approximately $38 million and $8 million was incurred during 2006 and 2005, respectively. The merger-related costs are related primarily to consulting fees concerning integration planning for the Transactions and other costs incurred in connection with notifying new customers of the change in cable providers.

As of December 31, 2006, payments of $42 million have been made against this accrual, of which $38 million and $4 million were made during 2006 and 2005, respectively. The remaining $4 million liability is classified as a current liability in the accompanying 2006 consolidated balance sheet.

Restructuring Costs

For the year ended December 31, 2006, the Company incurred restructuring costs of approximately $18 million. The year ended December 31, 2005 included approximately $35 million of restructuring costs, primarily associated with the early retirement of certain senior executives and the closing of several local news channels, partially offset by a $1 million reduction in restructuring charges, reflecting changes to previously established restructuring accruals. The Company’s restructuring activities are part of the Company’s broader plans to simplify its organizational structure and enhance its customer focus.

As of December 31, 2006, approximately $15 million of the remaining $23 million liability was classified as a current liability, with the remaining $8 million classified as a noncurrent liability in the accompanying 2006 consolidated balance sheet. Amounts are expected to be paid through 2011.

Information relating to the restructuring costs is as follows (in millions):

	Employee	Other
	Terminations	Exit Costs	Total

2005 accruals	$28	$6	$34
Cash paid — 2005	(5)	(3)	(8)

Remaining liability as of December 31, 2005	23	3	26
2006 accruals	8	10	18
Cash paid — 2006	(13)	(8)	(21)

Remaining liability as of December 31, 2006	$18	$5	$23

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

FASB Statement No. 142, Goodwill and Other Intangible Assets, requires that goodwill and other intangible assets deemed to have an indefinite useful life be reviewed for impairment at least annually.

Goodwill impairment is determined using a two-step process. The first step of the goodwill impairment test is to identify a potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company has identified six reporting units based on the geographic locations of its systems. The estimates of fair value of a reporting unit are determined using various valuation techniques, with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on TWC’s budget and business plan and assumptions are made about the perpetual growth rate for periods beyond the long-term business plan period. Discount rate assumptions are based on an assessment of the risk inherent in the future cash flows of the respective reporting units. In estimating the fair values of its reporting units, the Company also uses research analyst estimates, as well as comparable market analyses. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not deemed to be impaired and the second step of the impairment test is not performed. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit.

The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. The Company has identified six units of accounting based upon geographic locations of its systems in performing its testing. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. The methodology used to value the cable franchises entails identifying the projected discrete cash flows related to such franchises and discounting them back to the valuation date. Significant assumptions inherent in the methodologies employed include estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

The Company’s 2006 annual impairment analysis, which was performed during the fourth quarter, did not result in an impairment charge. Other intangible assets not subject to amortization are tested for impairment annually, or more frequently if events or circumstances indicate that the asset might be impaired.

A summary of changes in the Company’s goodwill during the year ended December 31, 2006 is as follows (in millions):

Balance at December 31, 2005	$1,769
Acquisitions and dispositions(a)	312
Other	(22)

Balance at December 31, 2006	$2,059

(a)	Includes goodwill recorded as a result of the preliminary purchase price allocation for the Adelphia Acquisition and the Exchange of $1.050 billion, partially offset by a $738 million adjustment to goodwill related to the excess of the carrying

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value of the Comcast minority interests in TWC and TWE acquired over the total fair value of the Redemptions. Of the $738 million adjustment to goodwill, approximately $719 million is associated with the TWC Redemption and approximately $19 million is associated with the TWE Redemption. Refer to Note 5 for additional information regarding the Transactions.

As of December 31, 2006 and 2005, the Company’s other intangible assets and related accumulated amortization included the following (in millions):

	December 31, 2006			December 31, 2005
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net

Other intangible assets subject to amortization:
Customer relationships	$1,128	$(323)	$805	$246	$(169)	$77
Renewal of cable franchises	134	(100)	34	122	(94)	28
Other	101	(64)	37	74	(36)	38

Total	$1,363	$(487)	$876	$442	$(299)	$143

Other intangible assets not subject to amortization:
Cable franchises	$39,342	$(1,294)	$38,048	$28,939	$(1,378)	$27,561
Other	3	—	3	3	—	3

Total	$39,345	$(1,294)	$38,051	$28,942	$(1,378)	$27,564

The Company recorded amortization expense of $167 million in 2006 and $72 million in each of 2005 and 2004. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense is expected to be $250 million in 2007, $233 million in 2008, $231 million in 2009, $136 million in 2010 and $6 million in 2011. As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, these amounts may vary.

The Company recorded the following intangible assets in conjunction with the Transactions (in millions):

		Depreciation/
		Amortization
		Periods

Customer relationships and other	$882	4 years
Cable franchises	10,487	non-amortizable
Goodwill, net of adjustments(a)	312	non-amortizable

Total	$11,681

(a)	Includes goodwill recorded as a result of the preliminary purchase price allocation for the Adelphia Acquisition and the Exchange of $1.050 billion, partially offset by a $738 million adjustment to goodwill related to the excess of the carrying value of the Comcast minority interests in TWC and TWE acquired over the total fair value of the Redemptions. Of the $738 million adjustment to goodwill, approximately $719 million is associated with the TWC Redemption and approximately $19 million is associated with the TWE Redemption. Refer to Note 5 for additional information regarding the Transactions.

8.	INVESTMENTS AND JOINT VENTURES

The Company had investments of $2.072 billion and $1.967 billion as of December 31, 2006 and 2005, respectively. These investments are comprised almost entirely of equity method investees.

As of December 31, 2006, investments accounted for using the equity method primarily consisted of TKCCP (50% owned, of which the Company recognized 100% of the operations of the Kansas City Pool,

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which TWC began consolidating beginning January 1, 2007) and SpectrumCo, LLC, a wireless joint venture in which TWC and several other cable companies and Sprint are participants (the “Wireless Joint Venture”) (26.6% owned), to which TWC contributed $633 million in 2006. In addition, at December 31, 2006, the Company expects to record a pretax gain of approximately $150 million in the first quarter of 2007, as a result of the distribution of TKCCP’s assets. Refer to Note 5 for additional information regarding the dissolution of TKCCP.

As of December 31, 2005, investments accounted for using the equity method primarily consisted of TKCCP (50% owned, approximately 1.557 million basic video subscribers as of December 31, 2005).

As of December 31, 2004, investments accounted for using the equity method primarily included: TKCCP (50% owned, approximately 1.519 million basic video subscribers at December 31, 2004) and Urban Cable (40% owned, approximately 50,000 basic video subscribers as of December 31, 2004).

A summary of financial information as reported by these equity investees is presented below (the 2006 financial information includes the results of TKCCP for the seven-month period ended July 31, 2006 and the results of the Kansas City Pool for the five-month period ended December 31, 2006, and all periods exclude the results of Urban Cable, which was consolidated in 2005 and transferred to Comcast in the Exchange in 2006):

	Year Ended December 31,
	2006	2005	2004
	(in millions)

Operating Results:
Total revenues	$1,316	$1,470	$1,298
Operating Income	250	198	175
Net income	146	81	95

	As of December 31,
	2006	2005
	(in millions)

Balance Sheet:
Current assets	$42	$146
Noncurrent assets	1,280	2,570

Total assets	$1,322	$2,716

Current liabilities	$89	$477
Noncurrent liabilities	7	1,723

Total liabilities	$96	$2,200

Total equity	$1,226	$516

At December 31, 2006 and 2005, the Company’s recorded investment in TKCCP was greater than its equity in the underlying net assets of this equity method investee by approximately $140 million. This difference was primarily due to fair value adjustments recorded in connection with the AOL-Historic TW merger. The Company’s recorded investment for the Wireless Joint Venture approximates the Company’s equity interest in the underlying net assets of this equity method investment.

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9.	DEBT AND MANDATORILY REDEEMABLE PREFERRED EQUITY

The Company’s outstanding debt and mandatorily redeemable preferred equity, as of December 31, 2006 and 2005, includes the following components:

		Interest rate at			Outstanding Borrowings as of
	Face	December 31,		Year of	December 31,	December 31,
	Amount	2006		Maturity	2006	2005
	(in millions)				(in millions)

Debt due within one year:
Capital leases and other					$4	$—
Long-term debt:
Bank credit agreements and commercial paper program(a)(b)		5.680	%(c)	2009-2011	11,077	1,101
TWE notes and debentures:
Senior debentures	$600	7.250	%(d)	2008	602	604
Senior notes	250	10.150	%(d)	2012	271	275
Senior notes	350	8.875	%(d)	2012	369	372
Senior debentures	1,000	8.375	%(d)	2023	1,043	1,046
Senior debentures	1,000	8.375	%(d)	2033	1,055	1,057

Total TWE notes and debentures(e)	$3,200				3,340	3,354

Capital leases and other					11	8

Total long-term debt					14,428	4,463
Preferred equity:
TW NY Series A Preferred Membership Units	$300	8.210%		2013	300	—
Mandatorily redeemable preferred equity issued by a subsidiary					—	2,400

Total debt and preferred equity					$14,732	$6,863

(a)	Unused capacity, which includes $51 million and $12 million in cash and equivalents at December 31, 2006 and 2005, respectively, equals $2.798 billion and $2.752 billion at December 31, 2006 and 2005, respectively. Unused capacity at December 31, 2006 reflects a reduction for $159 million of outstanding letters of credit backed by the Cable Revolving Facility.
(b)	Amount of outstanding borrowings excludes unamortized discount on commercial paper of $17 million and $4 million at December 31, 2006 and 2005, respectively.
(c)	Rate represents a weighted-average interest rate.
(d)	Rate represents the stated rate at original issuance. The effective weighted-average interest rate for the TWE notes and debentures in the aggregate is 7.61% at December 31, 2006.
(e)	Includes an unamortized fair value adjustment of $140 million and $154 million as of December 31, 2006 and 2005, respectively.

Bank Credit Agreements and Commercial Paper Programs

In the first quarter of 2006, the Company entered into $14.0 billion of bank credit agreements, which consist of an amended and restated $6.0 billion five-year revolving credit facility (including $2.0 billion of increased commitments), a new $4.0 billion five-year term loan facility and a new $4.0 billion three-year term

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loan facility. Collectively, these facilities refinanced $4.0 billion of previously existing committed bank financing, while the $2.0 billion increase in the revolving credit facility and the $8.0 billion of new term loan facilities were used to finance, in part, the cash portions of the Transactions. As discussed below, the increase in the revolving credit facility and the two term loan facilities became effective concurrent with the closing of the Adelphia Acquisition, and the term loans were fully utilized at that time.

Following the financing transactions described above, TWC has a $6.0 billion senior unsecured five-year revolving credit facility with a maturity date of February 15, 2011 (the “Cable Revolving Facility”). This represents a refinancing of TWC’s previous $4.0 billion of revolving bank commitments with a maturity date of November 23, 2009, plus an increase of $2.0 billion effective concurrent with the closing of the Adelphia Acquisition. Also effective concurrent with the closing of the Adelphia Acquisition are two $4.0 billion term loan facilities (the “Cable Term Facilities” and, collectively with the Cable Revolving Facility, the “Cable Facilities”), with maturity dates of February 24, 2009 and February 21, 2011, respectively. TWE is no longer a borrower in respect of any of the Cable Facilities, although TWE and TW NY Holding guarantee the obligations of TWC under the Cable Facilities. As of December 31, 2006, there were borrowings of $8.0 billion outstanding under the Cable Term Facilities.

On October 18, 2006, TW NY Holding executed and delivered unconditional guaranties of the obligations of TWC under the Cable Facilities. In addition, contemporaneously with the completion by TW NY of the TWE GP Transfer described below, TW NY was released from its guaranties of TWC’s obligations under the Cable Facilities in accordance with the terms of the Cable Facilities. In addition, following the adoption of the amendments to the TWE Indenture pursuant to the Eleventh Supplemental Indenture described below, the guaranties previously provided by ATC and Warner Communications Inc. (“WCI”), subsidiaries of Time Warner, of TWC’s obligations under the Cable Facilities were automatically terminated in accordance with the terms of the Cable Facilities.

Borrowings under the Cable Revolving Facility bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.27% per annum as of December 31, 2006. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by the credit rating of TWC, which rate was 0.08% per annum as of December 31, 2006. TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Cable Term Facilities bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.40% per annum as of December 31, 2006. In addition, TWC paid a facility fee on the aggregate commitments under the Cable Term Facilities for the period prior to the closing of the Adelphia Acquisition at a rate of 0.08% per annum.

The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Facilities contain a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA of TWC. The terms and related financial metrics associated with the leverage ratio are defined in the Cable Facility agreements. At December 31, 2006, TWC was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 3.3 times. The Cable Facilities do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under TWC’s commercial paper program. Borrowings under the Cable Facilities were used to finance, in part, the cash portions of the Transactions. As of December 31, 2006, there were borrowings of $925 million and letters of credit totaling $159 million outstanding under the Cable Revolving Facility, and approximately $2.152 billion of commercial paper was supported by the Cable

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Revolving Facility. TWC’s unused committed capacity as of December 31, 2006 was $2.798 billion, net of $17 million unamortized discount on commercial paper and including $51 million of cash and equivalents.

On December 4, 2006, TWC entered into a $6.0 billion unsecured commercial paper program (the “New Program”) that replaced its previous $2.0 billion commercial paper program (the “Prior Program”). TWC’s obligations under the New Program are guaranteed by TW NY Holding and TWE, both subsidiaries of TWC, while TWC’s obligations under the Prior Program were guaranteed by ATC, WCI (both subsidiaries of Time Warner but not of TWC) and TWE. Commercial paper issued under the New Program is supported by the unused committed capacity of the Cable Revolving Facility. The commercial paper issued under the New Program ranks pari passu with TWC’s, TWE’s and TW NY Holding’s other unsecured senior indebtedness.

No new commercial paper was issued under the Prior Program after December 4, 2006, and the Prior Program was terminated on February 14, 2007, upon the repayment of the last remaining notes issued thereunder. As of December 31, 2006, there was approximately $1.500 billion of commercial paper outstanding under the New Program and approximately $652 million of commercial paper outstanding under the Prior Program.

TWE Notes and Debentures

During 1992 and 1993, TWE issued the TWE notes and debentures (the “TWE Notes”) publicly in a number of offerings. The maturities of these outstanding issuances ranged from 15 to 40 years and the fixed interest rates range from 7.25% to 10.15%. The fixed-rate borrowings include an unamortized debt premium of $140 million and $154 million as of December 31, 2006 and 2005, respectively. The debt premium is amortized over the term of each debt issue as a reduction of interest expense. As discussed below, TWC and TW NY Holding have each guaranteed TWE’s obligations under the TWE Notes. Prior to November 2, 2006, ATC and WCI each guaranteed pro rata portions of the TWE Notes based on the relative fair value of the net assets that each contributed to TWE prior to the restructuring of TWE, which was completed in March 2003 (the “TWE Restructuring”). On September 10, 2003, TWE submitted an application with the SEC to withdraw its 7.25% Senior Debentures (due 2008) from listing and registration on the NYSE. The application to withdraw was granted by the SEC effective on October 17, 2003. As a result, TWE has no obligation to file reports with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Pursuant to the Ninth Supplemental Indenture to the indenture (the “TWE Indenture”) governing the TWE Notes, TW NY, a subsidiary of TWC and a successor in interest to Time Warner NY Cable Inc., agreed to waive, for so long as it remained a general partner of TWE, the benefit of certain provisions in the TWE Indenture which provided that it would not have any liability for the TWE Notes as a general partner of TWE (the “TW NY Waiver”). On October 18, 2006, TW NY contributed all of its general partnership interests in TWE to TWE GP Holdings LLC, its wholly owned subsidiary (the “TWE GP Transfer”), and, as a result, the TW NY Waiver, by its terms, ceased to be in effect. In addition, on October 18, 2006, TWC, together with TWE, TW NY Holding, ATC, WCI and The Bank of New York, as Trustee, entered into the Tenth Supplemental Indenture to the TWE Indenture. Pursuant to the Tenth Supplemental Indenture to the TWE Indenture, TW NY Holding fully, unconditionally and irrevocably guaranteed the payment of principal and interest on the TWE Notes.

On October 19, 2006, TWE commenced a consent solicitation to amend the TWE Indenture to simplify the guaranty structure of the TWE Notes and to amend TWE’s reporting obligations under the TWE Indenture. On November 2, 2006, the consent solicitation was completed, and TWE, TWC, TW NY Holding and The Bank of New York, as Trustee, entered into the Eleventh Supplemental Indenture to the TWE Indenture, which (i) amended the guaranty of the TWE Notes previously provided by TWC to provide a direct guaranty of the TWE Notes by TWC, rather than a guaranty of the TW Partner Guaranties (as defined below), (ii) terminated the guaranties (the “TW Partner Guaranties”) previously provided by ATC and WCI, which entities are subsidiaries of Time Warner, and (iii) amended TWE’s reporting obligations under the TWE Indenture to

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allow TWE to provide holders of the TWE Notes with quarterly and annual reports that TWC (or any other ultimate parent guarantor, as described in the Eleventh Supplemental Indenture) would be required to file with the SEC pursuant to Section 13 of the Exchange Act, if it were required to file such reports with the SEC in respect of the TWE Notes pursuant to such section of the Exchange Act, subject to certain exceptions as described in the Eleventh Supplemental Indenture.

TW NY Mandatorily Redeemable Non-voting Series A Preferred Membership Units

In connection with the financing of the Adelphia Acquisition, TW NY issued $300 million of its Series A Preferred Membership Units (the “TW NY Series A Preferred Membership Units”) to a limited number of third parties. The TW NY Series A Preferred Membership Units pay cash dividends at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon, on a quarterly basis. The TW NY Series A Preferred Membership Units are subject to mandatory redemption by TW NY on August 1, 2013 and are not redeemable by TW NY at any time prior to that date. The redemption price of the TW NY Series A Preferred Membership Units is equal to their liquidation preference plus any accrued and unpaid dividends through the redemption date. Except under limited circumstances, holders of TW NY Series A Preferred Membership Units have no voting rights.

The terms of the TW NY Series A Preferred Membership Units require that holders owning a majority of the TW NY Series A Preferred Membership Units must approve any agreement for a material sale or transfer by TW NY and its subsidiaries of assets at any time during which TW NY and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such asset sale) cause TW NY to maintain, directly or indirectly, fewer than 500,000 cable subscribers, unless the net proceeds of the asset sale are applied to fund the redemption of the TW NY Series A Preferred Membership Units and the sale occurs on or immediately prior to the redemption date. Additionally, for so long as the TW NY Series A Preferred Membership Units remain outstanding, TW NY may not merge or consolidate with another company, or convert from a limited liability company to a corporation, partnership or other entity, unless (i) such merger or consolidation is permitted by the asset sale covenant described above, (ii) if TW NY is not the surviving entity or is no longer a limited liability company, the then holders of the TW NY Series A Preferred Membership Units have the right to receive from the surviving entity securities with terms at least as favorable as the TW NY Series A Preferred Membership Units and (iii) if TW NY is the surviving entity, the tax characterization of the TW NY Series A Preferred Membership Units would not be affected by the merger or consolidation. Any securities received from a surviving entity as a result of a merger or consolidation or the conversion into a corporation, partnership or other entity must rank senior to any other securities of the surviving entity with respect to dividends and distributions or rights upon a liquidation.

Mandatorily Redeemable Preferred Equity

On July 28, 2006, ATC, a subsidiary of Time Warner, contributed its $2.4 billion of mandatorily redeemable preferred equity interest and a 1% common equity interest in TWE to TW NY Holding in exchange for a 12.4% non-voting common equity interest in TW NY Holding. TWE originally issued the $2.4 billion mandatorily redeemable preferred equity to ATC in connection with the TWE Restructuring. The issuance was a noncash transaction. The preferred equity pays cash distributions on a quarterly basis, at an annual rate of 8.059% of its face value, and is required to be redeemed by TWE in cash on April 1, 2023.

Time Warner Approval Rights

Under a shareholder agreement entered into between TWC and Time Warner on April 20, 2005 (the “Shareholder Agreement”), TWC is required to obtain Time Warner’s approval prior to incurring additional debt (except for the issuance of commercial paper or borrowings under TWC’s current revolving credit facility up to the limit of that credit facility, to which Time Warner has consented) or rental expenses (other than with

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respect to certain approved leases) or issuing preferred equity, if its consolidated ratio of debt, including preferred equity, plus six times its annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, TWC also includes the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that it manages and/or in which it owns an equity interest, in the calculation of the TW Leverage Ratio. The Shareholder Agreement defines EBITDAR, at any time of measurement, as operating income plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of TWC’s most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period.

The following table sets forth the calculation of the TW Leverage Ratio for the year ended December 31, 2006 (in millions, except ratio):

Indebtedness	$14,432
Preferred Membership Units	300
Six times annual rental expense	1,099

Total	$15,831

EBITDAR	$5,344

TW Leverage Ratio	2.96x

As indicated in the table above, as of December 31, 2006, the TW Leverage Ratio did not exceed 3:1.

Deferred Financing Costs

As of December 31, 2006, the Company has capitalized $17 million of deferred financing costs associated with entering into the Cable Facilities and the establishment of its commercial paper program and the issuance by TW NY of the TW NY Series A Preferred Membership Units. These capitalized costs are amortized over the term of the related debt facility and preferred equity and are included as a component of interest expense.

Maturities

Annual repayments of long-term debt and preferred equity are expected to occur as follows (in millions):

Year	Repayments

2008	$600
2009	4,000
2010	—
2011	7,094
2012	609
Thereafter	2,302

$14,605

Fair Value of Debt

Based on the level of interest rates prevailing at December 31, 2006 and 2005, the fair value of TWC’s fixed-rate debt (including the mandatorily redeemable preferred equity) exceeded its carrying value by approximately $363 million and $325 million at December 31, 2006 and 2005, respectively. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.

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10.	INCOME TAXES

TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The following income tax information has been prepared assuming TWC was a stand-alone taxpayer for all periods presented.

The components of the provision for income taxes are as follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Federal:
Current	$(324)	$(471)	$35
Deferred	(196)	(158)	(383)
State:
Current	(56)	(77)	(45)
Deferred	(44)	553	(61)

Total income tax provision	$(620)	$(153)	$(454)

The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and income taxes provided is detailed below (in millions):

	Year Ended December 31,
	2006	2005	2004

Taxes on income at U.S. federal statutory rate	$(545)	$(456)	$(380)
State and local taxes, net of federal tax benefits	(69)	(73)	(71)
State tax law change, deferred tax impact(a)	—	205	—
State ownership restructuring and methodology changes, deferred tax impact(b)	—	174	—
Other	(6)	(3)	(3)

Reported income tax provision	$(620)	$(153)	$(454)

(a)	Represents changes to the method of taxation in Ohio. The income tax is being phased out and replaced with a gross receipts tax.
(b)	Represents the restructuring of the Company’s partnership interests in Texas and certain other state methodology changes.

The Company has recorded a tax provision in shareholders’ equity of $1 million in 2006 and a tax benefit in shareholders’ equity of $3 million and $2 million in 2005 and 2004, respectively, in connection with the exercise of certain stock options.

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Significant components of TWC’s net deferred tax liabilities are as follows (in millions):

	As of December 31,
	2006	2005

Cable franchise costs and customer relationships	$(10,806)	$(10,037)
Fixed assets	(1,837)	(1,354)
Investments	(552)	(334)
Other	(92)	(184)

Deferred tax liabilities	(13,287)	(11,909)
Stock-based compensation	138	139
Other	247	139

Deferred tax assets	385	278

Net deferred tax liabilities	$(12,902)	$(11,631)

As of July 31, 2006, TWC increased its common equity ownership in TWE from 94.3% to 100%. Net income for financial reporting purposes of TWE is allocated to the partners in accordance with the partners’ common ownership interests. Income for tax purposes is allocated in accordance with the partnership agreement and related tax law. As a result, the allocation of taxable income to the partners differs from the allocation of net income for financial reporting purposes. In addition, pursuant to the partnership agreement, TWE makes tax distributions based upon the taxable income of the partnership. The payments are made to each partner in accordance with their common ownership interest.

11.	EMPLOYEE BENEFIT PLANS

The Company participates in various funded and unfunded non-contributory defined benefit pension plans administered by Time Warner (the “Pension Plans”) and the TWC Savings Plan (the “401K Plan”), a defined pre-tax contribution plan.

Benefits under the Pension Plans for all employees are determined based on formulas that reflect employees’ years of service and compensation levels during their employment period and participation in the plans. Former Adelphia and Comcast employees that became TWC employees in connection with the Transactions will not receive credit for their years of employment by Adelphia or Comcast and are subject to a one-year waiting period before becoming eligible to participate in the Pension Plans. The Pension Plans’ assets are held in a master trust with plan assets of another Time Warner defined benefit pension plan (the “Master Trust”). Time Warner’s common stock represents approximately 3% of total defined benefit pension plan assets held in the Master Trust at both December 31, 2006 and 2005. TWC uses a December 31

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measurement date for the majority of its plans. A summary of activity for the Pension Plans is as follows (in millions):

	As of December 31,
	2006	2005

Change in Benefit Obligations:
Projected benefit obligation, beginning of year	$937	$781
Service cost	63	49
Interest cost	58	51
Actuarial gain (loss)	(4)	64
Benefits paid	(16)	(12)
Net periodic benefit costs from discontinued operations	4	4

Projected benefit obligation, end of year	$1,042	$937

Accumulated benefit obligation	$867	$784

Change in Plan Assets:
Fair value of plan assets, beginning of year	$927	$802
Actual return on plan assets	130	46
Employer contributions	101	91
Benefits paid	(16)	(12)

Fair value of plan assets, end of year	$1,142	$927

Funded Status:
Fair value of plan assets, end of year	$1,142	$927
Projected benefit obligation, end of year	1,042	937

Funded status	100	(10)
Unrecognized actuarial loss	—	306

Net amount recognized	$100	$296

Amounts recognized in the accompanying consolidated balance sheet as of December 31, 2006 consisted of (in millions):

Noncurrent asset	$132
Current liability	(1)
Noncurrent liability	(31)

$100

Accumulated other comprehensive loss:
Net actuarial loss	$217

Amounts recognized in the accompanying consolidated balance sheet as of December 31, 2005 consisted of (in millions):

Prepaid benefit cost	$320
Accrued benefit cost	(35)
Accumulated other comprehensive loss	11

Net amount recognized	$296

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Included in the change in benefit obligations table above are the following projected benefit obligations and accumulated benefit obligations for the unfunded defined benefit pension plan (in millions):

	As of December 31,
	2006	2005

Projected benefit obligation	$33	$35
Accumulated benefit obligation	35	35

The components of net periodic benefit cost from continuing operations are as follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Service cost	$63	$49	$43
Interest cost	58	51	44
Expected return on plan assets	(73)	(64)	(47)
Amounts amortized	29	21	20

Net periodic benefit cost	$77	$57	$60

The estimated amounts that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2007 include an actuarial loss of $10 million.

Weighted-average assumptions used to determine benefit obligations at December 31, 2006, 2005 and 2004 are as follows:

	2006		2005	2004

Discount rate	6.00%		5.75%	6.00%
Rate of compensation increase	4.50%	(a)	4.50%	4.50%

(a)	Actuarially determined table of rates that average to 4.50%.

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2006, 2005 and 2004 are as follows:

	2006	2005	2004

Discount rate	5.75%	6.00%	6.25%
Expected return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase	4.50%	4.50%	4.50%

The discount rate was determined by comparison against the Moody’s Aa Corporate Bond Index rate, adjusted for coupon frequency and duration of the obligation. The resulting discount rate is supported by periodic matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. A decrease in the discount rate of 25 basis points, from 5.75% to 5.50%, while holding all other assumptions constant, would have resulted in an increase in the TWC’s pension expense of approximately $10 million in 2006.

In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings and discussions with portfolio managers. The expected long-term rate of return is based on an asset allocation assumption of 75% equity securities and 25% fixed-income securities, which approximated the actual allocation as of December 31, 2006. A decrease in the expected long-term rate of return of 25 basis points, from 8.00% to 7.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $3 million in 2006. The expected rate of return for each plan is based on its expected asset allocation.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, the Company converted to the Retirement Plans (“RP”) 2000 Mortality Table for calculating the year-end 2006 pension obligations and 2007 expense. The impact of this change will increase consolidated pension expense for 2007 by approximately $9 million. Additional demographic assumptions such as retirement and turnover rates were also updated to reflect recent plan experience, which will increase consolidated pension expense for 2007 by approximately $8 million.

The Master Trust’s weighted-average asset allocations by asset category are as follows: 77% equity securities and 23% fixed-income securities at December 31, 2006, and 75% equity securities and 25% fixed-income securities at December 31, 2005. The Company’s investment strategy for the Pension Plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk while maintaining adequate funding levels. The Company’s practice is to conduct a strategic review of its asset allocation strategy every five years. The Company’s current broad strategic targets are to have a Master Trust asset portfolio comprising 75% equity securities and 25% fixed-income securities. A portion of the fixed-income allocation is reserved in short-term cash to provide for expected benefits to be paid in the short term. The Company’s equity portfolios are managed to achieve optimal diversity. The Company’s fixed-income portfolio is investment-grade in the aggregate. The Company does not manage any assets internally, does not have any passive investments in index funds and does not utilize hedging, futures or derivative instruments as it relates to its pension plans.

After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plan in any given year. There currently are no minimum required contributions, and no discretionary or noncash contributions are currently planned. For the Company’s unfunded plan, contributions will continue to be made to the extent benefits are paid. Expected benefit payments for the unfunded plan for 2007 are approximately $2 million.

Information about the expected benefit payments for the Company’s defined benefit pension plans, including unfunded plans previously noted, related to continuing operations is as follows (in millions):

2007	$19
2008	23
2009	25
2010	27
2011	32
2012 to 2016	227

Certain employees of TWC participate in multi-employer pension plans for which the expense was $24 million, $21 million and $19 million in 2006, 2005 and 2004, respectively.

TWC employees also generally participate in certain defined contribution plans, including the 401K Plan, for which the expense totaled $47 million, $39 million and $33 million in 2006, 2005 and 2004, respectively. The Company’s contributions to the defined contribution plans are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	RELATED PARTIES

In the normal course of conducting its business, the Company has various transactions with Time Warner, affiliates and subsidiaries of Time Warner, Comcast and the equity method investees of TWC. Effective August 1, 2006, as a result of the completion of the Redemptions, Comcast is no longer a related party. A summary of these transactions is as follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Revenues:
Advertising	$9	$10	$22
AOL broadband subscriptions	19	26	35
Road Runner revenues from TWC’s unconsolidated cable television systems joint ventures	65	68	53
Other	1	2	2

Total	$94	$106	$112

Costs of revenues:
Programming services provided by affiliates and subsidiaries of Time Warner	$(718)	$(553)	$(522)
Programming services provided by affiliates of Comcast	(29)	(43)	(40)
Connectivity services provided by affiliates and subsidiaries of Time Warner	(39)	(18)	(45)
Other costs charged by affiliates and subsidiaries of Time Warner	(33)	(12)	(7)
Other costs charged by equity investees	(11)	(11)	(9)

Total	$(830)	$(637)	$(623)

Selling, general and administrative expenses:
Management fee income from unconsolidated cable television system joint ventures	$28	$42	$39
Management fees paid to Time Warner	(13)	(8)	(7)
Transactions with affiliates and subsidiaries of Time Warner	(6)	(10)	(9)

Total	$9	$24	$23

Interest expense, net:
Interest income on amounts receivable from unconsolidated cable television system joint ventures	$39	$35	$25
Interest expense paid to Time Warner(a)	(112)	(193)	(193)

Total	$(73)	$(158)	$(168)

(a)	Represents interest paid to Time Warner in connection with the mandatorily redeemable preferred equity issued in the TWE Restructuring in 2003.

Reimbursements of Programming Expense

A subsidiary of Time Warner previously agreed to assume a portion of the cost of TWC’s new contractual carriage arrangements with a programmer in order to secure other forms of content from the same programmer over time periods consistent with the terms of the respective TWC carriage contract. The amount assumed represented Time Warner’s best estimate of the fair value of the other content acquired by the Time Warner

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subsidiary at the time the agreements were executed. Under this arrangement, the subsidiary makes periodic payments to TWC that are classified a reduction of programming costs in the accompanying consolidated statement of operations. Payments received and accrued under this agreement totaled approximately $36 million, $30 million and $15 million in 2006, 2005 and 2004, respectively.

13.	SHAREHOLDERS’ EQUITY

TWC is authorized to issue up to 20 billion shares of Class A common stock, par value $0.01 per share, and 5 billion shares of Class B common stock, par value $0.01 per share. As of December 31, 2006, 902 million shares of Class A common stock and 75 million shares of Class B common stock were issued and outstanding. TWC has also authorized 1.0 billion shares of preferred stock, par value $0.01 per share; however, no preferred shares have been issued, nor does the Company have any current plans to issue any preferred shares.

Prior to the closing of the Transactions, Comcast held 179 million shares of TWC’s Class A common stock, of which 43 million shares were classified as mandatorily redeemable as a result of an agreement with Comcast entered into in 2004 that under certain circumstances would have required TWC to redeem such shares. As a result of the closing of the Redemptions, the requirement terminated and such shares were reclassified to shareholders’ equity before ultimately being redeemed on July 31, 2006, in connection with the TWC Redemption discussed below.

On July 31, 2006, in connection with the TWC Redemption, Comcast’s 17.9% interest in TWC’s outstanding Class A common stock was redeemed, and in connection with the Adelphia Acquisition, shares representing 17.3% of TWC’s outstanding Class A common stock were issued to Adelphia for the assets TWC acquired, both of which are discussed more fully in Note 5.

During 2006, immediately after the closing of the Redemptions but prior to the closing of the Adelphia Acquisition, TWC paid a stock dividend to holders of record of TWC’s Class A and Class B common stock of 999,999 shares of Class A or Class B common stock, respectively, per share of Class A or Class B common stock held at that time. All prior period common share and related per common share information has been recast to reflect the effect of the stock dividend.

Each share of Class A common stock votes as a single class with respect to the election of Class A directors, which are required to represent not less than one-sixth of the Company’s directors and not more than one-fifth of the Company’s directors. Each share of the Company’s Class B common stock votes as a single class with respect to the election of Class B directors, which are required to represent not less than four-fifths of the Company’s directors. Each share of Class B common stock issued and outstanding generally has ten votes on any matter submitted to a vote of the stockholders, and each share of Class A common stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. Except for the voting rights characteristics described above, there are no differences between the Class A and Class B common stock. The Class A common stock and the Class B common stock will generally vote together as a single class on all matters submitted to a vote of the stockholders, except with respect to the election of directors. The Class B common stock is not convertible into the Company’s Class A common stock. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A and Class B directors.

As of December 31, 2006, Time Warner holds an 84.0% economic interest TWC (representing a 90.6% voting interest), through ownership of 82.7% of TWC’s Class A common stock and all of the outstanding shares of TWC’s Class B common stock.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	COMMITMENTS AND CONTINGENCIES

Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE non-cable businesses. In connection with the restructuring of TWE, some of these commitments were not transferred with their applicable non-cable business and they remain contingent commitments of TWE. Time Warner and its subsidiary, WCI, have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.

TWC has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such surety bonds and letters of credit as of December 31, 2006 and 2005 totaled $328 million and $245 million, respectively. Payments under these arrangements are required only in the event of nonperformance. TWC does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.

Firm Commitments

The Company has commitments under various firm contractual arrangements to make future payments for goods and services. These firm commitments secure future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make some minimum lease payments for the use of property under operating lease agreements. In accordance with current accounting rules, the future rights and obligations pertaining to these contracts are not reflected as assets or liabilities on the accompanying consolidated balance sheet.

The following table summarizes the material firm commitments of the Company at December 31, 2006 and the timing of and effect that these obligations are expected to have on the Company’s liquidity and cash flow in future periods. This table excludes certain Adelphia and Comcast commitments, which TWC did not assume, and excludes repayments on long-term debt (including capital leases) and commitments related to other entities, including certain unconsolidated equity method investees. TWC expects to fund these firm commitments with cash provided by operating activities generated in the ordinary course of business.

		2008-	2010-	2012 and
	2007	2009	2011	Thereafter	Total
	(in millions)

Programming purchases(a)	$2,867	$4,203	$2,846	$1,843	$11,759
Facility leases(b)	73	140	128	461	802
Data processing services	40	79	79	36	234
High-speed data connectivity	19	3	1	—	23
Digital Phone connectivity(c)	193	401	196	—	790
Converter and modem purchases	399	3	—	—	402
Other	20	17	2	7	46

Total	$3,611	$4,846	$3,252	$2,347	$14,056

(a)	The Company has purchase commitments with various programming vendors to provide video services to subscribers. Programming fees represent a significant portion of its costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts of the commitments reflected above are based on the number of subscribers at December 31, 2006 applied to the per subscriber contractual rates contained in the contracts that were in effect as of December 31, 2006.
(b)	The Company has facility lease commitments under various operating leases including minimum lease obligations for real estate and operating equipment.
(c)	Digital Phone connectivity commitments are based on the number of Digital Phone subscribers at December 31, 2006 and the per subscriber contractual rates contained in the contracts that were in effect as of December 31, 2006.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company’s total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $149 million, $98 million and $101 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Legal Proceedings

Government Investigations

As previously disclosed by the Company, the SEC and the U.S. Department of Justice (the “DOJ”) had conducted investigations into accounting and disclosure practices of Time Warner. Those investigations focused on advertising transactions, principally involving Time Warner’s AOL segment, the methods used by the AOL segment to report its subscriber numbers and the accounting related to Time Warner’s interest in AOL Europe prior to January 2002.

Time Warner and its subsidiary, AOL, entered into a settlement with the DOJ in December 2004 that provided for a deferred prosecution arrangement for a two-year period. In December 2006, as part of the deferred prosecution arrangement, the DOJ’s complaint against AOL was dismissed. As part of the settlement with the DOJ, in December 2004, Time Warner paid a penalty of $60 million and established a $150 million fund, which Time Warner could use to settle related securities litigation. During October 2005, the $150 million was transferred by Time Warner into a settlement fund for the members of the class covered by the primary consolidated securities class action that had been pending against Time Warner. In addition, on March 21, 2005, Time Warner announced that the SEC had approved Time Warner’s proposed settlement with the SEC. In connection with the settlement, Time Warner paid a $300 million penalty, which will be distributed to investors in connection with the distribution of the proceeds from the settlement in the consolidated securities class action. The payments made by Time Warner pursuant to the DOJ and SEC settlements have no impact on the consolidated financial statements of TWC.

Pursuant to the SEC settlement, the Time Warner restated its financial statements for each of the years ended December 31, 2000 through December 31, 2003 in its Annual Report on Form 10-K for the year ended December 31, 2004. In addition, an independent examiner was appointed to determine whether Time Warner’s historical accounting for transactions with 17 counterparties identified by the SEC staff, principally involving online advertising revenues and including three cable programming affiliation agreements with related advertising elements, was in conformity with GAAP. Of the 17 counterparties identified, only the three counterparties to the cable programming affiliation agreements involve transactions with TWC. During the third quarter of 2006, the independent examiner completed his review and, in accordance with the terms of the SEC settlement, provided a report to Time Warner’s audit and finance committee of his conclusions. As a result of the conclusions, Time Warner’s consolidated financial results were restated for each of the years ended December 31, 2000 through December 31, 2005 and for the three months ended March 31, 2006 and the three and six months ended June 30, 2006 and are reflected in amendments filed by Time Warner with the SEC on September 13, 2006. In addition, the Company restated its consolidated financial results for each of the years ended December 31, 2001 through December 31, 2005 and for the three months ended March 31, 2006 and the three and six months ended June 30, 2006. The restated consolidated financial results are reflected in the Company’s Current Report on Form 8-K filed with the SEC on February 13, 2007. See discussion of “Restatement of Prior Financial Information” in Note 1.

Other Matters

On May 20, 2006, the America Channel LLC (“America Channel”) filed a lawsuit in U.S. District Court for the District of Minnesota against both TWC and Comcast alleging that the purchase of Adelphia by Comcast and TWC will injure competition in the cable system and cable network markets and violate the federal antitrust laws. The lawsuit seeks monetary damages as well as an injunction blocking the Adelphia Acquisition. The United States Bankruptcy Court for the Southern District of New York issued an order

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enjoining America Channel from pursuing injunctive relief in the District of Minnesota, ordering that America Channel’s efforts to enjoin the transaction can only be heard in the Southern District of New York, where the Adelphia bankruptcy is pending. America Channel’s appeal of this order was dismissed on October 10, 2006, and its claim for injunctive relief should now be moot. America Channel, however, has announced its intention to proceed with its damages case in the District of Minnesota. On September 19, 2006, the Company filed a motion to dismiss this action, which was granted on January 17, 2007 with leave to replead. On February 5, 2007, America Channel filed an amended complaint. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. On April 14, 2006, TWE-A/N filed a motion for summary judgment, which is pending. TWE-A/N intends to defend against this lawsuit vigorously, but the Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nation-wide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs seek damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which the Company opposed. On October 25, 2005, the court granted preliminary approval of a class settlement arrangement on terms that were not material to the Company. A final settlement approval hearing was held on May 19, 2006, and on January 26, 2007, the court denied approval of the settlement. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

Patent Litigation

On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. filed a complaint in the U.S. District Court for the District of Delaware alleging that TWC and several other cable operators, among others, infringe a number of patents purportedly relating to the Company’s customer call center operations, voicemail and/or video-on-demand services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against the claim vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On July 14, 2006, Hybrid Patents Inc. filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed a patent purportedly relating to high-speed data and Internet-based telephony services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against the claim vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On June 1, 2006, Rembrandt Technologies, LP filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed several patents purportedly related to a variety of technologies, including high-speed data and Internet-based telephony

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

services. In addition, on September 13, 2006, Rembrandt Technologies, LP filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company infringes several patents purportedly related to “high-speed cable modem internet products and services.” In each of these cases, the plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against these lawsuits vigorously, but is unable to predict the outcome of these suits or reasonably estimate a range of possible loss.

On July 14, 2005, Forgent Networks, Inc. (“Forgent”) filed suit in the U.S. District Court for the Eastern District of Texas alleging that TWC and a number of other cable operators and direct broadcast satellite operators infringe a patent related to digital video recorder technology. TWC is working closely with its DVR equipment vendors in defense of this matter, certain of whom have filed a declaratory judgment lawsuit against Forgent alleging the patent cited by Forgent to be non-infringed, invalid and unenforceable. Forgent is seeking monetary damages, ongoing royalties and injunctive relief in its suit against the Company. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On April 26, 2005, Acacia Media Technologies Corporation (“AMT”) filed suit against TWC in U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), Pay-Per-View, Video-on-Demand and ad insertion services over cable systems infringe its patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of a multi-district litigation (“MDL”) order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, the TWC action was consolidated into the MDL proceedings. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require TWC to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time-consuming and costly.

As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE non-cable businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

In the normal course of business, the Company’s tax returns are subject to examination by various domestic taxing authorities. Such examinations may result in future tax and interest assessments on the Company. In instances where the Company believes that a loss is probable, it has accrued a liability.

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	ADDITIONAL FINANCIAL INFORMATION

Other Cash Flow Information

Additional financial information with respect to cash (payments) and receipts is as follows (in millions):

	Year Ended December 31,
	2006	2005	2004

Cash paid for interest, net	$(662)	$(507)	$(492)

Cash paid for income taxes	$(478)	$(541)	$(48)
Cash refunds of income taxes	4	6	61

Cash paid for income taxes, net	$(474)	$(535)	$13

Noncash financing and investing activities during 2006 included the transfer of shares of TWC’s common stock, valued at $5.5 billion, as part of the purchase price for the assets acquired in the Adelphia Acquisition; the contribution by ATC to TW NY Holding of mandatorily redeemable preferred equity, valued at $2.4 billion, in connection with the TWE Redemption; the transfer of Urban Cable, with a fair value of $190 million, in connection with the Exchange; and the transfer of cable systems with a fair value of $3.1 billion in connection with the Redemptions.

Additional information with respect to capital expenditures from continuing operations is as follows (in millions):

Year Ended
December 31, 2006

Cash paid for capital expenditures from continuing operations	$(2,718)
Increase in accruals for capital expenditures	(138)

Accrual basis capital expenditures from continuing operations	$(2,856)

As of
December 31, 2006

Accruals for capital expenditures(a)	$409

(a)	Accruals for capital expenditures from continuing operations are included in accounts payable in the accompanying consolidated balance sheet.

The difference between cash and accrual capital expenditures is not material in 2005 and 2004.

Interest Expense, Net

Interest expense, net consists of (in millions):

	Year Ended December 31,
	2006	2005	2004

Interest income	$44	$37	$26
Interest expense	(690)	(501)	(491)

Total interest expense, net	$(646)	$(464)	$(465)

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Video, High-speed Data and Digital Phone Direct Costs

Direct costs associated with the video, high-speed data and Digital Phone products (included within costs of revenues) consist of (in millions):

	Year Ended December 31,
	2006	2005	2004

Video	$2,523	$1,889	$1,709
High-speed data	156	102	128
Digital Phone	309	122	14

Total direct costs	$2,988	$2,113	$1,851

The direct costs associated with the video product include video programming costs. The direct costs associated with the high-speed data and Digital Phone products include network connectivity and certain other costs.

Other Current Liabilities

Other current liabilities consist of (in millions):

	As of December 31,
	2006	2005

Accrued compensation and benefits	$275	$228
Accrued franchise fees	162	109
Accrued sales and other taxes	136	71
Accrued interest	130	97
Accrued advertising and marketing support	97	97
Accrued office and administrative costs	80	57
Other accrued expenses	233	178

Total other current liabilities	$1,113	$837

TIME WARNER CABLE INC.

CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30,	December 31,
	2007	2006
	(in millions)

ASSETS
Current assets
Cash and equivalents	$70	$51
Receivables, less allowances of $88 million in 2007 and $73 million in 2006	684	632
Receivables from affiliated parties	5	98
Other current assets	88	77
Current assets of discontinued operations	—	52

Total current assets	847	910
Investments	692	2,072
Property, plant and equipment, net	12,301	11,601
Intangible assets subject to amortization, net	824	876
Intangible assets not subject to amortization	38,957	38,051
Goodwill	2,109	2,059
Other assets	143	174

Total assets	$55,873	$55,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$342	$516
Deferred revenue and subscriber-related liabilities	189	156
Payables to affiliated parties	180	165
Accrued programming expense	480	524
Other current liabilities	1,163	1,113
Current liabilities of discontinued operations	11	16

Total current liabilities	2,365	2,490
Long-term debt	13,869	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax obligations, net	13,053	12,902
Long-term payables to affiliated parties	131	137
Other liabilities	422	296
Noncurrent liabilities of discontinued operations	1	2
Minority interests	1,674	1,624
Commitments and contingencies (Note 8)
Shareholders’ equity
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of June 30, 2007 and December 31, 2006	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of June 30, 2007 and December 31, 2006	1	1
Paid-in-capital	19,307	19,314
Accumulated other comprehensive loss, net	(143)	(130)
Retained earnings	4,884	4,370

Total shareholders’ equity	24,058	23,564

Total liabilities and shareholders’ equity	$55,873	$55,743

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in millions, except per share data)		(in millions, except per share data)

Revenues:
Subscription:
Video	$2,579	$1,625	$5,083	$3,199
High-speed data	924	601	1,818	1,169
Voice	285	163	549	297

Total Subscription	3,788	2,389	7,450	4,665
Advertising	226	133	415	242

Total revenues(a)	4,014	2,522	7,865	4,907
Costs and expenses:
Costs of revenues(a)(b)	1,872	1,115	3,755	2,202
Selling, general and administrative(a)(b)	692	446	1,343	883
Depreciation	669	388	1,318	768
Amortization	64	18	143	37
Merger-related and restructuring costs	6	11	16	21

Total costs and expenses	3,303	1,978	6,575	3,911

Operating Income	711	544	1,290	996
Interest expense, net(a)	(227)	(113)	(454)	(225)
Income from equity investments, net	4	24	7	42
Minority interest expense, net	(41)	(25)	(79)	(43)
Other income (expense), net	(3)	—	143	1

Income before income taxes, discontinued operations and cumulative effect of accounting change	444	430	907	771
Income tax provision	(172)	(170)	(359)	(307)

Income before discontinued operations and cumulative effect of accounting change	272	260	548	464
Discontinued operations, net of tax	—	33	—	64
Cumulative effect of accounting change, net of tax	—	—	—	2

Net income	$272	$293	$548	$530

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.26	$0.56	$0.47
Discontinued operations	—	0.03	—	0.06
Cumulative effect of accounting change	—	—	—	—

Basic net income per common share	$0.28	$0.29	$0.56	$0.53

Average basic common shares	976.9	1,000.0	976.9	1,000.0

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.26	$0.56	$0.47
Discontinued operations	—	0.03	—	0.06
Cumulative effect of accounting change	—	—	—	—

Diluted net income per common share	$0.28	$0.29	$0.56	$0.53

Average diluted common shares	977.2	1,000.0	977.1	1,000.0

(a)	Includes the following income (expenses) resulting from transactions with related companies:

			Six Months
	Three Months Ended June 30,		Ended June 30,
	2007	2006	2007	2006
	(in millions)		(in millions)

Revenues	$6	$28	$9	$55
Costs of revenues	(276)	(210)	(527)	(414)
Selling, general and administrative	3	8	8	14
Interest expense, net	—	(36)	—	(73)

(b)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months
	Ended June 30,
	2007	2006
	(in millions)

OPERATING ACTIVITIES
Net income(a)	$548	$530
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(2)
Depreciation and amortization	1,461	805
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	(146)	—
Income from equity investments, net of cash distributions	8	(42)
Minority interest expense, net	79	43
Deferred income taxes	183	188
Equity-based compensation	38	21
Changes in operating assets and liabilities, net of acquisitions:
Receivables	68	(14)
Accounts payable and other liabilities	(97)	(34)
Other changes	16	(9)
Adjustments relating to discontinued operations(a)	46	55

Cash provided by operating activities	2,204	1,541

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	23	(105)
Capital expenditures from continuing operations	(1,551)	(1,018)
Capital expenditures from discontinued operations	—	(48)
Proceeds from disposal of property, plant and equipment	4	6

Cash used by investing activities	(1,524)	(1,165)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	238	(346)
Borrowings	5,629	—
Repayments	(6,448)	—
Excess tax benefit from exercise of stock options	5	—
Principal payments on capital leases	(2)	—
Distributions to owners, net	(19)	(16)
Other	(64)	—

Cash used by financing activities	(661)	(362)

INCREASE IN CASH AND EQUIVALENTS	19	14
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	12

CASH AND EQUIVALENTS AT END OF PERIOD	$70	$26

(a)	Includes income from discontinued operations of $64 million for the six months ended June 30, 2006 (none for the six months ended June 30, 2007). Net cash flows from discontinued operations were $46 million and $119 million for the six months ended June 30, 2007 and 2006, respectively.

(b)	Borrowings (repayments), net, reflect borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings. Borrowings (repayments), net, also includes $28 million and $13 million of debt issuance costs for the six months ended June 30, 2007 and 2006, respectively.

See accompanying notes.

TIME WARNER CABLE INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(Unaudited)

	Six Months Ended June 30,
	2007	2006
	(in millions)

BALANCE AT BEGINNING OF PERIOD	$23,564	$20,347
Net income(a)	548	530
Other comprehensive income	(13)	—

Comprehensive income	535	530
Impact of adopting new accounting pronouncements(b)	(34)	—
Allocations from Time Warner and other, net	(7)	(5)

BALANCE AT END OF PERIOD	$24,058	$20,872

(a)	Includes income from discontinued operations of $64 million for the six months ended June 30, 2006 (none for the six months ended June 30, 2007).

(b)	Relates to the impact of adopting the provisions of Emerging Issues Task Force Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits, of $37 million, partially offset by the impact of adopting the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, of $3 million. Refer to Note 2 for further details.

See accompanying notes.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Time Warner Cable Inc. (together with its subsidiaries, “TWC” or the “Company”) is the second-largest cable operator in the U.S. and is an industry leader in developing and launching innovative video, data and voice services. At June 30, 2007, TWC had approximately 13.4 million basic video subscribers in technologically advanced, well-clustered systems located mainly in five geographic areas — New York state, the Carolinas, Ohio, southern California and Texas. As of June 30, 2007, TWC was the largest cable operator in a number of large cities, including New York City and Los Angeles.

On July 31, 2006, a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY”), and Comcast Corporation (together with its subsidiaries, “Comcast”) completed the acquisition of substantially all of the cable assets of Adelphia Communications Corporation (“Adelphia”) and related transactions. In addition, effective January 1, 2007, TWC began consolidating the results of certain cable systems located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”) upon the distribution of the assets of Texas and Kansas City Cable Partners, L.P. (“TKCCP”) to TWC and Comcast. Prior to January 1, 2007, TWC’s interest in TKCCP was reported as an equity method investment. Refer to Note 3 for further details.

Time Warner Inc. (“Time Warner”) currently owns approximately 84.0% of the common stock of TWC (representing a 90.6% voting interest). The financial results of TWC’s operations are consolidated by Time Warner.

TWC principally offers three services — video, high-speed data and voice, which have been primarily targeted to residential customers. Video is TWC’s largest service in terms of revenues generated. TWC continues to increase video revenues through the offering of advanced digital video services such as video-on-demand (“VOD”), subscription-video-on-demand (“SVOD”), high definition television (“HDTV”) and set-top boxes equipped with digital video recorders (“DVRs”), as well as through price increases and subscriber growth. TWC’s digital video subscribers provide a broad base of potential customers for additional advanced services.

High-speed data has been one of TWC’s fastest-growing services over the past several years and is a key driver of its results. As of June 30, 2007, TWC had approximately 7.2 million residential high-speed data subscribers. TWC also offers commercial high-speed data services and had approximately 263,000 commercial high-speed data subscribers as of June 30, 2007.

Approximately 2.3 million subscribers received Digital Phone service, TWC’s voice service, as of June 30, 2007. Under TWC’s primary calling plan, for a monthly fixed fee, Digital Phone customers typically receive the following services: an unlimited local, in-state and U.S., Canada and Puerto Rico calling plan, as well as call waiting, caller ID and E911 services. TWC is also currently deploying lower-priced calling plans to serve those customers that do not use interstate and/or long-distance calling plans extensively and intends to offer additional plans with a variety of calling options in the future. Digital Phone enables TWC to offer its customers a convenient package, or “bundle,” of video, high-speed data and voice services, and to compete effectively against bundled services available from its competitors. TWC has begun to introduce Business Class Phone, a commercial Digital Phone service, to small- and medium-sized businesses and will continue to roll out this service during the remainder of 2007 in most of the systems TWC owned before and retained after the transactions with Adelphia and Comcast (the “Legacy Systems”). TWC is also introducing this service in some of the systems acquired in and retained after the transactions with Adelphia and Comcast (the “Acquired Systems”).

In November 2005, TWC and several other cable companies, together with Sprint Nextel Corporation (“Sprint”), announced the formation of a joint venture to develop integrated wireline and wireless video, data

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

and voice services. In 2006, TWC began offering — under the “Pivot” brand name — a bundle that includes Sprint wireless service (with some unique TWC features) in limited operating areas and TWC will continue to roll out this service during the remainder of 2007.

Some of TWC’s principal competitors, in particular, direct broadcast satellite operators and incumbent local telephone companies, either offer or are making significant capital investments that will allow them to offer services that provide features and functions comparable to the video, data and/or voice services that TWC offers and they are aggressively seeking to offer them in bundles similar to TWC’s.

In addition to the subscription services described above, TWC also earns revenues by selling advertising time to national, regional and local businesses.

As of July 31, 2006, the date the transactions with Adelphia and Comcast closed, the penetration rates for basic video, digital video and high-speed data services were generally lower in the Acquired Systems than in the Legacy Systems. Furthermore, certain advanced services were not available in some of the Acquired Systems, and an IP-based telephony service was not available in any of the Acquired Systems. To increase the penetration of these services in the Acquired Systems, TWC is in the midst of a significant integration effort that includes upgrading the capacity and technical performance of these systems to levels that will allow the delivery of these advanced services and features. Such integration-related efforts are expected to be largely complete by the end of 2007. As of June 30, 2007, Digital Phone was available to over 40% of the homes passed in the Acquired Systems.

Basis of Presentation

Changes in Basis of Presentation

Consolidation of Kansas City Pool.  As discussed more fully in Note 3, on January 1, 2007, the Company began consolidating the results of the Kansas City Pool it received upon the distribution of the assets of TKCCP to TWC and Comcast.

Discontinued Operations.  As discussed more fully in Note 3, the Company has reflected the operations of the Transferred Systems (as defined in Note 3 below) as discontinued operations for all periods presented.

Basis of Consolidation

The consolidated financial statements of TWC include 100% of the assets, liabilities, revenues, expenses, income, loss and cash flows of all companies in which TWC has a controlling voting interest, as well as allocations of certain Time Warner corporate costs deemed reasonable by management to present the Company’s consolidated results of operations, financial position, changes in equity and cash flows on a stand-alone basis. The consolidated financial statements include the results of Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) only for the systems that are controlled by TWC and for which TWC holds an economic interest. The Time Warner corporate costs include specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services, and approximate Time Warner’s estimated cost for services rendered. Intercompany transactions between the consolidated companies have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Significant estimates inherent in the preparation of the consolidated financial statements include accounting for asset impairments, allowances for doubtful accounts, investments, depreciation, amortization, business combinations, pensions, stock-based compensation, income taxes, nonmonetary transactions, contingencies and certain programming arrangements. Allocation methodologies used to prepare the consolidated financial statements are based on estimates and have been described in the notes, where appropriate.

Reclassifications

Certain reclassifications have been made to the prior year’s financial information to conform to the June 30, 2007 presentation.

Interim Financial Statements

The consolidated financial statements are unaudited; however, in the opinion of management, they contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position, the results of operations and cash flows for the periods presented in conformity with GAAP applicable to interim periods. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements of TWC included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Income per Common Share

Basic income per common share is computed by dividing net income by the weighted average of common shares outstanding during the period. Weighted-average common shares include shares of Class A common stock and Class B common stock. Diluted income per common share adjusts basic income per common share for the effects of stock options, restricted stock, restricted stock units and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. Refer to Note 6 for further details. Set forth below is a reconciliation of basic and diluted income per common share before discontinued operations and cumulative effect of accounting change (in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Income before discontinued operations and cumulative effect of accounting change — basic and diluted	$272	$260	$548	$464

Average common shares — basic	976.9	1,000.0	976.9	1,000.0
Dilutive effect of equity awards	0.3	—	0.2	—

Average common shares — diluted	977.2	1,000.0	977.1	1,000.0

Income per common share before discontinued operations and cumulative effect of accounting change:
Basic	$0.28	$0.26	$0.56	$0.47

Diluted	$0.28	$0.26	$0.56	$0.47

Stock-based Compensation

The Company follows the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“Statement”) No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which require that a company measure the cost of employee services received in exchange for an award of

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also requires that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.

Historically, TWC employees were granted equity awards under Time Warner’s equity plans. Since April 2007, grants of equity awards to TWC employees have been and will continue to be made under TWC’s equity plans.

With respect to Time Warner equity grants to TWC employees, the grant-date fair value of a stock option award is estimated using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment. Because option-pricing models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options with respect to the Time Warner stock options issued to TWC employees. The Company determines the volatility assumption for these stock options using implied volatilities from Time Warner’s traded options as well as quotes from third-party investment banks. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of all Time Warner employees with respect to their ownership of Time Warner stock options. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.

Prior to the adoption of FAS 123R on January 1, 2006, the Company recognized stock-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Stock-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the employee’s job function.

When recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures. The Company recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption of FAS 123R in the first quarter of 2006, to recognize the effect of estimating the number of awards granted prior to January 1, 2006 that are not ultimately expected to vest.

In April 2007, the Company made its first grant of stock options and restricted stock units based on its Class A common stock. The valuation of, as well as the expense recognition for, such awards is generally consistent with the treatment of Time Warner awards that have been granted to TWC employees as described above. However, because the Class A common stock has a limited trading history, the volatility assumption is determined by reference to a comparable peer group of publicly traded companies. Furthermore, the volatility assumption is calculated using a 75%-25% weighted average of implied volatilities from traded options and the historical stock price volatility of the peer group. Refer to Note 6 for a discussion of the Company’s stock option and restricted stock unit awards granted in April 2007.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Classification of Taxes Collected from Customers

In the normal course of business, TWC is assessed non-income related taxes by governmental authorities, including franchising authorities, and collects such taxes from its customers. TWC’s policy is that, in instances where the tax is being assessed directly on the Company, amounts paid to the governmental authorities and amounts received from the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as costs of revenues and amounts received from the customer are recorded as Subscription revenues. The amount of non-income related taxes recorded on a gross basis was $220 million and $150 million during the six months ended June 30, 2007 and 2006, respectively.

2.	RECENT ACCOUNTING STANDARDS

Accounting for Sabbatical Leave and Other Similar Benefits

On January 1, 2007, the Company adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”), related to certain sabbatical leave and other employment arrangements that are similar to a sabbatical leave. EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. Adoption of this guidance resulted in a decrease in retained earnings of $62 million ($37 million, net of tax) on January 1, 2007. The resulting change in the accrual for the six months ended June 30, 2007 was not material.

Accounting for Uncertainty in Income Taxes

The Company does not file as a separate taxpayer for U.S. federal and certain state income tax purposes and its results are included on a consolidated, combined or unitary basis with Time Warner in such cases. Under the Company’s tax sharing agreement with Time Warner, the Company is indemnified for U.S. federal and state income taxes with respect to periods ending on or prior to March 31, 2003. For periods after such date, the Company is responsible for U.S. federal and state income taxes as if it were a stand-alone taxpayer. The Company makes tax sharing payments to Time Warner consistent with such responsibility in accordance with the tax sharing agreement.

On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires the Company to recognize in the consolidated financial statements only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the positions. Upon adoption, the Company recognized a $3 million reduction of previously recorded tax reserves, which was accounted for as an increase to the retained earnings balance as of January 1, 2007.

After considering the impact of adopting FIN 48, the Company had an $11 million reserve for uncertain income tax positions as of January 1, 2007. Changes in the reserve balance during the six months ended June 30, 2007 were not material. The Company does not presently anticipate such uncertain income tax positions will significantly increase or decrease prior to June 30, 2008; however, actual developments in this area could differ from those currently expected. Such unrecognized tax positions, if ever recognized in the financial statements, would be recorded in the statement of operations as part of the income tax provision.

The income tax reserve as of January 1, 2007 included an accrual for interest and penalties of approximately $1 million. The change in the accrual for interest and penalties for the six months ended June 30, 2007 was not material. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions as part of income tax expense.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

With few exceptions, periods ending after March 31, 2003 are subject to U.S., state and local income tax examinations by tax authorities.

3.	TRANSACTIONS WITH ADELPHIA AND COMCAST

Adelphia Acquisition and Related Transactions

On July 31, 2006, TW NY and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable assets of Adelphia (the “Adelphia Acquisition”). At the closing of the Adelphia Acquisition, TW NY paid approximately $8.9 billion in cash, after giving effect to certain purchase price adjustments, and shares representing 17.3% of TWC’s Class A common stock (approximately 16% of TWC’s outstanding common stock) valued at approximately $5.5 billion for the portion of the Adelphia assets it acquired. The valuation of approximately $5.5 billion for the approximately 16% interest in TWC as of July 31, 2006 was determined by management using a discounted cash flow and market comparable valuation model. The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. The 16% interest reflects 155,913,430 shares of TWC Class A common stock issued to Adelphia, which were valued at $35.28 per share for purposes of the Adelphia Acquisition.

In addition, on July 28, 2006, American Television and Communications Corporation (“ATC”), a subsidiary of Time Warner, contributed its 1% common equity interest and $2.4 billion preferred equity interest in Time Warner Entertainment Company, L.P. (“TWE”) to TW NY Cable Holding Inc. (“TW NY Holding”), a newly created subsidiary of TWC and the parent of TW NY, in exchange for an approximately 12.4% non-voting common stock interest in TW NY Holding having an equivalent fair value.

On July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE were redeemed. Specifically, Comcast’s 17.9% interest in TWC was redeemed in exchange for 100% of the capital stock of a subsidiary of TWC holding both cable systems serving approximately 589,000 subscribers, with an estimated fair value of approximately $2.470 billion, as determined by management using a discounted cash flow and market comparable valuation model, and approximately $1.857 billion in cash (the “TWC Redemption”). In addition, Comcast’s 4.7% interest in TWE was redeemed in exchange for 100% of the equity interests of a subsidiary of TWE holding both cable systems serving approximately 162,000 subscribers, with an estimated fair value of approximately $630 million, as determined by management using a discounted cash flow and market comparable valuation model, and approximately $147 million in cash (the “TWE Redemption” and, together with the TWC Redemption, the “Redemptions”). The discounted cash flow valuation model was based upon the Company’s estimated future cash flows derived from its business plan and utilized a discount rate consistent with the inherent risk in the business. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended (the “Tax Code”). For accounting purposes, the Redemptions were treated as an acquisition of Comcast’s minority interests in TWC and TWE and a disposition of the cable systems that were transferred to Comcast. The purchase of the minority interests resulted in a reduction of goodwill of $738 million related to the excess of the carrying value of the Comcast minority interests over the total fair value of the Redemptions. In addition, the disposition of the cable systems resulted in an after-tax gain of $945 million, included in discontinued operations for the year ended December 31, 2006, which is comprised of a $131 million pretax gain (calculated as the difference between the carrying value of the systems acquired by Comcast in the Redemptions totaling $2.969 billion and the estimated fair value of $3.100 billion) and a net tax benefit of $814 million, including the reversal of historical deferred tax liabilities of approximately $838 million that had existed on systems transferred to Comcast in the TWC Redemption.

Following the Redemptions and the Adelphia Acquisition, on July 31, 2006, TW NY and Comcast swapped certain cable systems, most of which were acquired from Adelphia, each with an estimated value of

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

approximately $8.7 billion, as determined by management using a discounted cash flow and market comparable valuation model, in order to enhance TWC’s and Comcast’s respective geographic clusters of subscribers (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Transactions”), and TW NY paid Comcast approximately $67 million for certain adjustments related to the Exchange. The discounted cash flow valuation model was based upon estimated future cash flows and utilized a discount rate consistent with the inherent risk in the business. The Exchange was accounted for as a purchase of cable systems from Comcast and a sale of TW NY’s cable systems to Comcast. The systems exchanged by TW NY included Urban Cable Works of Philadelphia, L.P. (“Urban Cable”) and systems acquired from Adelphia. The Company did not record a gain or loss on systems TW NY acquired from Adelphia and transferred to Comcast in the Exchange because such systems were recorded at fair value in the Adelphia Acquisition. The Company did, however, record a pretax gain of $34 million ($20 million, net of tax) on the Exchange related to the disposition of Urban Cable, which is included in discontinued operations for the year ended December 31, 2006.

The tax benefits discussed above resulted primarily from the reversal of historical deferred tax liabilities (included in noncurrent liabilities of discontinued operations) that had been established on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Tax Code, and as a result, such liabilities were no longer required. However, if the IRS were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by the Company.

The purchase price for each of the Adelphia Acquisition and the Exchange is as follows as of June 30, 2007 (in millions):

Cash consideration for the Adelphia Acquisition	$8,935
Fair value of equity consideration for the Adelphia Acquisition	5,500
Fair value of Urban Cable	190
Other costs	252

Total purchase price	$14,877

Other costs consist of (i) contractual closing adjustments totaling $79 million, (ii) $118 million of total transaction costs and (iii) $55 million of transaction-related taxes.

The purchase price allocation for the Adelphia Acquisition and the Exchange is as follows (in millions):

		Depreciation/
		Amortization
		Periods(a)

Intangible assets not subject to amortization (cable franchise rights)	$10,487	non-amortizable
Intangible assets subject to amortization (primarily customer relationships)	882	4 years
Property, plant and equipment (primarily cable television equipment)	2,459	1-20 years
Other assets	148	not applicable
Goodwill	1,104	non-amortizable
Liabilities	(203)	not applicable

Total purchase price	$14,877

(a)	Intangible assets and goodwill associated with the Adelphia Acquisition are deductible over a 15-year period for tax purposes and would reduce net cash tax payments by more than $300 million per year, assuming the following: (i) straight-line amortization deductions over 15 years, (ii) sufficient taxable income to utilize the amortization deductions and (iii) a 40% effective tax rate.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

The allocation of the purchase price for the Adelphia Acquisition and the Exchange, which primarily used a discounted cash flow approach with respect to identified intangible assets and a combination of the cost and market approaches with respect to property, plant and equipment, is being finalized and the Company does not expect any material changes to the allocation reflected above. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and liabilities and utilized a discount rate consistent with the inherent risk of each of the acquired assets and liabilities.

The results of the systems acquired in connection with the Transactions have been included in the consolidated statement of operations since the closing of the Transactions. The systems previously owned by TWC that were transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”), including the gains discussed above, have been reflected as discontinued operations in the consolidated financial statements for all periods presented.

Financial data for the Transferred Systems included in discontinued operations for the three and six months ended June 30, 2006 is as follows (in millions, except per share data):

	Three Months Ended	Six Months Ended
	June 30, 2006	June 30, 2006

Total revenues	$199	$394

Pretax income	$55	$107
Income tax provision	(22)	(43)

Net income	$33	$64

Basic and diluted net income per common share	$0.03	$0.06

Average basic and diluted common shares	1,000.0	1,000.0

As a result of the closing of the Transactions, TWC acquired systems with approximately 4.0 million basic video subscribers and disposed of the Transferred Systems, with approximately 0.8 million basic video subscribers, for a net gain of approximately 3.2 million basic video subscribers. As of June 30, 2007, Time Warner owned approximately 84.0% of TWC’s outstanding common stock (including 82.7% of TWC’s outstanding Class A common stock and all outstanding shares of TWC’s Class B common stock), as well as an approximately 12.4% non-voting common stock interest in TW NY Holding. As a result of the Redemptions, Comcast no longer had an interest in TWC or TWE.

On February 13, 2007, Adelphia’s Chapter 11 reorganization plan became effective and, under applicable securities law regulations and provisions of the U.S. bankruptcy code, TWC became a public company subject to the requirements of the Securities Exchange Act of 1934, as amended. Under the terms of the reorganization plan, most of the 155,913,430 shares of TWC’s Class A common stock that Adelphia received in the Adelphia Acquisition (representing approximately 16% of TWC’s outstanding common stock) are being distributed to Adelphia’s creditors. As of June 30, 2007, approximately 91% of these shares of Class A common stock had been distributed to Adelphia’s creditors. The remaining shares are expected to be distributed during the coming months as the remaining disputes are resolved by the bankruptcy court, including 4% of such shares that were placed in escrow in connection with the Adelphia Acquisition. On March 1, 2007, TWC’s Class A common stock began trading on the New York Stock Exchange under the symbol “TWC.”

TKCCP Joint Venture

TKCCP was a 50-50 joint venture between TWE-A/N, which is a consolidated subsidiary of TWC, and Comcast. In accordance with the terms of the TKCCP partnership agreement, on July 3, 2006, Comcast notified TWC of its election to trigger the dissolution of the partnership and its decision to allocate all of

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TKCCP’s debt, which totaled approximately $2 billion, to the pool of assets consisting of the Houston cable systems (the “Houston Pool”). On August 1, 2006, TWC notified Comcast of its election to receive the Kansas City Pool. On October 2, 2006, TWC received approximately $630 million from Comcast due to the repayment of debt owed by TKCCP to TWE-A/N that had been allocated to the Houston Pool. From July 1, 2006 through December 31, 2006, TWC was entitled to 100% of the economic interest in the Kansas City Pool (and recognized such interest pursuant to the equity method of accounting), and it was not entitled to any economic benefits of ownership from the Houston Pool.

On January 1, 2007, TKCCP distributed its assets to TWC and Comcast. TWC received the Kansas City Pool, which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the Houston Pool, which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. TKCCP was formally dissolved on May 15, 2007.

For accounting purposes, the Company has treated the distribution of TKCCP’s assets as a sale of the Company’s 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of the Company’s 50% equity interest in the Houston Pool, the Company recorded a pretax gain of approximately $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations for the six months ended June 30, 2007.

The acquisition of Comcast’s 50% equity interest in the Kansas City Pool on January 1, 2007 was treated as a step-acquisition and accounted for as a purchase business combination. The consideration paid to acquire the 50% equity interest in the Kansas City Pool was the fair value of the 50% equity interest in the Houston Pool transferred to Comcast. The estimated fair value of TWC’s 50% interest in the Houston Pool ($881 million) was determined using a discounted cash flow analysis and was reduced by debt assumed by Comcast. The purchase price allocation is as follows as of June 30, 2007 (in millions):

		Depreciation/
		Amortization
		Periods

Intangible assets not subject to amortization (cable franchise rights)	$613	non-amortizable
Intangible assets subject to amortization (primarily customer relationships)	66	4 years
Property, plant and equipment (primarily cable television equipment)	183	1-20 years
Other assets	67	not applicable
Liabilities	(48)	not applicable

Total	$881

The allocation of the purchase price for the acquisition of Comcast’s 50% equity interest in the Kansas City Pool primarily used a discounted cash flow approach with respect to identified intangible assets and a combination of the cost and market approaches with respect to property, plant and equipment. The discounted cash flow approach was based upon management’s estimated future cash flows from the acquired assets and liabilities and utilized a discount rate consistent with the inherent risk of each of the acquired assets and liabilities.

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Supplemental Unaudited Pro Forma Information

The following schedule presents supplemental unaudited pro forma information for the three and six months ended June 30, 2006 as if the Transactions and the consolidation of the Kansas City Pool had occurred on January 1, 2006. The unaudited pro forma information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent what the Company’s future financial condition or operating results will be after giving effect to the Transactions and the consolidation of the Kansas City Pool and does not reflect actions that may be undertaken by management in integrating these businesses (e.g., the cost of incremental capital expenditures). In addition, this supplemental information does not reflect financial and operating benefits the Company expects to realize as a result of the Transactions and the consolidation of the Kansas City Pool. The amounts presented for the three and six months ended June 30, 2007 are the Company’s actual results.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
		(pro forma)		(pro forma)
	(in millions, except per share data)		(in millions, except per share data)

Revenues:
Subscription:
Video	$2,579	$2,484	$5,083	$4,881
High-speed data	924	808	1,818	1,574
Voice	285	195	549	361

Total Subscription	3,788	3,487	7,450	6,816
Advertising	226	211	415	384

Total revenues	4,014	3,698	7,865	7,200
Costs and expenses:
Costs of revenues(a)	1,872	1,713	3,755	3,430
Selling, general and administrative(a)	692	637	1,343	1,242
Depreciation	669	575	1,318	1,144
Amortization	64	77	143	157
Merger-related and restructuring costs	6	11	16	21
Other, net(b)	—	9	—	9

Total costs and expenses	3,303	3,022	6,575	6,003

Operating Income	711	676	1,290	1,197
Interest expense, net	(227)	(226)	(454)	(451)
Other income (expense), net	(40)	(32)	71	(55)

Income before income taxes, discontinued operations and cumulative effect of accounting change	444	418	907	691
Income tax provision	(172)	(167)	(359)	(280)

Income before discontinued operations and cumulative effect of accounting change	$272	$251	$548	$411

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.26	$0.56	$0.42

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.28	$0.26	$0.56	$0.42

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

(b)	Other, net, includes asset impairments recorded at the Acquired Systems of $9 million for the three and six months ended June 30, 2006.

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4.	MERGER-RELATED AND RESTRUCTURING COSTS

Merger-related Costs

Cumulatively, through June 30, 2007, the Company has expensed non-capitalizable merger-related costs associated with the Transactions of approximately $53 million. During the six months ended June 30, 2007, the Company incurred merger-related costs of approximately $7 million ($3 million in the second quarter). During the six months ended June 30, 2006, the Company incurred merger-related costs of approximately $11 million ($7 million in the second quarter).

As of June 30, 2007, payments of $52 million have been made against this accrual, of which approximately $4 million and $10 million were made during the three and six months ended June 30, 2007. During the three and six months ended June 30, 2006, payments of $5 million and $8 million, respectively, were made against this accrual. The remaining $1 million was classified as a current liability in the June 30, 2007 consolidated balance sheet.

Restructuring Costs

Cumulatively, through June 30, 2007, the Company has incurred restructuring costs of approximately $61 million as part of its broader plans to simplify its organizational structure and enhance its customer focus. For the three and six months ended June 30, 2007, the Company incurred costs of approximately $3 million and $9 million, respectively.

As of June 30, 2007, payments of $43 million have been made against this accrual. Approximately $11 million of the remaining $18 million liability was classified as a current liability, with the remaining $7 million classified as a noncurrent liability in the June 30, 2007 consolidated balance sheet. Amounts are expected to be paid through 2011.

Information relating to the restructuring costs is as follows (in millions):

	Employee	Other
	Terminations	Exit Costs	Total

Remaining liability as of December 31, 2005	$23	$3	$26
2006 accruals(a)	8	10	18
Cash paid — 2006(b)	(13)	(8)	(21)

Remaining liability as of December 31, 2006	18	5	23
2007 accruals	6	3	9
Cash paid — 2007(c)	(9)	(5)	(14)

Remaining liability as of June 30, 2007	$15	$3	$18

(a)	Of the $18 million incurred in 2006, $4 million and $10 million was incurred during the three and six months ended June 30, 2006, respectively.

(b)	Of the $21 million paid in 2006, $8 million and $14 million was paid during the three and six months ended June 30, 2006, respectively.

(c)	Of the $14 million paid in 2007, $5 million was paid during the three months ended June 30, 2007.

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5.	DEBT AND MANDATORILY REDEEMABLE PREFERRED EQUITY

The Company’s debt and mandatorily redeemable preferred equity, as of June 30, 2007, and December 31, 2006, includes the following components:

		Interest Rate at			Outstanding Balance as of
	Face	June 30,			June 30,	December 31,
	Amount	2007		Maturity	2007	2006
	(in millions)				(in millions)

Debt due within one year:
Capital leases and other					$2	$4
Long-term debt:
Bank credit agreements and commercial paper program(a)(b)		5.590	%(c)	2011	5,542	11,077
TWE notes and debentures:
Senior debentures	$600	7.250	%(d)	2008	602	602
Senior notes	250	10.150	%(d)	2012	269	271
Senior notes	350	8.875	%(d)	2012	367	369
Senior debentures	1,000	8.375	%(d)	2023	1,042	1,043
Senior debentures	1,000	8.375	%(d)	2033	1,054	1,055

Total TWE notes and debentures(e)	$3,200				3,334	3,340

TWC notes and debentures:
Notes	$1,500	5.400	%(f)	2012	1,497	—
Notes	2,000	5.850	%(f)	2017	1,996	—
Debentures	1,500	6.550	%(f)	2037	1,490	—

Total TWC notes and debentures	$5,000				4,983	—

Capital leases and other					10	11

Total long-term debt					13,869	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	$300	8.210%		2013	300	300

Total debt and mandatorily redeemable preferred equity					$14,171	$14,732

(a)	Unused capacity, which includes $70 million and $51 million in cash and equivalents at June 30, 2007 and December 31, 2006, respectively, equals $3.397 billion and $2.798 billion at June 30, 2007 and December 31, 2006, respectively. Unused capacity at both June 30, 2007 and December 31, 2006 reflects a reduction of $159 million for outstanding letters of credit backed by the Cable Revolving Facility, as defined below.

(b)	Outstanding balance amounts exclude an unamortized discount on commercial paper of $18 million and $17 million at June 30, 2007 and December 31, 2006, respectively.

(c)	Rate represents a weighted-average interest rate.

(d)	Rate represents the stated rate at original issuance. The effective weighted-average interest rate for the TWE notes and debentures in the aggregate is 7.65% at June 30, 2007.

(e)	Includes an unamortized fair value adjustment of $134 million and $140 million as of June 30, 2007 and December 31, 2006, respectively.

(f)	Rate represents the stated rate at original issuance. The effective weighted-average interest rate for the TWC notes and debentures in the aggregate is 5.97% at June 30, 2007.

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Debt Securities

On April 9, 2007, the Company issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures (the “2007 Bond Offering”) consisting of $1.5 billion principal amount of 5.40% Notes due 2012 (the “2012 Notes”), $2.0 billion principal amount of 5.85% Notes due 2017 (the “2017 Notes”) and $1.5 billion principal amount of 6.55% Debentures due 2037 (the “2037 Debentures” and, together with the 2012 Notes and the 2017 Notes, the “Debt Securities”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Debt Securities are guaranteed by TWE and TW NY Holding (collectively, the “Guarantors”).

The Debt Securities were issued pursuant to an Indenture, dated as of April 9, 2007 (the “Base Indenture”), by and among the Company, the Guarantors and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of April 9, 2007 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Company, the Guarantors and The Bank of New York, as trustee.

The 2012 Notes mature on July 2, 2012, the 2017 Notes mature on May 1, 2017 and the 2037 Debentures mature on May 1, 2037. Interest on the 2012 Notes is payable semi-annually in arrears on January 2 and July 2 of each year, beginning on July 2, 2007. Interest on the 2017 Notes and the 2037 Debentures is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2007. The Debt Securities are unsecured senior obligations of the Company and rank equally with its other unsecured and unsubordinated obligations. The guarantees of the Debt Securities are unsecured senior obligations of the Guarantors and rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantors.

The Debt Securities may be redeemed in whole or in part at any time at the Company’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the Debt Securities being redeemed and (ii) the sum of the present values of the remaining scheduled payments on the Debt Securities discounted to the redemption date on a semi-annual basis at a government treasury rate plus 20 basis points for the 2012 Notes, 30 basis points for the 2017 Notes and 35 basis points for the 2037 Debentures as further described in the Indenture, plus, in each case, accrued but unpaid interest to the redemption date.

The Indenture contains customary covenants relating to restrictions on the ability of the Company or any material subsidiary to create liens and on the ability of the Company and the Guarantors to consolidate, merge or convey or transfer substantially all of their assets. The Indenture also contains customary events of default.

In connection with the issuance of the Debt Securities, on April 9, 2007, the Company, the Guarantors and the initial purchasers of the Debt Securities entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which the Company agreed, among other things, to use its commercially reasonable efforts to consummate a registered exchange offer for the Debt Securities within 270 days after the issuance date of the Debt Securities or cause a shelf registration statement covering the resale of the Debt Securities to be declared effective within specified periods. The Company will be required to pay additional interest of 0.25% per annum on the Debt Securities if it fails to timely comply with its obligations under the Registration Rights Agreement until such time as it complies.

Bank Credit Agreements and Commercial Paper Programs

In the first quarter of 2006, the Company entered into $14.0 billion of bank credit agreements, consisting of an amended and restated $6.0 billion senior unsecured five-year revolving credit facility maturing February 15, 2011 (the “Cable Revolving Facility”), a $4.0 billion five-year term loan facility maturing February 21, 2011 (the “Five-Year Term Facility”) and a $4.0 billion three-year term loan facility maturing February 24, 2009 (the “Three-Year Term Facility” and, together with the Five-Year Term Facility, the “Term

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Facilities”). The Term Facilities, together with the Cable Revolving Facility, are referred to as the “Cable Facilities.” Collectively, the Cable Facilities refinanced $4.0 billion of previously existing committed bank financing, and $2.0 billion of the Cable Revolving Facility and $8.0 billion of the Term Facilities were used to finance, in part, the cash portions of the Transactions. The Cable Facilities are guaranteed by TWE and TW NY Holding (or, in the case of the Three-Year Term Facility was guaranteed by TWE and TW NY Holding, as discussed below).

In April 2007, TWC used the net proceeds of the 2007 Bond Offering to repay all of the outstanding indebtedness under the Three-Year Term Facility, which was terminated on April 13, 2007. The balance of the net proceeds was used to repay a portion of the outstanding indebtedness under the Five-Year Term Facility on April 27, 2007, which reduced the outstanding indebtedness under such facility to $3.045 billion as of such date.

Borrowings under the Cable Revolving Facility bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.27% per annum as of June 30, 2007. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Cable Revolving Facility at a rate determined by the credit rating of TWC, which rate was 0.08% per annum as of June 30, 2007. TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Cable Revolving Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Five-Year Term Facility accrue interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.40% per annum as of June 30, 2007.

The Cable Revolving Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Cable Revolving Facility and the Five-Year Term Facility contain a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA of TWC. The terms and related financial metrics associated with the leverage ratio are defined in the applicable agreements. At June 30, 2007, TWC was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 2.6 times. The Cable Revolving Facility and the Five-Year Term Facility do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC. Borrowings under the Cable Revolving Facility may be used for general corporate purposes and unused credit is available to support borrowings under TWC’s commercial paper program.

In addition to the Cable Revolving Facility and the Five-Year Term Facility, TWC maintains a $6.0 billion unsecured commercial paper program (the “CP Program”) that is also guaranteed by TW NY Holding and TWE. Commercial paper issued under the CP Program is supported by unused committed capacity under the Cable Revolving Facility and ranks pari passu with other unsecured senior indebtedness of TWC, TWE and TW NY Holding.

As of June 30, 2007, there were borrowings of $3.045 billion outstanding under the Five-Year Term Facility, letters of credit totaling $159 million outstanding under the Cable Revolving Facility, and $2.515 billion of commercial paper outstanding under the CP Program and supported by the Cable Revolving Facility. TWC’s available committed capacity under the Cable Revolving Facility as of June 30, 2007 was approximately $3.327 billion, and TWC had $70 million of cash and equivalents on hand.

Time Warner Approval Rights

Under a shareholder agreement entered into between TWC and Time Warner on April 20, 2005 (the “Shareholder Agreement”), TWC is required to obtain Time Warner’s approval prior to incurring additional debt (except for ordinary course issuances of commercial paper or borrowings under the Cable Revolving

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Facility up to the limit of that credit facility, to which Time Warner has consented) or rental expenses (other than with respect to certain approved leases) or issuing preferred equity, if its consolidated ratio of debt, including preferred equity, plus six times its annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, TWC is required to include the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that it manages and/or in which it owns an equity interest, in the calculation of the TW Leverage Ratio. The Shareholder Agreement defines EBITDAR, at any time of measurement, as operating income plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of TWC’s most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period.

The following table sets forth the calculation of the TW Leverage Ratio for the twelve months ended June 30, 2007 (in millions, except ratio):

Indebtedness	$13,871
Preferred Membership Units	300
Six times annual rental expense	1,086

Total	$15,257

EBITDAR	$5,586

TW Leverage Ratio	2.73x

As indicated in the table above, as of June 30, 2007, the TW Leverage Ratio did not exceed 3:1.

6.	STOCK-BASED COMPENSATION PLANS

TWC Stock-based Compensation Plans

On June 8, 2006, the Company’s board of directors approved the Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”) under which awards covering the issuance of up to 100,000,000 shares of TWC Class A common stock may be granted to directors, employees and certain non-employee advisors of TWC. The Company made its first grant of equity awards based on TWC Class A common stock in April 2007. Stock options have been granted under the 2006 Plan with exercise prices equal to the fair market value at the date of grant. Generally, the stock options vest ratably over a four-year vesting period and expire ten years from the date of grant. Certain stock option awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service. For the six months ended June 30, 2007, TWC granted approximately 2.8 million options at a weighted-average grant date fair value of $13.34 ($8.00 net of tax) per option. The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value TWC stock options at their grant date for the six months ended June 30, 2007.

Expected volatility	24.1%
Expected term to exercise from grant date	6.60 years
Risk-free rate	4.7%
Expected dividend yield	0.0%

Under the 2006 Plan, the Company also granted restricted stock units (“RSUs”), which generally vest over a four-year period from the date of grant. Certain RSU awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and

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years of service. Shares of TWC Class A common stock will generally be issued in connection with the vesting of an RSU. RSUs awarded to non-employee directors are not subject to vesting restrictions and the shares underlying the RSUs will be issued in connection with a director’s termination of service as a director. For the six months ended June 30, 2007, TWC granted approximately 2.1 million RSUs at a weighted-average grant date fair value of $37.07 per RSU.

Compensation expense recognized for TWC stock-based compensation plans for the three and six months ended June 30, 2007 is as follows (in millions):

Compensation cost recognized:
Stock options	$10
Restricted stock units	19

Total impact on Operating Income	$29

Tax benefit recognized	$12

Time Warner Stock-based Compensation Plans

Historically, Time Warner granted options to purchase Time Warner common stock under its equity plans to employees of TWC. Upon TWC becoming a public company, Time Warner ceased making equity awards under its equity plans to employees of TWC. The options have been granted by Time Warner to employees of TWC with exercise prices equal to, or in excess of, the fair market value at the date of grant. Generally, the options vest ratably over a four-year vesting period and expire ten years from the date of grant. Certain option awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service. For the six months ended June 30, 2006, Time Warner granted approximately 8.7 million options to employees of TWC at a weighted-average grant date fair value of $4.47 ($2.68 net of tax) per option. For the six months ended June 30, 2007, no Time Warner options were granted to TWC employees. The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value stock options at their grant date for the six months ended June 30, 2006.

Expected volatility	22.2%
Expected term to exercise from grant date	5.08 years
Risk-free rate	4.6%
Expected dividend yield	1.1%

Time Warner also granted shares of Time Warner common stock or RSUs, which generally vest between three to five years from the date of grant, to employees of TWC pursuant to Time Warner’s equity plans. Certain RSU awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit retirement plans or after reaching a specified age and years of service. For the six months ended June 30, 2006, Time Warner issued approximately 428,000 RSUs to employees of TWC and its subsidiaries at a weighted-average grant date fair value of $17.40 per RSU. For the six months ended June 30, 2007, no Time Warner RSUs were issued to TWC employees.

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Compensation expense recognized for Time Warner stock-based compensation plans for the three and six months ended June 30, 2007 and 2006 is as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Compensation cost recognized:
Stock options	$4	$6	$8	$18
Restricted stock and restricted stock units	—	1	1	3

Total impact on Operating Income	$4	$7	$9	$21

Tax benefit recognized	$2	$2	$4	$8

7.	PENSION COSTS

The Company participates in various funded and unfunded noncontributory defined benefit pension plans administered by Time Warner (the “Pension Plans”). Benefits under the Pension Plans for all employees are determined based on formulas that reflect the employees’ years of service and compensation during their employment period and participation in the plans. TWC uses a December 31 measurement date for the majority of its plans. A summary of the components of the net periodic benefit cost from continuing operations is as follows (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Service cost	$18	$15	$35	$31
Interest cost	17	14	34	29
Expected return on plan assets	(23)	(18)	(46)	(37)
Amounts amortized	4	9	7	15

Net periodic benefit costs(a)	$16	$20	$30	$38

(a)	On August 1, 2007, the former employees of Adelphia and Comcast that became employees of TWC became eligible to participate in the Pension Plans, which will result in a new measurement of those plans as of that date. The impact of the new measurement of these plans on pension expense will be determined based on market results at August 1, 2007 and will be reflected in the consolidated financial statements for the last five months of 2007. The Company will also incur additional benefit costs for these participants for the five months in 2007 in which they will be participating in the plans, which are estimated to be approximately $9 million.

After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plans in any given year. There currently are no minimum required contributions, and no discretionary or noncash contributions are currently planned. For the Company’s unfunded plan, contributions will continue to be made to the extent benefits are paid. Expected benefit payments for the unfunded plan for 2007 are approximately $1 million.

8.	COMMITMENTS AND CONTINGENCIES

Legal Proceedings

On May 20, 2006, the America Channel LLC (“America Channel”) filed a lawsuit in U.S. District Court for the District of Minnesota against both TWC and Comcast alleging that the purchase of Adelphia by

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Comcast and TWC will injure competition in the cable system and cable network markets and violate the federal antitrust laws. The lawsuit seeks monetary damages as well as an injunction blocking the Adelphia Acquisition. The United States Bankruptcy Court for the Southern District of New York issued an order enjoining America Channel from pursuing injunctive relief in the District of Minnesota and ordering that America Channel’s efforts to enjoin the transaction can only be heard in the Southern District of New York, where the Adelphia bankruptcy is pending. America Channel’s appeal of this order was dismissed on October 10, 2006, and its claim for injunctive relief should now be moot. However, America Channel has announced its intention to proceed with its damages case in the District of Minnesota. On September 19, 2006, the Company filed a motion to dismiss this action, which was granted on January 17, 2007 with leave to replead. On February 5, 2007, America Channel filed an amended complaint. TWC filed a motion to dismiss the amended complaint on April 10, 2007, which motion was granted on June 28, 2007. America Channel has filed a notice of appeal of this decision. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. On April 14, 2006, TWE-A/N filed a motion for summary judgment, which is pending. TWE-A/N intends to defend against this lawsuit vigorously, but the Company is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs seek damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which the Company opposed. On October 25, 2005, the court granted preliminary approval of a class settlement arrangement on terms that were not material to the Company. A final settlement approval hearing was held on May 19, 2006, and on January 26, 2007, the court denied approval of the settlement. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of the suit.

Certain Patent Litigation

On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a complaint in the U.S. District Court for the District of Delaware alleging that TWC and several other cable operators, among other defendants, infringe a number of patents purportedly relating to the Company’s customer call center operations, voicemail and/or video-on-demand services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. On March 20, 2007, this case, together with other lawsuits filed by Katz, was made subject to a Multidistrict Litigation (“MDL”) Order transferring the case for pretrial proceedings to the U.S. District Court for the Central District of California. The Company intends to defend against the claim vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

On July 14, 2006, Hybrid Patents Inc. filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed a patent purportedly relating to high-speed data and Internet-based telephony services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against the claim vigorously, but is unable to predict the outcome of the suit or reasonably estimate a range of possible loss.

On June 1, 2006, Rembrandt Technologies, LP (“Rembrandt”) filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed several patents purportedly related to a variety of technologies, including high-speed data and Internet-based telephony services. In addition, on September 13, 2006, Rembrandt filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company infringes several patents purportedly related to “high-speed cable modem internet products and services.” In each of these cases, the plaintiff is seeking unspecified monetary damages as well as injunctive relief. On June 18, 2007, these cases, along with other lawsuits filed by Rembrandt, were made subject to an MDL Order transferring the case for pretrial proceedings to the U.S. District Court for the District of Delaware. The Company intends to defend against these lawsuits vigorously, but is unable to predict the outcome of these suits or reasonably estimate a range of possible loss.

On April 26, 2005, Acacia Media Technologies Corporation (“AMT”) filed suit against TWC in the U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), pay-per-view, video-on-demand and ad insertion services over cable systems infringe its patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of an MDL Order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, the TWC action was consolidated into the MDL proceedings. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against this lawsuit vigorously, but is unable to predict the outcome of this suit or reasonably estimate a range of possible loss.

From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require TWC to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered into by the Company may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time-consuming and costly.

As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE non-cable businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.

The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

9.	ADDITIONAL FINANCIAL INFORMATION

Other Cash Flow Information

Additional financial information with respect to cash (payments) and receipts is as follows (in millions):

	Six Months Ended June 30,
	2007	2006

Cash paid for interest	$(406)	$(251)
Interest income received	6	—

Cash paid for interest, net	$(400)	$(251)

Cash paid for income taxes	$(55)	$(147)
Cash refunds of income taxes	5	4

Cash paid for income taxes, net	$(50)	$(143)

Additional information with respect to capital expenditures from continuing operations is as follows (in millions):

Six Months
Ended
June 30,
2007

Cash paid for capital expenditures from continuing operations	$(1,551)
Decrease in accruals for capital expenditures	67

Accrual basis capital expenditures from continuing operations	$(1,484)

The difference between cash paid and accruals for capital expenditures was not material for the six months ended June 30, 2006.

Interest Expense, Net

Interest expense, net consists of (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Interest income	$3	$14	$5	$25
Interest expense	(230)	(127)	(459)	(250)

Total interest expense, net	$(227)	$(113)	$(454)	$(225)

TIME WARNER CABLE INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited)

Video, High-speed Data and Voice Direct Costs

Direct costs associated with the video, high-speed data and voice services (included within costs of revenues) consist of (in millions):

			Six Months
	Three Months Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Video	$882	$531	$1,762	$1,041
High-speed data	39	36	83	70
Voice	111	71	223	131

Total direct costs	$1,032	$638	$2,068	$1,242

The direct costs associated with the video service include video programming costs. The direct costs associated with the high-speed data and voice services include network connectivity and certain other costs.

Other Current Liabilities

Other current liabilities consist of (in millions):

	June 30,	December 31,
	2007	2006

Accrued compensation and benefits	$224	$275
Accrued franchise fees	149	162
Accrued sales and other taxes	151	136
Accrued insurance	122	66
Accrued interest	188	130
Accrued advertising and marketing support	83	97
Other accrued expenses	246	247

Total other current liabilities	$1,163	$1,113

TIME WARNER CABLE INC.

QUARTERLY FINANCIAL INFORMATION
(Unaudited)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(in millions, except per share data)

2007(a)
Revenues:
Subscription	$3,662	$3,788
Advertising	189	226

Total revenues	3,851	4,014
Operating Income	579	711
Net income	276	272
Basic and diluted net income per common share	0.28	0.28
Net cash provided by operating activities	1,006	1,198

2006(a)
Revenues:
Subscription	$2,276	$2,389	$3,031	$3,407
Advertising	109	133	178	244

Total revenues	2,385	2,522	3,209	3,651
Operating Income	452	544	550	633
Income before discontinued operations and cumulative effect of accounting change	204	260	226	246
Discontinued operations, net of tax	31	33	954	20
Cumulative effect of accounting change, net of tax	2	—	—	—
Net income	237	293	1,180	266
Basic and diluted income per common share before discontinued operations and cumulative effect of accounting change	0.20	0.26	0.23	0.25
Basic and diluted net income per common share	0.23	0.29	1.20	0.27
Net cash provided by operating activities	782	759	1,020	1,034

2005(a)
Revenues:
Subscription	$1,971	$2,061	$2,103	$2,178
Advertising	111	127	124	137

Total revenues	2,082	2,188	2,227	2,315
Operating Income	364	447	471	504
Income before discontinued operations	139	407	203	400
Discontinued operations, net of tax	25	27	23	29
Net income	164	434	226	429
Basic and diluted income per common share before discontinued operations	0.14	0.41	0.20	0.40
Basic and diluted net income per common share	0.16	0.43	0.23	0.43
Net cash provided by operating activities	597	642	575	726

(a)	Per common share amounts for the quarters and full years have each been calculated separately. Accordingly, quarterly amounts may not sum to the annual amounts because of differences in the weighted-average common shares outstanding during each period.

TIME WARNER CABLE INC.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

Six Months Ended June 30, 2007 (Unaudited) and
Years Ended December 31, 2006, 2005 and 2004

		Additions
	Balance at	Charged to		Balance at
	Beginning	Costs and		End
	of Period	Expenses(a)	Deductions	of Period
	(in millions)

Six Months Ended June 30, 2007:
Allowance for doubtful accounts	$73	$111	$(96)	$88

Year Ended December 31, 2006:
Allowance for doubtful accounts	$51	$189	$(167)	$73

Year Ended December 31, 2005:
Allowance for doubtful accounts	$49	$114	$(112)	$51

Year Ended December 31, 2004:
Allowance for doubtful accounts	$49	$108	$(108)	$49

(a)	Additions in 2006 include approximately $15 million attributable to the Adelphia Acquisition and the Exchange.

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

Time Warner Entertainment Company, L.P. (“TWE”) and TW NY Cable Holding Inc. (“TW NY Holding” and, together with TWE, the “Guarantor Subsidiaries”) are subsidiaries of Time Warner Cable Inc. (“TWC”). The Guarantor Subsidiaries have fully and unconditionally, jointly and severally, directly or indirectly, guaranteed outstanding publicly traded indebtedness of TWC. TWC owns 100% of the voting interests, directly or indirectly, of both TWE and TW NY Holding.

The Securities and Exchange Commission’s rules require that condensed consolidating financial information be provided for a certain period of time for subsidiaries that have guaranteed debt of a registrant issued in a public offering, where each such guarantee is full and unconditional and where the voting interests of the subsidiaries are wholly owned by the registrant. Set forth below are condensed consolidating financial statements of TWC presenting results of operations, financial position and cash flows of (i) TWC, (ii) the Guarantor Subsidiaries on a combined basis because such guarantees are joint and several, (iii) the direct and indirect non-guarantor subsidiaries of TWC on a combined basis and (iv) the eliminations necessary to arrive at the information for TWC on a consolidated basis. Investments in the consolidated subsidiaries of TWC and the Guarantor Subsidiaries are, in each case, reflected under the equity method of accounting. There are no restrictions on TWC’s ability to obtain funds from any of its subsidiaries through dividends, loans or advances. These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of TWC.

Consolidating Statement of Operations
Three Months Ended June 30, 2007
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$855	$3,201	$(42)	$4,014

Costs of revenues	—	403	1,511	(42)	1,872
Selling, general and administrative	—	148	544	—	692
Depreciation	—	159	510	—	669
Amortization	—	—	64	—	64
Merger-related and restructuring costs	—	2	4	—	6

Total costs and expenses	—	712	2,633	(42)	3,303

Operating Income	—	143	568	—	711
Equity in pretax income (loss) of consolidated subsidiaries	511	316	(29)	(798)	—
Interest expense, net	(63)	(130)	(34)	—	(227)
Income (loss) from equity investments, net	(1)	(1)	6	—	4
Minority interest expense, net	—	(7)	—	(34)	(41)
Other expense, net	(3)	—	—	—	(3)

Income before income taxes	444	321	511	(832)	444
Income tax provision	(172)	(127)	(130)	257	(172)

Net income	$272	$194	$381	$(575)	$272

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations
Six Months Ended June 30, 2007
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$1,736	$6,211	$(82)	$7,865

Costs of revenues	—	846	2,991	(82)	3,755
Selling, general and administrative	—	269	1,074	—	1,343
Depreciation	—	328	990	—	1,318
Amortization	—	16	127	—	143
Merger-related and restructuring costs	—	8	8	—	16

Total costs and expenses	—	1,467	5,190	(82)	6,575

Operating Income	—	269	1,021	—	1,290
Equity in pretax income (loss) of consolidated subsidiaries	1,046	620	(66)	(1,600)	—
Interest expense, net	(132)	(256)	(66)	—	(454)
Income (loss) from equity investments, net	(4)	—	11	—	7
Minority interest expense, net	—	(7)	—	(72)	(79)
Other income (loss), net	(3)	—	146	—	143

Income before income taxes	907	626	1,046	(1,672)	907
Income tax provision	(359)	(250)	(256)	506	(359)

Net income	$548	$376	$790	$(1,166)	$548

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations
Three Months Ended June 30, 2006
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$822	$1,741	$(41)	$2,522

Costs of revenues	—	393	763	(41)	1,115
Selling, general and administrative	(2)	123	325	—	446
Depreciation	—	146	242	—	388
Amortization	—	15	3	—	18
Merger-related and restructuring costs	—	9	2	—	11

Total costs and expenses	(2)	686	1,335	(41)	1,978

Operating Income	2	136	406	—	544
Equity in pretax income of consolidated subsidiaries	459	251	3	(713)	—
Interest income (expense), net	(30)	(107)	24	—	(113)
Income (loss) from equity investments, net	(2)	—	26	—	24
Minority interest expense, net	—	(15)	—	(10)	(25)

Income before income taxes and discontinued operations	429	265	459	(723)	430
Income tax provision	(170)	(108)	(112)	220	(170)

Income before discontinued operations	259	157	347	(503)	260
Discontinued operations, net of tax	34	10	49	(60)	33

Net income	$293	$167	$396	$(563)	$293

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations
Six Months Ended June 30, 2006
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$1,598	$3,389	$(80)	$4,907

Costs of revenues	—	772	1,510	(80)	2,202
Selling, general and administrative	1	294	588	—	883
Depreciation	—	288	480	—	768
Amortization	—	30	7	—	37
Merger-related and restructuring costs	—	15	6	—	21

Total costs and expenses	1	1,399	2,591	(80)	3,911

Operating Income (Loss)	(1)	199	798	—	996
Equity in pretax income (loss) of consolidated subsidiaries	825	481	(64)	(1,242)	—
Interest income (expense), net	(52)	(220)	47	—	(225)
Income (loss) from equity investments, net	(2)	—	44	—	42
Minority interest income (expense), net	—	10	—	(53)	(43)
Other income, net	—	1	—	—	1

Income before income taxes, discontinued operations and cumulative effect of accounting change	770	471	825	(1,295)	771
Income tax provision	(307)	(191)	(197)	388	(307)

Income before discontinued operations and cumulative effect of accounting change	463	280	628	(907)	464
Discontinued operations, net of tax	65	19	94	(114)	64
Cumulative effect of accounting change, net of tax	2	1	3	(4)	2

Net income	$530	$300	$725	$(1,025)	$530

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations
Year Ended December 31, 2006

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$3,303	$8,612	$(148)	$11,767

Costs of revenues	—	1,600	3,904	(148)	5,356
Selling, general and administrative	2	607	1,517	—	2,126
Depreciation	—	599	1,284	—	1,883
Amortization	—	62	105	—	167
Merger-related and restructuring costs	—	19	37	—	56

Total costs and expenses	2	2,887	6,847	(148)	9,588

Operating Income (Loss)	(2)	416	1,765	—	2,179
Equity in pretax income (loss) of consolidated subsidiaries	1,710	1,044	(165)	(2,589)	—
Interest expense, net	(146)	(474)	(26)	—	(646)
Income (loss) from equity investments, net	(6)	—	135	—	129
Minority interest income (expense), net	—	28	—	(136)	(108)
Other income, net	—	1	1	—	2

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,556	1,015	1,710	(2,725)	1,556
Income tax provision	(620)	(412)	(424)	836	(620)

Income before discontinued operations and cumulative effect of accounting change	936	603	1,286	(1,889)	936
Discontinued operations, net of tax	1,038	60	244	(304)	1,038
Cumulative effect of accounting change, net of tax	2	1	3	(4)	2

Net income	$1,976	$664	$1,533	$(2,197)	$1,976

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations
Year Ended December 31, 2005

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$2,893	$6,143	$(224)	$8,812

Costs of revenues	—	1,360	2,782	(224)	3,918
Selling, general and administrative	5	491	1,033	—	1,529
Depreciation	—	528	937	—	1,465
Amortization	—	61	11	—	72
Merger-related and restructuring costs	—	41	1	—	42

Total costs and expenses	5	2,481	4,764	(224)	7,026

Operating Income (Loss)	(5)	412	1,379	—	1,786
Equity in pretax income (loss) of consolidated subsidiaries	1,371	794	(99)	(2,066)	—
Interest income (expense), net	(64)	(448)	48	—	(464)
Income from equity investments, net	—	—	43	—	43
Minority interest income (expense), net	—	17	—	(81)	(64)
Other income, net	—	1	—	—	1

Income before income taxes and discontinued operations	1,302	776	1,371	(2,147)	1,302
Income tax provision	(153)	(138)	(146)	284	(153)

Income before discontinued operations	1,149	638	1,225	(1,863)	1,149
Discontinued operations, net of tax	104	26	146	(172)	104

Net income	$1,253	$664	$1,371	$(2,035)	$1,253

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Operations
Year Ended December 31, 2004

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

Revenues	$—	$2,622	$5,421	$(182)	$7,861

Costs of revenues	—	1,173	2,465	(182)	3,456
Selling, general and administrative	—	489	961	—	1,450
Depreciation	—	459	870	—	1,329
Amortization	—	60	12	—	72

Total costs and expenses	—	2,181	4,308	(182)	6,307

Operating Income	—	441	1,113	—	1,554
Equity in pretax income (loss) of consolidated subsidiaries	1,123	598	(52)	(1,669)	—
Interest income (expense), net	(38)	(448)	21	—	(465)
Income from equity investments, net	—	—	41	—	41
Minority interest expense, net	—	(2)	—	(54)	(56)
Other income, net	—	11	—	—	11

Income before income taxes and discontinued operations	1,085	600	1,123	(1,723)	1,085
Income tax provision	(454)	(255)	(262)	517	(454)

Income before discontinued operations	631	345	861	(1,206)	631
Discontinued operations, net of tax	95	27	138	(165)	95

Net income	$726	$372	$999	$(1,371)	$726

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet
June 30, 2007
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

ASSETS
Current assets
Cash and equivalents(a)	$70	$2,454	$—	$(2,454)	$70
Receivables, net	—	140	544	—	684
Receivables from affiliated parties	464	5	271	(735)	5
Other current assets	6	30	52	—	88

Total current assets	540	2,629	867	(3,189)	847
Investments in and amounts due (to) from consolidated subsidiaries	49,529	22,727	9,093	(81,349)	—
Investments	8	35	649	—	692
Property, plant and equipment, net	—	3,031	9,270	—	12,301
Intangible assets subject to amortization, net	—	3	821	—	824
Intangible assets not subject to amortization	—	8,150	30,807	—	38,957
Goodwill	4	2	2,103	—	2,109
Other assets	119	2	22	—	143

Total assets	$50,200	$36,579	$53,632	$(84,538)	$55,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$96	$246	$—	$342
Deferred revenue and subscriber-related liabilities	—	66	123	—	189
Payables to affiliated parties	22	322	571	(735)	180
Accrued programming expense	—	283	197	—	480
Other current liabilities	94	485	584	—	1,163
Current liabilities of discontinued operations	—	7	4	—	11

Total current liabilities	116	1,259	1,725	(735)	2,365
Long-term debt	10,525	3,344	——	—	13,869
Mandatorily redeemable preferred membership units issued by a subsidiary	——	—	300	—	300
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400	—	(2,400)	—
Deferred income tax obligations, net	13,007	6,780	6,826	(13,560)	13,053
Long-term payables to affiliated parties	2,454	427	8,709	(11,459)	131
Other liabilities	40	170	212	—	422
Noncurrent liabilities of discontinued operations	—	—	1	—	1
Minority interests	—	2,953	—	(1,279)	1,674
Shareholders’ equity
Due (to) from TWC and subsidiaries	—	(355)	(216)	571	—
Other shareholders’ equity	24,058	19,601	36,075	(55,676)	24,058

Total shareholders’ equity	24,058	19,246	35,859	(55,105)	24,058

Total liabilities and shareholders’ equity	$50,200	$36,579	$53,632	$(84,538)	$55,873

(a)	Cash and equivalents at the Guarantor Subsidiaries represents TWE’s intercompany amounts receivable from TWC under TWC’s internal investment program. Amounts bear interest at TWC’s prevailing commercial paper rates minus 0.025% and are settled daily.

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet
December 31, 2006

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

ASSETS
Current assets
Cash and equivalents(a)	$51	$2,304	$—	$(2,304)	$51
Receivables, net	—	182	450	—	632
Receivables from affiliated parties	306	12	162	(382)	98
Other current assets	12	11	54	—	77
Current assets of discontinued operations	—	26	26	—	52

Total current assets	369	2,535	692	(2,686)	910
Investments in and amounts due (to) from consolidated subsidiaries	49,358	22,281	8,040	(79,679)	—
Investments	4	34	2,034	—	2,072
Property, plant and equipment, net	—	3,239	8,362	—	11,601
Intangible assets subject to amortization, net	—	18	858	—	876
Intangible assets not subject to amortization	—	8,150	29,901	—	38,051
Goodwill	—	2	2,057	—	2,059
Other assets	144	2	28	—	174

Total assets	$49,875	$36,261	$51,972	$(82,365)	$55,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$162	$354	$—	$516
Deferred revenue and subscriber-related liabilities	—	54	102	—	156
Payables to affiliated parties	—	226	321	(382)	165
Accrued programming expense	—	263	261	—	524
Other current liabilities	41	442	630	—	1,113
Current liabilities of discontinued operations	—	6	10	—	16

Total current liabilities	41	1,153	1,678	(382)	2,490
Long-term debt	11,077	3,351	—	—	14,428
Mandatorily redeemable preferred membership units issued by a subsidiary	—	—	300	—	300
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400	—	(2,400)	—
Deferred income tax obligations, net	12,856	6,631	6,677	(13,262)	12,902
Long-term payables to affiliated parties	2,304	297	8,709	(11,173)	137
Other liabilities	33	114	149	—	296
Noncurrent liabilities of discontinued operations	—	—	2	—	2
Minority interests	—	2,826	—	(1,202)	1,624
Shareholders’ equity
Due (to) from TWC and subsidiaries	—	343	(848)	505	—
Other shareholders’ equity	23,564	19,146	35,305	(54,451)	23,564

Total shareholders’ equity	23,564	19,489	34,457	(53,946)	23,564

Total liabilities and shareholders’ equity	$49,875	$36,261	$51,972	$(82,365)	$55,743

(a)	Cash and equivalents at the Guarantor Subsidiaries represents TWE’s intercompany amounts receivable from TWC under TWC’s internal investment program. Amounts bear interest at TWC’s prevailing commercial paper rates minus 0.025% and are settled daily.

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Balance Sheet
December 31, 2005

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

ASSETS
Current assets
Cash and equivalents(a)	$12	$873	$—	$(873)	$12
Receivables, net	—	164	226	—	390
Receivables from affiliated parties	—	18	58	(68)	8
Other current assets	1	22	30	—	53
Current assets of discontinued operations	—	13	11	—	24

Total current assets	13	1,090	325	(941)	487
Investments in and amounts due (to) from consolidated subsidiaries	35,443	13,345	5,510	(54,298)	—
Investments	—	35	1,932	—	1,967
Property, plant and equipment, net	—	2,847	5,287	—	8,134
Intangible assets subject to amortization, net	—	79	64	—	143
Intangible assets not subject to amortization	—	8,150	19,414	—	27,564
Goodwill	—	2	1,767	—	1,769
Other assets	321	56	13	—	390
Noncurrent assets of discontinued operations	—	1,376	1,847	—	3,223

Total assets	$35,777	$26,980	$36,159	$(55,239)	$43,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$53	$158	$—	$211
Deferred revenue and subscriber-related liabilities	—	44	40	—	84
Payables to affiliated parties	3	125	105	(68)	165
Accrued programming expense	—	185	116	—	301
Other current liabilities	11	387	439	—	837
Current liabilities of discontinued operations	—	51	47	—	98

Total current liabilities	14	845	905	(68)	1,696
Long-term debt	1,101	3,362	—	—	4,463
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400	—	—	2,400
Deferred income tax obligations, net	11,585	6,258	6,304	(12,516)	11,631
Long-term payables to affiliated parties	873	85	3	(907)	54
Other liabilities	35	108	104	—	247
Noncurrent liabilities of discontinued operations	838	332	330	(652)	848
Minority interests	—	3,456	—	(2,449)	1,007
Mandatorily redeemable Class A common stock	984	—	—	—	984
Shareholders’ equity
Due (to) from TWC and subsidiaries	—	(15)	52	(37)	—
Other shareholders’ equity	20,347	10,149	28,461	(38,610)	20,347

Total shareholders’ equity	20,347	10,134	28,513	(38,647)	20,347

Total liabilities and shareholders’ equity	$35,777	$26,980	$36,159	$(55,239)	$43,677

(a)	Cash and equivalents at the Guarantor Subsidiaries represents TWE’s intercompany amounts receivable from TWC under TWC’s internal investment program. Amounts bear interest at TWC’s prevailing commercial paper rates minus 0.025% and are settled daily.

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows
Six Months Ended June 30, 2007
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

OPERATING ACTIVITIES
Net income	$548	$376	$790	$(1,166)	$548
Adjustments for noncash and nonoperating items:
Depreciation and amortization	—	344	1,117	—	1,461
Pretax gain on sale of 50% equity interest in Houston Pool of TKCCP	—	—	(146)	—	(146)
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(1,046)	(620)	66	1,600	—
Income from equity investments, net of cash distributions	4	15	4	(15)	8
Minority interest expense	—	7	—	72	79
Deferred income taxes	183	158	158	(316)	183
Equity-based compensation	—	38	—	—	38
Changes in operating assets and liabilities, net of acquisitions	(38)	269	(244)	—	(13)
Adjustments relating to discontinued operations	—	27	19	—	46

Cash provided (used) by operating activities	(349)	614	1,764	175	2,204

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(12)	(1)	36	—	23
Capital expenditures from continuing operations	—	(394)	(1,157)	—	(1,551)
Proceeds from disposal of property, plant and equipment	—	—	4	—	4

Cash used by investing activities	(12)	(395)	(1,117)	—	(1,524)

FINANCING ACTIVITIES
Borrowings (repayments), net	388	—	—	(150)	238
Borrowings	5,629	—	—	—	5,629
Repayments	(6,448)	—	—	—	(6,448)
Changes in due (to) from parent and investment in subsidiary	806	(50)	(581)	(175)	—
Excess tax benefit from exercise of stock options	5	—	—	—	5
Principal payments on capital leases	—	—	(2)	—	(2)
Distributions to owners, net	—	(19)	—	—	(19)
Other	—	—	(64)	—	(64)

Cash provided (used) by financing activities	380	(69)	(647)	(325)	(661)

INCREASE IN CASH AND EQUIVALENTS	19	150	—	(150)	19
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	2,304	—	(2,304)	51

CASH AND EQUIVALENTS AT END OF PERIOD	$70	$2,454	$—	$(2,454)	$70

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows
Six Months Ended June 30, 2006
(Unaudited)

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

OPERATING ACTIVITIES
Net income	$530	$300	$725	$(1,025)	$530
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(2)	(1)	(3)	4	(2)
Depreciation and amortization	—	318	487	—	805
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(825)	(481)	64	1,242	—
(Income) loss from equity investments	2	—	(44)	—	(42)
Minority interest (income) expense	—	(10)	—	53	43
Deferred income taxes	188	(34)	(34)	68	188
Equity-based compensation	—	21	—	—	21
Changes in operating assets and liabilities, net of acquisitions	14	84	(154)	(1)	(57)
Adjustments relating to discontinued operations	(65)	58	(33)	95	55

Cash provided (used) by operating activities	(158)	255	1,008	436	1,541

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(10)	(1)	(94)	—	(105)
Capital expenditures from continuing operations	—	(354)	(664)	—	(1,018)
Capital expenditures from discontinued operations	—	(31)	(17)	—	(48)
Proceeds from disposal of property, plant and equipment	—	2	4	—	6

Cash used by investing activities	(10)	(384)	(771)	—	(1,165)

FINANCING ACTIVITIES
Borrowings (repayments), net	(201)	—	—	(145)	(346)
Changes in due (to) from parent and investment in subsidiary	383	290	(237)	(436)	—
Distributions to owners, net	—	(16)	—	—	(16)

Cash provided (used) by financing activities	182	274	(237)	(581)	(362)

INCREASE IN CASH AND EQUIVALENTS	14	145	—	(145)	14
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	12	873	—	(873)	12

CASH AND EQUIVALENTS AT END OF PERIOD	$26	$1,018	$—	$(1,018)	$26

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows
Year Ended December 31, 2006

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

OPERATING ACTIVITIES
Net income	$1,976	$664	$1,533	$(2,197)	$1,976
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(2)	(1)	(3)	4	(2)
Depreciation and amortization	—	661	1,389	—	2,050
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(1,710)	(1,044)	165	2,589	—
(Income) loss from equity investments	6	—	(135)	—	(129)
Minority interest (income) expense	—	(28)	—	136	108
Deferred income taxes	240	93	93	(186)	240
Equity-based compensation	—	33	—	—	33
Changes in operating assets and liabilities, net of acquisitions	(286)	468	63	—	245
Adjustments relating to discontinued operations	(1,038)	(13)	(146)	271	(926)

Cash provided (used) by operating activities	(814)	833	2,959	617	3,595

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(8,712)	(1)	(9,071)	8,555	(9,229)
Investment in Wireless Joint Venture	—	—	(633)	—	(633)
Capital expenditures from continuing operations	—	(966)	(1,752)	—	(2,718)
Capital expenditures from discontinued operations	—	(34)	(22)	—	(56)
Proceeds from disposal of property, plant and equipment	—	2	4	—	6
Other investment proceeds	—	—	631	—	631

Cash used by investing activities	(8,712)	(999)	(10,843)	8,555	(11,999)

FINANCING ACTIVITIES
Borrowings (repayments), net	2,065	—	—	(1,431)	634
Borrowings	10,300	—	8,702	(8,702)	10,300
Repayments	(975)	—	—	—	(975)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	—	—	300	—	300
Changes in due (to) from parent and investment in subsidiary	28	1,775	(1,186)	(617)	—
Redemption of Comcast’s interest in TWC	(1,857)	(147)	—	147	(1,857)
Excess tax benefit from exercise of stock options	4	—	—	—	4
Principal payments on capital leases	—	—	(3)	—	(3)
Distributions to owners, net	—	(31)	—	—	(31)
Other	—	—	71	—	71

Cash provided by financing activities	9,565	1,597	7,884	(10,603)	8,443

INCREASE IN CASH AND EQUIVALENTS	39	1,431	—	(1,431)	39
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	12	873	—	(873)	12

CASH AND EQUIVALENTS AT END OF PERIOD	$51	$2,304	$—	$(2,304)	$51

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows
Year Ended December 31, 2005

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

OPERATING ACTIVITIES
Net income	$1,253	$664	$1,371	$(2,035)	$1,253
Adjustments for noncash and nonoperating items:
Depreciation and amortization	—	589	948	—	1,537
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(1,371)	(794)	99	2,066	—
Income from equity investments	—	—	(43)	—	(43)
Minority interest (income) expense	—	(17)	—	81	64
Deferred income taxes	(393)	(184)	(186)	368	(395)
Equity-based compensation	—	50	3	—	53
Changes in operating assets and liabilities, net of acquisitions	6	229	(194)	(103)	(62)
Adjustments relating to discontinued operations	(100)	110	(83)	206	133

Cash provided (used) by operating activities	(605)	647	1,915	583	2,540

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	—	(36)	(77)	—	(113)
Capital expenditures from continuing operations	—	(653)	(1,184)	—	(1,837)
Capital expenditures from discontinued operations	—	(68)	(70)	—	(138)
Proceeds from disposal of property, plant and equipment	—	1	3	—	4
Investments and acquisitions from discontinued operations	—	—	(48)	—	(48)

Cash used by investing activities	—	(756)	(1,376)	—	(2,132)

FINANCING ACTIVITIES
Borrowings (repayments), net	163	—	—	(585)	(422)
Changes in due (to) from parent and investment in subsidiary	410	665	(493)	(582)	—
Principal payments on capital leases	—	—	(1)	—	(1)
Distributions to owners, net	—	(30)	—	—	(30)
Debt repayments of discontinued operations	—	—	(45)	—	(45)

Cash provided (used) by financing activities	573	635	(539)	(1,167)	(498)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(32)	526	—	(584)	(90)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	44	347	—	(289)	102

CASH AND EQUIVALENTS AT END OF PERIOD	$12	$873	$—	$(873)	$12

TIME WARNER CABLE INC.

SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS — (Continued)

Consolidating Statement of Cash Flows
Year Ended December 31, 2004

			Non-
		Guarantor	Guarantor		TWC
	TWC	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(in millions)

OPERATING ACTIVITIES
Net income	$726	$372	$999	$(1,371)	$726
Adjustments for noncash and nonoperating items:
Depreciation and amortization	—	519	882	—	1,401
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(1,123)	(598)	52	1,669	—
Income from equity investments	—	—	(41)	—	(41)
Minority interest expense	—	2	—	54	56
Deferred income taxes	440	251	255	(505)	441
Equity-based compensation	—	67	3	—	70
Changes in operating assets and liabilities, net of acquisitions	(120)	(110)	91	2	(137)
Adjustments relating to discontinued operations	(95)	106	(109)	243	145

Cash provided (used) by operating activities	(172)	609	2,132	92	2,661

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	—	(6)	(97)	—	(103)
Capital expenditures from continuing operations	—	(643)	(916)	—	(1,559)
Capital expenditures from discontinued operations	—	(81)	(72)	—	(153)
Proceeds from disposal of property, plant and equipment	—	1	2	—	3
Investments and acquisitions from discontinued operations	—	—	(4)	—	(4)

Cash used by investing activities	—	(729)	(1,087)	—	(1,816)

FINANCING ACTIVITIES
Borrowings (repayments), net	1,440	—	—	(291)	1,149
Borrowings	147	—	—	—	147
Repayments	(1,975)	(378)	—	—	(2,353)
Changes in due (to) from parent and investment in subsidiary	383	839	(1,043)	(179)	—
Principal payments on capital leases	—	—	(2)	—	(2)
Distributions to owners, net	—	(102)	—	89	(13)

Cash provided (used) by financing activities	(5)	359	(1,045)	(381)	(1,072)

INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(177)	239	—	(289)	(227)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	221	108	—	—	329

CASH AND EQUIVALENTS AT END OF PERIOD	$44	$347	$—	$(289)	$102

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Adelphia Communications Corporation:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Adelphia Communications Corporation (“Adelphia”) and its subsidiaries and other consolidated entities (Debtors-in-Possession from June 25, 2002), collectively, the “Company,” at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The consolidated financial statements listed in the accompanying index have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, on June 25, 2002, Adelphia and substantially all of its domestic subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. In addition, the Company is involved in material litigation, the ultimate outcome of which is not presently determinable. The uncertainties inherent in the bankruptcy and litigation process, the Company’s net capital deficiency and the expiration of the Company’s extended debtor-in-possession credit facility on August 7, 2006 raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of these uncertainties.

As discussed in Notes 1 and 5 to the consolidated financial statements listed in the accompanying index, effective January 1, 2004, the Company adopted Financial Accounting Standards Board Interpretation No. 46-R, Consolidation of Variable Interest Entities. As discussed in Note 3 to the consolidated financial statements listed in the accompanying index, the Company changed its method of computing amortization on customer relationship intangible assets as of January 1, 2004.

/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
McLean, Virginia
March 28, 2006

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2005	2004

Assets
Current assets:
Cash and cash equivalents	$389,839	$338,909
Restricted cash (Note 3)	25,783	6,300
Accounts receivable, net (Note 3)	119,512	116,613
Receivable for securities (Note 6)	10,029	—
Other current assets	74,399	82,710

Total current assets	619,562	544,532

Noncurrent assets:
Restricted cash (Note 3)	262,393	3,035
Investments in equity affiliates and related receivables (Note 8)	6,937	252,237
Property and equipment, net (Notes 3 and 9)	4,334,651	4,469,943
Intangible assets, net (Notes 3 and 9):
Franchise rights	5,440,173	5,464,420
Goodwill	1,634,385	1,628,519
Customer relationships and other	454,606	579,916
Other noncurrent assets, net (Notes 2 and 3)	121,303	155,586

Total assets	$12,874,010	$13,098,188

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$130,157	$173,654
Subscriber advance payments and deposits	34,543	33,159
Accrued liabilities (Note 17)	551,599	535,924
Deferred revenue (Note 3)	21,376	33,296
Parent and subsidiary debt (Note 10)	869,184	667,745
Amounts due to the Rigas Family and Other Rigas Entities from Rigas Co-Borrowing Entities (Note 6)	—	460,256

Total current liabilities	1,606,859	1,904,034

Noncurrent liabilities:
Other liabilities	31,929	35,012
Deferred revenue (Note 3)	61,065	85,397
Deferred income taxes (Note 14)	833,535	729,481

Total noncurrent liabilities	926,529	849,890
Liabilities subject to compromise (Note 2)	18,415,158	18,480,948

Total liabilities	20,948,546	21,234,872

Commitments and contingencies (Notes 2 and 16)
Minority’s interest in equity of subsidiary	71,307	79,142
Stockholders’ deficit (Note 12):
Series preferred stock	397	397
Class A Common Stock, $.01 par value, 1,200,000,000 shares authorized, 229,787,271 shares issued and 228,692,414 shares outstanding	2,297	2,297
Convertible Class B Common Stock, $.01 par value, 300,000,000 shares authorized, 25,055,365 shares issued and outstanding	251	251
Additional paid-in capital	12,071,165	12,071,165
Accumulated other comprehensive loss, net	(4,988)	(11,565)
Accumulated deficit	(20,187,028)	(20,221,691)
Treasury stock, at cost, 1,094,857 shares of Class A Common Stock	(27,937)	(27,937)

	(8,145,843)	(8,187,083)
Amounts due from the Rigas Family and Other Rigas Entities, net (Note 6)	—	(28,743)

Total stockholders’ deficit	(8,145,843)	(8,215,826)

Total liabilities and stockholders’ deficit	$12,874,010	$13,098,188

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share amounts)

	Year ended December 31,
	2005	2004	2003

Revenue	$4,364,570	$4,143,388	$3,569,017

Costs and expenses:
Direct operating and programming	2,689,405	2,653,417	2,386,347
Selling, general and administrative:
Third party	350,520	329,427	268,288
Rigas Family Entities (Note 6)	—	—	(21,242)
Investigation, re-audit and sale transaction costs (Note 2)	65,844	125,318	52,039
Depreciation (Note 3)	804,074	961,840	846,097
Amortization (Note 3)	141,264	159,682	162,839
Impairment of long-lived assets (Note 9)	23,063	83,349	17,641
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities (Note 6)	13,338	—	5,497
Gains on dispositions of long-lived assets	(5,767)	(4,641)	—

Total costs and expenses	4,081,741	4,308,392	3,717,506

Operating income (loss)	282,829	(165,004)	(148,489)
Other expense, net:
Interest expense, net of amounts capitalized (contractual interest was $1,341,082, $1,188,036 and $1,156,116 during 2005, 2004 and 2003, respectively) (Notes 2 and 3)	(590,936)	(402,627)	(381,622)
Other income (expense), net (2005 includes a $457,733 net benefit from the settlement with the Rigas Family and 2004 includes a $425,000 provision for government settlement) (Notes 6 and 16)	494,979	(425,789)	(963)

Total other expense, net	(95,957)	(828,416)	(382,585)

Income (loss) before reorganization expenses, income taxes, share of losses of equity affiliates, minority’s interest, discontinued operations and cumulative effects of accounting changes	186,872	(993,420)	(531,074)
Reorganization expenses due to bankruptcy (Note 2)	(59,107)	(76,553)	(98,812)

Income (loss) before income taxes, share of losses of equity affiliates, minority’s interest, discontinued operations and cumulative effects of accounting changes	127,765	(1,069,973)	(629,886)
Income tax (expense) benefit (Note 14)	(100,349)	2,843	(117,378)
Share of losses of equity affiliates, net (Note 8)	(588)	(7,926)	(2,826)
Minority’s interest in loss of subsidiary	7,835	16,383	25,430

Income (loss) from continuing operations before cumulative effects of accounting changes	34,663	(1,058,673)	(724,660)
Loss from discontinued operations (Note 7)	—	(571)	(107,952)

Income (loss) before cumulative effects of accounting changes	34,663	(1,059,244)	(832,612)
Cumulative effects of accounting changes:
Due to new accounting pronouncement (Notes 1 and 5)	—	(588,782)	—
Due to new method of amortization (Note 3)	—	(262,847)	—

Net income (loss)	34,663	(1,910,873)	(832,612)
Dividend requirements applicable to preferred stock (contractual dividends were $120,125 during 2005, 2004 and 2003 (Note 12)):
Beneficial conversion feature	(583)	(8,007)	(7,317)

Net income (loss) applicable to common stockholders	$34,080	$(1,918,880)	$(839,929)

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(amounts in thousands, except share and per share amounts)

	Year ended December 31,
	2005	2004	2003

Amounts per weighted average share of common stock (Note 3):
Basic income (loss) applicable to Class A common stockholders:
From continuing operations before cumulative effects of accounting changes	$0.13	$(4.20)	$(2.88)
Loss from discontinued operations	—	—	(0.43)
Cumulative effects of accounting changes	—	(3.36)	—

Net income (loss) applicable to Class A common stockholders	$0.13	$(7.56)	$(3.31)

Diluted income (loss) applicable to Class A common stockholders:
From continuing operations before cumulative effects of accounting changes	$0.10	$(4.20)	$(2.88)
Loss from discontinued operations	—	—	(0.43)
Cumulative effects of accounting changes	—	(3.36)	—

Net income (loss) applicable to Class A common stockholders	$0.10	$(7.56)	$(3.31)

Basic weighted average shares of Class A Common Stock outstanding	228,692,414	228,692,414	228,692,273
Diluted weighted average shares of Class A Common Stock outstanding	303,300,746	228,692,414	228,692,273
Basic income (loss) applicable to Class B common stockholders:
From continuing operations before cumulative effects of accounting changes	$0.13	$(4.20)	$(2.88)
Loss from discontinued operations	—	—	(0.43)
Cumulative effects of accounting changes	—	(3.36)	—

Net income (loss) applicable to Class B common stockholders	$0.13	$(7.56)	$(3.31)

Diluted income (loss) applicable to Class B common stockholders:
From continuing operations before cumulative effects of accounting changes	$0.10	$(4.20)	$(2.88)
Loss from discontinued operations	—	—	(0.43)
Cumulative effects of accounting changes	—	(3.36)	—

Net income (loss) applicable to Class B common stockholders	$0.10	$(7.56)	$(3.31)

Basic weighted average shares of Class B Common Stock outstanding	25,055,365	25,055,365	25,055,365
Diluted weighted average shares of Class B Common Stock outstanding	37,215,133	25,055,365	25,055,365

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(amounts in thousands, except share and per share amounts)

	Year ended December 31,
	2005	2004	2003

Pro forma amounts assuming the new amortization method is applied retroactively:
Income (loss) before cumulative effects of accounting changes	$34,663	$(1,059,244)	$(842,229)

Net income (loss) applicable to common stockholders	$34,080	$(1,656,033)	$(849,546)

Pro forma amounts per weighted average share of common stock:
Basic income (loss) applicable to Class A common stockholders:
Before cumulative effects of accounting changes	$0.13	$(4.20)	$(3.35)

Net income (loss) applicable to Class A common stockholders	$0.13	$(6.53)	$(3.35)

Diluted income (loss) applicable to Class A common stockholders:
Before cumulative effects of accounting changes	$0.10	$(4.20)	$(3.35)

Net income (loss) applicable to Class A common stockholders	$0.10	$(6.53)	$(3.35)

Basic weighted average shares of Class A Common Stock outstanding	228,692,414	228,692,414	228,692,273
Diluted weighted average shares of Class A Common Stock outstanding	303,300,746	228,692,414	228,692,273
Basic income (loss) applicable to Class B common stockholders:
Before cumulative effects of accounting changes	$0.13	$(4.20)	$(3.35)

Net income (loss) applicable to Class B common stockholders	$0.13	$(6.53)	$(3.35)

Diluted income (loss) applicable to Class B common stockholders:
Before cumulative effects of accounting changes	$0.10	$(4.20)	$(3.35)

Net income (loss) applicable to Class B common stockholders	$0.10	$(6.53)	$(3.35)

Basic weighted average shares of Class B Common Stock outstanding	25,055,365	25,055,365	25,055,365
Diluted weighted average shares of Class B Common Stock outstanding	37,215,133	25,055,365	25,055,365

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(amounts in thousands)

	Year ended December 31,
	2005	2004	2003

Net income (loss)	$34,663	$(1,910,873)	$(832,612)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustment	7,325	(1,821)	8,193
Unrealized gains (losses) on securities:
Unrealized holding gains arising during the period	43	163	1,483
Less: reclassification adjustments for gains included in net income (loss)	(1,346)	(270)	(10)

Other comprehensive income (loss), before tax	6,022	(1,928)	9,666
Income tax benefit (expense) related to each item of other comprehensive income:
Unrealized holding gains arising during the period	—	(65)	(596)
Less: reclassification adjustments for gains included in net income (loss)	555	108	4

Other comprehensive income (loss), net	6,577	(1,885)	9,074

Comprehensive income (loss), net	$41,240	$(1,912,758)	$(823,538)

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(amounts in thousands)

							Amounts
							due from
				Accumulated			the Rigas
	Series		Additional	other			Family and
	preferred	Common	paid-in	comprehensive	Accumulated	Treasury	Other Rigas
	stock	stock	capital	income (loss)	deficit	stock	Entities, net	Total

Balance, January 1, 2003	$397	$2,548	$12,071,165	$(18,754)	$(17,478,206)	$(27,937)	$(833,275)	$(6,284,062)
Net loss	—	—	—	—	(832,612)	—	—	(832,612)
Other comprehensive income, net (Note 17)	—	—	—	9,074	—	—	—	9,074
Change in amounts due from the Rigas Family and Rigas Family Entities, net (Note 6)	—	—	—	—	—	—	32,926	32,926

Balance, December 31, 2003	397	2,548	12,071,165	(9,680)	(18,310,818)	(27,937)	(800,349)	(7,074,674)
Net loss	—	—	—	—	(1,910,873)	—	—	(1,910,873)
Other comprehensive loss, net (Note 17)	—	—	—	(1,885)	—	—	—	(1,885)
Consolidation of Rigas Co-Borrowing Entities (Note 5)	—	—	—	—	—	—	771,606	771,606

Balance, December 31, 2004	397	2,548	12,071,165	(11,565)	(20,221,691)	(27,937)	(28,743)	(8,215,826)
Net income	—	—	—	—	34,663	—	—	34,663
Other comprehensive income, net (Note 17)	—	—	—	6,577	—	—	—	6,577
Settlement of amounts due from the Rigas Family and Other Rigas Entities (Note 6)	—	—	—	—	—	—	28,743	28,743

Balance, December 31, 2005	$397	$2,548	$12,071,165	$(4,988)	$(20,187,028)	$(27,937)	$—	$(8,145,843)

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year ended December 31,
	2005	2004	2003

Operating Activities:
Net income (loss)	$34,663	$(1,910,873)	$(832,612)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	804,074	961,840	846,097
Amortization	141,264	159,682	162,839
Impairment of long-lived assets	23,063	83,349	17,641
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities	13,338	—	5,497
Gains on disposition of long-lived assets	(5,767)	(4,641)	—
Gain on the sale of investment in Century/ML Cable	(47,234)	—	—
Amortization/write-off of deferred financing costs	61,523	14,113	24,386
Impairment of cost and available-for-sale investments	—	3,801	8,544
Impairment of receivable for securities	24,600	—	—
Cost allocations and charges to Rigas Family Entities, net	—	—	(30,986)
Settlement with the Rigas Family, net	(457,733)	—	—
Provision for government settlement	—	425,000	—
Other noncash charges (gains), net	3,787	3,757	(1,931)
Reorganization expenses due to bankruptcy	59,107	76,553	98,812
Deferred income tax expense	108,011	5,996	125,254
Share of losses of equity affiliates, net	588	7,926	2,826
Minority’s interest in loss of subsidiary	(7,835)	(16,383)	(25,430)
Depreciation, amortization and other noncash charges related to discontinued operations	—	1,575	108,426
Cumulative effects of accounting changes	—	851,629	—
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(4,429)	25,959	(2,440)
Other current and other noncurrent assets	38,413	43,506	(12,804)
Accounts payable	(42,691)	(115,449)	33,821
Subscriber advance payments and deposits	3,919	(1,761)	2,360
Accrued liabilities	10,007	(546)	95,847
Deferred revenue	(33,669)	(26,447)	(21,375)

Net cash provided by operating activities before payment of reorganization expenses	726,999	588,586	604,772
Reorganization expenses paid during the period	(92,988)	(76,894)	(96,915)

Net cash provided by operating activities	634,011	511,692	507,857

Investing Activities:
Capital expenditures for property and equipment	(734,538)	(820,913)	(723,521)
Acquisition of remaining interests in Tele-Media JV Entities	(21,650)	—	—
Capital expenditures for other intangibles	(7,325)	(5,047)	(7,830)
Investment in and advances to affiliates	(2,322)	(5,667)	(8,034)
Proceeds from sale of assets	40,569	14,161	3,712
Proceeds from sale of Century/ML Cable	268,770	—	—
Change in restricted cash	(278,841)	79,802	148,345
Cash advances to the Rigas Family and Rigas Family Entities	—	—	(106,860)
Cash received from the Rigas Family and Rigas Family Entities	—	—	168,293

Net cash used in investing activities	(735,337)	(737,664)	(525,895)

Financing Activities:
Proceeds from debt	918,000	804,851	77,000
Repayments of debt	(716,304)	(478,363)	(28,678)
Payment of deferred financing costs	(49,440)	(14,268)	(1,253)

Net cash provided by financing activities	152,256	312,220	47,069

Increase in cash and cash equivalents	50,930	86,248	29,031
Cash and cash equivalents at beginning of year	338,909	252,661	223,630

Cash and cash equivalents at end of year	$389,839	$338,909	$252,661

The accompanying notes are an integral part of the consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:  Background and Basis of Presentation

Adelphia Communications Corporation (“Adelphia”), its consolidated subsidiaries and other consolidated entities (collectively, the “Company”) are engaged primarily in the cable television business. The cable systems owned by the Company are located in 31 states and Brazil. In June 2002, Adelphia and substantially all of its domestic subsidiaries (the “Debtors”), filed voluntary petitions to reorganize (the “Chapter 11 Cases”) under Chapter 11 of Title 11 (“Chapter 11”) of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On October 6 and November 15, 2005, certain additional subsidiaries filed voluntary petitions to reorganize, at which time they became part of the Debtors and the Chapter 11 Cases. Effective April 20, 2005, Adelphia entered into definitive agreements (the “Purchase Agreements”) with Time Warner NY Cable LLC (“TW NY”) and Comcast Corporation (“Comcast”) which provide for the sale of substantially all of the Company’s U.S. assets (the “Sale Transaction”). For additional information, see Note 2.

Effective January 1, 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46, Consolidation of Variable Interest Entities (as subsequently revised in December 2003, “FIN 46-R”) and began consolidating certain cable television entities formerly owned by members of John J. Rigas’ family (collectively, the “Rigas Family”) that are subject to co-borrowing arrangements with the Company (the “Rigas Co-Borrowing Entities”). The Company has concluded that the Rigas Co-Borrowing Entities represent variable interest entities for which the Company is the primary beneficiary. Accordingly, all references to the Company prior to January 1, 2004 exclude the Rigas Co-Borrowing Entities and all references to the Company subsequent to January 1, 2004 include the Rigas Co-Borrowing Entities. As a result of the consolidation of the Rigas Co-Borrowing Entities for periods commencing in 2004, the Company’s results of operations, financial position and cash flows are not comparable to prior periods. The Rigas Co-Borrowing Entities have not filed for bankruptcy protection. For additional information, see Note 5.

Prior to January 1, 2004, these consolidated financial statements do not include the accounts of any of the entities in which members of the Rigas Family directly or indirectly held controlling interests (collectively, the “Rigas Family Entities”). The Rigas Family Entities include the Rigas Co-Borrowing Entities, as well as other Rigas Family entities (the “Other Rigas Entities”). The Company believes that under the guidelines which existed for periods prior to January 1, 2004, the Company did not have a controlling financial interest, including majority voting interest, control by contract or otherwise in any of the Rigas Family Entities. Accordingly, the Company did not meet the criteria for consolidation of any of the Rigas Family Entities.

These consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business, and do not purport to show, reflect or provide for the consequences of the Debtors’ Chapter 11 reorganization proceedings. In particular, these consolidated financial statements do not purport to show: (i) as to assets, the amount that may be realized upon their sale or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts at which claims or contingencies may be settled, or the status and priority thereof; (iii) as to stockholders’ equity accounts, the effect of any changes that may be made in the capitalization of the Company; or (iv) as to operations, the effect of any changes that may be made in its business.

In May 2002, certain Rigas Family members resigned from their positions as directors and executive officers of the Company. In addition, the Rigas Family owned Adelphia $0.01 par value Class A common stock (“Class A Common Stock”) and Adelphia $0.01 par value Class B common stock (“Class B Common Stock”) with a majority of the voting power in Adelphia, and was not able to exercise such voting power since the Debtors filed for protection under the Bankruptcy Code in June 2002. Pursuant to the Consent Order of Forfeiture entered by the United States District Court for the Southern District of New York (the “District Court”) on June 8, 2005 (the “Forfeiture Order”), all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport Television Cable Co.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1:  Background and Basis of Presentation (Continued)

(“Coudersport”) and Bucktail Broadcasting Corporation (“Bucktail”)), certain specified real estate and any securities of the Company were forfeited to the United States on or about June 8, 2005 and such assets and securities are expected to be conveyed to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) in furtherance of the agreement between the Company and the United States Attorney’s Office for the Southern District of New York (the “U.S. Attorney”) dated April 25, 2005 (the “Non-Prosecution Agreement”), as discussed in Note 16.

Although the Company is operating as a debtor-in-possession in the Chapter 11 Cases, the Company’s ability to control the activities and operations of its subsidiaries that are also Debtors may be limited pursuant to the Bankruptcy Code. However, because the bankruptcy proceedings for the Debtors are consolidated for administrative purposes in the same Bankruptcy Court and will be overseen by the same judge, the financial statements of Adelphia and its subsidiaries have been presented on a combined basis, which is consistent with consolidated financial statements (see Note 2). All inter-entity transactions between Adelphia, its subsidiaries and, beginning in 2004, the Rigas Co-Borrowing Entities have been eliminated in consolidation.

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company

Overview

On June 25, 2002 (“Petition Date”), the Debtors filed voluntary petitions to reorganize under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On June 10, 2002, Century Communications Corporation (“Century”), an indirect wholly-owned subsidiary of Adelphia, filed a voluntary petition to reorganize under Chapter 11. On October 6 and November 15, 2005, certain additional subsidiaries of Adelphia filed voluntary petitions to reorganize under Chapter 11. The Debtors, which include Century and the subsequent filers, are currently operating their business as debtors-in-possession under Chapter 11. Included in the accompanying consolidated financial statements are subsidiaries that have not filed voluntary petitions under the Bankruptcy Code, including the Rigas Co-Borrowing Entities.

On July 11, 2002, a statutory committee of unsecured creditors (the “Creditors’ Committee”) was appointed, and on July 31, 2002, a statutory committee of equity holders (the “Equity Committee” and, together with the Creditors’ Committee, the “Committees”) was appointed. The Committees have the right to, among other things, review and object to certain business transactions and may participate in the formulation of the Debtors’ plan of reorganization. Under the Bankruptcy Code, the Debtors were provided with specified periods during which only the Debtors could propose and file a plan of reorganization (the “Exclusive Period”) and solicit acceptances thereto (the “Solicitation Period”). The Debtors received several extensions of the Exclusive Period and the Solicitation Period from the Bankruptcy Court with the latest extension of the Exclusive Period and the Solicitation Period being through February 17, 2004 and April 20, 2004, respectively. In early 2004, the Debtors filed a motion requesting an additional extension of the Exclusive Period and the Solicitation Period. However, in 2004, the Equity Committee filed a motion to terminate the Exclusive Period and the Solicitation Period and other objections were filed regarding the Debtors’ request. The Bankruptcy Court has extended the Exclusive Period and the Solicitation Period until the hearing on the motions is held and a determination by the Bankruptcy Court is made. No hearing has been scheduled. For additional information, see Note 16.

Confirmation of Plan of Reorganization

The Debtors have filed several proposed joint plans of reorganization and related disclosure statements with the Bankruptcy Court. The Debtors most recently filed their Fourth Amended Joint Plan of Reorganization (the “Plan”) and related Fourth Amended Disclosure Statement (the “Disclosure Statement”) with the

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Bankruptcy Court on November 21, 2005. The Plan contemplates, among other things, consummation of the Sale Transaction and distribution of the cash and Time Warner Cable Inc. (“TWC”) Class A common stock (the “TWC Class A Common Stock”) received pursuant to the Sale Transaction to the stakeholders of the Debtors in accordance with the Plan. The Plan and Disclosure Statement also include disclosures and modifications to reflect rulings of the Bankruptcy Court or settlements with certain parties objecting to approval of the Disclosure Statement.

For the Plan to be confirmed and become effective, the Debtors must, among other things:

•	obtain an order of the Bankruptcy Court approving the Disclosure Statement as containing “adequate information”;

•	solicit acceptance of the Plan from the holders of claims and equity interests in each class that is impaired and not deemed by the Bankruptcy Court to have rejected the Plan;

•	obtain an order from the Bankruptcy Court confirming the Plan; and

•	consummate the Plan.

By order dated November 23, 2005, the Bankruptcy Court approved the Disclosure Statement as containing “adequate information.” By December 12, 2005, the Debtors completed the mailing of the solicitation packages. The voting deadline to accept or reject the Plan is April 6, 2006, and in the case of securities held through an intermediary, the deadline for instructions to be received by the intermediary is April 3, 2006 or such other date as specified by the applicable intermediary. The confirmation hearing on the Plan is scheduled to commence on April 24, 2006. Before it can issue a confirmation order, the Bankruptcy Court must find that either each class of impaired claims or equity interests has accepted the Plan or the Plan meets the requirements of the Bankruptcy Code to confirm the Plan over the objections of dissenting classes. In addition, the Bankruptcy Court must find that the Plan meets certain other requirements specified in the Bankruptcy Code.

Sale of Assets

Effective April 20, 2005, Adelphia entered into the Sale Transaction. Upon the closing of the Sale Transaction, Adelphia will receive an aggregate consideration of cash in the amount of approximately $12.7 billion plus shares of TWC Class A Common Stock, which are expected to represent 16% of the outstanding equity securities of TWC as of the closing. Such percentage: (i) assumes the redemption of Comcast’s interest in TWC, the inclusion in the sale to TW NY of all of the cable systems owned by the Rigas Co-Borrowing Entities contemplated to be purchased by TW NY pursuant to the Sale Transaction and that there is no Expanded Transaction (as defined below); and (ii) is subject to adjustment for issuances pursuant to employee stock programs (subject to a cap) and issuances of securities for fair consideration. The TWC Class A Common Stock is expected to be listed on The New York Stock Exchange. The purchase price payable by TW NY and Comcast is subject to certain adjustments. TWC, Comcast and certain of their affiliates have also agreed to swap certain cable systems and unwind Comcast’s investments in TWC and Time Warner Entertainment Company, L.P., a subsidiary of TWC (“TWE”). The Sale Transaction does not include the Company’s interest in Century/ML Cable Venture (“Century/ML Cable”), a joint venture that owns and operates cable systems in Puerto Rico, which Century and ML Media Partners, L.P. (“ML Media”) sold to San Juan Cable, LLC (“San Juan Cable”) effective October 31, 2005. For additional information, see Notes 8 and 16.

As part of the Sale Transaction, Adelphia has agreed to transfer to TW NY and Comcast the assets related to the cable systems that are nominally owned by certain of the Rigas Co-Borrowing Entities and are managed

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

by the Company (those Rigas Co-Borrowing Entities are herein referred to as the “Managed Cable Entities”). Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail) have been forfeited to the United States. In furtherance of the Non-Prosecution Agreement, the Company expects to obtain ownership (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) of all of the Rigas Co-Borrowing Entities other than two small entities (Coudersport and Bucktail). Upon obtaining ownership of such Rigas Co-Borrowing Entities, the Company expects to file voluntary petitions to reorganize such entities in proceedings jointly administered with the Debtors’ Chapter 11 Cases. Once these entities emerge from bankruptcy, Adelphia expects to be able to transfer to TW NY and Comcast the assets of the Managed Cable Entities (other than Coudersport and Bucktail) as part of the Sale Transaction. If the Company is unable to transfer all of the assets of the Managed Cable Entities to Comcast and TW NY at the closing of the Sale Transaction, the initial purchase price payable by Comcast and by TW NY would be reduced by an aggregate amount of up to $600,000,000 and $390,000,000, respectively, but would become payable to the extent such assets are transferred to Comcast or TW NY within 15 months of the closing. Adelphia believes that the failure to transfer the assets of Coudersport and Bucktail to TW NY and Comcast will result in an aggregate purchase price reduction of approximately $23,000,000, reflecting a reduction to the purchase price payable by TW NY of approximately $15,000,000 and by Comcast of approximately $8,000,000.

Pursuant to a separate agreement, dated as of April 20, 2005, TWC, among other things, has guaranteed the obligations of TW NY under the asset purchase agreement between TW NY and Adelphia.

Until a plan of reorganization is confirmed by the Bankruptcy Court and becomes effective, the Sale Transaction cannot be consummated. The closing of the Sale Transaction is also subject to the satisfaction or waiver of conditions customary to transactions of this type, including, among others: (i) receipt of applicable regulatory approvals, including the consent of the Federal Communications Commission (the “FCC”) to the transfer of certain licenses, and, subject to certain exceptions, any applicable approvals of local franchising authorities (“LFAs”) to the change in ownership of the cable systems operated by the Company to the extent not preempted by section 365 of the Bankruptcy Code; (ii) expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”); (iii) the offer and sale of the shares of TWC Class A Common Stock to be issued in the Sale Transaction having been exempted from registration pursuant to an order of the Bankruptcy Court confirming the Plan or a no-action letter from the staff of the Securities and Exchange Commission (the “SEC”), or a registration statement covering the offer and sale of such shares having been declared effective; (iv) the TWC Class A Common Stock to be issued in the Sale Transaction being freely tradable and not subject to resale restrictions, except in certain circumstances; (v) approval of the shares of TWC Class A Common Stock to be issued in the Sale Transaction for listing on the New York Stock Exchange; (vi) entry by the Bankruptcy Court of a final order confirming the Plan and, contemporaneously with the closing of the Sale Transaction, consummation of the Plan; (vii) satisfactory settlement by Adelphia of the claims and causes of action brought by the SEC and the investigations by the United States Department of Justice (the “DoJ”); (viii) the absence of any material adverse effect with respect to TWC’s business and certain significant components of the Company’s business (without taking into consideration any loss of subscribers by the Company’s business (or results thereof) already reflected in the projections specified in the asset purchase agreements or the purchase price adjustments); (ix) the number of eligible basic subscribers (as the term is used in the purchase agreements) served by the Company’s cable systems as of a specified date prior to the closing of the Sale Transaction not being below an agreed upon threshold; (x) the absence of an actual change in law, or proposed change in law that has a reasonable possibility of being enacted, that would adversely affect the tax treatment accorded to the Sale Transaction with respect to TW NY; (xi) a filing of an election under Section 754 of the Internal Revenue

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Code of 1986, as amended (the “Internal Revenue Code”), by each of Century-TCI California Communications, L.P., Parnassos Communications, L.P. and Western NY Cablevision L.P. (the “Century-TCI/Parnassos Partnerships”); and (xii) the provision of certain audited and unaudited financial information by Adelphia.

Subject to the Expanded Transaction (as defined below), the closing under each Purchase Agreement is also conditioned on a contemporaneous closing under the other Purchase Agreement. On January 31, 2006, the Federal Trade Commission closed its antitrust investigation under the HSR Act of the Sale Transaction. In addition, the Company believes that it has received the necessary applicable approvals of LFAs to the change in ownership of the cable systems operated by the Company. The Company expects the closing of the Sale Transaction to occur by July 31, 2006, the date under the Purchase Agreements after which either party may terminate, subject to certain exceptions, the applicable Purchase Agreement if the closing has not already occurred.

Adelphia received a letter, dated March 24, 2006, from each of TWC and Comcast alleging that Adelphia’s implementation of a system, required by the Purchase Agreements to be implemented prior to the closing of the Sale Transaction, by which eligible basic subscribers (as such term is used in the Purchase Agreements) can be tracked materially breaches the Purchase Agreements insofar as it does not include within it certain marketing promotions utilized by Adelphia. Adelphia, in letters to TW NY and Comcast, dated March 27, 2006, has denied that Adelphia’s actions constitute a material breach, but has determined, without prejudice to its position, to incorporate a method of tracking such marketing promotions as part of its subscriber tracking system. Adelphia does not believe that such marketing promotions are required by the terms of the relevant Purchase Agreements to be tracked by a subscriber tracking system that, as required by the Purchase Agreements, would be reasonably expected to accurately track eligible basic subscribers. Under the Purchase Agreements, any breach that would preclude Adelphia from providing a certificate at the closing of the Sale Transaction that each of the covenants in the Purchase Agreements (including the covenant to implement the tracking system) has been duly performed in all material respects would constitute a failure of a condition to closing of the Sale Transaction in favor of each of TW NY and Comcast, and if not cured, could provide TW NY and Comcast a basis for terminating their respective Purchase Agreements.

Pursuant to a letter agreement dated as of April 20, 2005, and the asset purchase agreement between Adelphia and TW NY, TW NY has agreed to purchase the cable operations of Adelphia that Comcast would have acquired if Comcast’s purchase agreement is terminated prior to closing as a result of the failure to obtain FCC or applicable antitrust approvals (the “Expanded Transaction”). In such event, and assuming TW NY received such approvals, TW NY will pay the $3.5 billion purchase price to have been paid by Comcast, less Comcast’s allocable share of the liabilities of the Century-TCI/Parnassos Partnerships, which shall not be less than $549,000,000 or more than $600,000,000. Consummation of the Sale Transaction, however, is not subject to the consummation of the agreement by TWC, Comcast and certain of their affiliates to swap certain cable systems and unwind Comcast’s investments in TWC and TWE, as described above. There is no assurance that TW NY would be able to obtain the required FCC or applicable antitrust approvals for the Expanded Transaction.

The Purchase Agreements with TW NY and Comcast contain certain termination rights for Adelphia, TW NY and Comcast, and further provide that, upon termination of the Purchase Agreements under specified circumstances, Adelphia may be required to pay TW NY a termination fee of approximately $353,000,000 and Comcast a termination fee of $87,500,000.

Certain fees are due to the Company’s financial advisors upon successful completion of a sale, which are calculated as a percentage (0.11% to 0.20%) of the sale value. Additional fees may be payable depending on the outcome of the sales process. Such fees cannot be determined until the closing of the Sale Transaction.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Pre-Petition Obligations

Pre-petition and post-petition obligations of the Debtors are treated differently under the Bankruptcy Code. Due to the commencement of the Chapter 11 Cases and the Debtors’ failure to comply with certain financial and other covenants, the Debtors are in default on substantially all of their pre-petition debt obligations. As a result of the Chapter 11 filing, all actions to collect the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed against the Debtors. The Bankruptcy Court has approved the Debtors’ motions to pay certain pre-petition obligations including, but not limited to, employee wages, salaries, commissions, incentive compensation and other related benefits. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. In addition, the Debtors may assume or reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court. Any damages resulting from the rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. For additional information concerning liabilities subject to compromise, see below.

The ultimate amount of the Debtors’ liabilities will be determined during the Debtors’ claims resolution process. The Bankruptcy Court established a bar date of January 9, 2004 (the “Bar Date”) for filing proofs of claim against the Debtors’ estates. A bar date is the date by which proofs of claim must be filed if a claim ant disagrees with how its claim appears on the Debtors’ Schedules of Liabilities. However, under certain limited circumstances, claimants may file proofs of claims after the bar date. As of the Bar Date, approximately 17,000 proofs of claim asserting in excess of $3.20 trillion in claims were filed and, as of December 31, 2005, approximately 18,000 proofs of claim asserting approximately $3.78 trillion in claims were filed, in each case including duplicative claims, but excluding any estimated amounts for unliquidated claims. The aggregate amount of claims filed with the Bankruptcy Court far exceeds the Debtors’ estimate of ultimate liability. The Debtors currently are in the process of reviewing, analyzing and reconciling the scheduled and filed claims. The Debtors expect that the claims resolution process will take significant time to complete following the consummation of the Plan. As the amounts of the allowed claims are determined, adjustments will be recorded in liabilities subject to compromise and reorganization expenses due to bankruptcy.

The Debtors have filed numerous omnibus objections that address $3.68 trillion in claims, consisting primarily of duplicative claims. Certain claims addressed in such objections were either: (i) reduced and allowed; (ii) disallowed and expunged; or (iii) subordinated by orders of the Bankruptcy Court. Hearings on certain claims objections are ongoing. Certain other objections have been adjourned to allow the parties to continue to reconcile such claims. Additional omnibus objections may be filed as the claims resolution process continues.

Debtor-in-Possession (“DIP”) Credit Facility

In order to provide liquidity following the commencement of the Chapter 11 Cases, the Debtors entered into a $1,500,000,000 debtor-in-possession credit facility (as amended, the “DIP Facility”). On May 10, 2004, the Debtors entered into a $1,000,000,000 extended debtor-in-possession credit facility (the “First Extended DIP Facility”), which amended and restated the DIP Facility in its entirety. On February 25, 2005, the Debtors entered into a $1,300,000,000 further extended debtor-in-possession credit facility (the “Second Extended DIP Facility”), which amended and restated the First Extended DIP Facility in its entirety. On March 17, 2006, the Debtors entered into a $1,300,000,000 further extended debtor-in-possession credit facility (the “Third Extended DIP Facility”), which amended and restated the Second Extended DIP Facility in its entirety. For additional information, see Note 10.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Exit Financing Commitment

On February 25, 2004, Adelphia executed a commitment letter and certain related documents pursuant to which a syndicate of financial institutions committed to provide to the Debtors up to $8,800,000,000 in exit financing (the “Exit Financing Facility”). Following the Bankruptcy Court’s approval on June 30, 2004 of the exit financing commitment, the Company paid the exit lenders a nonrefundable fee of $10,000,000 and reimbursed the exit lenders for certain expenses they had incurred through the date of such approval, including certain legal expenses. In light of the agreements with TW NY and Comcast, on April 25, 2005, the Company informed the exit lenders of its election to terminate the exit financing commitment, which termination became effective on May 9, 2005. As a result of the termination, the Company recorded a charge of $58,267,000 during 2005, which represents previously unpaid commitment fees of $45,428,000, the nonrefundable fee of $10,000,000 and certain other expenses. Such charge is reflected in interest expense in the accompanying consolidated statement of operations for the year ended December 31, 2005. As of December 31, 2004, $39,267,000 of such fees and expenses were included in other noncurrent assets, net.

Going Concern

As a result of the Company’s filing of the bankruptcy petition and the other matters described in the following paragraphs, there is substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business, and in accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”). The consolidated financial statements do not include any adjustments that might be required should the Company be unable to continue to operate as a going concern. In accordance with SOP 90-7, all pre-petition liabilities subject to compromise have been segregated in the consolidated balance sheets and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Interest expense related to pre-petition liabilities subject to compromise has been reported only to the extent that it will be paid during the Chapter 11 proceedings. In addition, no preferred stock dividends have been accrued subsequent to the Petition Date. Liabilities not subject to compromise are separately classified as current or noncurrent. Revenue, expenses, realized gains and losses, and provisions for losses resulting from reorganization are reported separately as reorganization expenses due to bankruptcy. Cash used for reorganization items is disclosed in the consolidated statements of cash flows.

The ability of the Debtors to continue as a going concern is predicated upon numerous matters, including:

•	having a plan of reorganization confirmed by the Bankruptcy Court and it becoming effective;

•	obtaining substantial exit financing if the Sale Transaction is not consummated and the Company is to emerge from bankruptcy under a stand-alone plan, including working capital financing, which the Company may not be able to obtain on favorable terms, or at all. A failure to obtain necessary financing would result in the delay, modification or abandonment of the Company’s development and expansion plans and would have a material adverse effect on the Company;

•	extending the Third Extended DIP Facility through the effective date of a plan of reorganization in the event the Sale Transaction is not consummated before the maturity date of the Third Extended DIP Facility and remaining in compliance with the financial covenants thereunder. A failure to obtain an extension to the Third Extended DIP Facility would result in the delay, modification or abandonment of the Company’s development and expansion plans and would have a material adverse effect on the Company;

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

•	being able to successfully implement the Company’s business plans, decrease basic subscriber losses, renew franchises and offset the negative effects that the Chapter 11 filing has had on the Company’s business, including the impairment of customer and vendor relationships; failure to do so will result in reduced operating results and potential impairment of assets;

•	resolving material litigation;

•	achieving positive operating results, increasing net cash provided by operating activities and maintaining satisfactory levels of capital and liquidity considering its history of net losses and capital expenditure requirements and the expected near-term continuation thereof; and

•	motivating and retaining key executives and employees.

Presentation

For periods subsequent to the Petition Date, the Company has applied the provisions of SOP 90-7. SOP 90-7 requires that pre-petition liabilities that are subject to compromise be segregated in the consolidated balance sheets as liabilities subject to compromise and that revenue, expenses, realized gains and losses, and provisions for losses resulting directly from the reorganization due to the bankruptcy be reported separately as reorganization expenses in the consolidated statements of operations. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. Liabilities subject to compromise consist of the following (amounts in thousands):

	December 31,
	2005	2004

Parent and subsidiary debt	$11,560,585	$11,560,684
Parent and subsidiary debt under co-borrowing credit facilities	4,576,375	4,576,375
Accounts payable	926,794	954,858
Accrued liabilities	1,202,610	1,240,237
Series B Preferred Stock	148,794	148,794

Liabilities subject to compromise	$18,415,158	$18,480,948

The Rigas Co-Borrowing Entities are jointly and severally obligated with certain of the Debtors to the lenders with respect to borrowings under certain co-borrowing facilities (“Co-Borrowing Facilities”). Borrowings under the Co-Borrowing Facilities have been presented as liabilities subject to compromise in the accompanying consolidated balance sheets as collection of such borrowings from the Debtors is stayed. Collection of such borrowings from the Rigas Co-Borrowing Entities has not been stayed and actions may be taken to collect such borrowings from the Rigas Co-Borrowing Entities. However, the Rigas Co-Borrowing Entities would not have sufficient assets to satisfy claims for all liabilities under the Co-Borrowing Facilities.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Following is a reconciliation of the changes in liabilities subject to compromise for the period from January 1, 2003 through December 31, 2005 (amounts in thousands):

Balance at January 1, 2003	$18,020,124
Series B Preferred Stock	148,794
Contract rejections	18,308
Settlements	(3,000)

Balance at December 31, 2003	18,184,226
Increase in government settlement reserve (see Note 16)	425,000
Contract rejections	3,156
Settlements	(131,434)

Balance at December 31, 2004	18,480,948
Contract rejections	3,769
Settlements	(69,559)

Balance at December 31, 2005	$18,415,158

The amounts presented as liabilities subject to compromise may be subject to future adjustments depending on Bankruptcy Court actions, completion of the reconciliation process with respect to disputed claims, determinations of the secured status of certain claims, the value of any collateral securing such claims or other events. Such adjustments may be material to the amounts reported as liabilities subject to compromise.

Amortization of deferred financing fees related to pre-petition debt obligations was terminated effective on the Petition Date and the unamortized amount at the Petition Date ($134,208,000) has been included as an offset to liabilities subject to compromise as an adjustment of the net carrying value of the related pre-petition debt. Similarly, amortization of the deferred issuance costs for the Company’s redeemable preferred stock was also terminated at the Petition Date. For periods subsequent to the Petition Date, interest expense has been reported only to the extent that it will be paid during the Chapter 11 proceedings. In addition, no preferred stock dividends have been accrued subsequent to the Petition Date.

Reorganization Expenses Due to Bankruptcy and Investigation, Re-Audit and Sale Transaction Costs

Only those fees directly related to the Chapter 11 filings are included in reorganization expenses due to bankruptcy. These expenses are offset by the interest earned during reorganization. Certain reorganization expenses are contingent upon the approval of a plan of reorganization by the Bankruptcy Court and include cure costs, financing fees and success fees. The Company is currently aware of certain success fees that potentially could be paid upon the Company’s emergence from bankruptcy to third party financial advisors retained by the Company and the Committees in connection with the Chapter 11 Cases. Currently, these success fees are estimated to be between $6,500,000 and $19,950,000 in the aggregate. In addition, pursuant to their employment agreements, the Chief Executive Officer (“CEO”) and the Chief Operating Officer (“COO”) of the Company are eligible to receive equity awards of Adelphia stock with a minimum aggregate fair value of $17,000,000 upon the Debtors’ emergence from bankruptcy. Under the employment agreements, the value of such equity awards will be determined based on the average trading price of the post-emergence common stock of Adelphia during the 15 trading days immediately preceding the 90th day following the date of emergence. Pursuant to the employment agreements, these equity awards, which will be subject to vesting and trading restrictions, may be increased up to a maximum aggregate value of $25,500,000 at the discretion of the board of directors of Adelphia (the “Board”). As no plan of reorganization has been confirmed by the Bankruptcy Court, no accrual for such contingent payments or equity awards has been recorded in the

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

accompanying consolidated financial statements. See Note 16 for additional information. The following table sets forth certain components of reorganization expenses for the indicated periods (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Professional fees	$101,206	$78,308	$81,948
Contract rejections	3,769	3,156	18,308
Interest earned during reorganization	(11,025)	(3,457)	(4,390)
Settlements and other	(34,843)	(1,454)	2,946

Reorganization expenses due to bankruptcy	$59,107	$76,553	$98,812

In addition to the costs shown above, the Company has incurred certain professional fees and other costs that, although not directly related to the Chapter 11 filing, relate to the investigation of the actions of certain members of the Rigas Family management, related efforts to comply with applicable laws and regulations and the Sale Transaction. These expenses include the additional audit fees incurred for the years ended December 31, 2001 and prior, as well as legal fees, forensic consultant fees, legal defense costs paid on behalf of the Rigas Family and employee retention costs. These expenses have been included in investigation, re-audit and sale transaction costs in the accompanying consolidated statements of operations.

Condensed Financial Statements of Debtors

The Debtors’ condensed consolidated balance sheets as of the indicated dates are as follows (amounts in thousands):

	December 31,
	2005	2004

Assets:
Total current assets	$709,769	$624,572
Property and equipment, net	4,200,142	4,323,142
Intangible assets, net	7,050,368	7,174,967
Other noncurrent assets	1,111,462	406,414

Total assets	$13,071,741	$12,529,095

Liabilities and Stockholders’ Deficit:
Liabilities:
Other current liabilities	$717,673	$755,512
Current portion of parent and subsidiary debt	868,902	667,605
Total noncurrent liabilities	920,858	843,274
Liabilities subject to compromise	18,415,158	18,480,948

Total liabilities	20,922,591	20,747,339

Minority’s interest	71,307	79,142

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

	December 31,
	2005	2004

Stockholders’ deficit:
Series preferred stock	397	397
Common stock	2,548	2,548
Additional paid-in capital	9,567,154	9,566,968
Accumulated other comprehensive income, net	78	826
Accumulated deficit	(17,464,397)	(17,059,560)
Treasury stock, at cost	(27,937)	(27,937)

	(7,922,157)	(7,516,758)
Amounts due from the Rigas Family and Rigas Family Entities, net	—	(780,628)

Total stockholders’ deficit	(7,922,157)	(8,297,386)

Total liabilities and stockholders’ deficit	$13,071,741	$12,529,095

The Debtors’ condensed consolidated statements of operations for the indicated periods are as follows (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Revenue	$4,141,676	$3,934,732	$3,557,730

Costs and expenses:
Direct operating and programming	2,565,261	2,532,193	2,375,205
Selling, general and administrative	327,024	310,060	246,786
Investigation, re-audit and sale transaction costs	63,506	108,065	52,039
Depreciation	764,355	920,343	843,388
Amortization	135,136	151,966	162,839
Impairment of long-lived assets	12,426	77,751	641
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities	13,338	—	5,497
Gains on dispositions of long-lived assets	(4,538)	(4,641)	—

Total costs and expenses	3,876,508	4,095,737	3,686,395

Operating income (loss)	265,168	(161,005)	(128,665)
Interest expense, net of amounts capitalized	(578,726)	(385,137)	(370,692)
Other income (expense), net	60,432	(427,047)	(1,192)
Reorganization expenses due to bankruptcy	(59,107)	(76,553)	(98,812)
Income tax (expense) benefit	(99,857)	3,483	(117,378)
Share of losses of equity affiliates, net	(582)	(7,926)	(2,826)
Minority’s interest in loss of subsidiary	7,835	16,383	25,430

Loss from continuing operations	(404,837)	(1,037,802)	(694,135)
Loss from discontinued operations	—	(571)	(107,952)

Loss before cumulative effects of accounting changes	(404,837)	(1,038,373)	(802,087)
Cumulative effects of accounting changes	—	(262,847)	—

Net loss	$(404,837)	$(1,301,220)	$(802,087)

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Following is condensed consolidated cash flow data for the Debtors for the indicated periods (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Net cash provided by (used in):
Operating activities	$603,235	$462,012	$499,790
Investing activities	$(706,378)	$(687,713)	$(518,045)
Financing activities	$152,256	$312,220	$47,069

Note 3:  Summary of Significant Accounting Policies

Bankruptcy

As a result of the Debtors’ Chapter 11 filings, these consolidated financial statements have been prepared in accordance with SOP 90-7. For additional information, see Note 2.

Cash Equivalents

Cash equivalents consist primarily of money market funds and United States Government obligations with maturities of three months or less when purchased. The carrying amounts of cash equivalents approximate their fair values.

Restricted Cash

Details of restricted cash are presented below (amounts in thousands):

	December 31,
	2005	2004

Current restricted cash:
DIP facilities(a)	$25,783	$2,682
Dispute related to acquisition(b)	—	3,618

Current restricted cash	$25,783	$6,300

Noncurrent restricted cash:
Century/ML Cable sale proceeds(c)	$259,645	$—
Other	2,748	3,035

Noncurrent restricted cash	$262,393	$3,035

(a)	Amounts that are collateralized on letters of credit outstanding or restricted as to use under the DIP facilities.

(b)	Cash receipts from customers that were placed in trust as a result of a dispute arising from the acquisition of a cable system.

(c)	Proceeds from the sale of Century/ML Cable that are being held in escrow pending the resolution of the litigation between Adelphia, Century, Highland Holdings, a Rigas Family entity (“Highland”), Century/ML Cable and ML Media. See Note 16 for a description of this litigation.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable are reflected net of an allowance for doubtful accounts. Such allowance was $15,912,000 and

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

$37,954,000 at December 31, 2005 and 2004, respectively. The allowance for doubtful accounts is established through a charge to direct operating and programming costs and expenses. The Company assesses the adequacy of this reserve periodically, evaluating general factors such as the length of time individual receivables are past due, historical collection experience, and the economic and competitive environment.

Investments

All publicly traded marketable securities held by the Company are classified as available-for-sale securities and are recorded at fair value. Unrealized gains and losses resulting from changes in fair value between measurement dates for available-for-sale securities are recorded net of taxes as a component of other comprehensive income (loss). Unrealized losses that are deemed to be other-than-temporary are recognized currently. Investments in privately held entities in which the Company does not have the ability to exercise significant influence over their operating and financial policies are accounted for at cost, subject to other-than-temporary impairment. The Company’s available-for-sale securities and cost investments are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

Investments in entities in which the Company has the ability to exercise significant influence over the operating and financial policies of the investee are accounted for under the equity method. Equity method investments are recorded at original cost, subject to other-than-temporary impairment, and adjusted quarterly to recognize the Company’s proportionate share of the investees’ net income or loss after the date of investment, additional contributions or advances made, and dividends received. The equity method of accounting is suspended when the Company no longer has significant influence, for example, during the period that investees are undergoing corporate reorganization or bankruptcy proceedings. The Company’s share of losses is generally limited to the extent of the Company’s investment unless the Company is committed to provide further financial support to the investee. The excess of the Company’s investment over its share of the net assets of each of the Company’s investees has been attributed to the franchise rights and customer relationship intangibles of the investee. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”), the Company does not amortize the excess basis to the extent it has been attributed to goodwill and franchise rights. As discussed below under “Intangible Assets,” the Company has determined that franchise rights have an indefinite life, and therefore are not subject to amortization.

Changes in the Company’s proportionate share of the underlying equity of an equity method investee, which result from the issuance of additional equity securities of the equity investee, are reflected as increases or decreases to the Company’s additional paid-in capital.

On a quarterly basis, the Company reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. The Company considers a number of factors in its determination including: (i) the financial condition, operating performance and near term prospects of the investee; (ii) the reason for the decline in fair value, be it general market, industry specific or investee specific conditions; (iii) the length of time that the fair value of the investment is below the Company’s carrying value; and (iv) changes in value subsequent to the balance sheet date. If the decline in estimated fair value is deemed to be other-than-temporary, a new cost basis is established at the then estimated fair value. In situations where the fair value of an investment is not evident due to a lack of public market price or other factors, the Company uses its best estimates and assumptions to arrive at the estimated fair value of such an investment. The Company’s assessment of the foregoing factors involves a high degree of judgment, and the use of significant estimates and assumptions.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

Derivative and Other Financial Instruments

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS No. 133”), requires that all derivative instruments be recognized in the balance sheet at fair value. In addition, SFAS No. 133 provides that for derivative instruments that qualify for hedge accounting, changes in fair value will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in stockholders’ equity as a component of accumulated other comprehensive income (loss) until the hedged item is recognized in earnings, depending on whether the derivative hedges changes in fair value or cash flows. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings.

The Company has entered into interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements with the objective of managing its exposure to fluctuations in interest rates. However, the Company has not designated these agreements as hedging instruments pursuant to the provisions of SFAS No. 133. Accordingly, changes in the fair value of these agreements were recognized currently and included in other income (expense), net through the Petition Date. Changes in the fair value of these agreements subsequent to the Petition Date have not been recognized, as the amount to be received or paid in connection with these agreements will be determined by the Bankruptcy Court. For additional information, see Note 10.

Business Combinations

The Company accounts for business combinations using the purchase method of accounting. The results of operations of an acquired business are included in the Company’s consolidated results from the date of the acquisition. The cost to acquire companies, including transaction costs, is allocated to the underlying net assets of the acquired company based on their respective fair values. Any excess of the purchase price over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. The value assigned to the Class A Common Stock, issued by Adelphia as consideration for acquisitions is generally based on the average market price for a period of a few days before and after the date that the respective terms are agreed to and announced. The application of purchase accounting requires a high degree of judgment and involves the use of significant estimates and assumptions.

Property and Equipment

The details of property and equipment and the related accumulated depreciation are set forth below for the indicated periods (amounts in thousands):

	December 31,
	2005	2004

Cable distribution systems	$7,906,918	$7,357,896
Support equipment and buildings	583,594	556,203
Land	52,418	54,091

	8,542,930	7,968,190
Accumulated depreciation	(4,208,279)	(3,498,247)

Property and equipment, net	$4,334,651	$4,469,943

Property and equipment is stated at cost, less accumulated depreciation. In accordance with SFAS No. 51, Financial Reporting by Cable Television Companies (“SFAS No. 51”), the Company capitalizes costs associated with the construction of new cable transmission and distribution facilities and the installation of

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

new cable services. Capitalized construction costs include materials, labor, applicable indirect costs and interest. Capitalized installation costs include labor, material and overhead costs related to: (i) the initial connection (or “drop”) from the Company’s cable plant to a customer location; (ii) the replacement of a drop; and (iii) the installation of equipment for additional services, such as digital cable or high-speed Internet (“HSI”). The costs of other customer-facing activities, such as reconnecting customer locations where a drop already exists, disconnecting customer locations and repairing or maintaining drops, are expensed as incurred. The Company’s methodology for capitalization of internal construction labor and internal and contracted third party installation costs (including materials) utilizes standard costing models based on actual costs. Materials and external labor costs associated with construction activities are capitalized based on amounts invoiced to the Company by third parties.

The Company captures data from its billing, customer care and engineering records to determine the number of occurrences for each capitalizable activity, applies the appropriate standard and capitalizes the result on a monthly basis. Periodically, the Company reviews and adjusts, if necessary, the amount of costs capitalized utilizing the methodology described above, based on comparisons to actual costs incurred. Significant judgment is involved in the development of costing models and in the determination of the nature and amount of indirect costs to be capitalized.

Improvements that extend asset lives are capitalized and other repairs and maintenance expenditures are expensed as incurred.

Subject to the change noted below for set-top boxes, depreciation is computed on the straight-line method using the following useful lives:

Classification	Useful Lives

Cable distribution systems:
Construction equipment	12 years
Cable plant	9 to 12 years
Set-top boxes, remotes and modems	3 to 5 years (see below)
Studio equipment	7 years
Advertising equipment	5 years
Tools and test equipment	5 years
Support equipment and buildings:
Buildings and improvements	10 to 20 years
Office furniture	10 years
Aircraft	10 years
Computer equipment	3 to 7 years
Office equipment	5 years
Vehicles	5 years

The Company periodically evaluates the useful lives of its property and equipment. Effective January 1, 2004, the Company changed the useful life used to calculate the depreciation of standard definition digital set-top boxes from five years to four years due to the introduction of advanced digital set-top boxes which provide high definition television (“HDTV”) and digital video recording capabilities, and the expected migration of new and existing customers to these advanced digital set-top boxes. In addition, consumer electronics manufacturers continue to include advanced technology necessary to receive digital and HDTV signals within television sets, which the Company expects to further contribute to the reduction in the useful life of its set-top boxes. The impact of this change in useful life on the Company’s operating results for the year ended

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

December 31, 2004 was an $111,849,000 increase to the Company’s net loss and a $0.44 increase to the Company’s net loss per common share.

The useful lives used to depreciate cable plant that is undergoing rebuilds are adjusted such that property and equipment to be retired will be fully depreciated by the time the rebuild is completed. In addition, the useful lives assigned to property and equipment of acquired companies are based on the expected remaining useful lives of such acquired property and equipment. Upon the sale of cable systems, the related cost and accumulated depreciation is removed from the respective accounts and any resulting gain or loss is reflected in earnings.

Intangible Assets

Franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired in connection with a business combination. Pursuant to SFAS No. 142, the Company does not amortize acquired franchise rights as the Company has determined that such rights have an indefinite life. Costs to extend and maintain the Company’s franchise rights are expensed as incurred.

Goodwill represents the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Pursuant to SFAS No. 142, the Company does not amortize goodwill.

Following is a reconciliation of the changes in the carrying amount of goodwill for the indicated periods (amounts in thousands):

		Corporate
	Cable	and Other	Total

Balance at January 1, 2004	$1,508,029	$3,846	$1,511,875
Consolidation of Rigas Co-Borrowing Entities (Note 5)	116,844	—	116,844
Other	—	(200)	(200)

Balance at December 31, 2004	1,624,873	3,646	1,628,519
Acquisition of remaining interests in Tele-Media JV Entities	9,761	—	9,761
Sale of security monitoring businesses	—	(3,646)	(3,646)
Other	(249)	—	(249)

Balance at December 31, 2005	$1,634,385	$—	$1,634,385

Customer relationships represent the value attributed to customer relationships acquired in business combinations and are amortized over a 10-year period. Beginning in 2004, the Company began amortizing its customer relationships using the double declining balance method. The application of the new amortization method to customer relationships acquired prior to 2004 resulted in an additional charge of $262,847,000 which has been reflected as a cumulative effect of a change in accounting principle in the accompanying consolidated statements of operations. The proforma amounts shown in the consolidated statements of operations have been adjusted for the effect of retroactive application on amortization, changes in impairment of long-lived assets and minority’s interest in loss of subsidiary which would have been made had the new method been in effect. Amortization of customer relationships and other aggregated $117,305,000, $145,357,000 and $157,019,000 during 2005, 2004 and 2003, respectively. Based solely on the Company’s current amortizable intangible assets, the Company expects that amortization expense of amortizable intangible assets will be approximately $107,000,000, $104,000,000, $101,000,000, $83,000,000 and $34,000,000 during

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

2006, 2007, 2008, 2009 and 2010, respectively. The details of customer relationships and other are set forth below for the indicated periods (amounts in thousands):

	December 31,
	2005	2004

Gross carrying value	$1,641,146	$1,674,138
Accumulated amortization	(1,186,540)	(1,094,222)

Customer relationships and other, net	$454,606	$579,916

Impairment of Long-Lived Assets

Pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”), the Company evaluates property and equipment and amortizable intangible assets for impairment whenever current events and circumstances indicate the carrying amounts may not be recoverable. If the carrying amount is greater than the expected future undiscounted cash flows to be generated, the Company recognizes an impairment loss equal to the excess, if any, of the carrying value over the fair value of the asset. The Company generally measures fair value based upon the present value of estimated future net cash flows of an asset group over its remaining useful life. Significant assumptions inherent in the methodology employed include estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. With respect to long-lived assets associated with cable systems, the Company groups systems at a level which represents the lowest level of cash flows that are largely independent of other assets and liabilities. The Company’s asset groups under this methodology consist of seven major metropolitan markets and numerous other asset groups in the Company’s geographically dispersed operations.

Pursuant to SFAS No. 142, the Company evaluates its goodwill and franchise rights for impairment, at least annually on July 1, and whenever other facts and circumstances indicate that the carrying amounts of goodwill and franchise rights may not be recoverable. The Company evaluates the recoverability of the carrying amount of goodwill at its operating regions. These operating regions make up the Company’s cable operating segment determined pursuant to SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, as further discussed in Note 15. For purposes of this evaluation, the Company compares the fair value of the assets of each of the Company’s operating regions to their respective carrying amounts. The Company estimates the fair value of its goodwill and franchise rights primarily based on discounted cash flows, current market transactions and industry trends. If the carrying value of an operating region were to exceed its fair value, the Company would then compare the implied fair value of the operating region’s goodwill to its carrying amount, and any excess of the carrying amount over the fair value would be charged to operations as an impairment loss. The fair value of goodwill represents the excess of the operating region’s fair value over the fair value of its identifiable net assets. The Company evaluates the recoverability of the carrying amount of its franchise rights based on the same asset groupings used to evaluate its long-lived assets under SFAS No. 144 because the franchise rights are inseparable from the other assets in the asset group. These groupings are consistent with the guidance in Emerging Issues Task Force (“EITF”) Issue No. 02-7, Unit of Measure for Testing Impairment of Indefinite-Lived Intangible Assets. Any excess of the carrying value over the fair value for franchise rights is charged to operations as an impairment loss.

The evaluation of long-lived assets for impairment requires a high degree of judgment and involves the use of significant estimates and assumptions. For additional information, see Note 9.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

Internal-Use Software

The Company capitalizes certain direct development costs associated with internal-use software, including external direct costs of material and services, and payroll and related benefit costs for employees devoting time to the software projects. Such costs are amortized over an estimated useful life of three years, beginning when the assets are substantially ready for use. Amounts capitalized for internal-use software were $24,054,000, $22,502,000 and $14,882,000 during 2005, 2004 and 2003, respectively. Amortization of internal-use software costs was $23,959,000, $14,325,000 and $5,820,000 for 2005, 2004 and 2003, respectively. The net book value of internal-use software at December 31, 2005 and 2004 was $42,460,000 and $42,059,000, respectively. Internal-use software costs are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

Deferred Financing Fees

In general, costs associated with the issuance and refinancing of debt are deferred and amortized to interest expense using the effective interest method over the term of the related debt agreement. However, in the case of deferred financing costs related to pre-petition debt obligations, amortization was terminated effective on the Petition Date and the unamortized amount at the Petition Date ($134,208,000) is included as an offset to liabilities subject to compromise at the Petition Date and at December 31, 2005 and 2004 as an adjustment of the net carrying value of the related pre-petition debt. At December 31, 2005 and 2004, deferred financing fees of $7,656,000 and $46,589,000, respectively, are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

Minority’s Interest

Recognition of minority’s interest share of losses of consolidated subsidiaries was limited to the amount of such minority’s allocable share of the common equity of those consolidated subsidiaries.

Foreign Currency Translation

Assets and liabilities of the Company’s cable operations in Brazil, where the functional currency is the local currency, are translated into U.S. dollars at the exchange rate as of the balance sheet date, and the related translation adjustments are recorded as a component of other comprehensive income (loss). Revenue and expenses are translated using average exchange rates prevailing during the period.

Transactions with the Rigas Family and Rigas Family Entities

As discussed in Note 5, effective January 1, 2004, the Company began consolidating the Rigas Co-Borrowing Entities. In addition to the Rigas Co-Borrowing Entities, the Company had significant involvement, directly or indirectly, with the Rigas Family and Other Rigas Entities prior to the Petition Date. The following is a discussion of the Company’s significant accounting policies related to transactions with the Rigas Family and Rigas Family Entities. On April 25, 2005, Adelphia and the Rigas Family entered into an agreement to settle Adelphia’s lawsuit against the Rigas Family. For additional information, see Note 16.

The Company continues to fund the cash needs for the payment of interest on co-borrowing debt for the Rigas Co-Borrowing Entities. Generally, amounts funded to or on behalf of the Rigas Family and Rigas Family Entities were recorded by the Company as advances to those entities. Effective January 1, 2004, advances to the Rigas Co-Borrowing Entities are eliminated in consolidation. Advances to the Rigas Family and Other Rigas Entities are included as amounts due from the Rigas Family and Other Rigas Entities, net in

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

the accompanying consolidated balance sheet as of December 31, 2004. No amounts have been funded on behalf of the Rigas Family and Other Rigas Entities since 2002.

Amounts due from the Rigas Family and Other Rigas Entities, net was presented as an addition to stockholders’ deficit in the accompanying December 31, 2004 consolidated balance sheet because: (i) approximately half of the advances were used by those entities to acquire Adelphia securities; (ii) these advances occurred frequently; (iii) there were no definitive debt instruments that specified repayment terms or interest rates; and (iv) there was no demonstrated repayment history.

Prior to the Forfeiture Order, where a contractual agreement or similar arrangement existed for management services to the Managed Cable Entities, the fees charged were based on the contractually specified terms. Such management agreements generally provided for a management fee based on a percentage of revenue plus reimbursements for expenses incurred by the Company on behalf of the Managed Cable Entities. In the absence of such agreements and following the Forfeiture Order, the fees charged by the Company to the Managed Cable Entities are based on the actual costs incurred by the Company. Such charges are generally based on the Managed Cable Entities’ share of revenue or subscribers, as appropriate. Management believes that the amounts charged to the Managed Cable Entities and reflected in the accompanying consolidated statements of operations with respect to management fees are reasonable. Amounts charged subsequent to January 1, 2004 have been eliminated in consolidation. All other transactions prior to January 1, 2004 between the Company and the Rigas Family Entities have been reflected in the Company’s consolidated financial statements based on the actual cost of the related goods or services.

The Company followed the principles outlined in SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairments of a Loan—Income Recognition and Disclosures, to determine impairment of advances to the Rigas Family and Other Rigas Entities prior to the Forfeiture Order and to establish its policies related to both the determination of impairment of advances to the Rigas Co-Borrowing Entities and the recognition of interest due from them for periods prior to January 1, 2004. The Company evaluated impairment of amounts due from the Rigas Family and Rigas Family Entities quarterly and whenever other facts and circumstances indicated the carrying value may have been impaired, on an entity-by-entity basis, which considers the legal structure of each entity to which advances were made. The Company was unable to evaluate impairment based on the present value of expected future cash flows from repayment because the advances generally did not have supporting loan documents, interest rates, repayment terms or history of repayment. The Company considered such advances as collateral-backed loans and measured the expected repayments based on the estimated fair value of the underlying assets of each respective entity at the balance sheet dates. The evaluation was based on an orderly liquidation of the underlying assets and did not apply current changes in circumstances to prior periods. For example, the most significant impairment recognition occurred when the Debtors filed for bankruptcy protection in June 2002 due to the dramatic effect that the filing had on the value of the underlying assets available for repayment of the advances. No increases in underlying asset values were recognized following bankruptcy.

Revenue Recognition

Revenue from video and HSI service is recognized as services are provided. Credit risk is managed by disconnecting services to customers whose accounts are delinquent for a specified number of days. Consistent with SFAS No. 51, installation revenue obtained from the connection of subscribers to the cable system is recognized in the period installation services are provided to the extent of related direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable system. Installation revenue was less than related direct selling costs for all periods presented. The Company classifies fees collected from cable subscribers for reimbursement of fees

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

paid to local franchise authorities as a component of service revenue because the Company is the primary obligor to the local franchise authority. Revenue from advertising sales associated with the Company’s media services business is recognized as the advertising is aired. Certain fees and commissions related to advertising sales are recognized as costs and expenses in the accompanying consolidated financial statements.

Programming Launch Fees and Incentives

From time to time, the Company enters into binding agreements with programming networks whereby the Company is to receive cash, warrants to purchase common stock or other consideration in exchange for launch, channel placement or other considerations with respect to the carriage of programming services on the Company’s cable systems. Amounts received or to be received under such arrangements are recorded as deferred revenue and amortized, generally on a straight-line basis, over the contract term, provided that it is probable that the Company will satisfy the carriage obligations and that the amounts to be received are reasonably estimable. Where it is not probable that the Company will satisfy the carriage obligations, or where the amounts to be received are not estimable, recognition is deferred until the specific carriage obligations are met and the consideration to be received is reasonably estimable. The amounts recognized under these arrangements generally are reflected as reductions of costs and expenses. However, amounts recognized with respect to payments received from shopping and other programming networks for which the Company does not pay license fees and consideration received in connection with interactive services are reflected as revenue. At the time that the Company’s launch, carriage or other obligations are terminated, any remaining deferred revenue associated with such terminated obligations is recognized and included in other income (expense), net in the accompanying consolidated statements of operations.

Advertising Costs

Advertising costs are expensed as incurred. The Company’s advertising expense was $114,673,000, $96,842,000 and $88,379,000 during 2005, 2004 and 2003, respectively.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and related interpretations to account for the Company’s fixed plan stock options. Under this method, compensation expense for stock options or awards that are fixed is required to be recognized over the vesting period only if the current market price of the underlying stock exceeds the exercise price on the date of grant. All outstanding stock options became fully vested in February 2005. SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), established accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, and has adopted the disclosure requirements of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of FASB Statement No. 123 and by SFAS No. 123-R, Share-Based Payment. The following table illustrates the effects on net loss and loss per common share as if the Company had applied the fair value

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

recognition provisions of SFAS No. 123 to stock-based employee compensation (amounts in thousands, except per share amounts):

	Year ended December 31,
	2005	2004	2003

Net income (loss), as reported	$34,663	$(1,910,873)	$(832,612)
Compensation expense determined under fair value method, net of $0 taxes for all years	(13)	(167)	(1,077)

Pro forma net income (loss)	$34,650	$(1,911,040)	$(833,689)

Income (loss) per Class A common share:
Basic—as reported	$0.13	$(7.56)	$(3.31)

Diluted—as reported	$0.10	$(7.56)	$(3.31)

Basic—pro forma	$0.13	$(7.56)	$(3.31)

Diluted—pro forma	$0.10	$(7.56)	$(3.31)

Income (loss) per Class B common share:
Basic—as reported	$0.13	$(7.56)	$(3.31)

Diluted—as reported	$0.10	$(7.56)	$(3.31)

Basic—pro forma	$0.13	$(7.56)	$(3.31)

Diluted—pro forma	$0.10	$(7.56)	$(3.31)

The grant-date fair values underlying the foregoing calculations are based on the Black-Scholes option-pricing model. Adelphia has not granted stock options since 2001. With respect to stock options granted by Adelphia in 2001, the key assumptions used in the model for purpose of these calculations were as follows:

Risk-free interest rate	4.17%
Volatility	54.8%
Expected life (in years)	3.77
Dividend yield	0%

Income Taxes

The Company accounts for its income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, deferred tax assets are also recorded with respect to net operating loss and other tax attribute carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when realization of the benefit of deferred tax assets is not deemed to be more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) per Common Share (“EPS”)

The Company uses the two-class method for computing basic and diluted EPS. Basic and diluted EPS for the Class A Common Stock and the Class B Common Stock was computed by allocating the income

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

applicable to common stockholders to Class A common stockholders and Class B common stockholders as if all of the earnings for the period had been distributed. This allocation, and the calculation of the basic and diluted net income (loss) applicable to Class A common stockholders and Class B common stockholders, do not reflect any adjustment for interest on the convertible subordinated notes and do not reflect any declared or accumulated dividends on the convertible preferred stock, as neither has been recognized since the Petition Date. For the year ended December 31, 2005, income applicable to common stockholders for computing basic EPS of $30,860,000 and $3,220,000 has been allocated to the Class A Common Stock and Class B Common Stock, respectively, and income applicable to common stockholders for computing diluted EPS of $30,514,000 and $3,566,000 has been allocated to the Class A Common Stock and Class B Common Stock, respectively. Under the two-class method for computing basic and diluted EPS, losses have not been allocated to each class of common stock, as security holders are not obligated to fund such losses.

Diluted EPS of Class A and Class B Common Stock considers the potential impact of dilutive securities. For the year ended December 31, 2005, 144,992 of potential common shares subject to stock options have been excluded from the diluted EPS calculation as the option exercise price is greater than the average market price of the Class A Common Stock. For the years ended December 31, 2004 and 2003, the inclusion of potential common shares would have had an anti-dilutive effect. Accordingly, potential common shares of 87,072,964 and 87,082,474 have been excluded from the diluted EPS calculations in 2004 and 2003, respectively.

The potential common shares at December 31, 2005, 2004 and 2003 consist of Adelphia’s 5 1/2% Series D Convertible Preferred Stock (“Series D Preferred Stock”), 7 1/2% Series E Mandatory Convertible Preferred Stock (“Series E Preferred Stock”), 7 1/2% Series F Mandatory Convertible Preferred Stock (“Series F Preferred Stock”), 6% subordinated convertible notes, 3.25% subordinated convertible notes and stock options. As a result of the filing of the Debtors’ Chapter 11 Cases, Adelphia, as of the Petition Date, discontinued accruing dividends on all of its outstanding preferred stock and has excluded those dividends from the diluted EPS calculations. The debt instruments are convertible into shares of Class A and Class B Common Stock. The preferred securities and stock options are convertible into Class A Common Stock. The basic and diluted weighted average shares outstanding used for EPS computations for the periods presented are as follows:

	Year ended December 31,
	2005	2004	2003

Basic weighted average shares of Class A Common Stock	228,692,414	228,692,414	228,692,273
Potential common shares:
Convertible preferred stock	45,924,486	—	—
Convertible subordinated notes	28,683,846	—	—

Diluted weighted average shares of Class A Common Stock	303,300,746	228,692,414	228,692,273

Basic weighted average shares of Class B Common Stock	25,055,365	25,055,365	25,055,365
Potential common shares:
Convertible subordinated notes	12,159,768	—	—

Diluted weighted average shares of Class B Common Stock	37,215,133	25,055,365	25,055,365

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:  Summary of Significant Accounting Policies (Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Significant estimates are involved in the determination of: (i) asset impairments; (ii) the recorded provisions for contingent liabilities; (iii) the carrying amounts of liabilities subject to compromise; (iv) estimated useful lives of tangible and intangible assets; (v) internal costs capitalized in connection with construction and installation activities; (vi) the recorded amount of deferred tax assets and liabilities; (vii) the allowances provided for uncollectible amounts with respect to the amounts due from the Rigas Family and Rigas Family Entities and accounts receivable; (viii) the allocation of the purchase price in business combinations; and (ix) the fair value of derivative financial instruments. Actual amounts, particularly with respect to matters impacted by proceedings under Chapter 11, could vary significantly from such estimates.

Note 4:	Recent Accounting Pronouncements

In March 2005, the FASB issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143 (“FIN 47”), which addresses the financial accounting and reporting obligations associated with the conditional retirement of tangible long-lived assets and the associated asset retirement costs. FIN 47 requires that, when the obligation to perform an asset retirement activity is unconditional, and the timing and/or the method of settlement of the obligation is conditional on a future event, companies must recognize a liability for the fair value of the conditional asset retirement if the fair value of the liability can be reasonably estimated. The requirements of FIN 47 are effective for fiscal periods ending after December 15, 2005.

The Company has certain equipment, the disposal of which may be subject to environmental regulations. The Company’s asset retirement obligations associated with environmental regulations for the disposition of its equipment are not material. The Company also owns certain buildings containing asbestos whereby the Company is legally obligated to remediate the asbestos under certain circumstances, such as if the buildings undergo renovations or are demolished. The Company does not have sufficient information to estimate the fair value of its asset retirement obligation for asbestos remediation because the range of time over which the Company may settle the obligation is unknown and cannot be reasonably estimated.

In June 2005, the EITF reached a consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 provides guidance in assessing when a general partner controls and consolidates its investment in a limited partnership or similar entity. The general partner is assumed to control the limited partnership unless the limited partners have substantive kick-out or participating rights. The provisions of EITF 04-5 were required to be applied beginning June 30, 2005 for partnerships formed or modified subsequent to June 30, 2005, and are effective for general partners in all other limited partnerships beginning January 1, 2006. EITF 04-5 had no impact on the Company’s financial position or results of operation for the year ended December 31, 2005. The Company is currently evaluating the impact of the adoption of EITF 04-5 in 2006.

Note 5:	Variable Interest Entities

FIN 46-R requires variable interest entities, as defined by FIN 46-R, to be consolidated by the primary beneficiary if certain criteria are met. The Company concluded that the Rigas Co-Borrowing Entities are variable interest entities for which the Company is the primary beneficiary, as contemplated by FIN 46-R.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5:  Variable Interest Entities (Continued)

Accordingly, effective January 1, 2004, the Company began consolidating the Rigas Co-Borrowing Entities on a prospective basis. The assets and liabilities of the Rigas Co-Borrowing Entities are included in the Company’s consolidated financial statements at the Rigas Family’s historical cost because these entities first became variable interest entities and Adelphia became the primary beneficiary when Adelphia and these entities were under the common control of the Rigas Family. As a result of the adoption of FIN 46-R, the Company recorded a $588,782,000 charge as a cumulative effect of a change in accounting principle as of January 1, 2004. The Company is reporting the operating results of the Rigas Co-Borrowing Entities in the “cable” segment. See Note 15 for further discussion of the Company’s business segments.

The April 2005 agreements entered into by the District Court in the SEC civil enforcement action (the “SEC Civil Action”), including: (i) the Non-Prosecution Agreement; (ii) the Adelphia-Rigas Settlement Agreement (defined in Note 16); (iii) the Government-Rigas Settlement Agreement (also defined in Note 16); and (iv) the final judgment as to Adelphia (collectively, the “Government Settlement Agreements”), provide, among other things, for the forfeiture of certain assets by the Rigas Family and Rigas Family Entities. Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any securities of the Company were forfeited to the United States on or about June 8, 2005 and such assets and securities are expected to be conveyed to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) in furtherance of the Non-Prosecution Agreement. See Note 16 for additional information.

As of June 8, 2005, the Company was no longer the primary beneficiary of Coudersport and Bucktail. Accordingly, the Company ceased to consolidate Coudersport and Bucktail under FIN 46-R and recorded a net charge of $12,964,000 in the accompanying consolidated statement of operations for the year ended December 31, 2005. Such charge is included as a component of the net benefit from the settlement with the Rigas Family (see Note 6).

In addition to the Rigas Co-Borrowing Entities, the Rigas Family owned, prior to forfeiture to the United States on June 8, 2005, at least 16 additional entities in which the Company held a variable interest. The Company did not apply the provisions of FIN 46-R to the Other Rigas Entities because the Company did not have sufficient financial information to perform the required evaluations. As a result of the Government Settlement Agreements, as of June 8, 2005, the Company no longer held a variable interest in these entities.

In addition to the Rigas Family Entities, the Company performed an evaluation under FIN 46-R of other entities in which the Company has a financial interest. The Company concluded that no further adjustments to its consolidated financial statements were required as a result of these evaluations and the adoption of FIN 46-R.

The consolidation of the Rigas Co-Borrowing Entities resulted in the following impact to the Company’s consolidated financial statements for the indicated periods (amounts in thousands):

	Year ended December 31,
	2005	2004

Revenue	$203,551	$194,089
Operating income (loss)	$19,870	$(2,043)
Other income, net	$434,144	$1,091
Income (loss) from continuing operations before cumulative effects of accounting changes	$455,387	$(1,037)
Cumulative effects of accounting changes	$—	$(588,782)
Net income (loss) applicable to common stockholders	$455,387	$(589,819)

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5:  Variable Interest Entities (Continued)

	December 31,
	2005	2004

Current assets	$3,383	$4,266
Noncurrent assets	$612,065	$642,110
Current liabilities	$15,602	$477,070
Noncurrent liabilities	$5,660	$6,617

Note 6:	Transactions with the Rigas Family and Rigas Family Entities

In addition to the Rigas Co-Borrowing Entities discussed in Note 5, prior to May 2002, the Company had significant involvement, directly or indirectly, with the Rigas Family and Other Rigas Entities. The following table shows the amounts due from the Rigas Family and Other Rigas Entities, net of the allowance for uncollectible amounts, at December 31, 2004 (amounts in thousands):

Amounts due from the Rigas Family and Other Rigas Entities before allowance for uncollectible amounts	$2,630,770
Allowance for uncollectible amounts	(2,602,027)

Amounts due from the Rigas Family and Other Rigas Entities, net	$28,743

For purposes of assessing collectibility, the Company considered the amounts due from the Rigas Family and Other Rigas Entities to be collateral-backed loans and used the estimated values of the underlying debt and equity securities of Adelphia, which were forfeited to the United States on or about June 8, 2005, to determine expected repayments. Amounts due from the Rigas Family and Other Rigas Entities, net was presented as an addition to stockholders’ deficit in the accompanying December 31, 2004 consolidated balance sheet because: (i) approximately half of the advances were used by those entities to acquire Adelphia securities; (ii) these advances occurred frequently; (iii) there were no definitive debt instruments that specified repayment terms or interest rates; and (iv) there was no demonstrated repayment history.

In connection with the Government Settlement Agreements, all amounts owed between Adelphia (including the Rigas Co-Borrowing Entities) and the Rigas Family and Other Rigas Entities will not be collected or paid. As a result, in June 2005, the Company derecognized a $460,256,000 payable by the Rigas Co-Borrowing Entities to the Rigas Family and Other Rigas Entities. This liability, which was recorded by the Company in connection with the January 1, 2004 consolidation of the Rigas Co-Borrowing Entities, had no legal right of set-off against amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities.

Also, in connection with the Government Settlement Agreements, equity ownership of the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), debt and equity securities of the Company, and certain real estate were forfeited by the Rigas Family and the Rigas Family Entities and are expected to be conveyed to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims). In conjunction with the Forfeiture Order, the Company recorded the debt and equity securities and real estate at their fair value of $34,629,000. Additional impairment of $24,600,000 was recognized by the Company following the June 2005 forfeiture due to further decline in the fair value of the securities. Such impairment is included in other income (expense), net in the accompanying consolidated statement of operations for the year ended December 31, 2005. The adjusted fair value of the debt and equity securities and real estate of $10,029,000 has been reflected as a current asset in the accompanying consolidated balance sheet as of December 31, 2005. The Company has concluded that the equity interests it expects to receive in the Rigas Co-Borrowing Entities have nominal value as the liabilities of these entities significantly exceed the fair value of their assets. As discussed in Note 5, the assets and liabilities of the Rigas Co-Borrowing Entities have been included in the Company’s consolidated financial statements since January 1, 2004.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6:  Transactions with the Rigas Family and Rigas Family Entities (Continued)

The Government Settlement Agreements also required the Company to pay the Rigas Family an additional $11,500,000 for legal defense costs, which was paid by the Company in June 2005. The Government Settlement Agreements release the Company from further obligation to provide funding for legal defense costs for the Rigas Family.

During 2004 and 2003, various stipulations and orders were approved by the Bankruptcy Court that caused the Managed Cable Entities to pay approximately $28,000,000 of legal defense costs on behalf of certain members of the Rigas Family. During the year ended December 31, 2004 and 2003, $17,000,000 and $11,000,000, respectively, of such defense costs have been included in investigation, re-audit and sale transaction costs in the accompanying consolidated statements of operations.

As of December 31, 2004, the Company had accrued $2,717,000 of severance for John J. Rigas pursuant to the terms of a May 23, 2002 agreement with John J. Rigas, Timothy J. Rigas, James P. Rigas and Michael J. Rigas. The Government Settlement Agreements release the Company from this severance obligation. Accordingly, the Company derecognized the severance accrual and recognized the benefit of $2,717,000 in June 2005.

The Company recognized a net benefit from the settlement with the Rigas Family in June 2005 and has included such benefit in other income (expense), net in the consolidated statement of operations for the year ended December 31, 2005, as follows (amounts in thousands):

Derecognition of amounts due to the Rigas Family and Other Rigas Entities from the Rigas Co-Borrowing Entities	$460,256
Derecognition of amounts due from the Rigas Family and Other Rigas Entities, net*	(15,405)
Estimated fair value of debt and equity securities and real estate to be conveyed to the Company	34,629
Deconsolidation of Coudersport and Bucktail, net (Note 5)	(12,964)
Legal defense costs for the Rigas Family	(11,500)
Derecognition of severance accrual for John J. Rigas	2,717

Settlement with the Rigas Family, net	$457,733

*	Represents the December 31, 2004 amounts due from the Rigas Family and Other Rigas Entities of $28,743,000, less a provision for uncollectible amounts of $13,338,000 recognized by the Company for the period from January 1, 2005 through June 8, 2005 (date of the Forfeiture Order) due to a decline in the fair value of the underlying securities.

Impact of Transactions with the Rigas Family and Rigas Family Entities on Consolidated Statements of Operations

Transactions occurring on or after January 1, 2004 between the Company and the Rigas Co-Borrowing Entities are eliminated in consolidation. The effects of various transactions between the Company and the Rigas Family and Rigas Family Entities on certain line items included in the accompanying consolidated statement of operations for the year ended December 31, 2003 are summarized below (amounts in thousands):

Selling, general and administrative expenses:
Management fees and other costs charged by the Company to the Managed Cable Entities(a)	$(22,217)
Management fees and other costs charged by the Rigas Family and Other Rigas Entities to the Company(b)	975

Total included in selling, general and administrative expenses	$(21,242)

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6:  Transactions with the Rigas Family and Rigas Family Entities (Continued)

(a)	Management Fees and Other Costs Charged by the Company to the Managed Cable Entities. The Company provided management and administrative services, under written and unwritten enforceable agreements, to the Managed Cable Entities. The management fees actually paid by the Managed Cable Entities were generally limited by the terms of the applicable Co-Borrowing Facility. The amounts charged to the Managed Cable Entities pursuant to these arrangements were included in management fees and other charges to the Managed Cable Entities in the foregoing table and have been reflected as a reduction of selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 2003. Effective January 1, 2004, these fees and cost allocations have been eliminated upon consolidation of the Rigas Co-Borrowing Entities.

(b)	Management Fees and Other Costs Charged by the Rigas Family and Other Rigas Entities to the Company. Certain Other Rigas Entities provided management services to the Company in exchange for consideration that may or may not have been equal to the fair value of such services during the year ended December 31, 2003.

Charges for services arose from Adelphia’s 99.5% limited partnership interest in Praxis Capital Ventures, L.P. (“Praxis”), a consolidated subsidiary of Adelphia. Praxis was primarily engaged in making private equity investments in the telecommunications market. The Rigas Family owns membership interests in both the Praxis general partner and the company that manages Praxis. The Praxis management company charged a management fee to Adelphia at an annual rate equal to 2% of the capital committed by Adelphia. Adelphia recorded an expense for management fees of $975,000 for the year ended December 31, 2003. During 2004 and 2003, the Company recorded reserves of $800,000 and $300,000, respectively, against the remaining carrying value of the Praxis investments.

By order dated October 20, 2003, the Debtors rejected the Praxis partnership agreement under applicable bankruptcy law. Rejection may give rise to pre-bankruptcy unsecured damage claims that are included in liabilities subject to compromise at the amounts expected to be allowed. As of December 31, 2005 and 2004, the Company had accrued $1,300,000 in management fees due under the Praxis partnership agreement as a liability subject to compromise for the periods prior to rejection of the partnership agreement.

Other Transactions with the Rigas Family and Rigas Family Entities

Rigas Co-Borrowing Entities.  The Company performs all of the cash management functions for the Rigas Co-Borrowing Entities. As such, positive cash flows of the Rigas Co-Borrowing Entities are generally deposited into the Company’s cash accounts. Negative cash flows, which include the payment of interest on co-borrowing debt for the Rigas Co-Borrowing Entities, are generally deducted from the Company’s cash accounts. In addition, the personnel of the Rigas Co-Borrowing Entities are employees of the Company, and all of the cash operating expenses and capital expenditures of the Rigas Co-Borrowing Entities are paid by the Company on behalf of the Rigas Co-Borrowing Entities. Charges to the Rigas Co-Borrowing Entities for such expenditures are determined by reference to the terms of the applicable third party invoices or vendor agreements. Although this activity affects the amounts due from the Rigas Co-Borrowing Entities, prior to the consolidation of the Rigas Co-Borrowing Entities, the Company did not include any of these charges as related party transactions to be separately reported in its consolidated statements of operations. Effective January 1, 2004, such amounts are included in the Company’s consolidated statements of operations. The most significant of these expenditures incurred by the Company on behalf of the Rigas Co-Borrowing Entities during 2003 include third party programming charges, employee related charges and third party billing service charges which are shown in the following table (amounts in thousands):

Programming charges from third party vendors	$48,228
Employee related charges	20,543
Billing charges from third party vendors	3,009

$71,780

Century/ML Cable.  In connection with the December 13, 2001 settlement of a dispute, Adelphia, Century, Century/ML Cable, ML Media and Highland, entered into a Leveraged Recapitalization Agreement (the “Recap Agreement”) pursuant to which Century/ML Cable agreed to redeem ML Media’s 50% interest in Century/ML Cable (the “Redemption”) on or before September 30, 2002 for a purchase price between $275,000,000 and $279,800,000, depending on the timing of the Redemption, plus interest. Among other

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6:  Transactions with the Rigas Family and Rigas Family Entities (Continued)

things, the Recap Agreement provided that: (i) Highland would arrange debt financing for the Redemption; (ii) Highland, Adelphia and Century would jointly and severally guarantee debt service on debt financing for the Redemption on and after the closing of the Redemption; and (iii) Highland and Century would own 60% and 40% interests, respectively, in the recapitalized Century/ML Cable. Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable was pledged to ML Media as collateral for Adelphia’s obligations. On or about December 18, 2001, Adelphia placed $10,000,000 on deposit on behalf of Highland as earnest funds for the transaction. During June of 2002, ML Media withdrew the $10,000,000 from escrow following the Bankruptcy Court’s approval of the release of these funds to ML Media. Simultaneously with the execution of the Recap Agreement, ML Media, Adelphia and certain of its subsidiaries entered into a stipulation of settlement, pursuant to which certain litigation between them was stayed pending the Redemption. By order dated September 17, 2003, Adelphia and Century rejected the Recap Agreement under applicable bankruptcy law. Adelphia has not accrued any liability for damage claims related to the rejection of the Recap Agreement. Adelphia and Century/ML Cable have challenged the Recap Agreement and the Redemption as unenforceable on fraudulent transfer and other grounds, and Adelphia, Century, Highland, Century/ML and ML Media are engaged in litigation regarding the enforceability of the Recap Agreement. In this regard, ML Media filed an amended complaint against Adelphia on July 3, 2002 in the Bankruptcy Court. On April 15, 2004, the Bankruptcy Court dismissed all counts of Adelphia’s challenge of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duties in connection with its execution. The court also allowed Century/ML Cable’s action to avoid the Recap Agreement as a fraudulent conveyance to proceed.

On June 3, 2005, Century entered into an interest acquisition agreement with ML Media, Century/ML Cable, Century-ML Cable Corporation (a subsidiary of Century/ML Cable) and San Juan Cable (the “IAA”) pursuant to which Century and ML Media agreed to sell their interests in Century/ML Cable for $520,000,000 (subject to potential purchase price adjustments as defined in the IAA) to San Juan Cable. On August 9, 2005, Century/ML Cable filed its plan of reorganization (the “Century/ML Plan”) and its related disclosure statement (the “Century/ML Disclosure Statement”) with the Bankruptcy Court. On August 18, 2005, the Bankruptcy Court approved the Century/ML Disclosure Statement. On September 7, 2005, the Bankruptcy Court confirmed the Century/ML Plan, which is designed to satisfy the conditions of the IAA with San Juan Cable and provides that all third party claims will either be paid in full or assumed by San Juan Cable under the terms set forth in the IAA. On October 31, 2005, the sale of Century/ML Cable to San Juan Cable was consummated (the “Century/ML Sale”) and the Century/ML Plan became effective. Neither the Century/ML Cable Sale nor the effectiveness of the Century/ML Plan resolves the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media. For additional information concerning this litigation, see Note 16. For additional information concerning the Century/ML Sale, see Note 8.

Note 7:	TelCove

Global Settlement Agreement

Telcove, Inc. (“Telcove”) owned, operated and managed entities that provided competitive local exchange carrier (“CLEC”) telecommunications services. On January 11, 2002, the Company completed a transaction whereby all of the shares of common stock of Telcove owned by Adelphia were distributed in the form of a dividend to holders of Class A Common Stock and Class B Common Stock. On February 21, 2004, the Debtors and TelCove executed a global settlement agreement (the “Global Settlement”) that resolved, among other things, certain claims put forth by both TelCove and Adelphia. The Global Settlement provided that, on the closing date, the Company would transfer to TelCove certain settlement consideration, including approximately $60,000,000 in cash plus an additional payment of up to $2,500,000 related to certain outstanding

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7:  TelCove (Continued)

payables, as well as certain vehicles, real property and intellectual property licenses used in the operation of TelCove’s businesses. Additionally, the parties executed various annexes to the Global Settlement (collectively, the “Annex Agreements”) that provided, among other things, for: (i) a five-year business commitment to TelCove for telecommunication services by the Company; (ii) future use by TelCove of certain fiber capacity in assets owned by the Company; and (iii) the mutual release by the parties from any and all liabilities, claims and causes of action that either party had or may have had against the other party. Finally, the Global Settlement provided for the transfer by the Company to TelCove of certain CLEC systems (“CLEC Market Assets”) together with the various licenses, franchises and permits related to the operation and ownership of such assets. On March 23, 2004, the Bankruptcy Court approved the Global Settlement. The Company recorded a $97,902,000 liability during the fourth quarter of 2003 to provide for the Global Settlement. The Annex Agreements became effective in accordance with their terms on April 7, 2004.

On April 7, 2004, the Company paid $57,941,000 to TelCove, transferred the economic risks and benefits of the CLEC Market Assets to TelCove pursuant to the terms of the Global Settlement and entered into a management agreement which provided for the management of the CLEC Market Assets from April 7, 2004 through the date of transfer to TelCove.

On August 20, 2004, the Company paid TelCove an additional $2,464,000 pursuant to the Global Settlement in connection with the resolution and release of certain claims. On August 21, 2004, the CLEC Market Assets were transferred to TelCove.

Discontinued CLEC Operations

As a result of the Global Settlement discussed above, the Company transferred the CLEC Market Assets together with the various licenses, franchises and permits related to the operation and ownership of such assets to TelCove. The Company has presented the CLEC Market Assets, including the cost of the Global Settlement, as discontinued operations in the accompanying consolidated financial statements. The following table presents the summarized results of operations of the CLEC Market Assets included in discontinued operations for the indicated periods (amounts in thousands):

	Year ended December 31,
	2004	2003

Revenue	$9,057	$37,026
Costs and expenses:
Direct operating and programming	7,074	33,431
Selling, general and administrative	828	2,354
Depreciation and amortization	1,271	10,465
Other	455	826

Total costs and expenses	9,628	47,076
Provision for cost of Global Settlement	—	97,902

Loss from discontinued operations	$(571)	$(107,952)

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8:	Investments in Equity Affiliates and Related Receivables

The Company has various investments accounted for under the equity method. The following table includes the Company’s percentage ownership interest and the carrying value of its investments and related receivables as of the indicated dates (dollars in thousands):

	Percentage
	ownership as of
	December 31,		December 31,
	2005	2004	2005	2004

Century/ML Cable	0%	50%	$—	$243,896
Other	various	various	6,937	8,341

Investments in equity affiliates and related receivables			$6,937	$252,237

The Company’s share of losses of its equity affiliates, including excess basis amortization and write-downs to reflect other-than-temporary declines in value, was $588,000, $7,926,000 and $2,826,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

Century/ML Cable

Century/ML Cable owned and operated cable systems located in Puerto Rico. Century/ML Cable was a joint venture between ML Media and Century. As both Century and ML Media had substantial participatory rights in the management of Century/ML Cable, the Company used the equity method to account for its investment in Century/ML Cable until September 30, 2002, when Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code. This bankruptcy proceeding is administered separately from that of the Debtors. Following the Chapter 11 filing, the Company suspended the use of the equity method and began to carry its investment in Century/ML Cable at cost. The Company evaluated its investment in Century/ML Cable for an other-than-temporary decline in fair value below the cost basis in accordance with its policy and concluded that the estimated fair value exceeded its cost basis.

On June 3, 2005, Century entered into the IAA, pursuant to which Century and ML Media agreed to sell their interests in Century/ML Cable for $520,000,000 (subject to potential purchase price adjustments as defined in the IAA) to San Juan Cable. On August 9, 2005, Century/ML Cable filed the Century/ML Plan and the related Century/ML Disclosure Statement with the Bankruptcy Court. On August 18, 2005, the Bankruptcy Court approved the Century/ML Disclosure Statement. On September 7, 2005, the Bankruptcy Court confirmed the Century/ML Plan, which is designed to satisfy the conditions of the IAA with San Juan Cable and provides that all third party claims will either be paid in full or assumed by San Juan Cable under the terms set forth in the IAA. On October 31, 2005, the Century/ML Sale was consummated and the Century/ML Plan became effective.

The preliminary purchase price paid by San Juan Cable in connection with the Century/ML Sale was approximately $519,000,000 plus a working capital adjustment of $82,735,000. The purchase price is subject to certain adjustments, including a review of the working capital adjustment, the Operating Cash Flow (as defined in the IAA) for the twelve months prior to the Century/ML Sale and the number of basic subscribers. In connection with the Century/ML Sale, $25,000,000 of the purchase price was deposited into an indemnity escrow account to indemnify San Juan Cable against any misrepresentation or breach of warranty, covenant or agreement by Century/ML Cable and $13,500,000 of the purchase price was deferred and is subject to offset to the extent of any additional tax liabilities owed by Century/ML Cable for periods prior to the Century/ML Sale. In addition, $35,626,000 of the purchase price was deposited into an account jointly held in the name of Century and ML Media to fund the obligations of Century/ML Cable that were not assumed by San Juan Cable (the “Century/ML Cable Account”). Century and ML Media have each received proceeds of

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8:  Investments in Equity Affiliates and Related Receivables (Continued)

$263,770,000 from the Century/ML Sale that were placed in escrow for the benefit of each party pending the resolution of the litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media. Subsequent to the closing of the Century/ML Sale, Century and ML Media each received $5,000,000 of proceeds from the Century/ML Cable Account which were placed in their respective escrow accounts. ML Media may elect to receive a distribution of up to $70,000,000 from the proceeds of the Century/ML Sale. In the event that ML Media elects to receive a distribution, Century is entitled to receive a distribution of the same amount from its escrow. As of December 31, 2005, ML Media and Century had each received a distribution of $10,000,000 from their respective escrow accounts. The Company recognized a gain of $47,234,000 on the Century/ML Sale. Such gain is included in other income (expense), net in the accompanying consolidated statement of operations for the year ended December 31, 2005.

On January 14, 2006, Century and ML Media submitted an adjustment certificate to San Juan Cable seeking additional proceeds of $4,321,000. On February 13, 2006, Century and ML Media received a notice from San Juan Cable rejecting the adjustment certificate and requesting additional proceeds of $50,000,000 from Century and ML Media. The parties are in discussions regarding the various proposed adjustments. The Company does not believe that the resolution of this matter will have a material impact to the Company’s financial condition or results of operations.

The Company provided management, programming and record keeping services to Century/ML Cable through October 31, 2005. In connection with the December 2001 execution of the Recap Agreement among Century/ML Cable, ML Media and one of the Rigas Family Entities, the parties agreed to increase the management fees from 5% to 10% of Century/ML Cable’s revenue plus reimbursable expenses. In June 2003, the management fees charged to Century/ML Cable were reduced to 5% of Century/ML Cable’s revenue plus reimbursable expenses in connection with the Debtors’ rejection of the Recap Agreement. The Company has provided reserves against any management fees charged in excess of 5%. After deducting reserves, the net Century/ML Cable management fees included as a reduction of selling, general and administrative expenses in the Company’s accompanying statements of operations were $3,687,000, $4,200,000 and $4,053,000 during 2005, 2004 and 2003, respectively. At December 31, 2004, the Company had a $23,442,000 receivable from Century/ML Cable for management fees, programming costs and other amounts paid on behalf of Century/ML Cable which was included with the Company’s investment in Century/ML Cable in the foregoing table.

As further described in Note 16, ML Media and Adelphia are engaged in litigation regarding the Recap Agreement and other matters. Neither the Century/ML Sale nor the effectiveness of the Century/ML Plan resolves the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media.

Note 9:	Impairment of Long-Lived Assets

A summary of impairment charges for long-lived assets is set forth below (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Property and equipment(a)	$—	$—	$17,000
Intangible assets—Franchise rights(b)	23,063	83,349	641

Impairment of long-lived assets	$23,063	$83,349	$17,641

(a)  Property and Equipment

In light of the declining values associated with cable systems in Brazil, as evidenced by the sale of other Brazilian cable entities during 2003, the Company performed an evaluation of its Brazilian cable operations

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9:  Impairment of Long-Lived Assets (Continued)

during 2003. As a result of this evaluation, the Company recorded an impairment charge to write-down the assets of this operation to their estimated fair market value.

(b)  Intangible Assets—Franchise Rights

Pursuant to SFAS No. 142, the Company, as a result of its annual impairment test, recorded additional impairments of $23,063,000, $83,349,000 and $641,000 in 2005, 2004 and 2003, respectively, related to franchise rights. These impairments were primarily driven by subscriber losses. No events occurred during 2005, 2004 or 2003 that would require additional impairment tests to be performed.

Note 10:	Debt

The carrying value of the Company’s debt is summarized below for the indicated periods (amounts in thousands):

	December 31,
	2005	2004

Parent and subsidiary debt:
Secured:
Second Extended DIP Facility(a)	$851,352	$627,176
Capital lease obligations	17,546	39,657
Unsecured other subsidiary debt	286	912

Parent and subsidiary debt	$869,184	$667,745

Liabilities subject to compromise:
Parent debt—unsecured:(b)
Senior notes	$4,767,565	$4,767,565
Convertible subordinated notes(c)	1,992,022	1,992,022
Senior debentures	129,247	129,247
Pay-in-kind notes	31,847	31,847

Total parent debt	6,920,681	6,920,681

Subsidiary debt:
Secured:
Notes payable to banks	2,240,313	2,240,313
Unsecured:
Senior notes	1,105,538	1,105,538
Senior discount notes	342,830	342,830
Zero coupon senior discount notes	755,031	755,031
Senior subordinated notes	208,976	208,976
Other subsidiary debt	121,424	121,523

Total subsidiary debt	4,774,112	4,774,211

Deferred financing fees(d)	(134,208)	(134,208)

Parent and subsidiary debt before Co-Borrowing Facilities (Note 2)	$11,560,585	$11,560,684

Co-Borrowing Facilities(e) (Note 2)	$4,576,375	$4,576,375

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10:  Debt (Continued)

DUE TO THE COMMENCEMENT OF THE CHAPTER 11 PROCEEDINGS AND THE COMPANY’S FAILURE TO COMPLY WITH CERTAIN FINANCIAL COVENANTS, THE COMPANY IS IN DEFAULT ON SUBSTANTIALLY ALL OF ITS PRE-PETITION DEBT OBLIGATIONS. EXCEPT AS OTHERWISE MAY BE DETERMINED BY THE BANKRUPTCY COURT, THE AUTOMATIC STAY PROTECTION AFFORDED BY THE CHAPTER 11 PROCEEDINGS PREVENTS ANY ACTION FROM BEING TAKEN AGAINST ANY OF THE DEBTORS WITH REGARD TO ANY OF THE DEFAULTS UNDER THE PRE-PETITION DEBT OBLIGATIONS. WITH THE EXCEPTION OF THE COMPANY’S CAPITAL LEASE OBLIGATIONS AND A PORTION OF OTHER SUBSIDIARY DEBT, ALL OF THE PRE-PETITION OBLIGATIONS ARE CLASSIFIED AS LIABILITIES SUBJECT TO COMPROMISE IN THE ACCOMPANYING CONSOLIDATED BALANCE SHEETS. FOR ADDITIONAL INFORMATION, SEE NOTE 2.

(a)  Second Extended Dip Facility

In connection with the Chapter 11 filings, Adelphia and certain of its subsidiaries (the “Loan Parties”) entered into the $1,500,000,000 DIP Facility. On May 10, 2004, the Loan Parties entered into the $1,000,000,000 First Extended DIP Facility, which superseded and replaced, in its entirety, the DIP Facility. On February 25, 2005, the Loan Parties entered into the $1,300,000,000 Second Extended DIP Facility, which superseded and replaced in its entirety the First Extended DIP Facility. The Second Extended DIP Facility was approved by the Bankruptcy Court on February 22, 2005 and closed on February 25, 2005.

The Second Extended DIP Facility was to mature upon the earlier of March 31, 2006 or the occurrence of certain other events, as described in the Second Extended DIP Facility. The Second Extended DIP Facility consisted of an $800,000,000 Tranche A Loan (including a $500,000,000 letter of credit subfacility) and a $500,000,000 Tranche B Loan. The proceeds from the borrowings under the Second Extended DIP Facility were permitted to be used for general corporate purposes and investments, as defined in the Second Extended DIP Facility. The Second Extended DIP Facility was secured with a first priority lien on all of the Loan Parties’ unencumbered assets, a priming first priority lien on all assets of the Loan Parties securing their pre-petition bank debt and a junior lien on all other assets of the Loan Parties. The applicable margin on loans extended under the Second Extended DIP Facility was 1.25% per annum (1.50% under the First Extended DIP Facility) in the case of Alternate Base Rate loans and 2.25% per annum (2.50% under the First Extended DIP Facility) in the case of Adjusted London interbank offered rate (“LIBOR”) loans. In addition, under the Second Extended DIP Facility, the commitment fee with respect to the unused portion of the Tranche A Loan was 0.50% per annum (a range of 0.50% to 0.75%, depending upon the unused balance of the Tranche A Loan under the First Extended DIP Facility).

In connection with the closing of the Second Extended DIP Facility, on February 25, 2005, the Loan Parties borrowed an aggregate of $578,000,000 thereunder, and used all such proceeds and a portion of available cash and cash equivalents to repay all of the indebtedness outstanding under the First Extended DIP Facility, including accrued and unpaid interest and certain fees and expenses. In addition, all of the participations in the letters of credit outstanding under the First Extended DIP Facility were transferred to certain lenders under the Second Extended DIP Facility.

The terms of the Second Extended DIP Facility contained certain restrictive covenants, which included limitations on the ability of the Loan Parties to: (i) incur additional guarantees, liens and indebtedness; (ii) sell or otherwise dispose of certain assets; and (iii) pay dividends or make other distributions or payments with respect to any shares of capital stock, subject to certain exceptions set forth in the Second Extended DIP Facility. The Second Extended DIP Facility also required compliance with certain financial covenants with respect to operating results and capital expenditures.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10:  Debt (Continued)

From time to time, the Loan Parties and the DIP lenders entered into certain amendments to the terms of the Second Extended DIP Facility. In addition, from time to time, the Company received waivers to prevent or cure certain defaults under the Second Extended DIP Facility. These waivers and amendments were effective through the maturity date of the Second Extended DIP Facility.

On March 9, 2005 and December 30, 2005, certain Loan Parties cash collateralized certain letters of credit outstanding under the Second Extended DIP Facility in connection with the consummation of certain asset sales. On May 27, 2005 and July 6, 2005, certain Loan Parties made mandatory prepayments of principal on the Second Extended DIP Facility in connection with the consummation of certain asset sales. As a result, the total commitment of the entire Second Extended DIP Facility was reduced to $1,271,220,000, with the total commitment of the Tranche A Loan being reduced to $771,888,000. As of December 31, 2005, $352,020,000 under the Tranche A Loan has been drawn and letters of credit totaling $81,605,000 have been issued under the Tranche A Loan, leaving availability of $338,263,000 under the Tranche A Loan. Furthermore, as of December 31, 2005, the entire $499,332,000 under the Tranche B Loan has been drawn.

Third Extended DIP Facility

On March 17, 2006, the Loan Parties entered into the $1,300,000,000 Third Extended DIP Facility, which supersedes and replaces in its entirety the Second Extended DIP Facility. The Third Extended DIP Facility was approved by the Bankruptcy Court on March 16, 2006, and closed on March 17, 2006. Except as set forth below, the material terms and conditions of the Third Extended DIP Facility are substantially identical to the material terms and conditions of the Second Extended DIP Facility, including the covenants and collateral securing the Third Extended DIP Facility.

The Third Extended DIP Facility generally matures upon the earlier of August 7, 2006 or the occurrence of certain other events, as described in the Third Extended DIP Facility. The Third Extended DIP Facility is comprised of an $800,000,000 Tranche A Loan (including a $500,000,000 letter of credit subfacility) and a $500,000,000 Tranche B Loan. The proceeds from borrowings under the Third Extended DIP Facility are permitted to be used for general corporate purposes and investments, as defined in the Third Extended DIP Facility. The Third Extended DIP Facility is secured with a first priority lien on all of the Loan Parties’ unencumbered assets, a priming first priority lien on all assets of the Loan Parties securing their pre-petition bank debt and a junior lien on all other assets of the Loan Parties. The applicable margin on loans extended under the Third Extended DIP Facility was reduced (when compared to the Second Extended DIP Facility) to 1.00% per annum in the case of Alternate Base Rate loans and 2.00% per annum in the case of Adjusted LIBOR rate loans, and the commitment fee with respect to the unused portion of the Tranche A Loan is 0.50% per annum (which is the same fee that was charged under the Second Extended DIP Facility).

In connection with the closing of the Third Extended DIP Facility, on March 17, 2006, the Loan Parties borrowed an aggregate of $916,000,000 thereunder, and used all such proceeds and a portion of available cash and cash equivalents to repay all of the indebtedness, including accrued and unpaid interest and certain fees and expenses, outstanding under the Second Extended DIP Facility. In addition, all of the participations in the letters of credit outstanding under the Second Extended DIP Facility were transferred to certain lenders under the Third Extended DIP Facility.

(b)  Parent Debt

All debt of Adelphia is structurally subordinated to the debt of its subsidiaries such that the assets of an indebted subsidiary are used to satisfy the applicable subsidiary debt before being applied to the payment of parent debt.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10:  Debt (Continued)

(c)  Convertible Subordinated Notes

The convertible subordinated notes include: (i) $1,029,876,000 aggregate principal amount of 6% convertible subordinated notes; (ii) $975,000,000 aggregate principal amount of 3.25% convertible subordinated notes; and (iii) unamortized discounts aggregating $12,854,000. Prior to the Forfeiture Order, the Other Rigas Entities held $167,376,000 aggregate principal amount of the 6% notes and $400,000,000 aggregate principal amount of the 3.25% notes. The terms of the 6% notes and 3.25% notes provide for the conversion of such notes into Class A Common Stock (Class B Common Stock in the case of notes held by the Other Rigas Entities) at the option of the holder any time prior to maturity at an initial conversion price of $55.49 per share and $43.76 per share, respectively.

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in any securities of the Company were forfeited to the United States on or about June 8, 2005, and such securities are expected to be conveyed to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) in furtherance of the Non-Prosecution Agreement. The Company will recognize the benefits of such conveyance when it occurs. For additional information, see Note 16.

(d)  Deferred Financing Fees

Pursuant to the requirements of SOP 90-7, deferred financing fees related to pre-petition debt have been included in liabilities subject to compromise as an adjustment of the net carrying value of the related pre-petition debt and are no longer being amortized. Amortization of deferred financing fees related to pre-petition debt obligations was terminated effective on the Petition Date.

(e)  Co-Borrowing Facilities

The Co-Borrowing Facilities represent the aggregate amount outstanding pursuant to three separate Co-Borrowing Facilities dated May 6, 1999, April 14, 2000 and September 28, 2001. Each co-borrower is jointly and severally liable for the entire amount of the indebtedness under the applicable Co-Borrowing Facility regardless of whether that co-borrower actually borrowed that amount under such Co-Borrowing Facility. All amounts outstanding under Co-Borrowing Facilities at December 31, 2005 and December 31, 2004 represent pre-petition liabilities that have been classified as liabilities subject to compromise in the accompanying consolidated balance sheets. Collection of amounts outstanding under the Co-Borrowing Facilities from the Rigas Co-Borrowing Entities has not been stayed and actions may be taken to collect such borrowings from the Rigas Co-Borrowing Entities.

The table below sets forth amounts outstanding for the Co-Borrowing Facilities at December 31, 2005 and December 31, 2004 (amounts in thousands):

Co-Borrowing
Facilities

Attributable to Rigas Co-Borrowing Entities	$2,846,156
Attributable to non-Rigas Co-Borrowing Entities	1,730,219

Total included as debt of the Company	$4,576,375

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10:  Debt (Continued)

Other Debt Matters

The fair value, as determined using third party quoted market prices or rates available for debt with similar terms and maturities, and weighted average interest rate of the Company’s debt, including the Company’s pre-petition debt, is summarized below as of the indicated periods (dollars in thousands):

	2005	2004	2003

Fair value	$12,965,446	$15,585,467	$14,611,503

Weighted average interest rate	8.33%	7.49%	7.02%

The table below sets forth the contractual principal maturities, without consideration for default provisions, of the Company’s debt. Such maturities exclude net discounts of $311,326,000 and deferred financing fees of $134,208,000 (amounts in thousands):

2006 and prior years	$7,714,191
2007	$2,131,712
2008	$1,617,550
2009	$2,598,925
2010	$2,314,300
2011 and thereafter	$1,075,000

The foregoing maturities and interest rates include significant pre-petition obligations, which as discussed below, are stayed and any action taken with regard to defaults under the pre-petition debt obligations is prevented. Therefore, these commitments do not reflect actual cash outlays in future periods.

Interest Rate Derivative Agreements

At the Petition Date, all of the Company’s derivative financial instruments had been settled or have since been settled except for one fixed rate swap, one variable rate swap and one interest rate collar. As the settlement of the remaining derivative financial instruments will be determined by the Bankruptcy Court, the $3,486,000 fair value of the liability associated with the derivative financial instruments at the Petition Date has been classified as a liability subject to compromise in the accompanying consolidated balance sheets.

Note 11:	Redeemable Preferred Stock

13% Cumulative Exchangeable Preferred Stock

On July 7, 1997, Adelphia issued 1,500,000 shares of Series A 13% Cumulative Exchangeable Preferred Stock due July 15, 2009 (“Series A Preferred Stock”). The Series A Preferred Stock, which was exchanged in November 1997 for Series B 13% Cumulative Exchangeable Preferred Stock due July 15, 2009 (“Series B Preferred Stock”), had an aggregate liquidation preference of $150,000,000 on the date of issuance and was recorded net of issuance costs of $2,025,000. Upon exchange, the shares of Series A Preferred Stock were returned to their original status of authorized but unissued preferred stock. Dividends are payable semi-annually at 13% of the liquidation preference of the outstanding Series B Preferred Stock. Dividends are payable in cash with any accumulated unpaid dividends bearing interest at 13% per annum. The Series B Preferred Stock ranks junior in right of payment to all indebtedness of Adelphia. Adelphia has the right to redeem, at its option, all or a portion of the Series B Preferred Stock at redemption prices that begin at 106.5% of the liquidation preference thereof on July 15, 2002 and decline to 100% of the liquidation preference thereof on July 15, 2008. Adelphia is required to redeem all of the shares of the Series B Preferred

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11:  Redeemable Preferred Stock (Continued)

Stock outstanding on July 15, 2009 at a redemption price equal to 100% of the liquidation preference thereof. Any redemption of the Series B Preferred Stock would require the payment, without duplication, of all accumulated and unpaid dividends and interest to the date of redemption. The Series B Preferred Stock provides for voting rights in certain circumstances and contains restrictions and limitations on: (i) dividends and certain other payments and investments; (ii) indebtedness; (iii) mergers and consolidations; and (iv) transactions with affiliates.

Adelphia may, at its option, on any dividend payment date, exchange in whole or in part (subject to certain restrictions), the then outstanding shares of Series B Preferred Stock for 13% Senior Subordinated Exchange Debentures due July 15, 2009 which have provisions consistent with the provisions of the preferred stock. As a result of the filing of the Debtor’s Chapter 11 Cases, the Company, as of the Petition Date, discontinued accruing dividends on all of its preferred stock issuances. For additional information, see Note 2. The Series B Preferred Stock and the related accrued dividends are classified as a liability subject to compromise in the accompanying consolidated balance sheets.

Note 12:	Stockholders’ Deficit

Common Stock

The Certificate of Incorporation of Adelphia authorizes two classes of $0.01 par value common stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except as described below with respect to the election of one director by the holders of Class A Common Stock, and as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock voting as a separate class are entitled to elect one of Adelphia’s directors. In addition, each share of Class B Common Stock is convertible into a share of Class A Common Stock at the option of the holder. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid 105% of the amount payable per share for each share of Class B Common Stock. Upon liquidation, dissolution or winding up of Adelphia, the holders of Class A Common Stock are entitled to a preference of $1.00 per share and the amount of all unpaid declared dividends thereon from any funds available after satisfying the liquidation preferences of preferred securities, debt instruments and other senior claims on Adelphia’s assets. After such amount is paid, holders of Class B Common Stock are entitled to receive $1.00 per share and the amount of all unpaid declared dividends thereon. Any remaining amount would then be shared ratably by both classes. As of December 31, 2005, there were 74,635,728 shares of Class A Common Stock and 12,159,768 shares of Class B Common Stock reserved for issuance pursuant to conversion rights of certain of the Company’s debt and preferred stock instruments and exercise privileges under outstanding stock options. In addition, one share of Class A Common Stock is reserved for each share of Class B Common Stock.

Outstanding shares of common stock are as follows for the indicated periods:

	Class A	Class B
	Common Stock	Common Stock

Outstanding shares, January 1, 2003	228,692,239	25,055,365
Issuances	175	—

Outstanding shares, December 31, 2003	228,692,414	25,055,365

Outstanding shares, December 31, 2004	228,692,414	25,055,365

Outstanding shares, December 31, 2005	228,692,414	25,055,365

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12:  Stockholders’ Deficit (Continued)

Preferred Stock

General.  Adelphia was authorized to issue 50,000,000 shares of $0.01 par value preferred stock at December 31, 2005, including: (i) 1,500,000 shares of Series A Preferred Stock, all of which were exchanged for Series B Preferred Stock in 1997; (ii) 1,500,000 shares of Series B Preferred Stock, all of which were issued and outstanding at December 31, 2005; (iii) 20,000 shares of 8 1/8% Series C Cumulative Convertible Preferred Stock (“Series C Preferred Stock”), none of which were outstanding at December 31, 2005; (iv) 2,875,000 shares of Series D Preferred Stock, all of which were issued and outstanding at December 31, 2005; (v) 15,800,000 shares of Series E Preferred Stock, 13,800,000 of which were issued and outstanding at December 31, 2005; and (vi) 23,000,000 shares of Series F Preferred Stock, all of which were issued and outstanding at December 31, 2005.

With respect to dividend distributions and distributions upon liquidation: (i) all series of Adelphia’s preferred stock rank junior to debt instruments and other claims on Adelphia’s assets; (ii) the Series B Preferred Stock ranks senior to the Series D Preferred Stock; (iii) the Series D Preferred Stock ranks senior to the Series E Preferred Stock and Series F Preferred Stock; (iv) the Series E Preferred Stock ranks equally with the Series F Preferred Stock; and (v) all series of preferred stock rank senior to the Class A Common Stock and Class B Common Stock. Although the certificate of designation relating to the Series D Preferred Stock indicates that the Series D Preferred Stock ranks equally with the Series B Preferred Stock, the Company has not been able to locate the consent that would have been required to have been obtained from the holders of the Series B Preferred Stock for this to be the case.

As a result of the filing of the Debtors’ Chapter 11 Cases, Adelphia, as of the Petition Date, discontinued accruing dividends on all of its outstanding preferred stock. Had the Debtors not filed voluntary petitions under Chapter 11, the total annual dividends that Adelphia would have accrued on all series of its preferred stock during each of 2005, 2004 and 2003 would have been $120,125,000.

The certificates of designation relating to the Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock provide for voting rights in certain limited circumstances.

The terms of the Series B Preferred Stock are discussed in Note 11, and the terms of the Series D, Series E and Series F Preferred Stock are discussed below.

Series D Preferred Stock.  The Series D Preferred Stock accrues dividends at a rate of 5 1/2% per annum, has an aggregate liquidation preference of $575,000,000 and is convertible at any time into 7,059,546 shares of Class A Common Stock. The conversion ratio is subject to adjustment in certain circumstances.

Series E Preferred Stock.  The Series E Preferred Stock accrues dividends at a rate of 7 1/2% per annum, has an aggregate liquidation preference of $345,000,000, subject to adjustment, and is convertible at any time into shares of the Company’s Class A Common Stock at $25.37 per share or 13,598,700 shares. All outstanding shares of Series E Preferred Stock were scheduled to be converted into shares of Class A Common Stock on November 15, 2004, at the then applicable conversion ratio. The conversion ratio is based upon the prior 20-day average market price of the Company’s Class A Common Stock, subject to a minimum of 13,598,700 shares and a maximum of 16,046,500 shares at average market prices above $25.37 per share or below $21.50 per share, respectively. Adelphia has entered into several stipulations postponing, to the extent applicable, the conversion date of both the Series E Preferred Stock and the Series F Preferred Stock. As a result of the continuing impact of the June 2002 bankruptcy filing on the Company’s common stock price, the Company expects that the Series E Preferred Stock would convert into the maximum number of Class A Common Stock shares into which the Series E Preferred Stock may be converted, to the extent such conversion was not stayed by the commencement of the Chapter 11 Cases. Accordingly, the Company recognized a

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12:  Stockholders’ Deficit (Continued)

beneficial conversion feature of $2,553,500 based upon the expected $21.50 per share conversion price on its Series E Preferred Stock. Such deemed dividend has been allocated from the preferred stock carrying value to additional paid-in capital and has been accreted, on the interest method, through February 1, 2005. The accretion of the beneficial conversion feature was $77,000, $1,059,000, $960,000 in 2005, 2004 and 2003, respectively, and has been recorded as part of net loss applicable to common stockholders in the accompanying consolidated statements of operations.

Series F Preferred Stock.  On January 22, 2002, and in a related transaction on February 7, 2002, Adelphia issued 23,000,000 shares of Series F Preferred Stock with a liquidation preference of $575,000,000, subject to adjustment. The Series F Preferred Stock accrues dividends at a rate of 7 1/2% per annum and is convertible at any time into shares of the Company’s Class A Common Stock at $29.99 per share or 19,172,800 shares. All outstanding shares of Series F Preferred Stock were scheduled to be converted into shares of Class A Common Stock on February 1, 2005, at the then applicable conversion ratio. The conversion ratio is based upon the prior 20-day average market price of the Company’s Class A Common Stock, subject to a minimum of 19,172,800 shares and a maximum of 22,818,300 shares at average market prices above $29.99 per share or below $25.20 per share, respectively. Adelphia has entered into several stipulations postponing, to the extent applicable, the conversion date of both the Series E Preferred Stock and the Series F Preferred Stock. As a result of the continuing impact of the June 2002 bankruptcy filing on the Company’s common stock price, the Company expects that the Series F Preferred Stock would convert into the maximum number of Class A Common Stock shares into which the Series F Preferred Stock is convertible. Accordingly, the Company recognized a beneficial conversion feature of $16,866,000 based upon the expected $25.20 per share conversion price on its Series F Preferred Stock. Such deemed dividend has been allocated from the preferred stock carrying value to additional paid-in capital and is being accreted, on the interest method, through February 1, 2005. The accretion of the beneficial conversion feature was $506,000, $6,948,000 and $6,357,000 in 2005, 2004 and 2003, respectively, and has been recorded as part of net loss applicable to common stockholders in the accompanying consolidated statements of operations.

Note 13:	Stock Compensation and Employee Benefit Plans

1998 Adelphia Long-Term Incentive Compensation Plan

During October 1998, Adelphia adopted its 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”). The 1998 Plan, which was approved by the Adelphia stockholders, provides for the granting of: (i) options which qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code; (ii) options which do not so qualify; (iii) share awards (with or without restriction on vesting); (iv) stock appreciation rights; and (v) stock equivalent awards or phantom units. The number of shares of Class A Common Stock authorized for issuance under the 1998 Plan is 7,500,000. Options, awards and units may be granted under the 1998 Plan to directors, officers, employees and consultants of the Company. The 1998 Plan provides that incentive stock options must be granted with an exercise price of not less than the fair market value of the underlying Class A Common Stock on the date of grant. Options outstanding under the 1998 Plan may be exercised by paying the exercise price per share through various alternative settlement methods. Certain options granted under the 1998 Plan vested immediately and others vest over periods of up to four years. Generally, options were granted with a purchase price equal to the fair value of the shares to be purchased as of the date of grant and the options had a maximum term of ten years. Since 2001, no awards have been granted pursuant to the 1998 Plan and the Company does not intend to grant any new awards pursuant to the 1998 Plan.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13:  Stock Compensation and Employee Benefit Plans (Continued)

The following table summarizes the Company’s stock option activity:

	2005		2004		2003
	Options	WAEP*	Options	WAEP*	Options	WAEP*

Options outstanding, beginning of year	304,646	$42.90	314,374	$42.83	696,663	$48.28
Exercised	—	—	—	—	—	—
Cancelled	(277,250)	43.30	(9,728)	40.51	(382,289)	52.77

Options outstanding, end of year	27,396	$38.89	304,646	$42.90	314,374	$42.83

Exercisable at end of year	27,396	$38.89	292,646	$42.85	278,587	$42.65

*	WAEP represents weighted average exercise price.

The following table summarizes information about the Company’s outstanding stock options at December 31, 2005:

	Options outstanding and exercisable
		Weighted average
		remaining
	Number	contractual	WAEP*
Exercise price per share	of shares	life (years)	per share

$ 8.68	4,146	3.5	$8.68
44.25	23,250	5.1	44.25

	27,396	4.8	$38.89

*	WAEP represents weighted average exercise price.

401(k) Employee Savings Plan

The Company sponsors a tax-qualified retirement plan governed by Section 401(k) of the Internal Revenue Code, which provides that eligible full-time employees may contribute up to 25% of their pre-tax compensation subject to certain limitations. For 2003, the Company made matching contributions not exceeding the lesser of $750 or 1.5% of each participant’s pre-tax compensation. Effective January 1, 2004, the Company’s matching contribution was increased to 100% of the first 3% and 50% of the next 2% of each participant’s pre-tax compensation. The Company recognized expense of $13,940,000, $13,941,000 and $4,294,000 during 2005, 2004 and 2003, respectively related to these contributions.

Short-Term Incentive Plan

The Company maintains a short-term incentive plan (the “STIP”), which is a calendar-year program that provides for the payment of annual bonuses to certain employees of the Company based upon the satisfaction of qualitative and quantitative metrics, as approved by the Compensation Committee of the Board. In general, in addition to certain general/area managers, full-time employees with a title of director and above, including certain of the Company’s named executive officers, are eligible to participate in the STIP. For 2005, 2004 and 2003, approximately 320, 350 and 300 employees, respectively, participated in the STIP. Target awards under the STIP are based on a percentage of each participant’s base pay. Subject to the execution of a general release, in the event that an employee’s employment with the Company is terminated by the Company for any reason other than for cause (as determined by the plan administrator), such employee will be entitled to a pro rata portion paid at target of his or her STIP award for the year in which the termination occurs. The Company recognized expense of $12,291,000, $9,614,000 and $7,353,000 during 2005, 2004 and 2003, respectively, related to the STIP.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13:  Stock Compensation and Employee Benefit Plans (Continued)

Performance Retention Plan

The Company maintains the amended and restated Performance Retention Plan (the “PRP”), which serves to replace equity-based long-term incentive plans previously maintained by the Company and to encourage key employees to remain with the Company by providing annual cash incentive awards based on the Company’s performance during a particular year. Adelphia’s CEO and COO do not participate in the PRP. Target awards range from 25% to 200% of a participant’s base salary, and the amount of each award is dependent on the Company’s achievement of certain financial targets. Initial awards vest in 36 monthly installments starting at the end of each month one year following the month in which the participant begins participation in the PRP. Subsequent awards vest in 36 monthly installments starting as of January 31 of the year immediately following the plan year in which the award was granted. The PRP provides that, in the event of a Change in Control (as defined in the PRP), all awards (both vested and unvested) will be paid in cash on the date of such consummation of the Change in Control. Following a change in control, the unvested portion of all awards will be paid based on either the value established for each annual grant based on performance or 100% achievement of any unvalued grants. The Company recognized expense of $9,752,000, $6,499,000 and $2,323,000 during 2005, 2004 and 2003, respectively, related to the PRP.

Key Employee Retention Programs

On September 21, 2004, the Bankruptcy Court entered orders authorizing the Debtors to implement and adopt the Adelphia Communications Corporation Key Employee Continuity Program (as amended, the “Stay Plan”) and the Adelphia Communications Corporation Sale Bonus Program (as amended, the “Sale Plan”). On April 20, 2005, the Bankruptcy Court entered an order authorizing the Debtors to implement and adopt the Adelphia Communications Corporation Executive Vice President Continuity Program (the “EVP Stay Plan” and, together with the Stay Plan and the Sale Plan, the “Continuity Program”), and authorized the Executive Vice Presidents’ participation in the Sale Plan (the “EVP KERP Order”). The Continuity Program is designed to motivate certain employees (including our named executive officers, other than the CEO and COO) to remain with the Company.

With respect to the Continuity Program, in the event that a Change in Control (as defined in the EVP Stay Plan, the Stay Plan and the Sale Plan) occurs and all of the bonuses under the Continuity Program are paid, the total cost of the Continuity Program could be approximately $33,700,000 (including approximately $1,400,000 payable under the EVP Stay Plan, $9,400,000 paid under the Stay Plan during 2005, $19,900,000 payable under the Sale Plan (including $1,850,000 payable to certain Executive Vice Presidents under the Sale Plan pursuant to the EVP KERP Order) and a $3,000,000 pool from which the CEO of Adelphia may grant additional stay or sale bonuses, of which $761,000 was paid as stay bonuses during 2005).

EVP Stay Plan.  Subject to the terms of the EVP Stay Plan, certain employees of the Company with the title of Executive Vice President are participants in the EVP Stay Plan and are eligible to receive a cash payment in the form of a bonus if, subject to certain limited exceptions, the participants continue their active employment with the Company from the date such participants are notified in writing that they have been selected for coverage under the EVP Stay Plan until immediately prior to the date on which a Change in Control (as defined in the EVP Stay Plan) occurs. The CEO establishes the amount of each participant’s stay bonus, subject to the approval of the Compensation Committee of the Board. During the year ended December 31, 2005, the Company recognized expense of $1,026,000 related to the EVP Stay Plan.

Stay Plan.  Subject to the terms of the Stay Plan, certain employees of the Company (other than employees who participate in the EVP Stay Plan) received cash payments in 2005 in the form of bonuses for their continued active employment with the Company. The CEO establishes the amount of each participant’s

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13:  Stock Compensation and Employee Benefit Plans (Continued)

stay bonus, subject to the approval of the Compensation Committee of the Board. The Company recognized expense of $6,891,000 and $3,302,000 during 2005 and 2004, respectively, related to the Stay Plan and additional stay bonuses.

Sale Plan.  Under the terms of the Sale Plan, certain employees of the Company may be eligible to receive cash payments in the form of a bonus if, subject to certain limited exceptions, the participants continue their active employment with the Company or its successors until, and following, a Change in Control (as defined in the Sale Plan). Generally, 50% of the bonus amount will be paid to eligible participants within 10 business days of the effective date of the Change in Control and the remaining 50% of the bonus amount will be paid to eligible participants upon a date that is within 10 business days of the six-month anniversary of such effective date. The CEO of Adelphia has selected the participants and has established the amount of each participant’s sale bonus, and the Compensation Committee has approved such amounts. During the year ended December 31, 2005, the Company recognized expense of $16,003,000 related to the Sale Plan and additional sale bonuses.

Amended and Restated Severance Program

Certain employees of the Company are currently afforded severance benefits either pursuant to Adelphia’s existing severance plan, the Amended and Restated Adelphia Communications Corporation Severance Plan (the “Severance Plan”), or pursuant to an existing employment agreement with the Company (each an “Existing Employment Agreement”). Except for certain limited exceptions, all full-time employees of Adelphia and certain affiliates that do not have Existing Employment Agreements are covered by the Severance Plan, which provides for severance pay in the event of certain involuntary employment terminations without “Cause” (as defined in the Severance Plan). The severance benefits pursuant to the Severance Plan and the Existing Employment Agreements could cost the Company a maximum of $9,973,000, consisting of severance benefits, healthcare continuation and relocation reimbursement expenses), if each Director-level employee, vice president (“VP”) and senior vice president (“SVP”) were to be involuntarily separated from the Company and all eligible VPs and SVPs qualified for the maximum amount of relocation reimbursement. Adelphia’s CEO, COO and EVPs are not eligible to participate in the Severance Plan. During the year ended December 31, 2005, the Company recognized expense of $5,043,000 related to the Severance Plan.

Note 14:	Income Taxes

The Company files a consolidated federal income tax return with all of its 80%-or-more-owned subsidiaries. Consolidated subsidiaries in which the Company owns less than 80% each file a separate income tax return. The components of income tax (expense) benefit are as follows (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Current:
Federal	$1,346	$—	$—
State	6,316	8,796	8,468
Deferred:
Federal	(93,843)	(5,146)	(110,889)
State	(13,613)	(764)	(15,549)

Income tax (expense) benefit	$(99,794)	$2,886	$(117,970)

The income tax expense of certain of the Rigas Co-Borrowing Entities which are subject to income tax has been included above. All other Rigas Co-Borrowing Entities are flow-through entities for tax purposes and

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14:  Income Taxes (Continued)

the items of income and expense are included in the taxable income of unrelated parties. Also, no deferred tax assets or liabilities are recorded for these entities.

Income tax (expense) benefit is attributed to the following (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Income (loss) from continuing operations before cumulative effects of accounting changes	$(100,349)	$2,843	$(117,378)
Other comprehensive income (loss)	555	43	(592)

Income tax (expense) benefit	$(99,794)	$2,886	$(117,970)

Significant components of the Company’s net deferred tax liability are as follows (amounts in thousands):

	December 31,
	2005	2004

Deferred tax liabilities:
Property and equipment	$(251,117)	$(433,035)
Intangible assets other than goodwill	(834,858)	(702,013)
Interest expense not accrued due to bankruptcy filing	(1,085,043)	(705,322)
Investments	—	(39,962)

	(2,171,018)	(1,880,332)

Deferred tax assets:
Net operating loss (“NOL”) carryforwards	4,458,634	4,187,286
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities	896,917	891,174
Reorganization expenses due to bankruptcy	103,439	62,289
Deferred programming launch incentives	29,363	42,341
Goodwill with tax basis	321,007	356,562
Capital loss carryforward	—	54,660
Government settlement	245,747	247,361
Investments	19,139	—
Other	14,123	28,846

	6,088,369	5,870,519
Valuation allowance	(4,747,892)	(4,715,603)

	1,340,477	1,154,916

Net deferred tax liability	$(830,541)	$(725,416)

Current portion of net deferred tax liability	2,994	4,065
Noncurrent portion of net deferred tax liability	(833,535)	(729,481)

Net deferred tax liability	$(830,541)	$(725,416)

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14:  Income Taxes (Continued)

The net change in the valuation allowance for deferred tax assets is as follows (amounts in thousands):

	December 31,
	2005	2004	2003

Change in valuation allowance included in income tax expense	$(33,334)	$(438,602)	$(291,168)
Rigas Co-Borrowing Entities	1,045	(1,247)	—

Total change in valuation allowance	$(32,289)	$(439,849)	$(291,168)

Due to a lack of earnings history, current bankruptcy situation, and impairment charges recognized with respect to franchise costs and goodwill, the Company cannot rely on forecasts of future earnings as a means to realize its deferred tax assets. The Company has determined that it is more likely than not that it will not realize certain deferred tax assets and, accordingly, has recorded valuation allowances associated with these deferred tax assets.

During 2004, the Company re-evaluated the impact on its valuation allowance due to the timing of its reversing temporary differences, including its policy of netting the effect of reversing temporary differences associated with customer relationship intangible assets with intangible assets that have indefinite lives. As a result of this evaluation, the Company changed the expectations for scheduling the expected reversal of its deferred tax liabilities associated with these intangible assets and included in its income tax benefit for 2004 a $166,000,000 reduction in the valuation allowances on deferred tax assets related to current expectations for the reversal of its deferred tax liabilities.

SFAS No. 109, Accounting for Income Taxes, requires that any valuation allowance established for an acquired entity’s deductible temporary differences at the date of acquisition that is subsequently recognized, first reduces goodwill and other noncurrent assets related to the acquisition and then reduces income tax expense. At December 31, 2005, the amount of the valuation allowance for which any tax benefits recognized in future periods will be allocated to reduce goodwill or other intangible assets of an acquired entity is $623,812,000.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14:  Income Taxes (Continued)

The difference between the expected income tax (expense) benefit at the U.S. statutory federal income tax rate of 35% and the actual income tax (expense) benefit is as follows (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Expected income tax (expense) benefit at the statutory federal income tax rate	$(49,362)	$670,475	$246,948
Change in valuation allowance—federal	(96,411)	(371,196)	(287,998)
Change in valuation allowance—state	63,077	(67,406)	(3,170)
State tax (expense) benefit, net of federal (expense) benefit	(72,656)	72,394	(6,798)
Income attributable to Rigas Co-Borrowing Entities	158,792	572	—
Minority’s interest and share of losses of equity affiliates	(15,017)	(14,186)	(8,338)
Cumulative effect of accounting change due to new accounting pronouncement	—	(206,074)	—
Expiration of NOL	(83,333)	(79,942)	(61,678)
Foreign losses with no tax benefit	(4,787)	(2,089)	(2,003)
Other	(97)	338	5,067

Income tax (expense) benefit	$(99,794)	$2,886	$(117,970)

As of December 31, 2005, the Company had NOL carryforwards of approximately $11,600,000,000 and $7,905,000,000 for federal and state income tax purposes, respectively, expiring from 2006 to 2025. Consolidated subsidiaries in which the Company owns less than an 80% interest had NOL carryforwards of $89,000,000 for federal and state income tax purposes expiring from 2006 to 2024. These amounts are based on the income tax returns filed for 2004 and certain adjustments to be reflected in amended returns that are expected to be filed for the 2004 tax year and prior periods, plus 2005 tax losses. The Company expects to file amended federal and state income tax returns for 1999 through 2004. Such returns are subject to examination by federal and state taxing authorities, generally, for a period of three years after the NOL carryforward is utilized.

In the event the Debtors emerge from bankruptcy: (i) NOL carryforwards are expected to be reduced or completely eliminated by debt cancellation income that might result under the bankruptcy proceedings; (ii) other tax attributes, including the Company’s tax basis in its property and equipment, could be reduced; and (iii) a statutory ownership change, as defined in Section 382 of the Internal Revenue Code, would occur upon issuance of new common stock to claimholders pursuant to any approved plan of reorganization. This ownership change may limit the annual usage of any remaining tax attributes that were generated prior to the change of ownership. The amount of the limitation will be determinable at the time of the ownership change.

The Company believes that adequate provision has been made for tax positions that may be challenged by taxing authorities. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that the reserves reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would require the use of cash. Favorable resolution could result in reduced income tax expense reported in the consolidated financial statements in the future. The tax reserves are presented in the balance sheet within other noncurrent liabilities. Certain tax reserve items may be settled through the bankruptcy process which could result in reduced income tax expense reported in the consolidated financial statements in the future.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14:  Income Taxes (Continued)

The Company’s income tax (expense) benefit for the years ended December 31, 2005, 2004 and 2003 has been calculated assuming the Company will continue as a going concern and does not reflect the impact the Sale Transaction may have on the Company’s ability to utilize its NOL carryforwards or other tax attributes. If the Sale Transaction is consummated, a significant portion of the deferred tax assets will be realized and a significant portion of the valuation allowance will be released.

Note 15:	Segments

The Company’s only reportable operating segment is its “cable” segment. The cable segment includes the Company’s cable system operations (including consolidated subsidiaries, equity method investments and variable interest entities) that provide the distribution of analog and digital video programming and HSI services to customers for a monthly fee through a network of fiber optic and coaxial cables. This segment also includes the Company’s media services (advertising sales) business. Upon the adoption of FIN 46-R on January 1, 2004, the reportable cable segment also includes the operations of the Rigas Co-Borrowing Entities. See Note 5 for additional information. The reportable cable segment includes five operating regions that have been combined as one reportable segment, because all of such regions have similar economic characteristics. The Company identifies reportable segments as those consolidated segments that represent 10% or more of the combined revenue, net earnings or loss, or total assets of all of the Company’s operating segments as of and for the period ended on the most recent balance sheet date presented. Operating segments that do not meet this threshold are aggregated for segment reporting purposes within the “corporate and other” column.

Selected financial information concerning the Company’s current operating segments is presented below for the indicated periods (amounts in thousands):

		Corporate
	Cable	and other	Eliminations	Total

Operating and Capital Expenditure Data:
Year ended December 31, 2005:
Revenue	$4,353,068	$11,502	$—	$4,364,570
Operating income (loss)	347,119	(64,290)	—	282,829
Capital expenditures	(705,338)	(29,200)	—	(734,538)
Year ended December 31, 2004:
Revenue	$4,103,339	$40,049	$—	$4,143,388
Operating loss	(117,073)	(47,931)	—	(165,004)
Capital expenditures	(764,315)	(56,598)	—	(820,913)
Year ended December 31, 2003:
Revenue	$3,524,021	$44,996	$—	$3,569,017
Operating loss	(120,788)	(27,701)	—	(148,489)
Capital expenditures	(721,588)	(1,933)	—	(723,521)
Balance Sheet Information:
Total assets As of December 31, 2005	$12,562,225	$3,309,331	$(2,997,546)	$12,874,010
As of December 31, 2004	12,584,147	4,889,623	(4,375,582)	13,098,188

The Company did not derive more than 10% of its revenue from any one customer during 2005, 2004 or 2003. The Company’s long-lived assets related to its foreign operations were $6,517,000 and $6,394,000, as of December 31, 2005 and 2004, respectively. The Company’s revenue related to its foreign operations was

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15:  Segments (Continued)

$18,781,000, $13,412,000 and $10,159,000 during 2005, 2004 and 2003, respectively. The Company’s assets and revenue related to its foreign operations were not significant to the Company’s financial position or results of operations, respectively, during any of the periods presented.

Note 16:	Commitments and Contingencies

Commitments

Future minimum lease payments under noncancelable capital and operating leases as of December 31, 2005, are set forth below (amounts in thousands):

	Minimum Lease Commitments
Year ending December 31,	Capital	Operating

2006	$16,608	$20,118
2007	1,385	16,191
2008	—	13,532
2009	—	10,887
2010	—	7,885
Thereafter	—	30,493

Total minimum lease payments	$17,993	$99,106

Less:
Amount representing interest	(447)

Total	$17,546
Less current portion	$(17,546)

Noncurrent portion	$—

Subject to the approval of the Bankruptcy Court, the Company may reject pre-petition executory contracts and unexpired leases. As such, the Company expects that its liabilities pertaining to leases, and the related amounts, may change significantly in the future. In addition, it is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties.

The Company rents office and studio space, tower sites, and space on utility poles under leases with terms which are generally one to five years. Rental expense for the indicated periods is set forth below (amounts in thousands):

Year ended December 31,

2005	$60,016
2004	$64,135
2003	$61,160

The Company’s cable systems are typically constructed and operated under the authority of nonexclusive permits or “franchises” granted by local and/or state governmental authorities. Franchises contain varying provisions relating to the construction and/or operation of cable systems, including, in certain cases, the imposition of requirements to rebuild or upgrade cable systems or to extend the cable network to new residential developments. The Company’s franchises also typically provide for periodic payments of fees of

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

not more than 5% of gross revenue in the applicable franchise area to the governmental authority granting the franchise. Additionally, many franchises require payments to the franchising authority to fund the construction or improvement of facilities that are used to provide public, education and governmental (“PEG”) access channels. The Company’s minimum commitments under franchise agreements, including the estimated cost of fulfilling rebuild, upgrade and network extension commitments, and the fixed minimum amounts payable to franchise authorities for PEG access channels, are set forth in the following table. The amounts set forth in the table below do not include the variable franchise fee and PEG commitments that are described in the paragraph following this table (amounts in thousands):

Year ending December 31,

2006	$35,686
2007	$14,682
2008	$1,427
2009	$7,528
2010	$3,601
Thereafter	$6,717

As described above, the Company is also obligated to make variable payments to franchise authorities for franchise fees and PEG access channels that are dependent on the amount of revenue generated or the number of subscribers served within the applicable franchise area. Such variable payments aggregated $134,383,000, $130,073,000 and $114,725,000 during 2005, 2004 and 2003, respectively.

The Company pays programming and license fees under multi-year agreements with expiration dates ranging through 2015. The amounts paid under these agreements are typically based on per customer fees, which may escalate over the term of the agreements. In certain cases, such per customer fees are subject to volume or channel line-up discounts and other adjustments. The Company incurred total programming expenses of $1,166,156,000, $1,149,168,000 and $1,056,820,000 during 2005, 2004 and 2003, respectively.

Contingencies

Reorganization Expenses Due to Bankruptcy and Professional Fees

The Company is currently aware of certain success fees that potentially could be paid upon the Company’s emergence from bankruptcy to third party financial advisers retained by the Company and Committees in connection with the Chapter 11 Cases. Currently, these success fees are estimated to be between $6,500,000 and $19,950,000 in the aggregate. In addition, pursuant to their employment agreements, the CEO and the COO of the Company are eligible to receive equity awards of Adelphia stock with a minimum aggregate fair value of $17,000,000 upon the Debtors’ emergence from bankruptcy. Under the employment agreements, the value of such equity awards will be determined based on the average trading price of the post-emergence common stock of Adelphia during the 15 trading days immediately preceding the 90th day following the date of emergence. Pursuant to the employment agreements, these equity awards, which will be subject to vesting and trading restrictions, may be increased up to a maximum aggregate value of $25,500,000 at the discretion of the Board. As no plan of reorganization has been confirmed by the Bankruptcy Court, no accrual for such contingent payments or equity awards has been recorded in the accompanying consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

Letters of Credit

The Company has issued standby letters of credit for the benefit of franchise authorities and other parties, most of which have been issued to an intermediary surety bonding company. All such letters of credit will expire no later than October 7, 2006. At December 31, 2005, the aggregate principal amount of letters of credit issued by the Company was $82,495,000, of which $81,605,000 was issued under the Second Extended DIP Facility and $890,000 was collateralized by cash. Letters of credit issued under the DIP facilities reduce the amount that may be borrowed under the DIP facilities.

Litigation Matters

General.  The Company follows SFAS No. 5, Accounting for Contingencies, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset had been impaired or a liability had been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is reasonably possible that a loss may be incurred.

SEC Civil Action and DoJ Investigation.  On July 24, 2002, the SEC Civil Action was filed against Adelphia, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out of actions allegedly taken or directed by certain members of the Rigas Family who held all of the senior executive positions at Adelphia and constituted five of the nine members of Adelphia’s board of directors (none of whom remain with the Company).

On December 3, 2003, the SEC filed a proof of claim in the Chapter 11 Cases against Adelphia for, among other things, penalties, disgorgement and prejudgment interest in an unspecified amount. The staff of the SEC told the Company’s advisors that its asserted claims for disgorgement and civil penalties under various legal theories could amount to billions of dollars. On July 14, 2004, the Creditors’ Committee initiated an adversary proceeding seeking, in effect, to subordinate the SEC’s claims based on the SEC Civil Action.

On April 25, 2005, after extensive negotiations with the SEC and the U.S. Attorney, the Company entered into the Non-Prosecution Agreement pursuant to which the Company agreed, among other things: (i) to contribute $715,000,000 in value to a fund to be established and administered by the United States Attorney General and the SEC for the benefit of investors harmed by the activities of prior management (the “Restitution Fund”); (ii) to continue to cooperate with the U.S. Attorney until the later of April 25, 2007, or the date upon which all prosecutions arising out of the conduct described in the Rigas Criminal Action (as described below) and SEC Civil Action are final; and (iii) not to assert claims against the Rigas Family except for John J. Rigas, Timothy J. Rigas and Michael J. Rigas (together, the “Excluded Parties”), provided that Michael J. Rigas will cease to be an Excluded Party if all currently pending criminal proceedings against him are resolved without a felony conviction on a charge involving fraud or false statements (other than false statements to the U.S. Attorney or the SEC). On November 23, 2005, Michael J. Rigas pled guilty to a violation of Title 47, U.S. Code, Section 220(e) for making a false entry in a Company record, (in a form required to be filed with the SEC), and on March 3, 2006, was sentenced to two years of probation, including ten months of home confinement.

The Company’s contribution to the Restitution Fund will consist of stock, future proceeds of litigation and, assuming consummation of the Sale Transaction (or another sale generating cash of at least $10 billion), cash. In the event of a sale generating both stock and at least $10 billion in cash, as contemplated in the Sale Transaction, the components of the Company’s contribution to the Restitution Fund will consist of $600,000,000 in cash and stock (with at least $200,000,000 in cash) and 50% of the first $230,000,000 of

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

future proceeds, if any, from certain litigation against third parties who injured the Company. If, however, the Sale Transaction (or another sale) is not consummated and instead the Company emerges from bankruptcy as an independent entity, the $600,000,000 payment by the Company will consist entirely of stock in the reorganized Adelphia. Unless extended on consent of the U.S. Attorney and the SEC, which consent may not be unreasonably withheld, the Company must make these payments on or before the earlier of: (i) October 15, 2006; (ii) 120 days after confirmation of a stand-alone plan of reorganization; or (iii) seven days after the first distribution of stock or cash to creditors under any plan of reorganization. The Company recorded charges of $425,000,000 and $175,000,000 during 2004 and 2002, respectively, related to the Non-Prosecution Agreement. The $425,000,000 charge is reflected in other income (expense), net in the accompanying consolidated statement of operations for the year ended December 31, 2004.

The U.S. Attorney agreed: (i) not to prosecute Adelphia or specified subsidiaries of Adelphia for any conduct (other than criminal tax violations) related to the Rigas Criminal Action (defined below) or the allegations contained in the SEC Civil Action; (ii) not to use information obtained through the Company’s cooperation with the U.S. Attorney to criminally prosecute the Company for tax violations; and (iii) to transfer to the Company all of the Rigas Co-Borrowing Entities forfeited by the Rigas Family and Rigas Family Entities, certain specified real estate forfeited by the Rigas Family and Rigas Family Entities and any securities of the Company that were directly or indirectly owned by the Rigas Family and Rigas Family Entities prior to forfeiture. The U.S. Attorney agreed with the Rigas Family not to require forfeiture of Coudersport and Bucktail (which together served approximately 5,000 subscribers (unaudited) as of the date of the Forfeiture Order). A condition precedent to the Company’s obligation to make the contribution to the Restitution Fund described in the preceding paragraph is the Company’s receipt of title to the Rigas Co-Borrowing Entities, certain specified real estate and any securities described above forfeited by the Rigas Family and Rigas Family Entities, free and clear of all liens, claims, encumbrances, or adverse interests. The forfeited Rigas Co-Borrowing Entities anticipated to be transferred to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) represent the overwhelming majority of the Rigas Co-Borrowing Entities’ subscribers and value.

Also on April 25, 2005, the Company consented to the entry of a final judgment in the SEC Civil Action resolving the SEC’s claims against the Company. Pursuant to this agreement, the Company will be permanently enjoined from violating various provisions of the federal securities laws, and the SEC has agreed that if the Company makes the $715,000,000 contribution to the Restitution Fund, then the Company will not be required to pay disgorgement or a civil monetary penalty to satisfy the SEC’s claims.

Pursuant to letter agreements with TW NY and Comcast, the U.S. Attorney has agreed, notwithstanding any failure by the Company to comply with the Non-Prosecution Agreement, that it will not criminally prosecute any of the joint venture entities or their subsidiaries purchased from the Company by TW NY or Comcast pursuant to the Purchase Agreements. Under such letter agreements, each of TW NY and Comcast have agreed that following the closing of the Sale Transaction they will cooperate with the relevant governmental authorities’ requests for information about the Company’s operations, finances and corporate governance between 1997 and confirmation of the Plan. The sole and exclusive remedy against TW NY or Comcast for breach of any obligation in the letter agreements is a civil action for breach of contract seeking specific performance of such obligations. In addition, TW NY and Comcast entered into letter agreements with the SEC agreeing that upon and after the closing of the Sale Transaction, TW NY, Comcast and their respective affiliates (including the joint venture entities transferred pursuant to the Purchase Agreements) will not be subject to, or have any obligation under, the final judgment consented to by the Company in the SEC Civil Action.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

The Non-Prosecution Agreement was subject to the approval of, and has been approved by, the Bankruptcy Court. Adelphia’s consent to the final judgment in the SEC Civil Action was subject to the approval of, and has been approved by, both the Bankruptcy Court and the District Court. Various parties have challenged and sought appellate review or reconsideration of the orders of the Bankruptcy Court approving these settlements. The District Court affirmed the Bankruptcy Court’s approval of the Non-Prosecution Agreement, Adelphia’s consent to the final judgment in the SEC Civil Action and the Adelphia-Rigas Settlement Agreement. On March 24, 2006, various parties appealed the District Court’s order affirming the Bankruptcy Court’s approval to the United States Court of Appeals for the Second Circuit (the “Second Circuit”). The order of the District Court approving Adelphia’s consent to the final judgment in the SEC Civil Action has not been appealed. The appeals of the District Court’s approval of the Government-Rigas Settlement Agreement (defined below) and the creation of the Restitution Fund have been denied by the Second Circuit.

Adelphia’s Lawsuit Against the Rigas Family.  On July 24, 2002, Adelphia filed a complaint in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael C. Mulcahey, Peter L. Venetis, Doris Rigas, Ellen Rigas Venetis and the Rigas Family Entities (the “Rigas Civil Action”). This action generally alleged the defendants misappropriated billions of dollars from the Company in breach of their fiduciary duties to Adelphia. On November 15, 2002, Adelphia filed an amended complaint against the defendants that expanded upon the facts alleged in the original complaint and alleged violations of the Racketeering Influenced and Corrupt Organizations (“RICO”) Act, breach of fiduciary duty, securities fraud, fraudulent concealment, fraudulent misrepresentation, conversion , waste of corporate assets, breach of contract, unjust enrichment, fraudulent conveyance, constructive trust, inducing breach of fiduciary duty, and a request for an accounting (the “Amended Complaint”). The Amended Complaint sought relief in the form of, among other things, treble and punitive damages, disgorgement of monies and securities obtained as a consequence of the Rigas Family’s improper conduct and attorneys’ fees.

On April 25, 2005, Adelphia and the Rigas Family entered into a settlement agreement with respect to the Rigas Civil Action (the “Adelphia-Rigas Settlement Agreement”), pursuant to which Adelphia agreed, among other things: (i) to pay $11,500,000 to a legal defense fund for the benefit of the Rigas Family; (ii) to provide management services to Coudersport and Bucktail for an interim period ending no later than December 31, 2005 (“Interim Management Services”); (iii) to indemnify Coudersport and Bucktail, and the Rigas Family’s (other than the Excluded Parties’) interest therein, against claims asserted by the lenders under the Co-Borrowing Facilities with respect to such indebtedness up to the fair market value of those entities (without regard to their obligations with respect to such indebtedness); (iv) to provide certain members of the Rigas Family with certain indemnities, reimbursements or other protections in connection with certain third party claims arising out of Company litigation, and in connection with claims against certain members of the Rigas Family by any of the Tele-Media Joint Ventures or Century/ML Cable; and (v) within ten business days of the date on which the consent order of forfeiture is entered, dismiss the Rigas Civil Action, except for claims against the Excluded Parties. The Rigas Family agreed: (i) to make certain tax elections, under certain circumstances, with respect to the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail); (ii) to pay Adelphia five percent of the gross operating revenue of Coudersport and Bucktail for the Interim Management Services; and (iii) to offer employment to certain Coudersport and Bucktail employees on terms and conditions that, in the aggregate, are no less favorable to such employees (other than any employees who were expressly excluded by written notice to Adelphia received by July 1, 2005) than their terms of employment with the Company.

Pursuant to the Adelphia-Rigas Settlement Agreement, on June 21, 2005, the Company filed a dismissal with prejudice of all claims in this action except against the Excluded Parties.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

This settlement was subject to the approval of, and has been approved by, the Bankruptcy Court. Various parties have challenged and sought appellate review or reconsideration of the order of the Bankruptcy Court approving this settlement. The appeals of the Bankruptcy Court’s approval remain pending.

In June 2005, the Company paid and expensed the aforementioned $11,500,000 in legal defense costs (see Note 6). The Adelphia-Rigas Settlement Agreement releases the Company from further obligation to provide funding for legal defense costs for the Rigas Family.

Rigas Criminal Action.  In connection with an investigation conducted by the DoJ, on July 24, 2002, certain members of the Rigas Family and certain alleged co-conspirators were arrested, and on September 23, 2002, were indicted by a grand jury on charges including fraud, securities fraud, bank fraud and conspiracy to commit fraud (the “Rigas Criminal Action”). On November 14, 2002, one of the Rigas Family’s alleged co-conspirators, James Brown, pleaded guilty to one count each of conspiracy, securities fraud and bank fraud. On January 10, 2003, another of the Rigas Family’s alleged co-conspirators, Timothy Werth, who had not been arrested with the others on July 24, 2002, pleaded guilty to one count each of securities fraud, conspiracy to commit securities fraud, wire fraud and bank fraud. The trial in the Rigas Criminal Action began on February 23, 2004 in the District Court. On July 8, 2004, the jury returned a partial verdict in the Rigas Criminal Action. John J. Rigas and Timothy J. Rigas were each found guilty of conspiracy (one count), bank fraud (two counts), and securities fraud (15 counts) and not guilty of wire fraud (five counts). Michael J. Mulcahey was acquitted of all 23 counts against him. The jury found Michael J. Rigas not guilty of conspiracy and wire fraud, but remained undecided on the securities fraud and bank fraud charges against him. On July 9, 2004, the court declared a mistrial on the remaining charges against Michael J. Rigas after the jurors were unable to reach a verdict as to those charges. The bank fraud charges against Michael J. Rigas have since been dismissed with prejudice. On March 17, 2005, the District Court denied the motion of John J. Rigas and Timothy J. Rigas for a new trial. On June 20, 2005, John J. Rigas and Timothy J. Rigas were convicted and sentenced to 15 years and 20 years in prison, respectively. John J. Rigas and Timothy J. Rigas have appealed their convictions and sentences and remain free on bail pending resolution of their appeals. On November 23, 2005, Michael J. Rigas pled guilty to a violation of Title 47, U.S. Code, Section 220(e) for making a false entry in a Company record (in a form required to be filed with the SEC), and on March 3, 2006, was sentenced to two years of probation, including ten months of home confinement.

The indictment against the Rigas Family included a request for entry of a money judgment in an amount exceeding $2,500,000,000 and for entry of an order of forfeiture of all interests of the convicted Rigas defendants in the Rigas Family Entities. On December 10, 2004, the DoJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2,533,000,000.

On April 25, 2005, the Rigas Family and the U.S. Attorney entered into a settlement agreement (the “Government-Rigas Settlement Agreement”), pursuant to which the Rigas Family agreed to forfeit: (i) all of the Rigas Co-Borrowing Entities with the exception of Coudersport and Bucktail; (ii) certain specified real estate; and (iii) all securities in the Company directly or indirectly owned by the Rigas Family. The U.S. Attorney agreed: (i) not to seek additional monetary penalties from the Rigas Family, including the request for a money judgment as noted above; (ii) from the proceeds of certain assets forfeited by the Rigas Family, to establish the Restitution Fund for the purpose of providing restitution to holders of the Company’s publicly traded securities; and (iii) to inform the District Court of this agreement at the sentencing of John J. Rigas and Timothy J. Rigas.

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), certain specified real estate and any

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

securities of the Company were forfeited to the United States. Such assets and securities are expected to be transferred to the Company (subject to completion of forfeiture proceedings before a federal judge to determine if there are any superior claims) in furtherance of the Non-Prosecution Agreement. On August 19, 2005, the Company filed a petition with the District Court seeking an order transferring title to these assets and securities to the Company. Since that time, petitions have been filed by three lending banks, each asserting an interest in the Rigas Co-Borrowing Entities for the purpose, according to the petitions, of protecting against the contingency that the Bankruptcy Court approval of certain settlement agreements is overturned on appeal. In addition, petitions have been filed by two local franchising authorities with respect to two of the Rigas Co-Borrowing Entities, by two mechanic’s lienholders with respect to two of the forfeited real properties and by a school district with respect to one of the forfeited real properties. Finally, the Company’s petition asserted claims to the forfeited properties on behalf of two subsidiaries, Century/ML Cable and Super Cable ALK International, A.A. (Venezuela), that are no longer owned by the Company. The government has requested that its next status report to the District Court regarding the forfeiture proceedings be submitted on April 21, 2006. See Note 6 for additional information.

The Company was not a defendant in the Rigas Criminal Action, but was under investigation by the DoJ regarding matters related to alleged wrongdoing by certain members of the Rigas Family. Upon approval of the Non-Prosecution Agreement, Adelphia and specified subsidiaries are no longer subject to criminal prosecution (other than for criminal tax violations) by the U.S. Attorney for any conduct related to the Rigas Criminal Action or the allegations contained in the SEC Civil Action, so long as the Company complies with its obligations under the Non-Prosecution Agreement.

Securities and Derivative Litigation.  Certain of the Debtors and certain former officers, directors and advisors have been named as defendants in a number of lawsuits alleging violations of federal and state securities laws and related claims. These actions generally allege that the defendants made materially misleading statements understating the Company’s liabilities and exaggerating the Company’s financial results in violation of securities laws.

In particular, beginning on April 2, 2002, various groups of plaintiffs filed more than 30 class action complaints, purportedly on behalf of certain of the Company’s shareholders and bondholders or classes thereof in federal court in Pennsylvania. Several non-class action lawsuits were brought on behalf of individuals or small groups of security holders in federal courts in Pennsylvania, New York, South Carolina and New Jersey, and in state courts in New York, Pennsylvania, California and Texas. Seven derivative suits were also filed in federal and state courts in Pennsylvania, and four derivative suits were filed in state court in Delaware. On May 6, 2002, a notice and proposed order of dismissal without prejudice was filed by the plaintiff in one of these four Delaware derivative actions. The remaining three Delaware derivative actions were consolidated on May 22, 2002. On February 10, 2004, the parties stipulated and agreed to the dismissal of these consolidated actions with prejudice.

The complaints, which named as defendants the Company, certain former officers and directors of the Company and, in some cases, the Company’s former auditors, lawyers, as well as financial institutions who worked with the Company, generally allege that, among other improper statements and omissions, defendants misled investors regarding the Company’s liabilities and earnings in the Company’s public filings. The majority of these actions assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. Certain bondholder actions assert claims for violation of Section 11 and/or Section 12(a) (2) of the Securities Act of 1933. Certain of the state court actions allege various state law claims.

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On July 23, 2003, the Judicial Panel on Multidistrict Litigation issued an order transferring numerous civil actions to the District Court for consolidated or coordinated pre-trial proceedings (the “MDL Proceedings”).

On September 15, 2003, proposed lead plaintiffs and proposed co-lead counsel in the consolidated class action were appointed in the MDL Proceedings. On December 22, 2003, lead plaintiffs filed a consolidated class action complaint. Motions to dismiss have been filed by various defendants. Beginning in the spring of 2005, the court in the MDL Proceedings granted in part various motions to dismiss relating to many of the actions, while granting leave to replead some claims. The parties continue to brief pleading motions, and no answer to the consolidated class action complaint, or the other actions, has been filed. The consolidated class action complaint seeks monetary damages of an unspecified amount, rescission and reasonable costs and expenses and such other relief as the court may deem just and proper. The individual actions against the Company also seek damages of an unspecified amount.

Pursuant to section 362 of the Bankruptcy Code, all of the securities and derivative claims that were filed against the Company before the bankruptcy filings are automatically stayed and not proceeding as to the Company.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Acquisition Actions.  After the alleged misconduct of certain members of the Rigas Family was publicly disclosed, three actions were filed in May and June 2002 against the Company by former shareholders of companies that the Company acquired, in whole or in part, through stock transactions. These actions allege that the Company improperly induced these former shareholders to enter into these stock transactions through misrepresentations and omissions, and the plaintiffs seek monetary damages and equitable relief through rescission of the underlying acquisition transactions.

Two of these proceedings have been filed with the American Arbitration Association alleging violations of federal and state securities laws, breaches of representations and warranties and fraud in the inducement. One of these proceedings seeks rescission, compensatory damages and pre-judgment relief, and the other seeks specific performance. The third action alleges fraud and seeks rescission, damages and attorneys’ fees. This action was originally filed in a Colorado State Court, and subsequently was removed by the Company to the United States District Court for the District of Colorado. The Colorado State Court action was closed administratively on July 16, 2004, subject to reopening if and when the automatic bankruptcy stay is lifted or for other good cause shown. These actions have been stayed pursuant to the automatic stay provisions of section 362 of the Bankruptcy Code.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Equity Committee Shareholder Litigation.  Adelphia is a defendant in an adversary proceeding in the Bankruptcy Court consisting of a declaratory judgment action and a motion for a preliminary injunction brought on January 9, 2003 by the Equity Committee, seeking, among other relief, a declaration as to how the shares owned by the Rigas Family and Rigas Family Entities would be voted should a consent solicitation to elect members of the Board be undertaken. Adelphia has opposed such requests for relief.

The claims of the Equity Committee are based on shareholder rights that the Equity Committee asserts should be recognized even in bankruptcy, coupled with continuing claims, as of the filing of the lawsuit, of historical connections between the Board and the Rigas Family. Motions to dismiss filed by Adelphia and others are fully briefed in this action, but no argument date has been set. If this action survives these motions

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to dismiss, resolution of disputed fact issues will occur in two phases pursuant to a schedule set by the Bankruptcy Court. Determinations regarding fact questions relating to the conduct of the Rigas Family will not occur until, at a minimum, after the resolution of the Rigas Criminal Action.

No pleadings have been filed in the adversary proceeding since September 2003.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

ML Media Litigation.  Adelphia and ML Media have been involved in a longstanding dispute concerning Century/ML Cable’s management, the buy/sell rights of ML Media and various other matters.

In March 2000, ML Media brought suit against Century, Adelphia and Arahova Communications, Inc. (“Arahova”) in the Supreme Court of the State of New York, seeking, among other things: (i) the dissolution of Century/ML Cable and the appointment of a receiver to sell Century/ML Cable’s assets; (ii) if no receiver was appointed, an order authorizing ML Media to conduct an auction for the sale of Century/ML Cable’s assets to an unrelated third party and enjoining Adelphia from interfering with or participating in that process; (iii) an order directing the defendants to comply with the Century/ML Cable joint venture agreement with respect to provisions relating to governance matters and the budget process; and (iv) compensatory and punitive damages. The parties negotiated a consent order that imposed various consultative and reporting requirements on Adelphia and Century as well as restrictions on Century’s ability to make capital expenditures without ML Media’s approval. Adelphia and Century were held in contempt of that order in early 2001.

In connection with the December 13, 2001 settlement of the above dispute, Adelphia, Century/ML Cable, ML Media and Highland, entered into the Recap Agreement, pursuant to which Century/ML Cable agreed to redeem ML Media’s 50% interest in Century/ML Cable on or before September 30, 2002 for a purchase price between $275,000,000 and $279,800,000 depending on the timing of the Redemption, plus interest. Among other things, the Recap Agreement provided that: (i) Highland would arrange debt financing for the Redemption; (ii) Highland, Adelphia and Century would jointly and severally guarantee debt service on debt financing for the Redemption on and after the closing of the Redemption; and (iii) Highland and Century would own 60% and 40% interests, respectively, in the recapitalized Century/ML Cable. Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable was pledged to ML Media as collateral for the Company’s obligations.

On September 30, 2002, Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 in the Bankruptcy Court. Century/ML Cable was operating its business as a debtor-in-possession.

By an order of the Bankruptcy Court dated September 17, 2003, Adelphia and Century rejected the Recap Agreement, effective as of such date. If the Recap Agreement is enforceable, the effect of the rejection of the Recap Agreement is the same as a pre-petition breach of the Recap Agreement. Therefore, Adelphia and Century are potentially exposed to “rejection damages,” which may include the revival of ML Media’s claims under the state court actions described above.

Adelphia, Century, Highland, Century/ML Cable and ML Media are engaged in litigation regarding the enforceability of the Recap Agreement. On April 15, 2004, the Bankruptcy Court indicated that it would dismiss all counts of Adelphia’s challenge to the enforceability of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duty in connection with the execution of the Recap Agreement. The Bankruptcy Court also indicated that it would allow Century/ML Cable’s counterclaim to avoid the Recap Agreement as a constructive fraudulent conveyance to proceed.

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ML Media has alleged that it is entitled to elect recovery of either $279,800,000, plus costs and interest in exchange for its interest in Century/ML Cable, or up to the difference between $279,800,000 and the fair market value of its interest in Century/ML Cable, plus costs, interest and revival of the state court claims described above. Adelphia, Century and Century/ML Cable have disputed ML Media’s claims, and the Plan contemplates that ML Media will receive no distribution until such dispute is resolved.

On June 3, 2005, Century entered into the IAA, pursuant to which Century and ML Media agreed to sell their interests in Century/ML Cable for $520,000,000 (subject to potential purchase price adjustments as defined in the IAA) to San Juan Cable. On August 9, 2005, Century/ML Cable filed the Century/ML Plan and the Century/ML Disclosure Statement with the Bankruptcy Court. On August 18, 2005, the Bankruptcy Court approved the Century/ML Disclosure Statement. On September 7, 2005, the Bankruptcy Court confirmed the Century/ML Plan, which is designed to satisfy the conditions of the IAA with San Juan Cable and provides that all third-party claims will either be paid in full or assumed by San Juan Cable under the terms set forth in the IAA. On October 31, 2005, the Century/ML Sale was consummated and the Century/ML Plan became effective. Neither the Century/ML Sale nor the effectiveness of the Century/ML Plan resolves the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media. Pursuant to the IAA and the Century/ML Plan, Adelphia was granted control over Century/ML Cable’s counterclaims in the litigation. Adelphia has since withdrawn Century/ML Cable’s counterclaim to avoid the Recap Agreement as a constructive fraudulent conveyance. On November 23, 2005, Adelphia and Century filed their first amended answer, affirmative defenses and counterclaims. On January 13, 2006, ML Media replied to Adelphia’s and Century’s amended counterclaims and moved for summary judgment against Adelphia and Century on both Adelphia’s and Century’s remaining counterclaims and the issue of Adelphia’s and Century’s liability. Adelphia and Century filed their response to ML Media’s summary judgment motion, as well as cross-motions for summary judgment, on March 13, 2006.

On March 9, 2006, Highland filed a motion to withdraw the reference, which, if granted, would transfer the litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media from the Bankruptcy Court to the District Court.

On March 16, 2006, the Bankruptcy Court stayed all discovery for 30 days (except for certain expert depositions). Adelphia and Century have the right to seek to renew the stay.

The Bankruptcy Court has tentatively scheduled trial to begin on June 26, 2006.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

The X Clause Litigation.  On December 29, 2003, the Ad Hoc Committee of holders of Adelphia’s 6% and 3.25% convertible subordinated notes (collectively, the “Subordinated Notes”), together with the Bank of New York, the indenture trustee for the Subordinated Notes (collectively, the “X Clause Plaintiffs”), commenced an adversary proceeding against Adelphia in the Bankruptcy Court. The X Clause Plaintiffs’ complaint sought a judgment declaring that the subordination provisions in the indentures for the Subordinated Notes were not applicable to an Adelphia plan of reorganization in which constituents receive common stock of Adelphia and that the Subordinated Notes are entitled to share pari passu in the distribution of any common stock of Adelphia given to holders of senior notes of Adelphia.

The basis for the X Clause Plaintiffs’ claim is a provision in the applicable indentures, commonly known as the “X Clause,” which provides that any distributions under a plan of reorganization comprised solely of “Permitted Junior Securities” are not subject to the subordination provision of the Subordinated Notes indenture. The X Clause Plaintiffs asserted that, under their interpretation of the applicable indentures, a

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distribution of a single class of new common stock of Adelphia would meet the definition of “Permitted Junior Securities” set forth in the indentures, and therefore be exempt from subordination.

On February 6, 2004, Adelphia filed its answer to the complaint, denying all of its substantive allegations. Thereafter, both the X Clause Plaintiffs and Adelphia cross-moved for summary judgment with both parties arguing that their interpretation of the X Clause was correct as a matter of law. The indenture trustee for the Adelphia senior notes also intervened in the action and, like Adelphia, moved for summary judgment arguing that the X Clause Plaintiffs were subordinated to holders of senior notes with respect to any distribution of common stock under a plan of reorganization. In addition, the Creditors’ Committee also moved to intervene and, thereafter, moved to dismiss the X Clause Plaintiffs’ complaint on the grounds, among others, that it did not present a justiciable case or controversy and therefore was not ripe for adjudication. In a written decision, dated April 12, 2004, the Bankruptcy Court granted the Creditors’ Committee’s motion to dismiss without ruling on the merits of the various cross-motions for summary judgment. The Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date, if appropriate.

Subsequent to entering into the Sale Transaction, the X Clause Plaintiffs asserted that the subordination provisions in the indentures for the Subordinated Notes also are not applicable to an Adelphia plan of reorganization in which constituents receive TWC Class A Common Stock and that the Subordinated Notes would therefore be entitled to share pari passu in the distribution of any such TWC Class A Common Stock given to holders of senior notes of Adelphia. The indenture trustee for the Adelphia senior notes (the “Senior Notes Trustee”), together with certain other constituents, disputed this position.

On December 6, 2005, the X Clause Plaintiffs and the Debtors jointly filed a motion seeking that the Bankruptcy Court establish a pre-confirmation process for interested parties to litigate the X Clause dispute (the “X Clause Litigation Motion”). By order dated January 11, 2006, the Bankruptcy Court found that the X Clause dispute was ripe for adjudication and directed interested parties to litigate the dispute prior to plan confirmation (the “X Clause Pre-Confirmation Litigation”). A hearing on the X Clause Pre-Confirmation Litigation was held on March 9 and 10, 2006. The matter is now under review by the Bankruptcy Court.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Verizon Franchise Transfer Litigation.  On March 20, 2002, the Company commenced an action (the “California Cablevision Action”) in the United States District Court for the Central District of California, Western Division, seeking, among other things, declaratory and injunctive relief precluding the City of Thousand Oaks, California (the “City”) from denying permits on the grounds that the Company failed to seek the City’s prior approval of an asset purchase agreement (the “Asset Purchase Agreement”), dated December 17, 2001, between the Company and Verizon Media Ventures, Inc. d/b/a Verizon Americast (“Verizon Media Ventures”). Pursuant to the Asset Purchase Agreement, the Company acquired certain Verizon Media Ventures cable equipment and network system assets (the “Verizon Cable Assets”) located in the City for use in the operation of the Company’s cable business in the City.

On March 25, 2002, the City and Ventura County (the “County”) commenced an action (the “Thousand Oaks Action”) against the Company and Verizon Media Ventures in California State Court alleging that Verizon Media Ventures’ entry into the Asset Purchase Agreement and conveyance of the Verizon Cable Assets constituted a breach of Verizon Media Ventures’ cable franchises and that the Company’s participation in the transaction amounted to actionable tortious interference with those franchises. The City and the County sought injunctive relief to halt the sale and transfer of the Verizon Cable Assets pursuant to the Asset Purchase Agreement and to compel the Company to treat the Verizon Cable Assets as a separate cable system.

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On March 27, 2002, the Company and Verizon Media Ventures removed the Thousand Oaks Action to the United States District Court for the Central District of California, where it was consolidated with the California Cablevision Action.

On April 12, 2002, the district court conducted a hearing on the City’s and County’s application for a preliminary injunction and, on April 15, 2002, the district court issued a temporary restraining order in part, pending entry of a further order. On May 14, 2002, the district court issued a preliminary injunction and entered findings of fact and conclusions of law in support thereof (the “May 14, 2002 Order”). The May 14, 2002 Order, among other things: (i) enjoined the Company from integrating the Company’s and Verizon Media Ventures’ system assets serving subscribers in the City and the County; (ii) required the Company to return “ownership” of the Verizon Cable Assets to Verizon Media Ventures except that the Company was permitted to continue to “manage” the assets as Verizon Media Ventures’ agent to the extent necessary to avoid disruption in services until Verizon Media Ventures chose to reenter the market or sell the assets; (iii) prohibited the Company from eliminating any programming options that had previously been selected by Verizon Media Ventures or from raising the rates charged by Verizon Media Ventures; and (iv) required the Company and Verizon Media Ventures to grant the City and/or the County access to system records, contracts, personnel and facilities for the purpose of conducting an inspection of the then-current “state of the Verizon Media Ventures and the Company systems” in the City and the County. The Company appealed the May 14, 2002 Order and, on April 1, 2003, the U.S. Court of Appeals for the Ninth Circuit reversed the May 14, 2002 Order, thus removing any restrictions that had been imposed by the district court against the Company’s integration of the Verizon Cable Assets and remanded the actions back to the district court for further proceedings.

In September 2003, the City began refusing to grant the Company’s construction permit requests, claiming that the Company could not integrate the acquired Verizon Cable Assets with the Company’s existing cable system assets because the City had not approved the transaction between the Company and Verizon Media Ventures, as allegedly required under the City’s cable ordinance.

Accordingly, on October 2, 2003, the Company filed a motion for a preliminary injunction in the district court seeking to enjoin the City from refusing to grant the Company’s construction permit requests. On November 3, 2003, the district court granted the Company’s motion for a preliminary injunction, finding that the Company had demonstrated “a strong likelihood of success on the merits.” Thereafter, the parties agreed to informally stay the litigation pending negotiations between the Company and the City for the Company’s renewal of its cable franchise, with the intent that such negotiations would also lead to a settlement of the pending litigation. However, on September 16, 2004, at the City’s request, the court set certain procedural dates, including a trial date of July 12, 2005, which has effectively re-opened the case to active litigation. Subsequently, the July 12, 2005 trial date was vacated pursuant to a stipulation and order. On July 11, 2005, the district court referred the matter to a United States magistrate judge for settlement discussions. A settlement conference was held on October 20, 2005, before the magistrate judge. On February 21, 2006, the Bankruptcy Court approved a settlement between the Company and the City that resolves the pending litigation and all past franchise non-compliance issues. Pursuant to the settlement, the parties filed a stipulation that dismissed with prejudice the Thousand Oaks Action as it pertained to the City. On March 27, 2006, the Bankruptcy Court approved a settlement between the Company and the County that resolves the pending litigation and all past franchise non-compliance issues. Pursuant to the settlement, the parties will file a stipulation that dismisses, with prejudice, the Thousand Oaks Action as it pertains to the County.

Dibbern Adversary Proceeding.  On or about August 30, 2002, Gerald Dibbern, individually and purportedly on behalf of a class of similarly situated subscribers nationwide, commenced an adversary proceeding in the Bankruptcy Court against Adelphia asserting claims for violation of the Pennsylvania Consumer Protection Law, breach of contract, fraud, unjust enrichment, constructive trust, and an accounting.

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This complaint alleges that Adelphia charged, and continues to charge, subscribers for cable set-top box equipment, including set-top boxes and remote controls, that is unnecessary for subscribers that receive only basic cable service and have cable-ready televisions. The complaint further alleges that Adelphia failed to adequately notify affected subscribers that they no longer needed to rent this equipment. The complaint seeks a number of remedies including treble money damages under the Pennsylvania Consumer Protection Law, declaratory and injunctive relief, imposition of a constructive trust on Adelphia’s assets, and punitive damages, together with costs and attorneys’ fees.

On or about December 13, 2002, Adelphia moved to dismiss the adversary proceeding on several bases, including that the complaint fails to state a claim for which relief can be granted and that the matters alleged therein should be resolved in the claims process. The Bankruptcy Court granted Adelphia’s motion to dismiss and dismissed the adversary proceeding on May 3, 2005. In the Bankruptcy Court, Mr. Dibbern has also objected to the provisional disallowance of his proofs of claim, which comprised a portion of the Bankruptcy Court’s May 3, 2005 order. Mr. Dibbern appealed the May 3, 2005 order dismissing adversary proceedings to the District Court. In an August 30, 2005 decision, the District Court affirmed the dismissal of Mr. Dibbern’s claims for violation of the Pennsylvania Consumer Protection Law, a constructive trust and an accounting, but reversed the dismissal of Mr. Dibbern’s breach of contract, fraud and unjust enrichment claims. These three claims will proceed in the Bankruptcy Court. Adelphia filed its answer on October 14, 2005 and discovery commenced. On March 15, 2006, the Debtors moved the Bankruptcy Court for an order staying discovery in several adversary proceedings, including the Dibbern adversary proceeding. On March 16, 2006, the Bankruptcy Court granted the order staying discovery in the Dibbern adversary proceeding.

On January 17, 2006, the Debtors filed their tenth omnibus claims objection to certain claims, including claims filed by Dibbern totaling more than $7.9 billion (including duplicative claims). Through the objections, the Debtors sought to disallow and expunge each of the Dibbern claims. On February 23, 2006, Dibbern responded to the Debtors’ objections and requested that the Bankruptcy Court require the Debtors to establish additional reserves for Dibbern’s claims or to reclassify the claims as claims against the operating companies.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Tele-Media Examiner Motion.  By motion filed in the Bankruptcy Court on August 5, 2004, Tele-Media Corporation of Delaware (“TMCD”) and certain of its affiliates sought the appointment of an examiner for the following Debtors: Tele-Media Company of Tri-States, L.P., CMA Cablevision Associates VII, L.P., CMA Cablevision Associates XI, L.P., TMC Holdings Corporation, Adelphia Company of Western Connecticut, TMC Holdings, LLC, Tele-Media Investment Limited Partnership, L. P., Eastern Virginia Cablevision, L.P., Tele-Media Company of Hopewell Prince George, and Eastern Virginia Cablevision Holdings, LLC (collectively, the “JV Entities”). Among other things, TMCD alleged that management and the Board breached their fiduciary obligations to the creditors and equity holders of those entities. Consequently, TMCD sought the appointment of an examiner to investigate and make recommendations to the Bankruptcy Court regarding various issues related to such entities.

On April 14, 2005, the Debtors filed a motion with the Bankruptcy Court seeking approval of a global settlement agreement (the “Tele-Media Settlement Agreement”) by and among the Debtors and TMCD and certain of its affiliates (the “Tele-Media Parties”), which, among other things: (i) transfers the Tele-Media Parties’ ownership interests in the JV Entities to the Debtors, leaving the Debtors 100% ownership of the JV Entities; (ii) requires the Debtors to make a settlement payment to the Tele-Media Parties of $21,650,000; (iii) resolves the above-mentioned examiner motion; (iv) settles two pending avoidance actions brought by the Debtors against certain of the Tele-Media Parties; (v) reconciles 691 separate proofs of claim filed by the

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Tele-Media Parties, thereby allowing claims worth approximately $5,500,000 and disallowing approximately $1.9 billion of claims; (vi) requires the Tele-Media Parties to make a $912,500 payment to the Debtors related to workers’ compensation policies; and (vii) effectuates mutual releases between the Debtors and the Tele-Media Parties. The Tele-Media Settlement Agreement was approved by an order of the Bankruptcy Court dated May 11, 2005 and closed on May 26, 2005.

Creditors’ Committee Lawsuit Against Pre-Petition Banks.  Pursuant to the Bankruptcy Court order approving the DIP Facility (the “Final DIP Order”), the Company made certain acknowledgments (the “Acknowledgments”) with respect to the extent of its indebtedness under the pre-petition credit facilities, as well as the validity and extent of the liens and claims of the lenders under such facilities. However, given the circumstances surrounding the filing of the Chapter 11 Cases, the Final DIP Order preserved the Debtors’ right to prosecute, among other things, avoidance actions and claims against the pre-petition lenders and to bring litigation against the pre-petition lenders based on any wrongful conduct. The Final DIP Order also provided that any official committee appointed in the Chapter 11 Cases would have the right to request that it be granted standing by the Bankruptcy Court to challenge the Acknowledgments and to bring claims belonging to the Company and its estates against the pre-petition lenders.

Pursuant to a stipulation dated July 2, 2003, among the Debtors, the Creditors’ Committee and the Equity Committee, the parties agreed, subject to approval by the Bankruptcy Court, that the Creditors’ Committee would have derivative standing to file and prosecute claims against the pre-petition lenders, on behalf of the Debtors, and granted the Equity Committee leave to seek to intervene in any such action. This stipulation also preserves the Company’s ability to compromise and settle the claims against the pre-petition lenders. By motion dated July 6, 2003, the Creditors’ Committee moved for Bankruptcy Court approval of this stipulation and simultaneously filed a complaint (the “Bank Complaint”) against the agents and lenders under certain pre-petition credit facilities, and related entities, asserting, among other things, that these entities knew of, and participated in, the alleged improper actions by certain members of the Rigas Family and Rigas Family Entities (the “Pre-petition Lender Litigation”). The Debtors are nominal plaintiffs in this action.

The Bank Complaint contains 52 claims for relief to redress the claimed wrongs and abuses committed by the agents, lenders and other entities. The Bank Complaint seeks to, among other things: (i) recover as fraudulent transfers the principal and interest paid by the Company to the defendants; (ii) avoid as fraudulent obligations the Company’s obligations, if any, to repay the defendants; (iii) recover damages for breaches of fiduciary duties to the Company and for aiding and abetting fraud and breaches of fiduciary duties by the Rigas Family; (iv) equitably disallow, subordinate or recharacterize each of the defendants’ claims in the Chapter 11 Cases; (v) avoid and recover certain allegedly preferential transfers made to certain defendants; and (vi) recover damages for violations of the Bank Holding Company Act. Numerous motions seeking to defeat the Pre-petition Lender Litigation were filed by the defendants and the Bankruptcy Court held a hearing on such issues. The Equity Committee filed a motion seeking authority to bring an intervenor complaint (the “Intervenor Complaint”) against the defendants seeking to, among other things, assert additional contract claims against the investment banking affiliates of the agent banks and claims under the RICO Act against various defendants (the “Additional Claims”).

On October 3 and November 7, 2003, certain of the defendants filed both objections to approval of the stipulation and motions to dismiss the bulk of the claims for relief contained in the Bank Complaint and the Intervenor Complaint. The Bankruptcy Court heard oral argument on these objections and motions on December 20 and 21, 2004. In a memorandum decision dated August 30, 2005, the Bankruptcy Court granted the motion of the Creditors’ Committee for standing to prosecute the claims asserted by the Creditors’ Committee. The Bankruptcy Court also granted a separate motion of the Equity Committee to file and prosecute the Additional Claims on behalf of the Debtors. The motions to dismiss are still pending. Subsequent

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to issuance of this decision, several defendants filed, among other things, motions to transfer the Pre-petition Lender Litigation from the Bankruptcy Court to the District Court. By order dated February 9, 2006, the Pre-petition Lender Litigation was transferred to the District Court, except with respect to the pending motions to dismiss.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Non-Agent Banks’ Declaratory Judgment.  By complaint dated September 29, 2005, certain non-agent pre-petition lenders of the Debtors sought a declaratory judgment against the Debtors in the Bankruptcy Court seeking, among other things, the enforcement of asserted indemnification rights and rights to fees and expenses. The non-agent pre-petition lenders subsequently withdrew their complaint.

Devon Mobile Claim.  Pursuant to the Agreement of Limited Partnership of Devon Mobile Communications, L.P., a Delaware limited partnership (“Devon Mobile”), dated as of November 3, 1995, the Company owned a 49.9% limited partnership interest in Devon Mobile, which, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states. Devon Mobile had certain business and contractual relationships with the Company and with former subsidiaries or divisions of the Company, that were spun off as TelCove in January 2002.

In late May 2002, the Company notified Devon G.P., Inc. (“Devon G.P.”), the general partner of Devon Mobile, that it would likely terminate certain discretionary operational funding to Devon Mobile. On August 19, 2002, Devon Mobile and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Devon Mobile Bankruptcy Court”).

On January 17, 2003, the Company filed proofs of claim and interest against Devon Mobile and its subsidiaries for approximately $129,000,000 in debt and equity claims, as well as an additional claim of approximately $35,000,000 relating to the Company’s guarantee of certain Devon Mobile obligations (collectively, the “Company Claims”). By order dated October 1, 2003, the Devon Mobile Bankruptcy Court confirmed Devon Mobile’s First Amended Joint Plan of Liquidation (the “Devon Plan”). The Devon Plan became effective on October 17, 2003, at which time the Company’s limited partnership interest in Devon Mobile was extinguished. Under the Devon Plan, the Devon Mobile Communications Liquidating Trust (the “Devon Liquidating Trust”) succeeded to all of the rights of Devon Mobile, including prosecution of causes of action against Adelphia.

On or about January 8, 2004, the Devon Liquidating Trust filed proofs of claim in the Chapter 11 Cases seeking, in the aggregate, approximately $100,000,000 in respect of, among other things, certain cash transfers alleged to be either preferential or fraudulent and claims for deepening insolvency, alter ego liability and breach of an alleged duty to fund Devon Mobile operations, all of which arose prior to the commencement of the Chapter 11 Cases (the “Devon Claims”). On June 21, 2004, the Devon Liquidating Trust commenced an adversary proceeding in the Chapter 11 Cases (the “Devon Adversary Proceeding”) through the filing of a complaint (the “Devon Complaint”) which incorporates the Devon Claims. On August 20, 2004, the Company filed an answer and counterclaim in response to the Devon Complaint denying the allegations made in the Devon Complaint and asserting various counterclaims against the Devon Liquidating Trust, which encompassed the Company Claims. On November 22, 2004, the Company filed a motion for leave (the “Motion for Leave”) to file a third party complaint for contribution and indemnification against Devon G.P. and Lisa-Gaye Shearing Mead, the sole owner and President of Devon G.P. By endorsed order entered January 12, 2005, Judge Robert E. Gerber, the judge presiding over the Chapter 11 Cases and the Devon Adversary Proceeding, granted a recusal request made by counsel to Devon G.P. On January 21, 2005, the Devon Adversary

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

Proceeding was reassigned from Judge Gerber to Judge Cecelia G. Morris. By an order dated April 5, 2005, Judge Morris denied the Motion for Leave and a subsequent motion for reconsideration.

Discovery closed and the parties filed cross-motions for summary judgment. On March 6, 2006, the Bankruptcy Court issued a memorandum decision granting Adelphia summary judgment on all counts of the Devon Complaint, except for the fraudulent conveyance/breach of limited partnership claim. The Bankruptcy Court denied, in its entirety, the summary judgment motion filed by the Devon Liquidating Trust. Trial is scheduled to begin April 17, 2006.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

NFHLP Claim.  On January 13, 2003, Niagara Frontier Hockey, L.P., a Delaware limited partnership owned by the Rigas Family (“NFHLP”) and certain of its subsidiaries (the “NFHLP Debtors”) filed voluntary petitions to reorganize under Chapter 11 in the United States Bankruptcy Court of the Western District of New York (the “NFHLP Bankruptcy Court”) seeking protection under the U.S. bankruptcy laws. Certain of the NFHLP Debtors entered into an agreement dated March 13, 2003 for the sale of certain assets, including the Buffalo Sabres National Hockey League team, and the assumption of certain liabilities. On October 3, 2003, the NFHLP Bankruptcy Court approved the NFHLP joint plan of liquidation. The NFHLP Debtors filed a complaint, dated November 4, 2003, against, among others, Adelphia and the Creditors’ Committee seeking to enforce certain prior stipulations and orders of the NFHLP Bankruptcy Court against Adelphia and the Creditors’ Committee related to the waiver of Adelphia’s right to participate in certain sale proceeds resulting from the sale of assets. Certain of the NFHLP Debtors’ pre-petition lenders, which are also defendants in the adversary proceeding, have filed cross-complaints against Adelphia and the Creditors’ Committee asking the NFHLP Bankruptcy Court to enjoin Adelphia and the Creditors’ Committee from prosecuting their claims against those pre-petition lenders. Although proceedings as to the complaint itself have been suspended, the parties have continued to litigate the cross-complaints. Discovery closed on November 1, 2005 and motions for summary judgment were filed on January 24, 2006, with additional briefing on the motions to follow.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Adelphia’s Lawsuit Against Deloitte.  On November 6, 2002, Adelphia sued Deloitte & Touche LLP (“Deloitte”), Adelphia’s former independent auditors, in the Court of Common Pleas for Philadelphia County. The lawsuit seeks damages against Deloitte based on Deloitte’s alleged failure to conduct an audit in compliance with generally accepted auditing standards, and for providing an opinion that Adelphia’s financial statements conformed with GAAP when Deloitte allegedly knew or should have known that they did not conform. The complaint further alleges that Deloitte knew or should have known of alleged misconduct and misappropriation by the Rigas Family, and other alleged acts of self-dealing, but failed to report these alleged misdeeds to the Board or others who could have and would have stopped the Rigas Family’s misconduct. The complaint raises claims of professional negligence, breach of contract, aiding and abetting breach of fiduciary duty, fraud, negligent misrepresentation and contribution.

Deloitte filed preliminary objections seeking to dismiss the complaint, which were overruled by the court by order dated June 11, 2003. On September 15, 2003, Deloitte filed an answer, a new matter and various counterclaims in response to the complaint. In its counterclaims, Deloitte asserted causes of action against Adelphia for breach of contract, fraud, negligent misrepresentation and contribution. Also on September 15, 2003, Deloitte filed a related complaint naming as additional defendants John J. Rigas, Timothy J. Rigas, Michael J. Rigas, and James P. Rigas. In this complaint, Deloitte alleges causes of action for fraud, negligent misrepresentation and contribution. The Rigas defendants, in turn, have claimed a right to contribution and/or

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

indemnity from Adelphia for any damages Deloitte may recover against the Rigas defendants. On January 9, 2004, Adelphia answered Deloitte’s counterclaims. Deloitte moved to stay discovery in this action until completion of the Rigas Criminal Action, which Adelphia opposed. Following the motion, discovery was effectively stayed for 60 days but has now commenced. Deloitte and Adelphia have exchanged documents and have begun substantive discovery. On December 6, 2005, the court extended the discovery deadline to June 5, 2006 and ordered that the case be ready for trial by October 2, 2006.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Arahova Motions.  Substantial disputes exist between creditors of different Debtors that principally affect the recoveries to the holders of certain notes due September 15, 2007 issued by FrontierVision Holdings, L.P., an indirect subsidiary of Adelphia, and the creditors of Arahova and Adelphia (the “Inter-Creditor Dispute”). On November 7, 2005, the ad hoc committee of Arahova noteholders (the “Arahova Noteholders’ Committee”) filed four emergency motions for relief with the Bankruptcy Court seeking, among other things, to: (i) appoint a trustee for Arahova and its subsidiaries (collectively, the “Arahova/Century Debtors”) who may not receive payment in full under the Plan or, alternatively, appoint independent officers and directors, with the assistance of separately retained counsel, to represent the Arahova/Century Debtors in connection with the Inter-Creditor Dispute; (ii) disqualify Willkie Farr & Gallagher LLP (“WF&G”) from representing the Arahova/Century Debtors in the Chapter 11 Cases and the balance of the Debtors with respect to the Inter-Creditor Dispute; (iii) terminate the exclusive periods during which the Arahova/Century Debtors may file and solicit acceptances of a Chapter 11 plan of reorganization and related disclosure statement (the previous three motions, the “Arahova Emergency Motions”); and (iv) authorize the Arahova Noteholders’ Committee to file confidential supplements containing certain information. The Bankruptcy Court held a sealed hearing on the Arahova Emergency Motions on January 4, 5 and 6, 2006.

Pursuant to an order dated January 26, 2006 (the “Arahova Order”), the Bankruptcy Court: (i) denied the motion to terminate the Arahova/Century Debtors’ exclusivity; (ii) denied the motion to appoint a trustee for the Arahova/Century Debtors, or, alternatively, to require the appointment of nonstatutory fiduciaries; and (iii) granted the motion for an order disqualifying WF&G from representing the Arahova/Century Debtors and any of the other Debtors in the Inter-Creditor Dispute; without finding that present management or WF&G have in any way acted inappropriately to date, the Bankruptcy Court found that WF&G’s voluntary neutrality in such disputes should be mandatory, except that the Bankruptcy Court stated that WF&G could continue to act as a facilitator privately to assist creditor groups that are parties to the Inter-Creditor Dispute reach a settlement. The Bankruptcy Court issued an extensive written decision on these matters. The Arahova Noteholders’ Committee has appealed the Arahova Order to the District Court.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Series E and F Preferred Stock Conversion Postponements.  On October 29, 2004, Adelphia filed a motion to postpone the conversion of the Series E Preferred Stock into shares of Class A Common Stock from November 15, 2004 to February 1, 2005, to the extent such conversion was not already stayed by the Debtors’ bankruptcy filing, in order to protect the Debtors’ net operating loss carryovers. On November 18, 2004, the Bankruptcy Court entered an order approving the postponement effective November 14, 2004.

Adelphia has subsequently entered into several stipulations further postponing, to the extent applicable, the conversion date of the Series E Preferred Stock. Adelphia has also entered into several stipulations postponing, to the extent applicable, the conversion date of the Series F Preferred Stock, which was initially convertible into shares of Class A Common Stock on February 1, 2005.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16:	Contingencies (Continued)

EPA Self Disclosure and Audit.  On June 2, 2004, the Company orally self-disclosed potential violations of environmental laws to the United States Environmental Protection Agency (“EPA”) pursuant to EPA’s Audit Policy, and notified EPA that it intended to conduct an audit of its operations to identify and correct any such violations. The potential violations primarily concern reporting and record keeping requirements arising from the Company’s storage and use of petroleum and batteries to provide backup power for its cable operations. Based on current facts, the Company does not anticipate that this matter will have a material adverse effect on the Company’s results of operations or financial condition.

Other.  The Company is subject to various other legal proceedings and claims which arise in the ordinary course of business. Management believes, based on information currently available, that the amount of ultimate liability, if any, with respect to any of these other actions will not materially affect the Company’s financial position or results of operations.

Note 17:	Other Financial Information

Supplemental Cash Flow Information

The table below sets forth the Company’s supplemental cash flow information (amounts in thousands):

	December 31,
	2005	2004	2003

Cash paid for interest	$574,794	$392,053	$379,423
Capitalized interest	$(10,337)	$(10,401)	$(21,643)
Cash paid for income taxes	$136	$100	$461

Significant non-cash investing and financing activities are summarized in the table below. The summarized information in the table should be read in conjunction with the more detailed information included in the referenced note (amounts in thousands):

	Year ended December 31,
	2005	2004	2003

Common stock received from programming vendor	$8,543	$—	$—
Net property and equipment distributed to TelCove in the Global Settlement (Note 7)	$—	$37,144	$—

Cost and Other Investments

The Company’s investments in available-for-sale securities, common stock and other cost investments aggregated $10,135,000 and $3,569,000 at December 31, 2005 and 2004, respectively and are included in other noncurrent assets, net in the accompanying consolidated balance sheets.

The fair value of the Company’s available-for-sale equity securities and the related unrealized holding gains and losses are summarized below. Such unrealized gains and losses are included as a component of accumulated other comprehensive loss, net in the accompanying consolidated balance sheets (amounts in thousands):

	December 31,
	2005	2004	2003

Fair value	$118	$1,966	$2,159
Gross unrealized holding gains	$78	$1,388	$1,495
Gross unrealized holding losses	$—	$(7)	$(7)

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17:   Information (Continued)

The Company recognized impairment losses as a result of other-than-temporary declines in the fair value of the Company’s investments in available-for-sale securities, common stock and other cost investments of $7,000, $3,801,000 and $8,544,000 in 2005, 2004 and 2003, respectively. The Company recognized gains of $1,595,000, $292,000 and $3,574,000 in 2005, 2004 and 2003, respectively, related to the sale of cost and other investments. Such impairments and gains are reflected in other income (expense), net in the accompanying consolidated statements of operations.

Accrued Liabilities

The details of accrued liabilities are set forth below (amounts in thousands):

	December 31,
	2005	2004

Programming costs	$116,239	$106,511
Payroll	92,162	62,591
Franchise fees	63,673	58,178
Interest	51,627	67,671
Property, sales and other taxes	51,181	45,963
Other	176,717	195,010

Total	$551,599	$535,924

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net included in the Company’s consolidated balance sheets and consolidated statements of stockholders’ equity reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities. The change in the components of accumulated other comprehensive income (loss), net of taxes, is set forth below (amounts in thousands):

	Foreign
	currency	Unrealized
	translation	gains (losses)
	adjustments	on securities	Total

Balance at January 1, 2003	$(18,763)	$9	$(18,754)
Other comprehensive income	8,193	881	9,074

Balance at December 31, 2003	(10,570)	890	(9,680)
Other comprehensive loss	(1,821)	(64)	(1,885)

Balance at December 31, 2004	(12,391)	826	(11,565)
Other comprehensive income (loss)	7,325	(748)	6,577

Balance at December 31, 2005	$(5,066)	$78	$(4,988)

Transactions With Other Officers and Directors

In a letter agreement between Adelphia and FPL Group, Inc. (“FPL Group”) dated January 21, 1999, Adelphia agreed to (i) repurchase 20,000 shares of Series C Preferred Stock and 1,091,524 shares of Class A Common Stock owned by Telesat Cablevision, Inc., a subsidiary of FPL Group (“Telesat”) and (ii) transfer all of the outstanding common stock of West Boca Security, Inc. (“WB Security”), a subsidiary of Olympus Communications, L.P. (“Olympus”), to FPL Group in exchange for FPL Group’s 50% voting interest and 1/3

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17:   Information (Continued)

economic interest in Olympus. The Company owned the economic and voting interests in Olympus that were not then owned by FPL Group. At the time this agreement was entered into, Dennis Coyle, then a member of the Adelphia board of directors, was the General Counsel and Secretary of FPL Group. WB Security was a subsidiary of Olympus and WB Security’s sole asset was a $108,000,000 note receivable (the “WB Note”) from a subsidiary of Olympus that was secured by the FPL Group’s ownership interest in Olympus and due September 1, 2004. On January 29, 1999, Adelphia purchased all of the aforementioned shares of Series C Preferred Stock and Class A Common Stock described above from Telesat for aggregate cash consideration of $149,213,000, and on October 1, 1999, the Company acquired FPL Group’s interest in Olympus in exchange for all of the outstanding common stock of WB Security. The acquired shares of Class A Common Stock are presented as treasury stock in the accompanying consolidated balance sheets. The acquired shares of Series C Preferred Stock were returned to their original status of authorized but unissued. On June 24, 2004, the Creditors’ Committee filed an adversary proceeding in the Bankruptcy Court, among other things, to avoid, recover and preserve the cash paid by Adelphia pursuant to the repurchase of its Series C Preferred Stock and Class A Common Stock together with all interest paid with respect to such repurchase. A hearing date relating to such adversary proceeding has not yet been set. Interest on the WB Note is calculated at a rate of 6% per annum (or after default at a variable rate of LIBOR plus 5%). FPL Group has the right, upon at least 60 days prior written notice, to require repayment of the principal and accrued interest on the WB Note on or after July 1, 2002. As of December 31, 2005 and 2004, the aggregate principal and interest due to the FPL Group pursuant to the WB Note was $127,537,000. The Company has not accrued interest on the WB Note for periods subsequent to the Petition Date. To date, the Company has not yet received a notice from FPL Group requiring the repayment of the WB Note.

From May 2002 until July 2003, the Company engaged Conway, Del Genio, Gries & Co., LLC (“CDGC”) to provide certain restructuring services pursuant to an engagement letter dated May 21, 2002 (the “Conway Engagement Letter”). During that time, Ronald F. Stengel, Adelphia’s former and interim Chief Operating Officer and Chief Restructuring Officer, was a Senior Managing Director of CDGC. The Conway Engagement Letter provided for Mr. Stengel’s services to Adelphia while remaining a full-time employee of CDGC. In addition, other employees of CDGC were assigned to assist Mr. Stengel in connection with the Conway Engagement Letter. Pursuant to the Conway Engagement Letter, the Company paid CDGC a total of $2,827,000 for its services in 2003 (which includes the services of Mr. Stengel). The Company also paid CDGC a total of $104,000 in 2003 for reimbursement of CDGC’s out-of pocket expenses incurred in connection with the engagement. These amounts are included in reorganization expenses due to bankruptcy in the accompanying consolidated statements of operations.

Sale of Security Monitoring Business

In November 2004, the Company entered into an asset purchase agreement to sell its security monitoring business in Pennsylvania, Florida and New York. Such sale was approved by the Bankruptcy Court on January 28, 2005 and closed on February 28, 2005. The adjusted purchase price was $37,900,000. The Company recognized a $4,500,000 gain on this transaction during the year ended December 31, 2005.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18:	Quarterly Financial Information (unaudited) (amounts in thousands, except per share amounts)

	Quarter Ended 2005
	March 31	June 30	September 30	December 31

Revenue	$1,069,002	$1,103,223	$1,088,568	$1,103,777
Operating income	$71,553	$74,564	$53,293	$83,419
Net income (loss)(1)	$(82,742)	$291,038	$(146,558)	$(27,075)
Amounts per weighted average share of common stock(2):
Basic net income (loss) applicable to Class A Common Stock	$(0.33)	$1.15	$(0.58)	$(0.11)
Diluted net income (loss) applicable to Class A Common Stock	$(0.33)	$0.86	$(0.58)	$(0.08)
Basic net income (loss) applicable to Class B Common Stock	$(0.33)	$1.10	$(0.58)	$(0.11)
Diluted net income (loss) applicable to Class B Common Stock	$(0.33)	$0.82	$(0.58)	$(0.08)

	Quarter Ended 2004
	March 31	June 30	September 30	December 31

Revenue	$1,007,330	$1,036,470	$1,041,366	$1,058,222
Operating income (loss)	$(42,981)	$(28,346)	$(107,961)	$14,284
Loss from continuing operations before cumulative effects of accounting changes(3)	$(503,442)	$(168,147)	$(260,797)	$(126,287)
Gain (loss) from discontinued operations	$499	$(1,070)	$—	$—
Loss before cumulative effects of accounting changes	$(502,943)	$(169,217)	$(260,797)	$(126,287)
Cumulative effects of accounting changes(4)	$(851,629)	$—	$—	$—
Net loss	$(1,354,572)	$(169,217)	$(260,797)	$(126,287)
Basic and diluted loss per weighted average share of common stock:
From continuing operations before cumulative effects of accounting changes	$(1.99)	$(0.67)	$(1.04)	$(0.50)
Cumulative effects of accounting changes	$(3.36)	$—	$—	$—
Net loss applicable to common stockholders	$(5.35)	$(0.67)	$(1.04)	$(0.50)

(1)	The Company recorded a $457,733,000 net benefit during the quarter ended June 30, 2005 related to the Government Settlement Agreements.

(2)	Basic and diluted EPS of Class A and Class B Common Stock considers the potential impact of dilutive securities. For the quarters ended March 31, 2005, September 30, 2005 and December 31, 2005, the potential impact of dilutive securities has been excluded from the calculation of basic and diluted EPS as the inclusion of potential common shares would have had an anti-dilutive effect.

(3)	The Company recorded a $425,000,000 charge during the quarter ended March 31, 2004 related to the Government Settlement Agreements.

(4)	As a result of the consolidation of the Rigas Co-Borrowing Entities, the Company recorded a $588,782,000 charge as a cumulative effect of a change in accounting principle during the quarter ended March 31, 2004. The application of the new amortization method to customer relationships acquired prior to 2004 resulted in an additional charge of $262,847,000 which has been reflected as a cumulative effect of a change in accounting principle.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30,	December 31,
	2006	2005
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$734,447	$389,839
Restricted cash	3,893	25,783
Accounts receivable, less allowance for doubtful accounts of $19,908 and $15,912, respectively	108,094	119,512
Receivable for securities	7,167	10,029
Other current assets	89,222	74,399

Total current assets	942,823	619,562
Noncurrent assets:
Restricted cash	2,751	262,393
Property and equipment, net	4,223,605	4,334,651
Intangible assets, net (Note 9)	7,479,647	7,529,164
Other noncurrent assets, net	126,741	128,240

Total assets	$12,775,567	$12,874,010

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$115,871	$130,157
Subscriber advance payments and deposits	34,020	34,543
Accrued liabilities (Note 9)	543,672	551,599
Deferred revenue	19,115	21,376
Parent and subsidiary debt (Note 5)	959,427	869,184

Total current liabilities	1,672,105	1,606,859

Noncurrent liabilities:
Other liabilities	32,119	31,929
Deferred revenue	56,149	61,065
Deferred income taxes	904,135	833,535

Total noncurrent liabilities	992,403	926,529
Liabilities subject to compromise (Note 2)	18,423,946	18,415,158

Total liabilities	21,088,454	20,948,546

Commitments and contingencies (Note 8)
Minority’s interest in equity of subsidiary	60,201	71,307
Stockholders’ deficit:
Series preferred stock	397	397
Class A Common Stock, $.01 par value, 1,200,000,000 shares authorized, 229,787,271 shares issued and 228,692,414 shares outstanding	2,297	2,297
Convertible Class B Common Stock, $.01 par value, 300,000,000 shares authorized, 25,055,365 shares issued and outstanding	251	251
Additional paid-in capital	12,024,695	12,071,165
Accumulated other comprehensive loss, net	(2,851)	(4,988)
Accumulated deficit	(20,369,940)	(20,187,028)
Treasury stock, at cost, 1,094,857 shares of Class A Common Stock	(27,937)	(27,937)

Total stockholders’ deficit	(8,373,088)	(8,145,843)

Total liabilities and stockholders’ deficit	$12,775,567	$12,874,010

See accompanying notes to the condensed consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Revenue	$1,198,279	$1,103,223	$2,348,001	$2,172,225

Costs and expenses:
Direct operating and programming	704,560	666,258	1,394,473	1,320,588
Selling, general and administrative	90,164	92,549	177,253	171,614
Investigation, re-audit and sale transaction costs	9,626	18,055	30,232	38,485
Depreciation	191,780	200,717	379,907	413,822
Amortization	33,231	39,613	66,531	74,032
Provision for uncollectible amounts due from the Rigas Family and Rigas Family Entities (Note 4)	—	11,338	—	13,338
Loss (gain) on disposition of long-lived assets	(394)	129	(1,358)	(5,771)

Total costs and expenses	1,028,967	1,028,659	2,047,038	2,026,108

Operating income	169,312	74,564	300,963	146,117
Other income (expense), net:
Interest expense, net of amounts capitalized (contractual interest was $371,848 and $328,757 during the three months ended June 30, 2006 and 2005, respectively; and $731,852 and $646,563 during the six months ended June 30, 2006 and 2005, respectively) (Note 2)	(219,642)	(185,493)	(377,295)	(302,735)
Other income (expense), net (Notes 4 and 8)	(34,436)	459,746	(108,066)	460,939

Total other income (expense), net	(254,078)	274,253	(485,361)	158,204

Income (loss) before reorganization income (expenses), income taxes, share of income (losses) of equity affiliates and minority’s interest	(84,766)	348,817	(184,398)	304,321
Reorganization income (expenses) due to bankruptcy, net (Note 2)	84,623	(17,516)	62,639	(31,574)

Income (loss) before income taxes, share of income (losses) of equity affiliates and minority’s interest	(143)	331,301	(121,759)	272,747
Income tax expense (Note 9)	(21,418)	(40,334)	(71,441)	(64,466)
Share of income (losses) of equity affiliates, net	92	(882)	(818)	(1,368)
Minority’s interest in loss of subsidiary	10,173	953	11,106	1,383

Net income (loss)	(11,296)	291,038	(182,912)	208,296
Dividend requirements applicable to:
Preferred stock (contractual dividends were $30,032 during each of the three months ended June 30, 2006 and 2005, and $60,063 during each of the six months ended June 30, 2006 and 2005)	—	—	—	—
Beneficial conversion feature	—	—	—	(583)

Net income (loss) applicable to common stockholders	$(11,296)	$291,038	$(182,912)	$207,713

See accompanying notes to the condensed consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Continued)

(amounts in thousands, except share and per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Amounts per weighted average share of common stock (Note 9):
Basic net income (loss) applicable to Class A common stockholders	$(0.04)	$1.15	$(0.72)	$0.82

Diluted net income (loss) applicable to Class A common stockholders	$(0.04)	$0.86	$(0.72)	$0.61

Basic weighted average shares of Class A Common Stock outstanding	228,692,414	228,692,414	228,692,414	228,692,414

Diluted weighted average shares of Class A Common Stock outstanding	228,692,414	303,300,746	228,692,414	303,300,746

Basic net income (loss) applicable to Class B common stockholders	$(0.04)	$1.10	$(0.72)	$0.78

Diluted net income (loss) applicable to Class B common stockholders	$(0.04)	$0.82	$(0.72)	$0.58

Basic weighted average shares of Class B Common Stock outstanding	25,055,365	25,055,365	25,055,365	25,055,365

Diluted weighted average shares of Class B Common Stock outstanding	25,055,365	37,215,133	25,055,365	37,215,133

See accompanying notes to the condensed consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Six months ended June 30,
	2006	2005

Operating activities:
Net income (loss)	$(182,912)	$208,296
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	379,907	413,822
Amortization	66,531	74,032
Provision for uncollectible amounts due from the Rigas Family and Other Rigas Entities	—	13,338
Gain on disposition of long-lived assets	(1,358)	(5,771)
Settlement with the Rigas Family and Rigas Family Entities, net	—	(457,733)
Impairment of receivable for securities	2,862	—
Amortization/write-off of deferred financing costs	1,520	54,202
Provision for settlements	44,915	—
Other noncash charges, net	1,424	(1,396)
Reorganization (income) expenses due to bankruptcy, net	(62,639)	31,574
Deferred income tax expense	70,600	63,400
Share of losses of equity affiliates, net	818	1,368
Minority’s interest in loss of subsidiary	(11,106)	(1,383)
Change in operating assets and liabilities	9,205	(63,597)

Net cash provided by operating activities before payment of reorganization expenses	319,767	330,152
Reorganization expenses paid during the period	(58,680)	(22,786)

Net cash provided by operating activities	261,087	307,366

Investing activities:
Capital expenditures for property and equipment	(284,621)	(338,191)
Proceeds from the sale of long-lived assets and investments	1,586	38,243
Acquisition of minority interests	—	(21,650)
Change in restricted cash	281,532	(21,929)
Other	(4,605)	(4,814)

Net cash used in investing activities	(6,108)	(348,341)

Financing activities:
Proceeds from debt	1,023,000	766,000
Repayments of debt	(932,471)	(705,296)
Payments of deferred financing costs	(900)	(49,440)

Net cash provided by financing activities	89,629	11,264

Increase (decrease) in cash and cash equivalents	344,608	(29,711)
Cash and cash equivalents at beginning of period	389,839	338,909

Cash and cash equivalents at end of period	$734,447	$309,198

See accompanying notes to the condensed consolidated financial statements.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1:	Background and Basis of Presentation

As of June 30, 2006, the Company was engaged primarily in the cable television business. On June 25, 2002 (the “Petition Date”), Adelphia and substantially all of its domestic subsidiaries filed voluntary petitions to reorganize (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. On June 10, 2002, Century Communications Corporation (“Century”), an indirect wholly owned subsidiary of Adelphia, filed a voluntary petition to reorganize under Chapter 11. On October 6 and November 15, 2005, certain additional subsidiaries of Adelphia also filed voluntary petitions to reorganize under Chapter 11. On March 31, 2006, the Forfeited Entities (defined below) and certain other entities filed voluntary petitions to reorganize under Chapter 11. The bankruptcy proceedings for Century and the subsequent filers are being jointly administered with Adelphia and substantially all of its domestic subsidiaries (the “Debtors”) and are included in the Chapter 11 Cases. The Debtors are currently operating their businesses as debtors-in-possession under Chapter 11. On July 31, 2006, Adelphia completed the sale of assets, which in the aggregate comprise substantially all of its U.S. assets, to TW NY and Comcast. For additional information, see Note 2.

In May 2002, certain members of the Rigas Family resigned from their positions as directors and executive officers of the Company. In addition, although the Rigas Family owned Adelphia $0.01 par value Class A common stock (“Class A Common Stock”) and Adelphia $0.01 par value Class B common stock (“Class B Common Stock”) with a majority of the voting power in Adelphia, the Rigas Family was not able to exercise such voting power since the Debtors filed for protection under the Bankruptcy Code in June 2002. Prior to May 2002, the Company engaged in numerous transactions that directly or indirectly involved members of the Rigas Family and entities in which members of the Rigas Family directly or indirectly held controlling interests (collectively, the “Rigas Family Entities”). The Rigas Family Entities include certain cable television entities formerly owned by the Rigas Family that are subject to co-borrowing arrangements with the Company, including Coudersport Television Cable Co. (“Coudersport”) and Bucktail Broadcasting Corp. (“Bucktail”) (collectively, the “Rigas Co-Borrowing Entities”), as well as other Rigas Family entities (the “Other Rigas Entities”).

On March 29, 2006, the United States District Court for the Southern District of New York (the “District Court”) entered various orders of forfeiture (the “RME Forfeiture Orders”) pursuant to which on March 29, 2006, all right, title and interest in the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail) (the “Forfeited Entities”) held by the Rigas Family and by the Rigas Family Entities prior to the District Court’s order dated June 8, 2005 (the “Forfeiture Order”) were transferred to certain subsidiaries of the Company free and clear of all liens, claims, encumbrances and adverse interests in accordance with the RME Forfeiture Orders, subject to certain limitations set forth in the RME Forfeiture Orders. On July 28, 2006, the District Court entered various orders of forfeiture (the “Real Property Forfeiture Orders”) pursuant to which all right, title and interest previously held by the Rigas Family and Rigas Family Entities in certain specified real estate and other property were transferred to certain subsidiaries of the Company free and clear of all liens, claims, encumbrances and adverse interests in accordance with the Real Property Forfeiture Orders, subject to certain limitations set forth in the Real Property Forfeiture Orders. The transfer of all right, title and interest previously held by the Rigas Family and by the Rigas Family Entities in any of the Company’s securities in furtherance of the agreement between the Company and the U.S. Attorney dated April 25, 2005 (the “Non-Prosecution Agreement”), as further discussed in Note 8, is expected to occur in accordance with separate, subsequent court documentation.

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the rules and regulations of the SEC. Accordingly, certain information and footnote disclosures typically included in the Company’s financial statements filed with its Annual Report on Form 10-K have been condensed or omitted for this Quarterly Report. In the opinion of management, the accompanying condensed

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1:	Background and Basis of Presentation (Continued)

consolidated financial statements include all adjustments, which consist of only normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. These financial statements should be read in conjunction with the Company’s 2005 Form 10-K. Interim results are not necessarily indicative of results for a full year.

These condensed consolidated financial statements have been prepared on a going concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business, and do not purport to show, reflect or provide for the consequences of the Chapter 11 Cases or the Sale Transaction. In particular, these condensed consolidated financial statements do not purport to show: (i) as to assets, the amount realized upon their sale or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts at which claims or contingencies may be settled, or the status and priority thereof; (iii) as to stockholders’ equity accounts, the effect of any changes that may be made in the capitalization of the Company; or (iv) as to operations, the effect of the Sale Transaction. As a result of the Sale Transaction, the Company disposed of substantially all of its operating assets and expects to adopt a liquidation basis of accounting in the third quarter of 2006. Upon adoption of a liquidation basis of accounting, assets will be recorded at their estimated realizable amounts and liabilities that will be paid in full will be recorded at the present value of amounts to be paid. Liabilities subject to compromise will be recorded at their face amounts until they are settled, at which time they will be adjusted to their settlement amounts.

Although the Company is operating as a debtor-in-possession in the Chapter 11 Cases, the Company’s ability to control the activities and operations of its subsidiaries that are also Debtors may be limited pursuant to the Bankruptcy Code. However, because the bankruptcy proceedings for the Debtors are consolidated for administrative purposes in the same Bankruptcy Court and will be overseen by the same judge, the financial statements of Adelphia and its subsidiaries have been presented on a combined basis, which is consistent with condensed consolidated financial statements. All inter-entity transactions between Adelphia, its subsidiaries and the Rigas Co-Borrowing Entities have been eliminated in consolidation.

Note 2:	Bankruptcy Proceedings and Sale of Assets of the Company

Overview

On July 11, 2002, the Creditors’ Committee was appointed, and on July 31, 2002, a statutory committee of equity holders (the “Equity Committee” and, together with the Creditors’ Committee, the “Committees”) was appointed. The Committees have the right to, among other things, review and object to certain business transactions and may participate in the formulation of the Debtors’ plan of reorganization. Under the Bankruptcy Code, the Debtors were provided with specified periods during which only the Debtors could propose and file a plan of reorganization (the “Exclusive Period”) and solicit acceptances thereto (the “Solicitation Period”). The Debtors received several extensions of the Exclusive Period and the Solicitation Period from the Bankruptcy Court with the latest extension of the Exclusive Period and the Solicitation Period being through February 17, 2004 and April 20, 2004, respectively. In early 2004, the Debtors filed a motion requesting an additional extension of the Exclusive Period and the Solicitation Period. However, in 2004, the Equity Committee filed a motion to terminate the Exclusive Period and the Solicitation Period and other objections were filed regarding the Debtors’ request. The Bankruptcy Court has extended the Exclusive Period and the Solicitation Period until the hearing on the motions is held and a determination by the Bankruptcy Court is made. No hearing has been scheduled. For additional information, see Note 8, “Arahova Motions.”

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Confirmation of Plan of Reorganization

For a plan of reorganization to be confirmed and become effective, the Debtors (other than the JV Debtors, as defined below) must, among other things:

•	obtain an order of the Bankruptcy Court approving a disclosure statement as containing “adequate information”;

•	solicit acceptance of such plan of reorganization from the holders of claims and equity interests in each class that is impaired and not deemed by the Bankruptcy Court to have rejected such plan;

•	obtain an order from the Bankruptcy Court confirming such plan; and

•	consummate such plan.

Before it can issue an order confirming a plan of reorganization, the Bankruptcy Court must find that either (i) each class of impaired claims or equity interests has accepted such plan or (ii) the plan meets the requirements of the Bankruptcy Code to confirm such plan over the objections of dissenting classes. In addition, the Bankruptcy Court must find that such plan meets certain other requirements specified in the Bankruptcy Code.

By order dated November 23, 2005, the Bankruptcy Court approved the Debtors’ fourth amended disclosure statement (the “November Disclosure Statement”) as containing “adequate information” pursuant to Section 1125 of the Bankruptcy Code. By December 12, 2005, the Debtors had completed the mailing of the November Disclosure Statement and related solicitation materials in connection with the Debtors’ fourth amended joint plan of reorganization, as filed with the Bankruptcy Court on November 21, 2005 (the “November Plan”). On April 28, 2006, the Bankruptcy Court approved the Debtors’ supplement to the November Disclosure Statement (the “DS Supplement”) as containing “adequate information” pursuant to Section 1125 of the Bankruptcy Code (the “DS Supplement Order”). By May 12, 2006, the Debtors had completed the mailing of the DS Supplement and related solicitation materials in connection with the Debtors’ modified fourth amended joint plan of reorganization, filed with the Bankruptcy Court on April 28, 2006 (the “April Plan”).

On May 26, 2006, the Debtors filed a motion (the “363 Motion”) with the Bankruptcy Court seeking, among other things, approval to proceed with the sale of certain assets to TW NY and the sale of certain other assets to Comcast without first confirming a Chapter 11 plan of reorganization (other than with respect to the JV Debtors (as defined below)). A hearing to consider certain amended bid protections proposed in the 363 Motion was held on June 16, 2006, and on that date the Bankruptcy Court entered an order approving new provisions for termination, for the payment of the breakup fee, a reduction in the purchase price under certain circumstances and reaffirming the effectiveness of the “no-shop provision” and overruling all objections thereto. On June 28, 2006, the Bankruptcy Court entered an order (the “363 Approval Order”) approving the balance of the 363 Motion. On June 30, 2006, JP Morgan Chase Bank, N.A. (“JPMC”) filed a notice of appeal, appealing entry of the 363 Approval Order to the District Court. The appeal was subsequently withdrawn as part of a settlement among the Debtors, the Creditors’ Committee and JPMC.

On June 22, 2006, the Debtors filed their Third Modified Fourth Amended Joint Plan of Reorganization (the “JV Plan”) for the Century-TCI Debtors and Parnassos Debtors (collectively, the “JV Debtors”) with the Bankruptcy Court with respect to the Company’s partnerships with Comcast. By June 9, 2006, the Debtors’ service agent had completed the mailing of a notice describing certain matters relating to the JV Plan. In response to the Debtors’ plan modification motion dated June 2, 2006 (the “Plan Modification Motion”), by order dated June 8, 2006, the Bankruptcy Court approved the information in the 363 Motion and the Plan

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Modification Motion as containing “adequate information” pursuant to Section 1125 of the Bankruptcy Code. On June 29, 2006, the Bankruptcy Court entered an order (the “JV Confirmation Order”) confirming the JV Plan. Together, the JV Confirmation Order and the 363 Approval Order authorized, among other things, consummation of the Sale Transaction. On July 31, 2006, the JV Plan became effective. Accordingly, from and after July 31, 2006, the Debtors no longer include the JV Debtors. The Company expects to pay approximately $1.8 billion of claims in the third quarter of 2006 in accordance with the JV Plan, of which approximately $1.6 billion relates to pre-petition debt obligations. The Company paid $1,248,206,000 of such pre-petition debt obligations on the Effective Date. In connection with the confirmation of the JV Plan, the Company recorded $49,883,000 of additional interest expense for certain of these allowed claims during the quarter ended June 30, 2006. Other than pre-petition debt obligations which accrue interest at their contractual rate, the JV Plan generally provides for interest on allowed claims at a rate of 8% from the Petition Date through July 31, 2006.

For the balance of the Debtors, the April Plan remains pending. The deadline for the submission of ballots to the balloting agent to accept or reject the April Plan is September 12, 2006, and in the case of securities held through an intermediary, the deadline for instructions to be received by the intermediary is September 7, 2006 or such other date as specified by the applicable intermediary.

Effective July 21, 2006, Adelphia entered into the Plan Agreement with certain representatives of the ad hoc committee of holders of ACC Senior Notes represented by Hennigan, Bennett & Dorman LLP, the ad hoc committee of holders of ACC Senior Notes and Arahova Notes represented by Pachulski Stang Ziehl Young Jones & Weintraub LLP, the ad hoc committee of Arahova Noteholders, the ad hoc committee of holders of FrontierVision Opco Notes Claims and FrontierVision Holdco Notes Claims, W.R. Huff Asset Management Co., L.L.C., the ad hoc committee of ACC Trade Claimants, the ad hoc committee of Subsidiary Trade Claimants and the Creditors’ Committee.

The Plan Agreement is designed to form the basis of the Modified Plan, which includes a proposed global compromise and settlement of all disputes among the creditors, not all of whom are parties to the Plan Agreement. Adelphia’s obligations under the Plan Agreement are subject to the entry by the Bankruptcy Court of an order approving a disclosure statement with respect to the Modified Plan and authorizing the Debtors to propose the Modified Plan as provided in the Plan Agreement. The Modified Plan contemplated by the Plan Agreement is subject to Bankruptcy Court approval. The Plan Agreement does not apply to the JV Debtors, whose plan of reorganization became effective on July 31, 2006.

The Plan Agreement reflects a compromise among certain creditor groups under which $1.08 billion in value will be transferred from certain unsecured creditors of various Adelphia subsidiaries to certain unsecured senior and trade creditors of Adelphia. In some cases, these unsecured creditors will be entitled to reimbursement from contingent sources of value, including the proceeds of a litigation trust to be established under the plan to pursue claims against third parties that are alleged to have damaged Adelphia. The Plan Agreement also contemplates that the creditors of Adelphia (other than the creditors of the JV Debtors) would receive, in addition to the $1.08 billion described above, the residual sale consideration after funding all other distributions and reserves and interests in the litigation trust as described in the Plan Agreement.

The Plan Agreement is conditioned upon the Modified Plan effective date occurring no later than September 15, 2006. Conditions to the Modified Plan effective date would also include material completion of the distribution of the TWC Class A Common Stock to creditors on the Modified Plan effective date, and the distribution to Adelphia’s creditors on the effective date or immediately thereafter of plan consideration of at least $1.08 billion, before deducting a true-up reserve to account for certain fluctuations in the value of TWC Class A Common Stock.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Sale of Assets

On July 31, 2006, Adelphia completed the sale of assets, which in the aggregate comprise substantially all of its U.S. assets, to TW NY and Comcast. Proceeds from the Sale Transaction totaled approximately $17.4 billion, consisting of cash in the amount of approximately $12.5 billion and shares of TWC Class A Common Stock with a preliminary estimated fair value as of the Effective Date of approximately $4.9 billion. Such estimated fair value of the TWC Class A Common Stock was determined by the Company based on management’s review of the underlying factors affecting the valuation of cable companies, taking into account the approximately $4.9 billion valuation agreed with TW NY for purposes of the TW NY asset purchase agreement, the $4.85 billion valuation for the Plan Agreement agreed to by the Company, the Creditors’ Committee and certain creditors and ad hoc creditor committees, subject to certain adjustments based on market valuation, updates from its financial advisors and the recent upward movement in the price of publicly traded cable companies’ stocks.

The aggregate purchase price is subject to certain post-closing adjustments. Upon consummation of the Sale Transaction, a portion of the aggregate purchase price, consisting of approximately $503 million of cash and shares of TWC Class A Common Stock with a preliminary estimated fair value as of the Effective Date of approximately $195 million, was deposited in escrow accounts to secure Adelphia’s indemnification obligations and any post-closing purchase price adjustments due to the buyers from Adelphia pursuant to the asset purchase agreements. The post-closing adjustments, if any, will be determined over the next several months. To the extent such post-closing adjustments are in favor of TW NY or Comcast, the amount of the escrow ultimately released to the Company will be reduced. In the event that the post-closing purchase price adjustment is in favor of TW NY or Comcast and exceeds the amount of the escrow, the Company is required to pay such excess outside of the escrow.

Certain fees are due to the Company’s financial advisors upon successful completion of the Sale Transaction. The Company is in the process of determining the amount of such fees.

The TWC Class A Common Stock is expected to be listed on The New York Stock Exchange (the “NYSE”) in connection with an initial registered public offering of the TWC Class A Common Stock or shortly following the consummation of a plan of reorganization to distribute the proceeds of the Sale Transaction but in any event within two weeks following the consummation of a plan of reorganization to distribute the proceeds of the Sale Transaction to the Company’s creditors and stakeholders (other than those of the JV Debtors) or, if not listed on the NYSE within a reasonable period following the initial registered offering or distribution pursuant to a plan of reorganization, on The Nasdaq Stock Market (“Nasdaq”).

On the Effective Date, pursuant to the Registration Rights Agreement, Adelphia agreed to consummate a fully underwritten initial public offering of at least 33 1/3% of the TWC Class A Common Stock issued by TWC in the Sale Transaction (inclusive of the overallotment option, if any) within three months of TWC preparing the necessary registration statement and having it declared effective (subject to delays under specified conditions). Pursuant to the Registration Rights Agreement, TWC is required to file and have a registration statement covering these shares declared effective as promptly as possible and in any event, no later than January 31, 2007, subject to certain exceptions. Adelphia’s obligation to consummate the public offering terminates if Adelphia consummates a plan of reorganization as a result of which (i) 75% of the TWC Class A Common Stock Adelphia received in the Sale Transaction (excluding TWC Class A Common Stock held in escrow pursuant to the Sale Transaction) is distributed to creditors and the TWC Class A Common Stock is listed on the NYSE or Nasdaq within two weeks or (ii) 90% of the TWC Class A Common Stock Adelphia received in the Sale Transaction (excluding TWC Class A Common Stock held in escrow pursuant to the Sale Transaction) is distributed to creditors regardless of listing status. After the initial public offering,

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Adelphia will have the right to a demand registration and a final registration if the exemption from registration pursuant to Section 1145 of the Bankruptcy Code is not available for a distribution of the remaining TWC Class A Common Stock to the Company’s creditors and stakeholders under a Chapter 11 plan of reorganization. Pursuant to the Registration Rights Agreement, TWC has the right to elect, in its sole discretion, to not rely on Section 1145 of the Bankruptcy Code and conduct a final registration for the distribution of the remaining TWC Class A Common Stock to the Company’s creditors and stakeholders. Pursuant to the terms of the Registration Rights Agreement, Adelphia’s ability to distribute the TWC Class A Common Stock may be subject to lock-up periods following public offerings of TWC Class A Common Stock.

Pre-Petition Obligations

Pre-petition and post-petition obligations of the Debtors are treated differently under the Bankruptcy Code. Due to the commencement of the Chapter 11 Cases and the Debtors’ failure to comply with certain financial and other covenants, the Debtors are in default on substantially all of their pre-petition debt obligations (other than those that were discharged by the JV Plan). As a result of the Chapter 11 filing, all actions to collect the payment of pre-petition indebtedness are subject to compromise or other treatment under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-petition liabilities are stayed against the Debtors. The Bankruptcy Court has approved the Debtors’ motions to pay certain pre-petition obligations including, but not limited to, employee wages, salaries, commissions, incentive compensation and other related benefits. The Debtors have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business. In addition, the Debtors may assume or reject pre-petition executory contracts and unexpired leases with the approval of the Bankruptcy Court. Any damages resulting from the rejection of executory contracts and unexpired leases are treated as general unsecured claims and will be classified as liabilities subject to compromise. For additional information concerning liabilities subject to compromise, see below.

The ultimate amount of the Debtors’ liabilities will be determined during the Debtors’ claims resolution process. The Bankruptcy Court has established bar dates of January 9, 2004, November 14, 2005, December 20, 2005 and May 1, 2006 for filing proofs of claim against the Debtors’ estates. A bar date is the date by which proofs of claim must be filed if a claimant disagrees with how its claim appears on the Debtors’ Schedules of Liabilities. However, under certain limited circumstances, claimants may file proofs of claims after the bar date. As of January 9, 2004, approximately 17,000 proofs of claim asserting in excess of $3.20 trillion in claims were filed and, as of July 31, 2006, approximately 19,500 proofs of claim asserting approximately $3.98 trillion in claims were filed, in each case including duplicative claims, but excluding any estimated amounts for unliquidated claims. The aggregate amount of claims filed with the Bankruptcy Court far exceeds the Debtors’ estimate of ultimate liability. The Debtors currently are in the process of reviewing, analyzing and reconciling the scheduled and filed claims. The Debtors expect that the claims resolution process will take significant time to complete following the consummation of a plan of reorganization. As the amounts of the allowed claims are determined, adjustments will be recorded in liabilities subject to compromise and reorganization income (expenses) due to bankruptcy, net.

The Debtors have filed numerous omnibus objections that address $3.68 trillion of filed claims, consisting primarily of duplicative claims. Certain claims addressed in such objections were either: (i) reduced and allowed; (ii) disallowed and expunged; or (iii) subordinated by orders of the Bankruptcy Court. Hearings on certain claims objections are ongoing. Certain other objections have been adjourned to allow the parties to continue to reconcile such claims. Additional omnibus objections may be filed as the claims resolution process continues.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Debtor-in-Possession (“DIP”) Credit Facility

In order to provide liquidity following the commencement of the Chapter 11 Cases, Adelphia and certain of its subsidiaries (the “Loan Parties”) entered into a $1,500,000,000 debtor-in-possession credit facility (as amended, the “DIP Facility”). On May 10, 2004, the Loan Parties entered into a $1,000,000,000 extended debtor-in-possession credit facility (as amended, the “First Extended DIP Facility”), which amended and restated the DIP Facility in its entirety. On February 25, 2005, the Loan Parties entered into a $1,300,000,000 further extended debtor-in-possession credit facility (as amended, the “Second Extended DIP Facility”), which amended and restated the First Extended DIP Facility in its entirety. On March 17, 2006, the Loan Parties entered into a $1,300,000,000 further extended debtor-in-possession credit facility (the “Third Extended DIP Facility”), which amended and restated the Second Extended DIP Facility in its entirety. In connection with the completion of the Sale Transaction, on the Effective Date, the Loan Parties terminated the Third Extended DIP Facility. In connection with the termination of the Third Extended DIP Facility, the Loan Parties repaid all loans outstanding under the Third Extended DIP Facility and all accrued and unpaid interest thereon, with such payments totaling approximately $986,000,000. In addition, in connection with the termination of the Third Extended DIP Facility the Loan Parties paid all accrued and unpaid fees of the lenders and agent banks under the Third Extended DIP Facility. In connection with these payments, effective as of the Effective Date, the collateral agent under the Third Extended DIP Facility released any and all liens and security interests on the assets that collateralized the obligations under the Third Extended DIP Facility. As described in Note 8 to the accompanying condensed consolidated financial statements, the Company has issued certain letters of credit under the Third Extended DIP Facility. As a result of the termination of the Third Extended DIP Facility, on the Effective Date, the Company collateralized letters of credit issued under the Third Extended DIP Facility with cash of $87,661,000. For additional information, see Note 5.

Exit Financing Commitment

On February 25, 2004, Adelphia executed a commitment letter and certain related documents pursuant to which a syndicate of financial institutions committed to provide to the Debtors up to $8,800,000,000 in exit financing. Following the Bankruptcy Court’s approval on June 30, 2004 of the exit financing commitment, the Company paid the exit lenders a nonrefundable fee of $10,000,000 and reimbursed the exit lenders for certain expenses they had incurred through the date of such approval, including certain legal expenses. In light of the agreements with TW NY and Comcast, on April 25, 2005, the Company informed the exit lenders of its election to terminate the exit financing commitment, which termination became effective on May 9, 2005. As a result of the termination, the Company recorded a charge of $58,267,000 during the second quarter of 2005, which represents previously unpaid commitment fees of $45,428,000, the nonrefundable fee of $10,000,000 and certain other expenses.

Presentation

In accordance with Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”), all pre-petition liabilities subject to compromise have been segregated in the condensed consolidated balance sheets and classified as liabilities subject to compromise, at the estimated amount of allowable claims. Liabilities subject to compromise are reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. For periods subsequent to the Petition Date, interest expense has been reported only to the extent that it is expected to be paid during the Chapter 11 proceedings. In addition, no preferred stock dividends have been accrued subsequent to the Petition Date. Liabilities not subject to compromise are separately classified as current or noncurrent. Revenue, expenses, realized gains and losses, and provisions for losses resulting from reorganization are reported separately as reorganization income

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

(expenses) due to bankruptcy, net. Cash used for reorganization items is disclosed in the condensed consolidated statements of cash flows.

Liabilities subject to compromise consist of the following (amounts in thousands):

	June 30,	December 31,
	2006	2005

Parent and subsidiary debt	$16,140,109	$16,136,960
Accounts payable	931,743	926,794
Accrued liabilities	1,203,300	1,202,610
Series B preferred stock	148,794	148,794

Liabilities subject to compromise	$18,423,946	$18,415,158

Following is a reconciliation of the changes in liabilities subject to compromise for the period from December 31, 2005 through June 30, 2006 (amounts in thousands):

Balance at December 31, 2005	$18,415,158
Verizon Media Ventures claims(a)	85,959
Disallowed pre-petition accrued interest expense(b)	(127,244)
Interest on the JV Plan’s allowed claims(c)	49,883
Debt obligations associated with the JV Plan(c)	9,958
Chapter 11 filing by the Forfeited Entities	(1,929)
Settlements and other	(7,839)

Balance at June 30, 2006	$18,423,946

(a)	In connection with the acquisition of Verizon Media Ventures, Inc. (“Verizon Media Ventures”), Adelphia issued shares of Class A Common Stock valued at $46,470,000. Verizon Media Ventures had the option to require the Company to repurchase such shares, including related interest charges, in the event that the Company failed to register the shares within a specified period of time after the acquisition. As a result of the claims reconciliation process, the Company determined that, prior to the Petition Date, Verizon Media Ventures had asked the Company to repurchase the shares. Accordingly, the Company has revised the classification of the amount of the purchase price previously recorded through equity to liabilities subject to compromise. In addition, the Company recorded losses of $30,000,000 and $9,000,000 during the three months ended June 30, 2006 and March 31, 2006, respectively, associated with claims asserted by Verizon Media Ventures in connection with two separate asset purchase agreements which were not consummated. The losses recorded by the Company for these claims represent the impact of a settlement which has been reached by the parties, subject to definitive documentation. The Company and Verizon Media Ventures are in the process of documenting the settlement reached on these claims.

(b)	During the three months ended June 30, 2006, the Company reversed $127,244,000 of pre-petition interest expense which had previously been accrued as a result of a May 2006 Bankruptcy Court order which disallowed this interest.

(c)	During the quarter ended June 30, 2006, the Company recorded $49,883,000 of additional interest expense for certain allowed claims under the JV Plan. Other than pre-petition debt obligations which accrue interest at their contractual rate, the JV Plan generally provides for interest on allowed claims at a rate of 8% from the Petition Date through July 31, 2006. In connection with the confirmation of the JV Plan, the Company also increased liabilities subject to compromise by $9,958,000 to reflect the allowed claims for the JV Debtors’ pre-petition debt obligations.

The amounts presented as liabilities subject to compromise may be subject to future adjustments depending on Bankruptcy Court actions, completion of the reconciliation process with respect to disputed claims, determinations of the secured status of certain claims, the value of any collateral securing such claims or other events. Such adjustments may be material to the amounts reported as liabilities subject to compromise.

As a result of the Chapter 11 Cases, deferred financing fees related to pre-petition debt obligations are no longer amortized. Accordingly, unamortized deferred financing fees of $131,059,000 have been included in liabilities subject to compromise as a reduction of the net carrying value of the related pre-petition debt.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

Similarly, amortization of the deferred issuance costs for the Company’s redeemable preferred stock was also terminated at the Petition Date.

Reorganization Income (Expenses) Due to Bankruptcy, Net

Only those fees and other items directly related to the Chapter 11 filings are included in reorganization income (expenses) due to bankruptcy, net. These fees and other items are adjusted by interest earned during reorganization and income related to the settlement of certain liabilities subject to compromise. Certain reorganization expenses are contingent upon the approval of a plan of reorganization by the Bankruptcy Court and include cure costs, financing fees and success fees. The Company is aware of certain success fees that potentially could be paid upon the Company’s emergence from bankruptcy to third party financial advisors retained by the Company and the Committees in connection with the Chapter 11 Cases. Currently, these success fees are estimated to be $6,500,000 in the aggregate and would not be the obligation of either TW NY or Comcast. None of these fees became payable as a result of the emergence of the JV Debtors from bankruptcy on July 31, 2006. In addition, pursuant to their employment agreements, the Chief Executive Officer (“CEO”) and the Chief Operating Officer (“COO”) of the Company are eligible to receive equity awards of Adelphia stock with a minimum aggregate fair value of $17,000,000 upon the Debtors’ emergence from bankruptcy. Under the employment agreements, the value of such equity awards will be determined based on the average trading price of the post-emergence common stock of Adelphia during the 15 trading days immediately preceding the 90th day following the date of emergence. Pursuant to the employment agreements, these equity awards, which will be subject to vesting and trading restrictions, may be increased up to a maximum aggregate value of $25,500,000 at the discretion of the board of directors of Adelphia (the “Board”).

On June 9, 2006, the Debtors filed a motion (the “CEO/COO Motion”) with the Bankruptcy Court seeking authority to amend the provisions of these employment agreements with the CEO and COO relating to Emergence Awards (a fixed amount Initial Equity Award and a discretionary Emergence Date Special Award, each as defined in their respective employment agreement) (the “Amendments”). On August 8, 2006, the Bankruptcy Court authorized the Amendment relating to the COO, which authorized the Company to pay the COO $6,800,000 in cash in lieu of the Initial Equity Award and, subject to the discretion of the Board, up to $3,400,000 in cash in lieu of the Emergence Date Special Award of restricted shares. In exchange for the Emergence Awards, the Company’s COO will execute a release of any claims for additional compensation other than such Emergence Awards. The CEO/COO Motion was adjourned as to the Company’s CEO until September 12, 2006. If the CEO/COO Motion is approved as to the relief relating to the Company’s CEO, the Company will be authorized to pay the CEO $10,200,000 in cash in lieu of the Initial Equity Award and, subject to the discretion of the Board, up to $5,100,000 in cash in lieu of the Emergence Date Special Award of restricted shares, and the CEO will execute a release of any claims for additional compensation other than such Emergence Awards.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2:  Bankruptcy Proceedings and Sale of Assets of the Company (Continued)

The following table sets forth certain components of reorganization income (expenses) due to bankruptcy, net for the indicated periods (amounts in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Professional fees	$(38,019)	$(18,287)	$(69,833)	$(41,052)
Disallowed pre-petition accrued interest expense	127,244	—	127,244	—
Debt obligations associated with the JV Plan	(9,958)	—	(9,958)	—
Interest earned during reorganization	6,105	2,377	10,693	4,548
Settlements and other	(749)	(1,606)	4,493	4,930

Reorganization income (expenses) due to bankruptcy, net	$84,623	$(17,516)	$62,639	$(31,574)

Investigation, Re-audit and Sale Transaction Costs

The Company is incurring certain professional fees that, although not directly related to the Chapter 11 filing, relate to the investigation of the actions of certain members of the Rigas Family who held all of the senior executive positions at Adelphia and constituted five of the nine members of Adelphia’s board of directors, related efforts to comply with applicable laws and regulations and the Sale Transaction. These expenses include legal fees, employee retention costs, audit fees incurred for the years ended December 31, 2001 and prior, legal defense costs paid on behalf of the Rigas Family and consultant fees. These expenses have been included in investigation, re-audit and sale transaction costs in the accompanying condensed consolidated statements of operations.

Note 3:	Variable Interest Entities

Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (as subsequently revised in December 2003, “FIN 46-R”) requires variable interest entities, as defined by FIN 46-R, to be consolidated by the primary beneficiary if certain criteria are met. Effective January 1, 2004, the Company began consolidating the Rigas Co-Borrowing Entities under FIN 46-R. As described below, the Company ceased to consolidate Coudersport and Bucktail under FIN 46-R in the second quarter of 2005. Pursuant to the RME Forfeiture Orders, all right, title and interest in the Forfeited Entities held by the Rigas Family and Rigas Family Entities prior to the Forfeiture Order were transferred to the Company on March 29, 2006. The Forfeited Entities do not include Coudersport and Bucktail. See Note 8 for additional information. As a result, the Forfeited Entities became part of Adelphia and its consolidated subsidiaries on March 29, 2006 and the provisions of FIN 46-R are no longer applicable to the Forfeited Entities.

The April 2005 agreements approved by the District Court in the SEC civil enforcement action (the “SEC Civil Action”), including: (i) the Non-Prosecution Agreement; (ii) the Adelphia-Rigas Settlement Agreement (defined in Note 8); (iii) the Government-Rigas Settlement Agreement (also defined in Note 8); and (iv) the final judgment as to Adelphia (collectively, the “Government Settlement Agreements”), provide for, among other things, the forfeiture of certain assets by the Rigas Family and Rigas Family Entities. As a result of the Forfeiture Order on June 8, 2005, the Company was no longer the primary beneficiary of Coudersport and Bucktail. Accordingly, the Company ceased to consolidate Coudersport and Bucktail under FIN 46-R in the second quarter of 2005.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3:	Variable Interest Entities (Continued)

The consolidation of the Rigas Co-Borrowing Entities under FIN 46-R resulted in the following impact to the Company’s consolidated financial statements for the indicated periods (amounts in thousands):

	Three months ended		Six months
	March 31,		ended June 30,
	2006*	2005	2005

Revenue	$53,459	$50,801	$101,706
Operating income	$8,339	$7,882	$16,512
Other (expense) income, net	$(644)	$32	$433,619
Net income applicable to common stockholders	$7,695	$7,914	$450,131

December 31,
2005

Current assets	$3,383
Noncurrent assets	$612,065
Current liabilities	$15,602
Noncurrent liabilities	$5,660

*	Effective March 29, 2006, the Forfeited Entities became part of Adelphia and the provisions of FIN 46-R are no longer applicable to the Forfeited Entities; thus, FIN 46-R had no impact to the Company’s consolidated financial statements for periods subsequent to March 31, 2006.

Note 4:	Transactions with the Rigas Family and Other Rigas Entities

In connection with the Government Settlement Agreements, all amounts owed between Adelphia (including the Rigas Co-Borrowing Entities) and the Rigas Family and Other Rigas Entities will not be collected or paid. As a result, in June 2005, the Company derecognized through other income (expense) the $460,256,000 payable by the Rigas Co-Borrowing Entities to the Rigas Family and Other Rigas Entities. This liability, which was recorded by the Company in connection with the January 1, 2004 consolidation of the Rigas Co-Borrowing Entities, had no legal right of set-off against amounts due to the Rigas Co-Borrowing Entities from the Rigas Family and Other Rigas Entities.

On June 8, 2005, pursuant to the Forfeiture Order, equity ownership of the Rigas Co-Borrowing Entities (other than Coudersport and Bucktail), the debt and equity securities of the Company and certain real estate and other property were forfeited by the Rigas Family and the Rigas Family Entities to the United States. In conjunction with the Forfeiture Order on June 8, 2005, the Company recorded the settlement proceeds at their fair value. The Company determined that the equity interests in the Rigas Co-Borrowing Entities had nominal value as the liabilities of these entities significantly exceed the fair value of their assets. On March 29, 2006, all right, title and interest in the Forfeited Entities held by the Rigas Family and by the Rigas Family Entities prior to the Forfeiture Order were transferred to certain subsidiaries of the Company free and clear of all liens, claims, encumbrances and adverse interests in accordance with the RME Forfeiture Orders, subject to certain limitations set forth in the RME Forfeiture Orders.

On July 28, 2006, the District Court entered the Real Property Forfeiture Orders pursuant to which all right, title and interest previously held by the Rigas Family and the Rigas Family Entities in certain specified real estate and other property were transferred to certain subsidiaries of the Company free and clear of all liens, claims, encumbrances and adverse interests in accordance with the Real Property Forfeiture Orders, subject to certain limitations set forth in the Real Property Forfeiture Orders.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4:	Transactions with the Rigas Family and Other Rigas Entities (Continued)

The transfer of all right, title and interest previously held by the Rigas Family and by the Rigas Family Entities in any of the Company’s securities in furtherance of the Non-Prosecution Agreement is expected to occur in accordance with separate, subsequent court documentation.

Also, in connection with the Government Settlement Agreements, the Company agreed to pay the Rigas Family an additional $11,500,000 for legal defense costs, which was paid by the Company in June 2005. The Government Settlement Agreements release the Company from further obligation to provide funding for legal defense costs for the Rigas Family.

As of December 31, 2004, the Company had accrued $2,717,000 of severance for John J. Rigas pursuant to the terms of a May 23, 2002 agreement with John J. Rigas, Timothy J. Rigas, James P. Rigas and Michael J. Rigas. The Government Settlement Agreements release the Company from this severance obligation. Accordingly, the Company derecognized the severance accrual and recognized the benefit of $2,717,000 in June 2005.

The Company recognized a net benefit from the settlement with the Rigas Family and Other Rigas Entities in June 2005 and has included such net benefit in other income (expense), net in the condensed consolidated statements of operations, as follows (amounts in thousands):

Derecognition of amounts due to the Rigas Family and Other Rigas Entities from the Rigas Co-Borrowing Entities	$460,256
Derecognition of amounts due from the Rigas Family and Other Rigas Entities, net*	(15,405)
Estimated fair value of debt and equity securities and real estate to be conveyed to the Company	34,629
Deconsolidation of Coudersport and Bucktail, net (Note 3)	(12,964)
Legal defense costs for the Rigas Family	(11,500)
Derecognition of severance accrual for John J. Rigas	2,717

Settlement with the Rigas Family and Other Rigas Entities, net	$457,733

*	Represents the December 31, 2004 amounts due from the Rigas Family and Other Rigas Entities of $28,743,000, less the provision for uncollectible amounts of $13,338,000 recognized by the Company for the period from January 1, 2005 through June 8, 2005 (date of the Forfeiture Order) due to a further decline in the fair value of the underlying securities.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5:	Debt

The carrying value of the Company’s debt is summarized below for the indicated periods (amounts in thousands):

	June 30,	December 31,
	2006	2005

Parent and subsidiary debt:
Secured:
DIP Facilities(a)	$954,000	$851,352
Capital lease obligations	5,427	17,546
Unsecured other subsidiary debt	—	286

Parent and subsidiary debt	$959,427	$869,184

Liabilities subject to compromise:
Parent debt—unsecured:(b)
Senior notes	$4,767,565	$4,767,565
Convertible subordinated notes(c)	1,992,022	1,992,022
Senior debentures	129,247	129,247
Pay-in-kind notes	31,847	31,847

Total parent debt	6,920,681	6,920,681

Subsidiary debt:
Secured
Notes payable to banks(d)	2,240,313	2,240,313
Co-Borrowing Facilities(e)	4,576,375	4,576,375
Unsecured
Senior notes	1,105,538	1,105,538
Senior discount notes	342,830	342,830
Zero coupon senior discount notes	755,031	755,031
Senior subordinated notes	208,976	208,976
Other subsidiary debt	121,424	121,424

Total subsidiary debt	9,350,487	9,350,487

Deferred financing fees	(131,059)	(134,208)

Parent and subsidiary debt (Note 2)	$16,140,109	$16,136,960

(a)	DIP Facilities

Third Extended DIP Facility

On March 17, 2006, the Loan Parties entered into the $1,300,000,000 Third Extended DIP Facility, which superseded and replaced in its entirety the Second Extended DIP Facility. The Third Extended DIP Facility was approved by the Bankruptcy Court on March 16, 2006 and closed on March 17, 2006.

The Third Extended DIP Facility generally was scheduled to mature upon the earlier of August 7, 2006 or the occurrence of certain other events, as described in the Third Extended DIP Facility. The Third Extended DIP Facility was comprised of an $800,000,000 revolving Tranche A Loan (including a $500,000,000 letter of credit subfacility) and a $500,000,000 term Tranche B Loan. The Third Extended DIP Facility was secured with a first priority lien on all of the Loan Parties’ unencumbered assets, a priming first priority lien on all assets of the Loan Parties securing their pre-petition bank debt and a junior lien on all other assets of the Loan

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5:	Debt (Continued)

Parties. The applicable margin on loans extended under the Third Extended DIP Facility was reduced (when compared to the Second Extended DIP Facility) to 1.00% per annum in the case of alternate base rate loans and 2.00% per annum in the case of adjusted London interbank offered rate (“LIBOR”) loans, and the commitment fee with respect to the unused portion of the Tranche A Loan is 0.50% per annum (which is the same fee that was charged under the Second Extended DIP Facility).

In connection with the closing of the Third Extended DIP Facility, on March 17, 2006, the Loan Parties borrowed an aggregate of $916,000,000 thereunder and used all such proceeds and a portion of available cash and cash equivalents to repay all of the indebtedness, including accrued and unpaid interest and certain fees and expenses, outstanding under the Second Extended DIP Facility.

From time to time, the Loan Parties and the DIP lenders entered into certain amendments to the terms of the DIP facilities. In addition, from time to time, the Loan Parties received waivers to prevent or cure certain defaults or events of defaults under the DIP facilities. To the extent applicable, all of the waivers and amendments agreed to between the Loan Parties and the DIP lenders under the previous DIP facilities are effective through the maturity date of the Third Extended DIP Facility.

As of June 30, 2006, $454,000,000 under the Tranche A Loan had been drawn and letters of credit totaling $83,941,000 were issued under the Tranche A Loan, leaving availability of $262,059,000 under the Tranche A Loan. Furthermore, as of June 30, 2006, the entire $500,000,000 under the Tranche B Loan was drawn.

In connection with the completion of the Sale Transaction, on the Effective Date, the Loan Parties terminated the Third Extended DIP Facility. In connection with the termination of the Third Extended DIP Facility, the Loan Parties repaid all loans outstanding under the Third Extended DIP Facility and all accrued and unpaid interest thereon, with such payments totaling approximately $986,000,000. In addition, in connection with the termination of the Third Extended DIP Facility the Loan Parties paid all accrued and unpaid fees of the lenders under the Third Extended DIP Facility. In connection with these payments, effective as of the Effective Date, the collateral agent under the Third Extended DIP Facility released any and all liens and security interests on the assets that collateralized the obligations under the Third Extended DIP Facility. As described in Note 8 to the accompanying condensed consolidated financial statements, the Company has issued certain letters of credit under the Third Extended DIP Facility. As a result of the termination of the Third Extended DIP Facility, on the Effective Date, the Company collateralized letters of credit issued under the Third Extended DIP Facility with cash of $87,661,000.

(b)	Parent Debt

All debt of Adelphia is structurally subordinated to the debt of its subsidiaries such that the assets of an indebted subsidiary are used to satisfy the applicable subsidiary debt before being applied to the payment of parent debt.

(c)	Convertible Subordinated Notes

The convertible subordinated notes include: (i) $1,029,876,000 aggregate principal amount of 6% convertible subordinated notes; (ii) $975,000,000 aggregate principal amount of 3.25% convertible subordinated notes; and (iii) unamortized discounts aggregating $12,854,000. Prior to the Forfeiture Order, the Other Rigas Entities held $167,376,000 aggregate principal amount of the 6% notes and $400,000,000 aggregate principal amount of the 3.25% notes. The terms of the 6% notes and 3.25% notes provide for the conversion of such notes into Class A Common Stock (Class B Common Stock in the case of notes held by the Other Rigas Entities) at the

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5:	Debt (Continued)

option of the holder any time prior to maturity at an initial conversion price of $55.49 per share and $43.76 per share, respectively.

The transfer of all right, title and interest previously held by the Rigas Family and by the Rigas Family Entities in any of the Company’s securities, including the 6% notes and the 3.25% notes, in furtherance of the Non-Prosecution Agreement is expected to occur in accordance with separate, subsequent court documentation. The Company will recognize the benefits of such conveyance when it occurs. For additional information, see Note 8.

(d)	Notes Payable to Banks

The Company expects to pay $1,623,000,000 of pre-petition debt obligations, plus accrued interest of $10,272,000, of which $1,248,206,000 was paid on the Effective Date, to certain banks in the third quarter of 2006 in accordance with the JV Plan.

(e)	Co-Borrowing Facilities

The co-borrowing facilities represent the aggregate amount outstanding pursuant to three separate co-borrowing facilities dated May 6, 1999, April 14, 2000 and September 28, 2001 (the “Co-Borrowing Facilities”). Each co-borrower is jointly and severally liable for the entire amount of the indebtedness under the applicable Co-Borrowing Facility regardless of whether that co-borrower actually borrowed that amount under such Co-Borrowing Facility. All amounts outstanding under Co-Borrowing Facilities at June 30, 2006 and December 31, 2005 represent pre-petition liabilities that have been classified as liabilities subject to compromise in the accompanying condensed consolidated balance sheets.

Other Debt Matters

Due to the commencement of the Chapter 11 proceedings and the Company’s failure to comply with certain financial covenants, the Company is in default on substantially all of its pre-petition debt obligations. Except as otherwise may be determined by the Bankruptcy Court, the automatic stay protection afforded by the Chapter 11 proceedings prevents any action from being taken against any of the Debtors with regard to any of the defaults under the pre-petition debt obligations. With the exception of the Company’s capital lease obligations and a portion of other subsidiary debt, all of the pre-petition obligations are classified as liabilities subject to compromise in the accompanying condensed consolidated balance sheets. For additional information, see Note 2.

Interest Rate Derivative Agreements

At the Petition Date, all of the Company’s derivative financial instruments had been settled or have since been settled except for one fixed rate swap, one variable rate swap and one interest rate collar. As the settlement of the remaining derivative financial instruments will be determined by the Bankruptcy Court, the $3,486,000 fair value of the liability associated with the derivative financial instruments at the Petition Date has been classified as a liability subject to compromise in the accompanying condensed consolidated balance sheets.

Note 6:	Segments

The Company identifies reportable segments as those consolidated segments that represent 10% or more of the combined revenue, net earnings or loss, or total assets of all of the Company’s operating segments as of and for the period ended on the most recent balance sheet date presented. Operating segments that do not meet

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6:	Segments (Continued)

this threshold are aggregated for segment reporting purposes within the “corporate and other” column. As of June 30, 2006, the Company’s only reportable operating segment was its “cable” segment. The cable segment included the Company’s cable system operations (including consolidated subsidiaries, equity method investments and variable interest entities) that provided the distribution of analog and digital video programming and high-speed Internet (“HSI”) services to customers, for a monthly fee, through a network of fiber optic and coaxial cables. This segment also included the Company’s media services (advertising sales) business. The reportable cable segment included five operating regions that have been combined as one reportable segment because all of such regions had similar economic characteristics.

Selected financial information concerning the Company’s current operating segments is presented below for the indicated periods (amounts in thousands):

		Corporate
	Cable	and other	Eliminations	Total

Operating and Capital Expenditure Data:
Three months ended June 30, 2006
Revenue	$1,196,453	$1,826	$—	$1,198,279
Operating income (loss)	182,701	(13,389)	—	169,312
Capital expenditures for property and equipment	134,747	1,046	—	135,793
Three months ended June 30, 2005
Revenue	$1,100,013	$3,210	$—	$1,103,223
Operating income (loss)	104,641	(30,077)	—	74,564
Capital expenditures for property and equipment	182,537	11,400	—	193,937
Six months ended June 30, 2006
Revenue	$2,344,935	$3,066	$—	$2,348,001
Operating income (loss)	325,569	(24,606)	—	300,963
Capital expenditures for property and equipment	280,268	4,353	—	284,621
Six months ended June 30, 2005
Revenue	$2,161,943	$10,282	$—	$2,172,225
Operating income (loss)	183,443	(37,326)	—	146,117
Capital expenditures for property and equipment	326,791	11,400	—	338,191
Balance Sheet Information:
Total assets
As of June 30, 2006	$12,436,178	$3,171,063	$(2,831,674)	$12,775,567
As of December 31, 2005	12,562,225	3,309,331	(2,997,546)	12,874,010

The Company did not derive more than 10% of its revenue from any one customer during the three months and six months ended June 30, 2006 and 2005. The Company’s long-lived assets related to its foreign operations were $7,215,000 and $6,517,000 as of June 30, 2006 and December 31, 2005, respectively. The Company’s revenue related to its foreign operations was $5,550,000 and $4,365,000 during the three months ended June 30, 2006 and 2005, respectively, and $11,473,000 and $8,656,000 during the six months ended June 30, 2006 and 2005, respectively. The Company’s assets and revenue related to its foreign operations were not significant to the Company’s financial position or results of operations, respectively, during any of the periods presented.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7:	Comprehensive Income (Loss)

The Company’s comprehensive income (loss), net of tax, for the indicated periods was as follows (amounts in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income (loss)	$(11,296)	$291,038	$(182,912)	$208,296
Other comprehensive income (loss):
Foreign currency translation adjustments	(45)	(2,536)	(2,155)	(7,633)
Unrealized gains on securities, net of tax	34	773	18	798

Other comprehensive loss, net of tax	(11)	(1,763)	(2,137)	(6,835)

Comprehensive income (loss), net	$(11,307)	$289,275	$(185,049)	$201,461

Note 8:	Contingencies

Reorganization Expenses due to Bankruptcy and Professional Fees

The Company is aware of certain success fees that potentially could be paid upon the Company’s emergence from bankruptcy to third party financial advisers retained by the Company and Committees in connection with the Chapter 11 Cases. Currently, these success fees are estimated to be $6,500,000 in the aggregate. In addition, pursuant to their employment agreements, the CEO and the COO of the Company are eligible to receive equity awards of Adelphia stock with a minimum aggregate fair value of $17,000,000 upon the Debtors’ emergence from bankruptcy. Under the employment agreements, the value of such equity awards will be determined based on the average trading price of the post-emergence common stock of Adelphia during the 15 trading days immediately preceding the 90th day following the date of emergence. Pursuant to the employment agreements, these equity awards, which will be subject to vesting and trading restrictions, may be increased up to a maximum aggregate value of $25,500,000 at the discretion of the Board.

On June 9, 2006, the Debtors filed a motion (the “CEO/COO Motion”) with the Bankruptcy Court seeking authority to amend the provisions of these employment agreements with the CEO and COO relating to Emergence Awards (a fixed amount Initial Equity Award and a discretionary Emergence Date Special Award, each as defined in their respective employment agreement) (the “Amendments”). On August 8, 2006, the Bankruptcy Court authorized the Amendment relating to the COO, which authorized the Company to pay the COO $6,800,000 in cash in lieu of the Initial Equity Award and, subject to the discretion of the Board, up to $3,400,000 in cash in lieu of the Emergence Date Special Award of restricted shares. In exchange for the Emergence Awards, the Company’s COO will execute a release of any claims for additional compensation other than such Emergence Awards. The CEO/COO Motion was adjourned as to the Company’s CEO until September 12, 2006. If the CEO/COO Motion is approved as to the relief relating to the Company’s CEO, the Company will be authorized to pay the CEO $10,200,000 in cash in lieu of the Initial Equity Award and, subject to the discretion of the Board, up to $5,100,000 in cash in lieu of the Emergence Date Special Award of restricted shares, and the CEO will execute a release of any claims for additional compensation other than such Emergence Awards.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8:	Contingencies (Continued)

Letters of Credit

The Company has issued standby letters of credit for the benefit of franchise authorities and other parties, most of which have been issued to an intermediary surety bonding company. All such letters of credit will expire no later than October 7, 2006. At June 30, 2006, the aggregate principal amount of letters of credit issued by the Company was $84,831,000, of which $83,941,000 was issued under the Third Extended DIP Facility and $890,000 was collateralized by cash. Letters of credit issued under the DIP facilities reduce the amount that may be borrowed under the DIP facilities. As a result of the termination of the Third Extended DIP Facility as described in Notes 2 and 5 in the accompanying condensed consolidated financial statements, on the Effective Date, the Company collateralized letters of credit issued under the Third Extended DIP Facility with cash of $87,661,000.

Litigation Matters

General.  The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 5, Accounting for Contingencies, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available indicates that it is probable that an asset had been impaired or a liability had been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is reasonably possible that a loss may be incurred.

SEC Civil Action and the United States Department of Justice (“DoJ”) Investigation.  On July 24, 2002, the SEC Civil Action was filed against Adelphia, certain members of the Rigas Family and others, alleging various securities fraud and improper books and records claims arising out of actions allegedly taken or directed by certain members of the Rigas Family who held all of the senior executive positions at Adelphia and constituted five of the nine members of Adelphia’s board of directors (none of whom remain with the Company).

On December 3, 2003, the SEC filed a proof of claim in the Chapter 11 Cases against Adelphia for, among other things, penalties, disgorgement and prejudgment interest in an unspecified amount. The staff of the SEC told the Company’s advisors that its asserted claims for disgorgement and civil penalties under various legal theories could amount to billions of dollars. On July 14, 2004, the Creditors’ Committee initiated an adversary proceeding seeking, in effect, to subordinate the SEC’s claims based on the SEC Civil Action.

On April 25, 2005, after extensive negotiations with the SEC and the U.S. Attorney, the Company entered into the Non-Prosecution Agreement pursuant to which the Company agreed, among other things: (i) to contribute $715,000,000 in value to a fund to be established and administered by the United States Attorney General and the SEC for the benefit of investors harmed by the activities of prior management (the “Restitution Fund”); (ii) to continue to cooperate with the U.S. Attorney until the later of April 25, 2007, or the date upon which all prosecutions arising out of the conduct described in the Rigas Criminal Action (as described below) and SEC Civil Action are final; and (iii) not to assert claims against the Rigas Family except for John J. Rigas, Timothy J. Rigas and Michael J. Rigas (together, the “Excluded Parties”), provided that Michael J. Rigas will cease to be an Excluded Party if all currently pending criminal proceedings against him are resolved without a felony conviction on a charge involving fraud or false statements (other than false statements to the U.S. Attorney or the SEC). On November 23, 2005, Michael J. Rigas pled guilty to a violation of Title 47, U.S. Code, Section 220(e) for making a false entry in a Company record (a form required to be filed with the SEC), and on March 3, 2006, was sentenced to two years of probation, including ten months of home confinement.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8:	Contingencies (Continued)

As a result of the Sale Transaction, the Company’s contribution to the Restitution Fund will consist of $600,000,000 in cash and stock (with at least $200,000,000 in cash) and 50% of the first $230,000,000 of future proceeds, if any, from certain litigation against third parties who injured the Company. Unless extended on consent of the U.S. Attorney and the SEC, which consent may not be unreasonably withheld, the Company must make these payments on or before the earlier of: (i) October 15, 2006; (ii) 120 days after confirmation of a stand-alone plan of reorganization; or (iii) seven days after the first distribution of stock or cash to creditors under any plan of reorganization (the SEC on behalf of itself and the U.S. Attorney has informed the Company that such distribution under the JV Plan does not create an obligation to make the restitution payment). The Company recorded charges of $425,000,000 and $175,000,000 during 2004 and 2002, respectively, related to the Non-Prosecution Agreement.

The U.S. Attorney agreed: (i) not to prosecute Adelphia or specified subsidiaries of Adelphia for any conduct (other than criminal tax violations) related to the Rigas Criminal Action (defined below) or the allegations contained in the SEC Civil Action; (ii) not to use information obtained through the Company’s cooperation with the U.S. Attorney to criminally prosecute the Company for tax violations; and (iii) to transfer to the Company all of the Forfeited Entities, certain specified real estate and other property forfeited by the Rigas Family and by the Rigas Family Entities and any securities of the Company that were directly or indirectly owned by the Rigas Family and by the Rigas Family Entities prior to forfeiture. The U.S. Attorney agreed with the Rigas Family not to require forfeiture of Coudersport and Bucktail (which together served approximately 5,000 subscribers (unaudited) as of the date of the Forfeiture Order). A condition precedent to the Company’s obligation to make the contribution to the Restitution Fund described in the preceding paragraph is the Company’s receipt of title to the Forfeited Entities, certain specified real estate and other property and any securities described above forfeited by the Rigas Family and by the Rigas Family Entities, free and clear of all liens, claims, encumbrances or adverse interests. The Forfeited Entities transferred to the Company pursuant to the RME Forfeiture Orders represent the overwhelming majority of the Rigas Co-Borrowing Entities’ subscribers and value.

Also on April 25, 2005, the Company consented to the entry of a final judgment in the SEC Civil Action resolving the SEC’s claims against the Company. Pursuant to this agreement, the Company will be permanently enjoined from violating various provisions of the federal securities laws, and the SEC has agreed that if the Company makes the $715,000,000 contribution to the Restitution Fund, then the Company will not be required to pay disgorgement or a civil monetary penalty to satisfy the SEC’s claims.

Pursuant to letter agreements with TW NY and Comcast, the U.S. Attorney has agreed, notwithstanding any failure by the Company to comply with the Non-Prosecution Agreement, that it will not criminally prosecute any of the joint venture entities or their subsidiaries purchased from the Company by TW NY or Comcast pursuant to the asset purchase agreements dated April 20, 2005, as amended (the “Purchase Agreements”). Under such letter agreements, each of TW NY and Comcast have agreed that following the closing of the Sale Transaction they will cooperate with the relevant governmental authorities’ requests for information about the Company’s operations, finances and corporate governance between 1997 and confirmation of the Debtors’ plan of reorganization. The sole and exclusive remedy against TW NY or Comcast for breach of any obligation in the letter agreements is a civil action for breach of contract seeking specific performance of such obligations. In addition, TW NY and Comcast entered into letter agreements with the SEC agreeing that upon and after the closing of the Sale Transaction, TW NY, Comcast and their respective affiliates (including the joint venture entities transferred pursuant to the Purchase Agreements) will not be subject to, or have any obligation under, the final judgment consented to by the Company in the SEC Civil Action.

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The Non-Prosecution Agreement was subject to the approval of, and has been approved by, the Bankruptcy Court. Adelphia’s consent to the final judgment in the SEC Civil Action was subject to the approval of, and has been approved by, both the Bankruptcy Court and the District Court. Various parties have challenged and sought appellate review or reconsideration of the orders of the Bankruptcy Court approving these settlements. The District Court affirmed the Bankruptcy Court’s approval of the Non-Prosecution Agreement, Adelphia’s consent to the final judgment in the SEC Civil Action and the Adelphia-Rigas Settlement Agreement (defined below). On March 24, 2006, various parties appealed the District Court’s order affirming the Bankruptcy Court’s approval to the United States Court of Appeals for the Second Circuit (the “Second Circuit”). Adelphia has moved to dismiss that appeal on the grounds that it is moot, amounts to an impermissible collateral attack on the 363 Approval Order and is barred by res judicata. The appeal from the District Court’s order affirming the Bankruptcy Court’s approval and Adelphia’s motion to dismiss that appeal are pending before the Second Circuit. The order of the District Court approving Adelphia’s consent to the final judgment in the SEC Civil Action has not been appealed. The appeals of the District Court’s approval of the Government-Rigas Settlement Agreement (defined below) and the creation of the Restitution Fund have been denied by the Second Circuit.

Adelphia’s Lawsuit Against the Rigas Family.  On July 24, 2002, Adelphia filed a complaint in the Bankruptcy Court against John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, James Brown, Michael C. Mulcahey, Peter L. Venetis, Doris Rigas, Ellen Rigas Venetis and the Rigas Family Entities (the “Rigas Civil Action”). This action generally alleged the defendants misappropriated billions of dollars from the Company in breach of their fiduciary duties to Adelphia. On November 15, 2002, Adelphia filed an amended complaint against the defendants that expanded upon the facts alleged in the original complaint and alleged violations of the Racketeering Influenced and Corrupt Organizations (“RICO”) Act, breach of fiduciary duty, securities fraud, fraudulent concealment, fraudulent misrepresentation, conversion, waste of corporate assets, breach of contract, unjust enrichment, fraudulent conveyance, constructive trust, inducing breach of fiduciary duty, and a request for an accounting (the “Amended Complaint”). The Amended Complaint sought relief in the form of, among other things, treble and punitive damages, disgorgement of monies and securities obtained as a consequence of the Rigas Family’s improper conduct and attorneys’ fees.

On April 25, 2005, Adelphia and the Rigas Family entered into a settlement agreement with respect to the Rigas Civil Action (the “Adelphia-Rigas Settlement Agreement”), pursuant to which Adelphia agreed, among other things: (i) to pay $11,500,000 to a legal defense fund for the benefit of the Rigas Family; (ii) to provide management services to Coudersport and Bucktail for an interim period ending no later than December 31, 2005 (“Interim Management Services”); (iii) to indemnify Coudersport and Bucktail, and the Rigas Family’s (other than the Excluded Parties’) interest therein, against claims asserted by the lenders under the Co-Borrowing Facilities with respect to such indebtedness up to the fair market value of those entities (without regard to their obligations with respect to such indebtedness); (iv) to provide certain members of the Rigas Family with certain indemnities, reimbursements or other protections in connection with certain third party claims arising out of Company litigation, and in connection with claims against certain members of the Rigas Family by any of the Tele-Media Joint Ventures or Century/ML Cable Venture (“Century/ML Cable”); and (v) within ten business days of the date on which the consent order of forfeiture is entered, dismiss the Rigas Civil Action, except for claims against the Excluded Parties. The Rigas Family agreed: (i) to make certain tax elections, under certain circumstances, with respect to the Forfeited Entities; (ii) to pay Adelphia five percent of the gross operating revenue of Coudersport and Bucktail for the Interim Management Services; and (iii) to offer employment to certain Coudersport and Bucktail employees on terms and conditions that, in the aggregate, are no less favorable to such employees (other than any employees who were expressly excluded by written notice to Adelphia received by July 1, 2005) than their terms of employment with the Company.

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Pursuant to the Adelphia-Rigas Settlement Agreement, on June 21, 2005, the Company filed a dismissal with prejudice of all claims in this action except against the Excluded Parties.

This settlement was subject to the approval of, and has been approved by, the Bankruptcy Court. Various parties have challenged and sought appellate review or reconsideration of the order of the Bankruptcy Court approving this settlement. The appeals of the Bankruptcy Court’s approval remain pending.

Rigas Criminal Action.  In connection with an investigation conducted by the DoJ, on July 24, 2002, certain members of the Rigas Family and certain alleged co-conspirators were arrested, and on September 23, 2002, were indicted by a grand jury on charges including fraud, securities fraud, bank fraud and conspiracy to commit fraud (the “Rigas Criminal Action”). On November 14, 2002, one of the Rigas Family’s alleged co-conspirators, James Brown, pleaded guilty to one count each of conspiracy, securities fraud and bank fraud. On January 10, 2003, another of the Rigas Family’s alleged co-conspirators, Timothy Werth, who had not been arrested with the others on July 24, 2002, pleaded guilty to one count each of securities fraud, conspiracy to commit securities fraud, wire fraud and bank fraud. The trial in the Rigas Criminal Action began on February 23, 2004 in the District Court. On July 8, 2004, the jury returned a partial verdict in the Rigas Criminal Action. John J. Rigas and Timothy J. Rigas were each found guilty of conspiracy (one count), bank fraud (two counts), and securities fraud (15 counts) and not guilty of wire fraud (five counts). Michael J. Mulcahey was acquitted of all 23 counts against him. The jury found Michael J. Rigas not guilty of conspiracy and wire fraud, but remained undecided on the securities fraud and bank fraud charges against him. On July 9, 2004, the court declared a mistrial on the remaining charges against Michael J. Rigas after the jurors were unable to reach a verdict as to those charges. The bank fraud charges against Michael J. Rigas have since been dismissed with prejudice. On March 17, 2005, the District Court denied the motion of John J. Rigas and Timothy J. Rigas for a new trial. On June 20, 2005, John J. Rigas and Timothy J. Rigas were convicted and sentenced to 15 years and 20 years in prison, respectively. John J. Rigas and Timothy J. Rigas have appealed their convictions and sentences and remain free on bail pending resolution of their appeals. On November 23, 2005, Michael J. Rigas pled guilty to a violation of Title 47, U.S. Code, Section 220(e) for making a false entry in a Company record (a form required to be filed with the SEC), and on March 3, 2006, was sentenced to two years of probation, including ten months of home confinement.

The indictment against the Rigas Family included a request for entry of a money judgment in an amount exceeding $2,500,000,000 and for entry of an order of forfeiture of all interests of the convicted Rigas defendants in the Rigas Family Entities. On December 10, 2004, the DoJ filed an application for a preliminary order of forfeiture finding John J. Rigas and Timothy J. Rigas jointly and severally liable for personal money judgments in the amount of $2,533,000,000.

On April 25, 2005, the Rigas Family and the U.S. Attorney entered into a settlement agreement (the “Government-Rigas Settlement Agreement”), pursuant to which the Rigas Family agreed to forfeit: (i) all of the Forfeited Entities; (ii) certain specified real estate and other property; and (iii) all securities in the Company directly or indirectly owned by the Rigas Family. The U.S. Attorney agreed: (i) not to seek additional monetary penalties from the Rigas Family, including the request for a money judgment as noted above; (ii) from the proceeds of certain assets forfeited by the Rigas Family, to establish the Restitution Fund for the purpose of providing restitution to holders of the Company’s publicly traded securities; and (iii) to inform the District Court of this agreement at the sentencing of John J. Rigas and Timothy J. Rigas.

Pursuant to the Forfeiture Order, all right, title and interest of the Rigas Family and Rigas Family Entities in the Forfeited Entities, certain specified real estate and other property and any securities of the Company were forfeited to the United States. On August 19, 2005, the Company filed a petition with the District Court seeking an order transferring title to these assets and securities to the Company. Since that time, petitions have

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been filed by three lending banks, each asserting an interest in the Forfeited Entities for the purpose, according to the petitions, of protecting against the contingency that the Bankruptcy Court approval of certain settlement agreements is overturned on appeal. In addition, petitions have been filed by two local franchising authorities with respect to two of the Forfeited Entities, by two mechanic’s lienholders with respect to two of the forfeited real properties and by a school district with respect to one of the forfeited real properties. The Company’s petition also asserted claims to the forfeited properties on behalf of two entities, Century/ML Cable and Super Cable ALK International, A.A. (Venezuela), in which the Company no longer holds an interest. Pursuant to the RME Forfeiture Orders, on March 29, 2006, all right, title and interest in the Forfeited Entities held by the Rigas Family and by the Rigas Family Entities prior to the Forfeiture Order were transferred to certain subsidiaries of the Company free and clear of all liens, claims, encumbrances and adverse interests in accordance with the RME Forfeiture Orders, subject to certain limitations set forth in the RME Forfeiture Orders. On July 28, 2006, the District Court entered the Real Property Forfeiture Orders pursuant to which all right, title and interest previously held by the Rigas Family and the Rigas Family Entities in certain specified real estate and other property were transferred to certain subsidiaries of the Company free and clear of all liens, claims, encumbrances and adverse interests in accordance with the Real Property Forfeiture Orders, subject to certain limitations set forth in the Real Property Forfeiture Orders. The transfer of all right, title and interest previously held by the Rigas Family and by the Rigas Family Entities in any of the Company’s securities in furtherance of the Non-Prosecution Agreement is expected to occur in accordance with separate, subsequent court documentation. The government has requested that its next status report to the District Court regarding the forfeiture proceedings be submitted on September 12, 2006.

The Company was not a defendant in the Rigas Criminal Action, but was under investigation by the DoJ regarding matters related to alleged wrongdoing by certain members of the Rigas Family. Upon approval of the Non-Prosecution Agreement, Adelphia and specified subsidiaries are no longer subject to criminal prosecution (other than for criminal tax violations) by the U.S. Attorney for any conduct related to the Rigas Criminal Action or the allegations contained in the SEC Civil Action, so long as the Company complies with its obligations under the Non-Prosecution Agreement.

Securities and Derivative Litigation.  Certain of the Debtors and certain former officers, directors and advisors have been named as defendants in a number of lawsuits alleging violations of federal and state securities laws and related claims. These actions generally allege that the defendants made materially misleading statements understating the Company’s liabilities and exaggerating the Company’s financial results in violation of securities laws.

In particular, beginning on April 2, 2002, various groups of plaintiffs filed more than 30 class action complaints, purportedly on behalf of certain of the Company’s shareholders and bondholders or classes thereof in federal court in Pennsylvania. Several non-class action lawsuits were brought on behalf of individuals or small groups of security holders in federal courts in Pennsylvania, New York, South Carolina and New Jersey, and in state courts in New York, Pennsylvania, California and Texas. Seven derivative suits were also filed in federal and state courts in Pennsylvania, and four derivative suits were filed in state court in Delaware. On May 6, 2002, a notice and proposed order of dismissal without prejudice was filed by the plaintiff in one of these four Delaware derivative actions. The remaining three Delaware derivative actions were consolidated on May 22, 2002. On February 10, 2004, the parties stipulated and agreed to the dismissal of these consolidated actions with prejudice.

The complaints, which named as defendants the Company, certain former officers and directors of the Company and, in some cases, the Company’s former auditors, lawyers, as well as financial institutions who worked with the Company, generally allege that, among other improper statements and omissions, defendants misled investors regarding the Company’s liabilities and earnings in the Company’s public filings. The

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majority of these actions assert claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. Certain bondholder actions assert claims for violation of Section 11 and/or Section 12(a) (2) of the Securities Act of 1933. Certain of the state court actions allege various state law claims.

On July 23, 2003, the Judicial Panel on Multidistrict Litigation issued an order transferring numerous civil actions to the District Court for consolidated or coordinated pre-trial proceedings (the “MDL Proceedings”).

On September 15, 2003, proposed lead plaintiffs and proposed co-lead counsel in the consolidated class action were appointed in the MDL Proceedings. On December 22, 2003, lead plaintiffs filed a consolidated class action complaint. Motions to dismiss have been filed by various defendants. Beginning in the spring of 2005, the court in the MDL Proceedings granted in part various motions to dismiss relating to many of the actions, while granting leave to replead some claims. As a result of the filing of the Chapter 11 Cases and the protections of the automatic stay, the Company is not named as a defendant in the amended complaint, but is a non-party. The parties have continued to brief pleading motions, and no answer to the consolidated class action complaint, or the other actions, has been filed. The consolidated class action complaint seeks monetary damages of an unspecified amount, rescission and reasonable costs and expenses and such other relief as the court may deem just and proper. The individual actions against the Company also seek damages of an unspecified amount.

On May 23, 2006, the lead plaintiffs, the named plaintiffs and the class reached a settlement with Deloitte & Touche LLP (“Deloitte”). On June 7, 2006, the lead plaintiffs, the named plaintiffs and the class reached a settlement with the financial institutions. The District Court entered an order preliminarily approving the settlements and set a hearing date of November 10, 2006 to consider final approval of the settlements.

Pursuant to Section 362 of the Bankruptcy Code, all of the securities and derivative claims that were filed against the Company before the bankruptcy filings are automatically stayed and not proceeding as to the Company.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Acquisition Actions.  After the alleged misconduct of certain members of the Rigas Family was publicly disclosed, three actions were filed in May and June 2002 against the Company by former shareholders of companies that the Company acquired, in whole or in part, through stock transactions. These actions allege that the Company improperly induced these former shareholders to enter into these stock transactions through misrepresentations and omissions, and the plaintiffs seek monetary damages and equitable relief through rescission of the underlying acquisition transactions.

Two of these proceedings have been filed with the American Arbitration Association alleging violations of federal and state securities laws, breaches of representations and warranties and fraud in the inducement. One of these proceedings seeks rescission, compensatory damages and pre-judgment relief, and the other seeks specific performance. The third action alleges fraud and seeks rescission, damages and attorneys’ fees. This action was originally filed in a Colorado State Court, and subsequently was removed by the Company to the United States District Court for the District of Colorado. The Colorado State Court action was closed administratively on July 16, 2004, subject to reopening if and when the automatic bankruptcy stay is lifted or for other good cause shown. These actions have been stayed pursuant to the automatic stay provisions of Section 362 of the Bankruptcy Code.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

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ML Media Litigation.  Adelphia and ML Media Partners, L.P. (“ML Media”) have been involved in a longstanding dispute concerning Century/ML Cable’s management, the buy/sell rights of ML Media and various other matters.

In March 2000, ML Media brought suit against Century, Adelphia and Arahova Communications, Inc. (“Arahova”) in the Supreme Court of the State of New York, seeking, among other things: (i) the dissolution of Century/ML Cable and the appointment of a receiver to sell Century/ML Cable’s assets; (ii) if no receiver was appointed, an order authorizing ML Media to conduct an auction for the sale of Century/ML Cable’s assets to an unrelated third party and enjoining Adelphia from interfering with or participating in that process; (iii) an order directing the defendants to comply with the Century/ML Cable joint venture agreement with respect to provisions relating to governance matters and the budget process; and (iv) compensatory and punitive damages. The parties negotiated a consent order that imposed various consultative and reporting requirements on Adelphia and Century as well as restrictions on Century’s ability to make capital expenditures without ML Media’s approval. Adelphia and Century were held in contempt of that order in early 2001.

In connection with the December 13, 2001 settlement of the above dispute, Adelphia, Century/ML Cable, ML Media and Highland Holdings, a general partnership then owned and controlled by members of the Rigas Family (“Highland”), entered into a Leveraged Recapitalization Agreement (the “Recap Agreement”), pursuant to which Century/ML Cable agreed to redeem ML Media’s 50% interest in Century/ML Cable (the “Redemption”) on or before September 30, 2002 for a purchase price between $275,000,000 and $279,800,000 depending on the timing of the Redemption, plus interest. Among other things, the Recap Agreement provided that: (i) Highland would arrange debt financing for the Redemption; (ii) Highland, Adelphia and Century would jointly and severally guarantee debt service on debt financing for the Redemption on and after the closing of the Redemption; and (iii) Highland and Century would own 60% and 40% interests, respectively, in the recapitalized Century/ML Cable. Under the terms of the Recap Agreement, Century’s 50% interest in Century/ML Cable was pledged to ML Media as collateral for the Company’s obligations.

On September 30, 2002, Century/ML Cable filed a voluntary petition to reorganize under Chapter 11 in the Bankruptcy Court. Century/ML Cable was operating its business as a debtor-in-possession.

By an order of the Bankruptcy Court dated September 17, 2003, Adelphia and Century rejected the Recap Agreement, effective as of such date.

Adelphia, Century, Highland, Century/ML Cable and ML Media have been engaged in litigation regarding the enforceability of the Recap Agreement. On April 15, 2004, the Bankruptcy Court indicated that it would dismiss all counts of Adelphia’s challenge to the enforceability of the Recap Agreement except for its allegation that ML Media aided and abetted a breach of fiduciary duty in connection with the execution of the Recap Agreement. The Bankruptcy Court also indicated that it would allow Century/ML Cable’s counterclaim to avoid the Recap Agreement as a constructive fraudulent conveyance to proceed.

ML Media has alleged that it was entitled to elect recovery of either $279,800,000, plus costs and interest in exchange for its interest in Century/ML Cable, or up to the difference between $279,800,000 and the fair market value of its interest in Century/ML Cable, plus costs, interest and revival of the state court claims described above.

On June 3, 2005, Century entered into an interest acquisition agreement with San Juan Cable, LLC (“San Juan Cable”), Century/ML Cable, Century-ML Cable Corporation (a subsidiary of Century/ML Cable) and ML Media, (the “IAA”), pursuant to which Century and ML Media agreed to sell their interests in Century/ML Cable for $520,000,000 (subject to potential purchase price adjustments as defined in the IAA) to San Juan Cable. On August 9, 2005, Century/ML Cable filed its plan of reorganization (the “Century/ML

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Plan”) and its related disclosure statement (the “Century/ML Disclosure Statement”) with the Bankruptcy Court. On August 18, 2005, the Bankruptcy Court approved the Century/ML Disclosure Statement. On September 7, 2005, the Bankruptcy Court confirmed the Century/ML Plan, which is designed to satisfy the conditions of the IAA with San Juan Cable and provides that all third-party claims will either be paid in full or assumed by San Juan Cable under the terms set forth in the IAA. On October 31, 2005, the sale of Century/ML Cable to San Juan Cable (the “Century/ML Sale”) was consummated and the Century/ML Plan became effective. Neither the Century/ML Sale nor the effectiveness of the Century/ML Plan resolved the pending litigation among Adelphia, Century, Highland, Century/ML Cable and ML Media. Upon consummation of the Century/ML Sale, one-half of the net proceeds was placed in an escrow account for the benefit of ML Media (the “ML Media Escrow”) and one-half of the net proceeds was placed in an escrow account for the benefit of Century (the “Century Escrow”). Pursuant to the IAA and the Century/ML Plan, Adelphia was granted control over Century/ML Cable’s counterclaims in the litigation. Adelphia has since withdrawn Century/ML Cable’s counterclaim to avoid the Recap Agreement as a constructive fraudulent conveyance. On November 23, 2005, Adelphia and Century filed their first amended answer, affirmative defenses and counterclaims. On January 13, 2006, ML Media replied to Adelphia’s and Century’s amended counterclaims and moved for summary judgment against Adelphia and Century on both Adelphia’s and Century’s remaining counterclaims and the issue of Adelphia’s and Century’s liability. Adelphia and Century filed their response to ML Media’s summary judgment motion, as well as cross-motions for summary judgment, on March 13, 2006.

Adelphia, Century, ML Media and the post-confirmation bankruptcy estate of Century/ML Cable (the “Estate”) entered into a settlement agreement and mutual general release, dated as of May 11, 2006, which resolves all disputes among the parties (the “Settlement Agreement”). The Company recorded a loss of $64,038,000 related to the Settlement Agreement during the first quarter of 2006 in other income (expense), net. On May 22, 2006, the Bankruptcy Court entered an order approving the Settlement Agreement (the “Approval Order”), which became final on June 2, 2006. Pursuant to the Settlement Agreement, (i) ML Media and Century have released the ML Media Escrow to ML Media; (ii) Adelphia and Century are obligated to perform all obligations of the sellers under the IAA and have the right to exercise substantially all of the rights of sellers under the IAA and to settle all claims against the Estate, (iii) ML Media transferred substantially all of its rights with respect to the IAA and the Estate (including the right to receive ML Media’s portion of undistributed funds totaling approximately $23,000,000) to a new escrow account (the “New Escrow”), (iv) Adelphia and Century are obligated to indemnify ML Media against certain liabilities and expenses arising out of the IAA; (v) ML Media on the one hand, and Century and Adelphia on the other hand, will dismiss all pending litigation against each other, and mutual releases are now effective, (vi) Century made a payment to ML Media from the Century Escrow of $87,117,000 and (vii) the New Escrow and the balance of the Century Escrow, totaling $178,400,000 was released to Century.

Based on current facts, the Company does not anticipate that its obligations with respect to the IAA will have a material adverse effect on the Company’s financial condition or results of operations.

The X Clause Litigation.  On December 29, 2003, the ad hoc committee of holders of Adelphia’s 6% and 3.25% convertible subordinated notes (collectively, the “Subordinated Notes”), together with the Bank of New York, the indenture trustee for the Subordinated Notes (collectively, the “X Clause Plaintiffs”), commenced an adversary proceeding against Adelphia in the Bankruptcy Court. The X Clause Plaintiffs’ complaint sought a judgment declaring that the subordination provisions in the indentures for the Subordinated Notes were not applicable to an Adelphia plan of reorganization in which constituents receive common stock of Adelphia and that the Subordinated Notes are entitled to share pari passu in the distribution of any common stock of Adelphia given to holders of senior notes of Adelphia.

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The basis for the X Clause Plaintiffs’ claim is a provision in the applicable indentures, commonly known as the “X Clause,” which provides that any distributions under a plan of reorganization comprised solely of “Permitted Junior Securities” are not subject to the subordination provision of the Subordinated Notes indenture. The X Clause Plaintiffs asserted that, under their interpretation of the applicable indentures, a distribution of a single class of new common stock of Adelphia would meet the definition of “Permitted Junior Securities” set forth in the indentures, and therefore be exempt from subordination.

On February 6, 2004, Adelphia filed its answer to the complaint, denying all of its substantive allegations. Thereafter, both the X Clause Plaintiffs and Adelphia cross-moved for summary judgment with both parties arguing that their interpretation of the X Clause was correct as a matter of law. The indenture trustee for the Adelphia senior notes (the “Senior Notes Trustee”) also intervened in the action and, like Adelphia, moved for summary judgment arguing that the X Clause Plaintiffs were subordinated to holders of senior notes with respect to any distribution of common stock under a plan of reorganization. In addition, the Creditors’ Committee also moved to intervene and, thereafter, moved to dismiss the X Clause Plaintiffs’ complaint on the grounds, among others, that it did not present a justiciable case or controversy and therefore was not ripe for adjudication. In a written decision, dated April 12, 2004, the Bankruptcy Court granted the Creditors’ Committee’s motion to dismiss without ruling on the merits of the various cross-motions for summary judgment. The Bankruptcy Court’s dismissal of the action was without prejudice to the X Clause Plaintiffs’ right to bring the action at a later date, if appropriate.

Subsequent to Adelphia entering into the Sale Transaction, the X Clause Plaintiffs asserted that the subordination provisions in the indentures for the Subordinated Notes also are not applicable to an Adelphia plan of reorganization in which constituents receive TWC Class A Common Stock and that the Subordinated Notes would therefore be entitled to share pari passu in the distribution of any such TWC Class A Common Stock given to holders of senior notes of Adelphia. The Senior Notes Trustee, together with certain other constituents, disputed this position.

On December 6, 2005, the X Clause Plaintiffs and the Debtors jointly filed a motion seeking that the Bankruptcy Court establish a pre-confirmation process for interested parties to litigate the X Clause dispute. By order dated January 11, 2006, the Bankruptcy Court found that the X Clause dispute was ripe for adjudication and directed interested parties to litigate the dispute prior to plan confirmation (the “X Clause Pre-Confirmation Litigation”). A hearing on the X Clause Pre-Confirmation Litigation was held on March 9 and 10, 2006. On April 6, 2006, the Bankruptcy Court ruled that the subordination provisions for the Subordinated Notes were enforceable in the context of the Debtors’ plan of reorganization.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Verizon Franchise Transfer Litigation.  On March 20, 2002, the Company commenced an action (the “California Cablevision Action”) in the United States District Court for the Central District of California, Western Division, seeking, among other things, declaratory and injunctive relief precluding the City of Thousand Oaks, California (the “City”) from denying permits on the grounds that the Company failed to seek the City’s prior approval of an asset purchase agreement (the “Asset Purchase Agreement”), dated December 17, 2001, between the Company and Verizon Media Ventures. Pursuant to the Asset Purchase Agreement, the Company acquired certain Verizon Media Ventures cable equipment and network system assets (the “Verizon Cable Assets”) located in the City for use in the operation of the Company’s cable business in the City.

On March 25, 2002, the City and Ventura County (the “County”) commenced an action (the “Thousand Oaks Action”) against the Company and Verizon Media Ventures in California State Court alleging that

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Verizon Media Ventures’ entry into the Asset Purchase Agreement and conveyance of the Verizon Cable Assets constituted a breach of Verizon Media Ventures’ cable franchises and that the Company’s participation in the transaction amounted to actionable tortious interference with those franchises. The City and the County sought injunctive relief to halt the sale and transfer of the Verizon Cable Assets pursuant to the Asset Purchase Agreement and to compel the Company to treat the Verizon Cable Assets as a separate cable system.

On March 27, 2002, the Company and Verizon Media Ventures removed the Thousand Oaks Action to the United States District Court for the Central District of California, where it was consolidated with the California Cablevision Action.

On April 12, 2002, the district court conducted a hearing on the City’s and County’s application for a preliminary injunction and, on April 15, 2002, the district court issued a temporary restraining order in part, pending entry of a further order. On May 14, 2002, the district court issued a preliminary injunction and entered findings of fact and conclusions of law in support thereof (the “May 14, 2002 Order”). The May 14, 2002 Order, among other things: (i) enjoined the Company from integrating the Company’s and Verizon Media Ventures’ system assets serving subscribers in the City and the County; (ii) required the Company to return “ownership” of the Verizon Cable Assets to Verizon Media Ventures except that the Company was permitted to continue to “manage” the assets as Verizon Media Ventures’ agent to the extent necessary to avoid disruption in services until Verizon Media Ventures chose to reenter the market or sell the assets; (iii) prohibited the Company from eliminating any programming options that had previously been selected by Verizon Media Ventures or from raising the rates charged by Verizon Media Ventures; and (iv) required the Company and Verizon Media Ventures to grant the City and/or the County access to system records, contracts, personnel and facilities for the purpose of conducting an inspection of the then-current “state of the Verizon Media Ventures and the Company systems” in the City and the County. The Company appealed the May 14, 2002 Order and, on April 1, 2003, the U.S. Court of Appeals for the Ninth Circuit reversed the May 14, 2002 Order, thus removing any restrictions that had been imposed by the district court against the Company’s integration of the Verizon Cable Assets and remanded the actions back to the district court for further proceedings.

In September 2003, the City began refusing to grant the Company’s construction permit requests, claiming that the Company could not integrate the acquired Verizon Cable Assets with the Company’s existing cable system assets because the City had not approved the transaction between the Company and Verizon Media Ventures, as allegedly required under the City’s cable ordinance.

Accordingly, on October 2, 2003, the Company filed a motion for a preliminary injunction in the district court seeking to enjoin the City from refusing to grant the Company’s construction permit requests. On November 3, 2003, the district court granted the Company’s motion for a preliminary injunction, finding that the Company had demonstrated “a strong likelihood of success on the merits.” Thereafter, the parties agreed to informally stay the litigation pending negotiations between the Company and the City for the Company’s renewal of its cable franchise, with the intent that such negotiations would also lead to a settlement of the pending litigation. However, on September 16, 2004, at the City’s request, the court set certain procedural dates, including a trial date of July 12, 2005, which effectively re-opened the case to active litigation. Subsequently, the July 12, 2005 trial date was vacated pursuant to a stipulation and order. On July 11, 2005, the district court referred the matter to a United States magistrate judge for settlement discussions. A settlement conference was held on October 20, 2005, before the magistrate judge. After further negotiations, the Company reached agreement on the terms of settlements with both the City and County, subject to approval of such settlement agreements by the Bankruptcy Court. On February 21, 2006, the Bankruptcy Court approved a settlement between the Company and the City that resolves the pending litigation and all past franchise non-compliance issues. On March 27, 2006, the Bankruptcy Court approved a settlement between the Company and the County that resolves the pending litigation and all past franchise non-compliance issues.

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Pursuant to these settlements, the parties filed a stipulation that dismissed with prejudice all claims brought by the City and County against Adelphia (as well as the claims brought by Adelphia against the City), and the City and County have consented to the transfer of the Verizon Cable Assets in connection with the Sale Transaction.

Dibbern Adversary Proceeding.  On or about August 30, 2002, Gerald Dibbern, individually and purportedly on behalf of a class of similarly situated subscribers nationwide, commenced an adversary proceeding in the Bankruptcy Court against Adelphia asserting claims for violation of the Pennsylvania Consumer Protection Law, breach of contract, fraud, unjust enrichment, constructive trust, and an accounting. This complaint alleges that Adelphia charged, and continues to charge, subscribers for cable set-top box equipment, including set-top boxes and remote controls, that is unnecessary for subscribers that receive only basic cable service and have cable-ready televisions. The complaint further alleges that Adelphia failed to adequately notify affected subscribers that they no longer needed to rent this equipment. The complaint seeks a number of remedies including treble money damages under the Pennsylvania Consumer Protection Law, declaratory and injunctive relief, imposition of a constructive trust on Adelphia’s assets, and punitive damages, together with costs and attorneys’ fees.

On or about December 13, 2002, Adelphia moved to dismiss the adversary proceeding on several bases, including that the complaint fails to state a claim for which relief can be granted and that the matters alleged therein should be resolved in the claims process. The Bankruptcy Court granted Adelphia’s motion to dismiss and dismissed the adversary proceeding on May 3, 2005. In the Bankruptcy Court, Mr. Dibbern has also objected to the provisional disallowance of his proofs of claim, which comprised a portion of the Bankruptcy Court’s May 3, 2005 order. Mr. Dibbern appealed the May 3, 2005 order dismissing his adversary proceeding to the District Court. In an August 30, 2005 decision, the District Court affirmed the dismissal of Mr. Dibbern’s claims for violation of the Pennsylvania Consumer Protection Law, a constructive trust and an accounting, but reversed the dismissal of Mr. Dibbern’s breach of contract, fraud and unjust enrichment claims. These three claims will proceed in the Bankruptcy Court. Adelphia filed its answer on October 14, 2005 and discovery commenced. On March 15, 2006, the Debtors moved the Bankruptcy Court for an order staying discovery in several adversary proceedings, including the Dibbern adversary proceeding. On March 16, 2006, the Bankruptcy Court granted the order staying discovery in the Dibbern adversary proceeding.

On January 9, 2006, the Debtors filed a Notice of Estimation of Disputed Claims seeking to place a maximum allowed amount of $500,000 on the claims filed by Dibbern. On January 17, 2006, the Debtors filed their tenth omnibus claims objection to certain claims, including claims filed by Dibbern totaling more than $7.9 billion (including duplicative claims). Through the objections, the Debtors sought to disallow and expunge each of the Dibbern claims. On February 7, 2006, Dibbern filed an objection to the Notice of Estimation of Disputed Claims. On February 23, 2006, Dibbern responded to the Debtors’ objections and requested that the Bankruptcy Court require the Debtors to establish additional reserves for Dibbern’s claims or to reclassify the claims as claims against the operating companies. On April 21, 2006, the Debtors filed a motion establishing supplemental procedures for estimating certain disputed claims, including Dibbern’s claims. Dibbern objected to the Debtors’ motion on April 27, 2006. On May 4, 2006, the Bankruptcy Court entered an order granting the motion establishing supplemental procedures for estimating certain disputed claims, and on May 9, 2006, the Debtors filed an estimation notice seeking to estimate the claims filed by Dibbern for purposes of plan feasibility and reserves only. The Debtors and Dibbern then entered into a stipulation and agreed order on May 25, 2006 to cap Dibbern’s claims at $15,000,000 for purposes of plan feasibility and reserves only. The Company has not recorded any loss contingencies associated with Dibbern’s claims. The Bankruptcy Court signed the stipulation and agreed order on July 19, 2006.

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The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Creditors’ Committee Lawsuit Against Pre-Petition Banks.  Pursuant to the Bankruptcy Court order approving the DIP Facility (the “Final DIP Order”), the Company made certain acknowledgments (the “Acknowledgments”) with respect to the extent of its indebtedness under the pre-petition credit facilities, as well as the validity and extent of the liens and claims of the lenders under such facilities. However, given the circumstances surrounding the filing of the Chapter 11 Cases, the Final DIP Order preserved the Debtors’ right to prosecute, among other things, avoidance actions and claims against the pre-petition lenders and to bring litigation against the pre-petition lenders based on any wrongful conduct. The Final DIP Order also provided that any official committee appointed in the Chapter 11 Cases would have the right to request that it be granted standing by the Bankruptcy Court to challenge the Acknowledgments and to bring claims belonging to the Company and its estates against the pre-petition lenders.

Pursuant to a stipulation dated July 2, 2003, among the Debtors, the Creditors’ Committee and the Equity Committee, the parties agreed, subject to approval by the Bankruptcy Court, that the Creditors’ Committee would have derivative standing to file and prosecute claims against the pre-petition lenders, on behalf of the Debtors, and granted the Equity Committee leave to seek to intervene in any such action. This stipulation also preserves the Company’s ability to compromise and settle the claims against the pre-petition lenders. By motion dated July 6, 2003, the Creditors’ Committee moved for Bankruptcy Court approval of this stipulation and simultaneously filed a complaint (the “Bank Complaint”) against the agents and lenders under certain pre-petition credit facilities, and related entities, asserting, among other things, that these entities knew of, and participated in, the alleged improper actions by certain members of the Rigas Family and Rigas Family Entities (the “Pre-petition Lender Litigation”). The Debtors are nominal plaintiffs in this action.

The Bank Complaint contains 52 claims for relief to redress the claimed wrongs and abuses committed by the agents, lenders and other entities. The Bank Complaint seeks to, among other things: (i) recover as fraudulent transfers the principal and interest paid by the Company to the defendants; (ii) avoid as fraudulent obligations the Company’s obligations, if any, to repay the defendants; (iii) recover damages for breaches of fiduciary duties to the Company and for aiding and abetting fraud and breaches of fiduciary duties by the Rigas Family; (iv) equitably disallow, subordinate or recharacterize each of the defendants’ claims in the Chapter 11 Cases; (v) avoid and recover certain allegedly preferential transfers made to certain defendants; and (vi) recover damages for violations of the Bank Holding Company Act. Numerous motions seeking to defeat the Pre-petition Lender Litigation were filed by the defendants and the Bankruptcy Court held a hearing on such issues. The Equity Committee filed a motion seeking authority to bring an intervenor complaint (the “Intervenor Complaint”) against the defendants seeking to, among other things, assert additional contract claims against the investment banking affiliates of the agent banks and claims under the RICO Act against various defendants (the “Additional Claims”).

On October 3 and November 7, 2003, certain of the defendants filed both objections to approval of the stipulation and motions to dismiss the bulk of the claims for relief contained in the Bank Complaint and the Intervenor Complaint. The Bankruptcy Court heard oral argument on these objections and motions on December 20 and 21, 2004. In a memorandum decision dated August 30, 2005, the Bankruptcy Court granted the motion of the Creditors’ Committee for standing to prosecute the claims asserted by the Creditors’ Committee. The Bankruptcy Court also granted a separate motion of the Equity Committee to file and prosecute the Additional Claims on behalf of the Debtors. The motions to dismiss are still pending. Subsequent to issuance of this decision, several defendants filed, among other things, motions to transfer the Pre-petition Lender Litigation from the Bankruptcy Court to the District Court. By order dated February 9, 2006, the Pre-

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petition Lender Litigation was transferred to the District Court, except with respect to the pending motions to dismiss.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Devon Mobile Claim.  Pursuant to the Agreement of Limited Partnership of Devon Mobile Communications, L.P., a Delaware limited partnership (“Devon Mobile”), dated as of November 3, 1995, the Company owned a 49.9% limited partnership interest in Devon Mobile, which, through its subsidiaries, held licenses to operate regional wireless telephone businesses in several states. Devon Mobile had certain business and contractual relationships with the Company and with former subsidiaries or divisions of the Company that were spun off as TelCove, Inc. in January 2002.

In late May 2002, the Company notified Devon G.P., Inc. (“Devon G.P.”), the general partner of Devon Mobile, that it would likely terminate certain discretionary operational funding to Devon Mobile. On August 19, 2002, Devon Mobile and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Devon Mobile Bankruptcy Court”).

On January 17, 2003, the Company filed proofs of claim and interest against Devon Mobile and its subsidiaries for approximately $129,000,000 in debt and equity claims, as well as an additional claim of approximately $35,000,000 relating to the Company’s guarantee of certain Devon Mobile obligations (collectively, the “Company Claims”). By order dated October 1, 2003, the Devon Mobile Bankruptcy Court confirmed Devon Mobile’s First Amended Joint Plan of Liquidation (the “Devon Plan”). The Devon Plan became effective on October 17, 2003, at which time the Company’s limited partnership interest in Devon Mobile was extinguished. Under the Devon Plan, the Devon Mobile Communications Liquidating Trust (the “Devon Liquidating Trust”) succeeded to all of the rights of Devon Mobile, including prosecution of causes of action against Adelphia.

On or about January 8, 2004, the Devon Liquidating Trust filed proofs of claim in the Chapter 11 Cases seeking, in the aggregate, approximately $100,000,000 in respect of, among other things, certain cash transfers alleged to be either preferential or fraudulent and claims for deepening insolvency, alter ego liability and breach of an alleged duty to fund Devon Mobile operations, all of which arose prior to the commencement of the Chapter 11 Cases (the “Devon Claims”). On June 21, 2004, the Devon Liquidating Trust commenced an adversary proceeding in the Chapter 11 Cases (the “Devon Adversary Proceeding”) through the filing of a complaint (the “Devon Complaint”) which incorporates the Devon Claims. On August 20, 2004, the Company filed an answer and counterclaim in response to the Devon Complaint denying the allegations made in the Devon Complaint and asserting various counterclaims against the Devon Liquidating Trust, which encompassed the Company Claims. On November 22, 2004, the Company filed a motion for leave (the “Motion for Leave”) to file a third party complaint for contribution and indemnification against Devon G.P. and Lisa-Gaye Shearing Mead, the sole owner and President of Devon G.P. By endorsed order entered January 12, 2005, Judge Robert E. Gerber, the judge presiding over the Chapter 11 Cases and the Devon Adversary Proceeding, granted a recusal request made by counsel to Devon G.P. On January 21, 2005, the Devon Adversary Proceeding was reassigned from Judge Gerber to Judge Cecelia G. Morris. By an order dated April 5, 2005, Judge Morris denied the Motion for Leave and a subsequent motion for reconsideration.

On March 6, 2006, the Bankruptcy Court issued a memorandum decision granting Adelphia summary judgment on all counts of the Devon Complaint except for the fraudulent conveyance/breach of limited partnership claim. The Bankruptcy Court denied in its entirety the summary judgment motion filed by the Devon Liquidating Trust. Trial commenced on April 17, 2006. On April 18, 2006, the parties agreed on the

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record in the Bankruptcy Court to settle their disputes. The Devon Liquidating Trust agreed to release all claims it has against the Company, and the Company agreed to release all claims it has against the Devon Liquidating Trust. Neither party will pay any money to the other party as a result of this settlement.

The Company and the Devon Liquidating Trust are in the process of documenting the settlement they have reached. The settlement is subject to Bankruptcy Court approval.

NFHLP Claim.  On January 13, 2003, Niagara Frontier Hockey, L.P., a Delaware limited partnership owned by the Rigas Family (“NFHLP”) and certain of its subsidiaries (the “NFHLP Debtors”) filed voluntary petitions to reorganize under Chapter 11 in the United States Bankruptcy Court of the Western District of New York (the “NFHLP Bankruptcy Court”) seeking protection under the U.S. bankruptcy laws. Certain of the NFHLP Debtors entered into an agreement dated March 13, 2003 for the sale of certain assets, including the Buffalo Sabres National Hockey League team, and the assumption of certain liabilities. On October 3, 2003, the NFHLP Bankruptcy Court approved the NFHLP joint plan of liquidation. The NFHLP Debtors filed a complaint, dated November 4, 2003, against, among others, Adelphia and the Creditors’ Committee seeking to enforce certain prior stipulations and orders of the NFHLP Bankruptcy Court against Adelphia and the Creditors’ Committee related to the waiver of Adelphia’s right to participate in certain sale proceeds resulting from the sale of assets. Certain of the NFHLP Debtors’ pre-petition lenders, which are also defendants in the adversary proceeding, have filed cross-complaints against Adelphia and the Creditors’ Committee asking the NFHLP Bankruptcy Court to enjoin Adelphia and the Creditors’ Committee from prosecuting their claims against those pre-petition lenders. Although proceedings as to the complaint itself have been suspended, the parties have continued to litigate the cross-complaints. Discovery closed on November 1, 2005 and motions for summary judgment were filed on January 24, 2006, with additional briefing on the motions to follow.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Adelphia’s Lawsuit Against Deloitte.  On November 6, 2002, Adelphia sued Deloitte, Adelphia’s former independent auditors, in the Court of Common Pleas for Philadelphia County. The lawsuit seeks damages against Deloitte based on Deloitte’s alleged failure to conduct an audit in compliance with generally accepted auditing standards, and for providing an opinion that Adelphia’s financial statements conformed with GAAP when Deloitte allegedly knew or should have known that they did not conform. The complaint further alleges that Deloitte knew or should have known of alleged misconduct and misappropriation by the Rigas Family, and other alleged acts of self-dealing, but failed to report these alleged misdeeds to the Board or others who could have and would have stopped the Rigas Family’s misconduct. The complaint raises claims of professional negligence, breach of contract, aiding and abetting breach of fiduciary duty, fraud, negligent misrepresentation and contribution.

Deloitte filed preliminary objections seeking to dismiss the complaint, which were overruled by the court by order dated June 11, 2003. On September 15, 2003, Deloitte filed an answer, a new matter and various counterclaims in response to the complaint. In its counterclaims, Deloitte asserted causes of action against Adelphia for breach of contract, fraud, negligent misrepresentation and contribution. Also on September 15, 2003, Deloitte filed a related complaint naming as additional defendants John J. Rigas, Timothy J. Rigas, Michael J. Rigas, and James P. Rigas. In this complaint, Deloitte alleges causes of action for fraud, negligent misrepresentation and contribution. The Rigas defendants, in turn, have claimed a right to contribution and/or indemnity from Adelphia for any damages Deloitte may recover against the Rigas defendants. On January 9, 2004, Adelphia answered Deloitte’s counterclaims. Deloitte moved to stay discovery in this action until completion of the Rigas Criminal Action, which Adelphia opposed. Following the motion, discovery was effectively stayed for 60 days but has now commenced. Deloitte and Adelphia have exchanged documents and

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are engaged in substantive discovery. On May 25, 2006, the court extended the discovery deadline to September 5, 2006 and ordered that the case be ready for trial by January 2, 2007.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Arahova Motions.  Substantial disputes exist between creditors of the Debtors that principally affect the recoveries to the holders of certain notes due September 15, 2007, issued by FrontierVision Holdings, L.P. (an indirect subsidiary of Adelphia), the creditors of Olympus Communications, L.P. (“Olympus”) and the creditors of Arahova and Adelphia (the “Inter-Creditor Dispute”). On November 7, 2005, the ad hoc committee of Arahova noteholders (the “Arahova Noteholders’ Committee”) filed four emergency motions for relief with the Bankruptcy Court seeking, among other things, to: (i) appoint a trustee for Arahova and its subsidiaries (collectively, the “Arahova/Century Debtors”) who may not receive payment in full under the Debtors’ plan of reorganization or, alternatively, appoint independent officers and directors, with the assistance of separately retained counsel, to represent the Arahova/Century Debtors in connection with the Inter-Creditor Dispute; (ii) disqualify Willkie Farr & Gallagher LLP (“WF&G”) from representing the Arahova/Century Debtors in the Chapter 11 Cases and the balance of the Debtors with respect to the Inter-Creditor Dispute; (iii) terminate the exclusive periods during which the Arahova/Century Debtors may file and solicit acceptances of a Chapter 11 plan of reorganization and related disclosure statement (the previous three motions, the “Arahova Emergency Motions”); and (iv) authorize the Arahova Noteholders’ Committee to file confidential supplements containing certain information. The Bankruptcy Court held a sealed hearing on the Arahova Emergency Motions on January 4, 5 and 6, 2006.

Pursuant to an order dated January 26, 2006 (the “Arahova Order”), the Bankruptcy Court: (i) denied the motion to terminate the Arahova/Century Debtors’ exclusivity; (ii) denied the motion to appoint a trustee for the Arahova/Century Debtors, or, alternatively, to require the appointment of nonstatutory fiduciaries; and (iii) granted the motion for an order disqualifying WF&G from representing the Arahova/Century Debtors and any of the other Debtors in the Inter-Creditor Dispute. Without finding that present management or WF&G have in any way acted inappropriately to date, the Bankruptcy Court found that WF&G’s voluntary neutrality in such disputes should be mandatory, except that the Bankruptcy Court stated that WF&G could continue to act as a facilitator privately to assist creditor groups that are parties to the Inter-Creditor Dispute reach a settlement. The Arahova Noteholders’ Committee appealed the Arahova Order to the District Court, and on March 30, 2006, the District Court affirmed the Arahova Order. On April 7, 2006, the Arahova Noteholders’ Committee appealed the Arahova Order to the Second Circuit. On July 26, 2006, the Second Circuit entered a stipulation and order between the Debtors and the Arahova Noteholders’ Committee withdrawing the Arahova Noteholders’ Committee’s appeal from active consideration. The Arahova Noteholders’ Committee may reactivate its appeal on or before October 20, 2006.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

City of Martinsville and Henry County, Virginia—Right of Purchase Claim.  Pursuant to the asset purchase agreement between TW NY and Adelphia, the Company filed Federal Communications Commission (“FCC”) Form 394 franchise transfer requests with the City of Martinsville, Virginia (“Martinsville”) and County of Henry, Virginia (“Henry County”). In response to the Company’s request for franchise transfer approval, Martinsville asserted a right under its franchise agreement with Multi-Channel T.V. Cable Company, an Adelphia subsidiary and a Debtor (“Multi-Channel T.V.”), to purchase the Adelphia systems serving its community. In addition, Henry County allegedly denied the Company’s request for franchise transfer approval within 120 days of such request and thereafter purportedly assigned to Martinsville its purported right to

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purchase the Adelphia systems serving its community under its franchise agreement with Multi-Channel T.V. As of June 30, 2006, the combined number of Company subscribers in the two communities was approximately 16,000.

On April 26, 2006, Martinsville Cable, Inc. (“Martinsville Cable”) filed a complaint against Multi-Channel T.V. with the Bankruptcy Court in the Chapter 11 Cases seeking, among other things, a declaration that the alleged purchase rights of Martinsville and Henry County (which purportedly were assigned to Martinsville) are valid and enforceable. The complaint also seeks an order requiring Multi-Channel T.V. to specifically perform pursuant to the terms of the franchise agreements to sell such systems to Martinsville Cable or, in the event the request for specific performance is denied, judgment for all damages suffered by Martinsville Cable as a result of Multi-Channel T.V.’s alleged material breach of the franchise agreements. The complaint further seeks a permanent injunction prohibiting Multi-Channel T.V. from transferring such systems to TW NY or any third party. The Company believes that there are significant legal barriers to Martinsville enforcing its alleged purchase rights under the Bankruptcy Code, the Cable Communications Policy Act of 1984, as amended, and Virginia state law.

On June 14, 2006, Martinsville Cable filed a complaint against TW NY and TWC in Virginia state court seeking a declaratory judgment that the alleged purchase rights are enforceable and have been properly exercised with regard to a subsequent proposed sale of the Martinsville and Henry County cable assets by TW NY to Comcast (the “Virginia Action”). The complaint in the Virginia action also requests an injunction prohibiting TW NY and TWC from transferring the Martinsville and Henry County cable assets to Comcast or any other third party, in the event that TW NY acquires the relevant cable systems from Adelphia. On June 26, 2006, the action was removed from Virginia state court to the United States District Court for the Western District of Virginia (the “Virginia District Court”).

On July 20, 2006, the Virginia District Court entered an agreed order in the Virginia Action (the “Agreed Order”) providing that Comcast Cable Communications Holdings, Inc. (“Comcast Cable Communications”) and Comcast of Georgia, Inc. (“Comcast Georgia,” together with Comcast Cable Communications, “Comcast Cable”), each a subsidiary of Comcast, will operate the cable systems in such communities from the Effective Date until the resolution of the Virginia Action. Pursuant to the Agreed Order, during such interim period, Comcast Cable is prohibited from selling any of the system assets or making any physical, material, administrative or operational change that would tend to (i) degrade the quality of services to the subscribers, (ii) decrease income or (iii) diminish the material value of the system assets without the prior written consent of Martinsville Cable, Martinsville and Henry County.

On August 1, 2006, the Bankruptcy Court entered a stipulated order by the parties providing for the interim management of the systems by Comcast Cable upon terms and conditions substantially similar to those in the Virginia District Court Agreed Order. The Company will continue to own the systems until a final resolution of Martinsville Cable’s Bankruptcy Court complaint.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

The America Channel Litigation.  On May 30, 2006, The America Channel, LLC (“TAC”), a Delaware limited liability company organized to own and operate a television programming network, filed a lawsuit in the United States District Court for the District of Minnesota (the “Minnesota District Court”) against TWC, TW NY, Time Warner and Comcast (together, the “Purchasers”), alleging that the Purchasers had violated sections 1 and 2 of the Sherman Antitrust Act and section 7 of the Clayton Antitrust Act (the “TAC Action”). TAC alleged that completion of the Sale Transaction by the Purchasers, as well as certain other transactions,

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would constitute further violations of the Sherman and Clayton Antitrust Acts. TAC, among other things, requested as relief an injunction enjoining the Purchasers from consummating the Sale Transaction.

On June 1, 2006, the Debtors filed an adversary proceeding in the Bankruptcy Court seeking (i) a declaration that TAC and its attorneys (the “TAC Defendants”) impermissibly interfered with the Bankruptcy Court’s jurisdiction and mandate, (ii) a declaration that the TAC Defendants should have commenced the TAC Action, if at all, in the Bankruptcy Court, (iii) a declaration that the TAC Action violates the automatic stay embodied in 11 U.S.C. Section 362(a)(3), and (iv) a preliminary and permanent injunction enjoining the TAC Defendants from interfering with the Bankruptcy Court’s jurisdiction over the Debtors’ Chapter 11 Cases and the Sale Transaction by prosecuting the TAC Action in any court other than the Bankruptcy Court.

On June 2, 2006, the Bankruptcy Court issued a temporary restraining order that, among other things, prohibited the TAC Defendants from continuing any further proceedings in the TAC Action. Following the Bankruptcy Court’s issuance of the temporary restraining order, also on June 2, 2006, the TAC Defendants filed, in the Minnesota District Court, a motion to vacate the Bankruptcy Court’s June 2, 2006 order (the “Motion to Vacate”). On June 5, 2006, on the Debtors’ motion, the Bankruptcy Court held the TAC Defendants in contempt for violating the temporary restraining order by filing the Motion to Vacate.

On June 19, 2006, the Bankruptcy Court heard argument from the Debtors and the TAC Defendants on the Debtors’ motion for a preliminary injunction. The Debtors and the TAC Defendants agreed that any preliminary injunction entered would be treated as a permanent injunction. On June 26, 2006, the Bankruptcy Court entered a judgment declaring that the TAC Defendants’ efforts to enjoin the Sale Transaction in the TAC Action violated the automatic stay under 11 U.S.C. section 362(a)(3). Also on this date, the Bankruptcy Court entered a permanent injunction (the “TAC Injunction”) enjoining the TAC Defendants from: (a) continuation of any further proceedings in the TAC Action; (b) taking any other action, with the exception of any action taken in the Bankruptcy Court, to interfere with the Debtors’ disposition of their assets; and (c) taking any other action, with the exception of any action taken in the Bankruptcy Court, to interfere with the Bankruptcy Court’s jurisdiction over the Debtors’ chapter 11 cases. The TAC Injunction does, however, permit the TAC Defendants to proceed with the TAC Action in the Minnesota District Court, or elsewhere, but only to the extent that the TAC Defendants seek no relief other than: (a) damages; (b) an order requiring the Debtors and/or the Purchasers to carry TAC on their cable systems; and/or (c) post-Sale Transaction divestiture.

On June 26, 2006, the TAC Defendants filed a notice of appeal from the Bankruptcy Court’s judgment and permanent injunction. On July 12, 2006, the TAC Defendants filed a notice of motion to expedite in the District Court. On July 25, 2006, the District Court denied the TAC Defendants’ motion to expedite and set a briefing schedule whereby the TAC Defendants would submit their appellate brief on or before August 1, 2006, the Debtors would submit their response brief on or before August 15, 2006, and the TAC Defendants would submit their reply brief on or before August 22, 2006. No relief has been granted on the TAC Defendants’ appeal of the Bankruptcy Court’s judgment and permanent injunction.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

The Company’s Claims Against Motorola, Inc.  On June 22, 2006, the Debtors filed an adversary proceeding against Motorola, Inc. and certain subsidiaries of Motorola, Inc. (“Motorola”), as well as three transferees of claims filed by Motorola (the “Claim Transferees”), in the Bankruptcy Court. The complaint seeks relief for five causes of action. First, the complaint seeks damages from Motorola for aiding and abetting breaches of fiduciary duty by the Company’s former management in manipulating the Company’s consolidated financial statements and performance results for the fiscal years 2000 and 2001. Second, the complaint seeks

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avoidance and recovery of preferential and fraudulent transfers of more than $60,000,000 made to Motorola pursuant to Sections 544, 547, 548 and 550 of the Bankruptcy Code and applicable state law. Third, the complaint seeks avoidance of purported (but unperfected) liens asserted by Motorola against property of the Debtors pursuant to Section 544 of the Bankruptcy Code. Fourth, the complaint seeks disallowance of some or all of the claims asserted by Motorola and the Claim Transferees (totaling in excess of $60,000,000) in the Debtors’ bankruptcy proceedings to the extent that the claims are improperly asserted against subsidiaries of Adelphia rather than Adelphia. Fifth, the complaint seeks equitable subordination under Bankruptcy Code Section 510(c) of any claims filed by Motorola, including claims held by the Claim Transferees, to the extent, if any, that such claims are allowed.

The Company cannot predict the outcome of these proceedings or estimate the possible effects on the financial condition or results of operations of the Company.

Series E and F Preferred Stock Conversion Postponements.  On October 29, 2004, Adelphia filed a motion to postpone the conversion of Adelphia’s 7.5% Series E Mandatory Convertible Preferred Stock (“Series E Preferred Stock”) into shares of Class A Common Stock from November 15, 2004 to February 1, 2005, to the extent such conversion was not already stayed by the Debtors’ bankruptcy filing, in order to protect the Debtors’ net operating loss carryovers. On November 18, 2004, the Bankruptcy Court entered an order approving the postponement effective November 14, 2004.

Adelphia has subsequently entered into several stipulations further postponing, to the extent applicable, the conversion date of the Series E Preferred Stock. Adelphia has also entered into several stipulations postponing, to the extent applicable, the conversion date of Adelphia’s 7.5% Series F Mandatory Convertible Preferred Stock, which was initially convertible into shares of Class A Common Stock on February 1, 2005.

EPA Self Disclosure and Audit.  On June 2, 2004, the Company orally self-disclosed potential violations of environmental laws to the United States Environmental Protection Agency (“EPA”) and notified EPA that it intended to conduct an audit of its operations to identify and correct violations of certain environmental requirements. The potential violations primarily concern reporting and record keeping requirements arising from the Company’s storage and use of petroleum and batteries to provide backup power for its cable operations. On July 6, 2006, the Company executed an agreement with EPA to settle EPA’s civil and administrative claims with respect to environmental violations that are identified by the Company, disclosed to EPA, and corrected in accordance with the agreement. The agreement caps the Company’s total liability for civil and administrative fines for such violations at $233,000 subject to certain restrictions. On July 24, 2006, the Bankruptcy Court approved the agreement. Pursuant to the agreement, on July 26, 2006, the Company submitted the results of its environmental self-audit to EPA.

Based on current facts, the Company does not anticipate that this matter will have a material adverse effect on the Company’s financial condition or results of operations.

Other.  The Company may be subject to various other legal proceedings and claims which arise in the ordinary course of business. Management believes, based on information currently available, that the amount of ultimate liability, if any, with respect to any of these other actions will not materially affect the Company’s financial condition or results of operations.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9:	Other Financial Information

Supplemental Cash Flow Information

The table below sets forth the Company’s supplemental cash flow information (amounts in thousands):

	Six months ended June 30,
	2006	2005

Cash paid for interest	$324,206	$317,147
Capitalized interest	$(3,781)	$(4,604)

Stock-based Compensation

In December 2004, the FASB issued SFAS No. 123-R, Share-Based Payment (“SFAS No. 123-R”), which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123”), and supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB Opinion No. 25”), and related interpretations. SFAS No. 123-R requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the employee’s requisite service period. Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123-R using the modified prospective application method. Under the modified prospective application method, the Company is required to recognize compensation cost for all stock option awards granted after January 1, 2006 and for all existing awards for which the requisite service had not been rendered as of the date of adoption.

As of January 1, 2006, there were 23,250 fully vested options outstanding under the Company’s only share based payment plan, the 1998 Long-Term Incentive Compensation Plan (the “1998 Plan”). No awards were issued since 2001 pursuant to the 1998 Plan and the Company does not intend to grant any new awards pursuant to the 1998 Plan. As no share based awards were granted during the three-month and six-month periods ending June 30, 2006, the adoption of SFAS No. 123-R did not have any impact on the Company’s financial position or results of operations.

Recent Accounting Pronouncements

In June 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). EITF 04-5 provides guidance in assessing when a general partner controls and consolidates its investment in a limited partnership or similar entity. The general partner is assumed to control the limited partnership unless the limited partners have substantive kick-out or participating rights. The provisions of EITF 04-5 were required to be applied beginning June 30, 2005 for partnerships formed or modified subsequent to June 30, 2005 and were effective for general partners in all other limited partnerships beginning January 1, 2006. EITF 04-5 had no impact on the Company’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation 48, Accounting for Income Tax Uncertainties (“FIN 48”). FIN 48 defines the threshold for recognizing the benefits of tax return positions in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. The recently issued literature also provides guidance on the derecognition, measurement and classification of income tax uncertainties, along with any related interest and penalties. FIN 48 also includes guidance concerning accounting for income tax uncertainties in interim periods and increases the level of disclosures associated with any recorded income tax uncertainties. FIN 48 is effective for fiscal years beginning after December 31, 2006. Management has not yet

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9:	Other Financial Information (Continued)

determined the impact, if any, of adopting the provisions of FIN 48 on the Company’s financial position and results of operations.

Earnings (Loss) Per Common Share (“EPS”)

The Company uses the two-class method for computing basic and diluted EPS. Basic and diluted EPS for the Class A Common Stock and the Class B Common Stock was computed by allocating the income applicable to common stockholders to Class A common stockholders and Class B common stockholders as if all of the earnings for the period had been distributed. This allocation, and the calculation of the basic and diluted net income (loss) applicable to Class A common stockholders and Class B common stockholders, do not reflect any adjustment for interest on the convertible subordinated notes and do not reflect any declared or accumulated dividends on the convertible preferred stock, as neither has been recognized since the Petition Date. Under the two-class method for computing basic and diluted EPS, losses have not been allocated to each class of common stock, as security holders are not obligated to fund such losses. As the Company has net losses in 2006, there are no differences between basic and diluted EPS in 2006. The following table provides the income applicable to common stockholders that has been allocated to the Class A Common Stock and Class B Common Stock for purposes of computing basic and diluted EPS in 2005 (amounts in thousands):

	Three months	Six months
	ended	ended
	June 30,	June 30,
	2005	2005

Basic EPS:
Income applicable to common stockholders allocated to Class A Common Stock	$263,540	$188,088
Income applicable to common stockholders allocated to Class B Common Stock	$27,498	$19,625
Diluted EPS:
Income applicable to common stockholders allocated to Class A Common Stock	$260,586	$185,980
Income applicable to common stockholders allocated to Class B Common Stock	$30,452	$21,733

Diluted EPS of Class A and Class B Common Stock considers the potential impact of dilutive securities. For the three- and six- month periods ended June 30, 2006, the inclusion of potential common shares would have had an anti-dilutive effect. Accordingly, potential common shares of 86,789,246 and 86,791,573 were excluded from the diluted EPS calculations for the three- and six- month periods ended June 30, 2006, respectively. For the three- and six- month periods ended June 30, 2005, 233,753 and 267,204, respectively, of potential common shares subject to stock options have been excluded from the diluted EPS calculation as the option exercise price is greater than the average market price of the Class A Common Stock.

The potential common shares at June 30, 2006 and 2005 consist of Adelphia’s 5 1/2% Series D Convertible Preferred Stock (“Series D Preferred Stock”), 7 1/2% Series E Mandatory Convertible Preferred Stock (“Series E Preferred Stock”), 7 1/2% Series F Mandatory Convertible Preferred Stock (“Series F Preferred Stock”), 6% subordinated convertible notes, 3.25% subordinated convertible notes and stock options. As a result of the filing of the Debtors’ Chapter 11 Cases, Adelphia, as of the Petition Date, discontinued accruing dividends on all of its outstanding preferred stock and has excluded those dividends from the diluted EPS calculations. The debt instruments are convertible into shares of Class A and Class B Common Stock. The preferred securities

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9:	Other Financial Information (Continued)

and stock options are convertible into Class A Common Stock. The basic and diluted weighted average shares outstanding used for EPS computations for the periods presented are as follows:

	Three and six months ended
	June 30,
	2006	2005

Basic weighted average shares of Class A Common Stock	228,692,414	228,692,414
Potential common shares:
Convertible preferred stock	—	45,924,486
Convertible subordinated notes	—	28,683,846

Diluted weighted average shares of Class A Common Stock	228,692,414	303,300,746

Basic weighted average shares of Class B Common Stock	25,055,365	25,055,365
Potential common shares:
Convertible subordinated notes	—	12,159,768

Diluted weighted average shares of Class B Common Stock	25,055,365	37,215,133

Intangible Assets

The carrying value and accumulated amortization of intangible assets are summarized below (amounts in thousands):

	June 30, 2006			December 31, 2005
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	value	amortization	value	value	amortization	value

Customer relationships and other	$1,646,203	$(1,241,106)	$405,097	$1,641,146	$(1,186,540)	$454,606
Franchise rights			5,440,165			5,440,173
Goodwill			1,634,385			1,634,385

			$7,479,647			$7,529,164

Goodwill and franchise rights are not amortized as their lives have been determined to be indefinite. Customer relationships represent the value attributed to customer relationships acquired in business combinations and are amortized over a 10-year period. The Company amortizes its customer relationships using the double declining balance method, which reflects the attrition patterns of its customer relationships. Amortization of intangible assets aggregated $26,948,000 and $29,061,000 for the three months ended June 30, 2006 and 2005, respectively, and $54,566,000 and $58,927,000 for the six months ended June 30, 2006 and 2005, respectively.

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9:	Other Financial Information (Continued)

Accrued Liabilities

The details of accrued liabilities are set forth below (amounts in thousands):

	June 30,	December 31,
	2006	2005

Programming costs	$120,382	$116,239
Interest	51,086	51,627
Payroll	97,077	92,162
Property, sales and other taxes	61,143	51,181
Franchise fees	42,532	63,673
Other	171,452	176,717

Total	$543,672	$551,599

Tax Matters

The Company recorded an income tax provision of $21,418,000 and $71,441,000 for the three months and six months ended June 30, 2006, respectively. For the three months ended June 30, 2006, the Company calculated its income tax provision based on the year-to-date actual loss before income taxes, as opposed to the projected annual effective rate calculation used for the three months ended March 31, 2006, which resulted in an income tax provision of $50,023,000. As a result of the Sale Transaction, the Company no longer believes it can reliably estimate its projected effective tax rate for the year given the uncertainties with respect to the confirmation of a plan of reorganization, the anticipated implementation of liquidation accounting in the third quarter and other related matters. Accordingly, calculating the income tax provision on a year-to-date basis results in a more meaningful presentation in the financial statements. Income tax expense for 2006 and 2005 primarily relates to the increase in the Company’s deferred tax liability for franchise rights and goodwill intangible assets that are not amortized for financial reporting purposes, but are amortized for income tax purposes.

Transactions with Other Officers and Directors

In a letter agreement between Adelphia and FPL Group, Inc. (“FPL Group”) dated January 21, 1999, Adelphia agreed to (i) repurchase 20,000 shares of 8 1/8% Series C Cumulative Preferred Stock (“Series C Preferred Stock”) and 1,091,524 shares of Class A Common Stock owned by Telesat Cablevision, Inc., a subsidiary of FPL Group (“Telesat”) and (ii) transfer all of the outstanding common stock of West Boca Security, Inc. (“WB Security”), a subsidiary of Olympus, to FPL Group in exchange for FPL Group’s 50% voting interest and 1/3 economic interest in Olympus. The Company owned the economic and voting interests in Olympus that were not then owned by FPL Group. At the time this agreement was entered into, Dennis Coyle, then a member of the Adelphia Board of Directors, was the General Counsel and Secretary of FPL Group. WB Security was a subsidiary of Olympus and WB Security’s sole asset was a $108,000,000 note receivable (the “WB Note”) from a subsidiary of Olympus that was secured by the FPL Group’s ownership interest in Olympus and due September 1, 2004. On January 29, 1999, Adelphia purchased all of the aforementioned shares of Series C Preferred Stock and Class A Common Stock described above from Telesat for aggregate cash consideration of $149,213,000, and on October 1, 1999, the Company acquired FPL Group’s interest in Olympus in exchange for all of the outstanding common stock of WB Security. The acquired shares of Class A Common Stock are presented as treasury stock in the accompanying condensed consolidated balance sheets. The acquired shares of Series C Preferred Stock were returned to their original status of authorized but unissued. On June 24, 2004, the Creditors’ Committee filed an adversary proceeding in the Bankruptcy Court, among other things, to avoid, recover and preserve the cash paid by Adelphia

ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

(Debtors-In-Possession)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9:	Other Financial Information (Continued)

pursuant to the repurchase of its Series C Preferred Stock and Class A Common Stock together with all interest paid with respect to such repurchase. A hearing date relating to such adversary proceeding has not yet been set. Interest on the WB Note is calculated at a rate of 6% per annum (or after default at a variable rate of LIBOR plus 5%). FPL Group has the right, upon at least 60 days prior written notice, to require repayment of the principal and accrued interest on the WB Note on or after July 1, 2002. As of June 30, 2006 and December 31, 2005, the aggregate principal and interest due to the FPL Group pursuant to the WB Note was $127,537,000. The Company has not accrued interest on the WB Note for periods subsequent to the Petition Date. To date, the Company has not yet received a notice from FPL Group requiring the repayment of the WB Note.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Comcast Corporation:

We have audited the accompanying combined balance sheets of the Special-Purpose Combined Carve Out Financial Statements of the Los Angeles, Dallas and Cleveland Cable System Operations (A Carve Out of Comcast Corporation) (the “Exchange Systems”) as of December 31, 2005 and 2004, and the related combined statements of operations, invested equity, and cash flows for each of the three years in the period ended December 31, 2005. These combined financial statements are the responsibility of Comcast Corporation’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Exchange Systems are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Exchange Systems’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Exchange Systems as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Exchange Systems are an integrated business of Comcast and are not a stand-alone entity. The combined financial statements of the Exchange Systems reflect the assets, liabilities, revenue and expenses directly attributable to the Exchange Systems, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in invested equity and cash flows of the Exchange Systems on a stand-alone basis and do not necessarily reflect the combined financial position, results of operations, changes in invested equity and cash flows of the Exchange Systems in the future or what they would have been had the Exchange Systems been a separate, stand-alone entity during the periods presented.

/s/  Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 28, 2006

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED BALANCE SHEETS

December 31, 2005 and 2004

(Dollars in thousands)

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$940	$45
Accounts receivable, net of allowances for doubtful accounts of $4,320 and $4,577	52,629	48,852
Prepaid assets	4,680	5,199
Other current assets	2,353	3,120

Total current assets	60,602	57,216

Investments	6,419	11,436
Property, plant and equipment, net of accumulated depreciation of $551,019 and $375,021	1,067,468	1,092,351
Franchise rights	2,285,927	2,285,927
Goodwill	556,752	556,752
Other intangible assets, net of accumulated amortization of $143,011 and $105,789	40,838	75,516
Other non-current assets	445	501

Total assets	$4,018,451	$4,079,699

Liabilities & Invested Equity
Current liabilities:
Accounts payable and accrued expenses related to trade creditors	$49,528	$66,172
Accrued salaries and wages	20,318	18,455
Subscriber advance payments	14,709	13,709
Accrued property and other taxes	8,177	1,581
Notes payable to affiliates and accrued interest	216,770	211,400
Other current liabilities	12,789	16,662

Total current liabilities	322,291	327,979

Deferred income taxes	930,464	916,084
Other noncurrent liabilities	41,317	43,063
Commitments & contingencies (Note 8)
Invested equity	2,724,379	2,792,573

Total liabilities and invested equity	$4,018,451	$4,079,699

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED STATEMENTS OF OPERATIONS

For the three years in the period ended December 31, 2005

(Dollars in thousands)

	2005	2004	2003

Revenues	$1,188,222	$1,093,308	$1,023,538
Costs and expenses:
Operating (excluding depreciation)	464,782	427,016	420,173
Selling, general and administrative	316,990	313,198	312,777
Management fees charged by Comcast	69,690	59,100	43,996
Depreciation	218,415	223,510	222,811
Amortization	36,461	49,402	50,243

	1,106,338	1,072,226	1,050,000

Operating income (expense)	81,884	21,082	(26,462)
Other expense:
Interest expense	(1,100)	(1,757)	(1,964)
Interest expense on notes payable to affiliates	(5,369)	(3,541)	(2,964)
Equity in net losses of affiliates	(5,041)	(6,531)	(5,682)
Other expenses	(22,918)	(2,604)	(2,826)

	(34,428)	(14,433)	(13,436)

Income (loss) from operations before income taxes	47,456	6,649	(39,898)
Income tax (expense) benefit	(18,364)	(6,251)	8,173

Net income (loss)	$29,092	$398	$(31,725)

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED STATEMENTS OF CASH FLOWS

For the three years in the period ended December 31, 2005

(Dollars in thousands)

	2005	2004	2003

Cash flows from operating activities:
Net income (loss):	$29,092	$398	$(31,725)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation expense	218,415	223,510	222,811
Amortization expense	36,461	49,402	50,243
Equity in net losses of affiliates	5,041	6,531	5,682
Accrued interest on notes payable to affiliates	5,369	3,541	2,964
Other non-cash interest expense	1,100	1,757	1,964
Losses on investments & other expense, net	384	—	—
Deferred income taxes	14,380	6,251	(8,173)
Changes in operating assets & liabilities:
Increase in accounts receivable, net	(3,777)	(2,317)	(1,269)
Decrease (increase) in prepaid expenses and other operating assets	1,342	(962)	770
(Decrease) increase in accounts payable and accrued expenses related to trade creditors	(6,460)	6,864	(2,441)
Increase (decrease) in accrued expenses and other operating liabilities	1,164	(26,494)	(8,878)

Net cash provided by operating activities	302,511	268,481	231,948

Cash flows from financing activities:
Net cash distributions to Comcast	(122,449)	(7,327)	(17,612)

Net cash used in financing activities	(122,449)	(7,327)	(17,612)

Cash flows from investing activities:
Capital expenditures	(174,700)	(232,902)	(214,712)
Proceeds from the sale of assets	471	1,652	1,583
Acquisitions, net of cash received	(740)	(23,622)	—
Cash paid for intangible assets	(4,174)	(5,549)	(1,820)
Other investing activities	(24)	(713)	(654)

Net cash used in investing activities	(179,167)	(261,134)	(215,603)

Increase (decrease) in cash and cash equivalents	895	20	(1,267)
Cash and cash equivalents—beginning of period	45	25	1,292

Cash and cash equivalents—end of period	$940	$45	$25

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED STATEMENTS OF INVESTED EQUITY

For the three years in the period ended December 31, 2005

(Dollars in thousands)

Balance, January 1, 2003	$2,777,556
Net loss	(31,725)
Net contributions from Comcast	38,470

Balance, December 31, 2003	2,784,301
Net loss	398
Net contributions from Comcast	7,874

Balance, December 31, 2004	2,792,573
Net income	29,092
Net distributions to Comcast	(97,286)

Balance, December 31, 2005	$2,724,379

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS

Years’ ending December 31, 2005, 2004 and 2003

1.	Business

Comcast Corporation (“Comcast”) is a Pennsylvania corporation, incorporated in December 2001. Comcast is principally involved in the development, management and operation of broadband communications networks in the United States. Comcast’s cable operations served approximately 21.4 million video subscribers as of December 31, 2005.

In April 2005, (i) Comcast and a subsidiary of Time Warner Cable, Inc. (“TWC”) entered into agreements with Adelphia Communications Corporation (“Adelphia”) to acquire assets comprising, in the aggregate, substantially all of the assets of Adelphia and (ii) Comcast and TWC and certain of their respective affiliates entered into agreements to (a) redeem Comcast’s interests in TWC and its subsidiary, Time Warner Entertainment (“TWE”) and (b) exchange certain cable systems (collectively, the “July transactions”).

The July transactions were subject to customary regulatory review and approvals, including court approval in the Adelphia Chapter 11 bankruptcy case, which has now been obtained. In July 2006, the Federal Communications Commission (“FCC”) approved the proposed transactions which represented the last federal approval needed in order to close the proposed transactions. The July transactions closed on July 31, 2006.

The accompanying special purpose financial statements represent the combined financial position and results of operations for Los Angeles, Dallas and Cleveland cable systems owned by Comcast prior to the July transactions and exchanged with a subsidiary of TWC (the “Exchange Systems”). Within these financial statements “we,” “us” and “our” refers to the Exchange Systems. The Exchange Systems served approximately 1.1 million video subscribers as of July 31, 2006.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying special purpose combined carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Exchange Systems are an integrated business of Comcast that operate in a single business segment and are not a stand-alone entity. The combined financial statements of the Exchange Systems reflect the assets, liabilities, revenue and expenses directly attributable to the Exchange Systems, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in invested equity and cash flows of the Exchange Systems on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements where appropriate, and management considers the allocations to be reasonable. The financial information included herein may not necessarily reflect the combined financial position, results of operations, changes in invested equity and cash flows of the Exchange Systems in the future or what they would have been had the Exchange Systems been a separate, stand-alone entity during the periods presented.

Management’s use of estimates

The combined financial statements of the Exchange Systems have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual results could differ from those estimates. Estimates are used when accounting for various items, such as allowances for doubtful accounts, investments, depreciation and amortization, asset impairment, non-monetary transactions, certain acquisition-related liabilities, pensions and other postretirement benefits, income taxes, and legal contingencies.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

2.	Summary of Significant Accounting Policies (Continued)

Fair Values

Estimated fair value amounts presented in these combined financial statements have been determined using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these combined financial statements are not necessarily indicative of the amounts we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates were based on pertinent information available to us as of December 31, 2005 and 2004. The fair value estimates have not been comprehensively updated for purposes of these combined financial statements since those dates.

Cash and cash equivalents

All highly-liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. At December 31, 2005 and 2004, cash equivalents consist of deposits in local depository accounts. The carrying amounts of our cash equivalents approximate their fair values at December 31, 2005 and 2004.

Property, plant and equipment

The Exchange Systems record property, plant and equipment at cost. Depreciation is generally recorded using the straight-line method over estimated useful lives. The significant components of property and equipment are as follows (dollars in thousands):

		December 31,
	Useful Life	2005	2004

Transmission and distribution plant	2-12 years	$1,485,885	$1,331,684
Buildings and building improvements	20 years	21,088	20,109
Land	N/A	6,864	6,864
Other	4-8 years	104,650	108,715

Property and equipment, at cost		1,618,487	1,467,372
Less: Accumulated Depreciation		(551,019)	(375,021)

Property and equipment, net		$1,067,468	$1,092,351

Improvements that extend these lives of the related assets are capitalized and other repairs and maintenance charges are expensed as incurred. The cost and related accumulated depreciation applicable to assets sold or retired are removed from the accounts and, unless they are presented separately, the gain or loss on disposition is recognized as a component of depreciation expense.

The costs associated with the construction of cable transmission and distribution facilities and new cable service installations are also capitalized. Costs include all direct labor and materials, as well as various indirect costs.

Investment

As of December 31, 2005, the Exchange Systems hold a 20% investment in Adlink Cable Advertising, LLC (“Adlink”), an entity that operates the adsales interconnect in the Los Angeles area that serves our Los Angeles cable system. The investment in Adlink is accounted for under the equity method as we and our affiliates have the ability to exercise significant influence over its operating and financial policies. The

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

2.	Summary of Significant Accounting Policies (Continued)

investment in Adlink was recorded at original cost and is adjusted to recognize our proportionate share of Adlink’s net losses after the date of investment, amortization of basis differences, additional cash contributions made, dividends received and impairment charges resulting from adjustments to net realizable value. Summarized financial information for Adlink is provided in Note 4.

Asset Retirement Obligations

SFAS No. 143, “Accounting for Asset Retirement Obligations,” as interpreted by FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an Interpretation of FASB Statement No. 143,” requires that a liability be recognized for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. Certain of our franchise agreements and leases contain provisions requiring us to restore facilities or remove equipment in the event that the franchise or lease agreement is not renewed. We expect to continually renew our franchise agreements and have concluded that the related franchise right is an indefinite-lived intangible asset. Accordingly, the possibility is remote that we would be required to incur significant restoration or removal costs in the foreseeable future. We would record an estimated liability in the unlikely event a franchise agreement containing such a provision were no longer expected to be renewed. The obligations related to the removal provisions contained in our lease agreements or any disposal obligations related to our operating assets are not estimatable or are not material to our combined financial condition or results of operations.

Intangible Assets

Cable franchise rights represent the value attributed to agreements with local authorities that allow access to homes in cable service areas acquired in connection with business combinations. We do not amortize cable franchise rights because we have determined that they have an indefinite life. We reassess this determination periodically for each franchise based on the factors included in SFAS No. 142, “Goodwill and Other Intangible Assets”. Costs we incur in negotiating and renewing cable franchise agreements are included in other intangible assets and are amortized on a straight-line basis over the term of the franchise renewal period, generally 10 years.

Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. The Exchange Systems were acquired by Comcast in 2002 in connection with Comcast’s acquisition of AT&T Corporation’s broadband business (the “Broadband Acquisition”). Goodwill was allocated to the Exchange Systems based on the relative fair value of these systems in relationship to the total fair value of the assets acquired in the Broadband Acquisition. We test our goodwill and intangible assets that are determined to have an indefinite life for impairment at least annually.

Other intangible assets consist principally of franchise related customer relationships acquired in business combinations subsequent to the adoption of SFAS No. 141, “Business Combinations,” on July 1, 2001, cable franchise renewal costs, computer software, and other contractual operating rights. We record these costs as assets and amortize them on a straight-line basis over the term of the related agreements or estimated useful life, which generally range from 2 to 10 years.

Valuation of Long-Lived and Indefinite Lived Assets

In accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we periodically evaluate the recoverability and estimated lives of our long-lived assets, including property, plant and equipment and intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable or the useful life has changed. Such

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

2.	Summary of Significant Accounting Policies (Continued)

evaluations include analyses based on the cash generated by the underlying assets, profitability information, including estimated future operating results, trends, funding by Comcast, or other determinants of fair value. If the total of the expected future undiscounted cash flows, is less than the carrying amount of the related assets, a loss is recognized for the difference between the fair value and the carrying value of the asset.

We evaluate the recoverability of our goodwill and indefinite life intangible assets annually, during the second quarter of each year, or more frequently whenever events or changes in circumstances indicate that the assets might be impaired. We perform the impairment assessment of our goodwill at the cable operations level as components below this level are not separate reporting units and have similar economic characteristics that allow them to be aggregated into one reporting unit.

We estimate the fair value of our cable franchise rights primarily based on discounted cash flow analysis, multiples of operating income before depreciation and amortization generated by the underlying assets, analyses of current market transactions and profitability information, including estimated future operating results, trends, and other determinants of fair value.

Revenue Recognition

We recognize video, high-speed internet, and phone revenues as service is provided. We manage credit risk by screening applicants for potential risk through the use of credit bureau data. If a subscribers’ account is delinquent, various measures are used to collect outstanding amounts, up to and including termination of the subscribers’ cable service. We recognize advertising sales revenue at estimated realizable values when the advertising is aired. Installation revenues obtained from the connection of subscribers to our broadband cable systems are less than related direct selling costs. Therefore, such revenues are recognized as connections are completed. Revenues derived from other sources are recognized when services are provided or events occur. Under the terms of our franchise agreements, we are generally required to pay up to 5% of our gross revenues earned from providing cable services within the local franchising area. We normally pass these fees through to our cable subscribers. We classify fees collected from cable subscribers as a component of revenues pursuant to EITF 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.”

Programming Costs

Comcast secures programming content on behalf of the Exchange Systems. This programming is acquired for distribution to our subscribers, generally pursuant to multi-year license agreements, typically based on the number of subscribers that received the programming. From time to time these contracts expire and programming continues to be provided based on interim arrangements while the parties negotiate new contractual terms, sometimes with effective dates that affect prior periods. While payments are typically made under the prior contract terms, the amount of our programming costs recorded during these interim arrangements is based on our estimates of the ultimate contractual terms expected to be negotiated.

We have received or may receive incentives from programming networks for carriage of their programming. We reflect the deferred portion of these fees within non-current liabilities and amortize the fees as a reduction of programming costs (which are included in operating expenses) over the term of the programming contract.

Programming costs and amortization of the associated launch incentives have been allocated to the Exchange Systems on the basis of actual subscribers, and channel carriage, for each period presented.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

2.	Summary of Significant Accounting Policies (Continued)

Stock-Based Compensation

We account for stock-based compensation in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended (“SFAS No. 123”). Compensation expense for stock options is measured as the excess, if any, of the quoted market price of Comcast’s stock at the date of the grant over the amount an optionee must pay to acquire the stock. We record compensation expense for restricted stock awards based on the quoted market price of Comcast’s stock at the date of the grant and the vesting period.

The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation. Total stock-based compensation expense was determined under the fair value method for all awards using the accelerated recognition method as permitted under SFAS No. 123:

	For the years ended December 31,
	2005	2004	2003

Net income (loss), as reported	$29,092	$398	$(31,725)
Add: Stock-based compensation expense included in net income (loss), as reported above, net of related tax effects	731	243	—
Deduct: Stock-based compensation expense determined under fair value-based method, net of related tax effects	(3,287)	(3,027)	(2,021)

Pro forma, net income (loss)	$26,536	$(2,386)	$(33,746)

The weighted average fair value at date of grant of a Comcast Class A common stock option granted under the Comcast option plans during 2005, 2004 and 2003 was $13.16, $11.40 and $9.47, respectively. The fair value of each option granted during 2005, 2004 and 2003 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2005	2004	2003

Dividend Yield	0%	0%	0%
Expected Volatility	27.1%	28.7%	29.4%
Risk Free Interest Rate	4.3%	3.5%	3.0%
Expected Option Life (in years)	7.0	7.0	5.6
Forfeiture Rate	3.0%	3.0%	3.0%

Postretirement and Post Employment Benefits

We charge to operations the estimated costs of retiree benefits and benefits for former or inactive employees, after employment but before retirement, during the years the employees provide services. Eligible employees participate in benefit plans provided by Comcast, which include two former AT&T Broadband (“Broadband”) defined benefit pension plans and a health care stipend plan. Costs associated with these plans are allocated to us based on the costs associated with our participating employees as a percentage of the total costs for all plan participants. For the years ended December 31, 2005, 2004 and 2003, these allocated costs were approximately $1.9 million, $1.8 million and $2.2 million and are included in selling, general and administrative expenses in our combined statements of operations.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

2.	Summary of Significant Accounting Policies (Continued)

Income Taxes

Our results of operations have historically been included in the consolidated federal income tax returns of Comcast and the state income tax returns of California, Texas and Ohio. The income tax amounts reflected in the accompanying special purpose combined carve-out financial statements have been allocated based on taxable income directly attributable to the Exchange Systems, resulting in a stand-alone presentation. We believe the assumptions underlying the allocation of income taxes are reasonable. However, the amounts allocated for income taxes in the accompanying special purpose combined carve-out financial statements are not necessarily indicative of the amount of income taxes that would have been recorded had the combined systems been operated as a separate, stand-alone entity.

Income taxes have been provided for using the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes (“Statement No. 109”). Statement No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred tax assets and liabilities are recorded for temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and the expected benefits of utilizing net operating loss carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled, are reflected in the combined financial statements in the period of enactment (see Note 7).

3.	Recent Accounting Pronouncements

SFAS No. 123R

In December 2004, the FASB issued SFAS No. 123R, which replaces SFAS No. 123 and supersedes APB No. 25. In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS No. 123R and the valuation of share-based payments for public companies. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at grant date or later modification. In addition, SFAS No. 123R will cause unrecognized cost (based on the amounts in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized as a charge to results of operations over the remaining requisite service period.

We adopted SFAS No. 123R on January 1, 2006, using the Modified Prospective Approach (“MPA”), accordingly, prior periods have not been adjusted. The MPA requires that compensation expense be recorded for restricted stock and all unvested stock options as of January 1, 2006. We expect to continue using the Black-Scholes valuation model in determining the fair value of share-based payments to employees. For pro-forma disclosure purposes, we recognized the majority of our share-based compensation costs using the accelerated recognition method as permitted by SFAS No. 123. Upon adoption we will continue to recognize the cost of previously granted share-based awards under the accelerated recognition method and we will recognize the cost for new share-based awards on a straight-line basis over the requisite service period.

The adoption of SFAS No. 123R will result in an increase in 2006 compensation expense for the Exchange Systems of approximately $4.2 million, including the estimated impact of 2006 share-based awards.

SFAS No. 153

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (“SFAS No. 153”). The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

3.	Recent Accounting Pronouncements (Continued)

should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for such exchange transactions occurring in fiscal periods beginning after June 15, 2005.

SFAS No. 154

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a Replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principles. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 is effective for accounting changes and error corrections occurring in fiscal years beginning after December 15, 2005.

FSP 115-1

In November 2005, the FASB issued FASB Staff Position FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”), which provides guidance on determining when investments in certain debt and equity securities are considered impaired, whether that impairment is other-than-temporary, and on measuring such impairment loss. FSP 115-1 also includes accounting considerations subsequent to the recognition of an other-than temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 is required to be applied to reporting periods beginning after December 15, 2005. The adoption of FSP 115-1 will not have a material impact on our combined financial condition or results of operations.

4.	Equity Method Investment

As of December 31, 2005, we have a 20% investment in Adlink, an entity that operates the adsales interconnect in the Los Angeles area and that serves our Los Angeles cable system. As described in Note 2, the Adlink investment is accounted for under the equity method as a result of our proportionate ownership interest and our ability to exercise significant influence over its operating and financial policies. Summarized financial information for Adlink is as follows:

	Adlink Cable Advertising, LLC
	December 31,
	2005	2004
	(In thousands)

Current assets	$37,217	$40,707
Noncurrent assets	13,411	12,398
Current liabilities	32,122	37,477
Non-current liabilities	8,167	5,054

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

4.	Equity Method Investment (Continued)

	Adlink Cable Advertising, LLC
	For the years ended December 31,
	2005	2004	2003

Gross Revenues	$145,916	$153,307	$143,978
Gross Profit	28,242	23,778	26,423
Operating Loss	(2,048)	(9,517)	(5,129)
Net Loss	(1,801)	(9,404)	(5,070)

The carrying amount of our investment in Adlink exceeded our proportionate interests in the book value of the investees’ net assets by $4.4 million and $9.4 million as of December 31, 2005 and 2004, respectively. This difference relates to contract-based intangible assets and is included in investments in the accompanying combined balance sheets and is being amortized to equity in net loss of affiliates over the term of the underlying contract which expires in 2008.

5.	Intangible Assets

The gross carrying amount and accumulated amortization of our intangible assets subject to amortization are as follows (dollars in thousands):

	December 31,
	2005		2004
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Franchise related customer relationships	$140,955	$(132,993)	$140,955	$(101,302)
Cable franchise renewal costs and contractual operating rights	36,636	(7,573)	34,117	(3,303)
Computer software and other agreements and rights	6,258	(2,445)	6,233	(1,184)

Total	$183,849	$(143,011)	$181,305	$(105,789)

Estimated amortization expense for each of the next five years is as follows (dollars in thousands):

2006	$11,111
2007	7,864
2008	5,425
2009	5,063
2010	4,634

6.	Employee Benefit Plans

Certain employees are eligible to contribute a portion of their compensation through payroll deductions, in accordance with specified guidelines, to various retirement-investment plans sponsored by Comcast. Comcast matches a percentage of the eligible employees’ contributions up to certain limits. Expenses recorded in operating and selling, general and administrative expenses in the accompanying combined statements of operations, related to these plans, amounted to $5.3 million, $5.2 million and $4.4 million for the years’ ending December 31, 2005, 2004 and 2003, respectively.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

7.	Income Taxes

Taxable income and/or loss generated by the Exchange Systems has been included in the consolidated federal income tax returns of Comcast and certain of its state income tax returns. Comcast has allocated income taxes to the Exchange Systems in the accompanying combined financial statements as if the Exchange Systems were held in a separate corporation which filed separate income tax returns. Comcast believes the assumptions underlying its allocation of income taxes on a separate return basis are reasonable. However, the amounts allocated for income taxes in the accompanying combined financial statements are not necessarily indicative of the actual amount of income taxes that would have been recorded had the Exchange Systems been held within a separate stand-alone entity.

Income tax (expense) benefit consists of the following components (dollars in thousands):

	Year ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Current (expense) benefit:
Federal	$(3,324)	$—	$—
State	(660)	—	—

	(3,984)	—	—

Deferred (expense) benefit:
Federal	(17,811)	(214)	17,083
State	3,431	(6,037)	(8,910)

	(14,380)	(6,251)	8,173

Income tax (expense) benefit	$(18,364)	$(6,251)	$8,173

The effective income tax (expense) benefit differs from the U.S. federal statutory amount of 35% because of the effect of the following items:

	Year ended December 31,
	2005	2004	2003
	(Dollars in thousands)

Federal (taxes) benefit at statutory rate	$(16,610)	$(2,327)	$13,964
State income taxes, net of federal taxes (benefit)	1,801	(3,924)	(5,792)
Adjustment to prior year income tax accrual and related interest	(3,555)	—	—
Other	—	—	1

Income tax (expense) benefit	$(18,364)	$(6,251)	$8,173

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

7.	Income Taxes (Continued)

The net deferred tax liability consists of the following components:

	December 31,
	2005	2004
	(Dollars in thousands)

Deferred tax assets:
Net operating loss carryforwards	$167,344	$164,597
Non-deductible accruals	4,121	4,455
Less: Valuation allowance	(16,925)	(17,394)

	154,540	151,658

Deferred tax liabilities:
Differences between book and tax basis of property and equipment and intangible assets	1,079,093	1,061,831
Differences between book and tax basis of investments	5,911	5,911

	1,085,004	1,067,742

Net deferred tax liability	$930,464	$916,084

Gross deferred tax assets as of December 31, 2005, include $150.4 million of federal and $16.9 million of state net operating loss carryforwards, determined on a separate return basis, which would expire in periods through 2025. A valuation allowance has been recorded on the state carryforwards because the realizability of such tax benefits on a separate return basis is not more likely than not. The federal net operating loss carryforwards have been fully utilized in the consolidated federal income tax returns of Comcast. In addition, any unused state net operating losses will remain with Comcast subsequent to the exchange.

8.  Commitments & Contingencies

Commitments

The following table summarizes our minimum annual commitments under our rental commitments for office space, equipment and other non-cancelable operating leases as of December 31, 2005 (dollars in thousands):

Total

2006	$9,302
2007	5,779
2008	5,362
2009	5,191
2010	5,421
Thereafter	29,471

Rental expenses charged to operations were $9.7 million, $11.1 million and $11.6 million for the years ending December 31, 2005, 2004 and 2003, respectively, and are reflected in operating and selling, general and administrative expenses in the accompanying combined statements of operations.

Contingencies

At Home Cases

Under the terms of the Broadband acquisition, Comcast Corporation is contractually liable for 50% of any liabilities of AT&T relating to certain At Home litigation. AT&T will be liable for the other 50%. Such

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

8.  Commitments & Contingencies (Continued)

litigation includes, but is not limited to, two actions brought by At Home’s bondholders’ liquidating trust against AT&T (and not naming Comcast Corporation): (i) a lawsuit filed against AT&T and certain of its senior officers in Santa Clara, California state court alleging various breaches of fiduciary duties, misappropriation of trade secrets and other causes of action and (ii) an action filed against AT&T in the District Court for the Northern District of California alleging that AT&T infringed an At Home patent by using its broadband distribution and high-speed internet backbone networks and equipment.

In May 2005, At Home bondholders’ liquidating trust and AT&T agreed to settle these two actions. Pursuant to the settlement, AT&T agreed to pay $340 million to the bondholders’ liquidating trust. The settlement was approved by the Bankruptcy Court, and these two actions were dismissed. As a result of the settlement by AT&T, Comcast Corporation recorded a $170 million charge to other income (expense), reflecting Comcast’s portion of the settlement amount to AT&T in its 2005 financial results. Other expense for 2005 includes a $20.3 million charge associated with the allocation of the At Home settlement.

Other

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. The final disposition of these claims is not expected to have a material adverse effect on our combined financial condition, but could possibly be material to our combined results of operations. Further, no assurance can be given that any adverse outcome would not be material to our combined financial position.

9.	Statements of Cash Flows—Supplemental Information

The following table summarizes our cash payments for interest and income taxes, and supplemental disclosures of non-cash investing and financing activities:

	Year ending December 31,
	2005	2004	2003
	(Dollars in thousands)

Cash paid for:
Interest	$—	$—	$—
Income taxes	—	—	—
Supplemental disclosure of non-cash investing and financing activities:
Asset transfers	25,163	15,201	56,082
Accrued capital expenditures	6,369	16,554	13,187

10.	Notes Payable to Affiliates

	December 31,
	2005	2004
	(Dollars in thousands)

Notes payable to affiliates, payable on demand
LIBOR (4.5298% at 12/31/05) + 1.125%	$119,963	$119,962
Accrued interest	96,807	91,438

Total	$216,770	$211,400

As of December 31, 2005 and 2004, the Exchange Systems are a party to certain demand promissory notes payable to affiliates of Comcast. Interest recorded on these notes totaled $5.4 million, $3.5 million and

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

10.  Notes Payable to Affiliates (Continued)

$3.0 million, respectively, for each of the three years in the period ending December 31, 2005. The principal amount of the notes, and the related interest accrued thereon have been reflected in Notes Payable to Affiliates in the accompanying combined balance sheets.

11.	Related Party Transactions

Overview

Comcast and its subsidiaries provide certain management and administrative services to each of its cable systems, including the Exchange Systems. The costs of such services are reflected in appropriate categories in the accompanying combined statements of operations for the years ended December 31, 2005, 2004 and 2003. Additionally, Comcast performs cash management functions on behalf of the Exchange Systems. Substantially all of the Exchange Systems’ cash balances are swept to Comcast on a daily basis, where they are managed and invested by Comcast. As a result, all of our charges and cost allocations covered by these centralized cash management functions were deemed to have been paid by us to Comcast, in cash, during the period in which the cost was recorded in the combined financial statements. In addition, all of our cash receipts were advanced to Comcast as they were received. The excess of cash receipts advanced over the charges and cash allocation is reflected as net cash distributions to Comcast in the combined statements of invested equity and cash flows.

We consider all of our transactions with Comcast to be financing transactions, which are presented as net cash distributions to Comcast in the accompanying combined statements of cash flows.

Management Fees Charged by Comcast

Comcast has entered into management agreements with its cable subsidiaries, including the Exchange Systems. Under the terms of these management agreements, Comcast provides each local cable system access to the benefits of national and regional level products, contracts and services, in such critical areas as programming and other content acquisition and development, materials and services purchasing, network engineering, subscriber billing, marketing, customer service, and employee benefits. Comcast also provides certain other management and oversight functions, and coordinates certain services, on behalf of the cable operations. As compensation for the foregoing, Comcast receives a management fee based on a percentage of gross revenues.

In addition, Comcast Cable allocates headquarters, division and regional expenses attributable to the support of the cable system operations. These expenses are allocated to the cable system operations on the basis of the number of basic subscribers supported by such management functions.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

11.  Related Party Transactions (Continued)

Net Contributions From (Distributions to) Comcast

The significant components of the net cash contributions from (distributions to) Comcast for the years’ ending December 31, 2005, 2004 and 2003, were as follows:

	Year ending December 31,
Category:	2005	2004	2003
	(Dollars in thousands)

Customer payments and other cash receipts	$(1,171,730)	$(1,073,296)	$(997,909)
Expense allocations	595,398	546,628	582,300
Accounts payable and other payments	409,835	479,159	464,005
Fixed asset and inventory transfers	25,163	15,201	56,082
Taxes	44,048	40,182	(66,008)

Total	$(97,286)	$7,874	$38,470

Contributions from (distributions to) Comcast are generally recorded based on actual costs incurred, without a markup. The basis of allocation to the Exchange Systems, for the items described above, is as follows:

Customer payments and other cash receipts—As indicated above, Comcast utilizes a centralized cash management system under which all cash receipts are swept to, and managed and invested by, Comcast on a daily basis. To the extent customer payments are received by Comcast’s third-party lockbox processors, or to the extent other cash receipts are received by Comcast, related to the Exchange Systems, such amounts are applied to the corresponding customer accounts receivable or miscellaneous receivable balances and are reflected net in net cash contributions from (distributions to) Comcast in the accompanying combined statements of invested equity.

Expense allocations—Comcast centrally administers and incurs the costs associated with certain functions on a centralized basis, including programming contract administration and programming payments, payroll and related tax and benefits processing, and management of the costs of the high-speed data and telephone networks, and allocates the associated costs to the Exchange Systems. The costs incurred have been allocated to the Exchange Systems based on the actual amounts processed on behalf of the systems.

Accounts payable and other payments—All cash disbursements for trade and other accounts payable, and accrued expenses, are funded centrally by a subsidiary of Comcast. Transactions processed for trade and other accounts payable, and accrued expenses, associated with the operations of the Exchange Systems are reflected net in net cash contributions from (distributions to) Comcast in the accompanying combined statements of invested equity.

Fixed asset and inventory transfers—Certain assets are purchased centrally and warehoused by Comcast, and are shipped to the operating cable systems on an as-needed basis. Additionally, in the normal course of business, inventory items or customer premise equipment may be transferred between cable systems based on customer demands, rebuild requirements, and other factors. The operating cable systems, including the Exchange Systems, are charged for these assets based on historical cost value paid by the acquiring system.

Programming Costs & Incentives

We purchase programming content, and receive launch incentives, from certain of Comcast’s content subsidiaries, and from certain parties in which Comcast has a direct financial interest or other indirect

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT FINANCIAL STATEMENTS (Continued)

Years’ ending December 31, 2005, 2004 and 2003

11.  Related Party Transactions (Continued)

relationship. The amounts recorded for launch incentives, programming expenses and launch amortization as of December 31 2005 and 2004, and for the three years in the period ending December 31, 2005, for content purchased from related parties, are as follows:

	December 31,
	2005	2004
	(Dollars in thousands)

Balance Sheet:
Deferred launch incentives	$9,644	$7,401

Deferred launch incentives are reflected in other current and noncurrent liabilities in the accompanying combined balance sheets.

	Year ending December 31,
	2005	2004	2003
	(Dollars in thousands)

Statements of Operations:
Programming Expenses	$8,003	$6,866	$6,069
Launch Amortization	1,647	1,085	835

Programming expenses and launch amortization are reflected in operating expenses in the accompanying combined statements of operations.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$524	$940
Accounts receivable, net of allowances for doubtful accounts of $5,288 and $4,320	56,292	52,629
Prepaid assets	5,712	4,680
Other current assets	2,705	2,353

Total current assets	65,233	60,602

Investments	3,401	6,419

Property, plant and equipment, net of accumulated depreciation of $647,270 and $551,019	1,054,301	1,067,468
Franchise rights	2,276,940	2,285,927
Goodwill	556,752	556,752
Other intangible assets, net of accumulated amortization of $148,778 and $143,011	38,821	40,838
Other non-current assets	427	445

Total assets	$3,995,875	$4,018,451

Liabilities & invested equity
Current liabilities:
Accounts payable and accrued expenses related to trade creditors	$58,818	$49,528
Accrued salaries and wages	22,818	20,318
Subscriber advance payments	15,339	14,709
Accrued property and other taxes	14,508	8,177
Notes payable to affiliates and accrued interest	220,392	216,770
Other current liabilities	8,728	12,789

Total current liabilities	340,603	322,291

Deferred income taxes	922,759	930,464
Other noncurrent liabilities	40,074	41,317

Commitments & contingencies (Note 8)

Invested equity	2,692,439	2,724,379

Total liabilities and invested equity	$3,995,875	$4,018,451

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)

For the three months and six months ended June 30, 2006 and 2005

(Dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues	$322,658	$299,989	$630,105	$590,574

Costs and expenses:
Operating (excluding depreciation)	125,723	111,551	247,723	223,601
Selling, general and administrative	81,380	84,385	167,958	163,889
Management fees charged by Comcast	18,940	15,263	37,260	32,745
Franchise impairment	8,987	—	8,987	—
Depreciation	53,710	50,676	105,853	103,962
Amortization	2,737	8,433	5,465	17,589

	291,477	270,308	573,246	541,786

Operating income	31,181	29,681	56,859	48,788

Other expense:
Interest expense	(86)	(177)	(236)	(428)
Interest expense on notes payable to affiliates	(1,881)	(1,267)	(3,622)	(2,427)
Equity in net losses of affiliates	(1,673)	(1,172)	(3,027)	(2,587)
Other expenses	(650)	(868)	(1,291)	(21,616)

	(4,290)	(3,484)	(8,176)	(27,058)

Income from operations before income taxes	26,891	26,197	48,683	21,730
Income tax benefit (expense)	16,836	(10,588)	7,705	(8,409)

Net income	$43,727	$15,609	$56,388	$13,321

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2006 and 2005

(Dollars in thousands)

	2006	2005

Cash flows from operating activities:
Net income:	$56,388	$13,321

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	105,853	103,962
Amortization expense	5,465	17,589
Franchise impairment	8,987	—
Equity in net losses of affiliates	3,027	2,587
Accrued interest on notes payable to affiliates	3,622	2,427
Other non-cash interest expense	236	428
Losses on disposal of assets and investments	50	2,202
Deferred income taxes	(7,705)	6,417

Changes in operating assets & liabilities:
Increase in accounts receivable, net	(3,663)	(1,916)
(Increase) decrease in prepaid expenses and other operating assets	(1,366)	998
Increase (decrease) in accounts payable and accrued expenses related to trade creditors	5,054	(4,006)
Increase in accrued expenses and other operating liabilities	3,920	6,033

Net cash provided by operating activities	179,868	150,042

Cash flows from financing activities:
Net cash distributions to Comcast	(95,209)	(56,149)

Net cash used in financing activities	(95,209)	(56,149)

Cash flows from investing activities:
Capital expenditures	(82,548)	(90,488)
Proceeds from the sale of assets	961	1,071
Acquisitions, net of cash received	(2,515)	(1,190)
Cash paid for intangible assets	(973)	(2,660)
Other investing activities	—	(336)

Net cash used in investing activities	(85,075)	(93,603)

(Decrease) increase in cash and cash equivalents	(416)	290
Cash and cash equivalents—beginning of period	940	45

Cash and cash equivalents—end of period	$524	$335

The accompanying notes are an integral part of these financial statements.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED)

Three months and six months ended June 30, 2006 and 2005

1.	Business

Comcast Corporation (“Comcast”) is a Pennsylvania corporation, incorporated in December 2001. Comcast is principally involved in the development, management and operation of broadband communications networks in the United States. Comcast’s cable operations served approximately 21.7 million video subscribers as of June 30, 2006.

In April 2005, (i) Comcast and a subsidiary of Time Warner Cable, Inc. (“TWC”) entered into agreements with Adelphia Communications Corporation (“Adelphia”) to acquire assets comprising, in the aggregate, substantially all of the assets of Adelphia and (ii) Comcast and TWC and certain of their respective affiliates entered into agreements to (a) redeem Comcast’s interests in TWC and its subsidiary, Time Warner Entertainment (“TWE”) and (b) exchange certain cable systems (collectively, the “July transactions”).

The July transactions were subject to customary regulatory review and approvals, including court approval in the Adelphia Chapter 11 bankruptcy case, which has now been obtained. In July 2006, the Federal Communications Commission (“FCC”) approved the proposed transactions which represented the last federal approval needed in order to close the proposed transactions. The July transactions closed on July 31, 2006.

The accompanying special purpose combined financial statements represent the financial position and results of operations for Los Angeles, Dallas and Cleveland cable systems owned by Comcast prior to the July transactions and exchanged with a subsidiary of TWC (the “Exchange Systems”). Within these financial statements “we,” “us” and “our” refers to the Exchange Systems. The Exchange Systems served approximately 1.1 million video subscribers as of July 31, 2006.

2.	Combined Carve-Out Financial Statements

Basis of Presentation

We have prepared these unaudited special purpose combined carve-out financial statements based upon Securities and Exchange Commission (“SEC”) rules that permit reduced disclosure for interim periods.

The accompanying special purpose combined carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include all adjustments that are necessary for a fair presentation of the Exchange Systems combined financial condition and results of operations for the interim periods shown, including normal recurring accruals and other items. The combined results of operations for the interim periods presented are not necessarily indicative of results for the full year.

The Exchange Systems are an integrated business of Comcast that operate in a single business segment and are not a stand-alone entity. The combined financial statements of the Exchange Systems reflect the assets, liabilities, revenues and expenses directly attributable to the Exchange Systems, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations and cash flows of the Exchange Systems on a stand-alone basis. The allocation methodologies have been described within the notes to the combined financial statements, where appropriate, and management considers the allocations to be reasonable. The financial information included herein may not necessarily reflect the combined financial position, results of operations and cash flows of the Exchange Systems in the future or what they would have been had the Exchange Systems been a separate, stand-alone entity during the periods presented.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

2.	Combined Carve-Out Financial Statements (Continued)

Income Taxes

The income tax benefit for the three and six months ended June 30, 2006, is primarily attributable to the favorable impact of a change in state tax law in Texas.

3.	Recent Accounting Pronouncements

SFAS No. 123R

Effective January 1, 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS No. 123R”) using the Modified Prospective Approach. See Note 6 for further detail regarding the adoption of this standard.

SFAS No. 155

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an Amendment of FASB Statements No. 133 and 140” (“SFAS No. 155”). SFAS No. 155 allows financial instruments that contain an embedded derivative and that otherwise would require bifurcation to be accounted for as a whole on a fair value basis, at the holders’ election. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We do not expect that the adoption of SFAS No. 155 will have a material impact on our combined financial condition or results of operations.

FASB Interpretation No. 48

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the recognition threshold and measurement of a tax position taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. FIN 48 also requires expanded disclosure with respect to the uncertainty in income taxes. We are currently evaluating the requirements of FIN 48 and the impact this interpretation may have on our combined financial statements

SEC Staff Accounting Bulletin No. 108

In September 2006, the SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year financial statement misstatement. Specifically, the SAB articulates the SEC’s position that registrants should quantify the effects of prior period errors using both a balance sheet approach (“iron curtain method”) and an income statement approach (“rollover method”) and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective for fiscal years ending after November 15, 2006. We are evaluating the requirements of SAB 108, however, we do not expect the adoption of SAB 108 to have a material impact on our combined financial condition or results of operations.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

4.	Equity Method Investment

As of June 30, 2006, we have a 20% investment in Adlink, an entity that operates the adsales interconnect in the Los Angeles area and that serves our Los Angeles cable system. The Adlink investment is accounted for under the equity method as a result of our proportionate ownership interest and our ability to exercise significant influence over its operating and financial policies. Summarized financial information for Adlink is as follows:

	Adlink Cable
	Advertising, LLC
	June 30,	December 31,
	2006	2005
	(In thousands)

Current assets	$32,371	$37,217
Noncurrent assets	11,449	13,411
Current liabilities	27,777	32,122
Non-current liabilities	8,744	8,167

	Adlink Cable Advertising, LLC
	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In thousands)

Gross Revenues	$37,875	$35,197	$68,578	$66,585
Gross Profit	4,429	7,121	10,460	13,421
Operating Income (Loss)	(1,608)	952	(1,608)	680
Net (Loss) Income	(2,558)	2	(3,485)	(1,241)

The carrying amount of our investment in Adlink exceeded our proportionate interests in the book value of the investees’ net assets by $2.1 million and $4.4 million as of June 30, 2006 and December 31, 2005, respectively. This difference relates to contract-based intangible assets and is being amortized to equity in net loss of affiliates over the term of the underlying contract which expires in 2008.

5.	Franchise Rights

Comcast evaluates the recoverability of its goodwill and indefinite life intangible assets, including cable franchise rights, annually during the second quarter of each year or more frequently whenever events or changes in circumstances indicate that the assets might be impaired. Comcast estimates the fair value of its goodwill and cable franchise rights primarily based on discounted cash flow analyses, multiples of income before depreciation and amortization generated by the underlying assets, analyses of current market transactions, and profitability information, including estimated future operating results, trends or other determinants of fair value.

In connection with Comcast Corporation’s annual evaluation of its goodwill and indefinite life intangible assets, it was determined that the carrying value of the cable franchise rights exceeded their fair value for the Exchange Systems by approximately $9 million. The excess of the carrying value over the fair value of the cable franchise rights is reflected as an impairment loss in the accompanying combined statements of operations.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

6.	Share-Based Compensation

Effective January 1, 2006 we adopted SFAS No. 123R using the Modified Prospective Approach, accordingly, we have not adjusted 2005 or prior years upon the adoption. SFAS No. 123R revises SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”). SFAS No. 123R requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at grant date, or the date of later modification, over the requisite service period. In addition, SFAS No. 123R requires unrecognized cost (based on the amounts previously disclosed in our pro forma footnote disclosure) related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period.

Under the Modified Prospective Approach, the amount of compensation cost recognized includes: (i) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123 and (ii) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Prior to the adoption of SFAS No. 123R, we recognized the majority of our share-based compensation costs using the accelerated recognition method. Upon adoption, we recognize the cost of previously granted share-based awards under the accelerated recognition method and recognize the cost of new share-based awards on a straight-line basis over the requisite service period. The incremental pre-tax share-based compensation expense recognized due to the adoption of SFAS No. 123R for the three months and six months ended June 30, 2006 was $0.7 million and $1.5 million, respectively. Total share-based compensation expense recognized under SFAS No. 123R, including the incremental pre-tax share-based compensation expense above, was $1.0 million, with an associated tax benefit of $0.4 million for the three months ended June 30, 2006, and $2.0 million, with an associated tax benefit of $0.7 million for the six months ended June 30, 2006, respectively. The amount of share-based compensation capitalized was not material to our combined financial statements.

SFAS No. 123R also required us to change the classification, in our combined statements of cash flows, of any tax benefits realized upon the exercise of stock options or issuance of restricted share unit awards in excess of that which is associated with the expense recognized for financial reporting purposes.

Prior to January 1, 2006 we accounted for our share-based compensation plans in accordance with the provisions of APB No. 25, as permitted by SFAS No. 123, and accordingly did not recognize compensation expense for stock options with an exercise price equal to or greater than the market price of the underlying Comcast Corporation stock at the date of grant. Had the fair value-based method as prescribed by SFAS No. 123 been applied, additional pre-tax compensation expense of $1.0 million and $1.9 million would have been

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

6.	Share-Based Compensation (Continued)

recognized for the three months and six months ended June 30, 2005, respectively, and the effect on net income would have been as follows:

	Three months	Six months
	ended	ended
	June 30,	June 30,
	2005	2005
	(Dollars in thousands)

Net income as reported	$15,609	$13,321
Add: Share-based compensation expense included in net income, as reported above, net of related tax effects	220	287
Less: Share-based compensation expense determined under fair value-based method, net of related tax effects	(881)	(1,502)

Pro forma net income	$14,948	$12,106

Comcast Corporation Option Plans

Comcast Corporation maintains stock option plans for certain employees under which fixed price stock options may be granted and the option price is generally not less than the fair value of a share of the underlying Comcast Corporation Class A or Class A Special common stock at the date of grant (collectively, the “Comcast Option Plans”). Options granted under the Comcast Option Plans generally have a term of 10 years and become exercisable between two and nine and one half years from the date of grant.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on a blend of implied and historical volatility of Comcast Corporation Class A common stock. Comcast Corporation uses historical data on exercises of stock options and other factors to estimate the expected term of the options granted. The risk free rate is based on the U.S. Treasury yield curve in effect at the date of grant.

	Three months		Six months
	ended		ended
	June 30,		June 30,
	2006	2005	2006	2005

Dividend yield	0%	0%	0%	0%
Expected volatility	27.0%	27.0%	27.0%	27.1%
Risk-free interest rate	5.0%	4.1%	4.8%	4.4%
Expected option life (in years)	7.0	7.0	7.0	7.0
Forfeiture rate	3.0%	3.0%	3.0%	3.0%

The weighted average fair value at date of grant of a Comcast Corporation Class A common stock option granted under the Comcast Option Plans during the six month period ended June 30, 2006 and 2005, was $10.62 and $13.30, respectively.

As of June 30, 2006, there was $5.1 million of total unrecognized, pre-tax compensation cost related to non-vested stock options. This cost is expected to be recognized over a weighted-average period of approximately two years.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

6.	Share-Based Compensation (Continued)

Comcast Corporation Restricted Stock Plan

Comcast Corporation maintains a restricted stock plan under which certain employees and directors (“Participant”) may be granted restricted share unit awards in Comcast Corporation Class A or Class A Special common stock. Awards of restricted share units are valued by reference to shares of common stock that entitle a Participant to receive, upon the settlement of the unit, one share of common stock for each unit. The awards vest annually, generally over a period not to exceed five years from the date of the award, and do not have voting rights.

The following table summarizes the weighted-average fair value at date of grant and the compensation expense recognized related to restricted share unit awards:

	Three months		Six months
	ended		ended
	June 30,		June 30,
	2006	2005	2006	2005

Weighted-average fair value	$32.18	$32.35	$29.44	$33.94
Compensation expense recognized (in millions)	$0.3	$0.3	$0.6	$0.5

The total fair value of restricted share units vested during the three months and six months ended June 30, 2006 was $4 thousand and $467 thousand, respectively.

As of June 30, 2006, there was $4.0 million of total unrecognized pre-tax compensation cost related to non-vested restricted share unit awards. This cost is expected to be recognized over a weighted-average period of approximately two and one half years.

7.	Notes Payable to Affiliates

	June 30,	December 31,
	2006	2005
	(Dollars in thousands)

Notes payable to affiliates, payable on demand. LIBOR (5.5085% at 6/30/06) + 1.125%	$119,963	$119,963
Accrued interest	100,429	96,807

Total	$220,392	$216,770

As of June 30, 2006 and December 31, 2005, the Exchange Systems are a party to certain demand promissory notes payable to affiliates of Comcast. Interest recorded on these notes totaled $3.6 million and $2.4 million, respectively, for the six months ending June 30, 2006 and 2005. The principal amount of the notes, and the related interest accrued thereon have been reflected in Notes Payable to Affiliates in the accompanying combined balance sheets.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

8.	Commitments & Contingencies

Contingencies

At Home Cases

Under the terms of the AT&T Broadband acquisition, Comcast Corporation is contractually liable for 50% of any liabilities of AT&T relating to certain At Home litigation. AT&T will be liable for the other 50%. Such litigation includes, but is not limited to, two actions brought by At Home’s bondholders’ liquidating trust against AT&T (and not naming Comcast Corporation): (i) a lawsuit filed against AT&T and certain of its senior officers in Santa Clara, California state court alleging various breaches of fiduciary duties, misappropriation of trade secrets and other causes of action and (ii) an action filed against AT&T in the District Court for the Northern District of California alleging that AT&T infringed an At Home patent by using its broadband distribution and high-speed internet backbone networks and equipment.

In May 2005, At Home bondholders’ liquidating trust and AT&T agreed to settle these two actions. Pursuant to the settlement, AT&T agreed to pay $340 million to the bondholders’ liquidating trust. The settlement was approved by the Bankruptcy Court, and these two actions were dismissed. As a result of the settlement by AT&T, Comcast Corporation recorded a $170 million charge to other income (expense), reflecting Comcast’s portion of the settlement amount to AT&T in its financial results for the six months ended June 30, 2005. Other expense for the six months ended June 30, 2005, includes a $20.3 million charge associated with the allocation of the At Home settlement.

Other

We are subject to other legal proceedings and claims that arise in the ordinary course of our business. The final disposition of these claims is not expected to have a material adverse effect on our combined financial position, but could possibly be material to our combined results of operations. Further, no assurance can be given that any adverse outcome would not be material to our combined financial position.

9.	Related Party Transactions

Overview

Comcast and its subsidiaries provide certain management and administrative services to each of its cable systems, including the Exchange Systems. The costs of such services are reflected in appropriate categories in the accompanying combined statements of operations for the three months and six months ended June 30, 2006 and 2005. Additionally, Comcast performs cash management functions on behalf of the Exchange Systems. Substantially all of the Exchange Systems’ cash balances are swept to Comcast on a daily basis, where they are managed and invested by Comcast. As a result, all of our charges and cost allocations covered by these centralized cash management functions were deemed to have been paid by us to Comcast, in cash, during the period in which the cost was recorded in the combined financial statements. In addition, all of our cash receipts were advanced to Comcast as they were received. The excess of cash receipts advanced over the charges and cash allocations are reflected as net cash distributions to Comcast in the accompanying combined statements of cash flows.

We consider all of our transactions with Comcast to be financing transactions, which are presented as net cash distributions to Comcast in the accompanying combined statements of cash flows.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

9.	Related Party Transactions (Continued)

Net Contributions from (Distributions to) Comcast

The significant components of the net cash contributions from (distributions to) Comcast for the three months and six months ending June 30, 2006 and 2005, were as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands)

Category:
Customer payments and other cash receipts	$(307,867)	$(293,228)	$(624,791)	$(583,387)
Expense allocations	149,101	140,064	309,861	290,810
Accounts payable and other payments	100,363	96,992	197,175	214,262
Fixed asset and inventory transfers	2,417	9,679	6,881	12,610
Taxes	11,344	10,826	22,546	22,166

Total	$(44,642)	$(35,667)	$(88,328)	$(43,539)

Contributions from (distributions to) Comcast are generally recorded based on actual costs incurred, without a markup. The basis of allocation to the Exchange Systems, for the items described above, is as follows:

Customer payments and other cash receipts—As indicated above, Comcast utilizes a centralized cash management system under which all cash receipts are swept to, and managed and invested by, Comcast on a daily basis. To the extent customer payments are received by Comcast’s third-party lockbox processors, or to the extent other cash receipts are received by Comcast, related to the Exchange Systems, such amounts are applied to the corresponding customer accounts receivable or miscellaneous receivable balances and are reflected net as a component of invested equity in net cash distributions to Comcast.

Expense allocations—Comcast centrally administers and incurs the costs associated with certain functions on a centralized basis, including programming contract administration and programming payments, payroll and related tax and benefits processing, and management of the costs of the high-speed data and telephone networks, and allocates the associated costs to the Exchange Systems. The costs incurred have been allocated to the Exchange Systems based the actual amounts processed on behalf of the systems.

Accounts payable and other payments—All cash disbursements for trade and other accounts payable, and accrued expenses, are funded centrally by a subsidiary of Comcast. Transactions processed for trade and other accounts payable, and accrued expenses, associated with the operations of the Exchange Systems are reflected net as a component of invested equity in net cash distributions to Comcast in the accompanying combined statements of cash flows.

Fixed asset and inventory transfers—Certain assets are purchased centrally and warehoused by Comcast, and are shipped to the operating cable systems on an as-needed basis. Additionally, in the normal course of business, inventory items or customer premise equipment may be transferred between cable systems based on customer demands, rebuild requirements, and other factors. The operating cable systems, including the Exchange Systems, are charged for these assets based on historical cost value paid by the acquiring system.

LOS ANGELES, DALLAS & CLEVELAND CABLE SYSTEM OPERATIONS
(A Carve-Out of Comcast Corporation)

NOTES TO SPECIAL PURPOSE COMBINED CARVE-OUT
FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Three months and six months ended June 30, 2006 and 2005

9.	Related Party Transactions (Continued)

Programming Costs & Incentives

We purchase programming content, and receive launch incentives, from certain of Comcast Corporation’s content subsidiaries, and from certain parties in which Comcast Corporation has a direct financial interest or other indirect relationship. The amounts recorded for programming expenses, launch incentives and launch amortization as of June 30, 2006 and December 31, 2005, and for the three months and six months ending June 30, 2006 and 2005, for content purchased from related parties, are as follows:

	June 30,	December 31,
	2006	2005
	(Dollars in thousands)

Balance Sheets:
Deferred launch incentives	$8,945	$9,644

Deferred launch incentives are reflected in other current and noncurrent liabilities in the accompanying combined balance sheets.

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Dollars in thousands)

Statements of Operations:
Programming Expenses	$2,114	$2,065	$4,429	$3,915
Launch Amortization	404	531	807	821

Programming expenses and launch amortization are reflected in operating expenses in the accompanying combined statements of operations.

$5,000,000,000

Time Warner Cable Inc.
Offer to Exchange

$1,500,000,000 5.40% Notes due 2012
$2,000,000,000 5.85% Notes due 2017
$1,500,000,000 6.55% Debentures due 2037

PROSPECTUS
September 25, 2007

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Time Warner Cable Inc. since the date of this prospectus.

Until December 26, 2007, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.